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UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF E–HOUSE
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF CRIC
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CRIC
AGREEMENT AND PLAN OF MERGER

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179004

PROSPECTUS OF E-HOUSE (CHINA) HOLDINGS LIMITED
PROXY STATEMENT OF CHINA REAL ESTATE INFORMATION CORPORATION

Dear Shareholder:

        On behalf of the board of directors of China Real Estate Information Corporation ("CRIC"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, we would like to invite you to an extraordinary general meeting of CRIC shareholders (the "EGM") to be held on April 19, 2012, beginning at 10:30 a.m., local time, at Room 505, 5/F, Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China. At the EGM, you will be asked to approve and adopt the agreement and plan of merger (the "Merger Agreement"), dated December 28, 2011, by and among E-House (China) Holdings Limited ("E-House"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, CRIC (China) Holdings Limited ("Merger Sub"), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of E-House, and CRIC and the plan of merger by and among Merger Sub and CRIC (the "Plan of Merger") (such Merger Agreement being in the form attached as Annex A to this proxy statement/prospectus and such Plan of Merger being in the form attached as Appendix 1 to Annex A of this proxy statement/prospectus), pursuant to which Merger Sub will be merged with and into CRIC (the "Merger"), with CRIC continuing as the surviving entity and as a wholly owned subsidiary of E-House. Following the Merger, CRIC will cease to be a publicly traded company. At the EGM, you will also be asked to approve other proposals related to the completion of the Merger.

        If the Merger is completed, the merger consideration that CRIC shareholders and CRIC ADS holders will respectively receive in the Merger is as follows:

  •
  each outstanding ordinary share of CRIC, par value $0.0002 per share ("CRIC share") will be cancelled in consideration of the right to receive (1) cash in the amount of $1.75, without interest, and (2) 0.6 E-House ordinary share, par value $0.001 per share ("E-House share"); and

  •
  each outstanding American depositary share representing a CRIC share ("CRIC ADS") will be cancelled in consideration of the right to receive (1) cash in the amount of $1.75, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs), and (2) 0.6 E-House American depositary share ("E-House ADS");

provided that,

  •
  each CRIC share and each CRIC ADS issued and outstanding that is (1) beneficially owned by E-House, Merger Sub, or any wholly owned subsidiaries of CRIC, (2) issued to the depositary and reserved for future grants under CRIC's share incentive plan, or (3) repurchased and held by CRIC in treasury either in the form of ordinary share or ADS (collectively, the "Excluded CRIC Shares") shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

  •
  each CRIC share owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Companies Law") will be cancelled for the appraised or agreed value under the Cayman Companies Law.

        Each E-House ADS represents one E-House share, and each CRIC ADS represents one CRIC share. The E-House ADSs are listed on the New York Stock Exchange (the "NYSE") under the stock symbol "EJ." The closing price of an E-House ADS on the NYSE on March 20, 2012 was $5.92.

CRIC's ADSs are currently listed on the NASDAQ Global Market ("NASDAQ") under the symbol "CRIC." The CRIC ADSs will be delisted upon completion of the Merger. The closing price of the CRIC ADSs on the NASDAQ on March 20, 2012 was $5.06.

        A special committee of the CRIC board of directors, comprised of CRIC directors unaffiliated with E-House and Merger Sub (the "Special Committee"), unanimously (1) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is in the best interests of CRIC and its shareholders, and declared it advisable to enter into the Merger Agreement, (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (3) recommended the approval and adoption of the Merger Agreement by the CRIC shareholders, and (4) directed that the Merger Agreement be submitted to CRIC shareholders for their approval. Based in part on the unanimous recommendation of the Special Committee, the CRIC board of directors determined that the Merger is advisable and in the best interests of CRIC and its shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. ACCORDINGLY, THE CRIC BOARD RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE PLAN OF MERGER INCLUDING THE MERGER.

        In order for the Merger to be completed, the Merger Agreement must be approved by (1) a special resolution of CRIC passed by an affirmative vote of shareholders representing two-thirds or more of the CRIC shares present and voting in person or by proxy as a single class at the EGM authorizing the Plan of Merger and approving and adopting the Merger Agreement and (2) an affirmative vote of shareholders holding a majority of the issued and outstanding CRIC shares (other than the Excluded CRIC Shares). As of March 21, 2012, E-House owned approximately 54.1% of the issued and outstanding CRIC shares and has advised the CRIC Board that it intends to vote in favor of the approval of the Merger Agreement. In addition, excluding share options granted to them, the directors and executive officers of CRIC as a group beneficially own approximately 2.3% of the issued and outstanding CRIC shares, and CRIC currently expects that all directors and executive officers who beneficially own CRIC shares will vote all of their CRIC shares in favor of the approval of the Merger Agreement.

        This proxy statement/prospectus provides CRIC shareholders and CRIC ADS holders with detailed information about the EGM and the Merger. You can also obtain information from publicly available documents filed with or furnished to the Securities and Exchange Commission ("SEC") by E-House and CRIC. We encourage you to read this entire document carefully before voting. In particular, you should carefully consider the section entitled "Risk Factors" beginning on page 24.

        We look forward to the successful completion of the Merger.

Very sincerely yours,

China Real Estate Information Corporation
By:	/s/ Fan Bao
Name: Fan Bao Title: Chairman of the Special Committee of the Board of Directors

        Neither the SEC nor any state securities regulator has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offence.

        This proxy statement/prospectus is dated March 21, 2012.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about E-House from documents that E-House has filed with or furnished to the SEC, but that have not been included in or delivered with this proxy statement/prospectus. This proxy statement/prospectus also refers to information about CRIC from documents that CRIC has filed with or furnished to the SEC, but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference in this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" on page 227.

        You can obtain any of the documents filed with or furnished to the SEC by E-House or CRIC at no cost from the SEC's website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting either E-House or CRIC.

        E-House will provide you with copies of the documents it has filed with the SEC relating to E-House, without charge, upon written or oral request to:

  Kelly Qian
  Manager, Investor Relations
  E-House (China) Holdings Limited
  17/F, Merchandise Harvest Building (East)
  No. 333 North Chengdu Road
  Shanghai 200041
  People's Republic of China
  Phone: +86 (21) 6133-0730
  E-mail: ir@ehousechina.com

        CRIC will provide you with copies of the documents it has filed with the SEC relating to CRIC, without charge, upon written or oral request to:

  Michelle Yuan
  Director, Investor Relations
  China Real Estate Information Corporation
  No. 383 Guangyan Road
  Shanghai 200072
  People's Republic of China
  Phone: +86 (21) 6086-7369
  E-mail: michelleyuan@cric.com

        In order for you to receive timely delivery of the documents in advance of the EGM, you must request the documents no later than five business days prior to the EGM, or April 12, 2012.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively, for more details.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form F-4 filed with the SEC by E-House (File No. 333-179004), constitutes a prospectus of E-House under Section 5 of the Securities Act with respect to the E-House ordinary shares to be issued to CRIC shareholders and the E-House ADSs to be issued to the CRIC ADS holders in the Merger pursuant to the Merger Agreement.

        This document is also a notice of meeting and a proxy statement under Cayman Islands law with respect to the CRIC EGM, at which CRIC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve certain related proposals.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2012

Dear Shareholder:

        Notice is hereby given to the shareholders of China Real Estate Information Corporation ("CRIC"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, that an extraordinary general meeting of CRIC shareholders (the "EGM") will be held on April 19, 2012, beginning at 10:30 a.m., local time, at Room 505, 5/F, Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

        Only holders of ordinary shares of CRIC, par value $0.0002 per share ("CRIC shares"), of record on the close of business on April 5, 2012 (New York City time) or their proxy holders are entitled to vote at this EGM or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as a special resolution:

          THAT the agreement and plan of merger (the "Merger Agreement"), dated December 28, 2011, by and among E-House (China) Holdings Limited ("E-House"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, CRIC (China) Holdings Limited ("Merger Sub"), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of E-House, and CRIC and the plan of merger by and among E-House, Merger Sub and CRIC (the "Plan of Merger") (such Merger Agreement being in the form attached as Annex A to the Proxy Statement/Prospectus (as defined below) and such Plan of Merger being in the form attached as Appendix 1 of Annex A to the Proxy Statement/Prospectus, and each of which will also be produced and made available for inspection at the EGM), pursuant to which Merger Sub will be merged with and into CRIC (the "Merger"), and any and all transactions contemplated thereby, be authorized, approved and adopted by CRIC; and

  •
  as an ordinary resolution:

          THAT, in the event that there are insufficient proxies received at the time of the EGM to approve the Merger Agreement and the Plan of Merger proposed at the EGM, the chairman of the EGM be instructed to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and Plan of Merger.

        If the Merger is completed, the merger consideration that CRIC shareholders and holders of American depositary shares of CRIC ("CRIC ADSs"), each CRIC ADS representing one CRIC share, will respectively receive in the Merger is as follows:

  •
  each outstanding CRIC share will be cancelled in consideration of the right to receive (1) cash in the amount of $1.75, without interest, and (2) 0.6 E-House ordinary share, par value $0.001 per share ("E-House share"); and

  •
  each outstanding CRIC ADS will be cancelled in consideration of the right to receive (1) cash in the amount of $1.75, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement (as defined below)), and

1

    (2) 0.6 E-House American depositary share ("E-House ADS"). Each E-House ADS represents one E-House share;

provided that,

  •
  each CRIC share and each CRIC ADS issued and outstanding immediately prior to the effective time of the Merger that is (1) beneficially owned by E-House, Merger Sub, or any wholly owned subsidiaries of CRIC, (2) issued to the depositary and reserved for future grants under CRIC's share incentive plan, or (3) repurchased and held by CRIC in treasury either in the form of ordinary share or ADS (collectively, the "Excluded CRIC Shares") shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

  •
  each CRIC share owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Companies Law") will be cancelled for the appraised or agreed value under the Cayman Companies Law.

        E-House has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form F-4, which includes a prospectus of E-House relating to the E-House shares and E-House ADSs to be offered as consideration in the Merger and which also functions as a proxy statement of CRIC under Cayman Islands law in relation to the EGM of CRIC shareholders at which CRIC shareholders will be asked to approve the Merger Agreement and the Plan of Merger. The proxy statement/prospectus is referred to herein as the "Proxy Statement/Prospectus." Please see page 4 of this Notice of EGM for information on how to access the Proxy Statement/Prospectus.

        A list of the shareholders of CRIC will be available at its principal executive offices at No. 383 Guangyan Road, Shanghai 200072, People's Republic of China, during ordinary business hours for the two business days immediately prior to the EGM.

        If you own CRIC ADSs, you cannot vote at the EGM directly, but you may instruct JPMorgan Chase Bank, N.A. (the "CRIC depositary"), as depositary under the deposit agreement, dated as of October 15, 2009, by and among CRIC, the CRIC depositary and all holders and beneficial owners of CRIC ADSs issued thereunder (the "CRIC Deposit Agreement"), as the holder of the CRIC shares underlying the ADSs, how to vote the CRIC shares underlying your ADSs. The CRIC depositary must receive such instructions no later than 10:30 a.m. on April 16, 2012 (New York City time) in order to vote the underlying CRIC shares at the EGM. Alternatively, you may vote at the EGM if you surrender your CRIC ADSs to the CRIC depositary, pay the CRIC depositary's fees required for such surrender and provide instructions for the registration of the corresponding CRIC shares before 10:30 a.m. on March 29, 2012 (New York City time), and become a holder of CRIC shares by the close of business on April 5, 2012 (New York City time). In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your CRIC ADSs if you wish to vote at the EGM.

        After careful consideration and upon the unanimous recommendation of a special committee of the CRIC board of directors composed solely of directors unrelated to E-House and Merger Sub (the "Special Committee"), CRIC's board of directors approved the Merger Agreement and recommends that you vote FOR the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger and the other transactions contemplated thereby and FOR the proposal to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and the Plan of Merger.

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        In order for the Merger to be completed, the Merger Agreement must be approved by (1) a special resolution of CRIC passed by an affirmative vote of shareholders representing two-thirds or more of the CRIC shares present and voting in person or by proxy as a single class at the EGM authorizing the Plan of Merger and approving and adopting the Merger Agreement and (2) an affirmative vote of shareholders holding a majority of the outstanding CRIC shares (other than the Excluded CRIC Shares). E-House has advised the CRIC Board that it intends to vote all CRIC shares held by it (representing approximately 54.1% of outstanding CRIC shares) in favor of approval of the Merger and approval and adoption of the Merger Agreement. In addition, CRIC currently expects that all directors and executive officers who beneficially own CRIC shares will vote all of their CRIC shares (representing approximately 2.3% of outstanding CRIC shares) in favor of approval of the Merger and approval and adoption of the Merger Agreement.

        Regardless of the number of CRIC shares that you own, your vote is very important. Even if you plan to attend the EGM in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To ensure that your CRIC shares will be represented and voted at the EGM, you should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible but in any event so that it is received by CRIC no later than 10:30 a.m. on April 17, 2012 (New York City time). If you receive more than one proxy card because you own CRIC shares that are registered in different names, please vote all of your CRIC shares shown on all of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the EGM and vote your CRIC shares in person. Please note, however, that if your CRIC shares are held of record by a broker, bank or other nominee and you wish to vote at the EGM in person, you must obtain from the record holder a proxy issued in your name. If you submit your proxy card without indicating how you wish to vote, the CRIC shares represented by your proxy card will not be counted, unless (1) you appoint the chairman of the meeting as proxy, in which case the CRIC shares represented by your proxy card will be voted FOR the authorization, approval and adoption of the Merger Agreement and the Plan of Merger and FOR any adjournment of the EGM referred to above, or (2) you appoint a person other than the chairman of the meeting as proxy, in which case the CRIC shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Shareholders who continue to hold their CRIC shares in their own name until the consummation of the Merger will have the right to seek appraisal and payment of the fair value of their CRIC shares if the Merger is completed, but only if they deliver to CRIC, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights, which is attached as Annex C to the Proxy Statement/Prospectus. The fair value of your CRIC shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you did not exercise appraisal rights with respect to your CRIC shares.

        CRIC ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE CRIC SHARES UNDERLYING THEIR CRIC ADSs. THE CRIC DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE CRIC SHARES THAT IT HOLDS, EVEN IF A CRIC ADS HOLDER REQUESTS THE CRIC DEPOSITARY TO DO SO. CRIC ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR CRIC ADSs TO THE CRIC DEPOSITARY, PAY THE CRIC DEPOSITARY'S FEES REQUIRED FOR SUCH SURRENDER AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING CRIC SHARES BEFORE 10:30 A.M. ON MARCH 29, 2012 (NEW YORK CITY TIME), AND BECOME HOLDERS OF CRIC SHARES BY THE CLOSE OF BUSINESS ON APRIL 5, 2012 (NEW YORK CITY TIME). THEREAFTER, SUCH

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FORMER CRIC ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE CRIC SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance in voting your CRIC shares or CRIC ADSs, you can contact CRIC's director of Investor Relations, Michelle Yuan, by calling her at +86 (21) 6086-7369, emailing her at michelleyuan@cric.com, or mailing her at China Real Estate Information Corporation, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

        The Merger Agreement and the Merger are described in the Proxy Statement/Prospectus, and copies of the Merger Agreement and the Plan of Merger are included as Annex A to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus, which is included in the registration statement on Form F-4 which E-House has filed with the SEC, can be viewed free of charge on the SEC's website at www.sec.gov. A physical copy of the Proxy Statement/Prospectus can be mailed to you without charge by contacting Michelle Yuan, Director of Investor Relations of CRIC, at the contact information in the preceding paragraph. We urge you to read the entire Proxy Statement/Prospectus carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of CRIC.
2.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of CRIC.
4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.
5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the CRIC share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by CRIC at Investor Relations, China Real Estate Information Corporation, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Fan Bao Name: Fan Bao Title: Director March 21, 2012

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SUMMARY

        This summary, together with the section titled "Questions and Answers about the Merger and the Extraordinary General Meeting," summarizes the material information in this proxy statement/prospectus. However, it may not contain all of the information that may be important to your consideration of the proposed Merger. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers, including the annexes that are attached to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. Please see also "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively. Page references included parenthetically in this summary direct you to the more complete description found elsewhere in this proxy statement/prospectus.

        References in this proxy statement/prospectus to "CRIC" refer to China Real Estate Information Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and, unless the context otherwise requires, to its affiliates (other than E-House). References in this proxy statement/prospectus to "E-House" refer to E-House (China) Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and, unless the context otherwise requires, to its affiliates (other than CRIC).

 The Parties Involved in the Merger

E-House (China) Holdings Limited

        E-House was incorporated on August 27, 2004 under the laws of the Cayman Islands as an exempted company with limited liability. E-House is a holding company which carries out its operations through its subsidiaries and consolidated affiliated entities. E-House offers a wide range of services to the real estate industry in China, including primary real estate agency services, secondary real estate brokerage services, real estate information and consulting services, real estate online services, real estate advertising services, real estate promotional event services and real estate investment fund management services. E-House operates through a network of over 9,000 real estate sales professionals, including primary salespeople, secondary real estate brokers and online salespeople. Its service offerings are enhanced by its real estate research staff and the CRIC real estate information and consulting system.

        E-House provides its real estate information and consulting services, real estate online services, real estate advertising services and promotional event services through CRIC, E-House's majority-owned subsidiary. For a description of E-House's role in establishing CRIC and developing CRIC and CRIC's business up to the time of CRIC's initial public offering in October 2009, please see "Item 4. Information on the Company—A. History and Development of the Company" on pages 32 and 33 of CRIC's annual report on Form 20-F for the year ended December 31, 2010, as filed with the SEC on April 26, 2011.

        E-House's principal executive offices are located at 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China, and its telephone number is +86 21 6133 0808. E-House's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

        E-House's ADSs are listed on the NYSE under the symbol "EJ."

China Real Estate Information Corporation

        CRIC was incorporated on August 21, 2008 under the laws of the Cayman Islands as an exempted company with limited liability. CRIC, through its subsidiaries and consolidated affiliated entities, is principally engaged in providing real estate information and consulting services, real estate online services, real estate advertising services and promotional event services in China. CRIC operates its proprietary CRIC system, which is an advanced and comprehensive real estate information database and analysis system. After the acquisition of the real estate online business of SINA Corporation ("SINA") in October 2009, CRIC has been operating a leading real estate online business in China that provides region-specific real estate news and information, property data and access to online communities via local websites covering 174 cities across China as of September 30, 2011. As of March 21, 2012, E-House beneficially owned 75,939,975 CRIC shares (including 1,384,420 CRIC ADSs), representing 54.1% of CRIC's outstanding CRIC shares.

        CRIC's principal executive offices are located at No. 383 Guangyan Road, Shanghai 200072, People's Republic of China, and its telephone number is +86 21 6086 7500. CRIC's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

        CRIC's ADSs are listed on the NASDAQ Global Market (the "NASDAQ") under the symbol "CRIC."

CRIC (China) Holdings Limited

        CRIC (China) Holdings Limited ("Merger Sub") was incorporated on November 4, 2011 under the laws of the Cayman Islands as an exempted company with limited liability. Merger Sub is a direct and wholly owned subsidiary of E-House that was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. As of the date of this proxy statement/prospectus, Merger Sub does not beneficially own any CRIC shares or CRIC ADSs.

        Merger Sub's business offices are located at 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China, and its telephone number is +86 21 6133 0808. Merger Sub's registered office in the Cayman Islands is located at the offices of Offshore Incorporation Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KYI-1112, Cayman Islands.

Mr. Xin Zhou

        Mr. Xin Zhou is a co-founder of E-House, has served as chairman of the E-House board of directors since 2003 and was chief executive officer of E-House from 2003 to 2009. Mr. Zhou is E-House's largest shareholder, beneficially owning 20,555,433 E-House shares as of March 21, 2012, representing 26.0% of the total outstanding E-House shares. Mr. Zhou has also served as the chairman of CRIC's board of directors from 2006 to October 2009 and the co-chairman since October 2009, and CRIC's chief executive officer since September 2009. As of March 21, 2012, Mr. Zhou beneficially owned 4,562,484 CRIC shares (including 1,362,484 CRIC shares underlying CRIC share options which have vested or will vest within 60 days of March 21, 2012), representing 3.2% of CRIC's outstanding CRIC shares.

        The business address of Mr. Zhou is c/o E-House (China) Holdings Limited, 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China. Mr. Zhou's telephone number is +86 (21) 6133 0888. Mr. Zhou is a PRC citizen.

Risk Factors (page 24)

        An investment in E-House ADSs involves risks, some of which are related to the Merger. In considering the proposed Merger, you should carefully consider the information about these risks set forth under "Risk Factors" beginning on page 24, together with the other information included or incorporated by reference in this proxy statement/prospectus. These risks include, without limitation, the following:

  •
  The market price of the E-House ADSs may decline following the completion of the Merger or during the period of time between the EGM and the date on which CRIC shareholders and CRIC ADS holders entitled to receive E-House shares and E-House ADSs, respectively, pursuant to the Merger Agreement actually receive such E-House shares and E-House ADSs;

  •
  Failure to timely complete the proposed Merger could disrupt E-House's and CRIC's business plans and operations;

  •
  The market price of the E-House ADSs may be affected by factors different from those affecting the price of your CRIC ADSs; and

  •
  E-House may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. Holders, as described in "Material United States Federal Income Tax Consequences of the Merger" beginning on page 148.

The Extraordinary General Meeting of CRIC Shareholders (page 119)

        CRIC will hold the EGM on April 19, 2012, beginning at 10:30 a.m., local time, at Room 505, 5/F, Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China. At the EGM, you will be asked:

  1.
  to authorize, approve and adopt the Merger Agreement and the Plan of Merger and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger; and

  2.
  in the event that there are insufficient proxies received at the time of the EGM to approve the Merger Agreement and the Plan of Merger, to approve a proposal that the chairman of the EGM be instructed to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger.

Item 1

        Based in part on the unanimous recommendation of the Special Committee, the CRIC board of directors (the "CRIC Board"), by actions taken without the participation of four directors who either recused themselves or were not present at the meeting (Mr. Xin Zhou, who recused himself because of his position as the executive chairman of the board of directors for E-House, his status as E-House's largest shareholder and his position as the chief executive officer of CRIC, Mr. Neil Nanpeng Shen, who recused himself because of his position as a director on E-House's board of directors and because he is an E-House shareholder, Mr. Zuyu Ding, who recused himself because of his current and past employment with E-House and its affiliates in addition to his role as a director and the president of CRIC, and Ms. Hong Du, who was unable to attend the meeting), (1) has determined that the Merger is advisable and in the best interests of, CRIC and its unaffiliated shareholders; (2) has approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (3) recommends that CRIC shareholders vote "FOR" the approval of the Merger Agreement.

Item 2

        A vote on the proposal to instruct the chairman of the EGM to adjourn the EGM as described above would only occur if there are insufficient proxies received at the time of the EGM to approve the Merger Agreement and the Plan of Merger.

Vote Required; E-House Ownership

        In order for the Merger to be completed, the Merger Agreement must be approved by (1) a special resolution of CRIC passed by an affirmative vote of shareholders representing two-thirds or more of the CRIC shares present and voting in person or by proxy as a single class at the EGM authorizing the plan of merger and approving and adopting the Merger Agreement and (2) an affirmative vote of shareholders holding a majority of the issued and outstanding CRIC shares (other than the Excluded CRIC Shares).

        CRIC expects that, as of the CRIC share record date, there will be approximately 140,487,106 CRIC shares issued and outstanding and entitled to vote. As of the date of this proxy statement/prospectus, E-House beneficially owns 75,939,975 CRIC shares (including 1,384,420 CRIC ADSs), representing approximately 54.1% of the total issued and outstanding CRIC shares. E-House has advised the CRIC Board that it intends to vote all of its CRIC shares in favor of the approval of the Merger Agreement. In addition, as of the date of this proxy statement/prospectus, CRIC's directors and executive officers and their affiliates as a group beneficially owned and were entitled to vote 3,200,000 CRIC shares, or approximately 2.3% of the total issued and outstanding CRIC shares on that date. Although none of the directors and executive officers of CRIC has entered into a voting agreement, CRIC currently expects that all directors and executive officers who beneficially own CRIC shares will vote all of the CRIC shares they beneficially own in favor of the Merger because they believe that the Merger and the Merger Agreement are in the best interests of CRIC and its unaffiliated shareholders. None of the directors or executive officers of CRIC has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement/prospectus.

CRIC Shareholders and ADS Holders Entitled to Vote; Voting Material

        As of March 21, 2012, there were 140,487,106 CRIC shares issued and outstanding and entitled to be voted at the EGM. Only CRIC shareholders entered in the register of members of CRIC at the close of business on April 5, 2012 (New York City time), the CRIC share record date, will receive copies of the proxy card directly from CRIC. CRIC shareholders registered in the register of members of CRIC as of the close of business on the CRIC share record date or their proxy holders are entitled to vote, with each CRIC share carrying one vote, and may participate in the EGM or any adjournment thereof. CRIC shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by CRIC no later than 10:30 a.m. on April 17, 2012 (New York City time).

        Holders of CRIC ADSs who do not cancel their CRIC ADSs and become registered CRIC shareholders as of the close of business on April 5, 2012 (New York City time) cannot attend or vote at the EGM directly, but may instruct JPMorgan Chase Bank, N.A. (the "CRIC depositary"), as depositary under the deposit agreement, dated as of October 15, 2009 (the "CRIC Deposit Agreement"), by and among CRIC, the CRIC depositary, and all holders and beneficial owners of CRIC ADSs issued thereunder, how to vote the shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the CRIC depositary and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the CRIC depositary no later than 10:30 a.m. on April 16, 2012 (New York City time). The CRIC depositary shall endeavor, insofar as practicable, to vote or cause to be voted the CRIC shares represented by CRIC ADSs in accordance with your voting instructions.

        Holders of CRIC ADSs may vote at the EGM if they cancel their ADSs and become a holder of CRIC shares by the close of business on April 5, 2012 (New York City time). CRIC ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the CRIC depositary for cancellation prior to 10:30 a.m. on March 29, 2012 (New York City time) and complete certain other procedures required by the CRIC depositary.

        Persons holding CRIC ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their CRIC ADSs.

The Merger Agreement, the Plan of Merger and the Merger (page 124)

        On December 28, 2011, E-House, Merger Sub and CRIC entered into the Merger Agreement, which provides for the merger of Merger Sub with and into CRIC, with CRIC continuing as the surviving company and as a wholly owned subsidiary of E-House. Upon completion of the Merger, CRIC will cease to be a publicly traded company, and you will cease to have any direct rights in CRIC as a shareholder or an ADS holder.

        Copies of the Merger Agreement and the Plan of Merger are attached as Annex A to this proxy statement/prospectus. Both E-House and CRIC encourage you to read the entire Merger Agreement and Plan of Merger carefully because they are the principal legal documents governing the Merger.

Merger Consideration (page 125)

        The Merger Consideration that CRIC shareholders and CRIC ADS holders will respectively receive in the Merger is described in more detail in "The Merger Agreement, the Plan of Merger and the Merger—Merger Consideration" on page 125. In summary, if the Merger is completed:

  •
  each outstanding CRIC share will be cancelled in consideration of the right to receive (1) cash in the amount of $1.75, without interest (the "Per Share Cash Consideration"), and (2) 0.6 E-House share (the "Per Share Stock Consideration"); and

  •
  each outstanding CRIC ADS will be cancelled in consideration of the right to receive (1) cash in the amount of $1.75, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement) (the "Per ADS Cash Consideration"), and (2) 0.6 E-House ADS (the "Per ADS Stock Consideration");

        provided that,

  •
  each CRIC share and each CRIC ADS issued and outstanding that is (1) beneficially owned by E-House, Merger Sub, or any direct or indirect wholly owned subsidiaries of CRIC, (2) issued to CRIC depositary and reserved for future grants under CRIC's share incentive plan, or (3) repurchased and held by CRIC in treasury either in the form of ordinary share or ADS (collectively, the "Excluded CRIC Shares") shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

  •
  each CRIC share owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Companies Law (a "Dissenter Share") will be cancelled for the appraised or agreed value under the Cayman Companies Law.

        E-House anticipates that, following the Merger, CRIC ADS holders and CRIC shareholders (other than E-House) will own approximately 33.0% of E-House's outstanding share capital.

        The amount of the Per Share Cash Consideration and Per ADS Cash Consideration will not change between now and the time you are entitled to receive the Merger Consideration, but the value of the Per Share Stock Consideration and Per ADS Stock Consideration will fluctuate based on the trading price for E-House ADSs. Regardless of the trading price of E-House's ADSs on the NYSE on the effective date of the Merger, CRIC shareholders will receive 0.6 E-House share for each CRIC share they own and CRIC ADS holders will receive 0.6 E-House ADS for each CRIC ADS they own. The market value of the E-House shares and E-House ADSs that CRIC shareholders and CRIC ADS holders, respectively, will receive in the Merger will increase or decrease as the trading price of E-House ADSs increases or decreases, and may be different at the time the Merger is completed than it was at the time the Merger Agreement was signed or will be at the time of the EGM to approve the

Merger. The market price of E-House ADSs could be lower at any time prior to the completion of the Merger or at any time thereafter than it was at the date of the Merger Agreement. On March 20, 2012, the closing price of E-House ADSs on the NYSE was $5.92 per ADS. CRIC shareholders are urged to obtain current trading prices for E-House ADSs on the website of the New York Stock Exchange at http://www.nyse.com/. This website is not incorporated by reference in this proxy statement/prospectus.

Treatment of CRIC Share Options and Restricted Shares (page 126)

        At the effective time of the Merger, each outstanding option to purchase CRIC shares (a "CRIC share option") granted pursuant to CRIC's share incentive plan, whether vested or unvested, shall be assumed by E-House and be converted into an option to purchase E-House shares (an "E-House share option"). Each E-House share option as so assumed and converted shall be exercisable for that number of whole E-House shares (rounded down to the nearest whole share) equal to the product of (1) the total number of CRIC shares subject to such CRIC share option and (2) the Stock Award Exchange Ratio (as defined below), at an exercise price per E-House share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of the CRIC share option by (b) the Stock Award Exchange Ratio; provided, however, that the exercise price and the number of E-House shares subject to the E-House share option shall be determined in a manner consistent with the requirements of Section 409A of the United States Internal Revenue Code. Each such E-House share option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC share option immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby). "Stock Award Exchange Ratio" means the sum of (1) 0.6 and (2) the quotient obtained by dividing (a) $1.75 by (b) an amount equal to the average of the closing sale prices of the E-House shares on the NYSE for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the effective time.

        As of the effective time, each unvested CRIC restricted share award (a "CRIC restricted share award") granted pursuant to CRIC's share incentive plan that is outstanding immediately prior to the effective time shall, at the effective time, be assumed by E-House and converted into the number of restricted E-House shares ("E-House restricted shares") equal to (1) the number of CRIC shares underlying the CRIC restricted share award multiplied by (2) the Stock Award Exchange Ratio (rounded up to the nearest whole share). Each such E-House restricted share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC restricted shares immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby).

E-House Reasons for the Merger (page 51)

        The purpose of the Merger is for E-House to acquire the remaining outstanding CRIC shares that E-House does not currently own. In approving the Merger Agreement and the Merger, in addition to those discussed below, E-House considered a variety of factors in favor of the Merger. Among other things, E-House believes that:

  •
  The Merger would provide clients with a more comprehensive and integrated online and offline real estate services platform, including offline sales agency and consulting, online advertising and promotion and e-commerce.

  •
  The Merger would deepen the integration of its management and professional team, better coordinate its marketing efforts across all its business segments and improve its management efficiency.

  •
  The transaction is a good utilization E-House's cash balance and is also earnings-accretive for E-House shareholders.

        The E-House board of directors (the "E-House Board") has approved and declared advisable the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of the shareholders of E-House. The E-House Board also believes that the Merger is fair to the unaffiliated shareholders of CRIC.

Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee (page 55)

        The CRIC Board, acting on the unanimous recommendation of the Special Committee, which Special Committee acted with the advice and assistance of CRIC's management (other than Mr. Xin Zhou, CRIC's chief executive officer, and Mr. Zuyu Ding, CRIC's president) and the Special Committee's financial and legal advisors, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement.

        On December 28, 2011, the Special Committee unanimously recommended that the CRIC Board adopt resolutions that:

  •
  determine that the proposed Merger, on the terms and subject to the considerations set forth in the Merger Agreement, is in the best interests of CRIC and its shareholders, and declare it advisable to enter into the Merger Agreement;

  •
  approve the execution, delivery and performance by CRIC of the Merger Agreement and the consummation of the transactions contemplated thereby, including the proposed Merger;

  •
  recommend the approval and adoption of the Merger Agreement by the holders of the CRIC shares; and

  •
  direct that the Merger Agreement be submitted to the holders of the CRIC shares for their approval.

        On December 28, 2011, the CRIC Board, without the participation of four directors who either recused themselves or were not present at the meeting (Mr. Xin Zhou, who recused himself because of his position as the executive chairman of the board of directors for E-House, his status as E-House's largest shareholder and his position as the chief executive officer of CRIC, Mr. Neil Nanpeng Shen, who recused himself because of his position as a director on E-House's board of directors and because he is an E-House shareholder, Mr. Zuyu Ding, who recused himself because of his current and past employment with E-House and its affiliates in addition to his role as a director and the president of CRIC, and Ms. Hong Du, who was unable to attend the meeting), adopted the resolutions recommended by the Special Committee.

        ACCORDINGLY, THE CRIC BOARD RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE PLAN OF MERGER, INCLUDING THE MERGER.

        In the course of reaching their respective determinations, the Special Committee and the CRIC Board considered a variety of substantive factors and potential benefits of the Merger, each of which the Special Committee and the CRIC Board believe supported their respective decisions. For additional information regarding the factors and reasons considered by the CRIC Board and the Special Committee in approving the Merger, the manner in which the CRIC Board and the Special Committee made their decision, including the decisions of certain members of the CRIC Board to abstain from voting and the interests of certain directors and their affiliates in the Merger, please see "Special

Factors—Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee" beginning on page 55.

Opinion of Credit Suisse (page 64)

        On December 26, 2011, Credit Suisse Securities (USA) LLC, ("Credit Suisse") rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion dated the same date) to the effect that, as of December 26, 2011, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs was fair, from a financial point of view, to such holders of CRIC shares and CRIC ADSs, other than E-House and certain CRIC directors affiliated with E-House, namely Mr. Xin Zhou, Mr. Neil Nanpeng Shen, Mr. Zuyu Ding, and their respective affiliates (collectively, the "Excluded Persons").

        Credit Suisse's opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise and was not a recommendation to the Special Committee as to whether it should approve the Merger or the Merger Agreement. The summary of Credit Suisse's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any holder of CRIC shares or CRIC ADSs as to how such person should act or vote with respect to the Merger. See "Special Factors—Opinion of Credit Suisse" beginning on page 64.

Conditions to the Completion of the Merger (page 137)

        The completion of the transactions contemplated by the Merger Agreement, including the Merger, is subject to the satisfaction of the following conditions:

  •
  the Merger Agreement and the transactions contemplated thereby, including the Merger and the Plan of Merger, having been approved by CRIC shareholders at the EGM;

  •
  the registration statement on Form F-4 (of which this proxy statement/prospectus is a part) having become effective under the Securities Act, and no stop order suspending the effectiveness of the Form F-4 having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

  •
  the E-House ADSs to be issued upon consummation of the Merger shall being approved for listing on the NYSE, subject to official notice of issuance;

  •
  no law of any governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing completion of the transactions contemplated by the Merger Agreement and no governmental entity having instituted any judicial or administrative proceeding which continues to be pending seeking any such law; and

  •
  all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder having been made or obtained, subject to a material adverse effect exception.

        The obligations of E-House and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by E-House, of the following conditions, among others:

  •
  the representations and warranties of CRIC in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date, with certain representations and warranties subject to a de minimis exception and certain other representations and warranties subject to a material adverse effect exception;

  •
  CRIC having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing;

  •
  since the date of the Merger Agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CRIC; and

  •
  CRIC shareholders holding more than 10% of the outstanding CRIC shares not having validly served a written objection under Section 238(2) of the Cayman Companies Law.

        The obligations of CRIC to consummate the Merger are subject to the satisfaction, or waiver by CRIC, of the following conditions, among others:

  •
  the representations and warranties of E-House and Merger Sub in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, with certain representations and warranties subject to a de minimis exception and certain other representations and warranties subject to a material adverse effect exception;

  •
  E-House having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing; and

  •
  since the date of the Merger Agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on E-House.

        E-House and CRIC cannot assure you that all of the conditions to completing the Merger will be satisfied or waived.

Termination of the Merger Agreement (page 138)

        CRIC is required to pay E-House a termination fee of $5.0 million if:

  •
  the Merger Agreement is terminated by E-House due to a material breach of the representations and warranties of CRIC or a failure by CRIC to perform its covenants and agreements contained in the Merger Agreement;

  •
  the CRIC Board shall have changed its recommendation to its shareholders, or CRIC or the CRIC Board shall have publicly announced its intention to change its recommendation to its shareholders; or

  •
  CRIC shall have failed to include the CRIC Board's recommendation to CRIC shareholders in the registration statement on Form F-4 and in this proxy statement/prospectus, or failed to hold the EGM to approve the Merger Agreement and the transactions contemplated thereby.

E-House is required to pay CRIC a termination fee of $5.0 million if:

  •
  the Merger Agreement is terminated by CRIC due to a material breach of the representations and warranties of E-House or a failure by E-House to perform its covenants and agreements contained in the Merger Agreement; or

  •
  the Merger Agreement is terminated by CRIC because the Merger has not been completed within three business days after the delivery by CRIC of an irrevocable written confirmation that all conditions to CRIC's obligations to consummate the Merger have been satisfied or waived.

Fees and Expenses (page 78)

        Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses except as otherwise provided in the Merger Agreement.

Listing of E-House ADSs

        E-House ADSs currently trade on the NYSE under the symbol "EJ." It is a condition to completion of the Merger that the E-House ADSs to be delivered to CRIC ADS holders in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. E-House will use its reasonable efforts to cause any E-House ADSs to be issued in connection with the Merger to be approved for listing on the NYSE.

Delisting of CRIC ADSs

        CRIC ADSs currently trade on the NASDAQ Global Market under the symbol "CRIC." If the Merger is completed, all of CRIC's ADSs will cease to be listed on the NASDAQ, and the CRIC ADSs and the underlying CRIC shares will be deregistered under the Exchange Act.

Acquisition Proposals

        None of CRIC, its subsidiaries and consolidated affiliated entities (collectively, the "CRIC Subsidiaries") or any officer, director or employee or other representative of CRIC or any of the CRIC Subsidiaries will, directly or indirectly, (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any acquisition proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to CRIC or any of the CRIC Subsidiaries, or take any other action to facilitate, any acquisition proposal or (3) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal. Notwithstanding the foregoing, if at any time prior to the effective time, CRIC has received an unsolicited acquisition proposal and the CRIC Board determines in good faith that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, then CRIC may:

  (1)
  furnish information with respect to CRIC and the CRIC Subsidiaries to the person making such acquisition proposal pursuant to a confidentiality agreement in form customarily used in similar circumstance; and

  (2)
  engage in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal;

    provided, that:

    (a)
    CRIC shall promptly advise E-House of (i) its receipt of any acquisition proposal and the material terms and conditions of such acquisition proposal (including the identity of the person making any such acquisition proposal) and (ii) copies of all draft agreements provided to CRIC in connection with any such acquisition proposal;

    (b)
    CRIC shall promptly provide or make available to E-House any material non-public information concerning CRIC or any of the CRIC Subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously or concurrently provided or made available to E-House; and

    (c)
    CRIC shall keep E-House reasonably apprised of any related material developments, discussions and negotiations related to any such acquisition proposal (including any subsequent material change to the financial terms or other material terms or conditions thereof).

Appraisal Rights (page 75)

        CRIC shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their CRIC shares if the Merger is completed, but only if they deliver to CRIC, before the vote is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of CRIC shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration such CRIC shareholder would receive pursuant to the Merger Agreement if such CRIC shareholder did not exercise appraisal rights with respect to his or her shares.

        CRIC ADS holders will not have the right to seek appraisal and payment of the fair value of the shares underlying their ADSs. The CRIC depositary will not attempt to perfect any dissenters' rights with respect to any of the CRIC shares that it holds, even if an ADS holder requests the CRIC depositary to do so. CRIC ADS holders wishing to exercise appraisal rights must surrender their ADSs at the CRIC depositary's office and pay certain fees and complete certain procedures required by the CRIC depositary under the CRIC Deposit Agreement prior to March 29, 2012 (New York City time), and become registered holders of CRIC shares by the close of business on April 5, 2012 (New York City time). Thereafter, such former CRIC ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the CRIC shares under Section 238 of the Cayman Companies Law.

        For more information, please see "Special Factors—Appraisal Rights" beginning on page 75.

Interests of CRIC's Directors and Executive Officers in the Merger (page 72)

        In considering the recommendation of the CRIC Board that you vote for the approval of the Merger Agreement, you should be aware that members of the CRIC Board and CRIC's executive officers have agreements and arrangements that provide them with interests in the Merger that may differ from, or be in addition to, the interests of other CRIC shareholders. Some of these interests include the beneficial ownership of equity interests in E-House by certain directors and officers of CRIC, treatment of CRIC share options in the Merger and the continuation of service of the executive officers of CRIC in positions that are substantially similar to their current positions. The CRIC Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger and in determining to recommend that you vote to approve the Merger Agreement.

No Regulatory Approvals Necessary to Complete the Merger

        No further regulatory filings or approvals will be required for the completion of the Merger other than the filing of the Plan of Merger (and supporting documents as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of CRIC and Merger Sub as at the time of the filing of the Plan of Merger and notice of merger being published in the Cayman Islands Gazette.

 Financing of the Merger

        The obligation of E-House to complete the Merger is not conditioned upon its ability to obtain financing for the Merger. The cash portion of the Merger Consideration will come from E-House's readily available cash and cash equivalents, including cash and cash equivalents from CRIC. Based on a total of 64,547,131 CRIC shares outstanding (other than CRIC shares owned by E-House and CRIC shares which have been issued to the CRIC depositary for CRIC shares issuable upon the exercise of CRIC share options) as of March 21, 2012 and an E-House ADS price of $5.92 per ADS (the closing price of the E-House ADSs on the NYSE on March 20, 2012), E-House estimates that the total dollar value of the Merger Consideration delivered to all CRIC shareholders and ADS holders in the Merger will be $342.1 million, comprised of a total of $112.8 million in cash and a total dollar value of $229.3 million in E-House ADSs and E-House shares. As the trading price of E-House ADSs on the NYSE and the number of CRIC shareholders will likely change somewhat between the date of this proxy statement/prospectus and the closing date of the Merger, the total dollar value of the Merger Consideration delivered to all CRIC shareholders and ADS holders in the Merger is likely to change.

Accounting Treatment (page 75)

        E-House prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). In accordance with U.S. GAAP, E-House will account for the Merger as an acquisition of a noncontrolling interest in accordance with Accounting Standards Codification paragraphs 810-10-45-21A through 810-10-45-24 (formerly contained in FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements).

        For more detail on the accounting treatment of the Merger, please see "Unaudited Pro Forma Condensed Consolidated Financial Information—Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information" on page 146.

Material Tax Consequences of the Merger

Material United States Federal Income Tax Consequences (page 148)

        The receipt of cash and E-House ADSs in exchange for a U.S. Holder's CRIC ADSs and the receipt of cash and E-House shares in exchange for a U.S. Holder's CRIC shares should each be a fully taxable transaction for United States federal income tax purposes. Please see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 148 for a summary of the material United States federal income tax consequences of the Merger, including with respect to the subsequent ownership of and disposition of the E-House ADSs or E-House shares.

Material PRC Income Tax Consequences (page 154)

        CRIC does not believe that it would be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain, if any, recognized on the receipt of the Merger Consideration for CRIC shares or CRIC ADSs should otherwise be subject to PRC tax to holders of such CRIC shares or CRIC ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that CRIC should be considered a resident enterprise or that the receipt of the Merger Consideration for CRIC shares or CRIC ADSs should otherwise be subject to PRC tax, then a gain recognized on the receipt of the Merger Consideration for CRIC shares or CRIC ADSs pursuant to the Merger by CRIC shareholders or CRIC ADS holders, respectively, who are not PRC residents could be treated as PRC-source income that would be subject to PRC withholding tax at a rate of 10%, unless otherwise reduced pursuant to an applicable tax treaty. E-House's current understanding is that none of E-House, Merger Sub or CRIC will be required to deduct or withhold any amount from the

Merger Consideration under applicable PRC law. In the event that circumstances change such that E-House reasonably determines a deduction or withholding is required, E-House has agreed in the Merger Agreement to inform the Special Committee in detail of such change in circumstances and to consult with the Special Committee concerning such proposed deduction or withholding. In the event that deduction or withholding in respect of PRC tax is necessary, E-House and CRIC will revise this proxy statement/prospectus to describe the proposed deduction or withholding, and E-House will file with the SEC an amendment to its registration statement on Form F-4, which will include the revised proxy statement/prospectus. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see "Material PRC Income Tax Consequences of the Merger" beginning on page 154 for additional information.

Material Cayman Islands Tax Consequences (page 156)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable to the Cayman Islands government in respect of the Merger or the receipt of Merger Consideration by CRIC shareholders or CRIC ADS holders under the terms of the Merger Agreement. This is subject to the qualification that (1) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (2) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger.

Selected Historical Financial Data of E-House (page 79)

        The following selected historical financial data of E-House is being provided to you to aid you in your analysis of the financial aspects of the proposed Merger. The selected historical consolidated statement of operations data of E-House for the five years ended December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2006, 2007, 2008, 2009 and 2010 have been derived from the audited historical consolidated financial statements of E-House. E-House's audited historical consolidated financial statements for the three years ended December 31, 2010 are included in E-House's annual report on Form 20-F for the year ended December 31, 2010, and are incorporated by reference into this proxy statement/prospectus. The selected historical consolidated statement of operations data of E-House for the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data as of September 30, 2011 for E-House have been derived from E-House's unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

        The following table sets forth the selected historical consolidated statement of operations data of E-House for the five years ended December 31, 2010 and the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data of E-House as of December 31, 2006, 2007, 2008, 2009 and 2010 and September 30, 2011.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands of $, except share, per share, per ADS and ratio information)
Consolidated Statement of Operations Data:
Total revenues	55,999	121,016	154,487	299,538	356,525	231,307	284,226
Cost of revenues	(10,244)	(23,510)	(31,856)	(70,343)	(104,846)	(69,581)	(108,603)
Selling, general and administrative expenses	(21,322)	(45,546)	(77,197)	(125,721)	(198,425)	(133,037)	(190,716)
Gain from settlement of pre-existing relationship	—	—	—	2,101	—	—	—
Goodwill impairment charge	—	—	—	—	—	—	(417,822)

Income (loss) from operations	24,433	51,960	45,434	105,575	53,254	28,689	(432,915)
Interest Expense	(594)	(622)	(2,420)	(216)	—	—	—
Interest income	206	2,490	3,063	1,039	2,808	2,123	1,948
Other Income (expenses), net	168	199	1,970	8,780	5,589	6,037	(6,723)

Income (loss) before taxes, and equity in affiliates	24,213	54,027	48,047	115,178	61,651	36,849	(437,690)
Income tax benefit (expense)	(5,751)	(10,277)	(8,713)	(19,924)	(12,696)	(5,324)	5,120

Income (loss) before equity in affiliates	—	43,750	39,334	95,254	48,955	31,525	(432,570)
Income (loss) from equity in affiliates	—	—	154	22,128	(279)	(123)	(496)

Net income (loss)	18,462	43,750	39,488	117,382	48,676	31,402	(433,066)
Less: net income (loss) attributable to non-controlling interest	355	2,024	(88)	17,104	12,522	8,172	(190,574)

Net income attributable to E-House shareholders	18,107	41,726	39,576	100,278	36,154	23,230	(242,492)

Earnings (loss) per ordinary share and ADS(1):
Basic	$0.27	$0.62	$0.48	$1.26	$0.45	$0.29	$(3.02)
Diluted	$0.27	$0.56	$0.48	$1.25	$0.44	$0.28	$(3.02)
Dividends per ordinary share:
Basic	0.08	—	—	—	0.25	0.25	0.25
Weighted average number of ordinary shares used in per share calculations:
Basic	50,000,000	60,386,083	81,818,972	79,643,079	80,287,171	80,224,258	80,210,915
Diluted	67,372,353	74,555,709	82,110,430	80,456,210	81,302,622	81,160,354	80,210,915
Ratio of earnings to fixed charges(2)	17.93	23.55	9.77	31.28	12.95	11.21	—
Deficiency(3)	—	—	—	—	—	—	437,690

(1)
Each ADS represents one E-House share.

(2)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (1) income from continuing operations before taxes and equity in affiliates and (2) fixed charges (as defined below). Fixed charges are the sum of (1) interest expense, (2) amortized discounts related to liability for exclusive rights with Baidu, Inc. and (3) estimation of interest within rental expenses.

(3)
For the nine months ended September 30, 2011, earnings were inadequate to cover fixed charges (as defined in note 2 above). In order to achieve a ratio of earnings to fixed charges of 1.0, additional earnings need to be added, which are referred to as the "deficiency." Deficiency was calculated by subtracting fixed charges from earnings (as defined in note 2 above).

	As of and for the Years Ended December 31,					As of September 30,
	2006	2007	2008	2009	2010	2011
	(in thousands of $)
Consolidated Balance Sheet Data:
Cash and cash equivalents	24,306	101,148	225,663	548,062	543,818	347,704
Total assets	89,430	329,553	519,913	1,472,125	1,558,267	1,123,049
Total current liabilities	28,751	54,510	108,672	115,147	140,099	133,532
Mezzanine equity	24,828	—	—	—	—	—
Total E-House shareholders' equity	32,370	271,173	403,298	857,766	901,100	652,339
Total shareholders' equity	34,698	274,092	406,990	1,313,320	1,376,640	923,973

        See the "Selected Historical Financial Data of E-House," "Operating and Financial Review and Prospects of E-House" and "Unaudited Condensed Consolidated Financial Statements of E-House" sections of this proxy statement/prospectus beginning on pages 79, 83 and F-1, respectively, for more detailed financial data on E-House.

Recent Developments Relating to E-House (page 82)

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for E-House for the three months ended December 31, 2010 and December 31, 2011. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as E-House's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which E-House considers necessary for a fair statement of its financial position and operating results for the periods presented. E-House's audited financial statements for the year ended December 31, 2011 are not yet available as of the date of this proxy statement/prospectus, and when such audited financial statements become available, the audited results of E-House for the year ended December 31, 2011 may differ from the results obtained by adding (1) the selected unaudited condensed consolidated statement of operations data of E-House for the nine months ended September 30, 2011 included elsewhere in this proxy statement/prospectus and (2) the selected unaudited condensed consolidated statement of operations data of E-House for the three months ended December 31, 2011 which appears in the paragraph below.

        E-House's total revenues for the three months ended December 31, 2011 were $117.4 million, a decrease of 6.2% from $125.2 million for the three months ended December 31, 2010. E-House incurred a loss from operations of $33.0 million for the three months ended December 31, 2011 as compared to an income from operations of $24.6 million for the three months ended December 31, 2010. Net loss attributable to E-House shareholders was $27.9 million for the three months ended December 31, 2011, as compared to net income attributable to E-House shareholders of $12.9 million for the three months ended December 31, 2010.

        In addition, on March 9, 2012, E-House announced that its board of directors has authorized and approved E-House's payment of a cash dividend of $0.15 per E-House share ($0.15 per E-House ADS). The cash dividend will be payable on or about April 25, 2012 to E-House shareholders of record as of the close of business on April 5, 2012. Dividends to be paid to E-House ADS holders through the E-House depositary will be subject to the terms of the E-House Deposit Agreement, including the fees and expenses payable thereunder.

 Selected Historical Financial Data of CRIC (page 89)

        The following selected historical financial data of CRIC is being provided to you to aid you in your analysis of the financial aspects of the proposed Merger. The selected historical consolidated statement of operations data of CRIC for the three years ended December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from the audited historical consolidated financial statements of CRIC included elsewhere in this proxy statement/prospectus, and the selected historical consolidated statement of operations data of CRIC for the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data as of September 30, 2011 for CRIC has been derived from CRIC's unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statement of operations data of CRIC for the fiscal years ended December 31, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from the audited historical consolidated financial statements of CRIC not included elsewhere in this proxy statement/prospectus.

        The following table sets forth the selected historical consolidated statement of operations data of CRIC for the five years ended December 31, 2010 and the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data of CRIC as of December 31, 2007, 2008, 2009 and 2010 and September 30, 2011.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands of $, except share, per share, per ADS and ratio information)
Consolidated Statement of Operations Data
Total revenues	5,395	8,195	50,049	95,654	174,154	111,765	168,421
Cost of revenues	(214)	(895)	(2,897)	(12,810)	(41,010)	(27,321)	(43,806)
Selling, general and administrative expenses	(2,198)	(4,985)	(19,820)	(48,049)	(109,089)	(74,332)	(114,836)
Gain from settlement of pre-existing relationship	—	—	—	2,101	—	—	—
Goodwill impairment charge	—	—	—	—	—	—	(417,822)

Income (loss) from operations	2,983	2,315	27,332	36,896	24,055	10,112	(408,043)
Interest income	23	193	420	279	1,727	1,233	1,332
Other income (expense), net	—	(157)	(1,341)	2,725	3,174	3,032	626

Income (loss) before taxes and equity in affiliates	3,006	2,351	26,411	39,900	28,956	14,377	(406,085)
Income tax expense (benefit)	(894)	(285)	(4,721)	(6,307)	(2,791)	1,379	(4,016)

Income (loss) before equity in affiliates	2,112	2,066	21,690	33,593	26,165	15,756	(410,101)
Income (loss) from equity in affiliates	—	—	154	22,016	(276)	—	(212)

Net income (loss)	2,112	2,066	21,844	55,609	25,889	15,756	(410,313)
Less: net income (loss) attributable to non- controlling interests	—	—	(318)	7	(52)	(234)	1,042

Net income (loss) attributable to CRIC shareholders	2,112	2,066	22,162	55,602	25,941	15,990	(411,355)

Earnings (loss) per ordinary share and ADS(1)
Basic	$0.03	$0.03	$0.31	$0.64	$0.18	$0.11	$(2.89)
Diluted	$0.03	$0.03	$0.31	$0.63	$0.18	$0.11	$(2.89)
Weighted average number of ordinary shares used in per share calculations(2)
Basic	71,522,222	71,522,222	71,522,222	86,610,265	143,288,987	143,170,566	142,185,703
Diluted	71,522,222	71,522,222	71,522,222	88,264,301	146,193,046	145,899,082	142,185,703
Ratio of earnings to fixed charges(3)	450.78	53.62	96.01	37.39	15.25	11.21	—
Deficiency(4)	—	—	—	—	—	—	406,085

(1)
Each ADS represents one CRIC share.

(2)
Upon incorporation, CRIC had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, CRIC issued an additional 99,999,000 ordinary shares to E-House at par value of $0.0001 per share. On August 29, 2009, CRIC effected a reverse share split whereby all of CRIC's issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 each were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of CRIC's authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, CRIC issued 21,522,222 additional ordinary shares at par value of $0.0002 per share to E-House. Both the reverse share split and the new share issuance to E-House have been retroactively reflected for all periods presented with respect to CRIC's financial statements.

(3)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (1) income from continuing operations before taxes and equity in affiliates and (2) fixed charges (as defined below). Fixed charges are the sum of (1) amortized discounts related to liability for exclusive rights with Baidu, Inc. and (2) estimation of interest within rental expenses.

(4)
For the nine months ended September 30, 2011, earnings were inadequate to cover fixed charges (as defined in note 3 above). In order to achieve a ratio of earnings to fixed charges of 1.0, additional earnings need to be added, which are referred to as the "deficiency." Deficiency was calculated by subtracting fixed charges from earnings (as defined in note 3 above).

	As of December 31,				As of September 30,
	2007	2008	2009	2010	2011
	(in thousands of $)
Consolidated Balance Sheets Data:
Cash and cash equivalents	26,411	25,791	311,067	340,720	295,040
Total assets	30,823	83,750	1,020,091	1,083,923	733,576
Total current liabilities	1,105	14,926	35,638	52,516	92,143
Total CRIC shareholders' equity	29,718	65,656	941,213	988,319	573,162
Total shareholders' equity	29,718	66,511	942,421	991,438	578,052

        See the "Selected Historical Financial Data of CRIC," "Operating and Financial Review and Prospects of CRIC" and "Unaudited Condensed Consolidated Financial Statements of CRIC" sections of this proxy statement/prospectus beginning on pages 89, 93 and F-36, respectively, for more detailed financial data on CRIC.

Recent Developments Relating to CRIC (page 92)

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for CRIC for the three months ended December 31, 2010 and December 31, 2011. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as CRIC's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which CRIC considers necessary for a fair statement of its financial position and operating results for the periods presented. CRIC's audited financial statements for the year ended December 31, 2011 are not yet available as of the date of this proxy statement/prospectus, and when such audited financial statements become available, the audited results of CRIC for the year ended December 31, 2011 may differ from the results obtained by adding (1) the selected unaudited condensed historical consolidated statement of operations data of CRIC for the nine months ended September 30, 2011 included elsewhere in this proxy statement/prospectus and (2) the selected unaudited condensed consolidated statement of operations data of CRIC for the three months ended December 31, 2011 which appears in the paragraph below.

        CRIC's total revenues for the three months ended December 31, 2011 were $73.2 million, an increase of 17.2% from $62.4 million for the three months ended December 31, 2010. CRIC incurred a net loss from operations of $6.7 million for the three months ended December 31, 2011, as compared to a net income from operations of $13.9 million for the three months ended December 31, 2010. Net loss attributable to CRIC shareholders was $6.4 million for the three months ended December 31, 2011, as compared to net income attributable to CRIC shareholders of $10.0 million for the three months ended December 31, 2010.

Unaudited Pro Forma Condensed Consolidated Financial Information (page 142)

        The following selected unaudited pro forma condensed consolidated financial information gives pro forma effect to the proposed Merger, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma condensed consolidated financial information. For accounting purposes, the proposed Merger will be accounted for as an acquisition of a non-controlling interest. The unaudited pro forma condensed consolidated statement of operations data for the fiscal year ended December 31, 2010 and the nine months ended September 30, 2011 gives effect to the proposed Merger as if it had been completed on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 gives effect to the proposed Merger as if it had been completed on September 30, 2011.

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
	Pro Forma Consolidated (in thousands of $, except per share and per ADS data)
Statement of Operations Data:
Total revenues	356,525	284,226
Cost of revenues	(104,846)	(108,604)
Selling, general and administrative expenses	(198,503)	(190,773)
Goodwill impairment charge	—	(417,822)

Income (loss) from operations	53,176	(432,973)
Interest Expense
Interest income	2,808	1,948
Other Income (expenses), net	5,589	(6,723)

Income (loss) before taxes, and equity in affiliates	61,573	(437,748)
Income tax benefit (expense)	(12,696)	5,120

Income (loss) before equity in affiliates	48,877	(432,628)
Income (loss) from equity in affiliates	(279)	(496)

Net income (loss)	48,598	(433,124)
Less: net income (loss) attributable to non-controlling interest	198	(1,907)

Net income (loss) attributable to E-House shareholders	48,400	(431,217)

Earnings (loss) per ordinary share and ADS
Basic	0.41	(3.63)
Diluted	0.39	(3.63)
Weighted average number of ordinary shares used in per share calculations
Basic	118,892,324	11,816,068
Diluted	123,886,013	11,816,068

As of September 30, 2011
(in thousands of $)
Balance Sheet Data:
Cash and cash equivalents	235,106
Total assets	1,010,451
Total current liabilities	133,532
Total E-House shareholders' equity	802,628
Total shareholders' equity	811,375

        See "Unaudited Pro Forma Condensed Consolidated Financial Information" of this proxy statement/prospectus beginning on page 142 for a more detailed explanation of this analysis.

Historical and Pro Forma Per Share Data

        The following table presents, for the year ended December 31, 2010 and the nine months ended September 30, 2011, selected historical per share and per ADS data of E-House and CRIC, as well as similar information reflecting the combination of E-House and CRIC as if the proposed Merger had occurred on January 1, 2010 and as a result was effective for the periods presented, which we refer to as "pro forma consolidated" information. The pro forma consolidated CRIC equivalent per ADS data presented below is calculated by multiplying the pro forma consolidated per share data by the exchange ratio of 0.6 without taking into consideration the impact of the cash consideration.

        The pro forma consolidated information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the proposed Merger been completed as of the date indicated or that may be achieved by the combined company in the future. The September 30, 2011 selected per-ADS information of E-House and CRIC set forth below has been derived from the unaudited condensed consolidated financial statements of E-House and CRIC, respectively, for the nine months ended September 30, 2011. The December 31, 2010 selected per ADS information of E-House and CRIC set forth below has been derived from the respective audited consolidated financial statements. In the opinion of the management of E-House and CRIC, respectively, the unaudited condensed consolidated financial statements have been prepared on the same basis as their respective audited consolidated financial statements. You should read the information in this section along with the historical consolidated financial statements of E-House and CRIC, respectively, and accompanying notes for the periods referred to above included in the documents described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively. You should also read the unaudited pro forma condensed consolidated financial information and accompanying discussion and notes included in this proxy statement/prospectus beginning on page 142.

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Basic earnings (loss) per share / ADS
E-House historical	$0.45	$(3.02)
CRIC historical	$0.18	$(2.89)
Pro forma consolidated	$0.41	$(3.63)
Pro forma consolidated CRIC equivalent(1)	$0.24	$(2.18)
Diluted earnings (loss) per share / ADS
E-House historical	$0.44	$(3.02)
CRIC historical	$0.18	$(2.89)
Pro forma consolidated	$0.39	$(3.63)
Pro forma consolidated CRIC equivalent(1)	$0.23	$(2.18)
Cash Dividends per share / ADS
E-House historical	$0.25	$0.25
CRIC historical	$—	$—
Pro forma consolidated(2)	$0.25	$0.25
Pro forma consolidated CRIC equivalent(1)	$0.15	$0.15

As of September 30, 2011
Book value per share / ADS at period end
E-House historical	$8.13
CRIC historical	$4.03
Pro forma consolidated	$6.84
Pro forma consolidated CRIC equivalent(1)	$4.11

(1)
CRIC equivalent figures are calculated by multiplying the pro forma consolidated per share data by the exchange ratio of 0.6 without taking into consideration the impact of the cash consideration.

(2)
For purposes of determining the pro forma consolidated dividend per ADS, E-House assumed that its dividend policy would not change because of the Merger. As a result, the pro forma consolidated dividend per ADS amounts are identical to the E-House historical dividend per ADS amounts.

Comparative Market Price and Dividend Information

        The E-House ADSs are listed on the NYSE under the symbol "EJ." The CRIC ADSs are currently listed on the NASDAQ under the symbol "CRIC." The table below sets forth, for the periods indicated, the per ADS high and low closing sales prices for the E-House ADSs on the NYSE and the CRIC ADSs on the NASDAQ.

        In the past three years, E-House paid a cash dividend of $0.25 per ordinary share (or $0.25 per ADS) in May 2010 and a cash dividend of $0.25 per ordinary share (or $0.25 per ADS) in April 2011.

CRIC has not declared or paid any dividends on its ordinary shares or ADSs since its initial public offering in October 2009.

	E-House ADSs (in $)		CRIC ADSs (in $)
	High	Low	High	Low
Annual information since listing
2007	36.45	12.26	N/A	N/A
2008	28.09	4.00	N/A	N/A
2009	24.39	5.60	17.15	9.66
2010	21.09	13.01	11.74	7.47
2011	16.25	4.02	9.89	3.68
Quarterly information for the past two years and subsequent quarters
2010, quarter ended
March 31	21.09	15.49	11.27	7.88
June 30	20.65	13.01	10.58	7.52
September 30	20.14	13.94	11.74	7.47
December 31	19.28	13.15	11.14	8.51
2011, quarter ended
March 31	16.25	10.96	9.89	6.35
June 30	13.26	7.43	8.81	4.54
September 30	9.93	5.52	7.30	4.50
December 31	8.95	4.02	6.56	3.68
Monthly information for the most recent six months
September 2011	6.81	5.57	5.80	4.50
October 2011	8.95	5.00	6.56	3.68
November 2011	8.51	5.35	5.96	4.48
December 2011	6.19	4.02	4.84	3.75
January 2012	6.32	4.38	5.27	4.09
February 2012	6.97	5.59	5.59	4.83
March (through March 20)	6.89	5.75	5.65	4.98

        The following table presents the last reported closing sale price per ADS of the E-House ADS on the NYSE and of the CRIC ADSs on the NASDAQ (1) on October 27, 2011, the last full trading day prior to the public announcement by E-House that it had submitted a non-binding proposal to the board of directors of CRIC to acquire through a merger all the outstanding shares of CRIC that it did not already own, (2) on December 27, 2011, the last full trading day prior to the public announcement by E-House and CRIC of the execution of the Merger Agreement, and (3) March 20, 2012, the last trading day for which this information could be calculated prior to the filing of E-House's registration statement on Form F-4, of which this proxy statement/prospectus is a part.

	E-House ADSs(1)	CRIC ADSs(2)
	($)	($)
October 27, 2011	8.36	5.40
December 27, 2011	4.25	4.07
March 20, 2012	5.92	5.06

(1)
Each E-House ADS represents one E-House share.

(2)
Each CRIC ADS represents one CRIC share.

        CRIC shareholders and ADS holders will not receive the Merger Consideration until the proposed Merger is completed, which may be a substantial period of time after the EGM to which this proxy statement/prospectus relates. There can be no assurance as to the trading prices of the E-House ADSs at the time of the closing of the proposed Merger. The market prices of the E-House ADSs and CRIC ADSs are likely to fluctuate prior to consummation of the Merger and cannot be predicted. E-House urges you to obtain current market information regarding the E-House ADSs and CRIC ADSs before you vote.

Exchange Rates

        Each of E-House's and CRIC's reporting and financial statements are expressed in the U.S. dollar, which is the reporting and functional currency for each of E-House and CRIC. However, each of E-House's and CRIC's respective businesses is conducted in China and substantially all of their respective revenues are denominated in RMB. This proxy statement/prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this proxy statement/prospectus is based on the certified exchange rate published by the Board of Governors of the Federal Reserve Bank. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this proxy statement/prospectus were made at a rate of RMB6.3780 to $1.00, the certified exchange rate in effect on September 30, 2011. Neither of E-House or CRIC makes any representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of RMB into foreign currency and foreign currency into RMB for certain types of transactions. On March 16, 2012, the certified exchange rate was RMB6.3222 to $1.00.

RISK FACTORS

        Investing in E-House shares or E-House ADSs involves risks, some of which are related to the Merger. In considering the proposed Merger, you should carefully consider the following information about these risks, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, including E-House's annual report for the year ended December 31, 2010 and the extensive risk factors relating to the businesses of E-House described in the E-House annual report beginning on page 4. The business of E-House as well as its financial condition or results of operations could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to E-House or not currently deemed to be material.

        E-House also encourages you to read and consider the risk factors specific to CRIC's businesses (that may also affect E-House) described in CRIC's annual report on Form 20-F for the year ended December 31, 2010 beginning on page 5 of CRIC's annual report.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively, for information on where you can find the documents E-House and CRIC have filed with or furnished to the SEC and which are incorporated into this proxy statement/prospectus by reference.

 Risks Related to the Merger

The market price of the E-House ADSs may decline following the completion of the Merger or during the period of time between the EGM and the date on which CRIC shareholders and CRIC ADS holders entitled to receive E-House shares and E-House ADSs, respectively, pursuant to the Merger Agreement actually receive such E-House shares and E-House ADSs.

        At the effective time of the Merger, (1) each outstanding CRIC share will be cancelled in consideration of the right to receive cash in the amount of $1.75, without interest, and 0.6 E-House share, and (2) each outstanding CRIC ADS will be cancelled in consideration of the right to receive cash in the amount of $1.75, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement), and 0.6 E-House ADS; provided that the Excluded CRIC Shares shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore, and the Dissenter Shares will be cancelled for the appraised or agreed value under the Cayman Companies Law.

        In regards to the E-House share and E-House ADS portion of the Merger Consideration to be delivered to CRIC shareholders and CRIC ADS holders, respectively, under the Merger Agreement, the exchange ratio of 0.6 is fixed and will not be adjusted at any time to reflect changes in the market value of E-House ADSs.

        The market price of E-House ADSs may decline at any time following the completion of the Merger if, among other reasons:

  •
  E-House does not achieve the expected increased management efficiency, cost savings and other benefits to the Merger with CRIC as rapidly or to the extent anticipated by it, financial analysts or investors or at all;

  •
  CRIC ADS holders sell a significant number of E-House ADSs after consummation of the Merger, or CRIC shareholders who receive E-House shares under the Merger Agreement later sell a significant number of E-House ADSs in the open market; or

  •
  the effect of the Merger with CRIC on the financial results of E-House is not consistent with the expectations of financial analysts or investors.

        In addition, the market price of the E-House ADSs may decline during the period of time between the EGM to vote on the Merger Agreement and the date on which CRIC shareholders and CRIC ADS holders entitled to receive E-House shares and E-House ADSs, respectively, pursuant to the Merger Agreement actually receive such E-House shares and E-House ADSs. The market value of E-House ADSs may fluctuate during this period. These fluctuations may be caused by changes in the businesses, operations, results and prospects of both E-House and CRIC, market expectations of the likelihood that the Merger will be completed and the timing of the completion, general market and economic conditions or other factors. At the time they cast their votes regarding approval of the Merger Agreement, CRIC shareholders and ADS holders will not know the actual market value of the E-House shares and E-House ADSs they will respectively receive when the Merger is finally completed. The actual market value of the E-House shares and E-House ADSs, when received by CRIC shareholders and CRIC ADS holders, will depend on the market value of those E-House shares and E-House ADSs on that date. This market value may be less than the value of the E-House shares and E-House ADSs at the time the Merger Agreement was signed or when the EGM is held.

As a result of the payment of the cash portion of the Merger Consideration to CRIC ADS holders and CRIC shareholders upon completion of the Merger, E-House will have substantially less cash and cash equivalents, which may materially and adversely impact E-House's ability to pursue opportunities for investment, acquisition, strategic alliance or other similar actions which may arise in the near future.

        As of September 30, 2011, E-House had $347.7 million in cash and cash equivalents, of which $295.0 million are cash and cash equivalents of CRIC which are consolidated into E-House's financial statements under U.S. GAAP. In the Merger, E-House will pay CRIC ADS holders and CRIC shareholders an aggregate of $112.8 million in cash, which will come from a combination of E-House's and CRIC's cash and cash equivalents.

        Historically, E-House's principal sources of liquidity have been cash generated from its operating activities, capital contributions by existing shareholders, proceeds from its public offerings of equity securities, proceeds from CRIC's initial public offering and borrowings from third-party lenders. E-House currently anticipates that it will be able to meet its needs to fund its operations for at least the next twelve months with operating cash flow and the projected $235.1 million in cash and cash equivalents following the payment of cash consideration to CRIC ADS holders and CRIC shareholders upon completion of the Merger. However, due to the reduction in E-House's cash and cash equivalents as a result of payment of the cash portion of the Merger Consideration, E-House will not be as well-positioned to pursue opportunities for investment, acquisition, strategic alliance or other similar actions which may arise in the near future. In addition, adverse changes in business conditions, including reduced demand in the real estate market in China, regulatory changes which adversely impact China's real estate industry and continued monetary tightening by the PRC central bank, may result in E-House needing to obtain additional cash resources to fund its operations. In the event that E-House would need to obtain additional cash resources, additional financing, including equity offering and debt financing in the capital markets, may not be available to E-House in amounts or on terms that would not be acceptable to it or may not be available at all. If this were to happen, E-House may need to curtail its business expansion plans to meet more pressing liquidity needs or may need to delay or forego investments, acquisitions, strategic alliances or other similar opportunities. If E-House is not able to obtain needed additional cash resources in amounts or on terms that would be acceptable to E-House, E-House's business, financial condition and results of operation may be materially and adversely effected.

Certain of CRIC's directors and executive officers have benefit arrangements that may result in their interests in the Merger being different from those of CRIC shareholders.

        Some of CRIC's directors who recommend that you vote in favor of the Merger Agreement, as well as some of CRIC's executive officers, have benefit arrangements that provide them with interests in the Merger that may be different from yours. The receipt of compensation or other benefits in connection with the Merger may influence these persons in making their recommendation that you vote in favor of approval of the Merger Agreement. Please see "Interests of CRIC's Directors and Executive Officers in the Merger" beginning on page 72.

E-House and CRIC may not achieve the expected benefits of the proposed Merger.

        E-House and CRIC entered into the Merger Agreement with the expectation that the proposed Merger will result in various benefits. See "Special Factors—E-House Reasons for the Merger" beginning on page 51 and "Special Factors—Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee" beginning on page 55. Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether these anticipated benefits are realized depends on future events and circumstances, some of which are beyond the parties' control. For example, E-House's future growth in revenues, earnings and cash flow will be partly dependent on future economic conditions and conditions in the real estate industry in China. Also, the potential synergies that E-House and CRIC anticipate due to a deeper integration of the two companies may not be realized.

E-House and CRIC will incur transaction and integration costs in connection with the Merger.

        E-House and CRIC have incurred, and expect to continue to incur, significant costs in connection with the Merger, including the fees of their respective professional advisors. E-House will also incur integration costs following the completion of the Merger as CRIC's operations are further integrated with E-House's operations. The efficiencies anticipated to arise from the Merger may not be achieved in the near term or at all, and if achieved, may not be sufficient to offset the costs associated with the Merger. Unanticipated costs, may have an adverse impact on the results of operations of the combined company following the completion of the Merger.

Failure to timely complete the proposed Merger could disrupt E-House's and CRIC's business plans and operations.

        Although E-House and CRIC expect to complete the Merger promptly after receiving CRIC shareholder approval at the EGM, the transaction is subject to certain customary closing conditions. The companies' inability to complete the Merger on the expected schedule or at all would likely disrupt their operations and require the companies to revise their respective business plans, and could otherwise have a material adverse effect on each company's business and on the trading price of each company's ADSs. Moreover, if the Merger is not completed, both companies will be subject to several risks, including having to pay certain costs relating to the Merger and diverting the focus of their respective management teams from pursuing other opportunities that could be beneficial to E-House or CRIC, in each case, without realizing any of the benefits that might have resulted had the Merger been completed.

Risks Related to an Investment in E-House Shares and E-House ADSs

E-House incurred a net loss in the nine months ended September 30, 2011, will finish the 2011 fiscal year with a net loss, and may incur losses in the future.

        E-House suffered a net loss of $242.5 million for the nine months ended September 30, 2011 and CRIC suffered a net loss of $411.4 million for the nine months ended September 30, 2011. Each of

E-House's and CRIC's respective net loss for the nine months ended September 30, 2011 was primarily due to a $417.8 million goodwill impairment loss caused by CRIC's online business. In 2011, CRIC concluded that the carrying amount of its online net assets, the majority of which were acquired from SINA and merged with CRIC concurrently upon the completion of CRIC's initial public offering in October 2009, was higher than their current fair value and consequently recorded the goodwill impairment charge during the third quarter of 2011. The decision was based on recent and projected further slowdown in China's real estate market due to the PRC government's continued restrictive policies and credit tightening, which is expected to result in slower than previously expected growth for CRIC's online business over the next several years due to developers being less inclined to increase sales volume and more cautious with their advertising spending.

        Aside from the goodwill impairment charge to CRIC's online business, the worsening market conditions for the real estate industry in China, in part due to the PRC government's continued tightening of credit supply, contributed to declines for E-House in total transaction volume, early-stage project preparation and advertising spending. As a result of the goodwill impairment charge to the online business, the continued worsening of market conditions for the real estate in China and other factors, E-House will suffer a net loss for the year ended December 31, 2011. As set forth in "Recent Developments Relating to E-House" on page 82 of this proxy statement/prospectus, which sets forth selected unaudited condensed consolidated statement of operations data of E-House for the three months ended December 31, 2011, net loss attributable to E-House shareholders was $27.9 million for the three months ended December 31, 2011, and as set forth in "Recent Developments Relating to CRIC" on page 92 of this proxy statement/prospectus, which sets forth selected unaudited condensed consolidated statement of operations data of CRIC for the three months ended December 31, 2011, net loss attributable to CRIC shareholders was $6.4 million for the three months ended December 31, 2011. See "Recent Developments Relating to E-House" and "Recent Developments Relating to CRIC" for more information.

        There can be no assurance that E-House will return to profitability or achieve the revenue growth trend it exhibited in the past. E-House's ability to return to profitability may be adversely affected by various factors beyond E-House's control, including but not limited to continued adverse market conditions in the real estate industry in China and PRC government policies which adversely affect the real estate industry in China.

The market price of the E-House ADSs may be affected by factors different from those affecting the price of your CRIC ADSs.

        If the Merger is successfully completed, CRIC ADS holders will become holders of E-House ADSs and CRIC shareholders will become holders of E-House shares. The business of E-House differs from that of CRIC, and its results of operations, as well as the trading price of E-House ADSs, may be affected by factors different from those affecting CRIC' s results of operations and the trading price of the CRIC ADSs.

The E-House shares and E-House ADSs to be received by CRIC shareholders and CRIC ADS holders, respectively, will have different rights from the CRIC shares and CRIC ADSs.

        At the effective time of the Merger, CRIC shareholders will no longer be CRIC shareholders, but will instead become E-House shareholders, and CRIC ADS holders will no longer be CRIC ADS holders, but will instead become E-House ADS holders. While both CRIC and E-House are incorporated in the Cayman Islands, there are certain differences between your current rights as a beneficial owner of the CRIC shares underlying your CRIC ADSs and the rights to which you will be entitled as a beneficial owner of the E-House shares underlying the E-House ADSs.

        The rights of CRIC ADS holders are governed by a deposit agreement among CRIC, the CRIC depositary and all holders and beneficial owners of CRIC ADSs, and the rights of E-House ADS holders are governed by a deposit agreement among E-House, the E-House depositary and all holders and beneficial owners of E-House ADSs. While JPMorgan Chase Bank, N.A. is the depositary under both deposit agreements, there are certain differences between the rights of CRIC ADS holders and the rights of E-House ADS holders under the respective deposit agreements. For example, CRIC reserves, in its sole discretion, the right under Section 12 of Exhibit A of the CRIC Deposit Agreement, to request the CRIC depositary to issue a discretionary proxy in favor of a person to be designated by CRIC to vote any shares represented by CRIC ADSs for which the CRIC depositary does not timely receive valid voting instructions from the ADS holders as of the CRIC ADS record date. Under the terms of the CRIC Deposit Agreement, no discretionary proxy is to be issued in respect of shares represented by unvoted CRIC ADSs with respect to any matter as to which CRIC informs the CRIC depositary that there exists substantial opposition or that would have a material adverse impact on the holders of CRIC ADSs or on CRIC' shareholders. The CRIC depositary will, in accordance with the terms of the CRIC Deposit Agreement, rely on the determination by CRIC. CRIC does not intend to request the CRIC depositary to issue a discretionary proxy in regards to the voting of shares represented by CRIC ADSs for which the CRIC depositary does not timely receive valid voting instructions from the CRIC ADS holders as of the CRIC ADS record date for the EGM to approve the Merger Agreement and Plan of Merger. Under the E-House Deposit Agreement, E-House may not request the CRIC depositary to issue a discretionary proxy in favor of a person to be designated by E-House to vote the E-House shares represented by E-House ADSs for which the CRIC depositary does not timely receive valid voting instructions as of the E-House ADS record date. However, an E-House ADS holder may elect to instruct the E-House depositary to give a person to be designated by E-House a discretionary proxy.

        For a summary of the differences between your current rights as a beneficial owner of the CRIC shares underlying your CRIC ADSs and the rights to which you will be entitled as a beneficial owner of the E-House shares underlying the E-House ADSs, see "Description of the E-House Shares—Comparison of Rights of E-House and CRIC Shareholders" on page 212, and for a summary of the differences between your current rights as a CRIC ADS holder and the rights to which you will be entitled as a E-House ADS holder, see "Description of the E-House American Depositary Shares—Comparison of Rights of E-House and CRIC American Depositary Share Holders" on page 223.

E-House may be classified as a passive foreign investment company, or PFIC, which could result in adverse United States federal income tax consequences to U.S. Holders.

        In light of E-House's significant cash balances and because the value of E-House's assets for purposes of the PFIC test is generally determined by reference to the market price of E-House ADSs and E-House shares, E-House may have been a PFIC for the taxable year ended December 31, 2011, and may be or become a PFIC in future taxable years unless E-House's share value increases and/or E-House invests a substantial amount of the cash and other passive assets that it holds in assets that produce active income. In addition, it is possible that one or more of E-House's subsidiaries may have been a PFIC in the past and may be or become PFICs in future taxable years. A non-United States corporation, such as E-House, will be treated as a PFIC for United States federal income tax purposes for any taxable year, if either (1) 75% or more of its gross income for such year consists of certain types of "passive" income, or (2) 50% or more of its average quarterly assets as determined on the basis of fair market value during such year produce or are held for the production of passive income.

        If E-House is classified as a PFIC on the effective date of the Merger or for any year during which a U.S. Holder (as defined in "Material United States Federal Income Tax Consequences of the Merger") holds E-House ADSs or E-House shares, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States Federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis. Furthermore, a U.S. Holder will generally be treated as holding an equity interest in a PFIC in the first taxable year of the U.S. Holder's holding period in which E-House becomes a PFIC and subsequent taxable years ("PFIC-Tainted Shares") even if, E-House, in fact, ceases to be a PFIC in subsequent taxable years. Accordingly, a U.S. Holder should consider making a "mark-to-market" election for the taxable year in which the E-House ADSs are received pursuant to the Merger to avoid owning PFIC-Tainted Shares for the taxable year ending December 31, 2012 and subsequent taxable years. See the discussion under "Material United States Federal Income Tax Consequences of the Merger—Subsequent Ownership of the E-House ADSs or E-House Shares—Passive Foreign Investment Company Rules" beginning on page 151 concerning the United States federal income tax consequences of holding and disposing E-House ADSs or E-House shares if E-House is or becomes classified as a PFIC, including the possibility of making a "mark-to-market" election.

E-House may be subject to PRC taxation on its worldwide income, and dividends distributed to its investors may be subject to PRC withholding taxes under the EIT Law.

        Under the EIT Law and its implementation rules, all domestic and foreign-invested companies are subject to a uniform enterprise income tax at the rate of 25%, and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company's jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding, or the tax is otherwise exempted or reduced pursuant to PRC tax laws. In addition, under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the EIT Law, "de facto management bodies" are defined as the bodies that have material and overall management and control over the business, personnel, accounts and properties of the enterprise. A subsequent circular issued by the State Administration of Taxation provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a "resident enterprise" with its "de facto management bodies" located within China if the following requirements are satisfied: (1) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (2) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (3) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and (4) more than half of the enterprise's directors or senior management with voting rights reside in the PRC.

        The EIT Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although E-House's offshore holding companies are not controlled by any PRC company or company group, E-House cannot assure you that it will not be deemed to be a PRC resident enterprise under the EIT Law and its implementation rules. If it were considered a PRC resident enterprise, E-House would be subject to PRC enterprise income tax at the rate of 25% on its worldwide income; dividend income E-House receives from its PRC subsidiaries, however, may be exempt from PRC tax since such income is exempted under the EIT Law when paid to a PRC resident recipient. However, as there is still uncertainty as to how the EIT Law and its implementation rules will be interpreted and implemented, and the PRC foreign exchange control authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as PRC resident enterprises, E-House cannot assure you that it is eligible for such PRC enterprise income tax exemptions or reductions. If it were considered a PRC resident enterprise, dividends distributed by E-House to its offshore investors that are non-resident enterprises and gains such investors may realize from the transfer of E-House's

Shares or ADSs may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax, unless otherwise exempted or reduced pursuant to treaties or applicable PRC law.

        If it became a PRC resident enterprise and received income other than dividends, E-House's profitability and cash flows would be adversely affected due to its worldwide income being taxed in China under the EIT Law.

CRIC's failure to obtain or keep requisite registrations, licenses and permits for its business operations may subject CRIC to significant financial penalties and other government sanctions.

        Due to the broad geographic scope of CRIC's operations, the variety of services it provides and its current corporate structure with contractual arrangements among its PRC subsidiaries, its PRC affiliated entities and their respective shareholders, CRIC is subject to numerous national, regional and local laws and regulations specific to the services it performs and its corporate structure, including laws and regulations that set forth requirements to obtain or hold various registrations, licenses and permits. These laws and regulations are subject to interpretation and implementation by local authorities that may vary from place to place and from time to time, and CRIC may be required to obtain registrations, licenses and permits that it does not currently have. If CRIC fails to properly obtain or maintain the registrations, licenses and permits or complete the filings and registrations required to conduct its business or maintain its current corporate structure, its affected subsidiaries, consolidated affiliated entities and branch offices in China may, among other things, be warned or fined, have their licenses or permits revoked, be ordered to suspend or cease providing certain services, or be subjected to other penalties, sanctions or liabilities, which in turn could materially and adversely affect CRIC's business.

        For example, CRIC's PRC subsidiaries, which are foreign-invested enterprises under PRC law, may not carry out commercial operation of internet information services in China. CRIC currently provides real estate-related internet information services through its contractual arrangements with Beijing Yisheng Leju Information Services Co., Ltd., or Beijing Leju, and its shareholders and its contractual arrangements with Shanghai Yi Xin E-commerce Co., Ltd., or Shanghai Yi Xin, and its shareholders. Furthermore, since CRIC has not been involved in advertising outside of China for the required number of years, CRIC's domestic PRC operating subsidiaries are currently ineligible to apply for the required advertising services licenses in China. CRIC's real estate advertising business is currently mainly provided through its contractual arrangements with Shanghai Tian Zhuo Advertising Co., Ltd., or Tian Zhuo, and its shareholders. Pursuant to applicable PRC laws and regulations, the equity pledges of the shareholders of Beijing Leju, Shanghai Yi Xin and Tian Zhuo under their respective equity pledge agreement must be registered with the relevant government authorities in order for such equity pledges to be enforceable under PRC Law. The registration of the equity pledge of the equity interest in Beijing Leju has been completed and the registration of the equity pledges of the equity interest in Shanghai Yi Xin and Tian Zhuo has not yet been completed. Despite its efforts, CRIC cannot assure you that the shareholders of Shanghai Yi Xin or Tian Zhuo will ever be able to complete such registrations.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus include certain forward-looking statements. In addition, in the future E-House, CRIC, and others on their behalf, may make statements that constitute forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "intends," "plans," or "expects," or similar expressions, or by express or implied discussions regarding the Merger, the future financial results or business prospects of E-House, CRIC or any of their respective subsidiaries or consolidated affiliated entities or the potential growth opportunities or expected benefits from the Merger; or by discussions of strategies, plans, expectations or intentions. You should not place undue reliance on these statements.

        Such forward-looking statements reflect the current views of E-House and/or CRIC regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no assurance that E-House, CRIC or any of their respective subsidiaries or consolidated affiliated entities or service lines will achieve any particular financial results, or that the Merger will be completed or the expected benefits of the Merger will be achieved in a timely manner or at all. In particular, management's expectations could be affected by, among other things: the tightening of credit by the PRC central bank, which may result in, among other things, it taking longer for commercial banks in China to approve new mortgage loans, which may adversely impact revenues from E-House's primary real estate agency services and other services; unexpected regulatory actions or delays or government regulation generally; uncertainties regarding future demand for the services and products of E-House or CRIC; trends and competition in the real estate services, internet and online advertising industries; instability in the global and PRC financial markets and in the global and PRC economy; unforeseen adverse consequences of the proposed Merger, such as making it more difficult to maintain relationships with key employees; and the impact that the foregoing factors could have on the values attributed to the assets and liabilities of E-House, CRIC and any of their respective subsidiaries or consolidated affiliated entities as recorded on their consolidated balance sheets. Some of these factors are discussed in more detail under "Risk Factors" in this proxy statement/prospectus and in E-House's annual report on Form 20-F for the year ended December 31, 2010, including under "Item 3.D. Risk Factors," "Item 4. Information on the Company," and "Item 5. Operating and Financial Review and Prospects" and in CRIC's annual report on Form 20-F for the year ended December 31, 2010, including under "Item 3.C. Risk Factors," "Item 4. Information on the Company," and "Item 5. Operating and Financial Review and Prospects." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement/prospectus or in the documents incorporated herein by reference as anticipated, believed, estimated or expected.

        Neither E-House nor CRIC as a matter of normal course makes public forecasts as to future sales, earnings, or other results beyond the current fiscal quarter. However, the management of E-House and CRIC has prepared the prospective financial information contained in this proxy statement/prospectus and the Schedule 13E-3 filed in connection with the Merger by CRIC, E-House, Merger Sub and Mr. Xin Zhou at the request of Credit Suisse for its review as the independent financial advisor to the Special Committee. The forecasts relating to E-House were prepared by the management of E-House and the forecasts relating to CRIC were prepared by the management of CRIC. The prospective financial information was not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the management of E-House and CRIC, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best knowledge and belief the management of E-House and CRIC, respectively, the expected course of action and the expected future financial performance of E-House and CRIC, respectively. However, this information is not fact and should not be relied upon as being necessarily indicative of future results.

        Neither the independent auditor of E-House and CRIC, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        E-House and CRIC caution against placing undue reliance on forward-looking statements, which reflect their current beliefs and are based on information currently available to them as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference into this proxy statement/prospectus, as the case may be, and will only be updated in this proxy statement/prospectus or the document incorporated by reference into this proxy statement/prospectus, as the case may be, to the extent required by applicable federal securities law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in E-House's or CRIC's public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" beginning on pages 227 and 228, respectively.

 QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE EXTRAORDINARY
GENERAL MEETING

        The following are some questions that you may have regarding the Merger and the EGM and brief answers to those questions. E-House urges you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the EGM. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively.

Q:
What is this document and why did I receive the proxy card?

A:
You received a proxy card and were directed to this document because, as of the CRIC share record date or the CRIC ADS record date, you owned CRIC shares or CRIC ADSs, respectively. E-House has agreed to acquire the remaining shares of CRIC that it does not already own pursuant to the terms of a Merger Agreement and Plan of Merger that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

  In order to complete the Merger, CRIC shareholders must vote to authorize, approve and adopt the Merger Agreement and Plan of Merger. CRIC is holding the EGM to obtain this shareholder approval.

  This proxy statement/prospectus contains important information about CRIC, E-House, the Merger, the EGM and other background information so that you can make an informed investment decision, and you should read this information carefully. If you are a CRIC shareholder, the proxy card for the EGM of CRIC shareholders which was mailed to you allows you to vote your CRIC shares without attending the EGM in person, and if you are a CRIC ADS holder, the ADS voting card which was mailed to you allows you to vote your CRIC ADSs without needing to convert your CRIC ADSs into CRIC shares and attending the EGM in person.

  This proxy statement/prospectus constitutes both a proxy statement of CRIC and a prospectus of E-House. It is a proxy statement under Cayman Islands law because the CRIC Board is soliciting proxies from its shareholders. It is a prospectus of E-House with respect to the E-House shares to be issued to CRIC shareholders in the Merger pursuant to the Merger Agreement and the E-House ADSs to be issued to CRIC ADS holders in the Merger pursuant to the Merger Agreement.

Q:
What is the Merger?

A:
The Merger is a going private transaction pursuant to which Merger Sub will merge with and into CRIC. Once the closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into CRIC, with CRIC continuing as the surviving company after the Merger. If the Merger is completed, CRIC will continue its operations as a privately held company owned solely by E-House, and as a result of the Merger, the CRIC ADSs will no longer be listed on the NASDAQ, CRIC will cease to be a publicly traded company, the CRIC ADSs and the underlying CRIC shares will be deregistered under the Exchange Act, and the CRIC ADS program will terminate.

Q:
What will I receive in the Merger?

A:
As described in more detail under "The Merger Agreement, the Plan of Merger and the Merger—Merger Consideration" below, at the effective time of the Merger, (1) each outstanding CRIC share will be cancelled in consideration of the right to receive cash in the amount of $1.75, without interest, and 0.6 E-House share, and (2) each outstanding CRIC ADS will be cancelled in consideration of the right to receive cash in the amount of $1.75, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement), and 0.6 E-House ADS; provided that the Excluded CRIC Shares shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor, and the Dissenter Shares will be cancelled for the appraised or agreed value under the Cayman Companies Law.

  If you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 238 of the Cayman Companies Law with respect to the Merger, you would not receive the per share Merger Consideration as set forth in the Merger Agreement in the event that the Merger is consummated, and would instead receive the value of each CRIC share appraised or agreed pursuant to the Cayman Companies Law. For more information on appraisal rights, please see the question "Am I entitled to appraisal rights?" below and its answer.

Q:
Can the value of the Merger Consideration change between now and the time the Merger is completed?

A:
The Per Share Cash Consideration and the Per ADS Cash Consideration will not change, but the value of the Per Share Stock Consideration and the Per ADS Stock Consideration to be delivered to CRIC shareholders and CRIC ADS holders, respectively, under the Merger Agreement will fluctuate based on the trading price for E-House ADSs on the NYSE. Regardless of the trading price of E-House's ADSs on the NYSE on the effective date of the Merger, CRIC shareholders will receive 0.6 E-House share for each CRIC share that they own and CRIC ADS holders will receive 0.6 E-House ADS for each CRIC ADS that they own. The market value of the E-House shares and E-House ADSs that CRIC shareholders and CRIC ADS holders will respectively receive in the Merger will increase or decrease as the trading price of E-House ADSs increases or decreases, and may be different at the time the Merger is completed than it was at the time the Merger Agreement was signed or will be at the time of CRIC's EGM to approve the Merger. The market price of E-House ADSs could be lower at any time prior to the completion of the Merger or at any time thereafter than it was at the date of the Merger Agreement. Please see the section headed "Risk Factors" beginning on page 24 for more information on the risks involved in investing in E-House shares and ADSs.

  As of March 20, 2012, the closing price of E-House ADSs on the NYSE was $5.92 per ADS. CRIC shareholders are urged to obtain current trading prices for E-House ADSs on the website of the New York Stock Exchange at http://www.nyse.com/ before you vote. This website is not incorporated by reference in this proxy statement/prospectus.

Q:
What are the material tax consequences of the Merger to CRIC shareholders and CRIC ADS holders?

A:
Please see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 148 for a summary of the material United States federal income tax consequences of the Merger, "Material PRC Income Tax Consequences of the Merger" beginning on page 154 for a summary of the material PRC income tax consequences of the Merger, and "Material Cayman Islands Tax Consequences of the Merger" on page 156 for a summary of the material Cayman Islands tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your United States federal, state, local, foreign and other taxes.

Q:
Can I elect to receive all cash or all E-House ADSs/E-House Shares?

A:
No. You cannot elect to receive all cash consideration for any or all of the CRIC shares or CRIC ADSs that E-House acquires from you pursuant to the Merger Agreement. CRIC shareholders may receive only the combination of $1.75 in cash and 0.6 E-House share in return for each CRIC share that E-House acquires from you pursuant to the Merger Agreement, and CRIC ADS holders may receive only the combination of $1.75 in cash (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement) and 0.6 E-House ADS in return for each CRIC ADS that E-House acquires from you pursuant to the Merger Agreement.

Q:
How will CRIC's share options and restricted shares be treated in the Merger?

A:
At the effective time of the Merger, each outstanding CRIC share option, whether vested or unvested, shall be assumed by E-House and be converted into an E-House share option. Each E-House share option as so assumed and converted shall be exercisable for that number of whole E-House shares (rounded down to the nearest whole share) equal to the product of (1) the total number of CRIC shares subject to such CRIC share option and (2) the Stock Award Exchange Ratio (as defined below), at an exercise price per E-House share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of the CRIC share option by (b) the Stock Award Exchange Ratio; provided, however, that the exercise price and the number of E-House shares subject to the E-House share option shall be determined in a manner consistent with the requirements of Section 409A of the United States Internal Revenue Code. Each such E-House share option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC share option immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby). "Stock Award Exchange Ratio" means the sum of (1) 0.6 and (2) the quotient obtained by dividing (a) $1.75 by (b) an amount equal to the average of the closing sale prices of the E-House shares on the NYSE for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the effective time.

  As of the effective time, each unvested CRIC restricted share award granted pursuant to CRIC's share incentive plan that is outstanding immediately prior to the effective time shall, at the effective time, be assumed by E-House and converted into the number of E-House restricted shares equal to (1) the number of CRIC shares underlying the CRIC restricted share award multiplied by (2) the Stock Award Exchange Ratio (rounded up to the nearest whole share). Each such E-House restricted share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC restricted shares immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby).

  For more information on the treatment of CRIC share options and CRIC restricted shares in the Merger, see "The Merger Agreement, the Plan of Merger and the Merger—Treatment of CRIC Share Options and Restricted Shares" beginning on page 126.

Q:
What is an American depositary share (ADS) and American depositary receipt (ADR)?

A:
An American depositary share ("ADS") is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank, as agent of the depositary. ADS holders hold their ADSs either directly or indirectly through a broker or other financial institution. If you hold ADSs directly, either represented by ADSs in book-entry form on the depositary's direct registration system or represented by American depositary receipts ("ADRs") that you hold in certificated form, you are an ADR holder. JPMorgan Chase Bank, N.A. is the depositary of both CRIC's ADS program and E-House's ADS program.

  Each E-House ADS represents one E-House share. For a description of the E-House ADSs, ADRs and the ADS program, please see "Description of the E-House American Depositary Shares" beginning on page 213.

Q:
If the Merger is completed, will the E-House ADSs to be delivered under the Merger Agreement be "listed" for trading?

A:
Yes. E-House ADSs are listed on the NYSE under the symbol "EJ." It is a condition to the completion of the Merger that the E-House ADSs to be delivered to CRIC ADS holders in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Q:
After the Merger is completed, how will I receive the Merger Consideration for my CRIC shares?

A:
Within five business days after the effective time, an exchange agent appointed by E-House will mail to each registered holder of the CRIC shares (other than holders of Excluded CRIC Shares or Dissenter Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to registered holders of the CRIC shares will be effected and (2) instructions for effecting the surrender of share certificates in exchange for the applicable Merger Consideration for each CRIC share. CRIC shareholders will receive the Merger Consideration for their CRIC shares from the exchange agent after complying with these instructions. Do not send in your share certificates with your proxy card.

Q:
After the Merger is completed, how will I receive the Merger Consideration for my CRIC ADSs?

A:
Within five business days after the effective time, the surviving company and the exchange agent will mail to the CRIC depositary (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the CRIC depositary will be effected and (2) instructions for effecting the surrender of all certificates representing CRIC ADSs. The CRIC depositary will be entitled to receive the Per ADS Merger Consideration, without interest, for each CRIC share held by the CRIC depositary in respect of which a CRIC ADS has been issued (other than those CRIC ADSs represented by CRIC shares issued to the CRIC depositary and reserved for future grants under the CRIC share incentive plan) (the "Aggregate ADS Payment"), provided that the CRIC depositary will be required to surrender such certificates it holds to the exchange agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the certificates so surrendered will forthwith be cancelled.

  Within five business days following the payment of the Aggregate ADS Payment, the surviving company and the exchange agent will cause the CRIC depositary to mail to each registered holder of CRIC ADSs (other than holders of Excluded CRIC Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the registered holders of the CRIC ADSs will be effected and (2) instructions for effecting the surrender of ADRs evidencing CRIC ADSs. Each holder registered on CRIC's ADR register shall be entitled to receive the Per ADS Merger Consideration, without interest, for each CRIC ADS cancelled at the effective time multiplied by the number of CRIC ADSs held by such holder, provided that each holder of an ADR shall be required to surrender such ADR to the CRIC depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the ADRs so surrendered shall forthwith be cancelled pursuant to the CRIC Deposit Agreement.

  Each ADR in respect of such cancelled CRIC ADS shall be deemed at any time after the effective time to represent only the right to receive the Per ADS Merger Consideration, without interest. The CRIC Deposit Agreement provides that in the event of the cancellation of the CRIC ADSs the holder thereof will pay to the CRIC depositary a 5¢ cancellation fee for each cancelled CRIC ADS, and the registered holders of CRIC ADSs shall pay such 5¢ ADS cancellation fee for each CRIC ADS that E-House acquires from him or her in the Merger.

  If your CRIC ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the Per ADS Merger Consideration as the CRIC depositary will arrange for the surrender of the CRIC ADSs and the remittance of the Per ADS

  Merger Consideration with The Depository Trust Company (the clearance and settlement system for the CRIC ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or nominee.

Q:
When will I receive the Merger Consideration?

A:
Assuming the Merger is completed, registered holders of CRIC shares will receive the Per Share Merger Consideration as soon as practicable following their compliance with the instructions set forth in the letter of transmittal received from the exchange agent, including the surrender of share certificates.

  Assuming the Merger is completed, registered holders of CRIC ADSs will receive the Per ADS Merger Consideration as soon as practicable following their compliance with the instructions set forth in the letter of transmittal received from the CRIC depositary, including the surrender of ADRs evidencing CRIC ADSs.

  If your CRIC ADSs are held in "street name" by your broker, bank or other nominee, the CRIC depositary will arrange for the surrender of the CRIC ADSs and the remittance of the Per ADS Merger Consideration with The Depository Trust Company for distribution to your broker, bank or nominee on your behalf.

Q:
Will I receive fractional interests in E-House shares or E-House ADSs?

A:
No fractional E-House shares or E-House ADSs will be issued as Merger Consideration. The exchange agent will (1) receive all E-House ADSs not used for share exchange in the Merger because of the existence of fractional E-House shares or E-House ADSs and (2) sell such E-House ADSs on behalf of the holders of fractional E-House shares or E-House ADSs on the NYSE and pass on the proceeds to such holders of the CRIC shares and CRIC ADSs in cash.

  If you are a beneficial owner of CRIC ADSs and your CRIC ADSs are held in "street name" by a broker or custodian, you should consult with your broker or custodian as to whether or not you may receive fractional interests in E-House ADSs.

Q:
Will I have to pay brokerage commissions or depositary fees?

A:
You will not have to pay brokerage commissions as a result of the exchange of your CRIC shares for E-House shares in the Merger if your CRIC shares are registered in your name in the CRIC share register. The CRIC Deposit Agreement provides that in the event of the cancellation of the CRIC ADSs the holder thereof will pay to the CRIC depositary a 5¢ cancellation fee, and the registered holders of CRIC ADSs shall pay such 5¢ ADS cancellation fee for each CRIC ADS that E-House acquires from him or her in the Merger. If your CRIC ADSs are held through a bank, broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger.

Q:
When and where will the EGM be held?

A:
The EGM will take place on April 19, 2012, beginning at 10:30 a.m., local time, at Room 505, 5/F, Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

Q:
What matters will be voted on at the EGM?

A:
You will be asked to consider and vote on the following resolutions:

•
as a special resolution, to authorize, approve and adopt the Merger Agreement and the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger; or

  •
  as an ordinary resolution, to approve any motion to adjourn or postpone the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and the Plan of Merger.

Q:
What vote of CRIC shareholders is required to approve the Merger Agreement?

A:
In order for the Merger to be completed, the Merger Agreement must be approved by (1) a special resolution of CRIC passed by an affirmative vote of shareholders representing two-thirds or more of the CRIC shares present and voting in person or by proxy as a single class at the EGM authorizing the Plan of Merger and approving and adopting the Merger Agreement and (2) an affirmative vote of shareholders holding a majority of the outstanding CRIC shares (other than the Excluded CRIC Shares). If this vote is not obtained, the Merger will not be completed.

  As of March 21, 2012, E-House owns approximately 54.1% of the issued and outstanding CRIC shares and has advised the CRIC Board that it intends to vote all of its CRIC shares in favor of the approval of the Merger Agreement. In addition, excluding CRIC share options granted to them, the directors and executive officers of CRIC as a group beneficially own approximately 2.3% of the outstanding CRIC shares, and CRIC currently expects that all directors and executive officers who beneficially own CRIC shares will vote all of their CRIC shares in favor of the approval of the Merger Agreement.

Q:
Who is entitled to vote?

A:
The CRIC ADS record date is the close of business on March 21, 2012 (New York City time) and the CRIC share record date is the close of business on April 5, 2012 (New York City time). Holders of CRIC ADSs on the CRIC ADS record date and holders of CRIC shares on the CRIC share record date are entitled to vote at the EGM. Holders of CRIC shares may appoint a proxy holder to vote on their behalf, and holders of CRIC ADSs may instruct the CRIC depositary how to vote the CRIC shares underlying their ADSs. Shareholders entered in the register of members of CRIC at the close of business on April 5, 2012 (New York City time) will receive the proxy card directly from CRIC, and CRIC ADS holders will receive the ADS voting instruction card from the CRIC depositary.

Q:
Who is entitled to participate in the EGM?

A:
Only CRIC shareholders registered in the register of members of CRIC as of the CRIC share record date or their proxy holders are entitled to participate in the EGM or any adjournment thereof. CRIC ADS holders themselves may not participate in the EGM. CRIC ADS holders who wish to attend the EGM must surrender their CRIC ADSs to the CRIC depositary, pay the CRIC depositary's fees required for such surrender and provide instructions for the registration of the corresponding CRIC shares before 10:30 a.m. on March 29, 2012 (New York City time), and become registered as CRIC shareholders in CRIC's register of members prior to the close of business on April 5, 2012 (New York City time), the CRIC share record date.

Q:
What constitutes a quorum for the EGM?

A:
The presence, in person or by proxy, of one or more shareholders holding not less than an aggregate of one-third of all of the outstanding CRIC shares that are entitled to vote on the CRIC share record date will constitute a quorum for the EGM.

Q:
When do you expect the Merger to be completed?

A:
We are working toward completing the Merger as quickly as possible and currently expect the Merger to close in mid-year 2012. In order to complete the Merger, we must obtain shareholder approval of the Merger at the EGM and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not completed?

A:
If the CRIC shareholders do not adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, or if the Merger is not completed for any other reason, the CRIC shareholders and ADS holders will not receive any payment for their respective CRIC shares and CRIC ADSs pursuant to the Merger Agreement nor will any holders of CRIC share options or CRIC restricted shares receive E-House share options or E-House restricted shares pursuant to the Merger Agreement. In addition, CRIC will remain a publicly traded company. The CRIC ADSs will continue to be listed and traded on the NASDAQ, provided that CRIC continues to meet the NASDAQ's listing requirements. In addition, CRIC will remain subject to SEC reporting obligations. Therefore, CRIC shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of CRIC shares and CRIC ADSs.

  Subject to any equitable remedies CRIC and E-House may be entitled to, under specified circumstances in which the Merger Agreement is terminated, CRIC may be required to pay E-House a termination fee of $5.0 million, which is the sole and exclusive remedy of E-House against CRIC for any loss or damage incurred as a result of any matters forming the basis for termination of the Merger Agreement, or E-House may be required to pay CRIC a termination fee of $5.0 million, which is the sole and exclusive remedy of CRIC against E-House for any loss or damage incurred as a result of any matters forming the basis for termination of the Merger Agreement. For more information, see "The Merger Agreement, the Plan of Merger and the Merger—Termination Fee" beginning on page 139.

Q:
Are there any risks in the Merger that I should consider?

A:
Yes. There are risks associated with all business combinations, including the Merger. These risks are discussed in more detail in the section entitled "Risk Factors" beginning on page 24.

Q:
How do I vote if my CRIC shares are registered in my name?

A:
If CRIC shares are registered in your name (that is, you do not hold ADSs) as of the CRIC share record date and you would like to vote by proxy, you should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by CRIC no later than 10:30 a.m. on April 17, 2012 (New York City time).

  Alternatively, CRIC shareholders can attend the EGM and vote in person. If a CRIC shareholder returns a properly signed proxy card but does not indicate how the CRIC shareholder wants to vote, the CRIC shares represented by that proxy card will not be counted, unless (1) such CRIC shareholder appoints the chairman of the EGM as proxy, in which case the CRIC shares represented by that proxy will be voted FOR the proposal to authorize, approve and adopt the Merger Agreement and the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, and FOR the proposal to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and Plan of Merger, or (2) such CRIC shareholder appoints a person other than the chairman of the meeting as proxy, in which case the CRIC shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If your CRIC shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I hold CRIC ADSs?

A:
If you own CRIC ADSs as of the close of business on March 21, 2012 (New York City time) and do not cancel your CRIC ADSs as described in the paragraph below, you cannot attend or vote at the EGM directly, but you may instruct the CRIC depositary (as the holder of the CRIC shares underlying your ADSs) how to vote the shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the CRIC depositary no later than 10:30 a.m. on April 16, 2012 (New York City time). The CRIC depositary shall endeavor, insofar as practicable, to vote or cause to be voted the shares represented by your CRIC ADSs in accordance with your voting instructions. If the CRIC depositary timely receives voting instructions from an ADS holder which fails to specify the manner in which the CRIC depositary is to vote the shares represented by CRIC ADSs held by such ADS holder, no vote with respect to such ADS holder will be counted, unless such ADS holder indicates in their voting instructions that they are appointing a person designated by CRIC as his or her proxy, in which case the CRIC shares underlying the CRIC ADS represented by that ADS voting instruction card will be voted FOR the authorization, approval and adoption of the Merger Agreement and the Plan of Merger and the other transactions contemplated thereby, including the Merger, and FOR the approval of the proposal to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and the Plan of Merger.

  Alternatively, you may vote at the EGM if you cancel your CRIC ADSs and become a holder of CRIC shares by the close of business on April 5, 2012 (New York City time), the CRIC share record date. If you hold your CRIC ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your CRIC ADSs are held by your broker, bank or other nominee, see below. If you wish to cancel your CRIC ADSs, you need to make arrangements to deliver your ADSs to the CRIC depositary for cancellation prior to 10:30 a.m. on March 29, 2012 (New York City time), together with (1) delivery instructions for the corresponding CRIC shares (name and address of person who will be the registered holder of CRIC shares) and (2) payment of the ADS cancellation fees (5¢ per CRIC ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). If you hold your CRIC ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the CRIC ADSs, the depositary bank will arrange for Hong Kong Shanghai Bank Corp., the custodian holding the CRIC shares, to transfer registration of the CRIC shares to you. If you cancel your CRIC ADSs and vote your CRIC shares at the EGM, any instruction to the CRIC depositary on how to vote those CRIC ADSs will be disregarded.

Q:
If my CRIC ADSs are held in a brokerage account, will my broker vote my CRIC ADSs on my behalf?

A:
Your broker, bank or other nominee will only vote your CRIC ADSs on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your CRIC ADSs. If you do not instruct your broker, bank or other nominee how to vote your CRIC ADSs that it holds, those ADSs may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to adopt the Merger Agreement?

A:
CRIC ADS holders and CRIC shareholders who abstain from voting will not have their votes counted, and CRIC shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Q:
Can I change my vote?

A:
If your CRIC shares are registered in your name, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the EGM before the EGM commences. Any written notice revoking a proxy should be sent to China Real Estate Information Corporation, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China;

•
second, you may complete, date and submit to CRIC a new proxy card bearing a later date than the proxy card sought to be revoked, provided that such new proxy card is received by CRIC no later than 10:30 a.m. on April 17, 2012 (New York City time); or

•
third, you may attend the EGM and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the EGM.

  Holders of CRIC ADSs who desire to revoke their voting instructions must contact their broker, bank or nominee and must follow the directions of their broker, bank or nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple proxy cards or ADS voting instruction cards. For example, if you hold your CRIC ADSs in more than one brokerage account, you will receive a separate ADS voting instruction card for each brokerage account in which you hold ADSs. If you are a CRIC shareholder of record and/or a CRIC ADS holder and your CRIC shares and/or ADSs, respectively, are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
If I hold certificated CRIC Shares or if I hold ADRs, should I send in my share certificates and/or ADRs now?

A:
No. Promptly after the Merger is completed, each CRIC shareholder of record as of the time of the Merger will be sent written instructions for exchanging their share certificates for the Per Share Merger Consideration. Please do not send your share certificates now. Similarly, you should not send the ADRs that represent your CRIC ADSs to the CRIC depositary at this time. Promptly after the Merger is completed, the CRIC depositary will call for the surrender of all CRIC ADRs for delivery of the Per Share Merger Consideration. CRIC ADR owners will be receiving a notice from the CRIC depositary relating to the foregoing.

  All holders of uncertificated CRIC shares and uncertificated CRIC ADSs (i.e., holders whose shares or ADSs are held in book-form entry) will automatically receive their Per Share Merger Consideration or Per ADS Merger Consideration as soon as practicable after the Merger is completed without any further action required on the part of such holders.

Q:
Am I entitled to appraisal rights?

A:
Shareholders who are registered in CRIC's register of members as the holders of CRIC shares as of the CRIC share record date who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their CRIC shares if the Merger is completed, but only if they deliver to CRIC, before the vote is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of your CRIC shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your shares.

  CRIC ADS holders will not have the right to seek appraisal and payment of the fair value of the shares underlying their ADSs. The CRIC depositary will not attempt to perfect any dissenters' rights with respect to any of the CRIC shares that it holds, even if an ADS holder requests it to do so. CRIC ADS holders wishing to exercise appraisal rights must surrender their ADSs to the CRIC depositary, pay the CRIC depositary's fees required for such surrender, provide instructions for the registration of the corresponding CRIC shares before 10:30 a.m. on March 29, 2012 (New York City time) and become registered holders of CRIC shares by the close of business on April 5, 2012 (New York City time). Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the CRIC shares under Section 238 of the Cayman Companies Law.

  We encourage you to read the information set forth in this proxy statement/prospectus carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights. Please see "Special Factors—Appraisal Rights" beginning on page 75 as well as "Annex C—Section 238 of the Cayman Companies Law" to this proxy statement/prospectus for additional information.

Q:
If I own CRIC ADSs and seek to exercise appraisal rights, how do I convert my ADSs to CRIC shares, and when is the deadline for completing the conversion of CRIC ADSs to CRIC shares?

A:
If you own CRIC ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the CRIC depositary's office at 1 Chase Manhattan Plaza, Floor 21, New York, NY 10005; Attention: ADR Administration. Upon your payment of the 5¢ per CRIC ADS cancellation fee to the CRIC depositary and any other applicable expenses, taxes or charges, such as stamp taxes or stock transfer taxes or fees, the CRIC depositary will arrange for Hong Kong Shanghai Bank Corp., the custodian holding the CRIC shares, to transfer the CRIC shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

  The deadline for surrendering CRIC ADSs to the CRIC depositary for these purposes is 10:30 a.m. on March 29, 2012 (New York City time).

  You must become a registered holder of your CRIC shares and lodge a written notice of objection to the plan of Merger with CRIC prior to the EGM.

Q:
Will any proxy solicitor be used in connection with the EGM?

A:
No, CRIC has not retained a proxy solicitor. CRIC will ask banks, brokers and other custodians, nominees and fiduciaries to forward CRIC's proxy solicitation materials to the beneficial owners of CRIC shares or CRIC ADSs held of record by such nominee holders. CRIC will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of CRIC's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. CRIC will pay any and all expenses of filing, printing and mailing the proxy solicitation materials.

Q:
Do any of CRIC's directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of CRIC's directors or executive officers have interests in the Merger that may differ from those of other shareholders, including: (1) the beneficial ownership of equity interests in, and other relationships with, E-House by Mr. Xin Zhou, Mr. Neil Nanpeng Shen and Mr. Zuyu Ding; (2) the anticipated grants of E-House equity awards to CRIC senior management and other employees after completion of the Merger; (3) treatment of CRIC share options; (4) continued indemnification rights and directors and officers liability insurance to be provided by CRIC to former directors and officers of CRIC; (5) the compensation of members of the Special Committee of the CRIC Board in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the CRIC Board's recommendation of the Merger); and (6) the continuation of service of the executive officers of CRIC in positions that are substantially similar to their current positions. Please see "Special Factors—Interests of CRIC's Directors and Executive Officers in the Merger" beginning on page 72 for a more detailed discussion of how some of CRIC's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

Q:
How will CRIC's directors and executive officers vote at the EGM on the proposal to adopt the Merger Agreement?

A:
CRIC currently expects that all directors and executive officers who beneficially own CRIC shares will vote all of their CRIC shares (representing approximately 2.3% of the outstanding CRIC shares, without taking into consideration CRIC share options granted to the directors and executive officers) in favor of approval of the Merger and approval and adoption of the Merger Agreement.

Q:
Does the CRIC Board recommend the approval of the Merger Agreement?

A:
Yes. Based in part on the unanimous recommendation of the Special Committee, the CRIC Board determined that the Merger is fair (both substantively and procedurally) to, and in the best interests of, CRIC and its unaffiliated shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, the CRIC Board recommends that you vote:

•
FOR the special resolution to authorize, approve and adopt the Merger Agreement and the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger; and

•
FOR the ordinary resolution to approve any motion to adjourn or postpone the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and the Plan of Merger.

  For additional information regarding the factors and reasons considered by the CRIC Board and the E-House Board in approving the Merger, the manner in which the CRIC Board and the E-House Board made their decision, including the decision of certain members of the CRIC Board to abstain from voting and the interest of certain directors and their affiliates in the Merger, please see "Special Factors—Background of the Merger" beginning on page 45, "Special Factors—E-House Reasons for the Merger" beginning on page 51, "Special Factors—Position of E-House, Merger Sub and Mr. Xin Zhou Regarding Fairness of the Merger" beginning on page 52 and "Special Factors—Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee" beginning on page 55.

Q:
What do I need to do now?

A:
You are urged to carefully read this proxy statement/prospectus, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference into this proxy statement/prospectus and to consider how the Merger affects you as a CRIC shareholder or ADS holder. You may also want to review the documents referenced under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively, and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to vote by proxy so that your CRIC shares and/or the CRIC shares underlying your ADSs are represented at the EGM of CRIC shareholders. You can vote your CRIC shares and/or the CRIC shares underlying your ADSs by marking your choices on the proxy card or the ADS voting instruction card, respectively, and then signing, dating and mailing it in the envelope which was included in the proxy solicitation materials which were mailed to you.

Q:
Who can help answer my questions?

A:
If you have any further questions about the Merger or if you need a copy of this proxy statement/prospectus or additional copies of the proxy card or the ADS voting instruction card, you can contact representatives from the investor relation departments of E-House and CRIC as follows:

  Kelly Qian
  Manager, Investor Relations
  E-House (China) Holdings Limited
  17/F, Merchandise Harvest Building (East)
  No. 333 North Chengdu Road
  Shanghai 200041
  People's Republic of China
  Phone: +86 (21) 6133-0730
  E-mail: ir@ehousechina.com

  Michelle Yuan
  Director, Investor Relations
  China Real Estate Information Corporation
  No. 383 Guangyan Road
  Shanghai 200072
  People's Republic of China
  Phone: +86 (21) 6086-7369
  E-mail: michelleyuan@cric.com

Q:
Where can I find more information about the companies involved in the Merger?

A:
You can find more information about E-House, CRIC and Merger Sub in "Summary—The Parties Involved in the Merger" beginning on page 1 of this proxy statement/prospectus, and in the documents described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively.

SPECIAL FACTORS

Background of the Merger

        E-House is CRIC's parent company and, as of March 21, 2012, owned 54.1% of CRIC's outstanding ordinary shares. For a description of E-House's role in establishing CRIC and developing CRIC and CRIC's business up to the time of CRIC's initial public offering in October 2009, please see "Item 4. Information on the Company—A. History and Development of the Company" on pages 32 and 33 of CRIC's annual report on Form 20-F for the year ended December 31, 2010, as filed with the SEC on April 26, 2011.

        The E-House Board and E-House's management review and assess strategic alternatives for E-House and its subsidiaries, including CRIC, from time to time, including reconfiguring its corporate structure to provide a better fit with E-House's business strategy and to maximize shareholder value. The strategic alternatives that E-House considered in 2011 include CRIC repurchasing additional outstanding shares or ADSs, E-House purchasing additional CRIC shares or ADSs, and forming a joint venture between E-House and CRIC that provides integrated real estate agency services. Shortly after E-House and CRIC (through their joint venture) launched their new real estate e-commerce platform in the third quarter of 2011, which integrates E-House's primary real estate agency services and CRIC's real estate online services, Mr. Xin Zhou, the executive chairman of the board of directors for E-House, E-House's largest shareholder and a co-founder of E-House, as well as the chairman of the CRIC Board and CRIC's chief executive officer, began seriously considering the possibility of merging E-House and CRIC. Specifically, Mr. Zhou came to the view that, as E-House's various business lines, some of which are operated through CRIC, have become more integrated, the optimal corporate structure would be one that manages all business lines under one corporate umbrella. On October 6, 2011, Mr. Zhou initiated a highly preliminary discussion with Mr. Li-Lan Cheng, E-House's chief financial officer, about the possibility of merging CRIC with E-House. After thorough discussions, Mr. Zhou and Mr. Cheng determined that the proposed merger was the best approach compared to the other strategic alternatives that E-House considered in 2011. In this regard, Mr. Zhou and Mr. Cheng came to the conclusion that merging CRIC with E-House would deepen the integration of the management and professional teams of the two companies, facilitate closer coordination of their marketing efforts across all business segments, and improve their management efficiency, thereby enhancing E-House's online-to-offline platform and the ability of both E-House and CRIC to provide seamless service to their clients. To acquire the outstanding CRIC shares that E-House did not own, Mr. Zhou and Mr. Cheng discussed offering a combination of cash and E-House's shares or publicly traded American depositary shares as the merger consideration.

        On October 25, 2011, at E-House's board meeting, Mr. Zhou and Mr. Cheng presented the proposed merger plan to the E-House Board. After careful consideration, the E-House Board approved the proposed merger and merger consideration, and authorized Mr. Zhou and Mr. Cheng to negotiate the merger terms with CRIC, provided that the merger consideration should be within the limit that the E-House Board approved.

        On October 26, 2011, E-House retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") as its U.S. legal advisor for the proposed Merger.

        On October 28, 2011, E-House delivered a letter to the CRIC Board, setting forth a non-binding proposal to acquire through a merger all of the outstanding shares of CRIC that were not owned by E-House (the "Non-Binding Proposal") for merger consideration consisting of a combination of (1) 0.6 E-House share and (2) $1.60, for each outstanding CRIC share not owned by E-House. Mr. Zhou and Mr. Cheng subsequently negotiated the terms of the proposed merger and merger agreement on behalf of E-House with the Special Committee.

        On October 31, 2011, at a meeting of the CRIC Board, the CRIC Board determined that any potential transaction with E-House would involve conflicts of interest with certain management and

Directors of CRIC, and accordingly it established the Special Committee to consider the Non-Binding Proposal, consisting solely of CRIC directors not related to E-House. The Special Committee consisted of Mr. Fan Bao, Mr. Charles Chao and Mr. David Zhang. The following CRIC directors were not included as members of the Special Committee due to their respective positions at E-House: Mr. Xin Zhou, the executive chairman of the board of directors for E-House, E-House's largest shareholder and the chief executive officer of CRIC; Mr. Neil Nanpeng Shen, a director on E-House's board of directors and an E-House shareholder; and Mr. Zuyu Ding, who has held various employment positions with E-House and its affiliates, in addition to his being the president of CRIC. The Special Committee was given responsibility to, among other things, (1) consider, review and evaluate the Non-Binding Proposal, (2) negotiate the terms and conditions of the proposed merger or any similar transaction, (3) recommend to the full CRIC Board what action, if any, should be taken by CRIC with respect to the proposed merger or any similar transaction, (4) reject, if advisable or necessary, the Non-Binding Proposal or the proposed merger, (5) express its view of whether the proposed merger is fair to, and in the best interests of, CRIC and its shareholders other than E-House and its affiliates, (6) execute any documentation for and on behalf of CRIC in connection with the Non-Binding Proposal and the proposed merger, (7) appoint any advisor (legal, financial or otherwise) to assist the Special Committee, and (8) take all such other actions and exercise any other power that may be otherwise exercised by the CRIC Board that the Special Committee determines is necessary or advisable to carry out and fulfill such duties and responsibilities.

        On October 31, 2011, the Special Committee, after contacting and carefully considering a number of law firms, engaged Shearman & Sterling LLP ("Shearman") as its U.S. legal advisor.

        On October 31, 2011, the CRIC Board decided that CRIC's existing Cayman Islands legal advisor, Maples and Calder, would continue its role as CRIC's Cayman Islands legal advisor, specifically in connection with the proposed merger, and would also be available to advise the Special Committee on Cayman Islands law. Given the nature of the legal advice to be rendered by Maples, the CRIC Board and the Special Committee determined that the Special Committee did not need to engage a separate Cayman Islands legal advisor.

        On November 4, 2011, CRIC, after considering a number of law firms and after careful consideration, confirmed the retention of the law firm of O'Melveny & Myers LLP ("O'Melveny") as its U.S. legal advisor.

        On November 5, 2011, the Special Committee held a telephonic meeting with Credit Suisse Securities (USA) LLC ("Credit Suisse"), Shearman, O'Melveny and Maples to discuss (1) the fiduciary duties and responsibilities of the Special Committee in reviewing, evaluating, investigating and negotiating the terms and conditions of the transaction contemplated by the Non-Binding Proposal, (2) preliminary legal considerations, (3) transaction process, deliverables and actions to be completed (and related timeline) prior to the execution of a definitive merger agreement, (4) the process and approach by which Credit Suisse would evaluate the Non-Binding Proposal, from a financial point of view and (5) whether there would be any need to pursue a market-sounding exercise or any alternative transactions. The Special Committee decided that, in light of E-House's controlling stake in CRIC and the unwillingness of E-House to consider any other transaction involving a sale of CRIC, there would be no reason to contact third parties who might otherwise consider an acquisition of CRIC.

        On November 8, 2011, the Special Committee, after confirming that Credit Suisse was independent for purposes of engagement as the Special Committee's financial advisor concerning the proposed Merger and after having interviewed a number of potential financial advisors and careful consideration, formally engaged Credit Suisse as its financial advisor.

        On November 10, 2011, Skadden provided the initial draft of the merger agreement to Shearman.

        On November 10, 2011, at the direction of the Special Committee, representatives of Credit Suisse and CRIC management held a telephonic meeting to review the business and finances of CRIC. Credit Suisse discussed with CRIC management CRIC's business plans and strategic initiatives, the market environment and other matters related to the financial analysis being prepared by Credit Suisse. During this call, Credit Suisse, with the consent of the Special Committee, requested that CRIC management provide financial forecasts reflecting CRIC management's best estimates of future financial performance for evaluation in connection with the Special Committee's financial analysis.

        On November 10, 2011, representatives of Credit Suisse and E-House management held a telephonic meeting to review the business and finances of E-House and E-House's business plan and strategic initiatives, the market environment, and other matters related to the financial analysis being prepared by Credit Suisse. During this call, Credit Suisse, with the consent of the Special Committee, requested that E-House management provide financial forecasts reflecting E-House management's best estimates of future financial performance for evaluation in connection with the Special Committee's financial analysis.

        On November 13, 2011, E-House retained Conyers Dill & Pearman as its Cayman Islands E-House legal counsel.

        On November 14, 2011, the Special Committee held a telephonic meeting with Credit Suisse, Shearman and Maples. At this meeting, representatives of Credit Suisse updated the Special Committee and its legal advisors regarding the status of its financial analysis. The Special Committee also discussed the draft merger agreement delivered by Skadden with representatives of Shearman and Maples. The Special Committee, after consulting with its legal advisors, instructed Shearman to revise the draft merger agreement to, among other things, (1) amend the treatment of holders of CRIC restricted shares to account for the cash portion of the merger consideration, (2) expand the set of representations that E-House would make to mirror those of CRIC, given that E-House would be issuing new shares to CRIC shareholders in connection with the proposed merger, (3) expand the list of corporate actions that E-House would be prohibited from taking between the signing of the merger agreement and the closing of the proposed merger to ensure that the consent of the Special Committee would be required during such time before E-House could take any action that could materially impact the value of the share consideration to be received by CRIC shareholders and CRIC ADS holders, (4) permit alternative acquisition proposals from bona fide third party acquirors, (5) remove the "force the vote" provision from the draft merger agreement, so that E-House may not force CRIC shareholders to vote on the proposed merger absent the recommendation of the Special Committee for the proposed merger, (6) include a "majority of the minority" voting requirement which requires the merger agreement to be approved by an affirmative vote of shareholders unaffiliated with E-House and holding a majority of the outstanding CRIC shares, excluding the Excluded CRIC Shares, to provide additional protection to CRIC shareholders not affiliated with E-House, (7) include a reverse termination fee to be paid by E-House in the event that E-House fails to consummate the proposed merger or the merger agreement is terminated by CRIC because of material breaches by E-House of the merger agreement, and (8) remove the provision that would allow E-House not to proceed with the merger if holders of more than 5% of the outstanding CRIC shares exercise their appraisal rights.

        On November 17, 2011, representatives of Credit Suisse participated in a call with CRIC's and E-House's senior management to discuss further details regarding CRIC's and E-House's respective business plans, strategic initiatives, the market environment, financial forecast parameters and assumptions and other matters related to Credit Suisse's financial analysis.

        On November 18, 2011, Shearman provided their initial comments on the draft merger agreement to Skadden based on the Special Committee's review of the draft merger agreement.

        On November 22, 2011, Shearman and Skadden held a telephonic meeting to discuss comments from Shearman and the Special Committee on the draft merger agreement. The parties discussed, among other things, (1) the mechanics of distributing the merger consideration to CRIC's shareholders and ADS holders, (2) who would become the directors of the surviving company, (3) whether CRIC would be authorized under the merger agreement to seek a superior merger proposal from a third party, (4) where the forum of arbitration would be, and (5) the maximum number of shareholders who may dissent as a closing condition. No member of the CRIC Board who is affiliated with E-House or the Special Committee participated in the discussion. At this meeting, the parties agreed in principle that, subject to E-House's input and confirmation, E-House would make the same representations in the merger agreement as CRIC and would be subject to the same restrictions in terms of the corporate actions it could take between the signing of the merger agreement and the closing of the proposed merger.

        On November 27, 2011, representatives of Credit Suisse participated in calls with E-House's and CRIC's senior management to discuss further details regarding E-House's and CRIC's respective expected future financial performance and other matters related to Credit Suisse's financial analysis.

        On November 29, 2011 Skadden distributed to Shearman a revised draft merger agreement to reflect certain comments from Shearman and the Special Committee. The revisions, among other things, included (1) inserting a new "majority of the minority" voting provision, (2) raising the threshold of dissenters seeking appraisal rights as a condition to the obligations of E-House and the Merger Sub to 10% of CRIC's outstanding shares, and (3) changing the dispute resolution forum to Singapore International Arbitration Center. The key outstanding issues included, among others, (1) the Special Committee's ability to consider other merger proposals and (2) the amount of the termination fee for E-House and Merger Sub and that for CRIC.

        On November 30, 2011, Skadden's tax team and Shearman's tax team had a preliminary discussion of the tax provisions in the draft merger agreement. In particular, the parties discussed the applicability of withholding taxes under PRC law to payment of merger consideration.

        On December 1 and 2, 2011, representatives of Credit Suisse participated in calls with E-House's senior management to discuss further details regarding E-House's business plans, strategic initiatives, the market environment, financial forecasts and other matters related to Credit Suisse's financial analysis.

        On December 2, 2011, the Special Committee held a telephonic meeting with Credit Suisse, Shearman and Maples. Credit Suisse provided the Special Committee with an overview of the real estate market in China, including price trends in China's residential property market, home mortgage loan growth, research analyst commentaries, projected growth of the residential and non-residential building industry, recent policy updates and other macroeconomic factors. The information included in this overview was collected from publicly available sources and generally reflected that the property market in China remained sluggish and continued to face challenges, including government policies which have tightened credit and placed restrictions on mortage lending. Credit Suisse also provided the Special Committee with past financial performance of E-House and CRIC based on publicly available information, including summary historic financial information of E-House and CRIC and revenue and revenue growth by business segment. At the Special Committee's request, Credit Suisse presented this publicly available information to provide the Special Committee with background information regarding the companies and the industry in which they operate. Credit Suisse's presentation to the Special Committee on December 2, 2011 was filed as Exhibit (c)(2) to the Schedule 13E-3 filed by CRIC, E-House, Merger Sub and Mr. Xin Zhou in connection with this proxy statement/prospectus. In addition to discussing the matters set forth in Credit Suisse's presentation, the Special Committee also discussed with representatives of Shearman and Maples the outstanding issues arising from the draft merger agreement. The Special Committee, following consultation with its legal advisors, instructed Shearman to revise the draft merger agreement to, among other things, (1) amend the treatment of CRIC share option holders in the merger so that such persons would receive only E-House share options as opposed to a combination of E-House share options and E-House restricted shares, as the previously proposed option consideration would have resulted in (a) adverse tax consequences to CRIC share option holders who are U.S. taxpayers and (b) depending upon the underlying economic value of a CRIC share option, variations across CRIC share options in the relative percentage of value per CRIC share option surrendered represented by E-House options and E-House restricted shares, (2) permit alternative acquisition proposals from bona fide third party acquirors, (3) remove the "force the vote" provision, and (4) lower CRIC's termination fee to allow CRIC to more easily terminate the merger agreement, should the CRIC Board choose to do so.

        On December 7, 2011, Shearman provided their comments on the revised draft merger agreement to Skadden based on the Special Committee's review of the revised draft merger agreement.

        As described more fully in "—Certain Financial Forecasts," on December 13, 2011, E-House and CRIC furnished to the Special Committee their respective non-public financial forecasts for the quarter ended December 31, 2011 and the four years ended December 31, 2016, which Credit Suisse was directed to use for the purpose of evaluating the merger consideration.

        On December 14, 2011, Shearman and Skadden had a telephonic meeting to discuss comments from Shearman and the Special Committee on the draft merger agreement. No representative of E-House or member of the Special Committee participated in the discussion. The major issues that Skadden and Shearman discussed during the telephonic meeting included (1) the treatment of CRIC share options, (2) the potential use by E-House of some of CRIC's cash balances to fund the cash portion of the merger consideration, (3) tax withholdings from the merger consideration, (4) alternative acquisition proposals, and (5) termination fees. It was decided that the treatment of CRIC share options and the exact amount of CRIC's cash to be used as a part of the merger consideration would be further negotiated by E-House and the Special Committee. The parties agreed in principle to the removal of the force the vote provision and the prohibition on alternative acquisition proposals from bona fide third party acquirors. The parties also agreed to the termination fee amounts proposed by Shearman in their December 7, 2011 comments to the draft merger agreement, subject to any further input from the Special Committee and E-House.

        On December 15, 2011, the Special Committee held a telephonic meeting with Credit Suisse, Shearman and Maples to discuss the remaining outstanding issues arising from the draft merger agreement and Credit Suisse's preliminary financial analyses. During this meeting, Credit Suisse presented a preliminary version of the financial analyses it had conducted on both CRIC and E-House, which was filed as exhibit (c)(3) to the Schedule 13E-3 filed by CRIC, E-House, Merger Sub and Mr. Xin Zhou in connection with this proxy statement/prospectus. The financial analyses were later updated and presented by Credit Suisse to the Special Committee on December 26, 2011 and are described more fully in "—Opinion of Credit Suisse." Credit Suisse's updated financial analyses, dated December 26, 2011, were filed as exhibit (c)(4) to the Schedule 13E-3 filed by CRIC, E-House, Merger Sub and Mr. Xin Zhou in connection with this proxy statement/prospectus. The results of this preliminary version of the financial analyses were substantially similar to the results of the financial analyses contained in the final presentation to the Special Committee on December 26, 2011, but differed in the following respects: (1) the reference date used for certain stock price information in the December 15th presentation was December 13, 2011, rather than the reference date of December 22, 2011 utilized in the December 26th presentation, which resulted in corresponding immaterial changes to the mean and median results of the respective selected companies analyses, but did not impact the results of these analyses or the implied value of the merger consideration pursuant to these analyses; (2) the amount of cash offered for each share of CRIC stock increased from $1.60 to $1.75; (3) the December 26th presentation utilized a narrower range of discount rates for the discounted cash flow analyses—these ranges were adjusted for the December 26th presentation following additional due diligence, and fall within the ranges utilized for the December 15th presentation; and (4) the December 15th presentation included a sensitivity analysis of E-House excluding the CRIC business that was not included in the December 26th presentation. During the December 15, 2011 meeting, the Special Committee, following consultation with its legal and financial advisors, determined that in view of (1) the decline in E-House's share price relative to the decline in CRIC's share price since the date the Non-Binding Proposal was received by the CRIC Board and (2) the fact that the proposed merger consideration was relatively low in relation to the valuation ranges resulting from the application of certain valuation methodologies, it would request that E-House increase the proposed merger consideration. Following further discussion, the Special Committee concluded that an increase in the cash consideration portion of the merger consideration would likely be viewed more favorably by CRIC shareholders and ADS holders than an increase in the E-House share/ADS portion of the merger consideration.

        On December 15, 2011, Skadden distributed to Shearman a revised draft merger agreement to reflect certain comments from Shearman and the Special Committee, including permitting alternative acquisition proposals and the amount of termination fees, as well as certain matters that were agreed upon between Skadden and Shearman during their telephonic meeting the previous day.

        Between December 15, 2011 and December 22, 2011, the Special Committee and Xin Zhou, E-House's executive chairman, had ongoing discussions regarding the possibility of increasing the proposed merger consideration. In a telephonic meeting held on December 22, 2011, the Special Committee and Mr. Zhou agreed that the cash portion of the merger consideration would be increased from $1.60 per CRIC share or per CRIC ADS to $1.75 per CRIC share or per CRIC ADS.

        On December 23 and 24, 2011, Li-Lan Cheng, E-House's chief financial officer, and Bin Laurence, CRIC's chief financial officer, discussed alternative methods for effecting the conversion of CRIC share options in the merger and the tax consequences of and other considerations relating to such alternative methods. The alternative methods consisted of (1) E-House granting CRIC share option holders a combination of E-House share options and E-House restricted shares, which had been initially proposed by E-House, and (2) E-House granting all CRIC share option holders E-House share options only, as had been proposed by CRIC. Based on advice from each side's U.S. legal counsel, it was becoming clearer that if E-House were to grant CRIC share option holders a combination of E-House share options and E-House restricted shares, (1) adverse tax consequences to CRIC share option holders who are U.S. taxpayers would likely be triggered, and, (2) depending upon the underlying economic value of a CRIC share option, granting CRIC share option holders a combination of E-House share options and E-House restricted shares would result in variations across CRIC share options in the relative percentage of value per CRIC share option surrendered represented by E-House options and E-House restricted shares.

        On December 26, 2011, the Special Committee held a telephonic meeting, also attended by Shearman and Credit Suisse. At this meeting, Credit Suisse presented to and reviewed with the Special Committee certain financial analyses, as described below in "—Opinion of Credit Suisse," and which presentation is filed as exhibit(c)(4) to Schedule 13E-3 filed by CRIC, E-House, Merger Sub and Mr. Xin Zhou in connection with this proxy statement/prospectus, and rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion), that, as of December 26, 2011, and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs was fair, from a financial point of view, to such persons, other than the Excluded Persons. After receipt of advice from its legal and financial advisors at such meeting, the Special Committee unanimously resolved to recommend to the CRIC Board that the CRIC Board approve the merger agreement substantially in the form circulated on December 26, 2011, subject to the satisfactory resolution of a limited number of unresolved issues.

        On December 27, 2011, Shearman, Skadden, Mr. Cheng and Ms. Laurence had a telephonic meeting to discuss the unresolved issues in the draft merger agreement, including the treatment of CRIC share options in the merger. Several follow-up calls were held between Skadden and Shearman during December 27 and December 28, 2011. As a result of these calls, it was agreed that E-House would grant all CRIC share option holders E-House share options only, as opposed to a combination of E-House share options and E-House restricted shares, as the latter option (1) would likely result in adverse U.S. federal tax consequences under Section 409A of the Internal Revenue Code to CRIC share option holders who are U.S. taxpayers, and (2) depending upon the underlying economic value of a CRIC share option, granting CRIC share option holders a combination of E-House share options and E-House restricted shares would result in variations across CRIC share options in the relative percentage of value per CRIC share option surrendered represented by E-House options and E-House restricted shares. During this time, Shearman and Skadden prepared several revised drafts of the merger agreement reflecting the matters which had been agreed upon during the various telephonic meetings.

        In the evening of December 28, 2011, Shearman and Skadden finalized the merger agreement to reflect all of the terms and conditions agreed upon by the Special Committee and E-House. Also on the evening of December 28, 2011, Credit Suisse delivered to the Special Committee its written opinion that, as of December 26, 2011, and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs was fair, from a financial point of view, to such persons, other than the Excluded Persons, and the Special Committee executed its unanimous written resolutions approving the merger agreement and the merger.

        On December 28, 2011, a meeting of the CRIC Board was held, which was attended by Credit Suisse at the request of the Special Committee. During this meeting, Credit Suisse confirmed that it rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion), that, as of December 26, 2011, and based upon and subject to the assumptions and qualifications stated in its opinion, the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs was fair, from a financial point of view, to such persons, other than the Excluded Persons. Based in part on the unanimous recommendation of the Special Committee, the CRIC Board, by actions taken without the participation of four directors who either recused themselves or were not present at the meeting (Mr. Xin Zhou, who recused himself because of his position as the executive chairman of the board of directors for E-House, his status as E-House's largest shareholder and his position as the chief executive officer of CRIC, Mr. Neil Nanpeng Shen, who recused himself because of his position as a director on E-House's board of directors and because he is an E-House shareholder, Mr. Zuyu Ding, who was not present at the meeting because he currently holds and had previously held various employment positions with E-House and its affiliates (in addition to his role as a director and the president of CRIC), and Ms. Hong Du, who was unable to attend the meeting), (1) determined that it is advisable and in the best interests of CRIC and its shareholders that CRIC enter into the Merger Agreement, (2) acknowledged, approved, adopted, authorized, confirmed and ratified the Merger Agreement, and (3) resolved to include in this proxy statement/prospectus its recommendation that CRIC shareholders vote "FOR" the adoption and approval of the Merger Agreement and the Plan of Merger at an extraordinary general meeting of CRIC shareholders.

        On December 28, 2011, the E-House Board held a meeting, and at the meeting approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

        In the evening of December 28, 2011, Shanghai time, E-House and CRIC announced the execution of the Merger Agreement.

E-House Reasons for the Merger

        The purpose of the Merger is for E-House to acquire the remaining outstanding CRIC shares that E-House does not currently own. In approving the Merger Agreement and the Merger, in addition to those discussed above, E-House considered a variety of factors in favor of the Merger. Among other things, E-House believes that:

  •
  The Merger would provide clients of E-House and CRIC with a more comprehensive and integrated online and offline real estate services platform, which includes offline sales agency and consulting, online advertising and promotion and e-commerce.

  •
  The Merger would deepen the integration of its management and professional team, better coordinate its marketing efforts across all its business segments and improve its management efficiency.

  •
  The transaction is a good utilization E-House's cash balance and is also earnings-accretive for E-House shareholders.

Position of E-House, Merger Sub and Mr. Xin Zhou Regarding Fairness of the Merger

        Under SEC rules governing "going private" transactions, E-House and Merger Sub (together, the "Buyer Filing Persons") and Mr. Xin Zhou are required to express their beliefs as to the fairness of the proposed Merger to CRIC's unaffiliated security holders. The Buyer Filing Persons and Mr. Xin Zhou are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of the Buyer Filing Persons and Mr. Xin Zhou should not be construed as a recommendation to any CRIC shareholder or CRIC ADS holder as to how they should vote on the proposal to adopt the Merger Agreement.

        The Buyer Filing Persons and Mr. Xin Zhou believe the interests of CRIC's unaffiliated shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Filing Persons and Mr. Xin Zhou attempted to negotiate a transaction that would be most favorable to them, and not to CRIC's unaffiliated shareholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Filing Persons and Mr. Xin Zhou did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's independent legal or financial advisors as to, the fairness of the proposed Merger to CRIC's unaffiliated shareholders. Furthermore, no financial advisor provided the Buyer Filing Persons and Mr. Xin Zhou with any analysis or opinion with respect to the fairness of the Merger Consideration to CRIC's unaffiliated shareholders.

        Based on their knowledge and analysis of available information regarding CRIC, as well as the factors considered by, and findings of, the Special Committee and the CRIC Board discussed in "Special Factors—Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee," the Buyer Filing Persons and Mr. Xin Zhou believe the proposed Merger is substantively fair to CRIC's unaffiliated shareholders and ADS holders based upon the following factors, which are not listed in any relative order of importance:

  •
  based on the E-House ADS closing trading price on the NYSE of $4.25 per E-House ADS ($4.25 per E-House share) on December 27, 2011 (the day before the Merger Agreement was signed), the Merger Consideration represents an implied value of $4.30 per CRIC ADS ($4.30 per CRIC share), which amounts to a premium of 5.7% over the $4.07 closing trading price of CRIC ADSs on the NASDAQ on December 27, 2011.

  •
  the fact that although the historical closing price of the CRIC ADSs has been as high as $17.15 per ADS since CRIC became publicly listed on October 16, 2009 (and as high as $9.89 during the 52-week period prior to the announcement of the execution of the Merger Agreement), it was as low as $3.68 during the 52-week period prior to the announcement of the execution of the Merger Agreement and as low as $3.68 since CRIC became publicly listed;

  •
  the members of the Special Committee are not officers or employees of CRIC, are not affiliated with the Buyer Filing Persons or Mr. Xin Zhou and do not have any interests in the Merger different from, or in addition to, those of CRIC's unaffiliated shareholders, other than the members' receipt of board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee's or the CRIC Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

  •
  notwithstanding that the Credit Suisse fairness opinion was not delivered to the Buyer Filing Persons or Mr. Xin Zhou, the fact that the Special Committee received an opinion from Credit Suisse stating that as of December 26, 2011, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received by holders of the CRIC ADSs and CRIC shares (other than the Excluded Persons) was fair, from a financial point of view, to such holders;

  •
  the cash portion of the Merger Consideration will enable holders of CRIC ADSs and CRIC shares (other than the Excluded CRIC Shares and Dissenter Shares) to immediately realize a certain value, while the E-House ADS and E-House share portion of the Merger Consideration will enable CRIC ADS holders and CRIC shareholders, respectively, to participate and share in the future earnings and growth of E-House and its subsidiaries and consolidated affiliated entities (including synergies resulting from the Merger) and benefit from increases, if any, in the value of E-House and its subsidiaries and consolidated affiliated entities, following completion of the Merger; and

  •
  the Merger is not subject to a financing condition, antitrust or other regulatory approvals or approval by E-House shareholders, which limits the execution risk attached to the completion of the Merger, subject to satisfaction of the conditions to the completion of the Merger as described in this proxy statement/prospectus, and thus makes it more likely that the Merger will be consummated promptly if the shareholders of CRIC approve the Merger.

        In addition, the Buyer Filing Persons and Mr. Xin Zhou took into account their view that an acquisition of a controlling majority position should be valued at a premium that would not be applicable to a merger transaction, such as the proposed Merger with CRIC, that does not similarly confer control.

        The Buyer Filing Persons and Mr. Xin Zhou believe that the Merger is procedurally fair to CRIC's unaffiliated shareholders based on the following factors, which are not listed in any relative order of importance:

  •
  the Special Committee, consisting entirely of CRIC directors who are not related to E-House, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to decide not to engage in the Merger;

  •
  the members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of CRIC's unaffiliated shareholders, other than the members' receipt of CRIC Board and Special Committee compensation (which are not contingent upon the completion of the Merger or Special Committee's or CRIC Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

  •
  the Special Committee retained and was advised by independent U.S. legal counsel and a financial advisor, all of whom are experienced in advising committees such as the Special Committee in similar transactions;

  •
  the Special Committee and the CRIC Board had no obligation to recommend the adoption of the Merger Agreement and the other transactions contemplated thereby, including the Merger;

  •
  E-House did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the Merger Consideration and other terms and conditions of the Merger Agreement were the result of negotiations over an extended period of time between E-House and the Special Committee and their respective legal advisors;

  •
  the Merger was unanimously approved by the Special Committee;

  •
  the Special Committee received from its financial advisor an opinion, dated December 26, 2011, as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of CRIC ADSs and CRIC shares (other than the Excluded Persons);

  •
  the Merger is not conditioned on any financing being obtained by E-House or Merger Sub, thus increasing the likelihood that the Merger will be completed;

  •
  in addition to the statutory shareholder approval requirement under the Cayman Companies Law, adoption of the Merger Agreement is subject to the approval of a "majority of the minority" of CRIC shareholders that are not affiliated with E-House, giving such unaffiliated CRIC shareholders a meaningful opportunity to consider and vote upon the adoption of the Merger Agreement; and

  •
  under the law of the Cayman Islands, CRIC shareholders have the right to dissent from the Merger and to demand appraisal of the fair value of their CRIC shares by the Grand Court of the Cayman Islands.

        The Buyer Filing Persons and Mr. Xin Zhou also considered the following factors, each of which they considered to be negative in their considerations concerning the fairness of the terms of the transaction:

  •
  as to the Merger Consideration, the interests of E-House and Mr. Xin Zhou are adverse to the financial interests of CRIC shareholders unaffiliated with E-House; and

  •
  as described under "—Interests of CRIC's Directors and Executive Officers in the Merger" beginning on page 72, certain executive officers of CRIC may have actual or potential conflicts of interest in connection with the Merger.

        In reaching their conclusion as to fairness, the Buyer Filing Persons and Mr. Xin Zhou did not consider the liquidation value of CRIC because they consider CRIC to be a viable going concern and have no plans to liquidate CRIC. The liquidation of CRIC was not considered to be a viable course of action based on the desire of E-House and Mr. Xin Zhou for CRIC to continue to conduct its business following completion of the Merger and remain an integral component of the overall strategy of E-House. Therefore, the Buyer Filing Persons and Mr. Xin Zhou believe that the liquidation value of CRIC is irrelevant to a determination as to whether the Merger is fair to CRIC ADS holders and CRIC shareholders unaffiliated with E-House, and no appraisal of liquidation value was sought for purposes of valuing the CRIC shares and ADSs. Further, net book value, which is an accounting concept, was not considered as a factor because the Buyer Filing Persons and Mr. Xin Zhou believe that net book value is not a material indicator of the value of CRIC as a going concern but rather is primarily indicative of historical asset costs.

        The Buyer Filing Persons and Mr. Xin Zhou are not aware of any firm offers made by a third party to acquire CRIC during the past two years and in any event E-House does not have any intention of selling or otherwise disposing of the CRIC shares that are currently owned by it, which constitute approximately 54.1% of CRIC's outstanding share capital. Third-party offers were therefore not considered by the Buyer Filing Persons and Mr. Xin Zhou in reaching their conclusion as to fairness.

        Other than the Merger, E-House did not consider alternative means to acquire shares held by the unaffiliated CRIC shareholders.

        The foregoing is a summary of the material information and factors considered and given weight by the Buyer Filing Persons and Mr. Xin Zhou in connection with their evaluation of the fairness of the Merger to CRIC's unaffiliated shareholders. The Buyer Filing Persons and Mr. Xin Zhou did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to CRIC's unaffiliated shareholders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

        The Buyer Filing Persons and Mr. Xin Zhou believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to CRIC's unaffiliated shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Filing Persons or Mr. Xin Zhou to any CRIC shareholder or ADS holder as to how they should vote with respect to the approval and adoption of the Merger Agreement.

Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee

        The CRIC Board, acting on the unanimous recommendation of the Special Committee, which Special Committee acted with the assistance of CRIC's management (other than Mr. Xin Zhou, CRIC's chief executive officer, and Mr. Zuyu Ding, CRIC's president) and the Special Committee's financial and legal advisors, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement.

        On December 28, 2011, the Special Committee unanimously recommended that the CRIC Board adopt resolutions that:

  •
  determine that the proposed Merger, on the terms and subject to the considerations set forth in the Merger Agreement, is in the best interests of CRIC and its shareholders, and declare it advisable to enter into the Merger Agreement;

  •
  approve the execution, delivery and performance by CRIC of the Merger Agreement and the consummation of the transactions contemplated thereby, including the proposed Merger;

  •
  recommend the approval and adoption of the Merger Agreement by the holders of the CRIC shares; and

  •
  direct that the Merger Agreement be submitted to the holders of the CRIC shares for their approval.

        On December 28, 2011, the CRIC Board unanimously adopted the resolutions recommended by the Special Committee.

        In the course of reaching their respective determinations, the CRIC Board and the Special Committee considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and the CRIC Board believe supported their respective decisions, but which are not listed in any relative order of importance:

  •
  the current and historical market prices of the CRIC ADSs and E-House ADSs;

  •
  the fact that, based on the E-House ADS closing trading price on the NYSE of $4.25 per E-House ADS ($4.25 per E-House share) on December 27, 2011 (the day before the Merger Agreement was signed), the Merger Consideration represents an implied value of $4.30 per CRIC ADS ($4.30 per CRIC share), which amounts to a premium of 5.7% over the closing trading price of CRIC ADSs on the NASDAQ on December 27, 2011;

  •
  the fact that, although the historical closing price of the CRIC ADSs has been as high as $17.15 per ADS since CRIC became publicly listed on October 16, 2009 (and as high as $9.89 during the 52-week period prior to the announcement of the execution of the Merger Agreement), it was as low as $3.68 during the 52-week period prior to the announcement of the execution of the Merger Agreement and as low as $3.68 since CRIC became publicly listed;

  •
  the possibility that it could take a period of time before the trading price of CRIC shares and CRIC ADSs would reach and sustain the value of the consideration being offered in the Merger;

  •
  the CRIC Board's knowledge of CRIC's business, financial condition, results of operations, prospects and competitive position and its belief that the Merger is more favorable to its unaffiliated shareholders and ADS holders than any other alternative reasonably available to CRIC and its shareholders and ADS holders;

  •
  the CRIC Board's knowledge of E-House's business, financial condition, results of operations, prospects and competitive position;

  •
  forecasts of CRIC's and E-House's future financial performance prepared by Wall Street analysts, together with CRIC's management's view of its and E-House's financial condition, results of operations, business, prospects and competitive position;

  •
  global economic conditions and the potential effects on CRIC's future financial condition;

  •
  the belief of the Special Committee that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  •
  the CRIC Board's belief that it was unlikely that any other transaction with a third party could be consummated in light of E-House's controlling equity stake in CRIC;

  •
  the availability of dissenters' rights to those CRIC shareholders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters' rights, which allow such holders to seek payment of the fair value of their CRIC shares as determined by the Grand Court of the Cayman Islands;

  •
  the increased costs of regulatory compliance for public companies;

  •
  the likelihood that the proposed Merger would be completed based on, among other things (and not necessarily in order of relative importance):

  •
  the absence of a financing condition in the Merger Agreement and the lack of any need for E-House to seek external financing for the Merger;

  •
  the likelihood and anticipated timing of completing the proposed Merger in light of the scope of the conditions to closing, including the absence of significant required regulatory approvals;

  •
  CRIC's ability to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement; and

  •
  the business reputation and capabilities of E-House and its management and the substantial financial resources of E-House, which the Special Committee and the CRIC Board believed supported the conclusion that a transaction with E-House could be completed in an orderly manner;

  •
  following its formation, the Special Committee's independent control of the sale process with the advice and assistance of Credit Suisse and Shearman as its financial and legal advisors, respectively, reporting solely to the Special Committee, and the fact that and that no limitations were placed on the Special Committee's authority;

  •
  CRIC's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the completion of the Merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal", or if the CRIC Board otherwise determines that its exercise of its fiduciary duties requires a change in its recommendation;

  •
  that a fixed ratio for the Per Share Stock Consideration and Per ADS Stock Consideration provides the holders of CRIC shares and CRIC ADSs, respectively, the opportunity to benefit from any increase in the trading price of E-House shares between the announcement of the Merger Agreement and the completion of the Merger;

  •
  the fact that the CRIC ADSs have had historically low trading volume and that the Per Share Cash Consideration and Per ADS Cash Consideration will provide the holders of CRIC shares and CRIC ADSs, respectively, with immediate value in cash for their CRIC shares and CRIC ADSs, and that the E-House ADSs issued to CRIC ADS holders in the Merger will be able to be freely traded on the NYSE following their approval for listing;

  •
  that the Merger Consideration would enable the holders of CRIC shares and CRIC ADSs to beneficially own approximately 33.0% of the outstanding E-House shares following the Merger, which will provide CRIC shareholders and CRIC ADS holders with the opportunity to participate in any future earnings or growth of E-House and future appreciation in the value of E-House shares and E-House ADSs following the Merger, should such shareholders determine to retain the E-House shares and E-House ADSs payable in the Merger;

  •
  the negotiations with respect to the Merger Consideration that, among other things, led to an increase in the cash portion of the Merger Consideration from $1.60 per CRIC share/ADS to $1.75 per CRIC share/ADS and the determination that, following extensive negotiations with E-House, the Merger Consideration (including the cash and CRIC share/ADS portions) was the highest price that E-House would agree to pay, with the CRIC Board basing its belief on a number of factors, including the duration, tenor and the experience of the Special Committee's and its advisors' negotiations with E-House as described to it by the Special Committee; and

  •
  the financial analyses reviewed with the Special Committee by representatives of Credit Suisse, and the oral and written opinion of Credit Suisse, dated December 26, 2011, to the Special Committee as to the fairness, from a financial point of view as of the date of the opinion, of the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs (other than the Excluded Persons), as more fully described below in the section entitled "—Opinion of Credit Suisse."

        The Special Committee and the CRIC Board also believed that the proposed merger, based upon the terms of the merger agreement to be entered into, was substantively and procedurally fair because sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to unaffiliated holders of CRIC shares and CRIC ADSs and to permit the Special Committee and the CRIC Board to effectively represent the interests of such unaffiliated holders of CRIC shares and CRIC ADSs. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

  •
  the Special Committee acted to represent solely the interests of the unaffiliated holders of CRIC shares and CRIC ADSs, and the Special Committee had independent control of the extensive negotiations with E-House on behalf of such unaffiliated holders of CRIC shares and CRIC ADSs;

  •
  all of the directors serving on the Special Committee during the entire process are free from any affiliation with E-House. In addition, none of such directors is or ever was an employee of CRIC or any of its subsidiaries or affiliates;

  •
  the fact that, other than their receipt of CRIC Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee's or CRIC Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, members of the Special Committee do not have interests in the Merger different from, or in addition to, those of the unaffiliated holders of CRIC shares and CRIC ADSs;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Non-Binding Proposal from E-House and the transactions contemplated therein from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the proposed Merger or any documentation in connection therewith from that date forward was considered by the CRIC Board for approval unless the Special Committee had recommended such action to the CRIC Board;

  •
  the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and E-House and its advisors, on the other hand;

  •
  the Special Committee had the authority to reject the terms of any strategic transaction, including the Merger;

  •
  the Special Committee met regularly to consider and review the proposed Merger;

  •
  the recognition by the Special Committee and the CRIC Board that it had no obligation to recommend the approval of the Merger proposal from E-House or any other transaction;

  •
  the recognition by the Special Committee and the CRIC Board that, under the terms of the Merger Agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date the holders of CRIC shares vote upon the Merger Agreement;

  •
  the ability of CRIC to terminate the Merger Agreement upon acceptance of a superior proposal or if its fiduciary duties otherwise require;

  •
  the availability of dissenters' rights to those CRIC shareholders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters' rights;

  •
  the approximately two-month period between the public announcement that CRIC had received a Merger proposal from E-House and the signing of the Merger Agreement provided an opportunity for other potentially interested buyers to indicate their interest in acquiring CRIC; and

  •
  the fact that the Merger is subject to the approval of a majority of the unaffiliated holders of CRIC shares.

        In light of the procedural safeguards described above, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated CRIC shareholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger.

        Given that E-House owns approximately 54.1% of the outstanding shares of CRIC and that E-House would not consider a sale of its CRIC shares, the Special Committee concluded that there was no true "market" for an alternative sale of CRIC. Consequently, the Special Committee did not pursue a market-sounding exercise or any alternative transactions.

        The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, which are discussed below and are not listed in any relative order of importance:

  •
  that due to the unwillingness of E-House to consider any other transaction involving a sale of CRIC, there was no reason to contact, and in light thereof no attempt was made to contact, third parties who might otherwise consider an acquisition of CRIC. The Special Committee recognized that it was possible that a sale process open to all possible bidders might result in a higher sale price than the Merger Consideration payable in the Merger;

  •
  the fact that E-House could sell some or all of CRIC following the Merger to one or more purchasers at a valuation higher than that being paid in the Merger;

  •
  the restrictions on the conduct of CRIC's business prior to the completion of the proposed Merger, which may delay or prevent CRIC from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of CRIC pending completion of the proposed Merger;

  •
  the risks and contingencies related to the announcement and pendency of the Merger, including the impact of the Merger on customers, employees, suppliers and relationships with other third parties, including the potential negative reaction of these parties to the fact that CRIC would be merging with another party or acquired by E-House;

  •
  the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Merger;

  •
  the fact that, under the terms of the Merger Agreement, CRIC must pay to E-House a termination fee of US$5.0 million if the Merger Agreement is terminated under certain circumstances;

  •
  the fact that holders of CRIC shares and ADSs will have a significantly smaller ongoing equity participation in E-House (and, as a result, a smaller opportunity to participate in any future earnings or growth of E-House and future appreciation in the value of E-House shares or E-House ADSs following the Merger) than they currently have in CRIC;

  •
  the challenges of combining the businesses, policies, processes, systems, operations and workforces of CRIC and E-House and realizing the anticipated cost savings and operating synergies, and the risk that potential benefits and synergies sought in the Merger may not be realized or may not be realized within the expected time period;

  •
  the fact that a fixed exchange ratio for E-House shares and E-House ADSs in the Merger means that holders of CRIC shares and CRIC ADSs could be adversely affected by a decrease in the trading price of E-House ADSs between the time of the announcement and the completion of the Merger;

  •
  the risk that the parties may incur significant costs and unexpected delays in consummating the Merger;

  •
  the fact that there can be no assurance that all conditions to the parties' obligations to complete the Merger (including the condition that CRIC's shareholders approve the Merger as required by the Cayman Companies Law and under the Merger Agreement) will be satisfied and, as a result, the Merger may not be consummated, and the possible effects on CRIC should the parties fail to complete the Merger; and

  •
  the fact that the Merger Consideration would be taxable to CRIC's shareholders and ADS holders that are U.S. holders for United States federal income tax purposes.

        The foregoing is a summary of the material information and factors considered by the Special Committee and the CRIC Board. In view of the wide variety of material factors considered by the Special Committee and the CRIC Board in reaching their decisions, neither the Special Committee nor the CRIC Board found it practicable to, and neither did, quantify or otherwise assign relative weights to the foregoing factors in reaching their respective conclusions. In addition, individual members of the Special Committee and the CRIC Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the CRIC Board approve, and the CRIC Board approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

        Neither the Special Committee nor the CRIC Board considered the liquidation value of CRIC's assets because they each consider CRIC to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the CRIC Board believe that the value of CRIC's assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the Special Committee and the CRIC Board believes the analyses and additional factors it reviewed provided an indication of CRIC's going concern value. The Special Committee and the CRIC Board also considered the historical market prices for CRIC ADSs as described in "Comparative Market Price and Dividend Information" beginning on page 21.

        Neither the Special Committee nor the CRIC Board considered CRIC's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of CRIC, as a factor. Each of the Special Committee and the CRIC Board believe that net book value is not a material indicator of the value of CRIC as a going concern. Net book value does not take into account the future prospects of CRIC, market conditions, trends in the industry related to the provision of real estate information and consulting services and real estate online services, or the business risks inherent in competing in that industry.

        In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of CRIC and its unaffiliated shareholders and ADS holders and its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement by CRIC shareholders and CRIC ADS holders, the CRIC Board considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under the caption "Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee," and adopted such recommendations, analysis and conclusions. Except as disclosed in "Special Factors—Interests of CRIC's Directors and Executive Officers in the Merger" beginning on page 72, none of CRIC's directors or officers has any financial interest in the Merger that is different from that of the unaffiliated holders of CRIC shares and CRIC ADSs. For the foregoing reasons, the CRIC Board believes that the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to the unaffiliated holders of CRIC shares and CRIC ADSs.

Certain Financial Forecasts

        Neither E-House nor CRIC generally makes public financial forecasts as to future performance, revenues or other results beyond the current fiscal quarter, and both companies are very cautious of making financial forecasts for any later period due to the unpredictability of the underlying assumptions and estimates. However, in order to permit Credit Suisse, the independent financial advisor to the CRIC Board's Special Committee, to perform a discounted cash flow analysis of E-House and CRIC, both E-House and CRIC furnished to Credit Suisse certain non-public financial forecasts. The management of E-House prepared and, on December 13, 2011 furnished to the Special Committee, financial forecasts for E-House for the quarter ended December 31, 2011 and the four years ended December 31, 2016, and the management of CRIC prepared and, on December 13, 2011 furnished to the Special Committee, financial forecasts for CRIC for the same periods. Such forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with generally accepted accounting principles in any jurisdiction.

        Certain financial forecasts of E-House and CRIC are included in this proxy statement/prospectus only because such forecasts were requested by and provided to the Special Committee, which Credit Suisse was directed to use for purposes of evaluating the merger consideration. In the view of E-House's and CRIC's management, these forecasts were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presenting, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of E-House and CRIC, respectively. However, these forecasts should not be considered as fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the forecasts.

        The financial forecasts of E-House and CRIC are based on the following material assumptions made by the management of E-House and CRIC, respectively: no material changes in the existing political, legal, fiscal and economic conditions and real estate industry in China; no material deviation in market conditions from economic forecasts; the ability of E-House and CRIC to continue their respective business as conducted at the time of the financial forecasts and carry out their respective business strategies as currently planned; no extraordinary corporate actions, such as dispositions of assets or properties, by either E-House or CRIC; and E-House' and CRIC's ability to retain competent management and key personnel to support their respective ongoing operations; and certain margin and growth rate assumptions for each period for which E-House and CRIC have provided financial forecasts, which are set forth in the tables on pages 62 and 63, respectively, of this proxy statement/prospectus.

        The foregoing material assumptions, as well as other assumptions made by the management of E-House and CRIC in preparing their respective financial forecasts, are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of E-House and CRIC. In addition, the forecasts were made in the fourth quarter of 2011 and do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Merger or any changes to the operations or strategy of E-House or CRIC that may be implemented or that were not anticipated after the time the forecasts were prepared. Although the management of E-House and CRIC believe that there was a reasonable basis for their respective financial forecasts and underlying assumptions, all assumptions remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. Accordingly, there can be no assurance that the assumptions made in preparing the financial forecasts will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. You should consider the risks set forth in "Item 3.D—Risk Factors" in E-House's annual report on Form 20-F for the year ended December 31, 2010, which is incorporated by reference into this proxy statement/prospectus, the risks sent forth in "Item 3.D—Risk Factors" in CRIC's annual report on Form 20-F for the year ended December 31, 2010, and the risks set forth in the section of this proxy statement/prospectus titled "Risk Factors" beginning on page 24. The financial forecasts are forward-looking statements and you should consider the intrinsic uncertainties related to forward-looking statements set forth in "Forward-Looking Statements" beginning on page 31 of this proxy statement/prospectus.

        The following is a summary of the key financial forecasts of E-House, as well as the margin and growth rate assumptions underlying them, which were provided by E-House's management to the

Special Committee, and which the Special Committee directed Credit Suisse to use for purposes of its analysis:

	Fourth Fiscal Quarter of 2011E(1)	Calendar year
		2011E(1)	2012E	2013E	2014E	2015E	2016E
	(in millions of $, except for share amounts, which are in millions, and non-GAAP EPS data and percentages)
Revenue	$107.0	$391.2	$507.1	$592.5	$671.1	$739.2	$790.9
Gross profit	63.1	247.3	346.0	409.7	470.1	518.3	554.6
Non-GAAP EBIT(2)	(15.1)	9.7	85.4	125.8	159.9	184.7	197.6
EBITDA(3)	(8.0)	19.3	114.7	155.8	184.5	201.6	214.9
Non-GAAP net income(4)	(14.4)	9.2	75.4	105.6	131.1	149.8	159.9
Non-GAAP net income to E-House shareholders(5)	(16.4)	(7.1)	45.3	66.9	87.7	102.8	109.6
Non-GAAP EPS(5)	($0.21)	($0.09)	$0.57	$0.83	$1.07	$1.24	$1.31
Average E-House shares	79.3	80.4	80.0	81.0	82.0	83.0	84.0
Margins
Gross profit	59%	63%	68%	69%	70%	70%	70%
Non-GAAP EBIT	(14%)	2%	17%	21%	24%	25%	25%
EBITDA	(7%)	5%	23%	26%	27%	27%	27%
Tax rate	NM (7)	NM (7)	18%	20%	21%	22%	22%
Non-GAAP net income to E-House shareholders	(15%)	(2%)	9%	11%	13%	14%	14%
Growth rate
Revenue: year over year	(15%)	10%	30%	17%	13%	10%	7%
Revenue: quarter over quarter	(2%)	—	—	—	—	—	—
Operating income: year over year	NM (7)	(90%)	783%	47%	27%	16%	7%
Operating income: quarter over quarter	NM (7)	—	—	—	—	—	—

Note:

(1)
These forecasts were prepared by E-House's management during the fourth quarter of 2011, when the audit for the financial year ended December 31, 2011 had not been completed. Accordingly, E-House's forecasts for the quarter ended December 31, 2011 and for the year ended December 31, 2011 may vary from results included in its audited financial statements.

(2)
"Non-GAAP EBIT" refers to non-GAAP earnings before interest and taxes.

(3)
"EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

(4)
Non-GAAP net income is calculated by excluding from net income share-based compensation expenses, amortization of intangible assets resulting from business acquisitions, goodwill impairment charge and loss from the disposal of subsidiaries.

(5)
Non-GAAP net income to E-House shareholders is calculated by excluding from net income attributable to E-House shareholders share-based compensation expenses, amortization of intangible assets resulting from business acquisitions, goodwill impairment charge and loss from the disposal of subsidiaries.

(6)
"Non-GAAP EPS" refers to non-GAAP earnings per share, and is calculated by taking non-GAAP net income to E-House shareholders and dividing it by the number of average E-House shares outstanding for the relevant period.

(7)
"NM" means not material.

        The following is a summary of the key financial forecasts of CRIC, as well as the margin and growth rate assumptions underlying them, which were provided by CRIC's management to the Special Committee, and which the Special Committee directed Credit Suisse to use for purposes of its analysis:

	Fourth Fiscal Quarter of 2011E(1)	Calendar year
		2011E	2012E	2013E	2014E	2015E	2016E
	(in millions of $, except for share amounts, which are in millions, and non-GAAP EPS data and percentages)
Revenue	$68.4	$236.8	$290.8	$333.1	$373.1	$402.9	$431.1
Gross profit	51.6	184.8	229.7	264.5	298.5	322.3	344.9
Non-GAAP EBIT(2)	5.8	44.8	69.2	85.7	97.0	104.8	112.1
EBITDA(3)	11.0	56.6	90.9	106.5	111.1	111.6	119.0
Non-GAAP net income(4)	4.7	40.4	61.4	74.1	83.5	89.9	96.0
Non-GAAP net income to CRIC shareholders(5)	4.1	38.7	59.3	70.9	79.8	85.9	91.7
Non-GAAP EPS(6)	$0.03	$0.27	$0.41	$0.48	$0.53	$0.56	$0.59
Average CRIC shares	141.3	143.7	143.3	146.5	149.7	152.9	156.2
Margins
Gross profit	76%	78%	79%	79%	80%	80%	80%
Non-GAAP EBIT	9%	19%	24%	26%	26%	26%	26%
EBITDA	16%	24%	31%	32%	30%	28%	28%
Tax rate	13%	14%	15%	17%	17%	17%	17%
Non-GAAP net income to CRIC shareholders	6%	16%	20%	21%	21%	21%	21%
Growth rate
Revenue: year over year	10%	36%	23%	15%	12%	8%	7%
Revenue: quarter over quarter	(1%)	—	—	—	—	—	—
Operating income: year over year	(74%)	(24%)	54%	24%	13%	8%	7%
Operating income: quarter over quarter	(67%)	—	—	—	—	—	—

Note:

(1)
These forecasts were prepared by CRIC's management during the fourth quarter of 2011, when the audit for the financial year ended December 31, 2011 had not been completed. Accordingly, CRIC's forecasts for the quarter ended December 31, 2011 and for the year ended December 31, 2011 may vary from results included in its audited financial statements.

(2)
"Non-GAAP EBIT" refers to non-GAAP earnings before interest and taxes.

(3)
"EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

(4)
Non-GAAP net income is calculated by excluding from net income share-based compensation expenses, amortization of intangible assets resulting from business acquisitions, goodwill impairment charge and loss from the disposal of subsidiaries.

(5)
Non-GAAP net income to CRIC shareholders is calculated by excluding from net income attributable to CRIC shareholders share-based compensation expenses, amortization of intangible assets resulting from business acquisitions, goodwill impairment charge and loss from the disposal of subsidiaries.

(6)
"Non-GAAP EPS" refers to non-GAAP earnings per share, and is calculated by taking non-GAAP net income to CRIC shareholders and dividing it by the number of average CRIC shares outstanding for the relevant period.

        EBIT, EBITDA, non-GAAP net income, non-GAAP EPS and non-GAAP net income to shareholders are non-GAAP measures that are used by the management of E-House and CRIC as supplemental financial measures to evaluate their respective operational trends. None of these metrics are defined under, or computed in accordance with, U.S. GAAP, and accordingly, such metrics may not be a comparable measurement to those used by other companies. None of these metrics should be relied upon as an alternative to net income or other income statement line items calculated in accordance with U.S. GAAP.

        None of E-House or CRIC or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to CRIC's shareholders or ADS holders regarding the ultimate performance of E-House or CRIC compared to the information contained in the financial forecasts or that forecasted results will be achieved. The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that such forecasts will be an accurate prediction of future events, and they should not be relied on as such.

        By including in this proxy statement/prospectus a summary of the financial forecasts provided to Credit Suisse, neither of E-House or CRIC undertakes any obligation to update, or publicly disclose any update to, these financial forecasts to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of these forecasts, even in the event that any or all of the assumptions underlying the financial forecasts change, except to the extent required by applicable federal securities law.

 Opinion of Credit Suisse

        The Special Committee retained Credit Suisse to act as its financial advisor in connection with the Merger. The Special Committee requested that Credit Suisse evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs. On December 26, 2011, the Special Committee met to review the proposed Merger and the terms of the proposed Merger Agreement. During this meeting, Credit Suisse reviewed with the Special Committee certain financial analyses, as described below, and rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion dated December 26, 2011) that, as of December 26, 2011, and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs was fair, from a financial point of view, to such persons, other than the Excluded Persons.

        The full text of Credit Suisse's opinion, dated December 26, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in connection with its opinion, is attached as Annex B and is incorporated into this proxy statement/prospectus by reference in its entirety. Holders of CRIC shares and CRIC ADSs are encouraged to read this opinion carefully in its entirety. Credit Suisse's opinion was provided to the Special Committee in connection with its evaluation of the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs in the Merger, and Credit Suisse's opinion does not constitute advice or a recommendation to the Special Committee or any holder of CRIC shares or CRIC ADSs as to how such person should vote or act on any matter relating to the Merger. Credit Suisse's opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of CRIC shares and CRIC ADSs (other than the Excluded Persons), and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. The following is a summary of the Credit Suisse opinion and is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this proxy statement/prospectus, which you are encouraged to read in its entirety.

        In arriving at its opinion, Credit Suisse, among other things:

  •
  reviewed a draft of the Merger Agreement, dated December 15, 2011, and received confirmation that the executed Merger Agreement would reflect Per Share Cash Consideration of $1.75 and Per Share Stock Consideration of 0.6 E-House share per CRIC share, and Per ADS Cash Consideration of $1.75 and Per ADS Stock Consideration of 0.6 E-House ADS per CRIC ADS;

  •
  reviewed certain publicly available business and financial information relating to CRIC and E-House;

  •
  reviewed certain other information relating to CRIC and E-House, including certain financial forecasts relating to CRIC and E-House, provided to or discussed with Credit Suisse by CRIC and/or E-House;

  •
  met with the management of CRIC to discuss the business and prospects of CRIC and the management of E-House to discuss the business and prospects of E-House;

  •
  considered certain financial and stock market data of CRIC and E-House, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of CRIC and E-House;

  •
  considered certain research reports on CRIC and E-House issued by equity analysts;

  •
  considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected or announced; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

        In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for CRIC and E-House that the Special Committee directed Credit Suisse to use in its analyses, the management of CRIC and the management of E-House respectively advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of E-House and CRIC, and presenting, to the best of their respective knowledge and belief, the expected future financial performance of E-House and CRIC, respectively. However, these forecasts should not be considered as fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the forecasts. Please see "—Certain Financial Forecasts" and "Forward-Looking Statements" on pages 60 and 31, respectively, for the inherent risks and uncertainties associated with financial forecasts in general and these financial forecasts specifically.

        Credit Suisse also assumed, with the Special Committee's consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CRIC, E-House or the contemplated benefits of the Merger and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Credit Suisse also assumed, with the Special Committee's consent, that the executed Merger Agreement would conform to the draft reviewed by Credit Suisse in all respects material to Credit Suisse's analysis. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CRIC, and was not furnished with any such evaluations or appraisals. Credit Suisse also assumed, with the Special Committee's consent, that each CRIC ADS was convertible into, and equivalent for purposes of its analysis, one CRIC share and that each E-House ADS is convertible into, and equivalent for purposes of its analysis, one E-House share.

        Credit Suisse's opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to the holders of CRIC shares and CRIC ADSs (other than the Excluded Persons) of the Merger Consideration, and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of Credit Suisse's opinion was approved by its authorized internal committee.

        Credit Suisse's opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market, currency exchange rates, and other conditions as they existed and could be evaluated on such date. Such conditions are subject to heightened volatility and, if different than assumed, could materially impact Credit Suisse's analysis. Credit Suisse did not express an opinion as to the value of E-House shares or E-House ADSs when issued to holders of CRIC shares or CRIC ADSs pursuant to the Merger Agreement or the prices at which E-House shares or E-House ADSs may trade at any time. Credit Suisse's opinion did not address the merits of the Merger as compared to alternative transactions or strategies that may be available to CRIC nor did it address CRIC's underlying business decision to proceed with the Merger. Credit Suisse was not requested to and did not solicit third party indications of interest in acquiring all or any part of CRIC.

        In preparing its opinion to the Special Committee, Credit Suisse performed a variety of analyses, including those described below. While the summary of Credit Suisse's analyses described below is not a complete description of each analysis conducted in connection with Credit Suisse's preparation of its opinion, the summary includes the material analyses and factors considered by Credit Suisse. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant methods of financial, comparative and other analyses and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that the totality of its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In performing its analyses, Credit Suisse considered financial information regarding CRIC and E-House and business, economic, industry and market conditions, and other matters as they existed on, and could be evaluated as of the date of the opinion. No company, transaction or business used in Credit Suisse's analyses for comparative purposes is identical to CRIC or E-House or the proposed Merger. An evaluation of the results of Credit Suisse's analyses is not entirely mathematical. Rather, Credit Suisse's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The results of each analysis were taken into account in reaching its overall conclusion with respect to fairness and Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Credit Suisse's analysis and the implied reference ranges indicated by Credit Suisse's analyses are illustrative and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of CRIC, E-House and Credit Suisse. Accordingly, the estimates used in, and the results derived from, Credit Suisse's analyses are inherently subject to substantial uncertainty.

        Credit Suisse was not requested to and it did not recommend the specific Merger Consideration, which consideration was determined by the Special Committee and E-House, and the decision to enter into the Merger was that of the Special Committee and the CRIC Board. Credit Suisse's opinion and financial analyses were provided to the Special Committee in connection with its consideration of the proposed Merger and were among many factors considered by the Special Committee in evaluating the proposed Merger. Neither Credit Suisse's opinion nor its financial analyses were determinative of the Merger Consideration or of the views of the Special Committee or CRIC's board of directors or management with respect to the Merger.

        The following is a summary of the material financial analyses performed by Credit Suisse for the Special Committee in connection with the preparation of Credit Suisse's opinion and reviewed with the Special Committee at a meeting held on December 26, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse's financial analyses.

        For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

        Aggregate Value—generally the value as of a specified date of the relevant company's outstanding equity securities (on a fully diluted basis) plus the value of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash and cash equivalents on its balance sheet), preferred stock and minority interests as of that date.

        EBIT—generally the amount of the relevant company's earnings before interest and taxes for a specified time period.

        EPS—generally the relevant company's earning per share of common stock.

        For purposes of its analysis, Credit Suisse calculated the implied value of Per Share Merger Consideration, $4.48 per CRIC share, based on $1.75 per CRIC share of cash consideration and a fixed exchange ratio of 0.6 E-House shares per CRIC share, based on the value of an E-House share of $4.55 as of December 22, 2011

        Unless the context indicates otherwise, aggregate and per share equity values used in the selected companies analysis described below were calculated using the closing price of the ADSs and the common stock, as applicable, of the selected companies listed below as of December 22, 2011.

CRIC Selected Companies Analysis

        Credit Suisse reviewed certain financial data, multiples and ratios for the following nine publicly traded companies in the real estate services industry.

China Online Real Estate Services	SouFun Holdings Ltd.

Other Online Real Estate Services	Rightmove PLC
Move, Inc.

Offline Real Estate Services	CBRE Group, Inc.
Jones Lang LaSalle, Inc.
CoStar Group, Inc.
Savills PLC
Midland Holdings Ltd.
Hopefluent Group Holdings Ltd.

        Although none of the selected companies is directly comparable to CRIC, these companies were chosen because they are publicly traded companies that operate in a similar industry as CRIC and have lines of business and financial and operating characteristics similar to CRIC. Credit Suisse determined, using its professional judgment, that these selected companies were the most appropriate for purposes of this analysis. It is possible that there are other companies that operate in similar industries to CRIC or have similar principal lines of business or financial or operating characteristics to CRIC that Credit Suisse did not consider. Credit Suisse calculated the multiples and ratios for the selected companies using closing stock prices as of December 22, 2011 and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. With respect to the selected companies, Credit Suisse compared, among other things, aggregate values as a multiple of calendar year 2012 estimated EBIT and stock prices as a multiple of calendar year 2012 estimated EPS. Credit Suisse then applied reference ranges of these multiples for the selected companies to corresponding financial data of CRIC, using 2012 EBIT and EPS estimates provided by CRIC's management. This analysis indicated the following implied per share equity reference range for CRIC shares, as compared to the implied value of the Per Share Merger Consideration:

Implied Per Share Equity Reference Range for CRIC	Implied Value of Per Share Merger Consideration (as of December 22, 2011)
$4.06 - $5.55	$4.48

CRIC Discounted Cash Flow Analysis

        Credit Suisse also performed a discounted cash flow analysis of CRIC. First, Credit Suisse calculated the estimated net present value of the unlevered, after tax free cash flows for CRIC using the fiscal quarter ended December 31, 2011 and years ended December 31, 2012 through December 31, 2015, based on estimates provided to Credit Suisse by CRIC's management. Credit Suisse then calculated the estimated terminal value by applying a range of multiples from 4.0x to 6.0x to the 2016 estimated EBIT of CRIC, based on estimates provided to Credit Suisse by CRIC management. The range of multiples was selected based on a review of CRIC's and other companies' current and historical trading multiples reviewed in connection with the analysis described under the caption "CRIC Selected Companies Analysis". The present value of the cash flows and terminal values were then calculated using discount rates ranging from 16.0% to 20.0% based on CRIC's estimated weighted average cost of capital. This analysis indicated the following implied per share reference range for CRIC shares as compared to the implied value of the Per Share Merger Consideration:

Implied Per Share Equity Reference Range for CRIC	Implied Value of Per Share Merger Consideration (as of December 22, 2011)
$4.49 - $5.57	$4.48

E-House Selected Companies Analysis

        Credit Suisse reviewed certain financial data, multiples and ratios for the following six publicly traded companies in the real estate services industry.

Online Real Estate Services	SouFun Holdings Ltd.

Offline Real Estate Services	CBRE Group, Inc.
Jones Lang LaSalle, Inc.
Savills PLC
Midland Holdings Ltd.
Hopefluent Group Holdings Ltd.

        Although none of the selected companies is directly comparable to E-House, these companies were chosen because they are publicly traded companies that operate in a similar industry as E-House and have lines of business and financial and operating characteristics similar to E-House. Credit Suisse determined, using its professional judgment, that these selected companies were the most appropriate for purposes of this analysis. It is possible that there are other companies that operate in similar industries to E-House or have similar principal lines of business or financial or operating characteristics to E-House that Credit Suisse did not consider. Credit Suisse calculated the multiples and ratios for the selected companies using closing stock prices as of December 22, 2011 and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. With respect to the selected companies, Credit Suisse compared, among other things, aggregate values as a multiple of calendar year 2012 estimated EBIT and stock prices as a multiple of calendar year 2012 estimated EPS. Credit Suisse then applied reference ranges of these multiples for the selected companies to corresponding financial data of E-House, using 2012 EBIT and EPS estimates provided by E-House's management. This analysis indicated the following implied per share equity reference range for E-House shares, as compared to the closing price per E-House ADS on the NYSE on December 22, 2011 of $4.55 per ADS:

Implied Per Share Equity Reference Range for E-House	E-House Share Price (as of December 22, 2011)
$5.17 - $7.60	$4.55

E-House Discounted Cash Flow Analysis

        Credit Suisse also performed a discounted cash flow analysis of E-House. First, Credit Suisse calculated the estimated net present value of the unlevered, after tax free cash flows for E-House using the fiscal quarter ended December 31, 2011 and years ended December 31, 2012 through December 31, 2015, based on estimates provided to Credit Suisse by E-House's management. Credit Suisse then calculated the estimated terminal value by applying a range of multiples from 3.5x to 5.5x to the 2016 estimated EBIT of E-House, based on estimates provided to Credit Suisse by E-House management. The range of multiples was selected based on a review of E-House's and the other companies' current and historical trading multiples reviewed in connection with the analysis described under the caption "E-House Selected Companies Analysis". The present value of the cash flows and terminal values were then calculated using discount rates ranging from 18.0% to 22.0% based on E-House's estimated weighted average cost of capital. This analysis indicated the following implied per share reference range for E-House shares as compared to the closing price per E-House ADS on the NYSE on December 22, 2011 of $4.55 per ADS:

Implied Per Share Equity Reference Range for E-House	E-House Share Price (as of December 22, 2011)
$7.15 - $10.31	$4.55

Implied Exchange Ratio Analysis

        Credit Suisse compared the high end of the implied per share value for CRIC under the selected companies analysis and the discounted cash flow analysis (net of $1.75 cash per share, in each case) to the low end of the respective ranges for E-House to derive the highest implied exchange ratio between CRIC shares and E-House shares. Credit Suisse also compared the low end of the implied per share value for CRIC under the selected companies analysis and the discounted cash flow analysis (net of $1.75 cash per share, in each case) to the high end of the respective ranges for E-House to derive the lowest implied exchange ratio between CRIC shares and E-House shares. These analyses indicated the following implied exchange ratio range as compared to the Per Share Stock Consideration of 0.6 E-House shares for each CRIC share.

	Selected Companies Analysis	Discounted Cash Flow Analysis
Implied Exchange Ratio Range	0.304x - 0.735x	0.265x - 0.534x

        Additionally, Credit Suisse compared the high end of the implied per share value for CRIC under the selected companies analysis and the discounted cash flow analysis (net of $1.75 cash per share, in each case) to the high end of the respective ranges for E-House, and compared the low end of the implied per share value for CRIC under the selected companies analysis and the discounted cash flow analysis (net of $1.75 cash per share, in each case) to the low end of the respective ranges for E-House, to derive a range of implied exchange ratios between CRIC shares and E-House shares based on comparable analysis given E-House's significant ownership of CRIC. These analyses indicated the following implied exchange ratio range as compared to the Per Share Stock Consideration of 0.6 E-House shares for each CRIC share.

	Selected Companies Analysis	Discounted Cash Flow Analysis
Implied Exchange Ratio Range	0.447x - 0.499x	0.370x - 0.382x

Miscellaneous

        The Special Committee engaged Credit Suisse as its financial advisor in connection with the Merger based on Credit Suisse's qualifications, experience and reputation, and its familiarity with CRIC and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the Special Committee's engagement letter with Credit Suisse for its financial advisory services in connection with the Merger, the Special Committee agreed that CRIC would pay Credit Suisse a fee customary for transactions of this nature. Such fee was payable upon the rendering of Credit Suisse's opinion; no portion of the fee paid or payable to Credit Suisse is contingent upon the consummation of the Merger. In addition, CRIC has agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

        Credit Suisse and its affiliates have in the past provided investment banking and other financial services to CRIC and its affiliates for which Credit Suisse and its affiliates have received and would expect to receive compensation, including having acted as an underwriter in CRIC's initial public offering in 2009. Credit Suisse and its affiliates also have in the past provided investment banking and other financial services to E-House and its affiliates, including having acted as financial advisor to E-House in its acquisition of a 66% stake in China Online Housing Technology from SINA in 2009 and as underwriter in E-House's initial public offering in 2007 and follow-on equity offering in 2008. Credit Suisse and its affiliates have provided other financial advice and services and may in the future provide financial advice and services to CRIC, E-House and their respective affiliates for which Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CRIC, E-House and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Effects of the Merger on CRIC

Public Shareholders

        If the Merger is completed, Merger Sub will merge with and into CRIC, with CRIC continuing as the surviving company after the Merger. CRIC would continue its operations as a privately held company owned solely by E-House, and as a result of the Merger, the CRIC ADSs will no longer be listed on the NASDAQ, CRIC will cease to be a publicly traded company and the CRIC ADS program will terminate.

Stock Exchange Delisting and Deregistration

        As promptly as practicable following completion of the Merger, E-House will cause CRIC ADSs to be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration under the Exchange Act may be terminated upon application to the SEC if the CRIC ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. As a result of such deregistration, CRIC will no longer be required to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

Effect on the Interest of E-House in the Net Book Value and Net Earnings of CRIC

        The table below sets forth the interest of E-House in CRIC's net book value and net earnings before and after the Merger, based on the historical net book value of CRIC as of, and the historical net earnings of CRIC for, the year ended December 31, 2010 and the nine months ended September 30, 2011. E-House does not believe that net book value is a material indicator of the value of CRIC as a going concern but rather is primarily indicative of historical asset costs.

	E-House Ownership Prior to the Merger				E-House Ownership After the Merger
	Net Book Value		Net Earnings (Loss)		Net Book Value		Net Earnings (Loss)
	(in thousands of $)%		(in thousands of $)%		(in thousands of $)%		(in thousands of $)%
Year ended December 31, 2010	522,110	52.83%	13,617	52.49%	988,319	100%	25,941	100%
Nine months ended September 30, 2011	310,275	54.13%	(222,689)	54.14%	573,162	100%	(411,356)	100%

Plans for CRIC

        Upon completion of the Merger, Merger Sub will merge with and into CRIC, with CRIC continuing as the surviving company after the Merger. Following such completion, CRIC will continue its operations as a privately held company wholly owned by E-House. E-House's management expects to continue providing through CRIC its real estate information and consulting services, real estate online services, real estate advertising services and promotional event services, which will continue to be an important part of E-House's overall business plans.

        E-House has reviewed and will continue to review various potential business strategies that it may consider in the event that the Merger is completed. E-House expects to continue to review CRIC's assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. E-House expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or future developments. Subject the preceding sentences of this paragraph, E-House has no current plans or proposals or negotiations that relate to or would result in: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving CRIC or any of its subsidiaries or consolidated affiliated entities; (2) any purchase, sale or transfer of a material amount of assets of CRIC or any of its subsidiaries or consolidated affiliated entities; (3) any material change in the indebtedness or capitalization of CRIC; or (4) any other material change in CRIC's corporate structure or business.

 Interests of CRIC's Directors and Executive Officers in the Merger

        In considering the recommendation of the CRIC Board that you vote for the approval of the Merger Agreement, you should be aware that members of the CRIC Board and CRIC's executive officers have agreements and arrangements that provide them with interests in the Merger that may differ from, or be in addition to, the interests of other CRIC shareholders. The CRIC Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger and in determining to recommend that you vote to approve the Merger Agreement.

Beneficial Ownership of Equity Interests in, and Other Relationships with, E-House

        Mr. Xin Zhou, co-chairman of the CRIC Board and CRIC's chief executive officer, is the executive chairman of the board of directors for E-House, was chief executive officer of E-House from 2003 to 2009, and was a co-founder of E-House. Mr. Zhou is E-House's largest shareholder, beneficially owning 20,555,433 E-House shares as of March 21, 2012, representing 26.0% of the total outstanding E-House shares.

        Mr. Neil Nanpeng Shen, a director on the CRIC Board, is also a director on E-House's board of directors. As of March 21, 2012, Mr. Shen beneficially owns 5,620,422 E-House shares, representing 7.1% of the total outstanding E-House shares.

        Mr. Zuyu Ding, a director of the CRIC Board and the president of CRIC, is also an employee of E-House.

        None of Mr. Zhou, Mr. Shen or Mr. Ding were members of the Special Committee of the CRIC Board which approved the Merger.

Treatment of CRIC Share Options

        At the effective time of the Merger, each outstanding CRIC share option, whether vested or unvested, shall be assumed by E-House and be converted into an E-House share option. Each E-House share option as so assumed and converted shall be exercisable for that number of whole E-House shares (rounded down to the nearest whole share) equal to the product of (1) the total number of CRIC shares subject to such CRIC share option and (2) the Stock Award Exchange Ratio (as defined below), at an exercise price per E-House share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of the CRIC share option by (b) the Stock Award Exchange Ratio; provided, however, that the exercise price and the number of E-House shares subject to the E-House share option shall be determined in a manner consistent with the requirements of Section 409A of the United States Internal Revenue Code. Each such E-House share option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC share option immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby). "Stock Award Exchange Ratio" means the sum of (1) 0.6 and (2) the quotient obtained by dividing (a) $1.75 by (b) an amount equal to the average of the closing sale prices of the E-House shares on the NYSE for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the effective time. For more information on the treatment of CRIC share options in the Merger, see "The Merger Agreement, the Plan of Merger and the Merger—Treatment of CRIC Share Options and Restricted Shares" beginning on page 126.

        The following table shows, as of March 21, 2012, for each director and executive officer of CRIC, (1) the number of CRIC shares currently owned, (2) the number of CRIC shares underlying vested CRIC share options and the number of CRIC shares underlying unvested CRIC share options that will vest within 60 days, (3) the total number of CRIC shares beneficially owned and (4) the percentage of CRIC's outstanding shares beneficially owned. The listed directors and executive officers have informed CRIC that they currently intend to vote all of their CRIC shares "FOR" the proposal to approve the Merger Agreement.

Name	CRIC Shares Currently Owned	CRIC Shares Underlying Vested CRIC Share Options and CRIC Shares Underlying Unvested CRIC Share Options Which Will Vest Within 60 Days	Total Number of CRIC Shares Beneficially Owned	Percentage of CRIC's Outstanding Shares Beneficially Owned
Xin Zhou	3,200,000	1,362,484	4,562,484	3.2%
Charles Chao	—	283,333	283,333	*
Neil Nanpeng Shen	—	41,664	41,664	*
Hong Du	—	158,317	158,317	*
Fan Bao	—	61,666	61,666	*
David Zhang	—	41,664	41,664	*
Ya-Qin Zhang	—	41,664	41,664	*
Zuyu Ding	—	698,333	698,333	*
Bin Laurence	—	183,333	183,333	*
Yan Zhang	—	192,083	192,083	*
Zhongmin Jin	—	182,083	182,083	*
Yinyu He	—	57,083	57,083	*
Xinglong Cui	—	38,578	38,578	*
Xi Yang	—	48,630	48,630	*
Dong Wen	—	10,000	10,000	*
Haiping Ma	—	—	—	—
Xudong Zhu(1)	—	285,000	285,000	*
Jun Luo(2)	—	47,767	47,767	*

The calculations in the table above are based on 140,487,106 CRIC shares outstanding as of March 21, 2012, excluding CRIC shares which have been issued to the CRIC depositary and reserved for future grants under the CRIC share incentive plan. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of CRIC shares beneficially owned by a person and the percentage ownership of that person, we have included CRIC shares that the person has the right to acquire within 60 days after the date of this proxy statement/prospectus.

*
Less than 1% of the total outstanding CRIC shares.

(1)
Mr. Xudong Zhu is a former director of CRIC who resigned from the CRIC Board in March 2011 and continues to be the head of CRIC's advertising operations.

(2)
Mr. Jun Luo is a former director and co-president of CRIC, who resigned from these positions in August 2011.

Directors' and Officers' Insurance; Indemnification of CRIC Directors and Officers

        For a period of six years after the effective time, E-House shall cause the surviving company to maintain CRIC's and the CRIC Subsidiaries' existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the effective time, to the extent that such liability insurance can be maintained at a cost to E-House not greater than 300 percent of the annual premium (such 300 percent threshold, the "Maximum Premium") for the current CRIC directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, E-House shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of the Maximum Premium.

        In addition, pursuant to the Merger Agreement, E-House and the surviving company agree to indemnify and hold harmless each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of CRIC or the CRIC Subsidiaries (the "Indemnified Parties") against any costs, expenses and other liabilities incurred in connection with any claim, suit or investigation arising out of or related to such Indemnified Parties' service as a director or officer of CRIC or the CRIC Subsidiaries. The memorandum and articles of association of the surviving company will also contain provisions with respect to rights to indemnification that are at least as favorable to the directors, officers or employees of CRIC as those contained in the memorandum and articles of association of CRIC as presently in effect.

        For more information, see "The Merger Agreement, the Plan of Merger and the Merger—Directors' and Officers' Insurance; Indemnification" beginning on page 137.

Position with E-House

        Under the Merger Agreement, the officers of CRIC immediately prior to the effective time of the Merger will remain the officers of the surviving company.

The Special Committee

        On November 3, 2011, the CRIC Board determined that any potential transaction with E-House would involve conflicts of interest with certain management and directors, and accordingly it established the Special Committee to consider the Non-Binding Proposal from E-House, consisting solely of CRIC directors not related to E-House. The members of the Special Committee are Mr. Fan Bao, Mr. Charles Chao and Mr. David Zhang. The following CRIC directors were not included as members of the Special Committee due to their respective positions at E-House: Mr. Xin Zhou, the executive chairman of the board of directors for E-House, E-House's largest shareholder and the chief executive officer of CRIC; Mr. Neil Nanpeng Shen, a director on E-House's board of directors and an E-House shareholder; and Mr. Zuyu Ding, who has held various employment positions with E-House and its affiliates, in addition to his being the president of CRIC. The Special Committee was given responsibility to consider, review and evaluate the Non-Binding Proposal, negotiate the terms and conditions of the proposed merger or any similar transaction, recommend to the full CRIC Board what action, if any, should be taken by CRIC with respect to the proposed merger or any similar transaction, and perform certain other actions as set forth in "—Background of the Merger."

        In consideration for their service on the Special Committee, CRIC compensated Mr. Fan, the chairman of the Special Committee, at the rate of $20,000 per month, and Mr. Chao and Mr. Zhang, the other two Special Committee members, at the rate of $15,000 per month.

        Other than their receipt of CRIC Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee's or the CRIC Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby and none of them is related to E-House.

 Accounting Treatment

        E-House prepares its consolidated financial statements in accordance with U.S. GAAP. As of March 21, 2012, E-House owned 54.1% of CRIC's outstanding ordinary shares, and therefore fully consolidates CRIC.

        In accordance with U.S. GAAP, E-House will account for the Merger as an acquisition of a noncontrolling interest in accordance with Accounting Standards Codification paragraphs 810-10-45-21A through 810-10-45-24 (formerly contained in FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements). Accordingly, the acquisition of the shares of CRIC not already owned by E-House will be accounted for as an equity transaction. Therefore, no gain or loss will be recognized in E-House's consolidated earnings or other comprehensive income. Any difference between the fair value of the consideration paid to acquire the noncontrolling interest and the carrying value of the noncontrolling interest at the time of the Merger will be recorded as an adjustment to E-House's shareholders' equity.

        For more detail on the accounting treatment of the Merger, please see "Unaudited Pro Forma Condensed Consolidated Financial Information—Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information" on page 146.

Material Tax Consequences of the Merger

        See "Material United States Federal Income Tax Consequences of the Merger" beginning on page 148 for a summary of the material United States federal income tax consequences of the Merger, "Material PRC Income Tax Consequences of the Merger" beginning on page 154 for a summary of the material PRC income tax consequences of the Merger, and "Material Cayman Islands Tax Consequences of the Merger" beginning on page 156 for a summary of the material Cayman Islands tax consequences of the Merger.

Appraisal Rights

        The following is a brief summary of the rights of holders of the CRIC shares to object to the Merger and receive cash equal to the appraised or agreed fair value of their CRIC shares ("Dissenters' Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement/prospectus. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters' Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters' Rights.

Requirements for Exercising Dissenters' Rights

        A dissenting registered shareholder of CRIC is entitled to payment of the fair value of his or her CRIC shares upon dissenting to the Merger.

        The exercise of your Dissenters' Rights will preclude the exercise of any other rights by virtue of holding CRIC shares in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your Dissenters' Rights, the following procedures must be followed:

  •
  you must give written notice of objection ("Notice of Objection") to CRIC prior to the EGM vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your CRIC shares if the Merger is authorized at the EGM;

  •
  within 20 days immediately following the date on which the vote of CRIC shareholders approving the Merger is passed, CRIC must give written notice of the authorization ("Approval Notice") to all Dissenting Shareholders who have served a Notice of Objection;

  •
  within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the Dissenting Shareholder must give a written notice of his or her decision to dissent (a "Notice of Dissent") to CRIC stating his or her name and address, the number of CRIC shares with respect to which he or she dissents and demanding payment of the fair value of his or her CRIC shares; and a Dissenting Shareholder must dissent in respect of all the CRIC shares which he or she holds;

  •
  within seven days immediately following (1) the date of expiry of the Dissent Period or (2) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, CRIC, as the surviving company, must make a written offer (a "Fair Value Offer") to each Dissenting Shareholder to purchase their CRIC shares at a price determined by CRIC to be the fair value of such CRIC shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, CRIC and the Dissenting Shareholder fail to agree on a price at which CRIC will purchase the Dissenting Shareholder's shares, then, within 20 days immediately following the date of the expiry of such 30-day period, CRIC must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the CRIC shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with CRIC as to fair value, the petition by CRIC must be accompanied by a verified list containing the names and addresses of all registered CRIC shareholders who have filed a Notice of Dissent and who have not agreed with CRIC as to the fair value of the CRIC shares; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate in (1) the fair value of the CRIC shares held by those shareholders and (2) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of CRIC. If the CRIC shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the CRIC shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in CRIC shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters' Rights attached to the CRIC shares.

        If you do not satisfy each of these requirements, you cannot exercise Dissenters' Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the CRIC shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your CRIC shares, or a vote against the proposal to authorize, approve and adopt the Merger Agreement and the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to China Real Estate Information Corporation, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

        If you are considering dissenting, you should be aware that the fair value of your CRIC shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $1.75 in cash, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement), and 0.6 E-House share that you would otherwise receive for each CRIC share in the Merger.

        In addition, in any proceedings for determination of the fair value of the CRIC shares covered by a Notice of Dissent, CRIC and E-House intend to assert that the Per Share Merger Consideration of $1.75 in cash and 0.6 E-House share is equal to the fair value of each of your CRIC shares.

        The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters' Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters' Rights.

        No provision has been made to (1) grant CRIC's shareholders or ADS holders access to corporate files of CRIC and other parties to the proposed Merger or any of their respective affiliates or (2) obtain counsel or appraisal services at the expense of CRIC or any other such party or affiliate.

Surrender of CRIC ADSs

        CRIC ADS holders will not have the right to seek appraisal and payment of the fair value of the CRIC shares underlying their ADSs. The CRIC depositary will not attempt to perfect any dissenters' rights with respect to any of the CRIC shares that it holds, even if the ADS holder requests the CRIC depositary to do so. CRIC ADS holders wishing to exercise appraisal rights must surrender their ADSs to the CRIC depositary, pay the CRIC depositary's fees required for such surrender, provide instructions for the registration of the corresponding CRIC shares and become registered holders of CRIC shares by the close of business on April 5, 2012 (New York City time). Thereafter, such former CRIC ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to their shares under Section 238 of the Cayman Companies Law.

        JPMorgan Chase Bank, N.A. is the depositary for the CRIC ADS program. If you own CRIC ADSs and wish to exercise appraisal rights, you must surrender your ADSs to the CRIC depositary at its office at 1 Chase Manhattan Plaza, Floor 21, New York, NY 10005; Attention: ADR Administration. Upon your payment to the CRIC depositary of the 5¢ per CRIC ADS cancellation fee, and any other expenses, taxes or charges, such as stamp taxes or stock transfer taxes or fees, the CRIC depositary will arrange for Hong Kong Shanghai Bank Corp., the custodian holding the CRIC shares, to transfer the CRIC shares underlying the ADSs and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering CRIC ADSs to the CRIC depositary for these purposes is 10:30 a.m. on March 29, 2012 (New York City time).

        If your CRIC ADSs are held in "street name," you should consult with their broker or custodian.

Financing of the Merger

        The obligation of E-House to complete the Merger is not conditioned upon its ability to obtain financing for the Merger. The cash consideration portion of the Merger Consideration will come from E-House's readily available cash and cash equivalents, including cash and cash equivalents from CRIC. Based on a total of 64,547,131 CRIC shares outstanding (other than CRIC shares owned by E-House and CRIC shares which have been issued to the CRIC depositary for CRIC shares issuable upon the exercise of CRIC share options) as of March 21, 2012 and an E-House ADS price of $5.92 per ADS (the closing price of the E-House ADSs on the NYSE on March 20, 2012), E-House estimates that the total dollar value of the Merger Consideration delivered to all CRIC shareholders and ADS holders in the Merger will be $342.1 million, comprised of a total of $112.8 million in cash consideration and a total dollar value of $229.3 million in E-House shares. As the trading price of E-House ADSs on the NYSE and the number of CRIC shareholders will likely change between the date of this proxy statement/prospectus and the closing date of the Merger, the total dollar value of the Merger Consideration delivered to all CRIC shareholders and ADS holders in the Merger is likely to change.

Related Party Transactions

        See "Related Party Transactions" beginning on page 195 for a summary of the related party transactions involving E-House and CRIC.

Fees and Expenses Relating to the Merger

        Fees and expenses incurred or expected to be incurred by CRIC and E-House in connection with the Merger are estimated as of the date of this proxy statement/prospectus to be as follows:

Type of Fee or Expense	Amount ($)
Legal fee and expenses	3,000,000
Financial advisory	1,500,000
Accounting fee and expenses	115,000
Special Committee	100,000
Printing, proxy solicitation and mailing	250,000
Filing	20,737
Miscellaneous	119,263

Total	5,105,000

        These fees and expenses will not reduce the Merger Consideration to be received by CRIC's ADS holders. Whether or not the Merger is completed, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated in the Merger Agreement will be paid by the party incurring such expense except as otherwise provided in the Merger Agreement.

Effects on CRIC if the Merger is Not Completed

        If the CRIC shareholders do not adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, or if the Merger is not completed for any other reason, CRIC shareholders and ADS holders will not receive any Merger Consideration nor will the holders of any CRIC share options or CRIC restricted shares receive E-House share options or E-House restricted shares pursuant to the Merger Agreement. In addition, CRIC will remain a publicly traded company. The CRIC ADSs will continue to be listed and traded on the NASDAQ, provided that CRIC continues to meet the NASDAQ's listing requirements. In addition, CRIC will remain subject to SEC reporting obligations. Therefore, CRIC shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of CRIC shares and ADSs.

        Under specified circumstances in which the Merger Agreement is terminated, CRIC may be required to pay E-House a termination fee, or E-House may be required to pay CRIC and its affiliates (other than E-House and Merger Sub) a termination fee, in each case, as described under the caption "The Merger Agreement, the Plan of Merger and the Merger—Termination Fee" beginning on page 139.

SELECTED HISTORICAL FINANCIAL DATA OF E-HOUSE

        The table below sets forth the selected historical consolidated statement of operations data of E-House for the five years ended December 31, 2010 and the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data of E-House as of December 31, 2006, 2007, 2008, 2009 and 2010 and September 30, 2011. The selected historical consolidated statement of operations data of E-House for the five years ended December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2006, 2007, 2008, 2009 and 2010 have been derived from the audited historical consolidated financial statements of E-House. E-House's audited historical consolidated financial statements for the three years ended December 31, 2010 are incorporated by reference into this proxy statement/prospectus.

        The selected historical consolidated statement of operations data of E-House for the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data as of September 30, 2011 for E-House have been derived from E-House's unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of the management of E-House, the unaudited condensed consolidated financial statements of E-House have been prepared on the same basis as its audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that E-House considers necessary for a fair statement of E-House's financial position and operating results for the periods presented.

        You should read the following selected historical financial information in conjunction with the audited historical consolidated financial statements of E-House and related notes and "Item 5. Operating and Financial Review and Prospects," which are contained in the annual report on Form 20-F that E-House has previously filed with the SEC and which is incorporated in this proxy statement/prospectus by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively.

        The historical consolidated financial data for E-House has been prepared in accordance with U.S. GAAP. The historical results of E-House do not necessarily indicate results expected for any future periods, and the results of interim periods are not necessarily indicative of the results expected for a full year.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands of $, except share, per share, per ADS and ratio information)
Consolidated Statement of Operations Data:
Total revenues	55,999	121,016	154,487	299,538	356,525	231,307	284,226
Cost of revenues	(10,244)	(23,510)	(31,856)	(70,343)	(104,846)	(69,581)	(108,603)
Selling, general and administrative expenses	(21,322)	(45,546)	(77,197)	(125,721)	(198,425)	(133,037)	(190,716)
Gain from settlement of pre-existing relationship	—	—	—	2,101	—	—	—
Goodwill impairment charge	—	—	—	—	—	—	(417,822)

Income (loss) from operations	24,433	51,960	45,434	105,575	53,254	28,689	(432,915)
Interest expense	(594)	(622)	(2,420)	(216)	—	—	—
Interest income	206	2,490	3,063	1,039	2,808	2,123	1,948
Other Income (expenses), net	168	199	1,970	8,780	5,589	6,037	(6,723)

Income (loss) before taxes, and equity in affiliates	24,213	54,027	48,047	115,178	61,651	36,849	(437,690)
Income tax benefit (expense)	(5,751)	(10,277)	(8,713)	(19,924)	(12,696)	(5,324)	5,120

Income (loss) before equity in affiliates	—	43,750	39,334	95,254	48,955	31,525	(432,570)
Income (loss) from equity in affiliates	—	—	154	22,128	(279)	(123)	(496)

Net income (loss)	18,462	43,750	39,488	117,382	48,676	31,402	(433,066)
Less: net income (loss) attributable to non-controlling interest	355	2,024	(88)	17,104	12,522	8,172	(190,574)

Net income attributable to E-House shareholders	18,107	41,726	39,576	100,278	36,154	23,230	(242,492)

Earnings (loss) per ordinary share and ADS(1):
Basic	$0.27	$0.62	$0.48	$1.26	$0.45	$0.29	$(3.02)
Diluted	$0.27	$0.56	$0.48	$1.25	$0.44	$0.28	$(3.02)
Dividends per ordinary share:
Basic	0.08	—	—	—	0.25	0.25	0.25
Weighted average number of ordinary shares used in per share calculations:
Basic	50,000,000	60,386,083	81,818,972	79,643,079	80,287,171	80,224,258	80,210,915
Diluted	67,372,353	74,555,709	82,110,430	80,456,210	81,302,622	81,160,354	80,210,915
Ratio of earnings to fixed charges(2)	17.93	23.55	9.77	31.28	12.95	11.21	—
Deficiency(3)	—	—	—	—	—	—	437,690

(1)
Each ADS represents one E-House share.

(2)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (1) income from continuing operations before taxes and equity in affiliates and (2) fixed charges (as defined below). Fixed charges are the sum of (1) interest expense, (2) amortised discounts related to liability for exclusive rights with Baidu, Inc. and (3) estimation of interest within rental expenses.

(3)
For the nine months ended September 30, 2011, earnings were inadequate to cover fixed charges (as defined in note 2 above). In order to achieve a ratio of earnings to fixed charges of 1.0, additional earnings need to be added, which are referred to as the "deficiency." Deficiency was calculated by subtracting fixed charges from loss from earnings (as defined in note 2 above).

	As of and for the Years Ended December 31,					As of September 30,
	2006	2007	2008	2009	2010	2011
	(in thousands of $)
Consolidated Balance Sheet Data:
Cash and cash equivalents	24,306	101,148	225,663	548,062	543,818	347,704
Total assets	89,430	329,553	519,913	1,472,125	1,558,267	1,123,049
Total current liabilities	28,751	54,510	108,672	115,147	140,099	133,532
Mezzanine equity	24,828	—	—	—	—	—
Total E-House shareholders' equity	32,370	271,173	403,298	857,766	901,100	652,339
Total shareholders' equity	34,698	274,092	406,990	1,313,320	1,376,640	923,973

 RECENT DEVELOPMENTS RELATING TO E-HOUSE

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for E-House for the three months ended December 31, 2010 and December 31, 2011. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as E-House's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which E-House considers necessary for a fair statement of its financial position and operating results for the periods presented. E-House's audited financial statements for the year ended December 31, 2011 are not yet available as of the date of this proxy statement/prospectus, and when such audited financial statements become available, the audited results of E-House for the year ended December 31, 2011 may differ from the results obtained by adding (1) the selected unaudited condensed consolidated statement of operations data of E-House for the nine months ended September 30, 2011 included elsewhere in this proxy statement/prospectus and (2) the selected unaudited condensed consolidated statement of operations data of E-House for the three months ended December 31, 2011 which appears in the paragraph below.

        E-House's total revenues for the three months ended December 31, 2011 were $117.4 million, a decrease of 6.2% from $125.2 million for the three months ended December 31, 2010. E-House incurred a loss from operations of $33.0 million for the three months ended December 31, 2011 as compared to an income from operations of $24.6 million for the three months ended December 31, 2010. Net loss attributable to E-House shareholders was $27.9 million for the three months ended December 31, 2011, as compared to net income attributable to E-House shareholders of $12.9 million for the three months ended December 31, 2010.

        In addition, on March 9, 2012, E-House announced that its board of directors has authorized and approved E-House's payment of a cash dividend of $0.15 per E-House share ($0.15 per E-House ADS). The cash dividend will be payable on or about April 25, 2012 to E-House shareholders of record as of the close of business on April 5, 2012. Dividends to be paid to E-House ADS holders through the E-House depositary will be subject to the terms of the E-House Deposit Agreement, including the fees and expenses payable thereunder.

 OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF E-HOUSE

        The consolidated statement of operations data for E-House for the nine months ended September 30, 2010 and 2011 and the consolidated interim financial information as of September 30, 2011 have been prepared in accordance with U.S. GAAP and have been derived from E-House's unaudited condensed consolidated financial statements included in this proxy statement/prospectus.

Segment Information

        E-House had seven operating segments as of September 30, 2011: (1) primary real estate agency services; (2) secondary real estate brokerage services; (3) real estate information and consulting services; (4) real estate online services; (5) real estate advertising services; (6) promotional events services; and (7) real estate fund management. E-House provides real estate consulting, information, online, advertising and promotional event services through CRIC, its majority-owned subsidiary. The real estate advertising services, promotional events services and real estate fund management services did not meet the significance threshold for separate disclosure and have been combined in an "Other Services" segment in the table and discussion below.

        The following tables summarize the selected revenue and expense information for E-House's reporting segments for the nine months ended September 30, 2010 and 2011:

Nine Months Ended September 30, 2011	Primary Real Estate Agency Services	Secondary Real Estate Brokerage Services	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues	112,757	14,817	46,605	90,697	19,350	—	284,226
Cost of revenues	(63,172)	(1,628)	(4,008)	(25,928)	(13,867)	—	(108,603)
Selling, general and administrative expenses	(44,635)	(20,562)	(33,120)	(67,162)	(5,890)	(19,347)	(190,716)
Goodwill impairment charge	—	—	—	(417,822)	—	—	(417,822)

Income (loss) from operations	4,950	(7,373)	9,477	(420,215)	(407)	(19,347)	(432,915)
Interest income	579	29	622	558	77	83	1,948
Other income (expense), net	2,546	260	1,929	(432)	(642)	(10,384)	(6,723)

Income (loss) before taxes and equity in affiliates	8,075	(7,084)	12,028	(420,089)	(972)	(29,648)	(437,690)
Income tax benefit (expense)	4,227	(3,708)	6,296	(1,186)	(509)	—	5,120

Income (loss) before equity in affiliates	12,302	(10,792)	18,324	(421,275)	(1,481)	(29,648)	(432,570)
Loss from equity in affiliates	(284)	—	(268)	(8)	64	—	(496)

Net income (loss)	12,018	(10,792)	18,056	(421,283)	(1,417)	(29,648)	(433,066)

Nine Months Ended September 30, 2010	Primary Real Estate Agency Services	Secondary Real Estate Brokerage Services	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues	113,451	14,069	48,450	41,658	13,679	—	231,307
Cost of revenues	(41,603)	(657)	(2,206)	(18,053)	(7,062)	—	(69,581)
Selling, general and administrative expenses	(29,240)	(20,794)	(23,749)	(37,499)	(5,825)	(15,930)	(133,037)

Income (loss) from operations	42,608	(7,382)	22,495	(13,894)	792	(15,930)	28,689
Interest income	856	26	889	128	82	142	2,123
Other income (expense), net	1,976	201	2,152	(18)	548	1,179	6,038

Income (loss) before taxes and equity in affiliates	45,440	(7,155)	25,536	(13,784)	1,422	(14,609)	36,850
Income tax benefit (expense)	(4,701)	740	(2,642)	1,426	(147)	—	(5,324)

Income (loss) before equity in affiliates	40,739	(6,415)	22,894	(12,358)	1,275	(14,609)	31,526
Loss from equity in affiliates	(123)	—	—	—	—	—	(123)

Net income (loss)	40,616	(6,415)	22,894	(12,358)	1,275	(14,609)	31,403

        Revenues.    E-House's total revenues for the nine months ended September 30, 2011 were $284.2 million, an increase of 22.9% from $231.3 million for the nine months ended September 30, 2010. The increase in total revenues was primarily due to the reasons discussed below.

  •
  Primary Real Estate Agency Services.  Revenues from primary real estate agency services were $112.8 million for the nine months ended September 30, 2011, a slight decrease from $113.5 million for the nine months ended September 30, 2010. This decrease was mainly due to a decrease in the average commission rate from 1.2% for the first nine months of 2010 to 0.9% for the same period of 2011, partially offset by a 24.6% increase in the total transaction value of new properties sold.

  •
  Secondary Real Estate Brokerage Services.  Revenues from secondary real estate brokerage services were $14.8 million for the nine months ended September 30, 2011, an increase of 5.3% from $14.1 million for the nine months ended September 30, 2010. This increase was mainly due to the combined effect of an increase in rental transaction volume as well as an increase in the average unit selling prices, partially offset by a decrease of total transaction value of secondary real estate sold.

  •
  Real Estate Information and Consulting Services.  Revenues from real estate information and consulting services were $46.6 million for the nine months ended September 30, 2011, a slight decrease from $48.5 million for the nine months ended September 30, 2010. The decrease was mainly due to lower land transaction-based consulting fees recognized in the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.

  •
  Real Estate Online Services.  Revenues from online services were $90.7 million for the nine months ended September 30, 2011, an increase of 117.7% from $41.7 million for the nine months ended September 30, 2010. The increase was primarily due to CRIC's gains in market share in major cities in China after CRIC acquired its online business in October 2009, rapid growth of CRIC's home-furnishing channel and CRIC's offering of additional services on new and expanded online channels, such as the Baidu real estate channels.

  •
  Other Services.  Revenues from other services, including offline advertising and promotional events and fund management, were $19.3 million for the nine months ended September 30, 2011, an increase of 41.5% from $13.7 million for the nine months ended September 30, 2010, mainly due to the expansion of CRIC's real estate promotional event services which started in the second quarter of 2010.

        Cost of Revenues.    Cost of revenues was $108.6 million for the nine months ended September 30, 2011, an increase of 56.1% from $69.6 million for the nine months ended September 30, 2010, primarily due to (1) higher salary expenses for additional sales staff in the primary real estate agency service segment, the addition of real estate promotional event services starting from the second quarter of 2010, the addition of Baidu real estate channels starting from the third quarter of 2010, (2) the additional expenses associated with Baidu's Brand Link products, which CRIC started to offer in August 2011, and (3) the overall business expansion of E-House's real estate online services and real estate promotional event services.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $190.7 million for the nine months ended September 30, 2011, an increase of 43.4% from $133.0 million for the nine months ended September 30, 2010. This increase was primarily due to increases in (1) salary, rental and travel expenses for E-House's primary real estate agency service segment, (2) salary, commission and bonus expenses associated with additional sales and administrative staff and expenses paid to Baidu for CRIC's online business, (3) salary and bonus expenses associated with additional sales and administrative staff for CRIC's information and consulting business, and (4) share-based compensation expenses.
  •
  Primary Real Estate Agency Services.  Selling, general and administrative expenses for primary real estate agency services was $44.6 million for the nine months ended September 30, 2011, an increase of 52.6% from $29.2 million for the nine months ended September 30, 2010. The increase was primarily due to increases in salary expenses, rental expenses and travel expenses which in turn were driven by an increase in employee headcount and the geographic expansion of E-House's business.

  •
  Secondary Real Estate Brokerage Services.  Selling, general and administrative expenses for secondary real estate brokerage services was $20.6 million for the nine months ended September 30, 2011, a decrease of 1.1% from $20.8 million for the nine months ended September 30, 2010. The slight decrease was due to a decrease in the number of secondary real estate brokerage stores that E-House operated during the nine months ended September 30, 2011.

  •
  Real Estate Information and Consulting Services.  Selling, general and administrative expenses for real estate information and consulting services was $33.1 million for the nine months ended September 30, 2011, an increase of 39.5% from $23.7 million for the nine months ended September 30, 2010. The increase was primarily due to an increase in salary and other compensation expenses as a result of additional sales and administrative staff.

  •
  Real Estate Online Services.  Selling, general and administrative expenses for real estate online services were $67.2 million for the nine months ended September 30, 2011, an increase of 79.1% from $37.5 million for the nine months ended September 30, 2010. The increase was primarily due to an increase in salary and other compensation expenses as a result of additional sales and administrative staff and the related office expenses associated with E-House's business expansion.

  •
  Other Services.  Selling, general and administrative expenses for other services were $5.9 million for the nine months ended September 30, 2011, a slight increase from $5.8 million for the nine months ended September 30, 2010.

        Goodwill Impairment Charge.    A substantial portion of goodwill on E-House's balance sheet relates to the acquisition of CRIC's online unit in 2009. Toward the end of the third quarter of 2011,

China's real estate market showed signs of further slowdown under the PRC government's continued restrictive policies and further credit tightening. The online unit started to slow down as developers became more pessimistic about increasing sales volume and more cautious with their advertising spending. CRIC believes that this will result in slower than previously expected growth for its online business over the next several years. In addition, CRIC experienced a 49% decline in the price of its ADSs from December 31, 2010 to September 30, 2011. CRIC believed such events represented potential indicators of impairment and accordingly, performed an impairment test for each of its reporting units, which are also CRIC's segments, as of September 30, 2011. CRIC utilized the income approach valuation method. The key assumptions used in the income approach, which requires significant management judgment, include business assumptions, growth rate, terminal value, and discount rate. As a result of this analysis, CRIC concluded that the goodwill associated with its real estate online services reporting unit was impaired and recorded a goodwill impairment charge of $417.8 million during the nine months ended September 30, 2011.

        Income (Loss) from Operations.    Loss from operations was $432.9 million for the nine months ended September 30, 2011, compared to income from operations of $28.7 million for the nine months ended September 30, 2010. The loss was mainly due to the $417.8 million goodwill impairment charge of CRIC's online business.

        Income Tax Benefit (Expense).    E-House enjoyed an income tax benefit of $5.1 million for the nine months ended September 30, 2011, while it incurred income tax expenses of $5.3 million for the nine months ended September 30, 2010. The income tax benefit for the nine months ended September 30, 2011 was due to the loss suffered by E-House during that period, and the income tax expense for the nine months ended September 30, 2010 was a result of the income that E-House realized during that period.

        Net Income (Loss).    Net loss for the nine months ended September 30, 2011 was $433.1 million, compared to net income of $31.4 million for the nine months ended September 30, 2010.

        Net Income (Loss) Attributable to E-House Shareholders.    Net loss attributable to E-House shareholders for the first nine months ended September 30, 2011 was $242.5 million, compared to net income attributable to E-House shareholders of $23.2 million for the nine months ended September 30, 2010.

Liquidity and Capital Resources

        As of September 30, 2011, E-House had $347.7 million in cash and cash equivalents, of which $295.0 million are cash and cash equivalents of CRIC which are consolidated into E-House's financial statements under U.S. GAAP. E-House's cash and cash equivalents consist of cash on hand and liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less that are placed with banks and other financial institutions.

        E-House's principal sources of liquidity have been cash generated from its operating activities, capital contributions by its existing shareholders, proceeds from its public offerings of equity securities, proceeds from CRIC's initial public offering and borrowings from third-party lenders. E-House currently anticipates that it will be able to meet its needs to fund its operations and capital expenditures for at least the next twelve months with operating cash flow and the cash balances it will have upon completion of the Merger. Upon completion of the Merger, E-House will have less cash and cash equivalents as a result of payment of the cash portion of the Merger Consideration to CRIC shareholders and ADS holders, and it is possible that if E-House needs additional cash resources, additional financing, including equity offering and debt financing in the capital markets, will only be available to E-House in amounts or on terms that would not be acceptable to it or may not be available at all. For more information, see "Risk Factors—Risks Related to the Merger—As a result of the payment of the cash portion of the Merger Consideration to CRIC ADS holders and CRIC shareholders upon completion of the Merger, E-House will have substantially less cash and cash equivalents, which may materially and adversely impact E-House's ability to pursue opportunities for investment, acquisition, strategic alliance or other similar actions which may arise in the near future" beginning on page 25.

        E-House typically settles the payment of its commissions with its developer clients at the end of a sales period, which typically lasts several months. Therefore, E-House's working capital levels are affected by the lag between the time E-House makes sales and the time E-House collects the commissions owed to it. This is reflected in the accounts receivable and has from time to time resulted in negative operating cash flows. Under some of the sales agency agreements E-House enters into, E-House is required to pay deposits to the developer customer prior to the commencement of sales. The payment of such deposits affects the cash position and liquidity. E-House expects to continue from time to time to enter into contracts with developers requiring it to pay deposits, which could have a material effect on its liquidity position. For more information, see "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Our results of operations and cash flows may fluctuate due to seasonal variations in the real estate market, the non-recurring nature of our primary real estate agency services, billing cycles, unpredictable development cycles and advance cash deposits." in E-House's annual report on Form 20-F for the fiscal year ended December 31, 2010. As E-House continues to expand the scale of its business, its working capital requirements are expected to increase as well.

Cash Flows

        The following table sets forth a summary of E-House's cash flows for the periods indicated:

	For the Nine Months Ended September 30,
	2010	2011
	(in thousands of $)
Net cash used in operating activities	(14,634)	(79,971)
Net cash used in investing activities	(26,889)	(53,424)
Net cash used in financing activities	(26,428)	(68,155)
Net decrease in cash and cash equivalents	(62,650)	(196,114)
Cash and cash equivalents at beginning of the period	548,062	543,818
Cash and cash equivalents at end of the period	485,412	347,704

        Net cash used in operating activities was $80.0 million for the nine months ended September 30, 2011, primarily due to a net loss of $433.1 million, a $49.3 million increase in customer deposits and a $ 43.8 million increase in accounts receivable, a $17.5 million decrease in income tax payable and a $8.5 million increase in prepaid expenses and other current assets. The principal non-cash items accounting for the difference between E-House's net loss and its net cash used in operating activities for the nine months ended September 30, 2011 were a $417.8 million goodwill impairment charge relating to CRIC's online business, $23.9 million depreciation and amortization expenses, $23.6 million share-based compensation expenses and a $10.0 million unrealized loss on marketable securities.

        Net cash used in investing activities was $53.4 million for the nine months ended September 30, 2011, primarily due to $19.3 million used for purchase of property and equipment and intangible assets, $16.4 million investment in affiliates and $16.3 million used for purchase of subsidiaries. For details of the acquired subsidiaries, see Footnote 5 ("Acquisitions of Subsidiaries and Non-controlling Interest") to E-House's unaudited condensed consolidated financial statements for the nine months ended September 30, 2010 and 2011.

        Net cash used in financing activities was $68.2 million for the nine months ended September 30, 2011, primarily due to share repurchases by E-House and CRIC in the aggregate amounts of $18.5 million and $29.9 million, respectively, and the declaration and payment of a cash dividend to E-House shareholders in the second quarter of 2011 in the aggregate amount of $20.2 million.

Capital Expenditures

        Cash capital expenditures were $19.3 million as of September 30, 2011, while as of September 30, 2010 cash capital expenditures were $8.4 million. The increase in capital expenditures as of September 30, 2011 was primarily due to $9.4 million in payments to Baidu, Inc. for the exclusive right to sell its Brand Link products and to build and operate its web channels during this period.

Contractual Obligations

        The following table sets forth E-House's contractual obligations as of September 30, 2011:

	Payment Due by Period
	Total	within 2011	2012—2013	2014—2015	After 2015
	(in thousands of $)
Operating lease obligations	44,409	2,299	26,346	6,831	8,933
Liability for exclusive rights with Baidu	37,766	—	31,472	6,294	—

Total	82,175	2,299	57,818	13,125	8,933

        E-House's operating lease obligations relate to its obligations under lease agreements with lessors of its corporate offices and secondary real estate brokerage services storefronts. The liability for exclusive rights with Baidu relates to CRIC's exclusive rights to sell Baidu's real estate related Brand Link product and to build and operate Baidu's real estate and home furnishing related channels.

Off-Balance Sheet Arrangements

        As of September 30, 2011, E-House has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. E-House has not entered into any derivative contracts that are indexed to its shares and classified as shareholder's equity, or that are not reflected in E-House's consolidated financial statements. Furthermore, E-House does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. E-House does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to E-House or engages in leasing, hedging or research and development services with E-House.

SELECTED HISTORICAL FINANCIAL DATA OF CRIC

        The table below sets forth the selected historical consolidated statement of operations data of CRIC for the five years ended December 31, 2010 and the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data of CRIC as of December 31, 2007, 2008, 2009 and 2010 and September 30, 2011.

        The selected historical consolidated statement of operations data of CRIC for the three years ended December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from the audited historical consolidated financial statements of CRIC included elsewhere in this proxy statement/prospectus. The selected historical consolidated statement of operations data of CRIC for the fiscal years ended December 31, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from the audited historical consolidated financial statements of CRIC not included in this proxy statement/prospectus.

        The selected historical consolidated statement of operations data for CRIC for the nine months ended September 30, 2010 and 2011 and the selected consolidated balance sheet data as of September 30, 2011 for CRIC have been derived from CRIC's unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of the management of CRIC, the unaudited condensed consolidated financial statements of CRIC have been prepared on the same basis as its audited consolidated financial statements and includes all adjustments, consisting only of normal and recurring adjustments, that CRIC considers necessary for a fair statement of CRIC's financial position and operating results for the period presented.

        CRIC's financial statements before its initial public offering in October 2009 include allocations of costs from certain corporate and shared services functions provided to CRIC by E-House, including general corporate and shared services and expenses. These allocations were made using a proportional cost allocation method based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to CRIC, and have been included in CRIC's financial statements.

        You should read the following selected historical financial information in conjunction with the audited historical consolidated financial statements of CRIC and related notes included in this proxy statement/prospectus and "Operating and Financial Review and Prospects of CRIC" in this proxy statement/prospectus.

        The selected historical consolidated financial data for CRIC has been prepared in accordance with U.S. GAAP. The historical results of CRIC do not necessarily indicate results expected for any future periods, and the results of interim periods are not necessarily indicative of the results expected for a full year.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands of $, except share, per share, per ADS and ratio information)
Consolidated Statement of Operations Data
Total revenues	5,395	8,195	50,049	95,654	174,154	111,765	168,421
Cost of revenues	(214)	(895)	(2,897)	(12,810)	(41,010)	(27,321)	(43,806)
Selling, general and administrative expenses	(2,198)	(4,985)	(19,820)	(48,049)	(109,089)	(74,332)	(114,836)
Gain from settlement of pre-existing relationship	—	—	—	2,101	—	—	—
Goodwill impairment charge	—	—	—	—	—	—	(417,822)

Income (loss) from operations	2,983	2,315	27,332	36,896	24,055	10,112	(408,043)
Interest income	23	193	420	279	1,727	1,233	1,332
Other income (expense), net	—	(157)	(1,341)	2,725	3,174	3,032	626

Income (loss) before taxes and equity in affiliates	3,006	2,351	26,411	39,900	28,956	14,377	(406,085)
Income tax expense (benefit)	(894)	(285)	(4,721)	(6,307)	(2,791)	1,379	(4,016)

Income (loss) before equity in affiliates	2,112	2,066	21,690	33,593	26,165	15,756	(410,101)
Income (loss) from equity in affiliates	—	—	154	22,016	(276)	—	(212)

Net income (loss)	2,112	2,066	21,844	55,609	25,889	15,756	(410,313)
Less: net income (loss) attributable to non- controlling interests	—	—	(318)	7	(52)	(234)	1,042

Net income (loss) attributable to CRIC shareholders	2,112	2,066	22,162	55,602	25,941	15,990	(411,355)

Earnings (loss) per ordinary share and ADS(1)
Basic	$0.03	$0.03	$0.31	$0.64	$0.18	$0.11	$(2.89)
Diluted	$0.03	$0.03	$0.31	$0.63	$0.18	$0.11	$(2.89)
Weighted average number of ordinary shares used in per share calculations(2)
Basic	71,522,222	71,522,222	71,522,222	86,610,265	143,288,987	143,170,566	142,185,703
Diluted	71,522,222	71,522,222	71,522,222	88,264,301	146,193,046	145,899,082	142,185,703
Ratio of earnings to fixed charges(3)	450.78	53.62	96.01	37.39	15.25	11.21	—
Deficiency(4)	—	—	—	—	—	—	406,085

(1)
Each ADS represents one CRIC share.

(2)
Upon incorporation, CRIC had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, CRIC issued an additional 99,999,000 ordinary shares to E-House at par value of $0.0001 per share. On August 29, 2009, CRIC effected a reverse share split whereby all of CRIC's issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 each were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of CRIC's authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, CRIC issued 21,522,222 additional ordinary shares at par value of $0.0002 per share to E-House. Both the reverse share split and the new share issuance to E-House have been retroactively reflected for all periods presented with respect to CRIC's financial statements.

(3)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (1) income from continuing operations before taxes and equity in affiliates and (2) fixed charges (as defined below). Fixed charges are the sum of (1) amortized discounts related to liability for exclusive rights with Baidu, Inc. and (2) estimation of interest within rental expenses.

(4)
For the nine months ended September 30, 2011, earnings were inadequate to cover fixed charges (as defined in note 3 above). In order to achieve a ratio of earnings to fixed charges of 1.0, additional earnings need to be added, which are referred to as the "deficiency." Deficiency was calculated by subtracting fixed charges from earnings (as defined in note 3 above).

	As of December 31,				As of September 30,
	2007	2008	2009	2010	2011
	(in thousands of $)
Consolidated Balance Sheet Data:
Cash and cash equivalents	26,411	25,791	311,067	340,720	295,040
Total assets	30,823	83,750	1,020,091	1,083,923	733,576
Total current liabilities	1,105	14,926	35,638	52,516	92,143
Total CRIC shareholders' equity	29,718	65,656	941,213	988,320	573,162
Total shareholders' equity	29,718	66,511	942,421	991,438	578,052

 RECENT DEVELOPMENTS RELATING TO CRIC

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for CRIC for the three months ended December 31, 2010 and December 31, 2011. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as CRIC's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which CRIC considers necessary for a fair statement of its financial position and operating results for the periods presented. CRIC's audited financial statements for the year ended December 31, 2011 are not yet available as of the date of this proxy statement/prospectus, and when such audited financial statements become available, the audited results of CRIC for the year ended December 31, 2011 may differ from the results obtained by adding (1) the selected unaudited condensed consolidated statement of operations data of CRIC for the nine months ended September 30, 2011 included elsewhere in this proxy statement/prospectus and (2) the selected unaudited condensed consolidated statement of operations data of CRIC for the three months ended December 31, 2011 which appears in the paragraph below.

        CRIC's total revenues for the three months ended December 31, 2011 were $73.2 million, an increase of 17.2% from $62.4 million for the three months ended December 31, 2010. CRIC incurred a net loss from operations of $6.7 million for the three months ended December 31, 2011, as compared to a net income from operations of $13.9 million for the three months ended December 31, 2010. Net loss attributable to CRIC shareholders was $6.4 million for the three months ended December 31, 2011, as compared to net income attributable to CRIC shareholders of $10.0 million for the three months ended December 31, 2010.

 OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF CRIC

        You should read the following discussion and analysis of CRIC's financial condition and results of operations in conjunction with CRIC's audited consolidated financial statements for the three years ended December 31, 2010 and as of December 31, 2009 and 2010 and CRIC's unaudited condensed consolidated financial statements for the nine months ended September 30, 2010 and 2011 and as of September 30, 2011, which are included elsewhere in this proxy statement/prospectus.

        This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. CRIC's actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, among others, those set forth under "Item 3. Key Information—D. Risk Factors" of CRIC's annual report on Form 20-F for the year ended December 31, 2010, and in the section of this proxy statement/prospectus headed "Risk Factors."

Overview

        CRIC is a leading provider of real estate information and consulting services, real estate advertising services, real estate promotional event services and real estate online services in China.

        CRIC operates its proprietary CRIC system, which is an advanced and comprehensive real estate information database and analysis system. Prior to July 2006, the CRIC system had been used as an internal resource to support E-House's real estate agency and brokerage services as well as information and consulting services. E-House began to commercialize the CRIC system in July 2006 by selling subscriptions through Shanghai CRIC Information Technology Co., Ltd. ("Shanghai CRIC"), and Shanghai CRIC (and later CRIC) has generated revenues from real estate information services since then. E-House began offering and generating revenues from real estate consulting services through various subsidiaries between 2002 and 2005, and, beginning in 2006, these services have been provided through CRIC's main operating subsidiary, Shanghai CRIC.

        Capitalizing on CRIC's proprietary CRIC system and its dedicated real estate research and development team, CRIC provides a broad range of real estate-related services, including subscription-based information services, customized consulting services and, since 2008, advertising services serving different industry participants. CRIC also started offering real estate promotional event services through Shanghai Dehu PR Consulting Co., Ltd. ("Shanghai Dehu"), in which CRIC acquired a 55% interest in April 2010. CRIC generates revenues from subscription fees for its real estate information services, consulting fees for its real estate consulting services and fees for its real estate advertising design, sales and promotional event services. CRIC's major clients for information, consulting, advertising and promotions event services primarily include real estate developers in China.

        Immediately upon the completion of CRIC's initial public offering in October 2009, CRIC acquired SINA's real estate online business and SINA became a significant shareholder of CRIC. Through the business CRIC acquired from SINA, CRIC operates a leading real estate online business in China that provides region-specific real estate news and information, property data and access to online communities via local websites covering 174 cities across China as of September 30, 2011. Leveraging SINA's strong brand recognition and market influence in China's online space and its large user base, CRIC's real estate online business enables real estate advertisers to reach target audiences in most of China's major cities.

        In connection with CRIC's acquisition of SINA's real estate online business, CRIC acquired certain intangible assets from SINA and granted options to certain employees of SINA who joined CRIC. As a result, CRIC incurred substantial non-cash charges arising from amortization of intangible assets recorded at fair value and share-based compensation, which amounted to $7.2 million and $28.6 million in 2009 and 2010, respectively, and $21.5 million and $21.9 million for the nine months ended

September 30, 2010 and 2011, respectively. In the event the Merger is not consummated, CRIC anticipates such non-cash charges will continue to materially and adversely affect CRIC's results of operations.

Factors Affecting CRIC's Results of Operations

        CRIC's operating results are subject to general conditions typically affecting the real estate services industry in China, including:

  •
  changes in governmental policies and laws affecting real estate and real estate financing;

  •
  economic growth and development across different regions of China;

  •
  supply of and demand for housing and other types of property in local markets;

  •
  government policies on online advertising;

  •
  the perceived effectiveness of online advertising as compared to advertising in more traditional media;

  •
  entry barriers and competition from other real estate services companies; and

  •
  increases in operating costs and expenses due to inflation and other factors.

        Unfavorable changes in any of these general conditions could negatively affect real estate transaction volume and developers' demand for project-related consulting services and online advertising services and otherwise materially and adversely affect CRIC's results of operations. However, CRIC's operating results are more directly affected by company-specific factors, including CRIC's revenue growth and CRIC's ability to effectively manage its operating costs and expenses.

        Revenues.    In 2008, 2009 and 2010, CRIC generated total revenues of $50.0 million, $95.7 million and $174.2 million, respectively, and for the nine months ended September 30, 2010 and 2011, CRIC generated total revenues of $111.8 million and $168.4 million, respectively. CRIC's revenues are presented net of PRC business taxes and related surcharges and agency rebates.

        Following the acquisition of Tian Zhuo in 2008 and the acquisition of SINA's real estate online business in 2009, CRIC has derived its revenues from three reporting segments: (1) real estate information and consulting services, (2) real estate online services, and (3) other services, including real estate advertising services and promotional event services. The table below sets forth the contribution to CRIC's total revenues from these three reporting segments. As illustrated in the table, revenues from real estate online services have increased significantly in recent periods.

	Year Ended December 31,						Nine Months Ended September 30,
	2008		2009		2010		2010		2011
	US$	%	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Real Estate Information and Consulting Services	49,116	98.1%	68,045	71.1%	87,567	50.3%	57,226	51.2%	58,573	34.8%
Real Estate Online Services	—	—	13,830	14.5%	66,855	38.4%	41,695	37.3%	91,011	54.0%
Other Services	933	1.9%	13,779	14.4%	19,732	11.3%	12,844	11.5%	18,837	11.2%

Total Net Revenues	50,049	100.0%	95,654	100.0%	174,154	100.0%	111,765	100.0%	168,421	100.0%

        Real Estate Information and Consulting Services.    E-House began to sell subscriptions to CRIC's proprietary CRIC system in July 2006. These subscriptions allow subscribers to search information in the CRIC system and generate analytical reports. At the beginning of 2009, CRIC launched an upgraded version of the CRIC system which allows subscribers to access the CRIC system through Internet from their own computers by installing a logon interface software. Given that each subscriber account can only be used on one computer, clients that require access to CRIC's system from multiple computers need to set up and pay for multiple subscription accounts. Subscription fees vary depending on the number of terminals and number of cities covered. CRIC receives subscription fees on an annual basis starting at the beginning of the subscription period and recognize revenues ratably over the subscription period. CRIC is investing its resources in the development of more premium and customized subscription packages. Revenues from CRIC's real estate information services depend primarily on the number of subscriptions to the CRIC system and unit subscription fees. The number of subscriptions CRIC sells is in turn affected by the number of active real estate projects and developers at any given time as well as by CRIC's marketing and brand promotion efforts and the quality and usefulness of CRIC's database. CRIC continually updates and expands the information in its CRIC system, both by adding more data on projects in the cities that CRIC covers and by increasing the number of cities that it covers, in order to meet its clients' needs on a timely basis.

        CRIC provides real estate consulting services to customers in relation to land acquisition and property development. In certain instances, CRIC agrees to a consulting arrangement under which payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. CRIC recognizes revenue under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. The timing of recognition may cause fluctuations in CRIC's quarterly revenues if all of the revenues under a contract are recognized at one point in time. In other instances, CRIC provides services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

        Revenues from CRIC's real estate consulting services are significantly affected by the number of major real estate developer clients CRIC has and the scope and depth of consulting services they require from CRIC. Generally, CRIC maintains business relationships with national and regional real estate developers' local subsidiaries or branches, and enters into individual contracts with each subsidiary or branch. However, in limited cases, such as CRIC's relationship with Evergrande, CRIC maintains the business relationship with the headquarters of the real estate developer.

        CRIC has been working with Evergrande, a large developer in China, since December 2007, when CRIC Shanghai entered into a strategic cooperation agreement with a term of one year with Evergrande. CRIC renewed the agreement for another one year term in December 2008. In December 2009, CRIC was engaged as the exclusive provider of real estate information system and market consulting services to 47 of Evergrande's real estate projects under development and a certain land acquisition project. For each of the projects for which Evergrande has engaged CRIC for information and market consulting services or land acquisition consulting services, CRIC's subsidiary, Shanghai CRIC, entered into a real estate information and market consulting service agreement with a project development company owned by or affiliated with Evergrande. In January 2011, CRIC was again contracted to provide real estate information, consulting and online services for Evergrande's projects throughout China.

        CRIC's top three developer clients in 2008, namely Evergrande, Shanghai Urban Development (Group) Co., Ltd. and Sky East Resources Ltd. (including their subsidiaries and branches), accounted for 56.6%, 15.6% and 10.3%, respectively, of CRIC's total revenues in the year ended December 31, 2008, while no other client accounted for more than 10% of CRIC's total revenues during 2008. CRIC's top two developer clients in 2009, namely Evergrande and Shanghai Jinluodian Development Co., Ltd. accounted for 29.7% and 11.3%, respectively, of CRIC's total revenues in the year ended December 31, 2009, while no other client accounted for more than 10% of CRIC's total revenues during 2009. In 2010, CRIC's top developer client was Evergrande, which accounted for 13.6% of CRIC's total revenues for the year ended December 31, 2010. No other client accounted for more than 10% of CRIC's total revenues during such period. No client accounted for more than 10% of CRIC's total revenues for the nine months ended September 30, 2011. See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—To date, a limited number of real estate developers have contributed a substantial portion of our revenues due to the large size of their contracts with us; if we fail to continue to secure large contracts from existing, new or former clients, this could materially and adversely impact our revenues, results of operations and financial condition, or contribute to large fluctuations in our revenues, which may make it difficult to predict our results of operations from period to period" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

        Real estate online services.    CRIC generates online revenues principally from online advertising, sponsorship arrangements and, to a lesser extent, hosting arrangements. Online advertising allows advertisers to place advertisements on particular areas of CRIC's websites and SINA's non-real estate channels in particular formats, such as banners and logos, and over particular lengths of time. Sponsorship arrangements allow advertisers to sponsor a particular area on CRIC's websites and SINA's non-real estate channels in exchange for a fixed payment over the contract period. As is customary in the advertising industry, CRIC offers rebates to advertising agencies if they achieve certain revenue targets. Revenues are recognized net of these agency rebates. For the period from the date when CRIC acquired SINA's real estate online business through December 31, 2009, a substantial majority of CRIC's advertising revenues were derived from sales to advertising agencies, with approximately 70%, of the revenues attributable to sales to CRIC's top three advertising agency clients, namely Beijing Jiahua Hengshun Media Advertising Co., Ltd., Shanghai Hongbo Culture Communication Co., Ltd. and Shanghai Xindu Advertising Media Co., Ltd. For the year ended December 31, 2010, Beijing Jiahua Hengshun Media Advertising Co., Ltd. accounted for 9.1% of CRIC's total revenue. However, CRIC discontinued business with Shanghai Hongbo Culture Communication Co., Ltd. and Shanghai Xindu Advertising Media Co., Ltd., as CRIC made the decision to turn its online business in Shanghai into a direct operation, including sales functions. No advertising agencies accounted for more than 10% of CRIC's total revenue in 2010 and for the nine months ended September 30, 2011. CRIC's real estate online revenues also include revenues from hosting arrangements, which are derived from outsourcing certain regional websites to local business partners for a fixed term. With the launch of the Baidu real estate channels in August 2010 through CRIC's four-year alliance with Baidu, CRIC also started to generate online revenues through a search-result-oriented model. Clients will pay CRIC for generating inquiry phone calls to their sales offices through CRIC's websites and related set-up, maintenance and updates of project/unit information on CRIC's websites. CRIC has also started to generate online revenues through selling Baidu's real estate Brand Link products to real estate developers in China beginning in 2011. Although revenues from the sales of Baidu's real estate Brand Link products were not material in the first nine months ended September 30, 2011, going forward, CRIC expects to generate time-based revenues from Brand Link products on a pro-rata basis over the contractual term commencing on the date the client's Brand Link product is displayed.

        CRIC believes that demand for advertising on real estate-related websites comes primarily from real estate developers. Real estate market conditions will affect both the number of new real estate development projects and the willingness of developers to spend money advertising those projects. The demand among potential purchasers and renters for access to real estate listings and other information on real estate will help drive website traffic, and this demand will be affected by the need for housing, the affordability of housing and expectations about returns on investments in real estate. Website traffic affects the rates that CRIC can charge advertisers by serving as an indicator of the popularity of the website and its ability to deliver the advertisement to the target audience. Historically, in China's online real estate advertising market, the first quarter is usually slower than the other three quarters due to winter and the Chinese New Year holidays.

        Other Services.    CRIC's other services include real estate advertising and promotional event services. CRIC began offering real estate advertising design and resale services to real estate developers in 2008 through its consolidated affiliated entity in China, Tian Zhuo, and Tian Zhuo's subsidiaries. In September 2008, CRIC acquired a 60% interest in Wushi Advertising, which provides real estate advertising design services to developers. CRIC currently provide real estate advertising design services in 13 cities in China. In addition, beginning in 2009, CRIC started providing advertising resale services by making wholesale purchases of advertising space in print and other media in Shanghai and reselling them to CRIC's developer clients.

        CRIC began offering promotional event services through Shanghai Dehu in April 2010 when it acquired 55% equity interest in that entity for $0.8 million. CRIC's promotional event services include, but are not limited to, securing venues, hiring caterers and other various service providers, formulating event themes and inviting speakers and guests for real estate promotional events.

        Revenues from CRIC's advertising design services are significantly affected by real estate market conditions, CRIC's ability to generate creative and effective advertising designs to meet its developer clients' needs, and CRIC's marketing efforts. Revenues from CRIC's advertising resale services are significantly affected by real estate market conditions, CRIC's willingness and ability to purchase and resell a large number of advertising spaces from print and other media and CRIC's relationship with its developer clients. Revenues from CRIC's promotional event services are significantly affected by real estate market conditions, clients' promotional budgets and the perceived effectiveness of the promotional events and of CRIC's services.

        Cost of Revenues.    CRIC's cost of revenues for real estate information and consulting services primarily consists of sales commission and costs incurred to develop, maintain and update the CRIC system, including the cost to purchase or license data from third-party sources, personnel-related costs and associated equipment depreciation. CRIC must continually revise the data on the cities that it covers because the market is always changing and CRIC's subscribers demand up-to-date information. Expanding the geographical coverage of the CRIC system to a new city tends to increase CRIC's cost of revenues before it increases its revenues, as CRIC incurs upfront costs to purchase or generate additional data to make the database attractive and useful to developers in that city, and it also increases CRIC's costs for updating the data on the system going forward. CRIC's growth also causes it to incur more costs for system maintenance as the number of subscribers using the CRIC system increases.

        Cost of revenues for real estate online services consists of costs associated with the production of websites, including fees paid to third parties for Internet connection, content and services, personnel-related costs, amortization of intangible assets and equipment, depreciation associated with website production equipment, fees paid to SINA for advertising inventory on non-real estate channels and amortization of the exclusive right with Baidu. Under the SINA advertising agency agreement, CRIC has the exclusive right to sell advertising to real estate, home furnishing and construction materials advertisers on SINA's non-real estate channels, subject to certain limitations on the amount of advertising that may be sold by CRIC. Fees payable to SINA are based on the amount of advertising sold.

        Cost of revenues for CRIC's other services, namely real estate advertising and promotional event services, includes fees paid to third parties for services directly related to advertising design, the cost incurred to acquire advertising space to resell, the salaries of sales and support staff and fees paid to third parties for services related to CRIC's promotional event services, such as rental and catering fees.

        Selling, General and Administrative Expenses.    CRIC's selling, general and administrative expenses primarily consist of compensation and benefits for CRIC's corporate office employees, consultant expenses, costs associated with enhancement to and maintenance of websites, new product development and product enhancements, sales commissions, marketing and advertising expenses, travel expenses and rental expenses, among others. CRIC's selling, general and administrative expenses also include share-based compensation expenses, as described below. CRIC expects that its selling, general and administrative expenses will increase as it hires additional personnel and incurs additional costs in connection with the expansion of its business.

        Share-Based Compensation Expenses.    CRIC's selling, general and administrative expenses also include share-based compensation expenses. CRIC has adopted a share incentive plan and has granted options and restricted shares under the plan. CRIC recognizes share-based compensation expenses over the vesting period of the award based on the fair value of the award on the grant date, net of expected forfeitures. A change in the amount of share-based compensation expenses will primarily affect CRIC's net income, earnings per share and operating expenses.

        The following table summarizes the options and restricted shares CRIC granted to its directors, officers and employees and certain of E-House's employees that remained outstanding as of September 30, 2011.

Options

Grant Date	Number of CRIC Shares Underlying Options Granted		Exercise Price
January 1, 2009	4,604,280	(1)	$3.00
July 15, 2009	878,622		$6.00
July 30, 2009	300,000		$6.00
September 24, 2009	1,263,001		$8.00
March 10, 2011	2,575,000		$7.02

(1)
Options to purchase 756,000 ordinary shares granted on January 1, 2009 were later modified on July 15, 2009. The number of these options was reduced to 251,500 and the vesting schedule was shortened to one to two year from two to four year subsequent to the original grant date.

Restricted Shares

Grant Date	Number of Restricted CRIC Shares Granted		Grant Price
July 30, 2009	125,000	(1)	$3.00
July 30, 2009	25,000	(2)	$6.00

(1)
250,000 of these options were surrendered for cancellation on July 30, 2009, in exchange for the same number of restricted shares having the same vesting schedule and a purchase price equal to the original option exercise price. 125,000 of these restricted shares remained outstanding as of September 30, 2011.

(2)
50,000 of these options were surrendered for cancellation on July 30, 2009, in exchange for the same number of restricted shares having the same vesting schedule and a purchase price equal to the original option exercise price. 25,000 of these restricted shares remained outstanding as of September 30, 2011.

          CRIC used the binomial model to estimate the fair value of the options. The assumptions used in the binomial model included 3.36% weighted average risk-free rate of return, 10-year contractual life of option, 68.93% weighted average estimated volatility rate and no dividend yield. The weighted-average grant-date fair value of the options was $3.83 per share. For the nine months ended September 30, 2011, CRIC recorded compensation expense of $6.7 million for the share options granted to CRIC's employees and recorded dividends to E-House of $1.3 million for the options granted to E-House's employees. CRIC recorded dividends to E-House of $135,240 for restricted shares granted to E-House's employees for the nine months ended September 30, 2011.

          Determining the fair value of options and CRIC shares requires making complex and subjective judgments. In assessing the fair value of the CRIC shares prior to CRIC's initial public offering, CRIC considered the following principal factors:

  •
  the nature of CRIC's business and the contracts and agreements relating to its business;

  •
  the global economic outlook in general and the specific economic and competitive elements affecting CRIC's business;

  •
  the nature and prospects of the real estate service industry in China;

  •
  the growth of CRIC's operations; and

  •
  CRIC's business risks.

        CRIC used the income approach to assess the fair value of the CRIC shares as of the date of the option grant on a contemporaneous basis. The income approach resulted in a fair value of the CRIC shares at $2.90, $6.89 and $7.43 per share as of January 1, July 15 and July 30, 2009, respectively.

        The income approach involved applying appropriate discount rates to estimated cash flows that were based on CRIC's earnings forecasts. The major assumptions used by the independent appraiser in deriving the fair value of the CRIC shares were consistent with CRIC's business plan and major milestones that CRIC achieved. Other major assumptions used in determining the fair value of the CRIC shares as of January 1, July 15 and July 30, 2009 included the following:

  •
  weighted average costs of capital of 21.41%, 18% and 18% were used for options granted on January 1, July 15 and July 30, 2009, respectively. This was the combined result of the changes in risk-free rate and industry average beta and the decrease in CRIC's company-specific risks; and

  •
  discount for lack of marketability of 22.18%, 11.95% and 9.47% was used for options granted on January 1, July 15 and July 30, 2009, respectively. This took into consideration CRIC's then pending initial public offering.

        CRIC also used other general assumptions, including the following: no material changes in the existing political, legal, fiscal and economic conditions and real estate industry in China; CRIC's ability to retain competent management and key personnel to support its ongoing operations; and no material deviation in market conditions from economic forecasts.

        An estimated fair value of the CRIC shares of $12.80 per share (the median of the target CRIC initial public offering price range) was used in connection with CRIC's determination of the fair value of the options granted on September 24, 2009.

        The fair value of the CRIC shares underlying the CRIC share options was determined on the current trading price of the CRIC ADSs on the NASDAQ subsequent to CRIC's initial public offering.

        A market price of $7.02 per CRIC share was used in connection with CRIC's determination of the fair value of the options granted on March 10, 2011.

        In October 2009, after the completion of CRIC's initial public offering and CRIC's acquisition of SINA's real estate online business, CRIC granted options to purchase 3,609,000 CRIC shares to certain employees of SINA and China Online Housing Technology Corporation ("COHT") to replace the same number of options of COHT they held at that time. The terms of these options are similar to those of the options of COHT held by such employees. CRIC used the binomial model to estimate the fair value of the options. The assumptions used in the binomial model included 2.47% average risk-free rate of return, 5.2-year contractual life of option, 63.18% estimated volatility rate and no dividend yield. The weighted-average grant-date fair value of the options was $11.44 per share. CRIC recorded compensation expense of $2.2 million for the period from the date of acquisition of SINA's real estate online business to December 31, 2009 and $8.7 million for 2010. For the nine months ended of September 30, 2010 and 2011, $6.5 million and $ 6.6 million compensation expenses were recorded. Unrecognized compensation expense in the total amount of $10.3 million is expected to be recognized over a weighted-average requisite service period of approximately one year commencing on October 1, 2011.

        Other Income.    CRIC generates interest income from the cash and cash equivalents that its holds in bank accounts. The amount of interest is subject to prevailing interest rates. CRIC may generate foreign exchange gain or loss if it holds U.S. dollar-denominated cash and cash equivalents in an entity with a different functional currency, such as the Hong Kong dollar (in the case of CRIC's BVI subsidiaries) or the RMB (in the case of CRIC's PRC subsidiaries).

Taxation

        CRIC is incorporated in the Cayman Islands. Under the current law of the Cayman Islands, CRIC is not subject to income or capital gains tax. CRIC's subsidiaries in the British Virgin Islands are not subject to income or capital gains tax either. CRIC's subsidiaries in Hong Kong are subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations; prior to 2008, this rate had been 17.5%.

        The EIT Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises in the PRC, except where an enterprise meets the conditions for a tax incentive. Shanghai SINA Leju Information Technology Co., Ltd. ("Shanghai SINA Leju") was recognized as a qualified software enterprise in February 2009 and was further approved by the local tax authority on June 17, 2009, and, thus, became eligible to be exempted from income tax for 2009, followed by a 50% reduction in income tax from 2010 through 2012. Shanghai CRIC was also granted software enterprise status in September 2008 and was further approved by the local tax authority on May 19, 2010 to become qualified to be exempted from income tax for 2009, followed by a 50% reduction in income tax from 2010 through 2012. Qualified software enterprise status is subject to annual review.

        In addition to the enterprise income tax, CRIC's subsidiaries and consolidated variable interest entities in China are also subject to business tax and related surcharges by various local tax authorities at rates of 5% to 5.55% on revenues or 8.5% to 9.5% on gross profits (the balance of revenues after deducting cost of sales) generated from providing advertising services.

        Under the EIT Law, dividends from CRIC's PRC subsidiaries out of earnings generated after the new law came into effect on January 1, 2008, are subject to a withholding tax which may be as high as

20%, although under the detailed implementation rules promulgated by the PRC authorities the effective withholding tax is currently 10%, unless otherwise reduced or exempted by treaties or applicable PRC law. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

        Dividends of PRC subsidiaries that are directly held by Hong Kong entities may benefit from a reduced withholding tax rate of 5% pursuant to the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, subject to the approval from the relevant local branch of the State Administration of Taxation in accordance with the Administrative Measures on Tax Treaty Treatment of Nonresidents (Trial) and other relevant tax rules. CRIC's Hong Kong subsidiaries have not sought approval for such preferential withholding tax rate, given that no dividends have been paid by their respective PRC subsidiaries. Dividend payments are not subject to withholding tax in Hong Kong, Macau, the British Virgin Islands or the Cayman Islands.

        Under the EIT Law, enterprises that are established under the laws of foreign countries or regions and whose "de facto management bodies" are located within the PRC territory are considered PRC resident enterprises, and are subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the EIT Law, "de facto management bodies" are defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Dividends payable to us by our PRC subsidiaries may be subject to PRC withholding taxes, we may be subject to PRC taxation on our worldwide income, and dividends distributed to our non-PRC investors may be subject to PRC withholding taxes under the PRC Enterprise Income Tax Law" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

Critical Accounting Policies

        CRIC prepares its financial statements in conformity with U.S. GAAP, which requires it to make judgments, estimates and assumptions. CRIC continually evaluates these estimates and assumptions based on the most recently available information, its own historical experience and various other assumptions that it believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from CRIC's expectations as a result of changes in CRIC's estimates.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. CRIC believes that the following accounting policies involve a higher degree of judgment and complexity in their application and require CRIC to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with CRIC's consolidated financial statements and other disclosures included in this proxy statement/prospectus.

Revenue Recognition

        Effective January 1, 2011, CRIC adopted the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2009-13 ("ASU 2009-13"), "Multiple-Deliverable Revenue Arrangements", prospectively for all new and materially modified arrangements. ASU

2009-13 requires CRIC to allocate revenue to arrangement deliverables using the relative selling price method.

        CRIC has multiple element arrangements that may include provision of online advertising, promotional event services, consulting services and/or subscription for the CRIC system. Consulting services includes periodic consulting services and project-based consulting services. Project-based consulting services involve providing real estate consulting services to customers in relation to land acquisition and property development. In certain instances, payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. Revenue is recognized under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. Periodic consulting services involve providing consulting services periodically during the development stage of a real estate project, such as monthly market updates, and/or CRIC system subscription. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

        CRIC has determined that each of the deliverables listed above is considered a separate unit of account as each has value to the customer on a standalone basis and has been sold separately on a standalone basis, there is no general right of return on delivered items and the delivery or performance of the undelivered item(s) is considered probable and substantially in the control of CRIC.

        CRIC allocates arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to all deliverables based on the relative selling price in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence ("VSOE") if available; (ii) third-party evidence ("TPE") if VSOE is not available; and (iii) best estimate of selling price ("BESP") if neither VSOE nor TPE is available.

        VSOE. CRIC determines VSOE based on its historical pricing and discounting practices for the specific service when sold separately. In determining VSOE, CRIC requires that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range. CRIC has historically priced its periodic consulting services subscription for the CRIC system and online advertising within a narrow range. As a result, CRIC has used VSOE to allocate the selling price of periodic consulting services subscription for the CRIC system and online advertising under these multiple element arrangement. CRIC has not historically priced project-based consulting service and promotional event services within a narrow range, therefore, CRIC considers TPE and BESP as discussed below.

        TPE. When VSOE cannot be established for deliverables in multiple element arrangements, CRIC applies judgment with respect to whether it can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, CRIC's marketing strategy differs from that of its peers and its offerings contain a significant level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained. Furthermore, CRIC is unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, CRIC has not been able to establish selling price based on TPE.

        BESP. When it is unable to establish selling price using VSOE or TPE, CRIC uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which CRIC would transact a sale if the service were sold on a stand-alone basis. CRIC determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charged for similar offerings, market conditions, specification of the services rendered and pricing practices. CRIC has used BESP to allocate the selling price of project-based consulting service and promotional event services under these multiple element arrangement.

        The process for determining BESP for deliverables without VSOE or TPE involves management's judgment. CRIC's process considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors that CRIC considered in developing its BESPs include prices charge for similar offerings, service scope and historical pricing practices. If the facts and circumstances underlying the factors CRIC considered change, or should subsequent facts and circumstances lead CRIC to consider additional factors, CRIC's BESPs could change in future periods.

        CRIC regularly reviews the evidence of selling price for its services and maintains internal controls over the establishment and updates of these estimates. There were no material changes in estimated selling price for its services during the nine months ended September 30, 2011 and CRIC does not expect material changes in BESP in the foreseeable future.

        Under the previous accounting literature, when an arrangement included project-based consulting services and subscriptions for the CRIC system, the entire arrangement was considered a single unit of account as CRIC did not have VSOE for project-based consulting services. Revenue was recognized based on the revenue recognition model for the final deliverable in the arrangement, which was typically the subscription for the CRIC system, which required ratable recognition over the subscription period. CRIC had objective and reliable evidence of the fair value of the CRIC subscription service. As such, upon delivery of the consulting product, CRIC deferred the fair value of the remaining CRIC subscription and recognized the residual amount, or the difference between the remaining fair value of the CRIC subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria had been met. The residual amount recognized was limited to the cumulative amount due under the terms of the arrangement. Under ASU 2009-13, CRIC is required to use BESP when neither VSOE nor TPE is available. As a result, CRIC is able to recognize the relative fair value of the elements as they are delivered, assuming other revenue recognition criteria are met.

        If CRIC were to apply the new revenue recognition guidance as if it had early adopted the guidance for the year ended December 31, 2010, there would have been no material effect on revenue during that period. Additionally, the adoption of ASU 2009-13 did not have a material impact on revenue for the nine months ended September 30, 2011 when compared to the revenue that would have been recognized under the guidance in effect prior to adoption of ASU 2009-13, as the BESP of project-based consulting and VSOE of the subscription for the CRIC system has historically approximated its respective contract price and the project-based consulting services have generally been delivered at the beginning of the subscription period. The effect of adopting this guidance in future periods will depend on the nature of CRIC's customer arrangements in those periods, including the nature of services included in those arrangements, the magnitude of revenue associated with certain deliverables in those arrangements, and the timing of delivery of the related services in those arrangements, among other considerations. While the effect in future periods is dependent on these factors and future go-to-market strategies, CRIC does not currently expect the adoption of this guidance to have a material effect on the timing and pattern of revenue recognition in future periods. CRIC does not expect this new guidance to affect future pricing practices or go-to-market strategies.

Concentration of credit risk

        Financial instruments that potentially expose CRIC to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. CRIC places its cash and cash equivalents with reputable financial institutions.

        CRIC regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. CRIC establishes an allowance for doubtful accounts primarily based on factors surrounding the credit risk of specific customers, including overall relationship with the customer, past and ongoing business relationship, past record and pattern of settling receivables, length of the receivable and other specific information indicating the collectability of the receivables.

Share-based Compensation

        Share-based compensation cost is measured at the grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. CRIC has made an estimate of expected forfeitures and recognizes compensation cost only for those equity awards expected to vest.

        Determining the value of CRIC's share-based compensation expense in future periods requires the input of highly subjective assumptions, including the expected life of the share-based payment awards, estimated forfeitures and the price volatility of the underlying shares. The assumptions used in calculating the fair value of share-based payment awards represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and CRIC uses different assumptions, CRIC's share-based compensation expense could be materially different in the future.

Goodwill Valuation

        CRIC performs a two-step goodwill impairment test on an annual basis. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

        The fair value of each reporting unit is determined by analysis of discounted cash flows. The significant assumptions regarding CRIC's future operating performance are revenue growth rates, discount rates and terminal multiple. If any of these assumptions changes, the estimated fair value of CRIC'sreporting units will change, which could affect the amount of goodwill impairment charges, if any.

        No goodwill impairment was recognized during the year ended December 31, 2010 after CRIC performed an annual goodwill impairment test as of December 31, 2010. As of December 31, 2010, the carrying value of goodwill was attributable to CRIC's real estate online services reporting unit due to its acquisition of COHT, which had operated SINA's real estate online business.

        A substantial portion of goodwill on CRIC's balance sheet relates to the acquisition of the CRIC's online unit in 2009. Toward the end of the third quarter of 2011, China's real estate market showed signs of further slowdown under the government's continued restrictive policies and further credit tightening. The online unit started to slow down as developers became more pessimistic about increasing sales volume and more cautious with their advertising spending. CRIC believes that this will result in slower than previously expected growth for its online business over the next several years. In addition, CRIC experienced a 49% decline in its stock price from December 31, 2010 to September 30, 2011. CRIC believed such events represented potential indicators of impairment and accordingly, performed an impairment test for each of its reporting units, which are also the CRIC's segments, as of September 30, 2011. CRIC utilized the income approach valuation method. The key assumptions used in the income approach, which requires significant management judgment, include business assumptions, growth rate, terminal value, and discount rate. As a result of this analysis, CRIC concluded that the goodwill associated with its real estate online services reporting unit was impaired and recorded a goodwill impairment charge of $417.8 million during the nine months ended September 30, 2011.

        CRIC may incur additional goodwill impairment charges in the future, although it cannot predict whether this will occur when it perform its goodwill impairment test each year.

Income Taxes

        Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. CRIC has not recorded a valuation allowance against its deferred tax assets as of September 30, 2011 as it believes it is more likely than not that such assets will be fully realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

Results of Operations

        The following table sets forth a summary of CRIC's consolidated results of operations for the periods indicated. This information should be read together with CRIC's consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,			For the nine months Ended September 30,
	2008	2009	2010	2010	2011
	(in thousands of $)
Revenues	50,049	95,654	174,154	111,765	168,421
Cost of revenues	(2,897)	(12,810)	(41,010)	(27,321)	(43,806)
Selling, general and administrative expenses	(19,820)	(48,049)	(109,089)	(74,332)	(114,836)
Gain from settlement of pre-existing relationship	—	2,101	—	—	—
Goodwill impairment charge	—	—	—	—	(417,822)

Income (loss) from operations	27,332	36,896	24,055	10,112	(408,043)
Interest expense	420	279	1,727	1,233	1,332
Other income (expense), net	(1,341)	2,725	3,174	3,032	626

Income before taxes and equity in affiliates	26,411	39,900	28,956	14,377	(406,085)
Income tax expenses (benefit)	(4,721)	(6,307)	(2,791)	1,379	(4,016)

Income (loss) before equity in affiliates	21,690	33,593	26,165	15,756	(410,101)
Income (loss) from equity in affiliates	154	22,016	(276)	—	(212)

Net income (loss)	21,844	55,609	25,889	15,756	(410,313)
Less: net income (loss) attributable to non-controlling interest	(318)	7	(52)	(234)	1,043

Net income (loss) attributable to CRIC shareholders	22,162	55,602	25,941	15,990	(411,356)

Segment Information

        CRIC uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by CRIC's chief operating decision maker ("CODM") for making decisions, allocating resources and assessing performance. CRIC's CODM has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of CRIC.

        CRIC has four operating segments: (1) real estate information and consulting services, (2) real estate online services, (3) real estate advertising services and (4) promotional event services. The real estate advertising services segment commenced in 2008. The real estate online services segment started as a result of the acquisition of COHT in October 2009. The promotional events service segment started as a result of the acquisition of a promotional events provider in 2010.

        In 2010, the real estate advertising services segment and promotional event services segment did not meet the significance threshold for separate disclosure and have been combined and classified as "other services". CRIC's CODM reviews net revenues, cost of sales, operating expenses, income from operations and net income for each operating segment and does not review balance sheet information. Corporate expenses such as selling, general and administrative expenses and interest income are not allocated among segments and are recorded as non-allocated items.

        The following tables summarize the selected revenue and expense information for each reporting segment for the nine months ended September 30, 2011 and 2010 and for the years ended December 31, 2010, 2009 and 2008, respectively:

Nine Months Ended September 30, 2011 Segment Information	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues from external customers	58,573	91,011	18,837	—	168,421
Cost of revenues	(4,009)	(25,928)	(13,869)	—	(43,806)
Selling, general and administrative expenses	(33,119)	(67,162)	(5,218)	(9,337)	(114,836)
Goodwill impairment charge	—	(417,822)	—	—	(417,822)

Income (loss) from operations	21,445	(419,901)	(250)	(9,337)	(408,043)
Interest income	622	558	71	81	1,332
Other income (loss), net	1,929	(432)	(642)	(229)	626

Income (loss) before taxes and equity in affiliates	23,996	(419,775)	(821)	(9,485)	(406,085)
Income tax benefit (expense)	(4,541)	369	156	—	(4,016)

Income (loss) before equity in affiliates	19,455	(419,406)	(665)	(9,485)	(410,101)
Income (loss) from equity in affiliates	(268)	(8)	64	—	(212)

Net income (loss)	19,187	(419,414)	(601)	(9,485)	(410,313)

Nine Months Ended September 30, 2010 Segment Information	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues from external customers	57,226	41,695	12,844	—	111,765
Cost of revenues	(2,206)	(18,053)	(7,062)	—	(27,321)
Selling, general and administrative expenses	(23,752)	(37,450)	(5,320)	(7,810)	(74,332)

Income (loss) from operations	31,268	(13,808)	462	(7,810)	10,112
Interest income	889	128	79	137	1,233
Other income (loss), net	2,152	(18)	554	344	3,032

Income (loss) before taxes and equity in affiliates	34,309	(13,698)	1,095	(7,329)	14,377
Income tax benefit (expense)	2,146	(835)	68	—	1,379

Income (loss) before equity in affiliates	36,455	(14,533)	1,163	(7,329)	15,756
Net income (loss)	36,455	(14,533)	1,163	(7,329)	15,756

Year Ended December 31, 2010 Segment Information	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues from external customers	87,567	66,855	19,732	—	174,154
Cost of revenues	(3,017)	(26,361)	(11,632)	—	(41,010)
Selling, general and administrative expenses	(35,270)	(54,741)	(8,218)	(10,860)	(109,089)

Income (loss) from operations	49,280	(14,247)	(118)	(10,860)	24,055
Interest income	1,156	286	110	175	1,727
Other income (loss), net	2,360	(23)	734	103	3,174

Income (loss) before taxes and equity in affiliates	52,796	(13,984)	726	(10,582)	28,956
Income tax benefit (expense)	(2,911)	456	(336)	—	(2,791)

Income (loss) before equity in affiliates	49,885	(13,528)	390	(10,582)	26,165
Loss from equity in affiliates	(271)	(5)	—	—	(276)

Net income (loss)	49,614	(13,533)	390	(10,582)	25,889

Year Ended December 31, 2009 Segment Information	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues from external customers	68,045	13,830	13,779	—	95,654
Cost of revenues	(1,866)	(4,930)	(6,014)	—	(12,810)
Selling, general and administrative expenses	(22,723)	(11,360)	(5,691)	(8,275)	(48,049)
Gain from settlement of pre-existing relationship	2,101	—	—	—	2,101

Income (loss) from operations	45,557	(2,460)	2,074	(8,275)	36,896
Interest income	166	24	28	61	279
Other income, net	2,481	6	—	238	2,725

Income (loss) before taxes and equity in affiliates	48,204	(2,430)	2,102	(7,976)	39,900
Income tax benefit (expense)	(6,710)	957	(554)	—	(6,307)

Income (loss) before equity in affiliates	41,494	(1,473)	1,548	(7,976)	33,593
Income from equity in affiliates	—	22,016	—	—	22,016

Net income (loss)	41,494	20,543	1,548	(7,976)	55,609

Year Ended December 31, 2008 Segment Information	Real Estate Information and Consulting Services	Other Services	Non- allocated	Total
	(in thousands of $)
Revenues from external customers	49,116	933	—	50,049
Cost of revenues	(2,855)	(42)	—	(2,897)
Selling, general and administrative expenses	(13,777)	(1,866)	(4,178)	(19,821)

Income (loss) from operations	32,484	(975)	(4,178)	27,331
Interest income	416	4	1	421
Foreign exchange loss	(1,324)	—	(17)	(1,341)

Income (loss) before taxes and equity in affiliates	31,576	(971)	(4,194)	26,411
Income tax benefit (expense)	(4,918)	197	—	(4,721)

Income (loss) before equity in affiliates	26,658	(774)	(4,194)	21,690
Income from equity in affiliates	—	—	154	154

Net income (loss)	26,658	(774)	(4,040)	21,844

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

        Revenues. CRIC's total revenues were $168.4 million for the nine months ended September 30, 2011, an increase of 50.7% from $111.8 million for the nine months ended September 30, 2010, primarily due to the reasons discussed below.

        Revenues from real estate information and consulting services were $58.6 million for the nine months ended September 30, 2011, an increase of 2.4% from $57.2 million for the nine months ended September 30, 2010. The increase in revenues from CRIC's information services was mostly offset by lower land transaction-based consulting fees recognized in the nine months ended September 30, 2011 compared to the same period of 2010.

        Revenues from online services were $91.0 million for the nine months ended September 30, 2011, an increase of 118.3% from $41.7 million for the nine months ended September 30, 2010. The increase was mainly driven by CRIC's gains in market share in major cities in China after CRIC acquired its online business in October 2009, rapid growth of CRIC's home-furnishing channel and CRIC's offering of additional services on the new and expanded online channels, such as the Baidu real estate channels.

        Revenues from other services, including offline advertising and promotional events, were $18.8 million for the nine months ended September 30, 2011, an increase of 46.7% from $12.9 million for the nine months ended September 30, 2010, mainly due to the expansion of CRIC's real estate promotional event services which started in the second quarter of 2010.

        Cost of Revenues. Cost of revenues was $43.8 million for the nine months ended September 30, 2011, an increase of 60.3% from $27.3 million for the nine months ended September 30, 2010, primarily due to the addition of real estate promotional event services starting from the second quarter of 2010, the addition of Baidu real estate channels starting from the third quarter of 2010, additional expenses associated with Baidu's Brand Link product, which CRIC started to offer in August 2011, and CRIC's overall business expansion.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses were $114.8 million for the nine months ended September 30, 2011, an increase of 54.5% from $74.3 million for the nine months ended September 30, 2010. This increase was primarily due to an increase of $22.3 million in salary and welfare expenses, commissions and bonus payments to staff due to an increase in headcount as a result of the expansion of CRIC's business, an increase of $5.0 million in marketing and advertising expenses due to expenses for exclusive rights with Baidu which started in the second quarter of 2010, and increases in marketing and other expenses due to the expansion of CRIC's business.

        Goodwill Impairment Charge.    A substantial portion of goodwill on CRIC's balance sheet relates to the acquisition of the CRIC's online unit in 2009. Toward the end of the third quarter of 2011, China's real estate market showed signs of further slowdown under the government's continued restrictive policies and further credit tightening. The online unit started to slow down as developers became more pessimistic about increasing sales volume and more cautious with their advertising spending. CRIC believes that this will result in slower than previously expected growth for its online business over the next several years. In addition, CRIC experienced a 49% decline in its stock price from December 31, 2010 to September 30, 2011. CRIC believed such events represented potential indicators of impairment and accordingly, performed an impairment test for each of its reporting units, which are also the CRIC's segments, as of September 30, 2011. CRIC utilized the income approach valuation method. The key assumptions used in the income approach, which requires significant management judgment, include business assumptions, growth rate, terminal value, and discount rate. As a result of this analysis, CRIC concluded that the goodwill associated with its real estate online services reporting unit was impaired and recorded a goodwill impairment charge of $417,822,304 during the nine months ended September 30, 2011.

        Income (Loss) from Operations.    Loss from operations was $408.0 million for the nine months ended September 30, 2011, primarily due to the goodwill impairment charge of $417.8 million in the third quarter of 2011, compared to income from operations of $10.1 million for the same period of 2010.

        Income Tax Benefit (Expense).    CRIC incurred an income tax expense of $4.0 million for the nine months ended September 30, 2011, as compared to the $1.4 million income tax benefit it enjoyed for the nine months ended September 30, 2010. The income tax benefit for the nine months ended September 30, 2010 was due to a tax refund of $4.3 million relating to tax paid by Shanghai CRIC in 2009. The refund was made after Shanghai CRIC qualified as a software enterprise in 2010, which allowed it to be retrospectively exempted from income tax in 2009 and, as a result, the tax refund was recognized as an income tax benefit.

        Net Income (Loss).    Net loss for the nine months ended December 30, 2011 was $410.3 million, compared to net income of $15.8 million for the nine months ended September 30, 2010

        Net Income (Loss) Attributable to CRIC Shareholders.    Net loss attributable to CRIC shareholders for the nine months ended September 30, 2011 was $411.4 million, compared to net income attributable to CRIC shareholders of $16.0 million for the same period of 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        Revenues.    CRIC's total revenues increased by 82% from $95.7 million in 2009 to $174.2 million in 2010 due to (1) an increase in revenues from its real estate information and consulting services, (2) an increase in revenues from its real estate advertising services, and (3) revenues from the real estate online business acquired from SINA in October 2009.

        Revenues from CRIC's real estate information and consulting services increased by 29% from $68.0 million in 2009 to $87.6 million in 2010, primarily due to an increased number of subscribers to the CRIC database and more demand for CRIC's customized real estate reports.

        Revenues from CRIC's real estate online business increased from $13.8 million in 2009 to $66.9 million in 2010. For the year ended December 31, 2009, only the fourth quarter online revenues were included, as CRIC completed the acquisition of COHT in October of 2009. In comparison, fourth quarter online revenues were $25.2 million in 2010.

        Revenues from CRIC's other services, including real estate advertising and promotional event services, increased from $13.8 million in 2009 to $19.7 million in 2010, primarily due to the addition of promotional event services starting in April 2010.

        Cost of Revenues.    CRIC's cost of revenues increased by 220% from $12.8 million in 2009 to $41.0 million in 2010, primarily due to the addition of CRIC's real estate online business starting from the fourth quarter of 2009, the addition of real estate promotional event services starting from the second quarter of 2010, the addition of Baidu real estate channels starting from the third quarter of 2010 and CRIC's overall business expansion.

        Selling, General and Administrative Expenses.    CRIC's selling, general and administrative expenses increased by 127% from $48.0 million in 2009 to $109.1 million in 2010, primarily due to the addition of CRIC's real estate online business starting from the fourth quarter of 2009, the addition of CRIC's new real estate promotional event service business starting from the second quarter of 2010, and higher salary, commission, bonus and travel expenses associated with CRIC's real estate information and consulting services. General and administrative expenses associated with being a public company for the full year of 2010 also contributed to the overall increase in selling, general and administrative expenses as compared to 2009.

        Other Income.    CRIC had other income of $3.2 million for the year ended December 31, 2010, compared to $2.7 million for the year ended December 31, 2009. Other income in 2010 includes government subsidies of $2.1 million granted to one of CRIC's subsidiaries as an incentive for investing in a certain local district and a gain of $1.1 million from the sale of certain properties.

        Income Tax Expense.    CRIC had an income tax expense of $2.8 million for the year ended December 31, 2010, compared to $6.3 million for the year ended December 31, 2009, primarily due to the decrease in CRIC's reported income before taxes and a tax refund of $4.3 million relating to 2009 issued to Shanghai CRIC following its qualification as a software enterprise rendering it exempt from 2009 income taxes, which was recognized as an income tax benefit. CRIC's effective tax rate was 9.64% for the year ended December 31, 2010 compared to 15.81% for the year ended December 31, 2009. The change in effective tax rate was primarily due to the increase in tax refund partially offset by the increase in expense not deductible.

        Net Income Attributable to CRIC Shareholders.    As a result of the forgoing, net income attributable to CRIC shareholders was $25.9 million for the year ended December 31, 2010 as compared to $55.6 million for the year ended December 31, 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Revenues.    CRIC's total revenues increased by 91% from $50.0 million in 2008 to $95.7 million in 2009 due to (1) an increase in revenues from CRIC's real estate information and consulting services, (2) an increase in revenues from CRIC's real estate advertising services, and (3) revenues from the real estate online business acquired from SINA in October 2009.

        Revenues from CRIC's real estate information and consulting services increased by 39% from $49.1 million in 2008 to $68.0 million in 2009, primarily due to further expansion of the coverage and marketing of the CRIC database as well as higher consulting revenues resulting from an increased number of consulting clients and projects in 2009.

        Revenues from CRIC's real estate advertising services increased significantly from $0.9 million in 2008 to $13.8 million in 2009, primarily attributable to wider acceptance and brand recognition of CRIC's advertising design services and the launch of advertising resale services in 2009 by making wholesale purchases of advertising spaces in print and other media in Shanghai and reselling them to developer clients.

        Revenues from CRIC's real estate online business were $13.8 million in 2009. CRIC completed the acquisition of COHT, which operates CRIC's real estate online business, in October 2009 and started reporting its online advertising services as a new line of business in the fourth quarter of 2009.

        Cost of Revenues.    CRIC's cost of revenues increased by 342% from $2.9 million in 2008 to $12.8 million in 2009, primarily due to (1) an increase of $6.0 million in cost of revenues for real estate advertising services and (2) cost of revenues in the amount of $4.9 million for the real estate online business acquired from SINA in October 2009. The increase in cost of revenues for CRIC's real estate advertising services was primarily due to the expansion of advertising design services which started in 2008 and the launch of advertising resale services in 2009. Cost of revenue, for CRIC's real estate advertising services consists of fees paid to third parties for the services directly related to advertising design and the cost incurred to acquire advertising space for resale. Cost of revenues for the real estate online business acquired from SINA consists of costs associated with the maintenance of websites, which includes fees paid to third parties for Internet connection, content and services, personnel related costs, amortization of intangible assets, depreciation of equipment and fees paid to SINA for advertising inventory on non-real estate channels.

        Selling, General and Administrative Expenses.    CRIC's selling, general and administrative expenses increased by 142% from $19.8 million in 2008 to $48.0 million in 2009. CRIC's selling, general and administrative expenses in 2009 includes $11.4 million attributable to the real estate online business acquired from SINA in October 2009. The remainder was $36.6 million, an increase of 85% from $19.8 million in 2008, primarily due to higher expenses of $4.6 million relating to share-based compensation recorded in 2009 as compared to $1.3 million in 2008, and higher salaries, rental and office expenses associated with increased personnel and office spaces.

        Gain from Settlement of Pre-existing Relationship.    Prior to the acquisition of COHT, CRIC had a pre-existing relationship with COHT in the form of an ongoing obligation to maintain and update the CRIC database, which was contributed to COHT through a 10-year license. CRIC had recorded deferred revenue of $2.4 million at the date of COHT's inception in 2008. Upon completion of CRIC's acquisition of COHT in October 2009, CRIC recorded a $2.1 million gain on settlement of this pre-existing relationship that equals the remaining unamortized deferred revenue.

        Other Income.    CRIC had other income of $2.7 million for the year ended December 31, 2009, compared to a loss of $1.3 million for the year ended December 31, 2008. Other income in 2009 includes government subsidies of $2.4 million granted to one of CRIC's subsidiaries as incentive for investing in a certain local district and a foreign exchange gain of $0.2 million resulting from fluctuation in exchange rates between the RMB and the U.S. dollar in 2009. Other income in 2008 represented a foreign exchange loss of $1.3 million. CRIC had a foreign exchange gain in 2009 primarily because the U.S. dollar holdings that had been responsible for the foreign exchange loss in 2008 were eventually converted into RMB.

        Income Tax Expense.    CRIC had an income tax expense of $6.3 million for the year ended December 31, 2009, compared to $4.7 million for the year ended December 31, 2008, primarily due to the increase in CRIC's income before taxes.

        Income from Equity in Affiliates.    Income from equity in affiliates represents income from COHT, in which CRIC held a 34% interest prior to October 2009. This interest was re-measured to its fair value in connection with the acquisition of the remaining 66% interest in COHT in October 2009, with the excess of fair value over the carrying amount recognized as a gain of $21.5 million.

        Net Income Attributable to CRIC Shareholders.    As a result of the forgoing, net income attributable to CRIC shareholders was $55.6 million for the year ended December 31, 2009, compared to $22.2 million for the year ended December 31, 2008.

 Inflation

        Since CRIC's inception, inflation in China has not materially impacted its results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for January 2010, 2011 and 2012 were increases of 1.5%, 4.9% and 4.5%, respectively. Although CRIC has not been materially affected by inflation in the past, it can provide no assurance that it will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

        CRIC's exposure to interest rate risk primarily relates to the interest income generated by bank deposits with original maturities of three months or less. As of September 30, 2011, CRIC had no outstanding borrowings. CRIC has not used any derivative financial instruments to manage its interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. CRIC has not been exposed to material risks due to changes in interest rates. However, CRIC's future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

        Substantially all of CRIC's revenues and most of its expenses are denominated in RMB. CRIC's exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of CRIC's initial public offering in October 2009. CRIC believes the impact of foreign currency risk is not material and CRIC has not used any forward contracts, currency borrowings or derivative instruments to hedge its exposure to foreign currency exchange risk. Although in general CRIC's exposure to foreign exchange risks should be limited, the value of an investment in CRIC ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because substantially all of CRIC's revenues and expenses are denominated in RMB and the functional currency of CRIC's principal operating subsidiaries and consolidated affiliated entities is the RMB, while CRIC uses the U.S. dollar as its functional and reporting currency and the CRIC ADSs are traded in U.S. dollars. See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Fluctuation in the value of the RMB may have a material adverse effect on your investment" in CRIC's annual report on Form 20-F for the fiscal year ended December 31, 2010.

        The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

        To the extent that CRIC needs to convert U.S. dollars into RMB for its operations, acquisitions or other uses within the PRC, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount CRIC receives from the conversion. To the extent that CRIC seeks to convert RMB into U.S. dollars, depreciation of the RMB against the U.S. dollar would have an adverse effect on the U.S. dollar amount CRIC receives from the conversion. As of September 30, 2011, CRIC had RMB or HKD denominated cash balances of $177.4 million and U.S. dollar-denominated cash balances of $117.6 million. Assuming CRIC had converted the U.S. dollar-denominated cash balance of $117.6 million as of September 30, 2011 into RMB at the exchange rate of $1.00 for RMB6.3780, this cash balance would have been RMB750.1 million. Assuming a further 1% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB742.6 million as of September 30, 2011.

 Impact of Governmental Policies

        See "Important Information Regarding CRIC—Business Overview—Regulation" in this proxy statement/prospectus and "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Our business may be materially and adversely affected by government measures affecting China's real estate industry" and "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China" in CRIC's annual report on Form 20-F for the fiscal year ended December 31, 2010.

Liquidity and Capital Resources

        CRIC's principal sources of liquidity have been capital contributions from E-House prior to CRIC's initial public offering, proceeds from CRIC's initial public offering in October 2009 and cash generated from operating activities. CRIC's cash and cash equivalents consist of cash on hand and deposits placed with banks, which are unrestricted as to withdrawal or use and have original maturities of three months or less. CRIC currently anticipates that it will be able to meet its needs to fund operations for at least the next twelve months with operating cash flow and existing cash balances.

        The following table sets forth a summary of CRIC's cash flows for the periods indicated:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(in thousands of $)			(in thousands of $)
Net cash provided by (used in) operating activities	(3,246)	57,013	35,995	18,382	8,979
Net cash provided by (used in) investing activities	(12,201)	4,133	(10,797)	(18,518)	(40,618)
Net cash provided by financing activities	14,097	223,970	1,705	1,141	(19,296)
Net increase (decrease) in cash and cash equivalents	(620)	285,276	29,653	1,908	(45,680)
Cash and cash equivalents at the beginning of the period	26,411	25,791	311,067	311,067	340,720
Cash and cash equivalents at the end of the period	25,791	311,067	340,720	312,975	295,040

Operating Activities

        CRIC's operating activities primarily comprise its real estate information, consulting, online, and advertising and promotional event services. CRIC's fees from some real estate consulting services to clients are conditional upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The contractual period is usually between one and twelve months. CRIC accounts receivable as of September 30, 2011 included $12.2 million in billed accounts receivable and $78.2 million in unbilled accounts receivable. Unbilled accounts receivable represent amounts recognized in revenue prior to issuing official tax receipts to clients. CRIC regularly reviews the collectability of unbilled accounts receivable using the same method as that used for billed accounts receivable. Although the service agreements with CRIC's developer clients are generally silent in this regard, CRIC typically settles the payments for consulting services with its developer clients after the completion of the consulting projects, which generally lasts several months. Therefore, CRIC's working capital levels are affected by the time lag between the time it provides services, bill its clients and collects the payments owed to it, which is reflected in its accounts receivable and has from time to time resulted in negative operating cash flows. For more information, see "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Substantial defaults by our clients on accounts receivable could have a material adverse effect on our business, results of operations and financial condition" in CRIC's annual report on Form 20-F for the fiscal year ended December 31, 2010. As CRIC continues to expand the scale of its business, its working capital requirements are expected to increase as well.

        Net cash provided by operating activities was $9.0 million for the nine months ended September 30, 2011. The difference between CRIC's net loss of $410.3 million and its net cash provided by operating activities for the nine months ended September 30, 2011 was primarily due to non-cash charges and expenses, including the $417.8 million goodwill impairment charge relating to CRIC's online business, $21.0 million depreciation and amortization expenses and $13.2 million share-based compensation expenses, as well as an increase in accounts receivable of $32.5 million.

        Net cash provided by operating activities amounted to $36.0 million in 2010, mainly due to net income of $26.2 million before equity in affiliates and non-controlling interest, an increase in income tax and other tax payable of $10.3 million partially offset by an increase in accounts receivable of $31.0 million and an increase in prepaid expenses and other current assets of $7.0 million as a result of payments arising out of the Baidu strategic cooperation agreement. The principal non-cash items accounting for the difference between CRIC's net income and its net cash provided by operating activities in 2010 were $23.3 million in depreciation and amortization and $14.7 million in share-based compensation.

        Net cash provided by operating activities amounted to $57.0 million in 2009, mainly due to net income of $33.6 million before equity in affiliates and non-controlling interest, an increase in income tax and other tax payable by $7.6 million in aggregate as a result of a much higher profit before tax in 2009, an increase of $5.3 million from advance payment for advertising placements collection partially offset by a decrease in amounts due to related parties by $6.2 million as a result of accounts settlement. The principal non-cash items accounting for the difference between CRIC's net income and its net cash provided by operating activities in 2009 were $6.7 million in depreciation and amortization, $6.0 million in share-based compensation and $4.7 million in allowance for doubtful accounts.

        Net cash used in operating activities amounted to $3.2 million in 2008. While CRIC achieved net income of $21.8 million in 2008, its accounts receivable increased by $21.7 million and it made advance payments for advertising placement of $6.7 million and deposit payment for purchasing of advertising placement with newspaper of $3.2 million. The growth in CRIC's accounts receivable was due to the rapid expansion of its business in 2008. The advance payments for advertising placement were related to CRIC's initial entry into the real estate advertising resale services sector.

Investing Activities

        CRIC's investing activities primarily relate to its purchases and disposals of property and equipment, its acquisition activities and investments in affiliates.

        Net cash used in investing activities was $40.6 million for the nine months ended September 30, 2011, primarily due to $14.1 million in purchases of property and equipment and intangible assets, $16.6 million used for purchase of subsidiaries and $8.3 million used for investments in affiliates. For details of the investments in affiliates, see Footnote 3 (Investment in Affiliates) and Footnote 4 (Acquisitions of Subsidiaries) to CRIC's unaudited condensed consolidated financial statements for the nine months ended September 30, 2010 and 2011.

        Net cash used in investing activities amounted to $10.8 million in 2010, primarily due to $6.9 million in purchases of property and equipment, $4.7 million in investments in affiliates and $4.5 million paid as a deposit for business acquisitions, partially offset by proceeds of $4.7 million from the sale of certain properties.

        Net cash provided by investing activities amounted to $4.1 million in 2009, primarily due to $11.6 million cash received from COHT upon completion of CRIC's acquisition of the remaining 66% equity interest in this entity, $2.5 million paid to CRIC as deposit for property held for sale, partially offset by CRIC's payment of $8.4 million investment for the acquisition of Guangzhou Integrated Residential Building Industry Facility Co., Ltd. ("Guangzhou Integrated"), Shenzhen Fangyou Software

Technology Co., Ltd. ("Fangyou Software") and Portal Overseas Limited and $1.9 million for the purchase of property and equipment.

        Net cash used in investing activities amounted to $12.2 million in 2008, primarily due to $9.5 million in purchases of property and equipment (including a $7.8 million advance payment for an office building that CRIC had intended to use as CRIC's corporate office but is now intending to sell), CRIC's $2.5 million investment in COHT and CRIC's $2.5 million investment for a 100% interest in Guangzhou Integrated, partially offset by the collection of $2.2 million in related party loans.

Financing Activities

        Net cash used in financing activities was $19.3 million for the nine months ended September 30, 2011, primarily due to $29.9 million used to repurchase CRIC ADSs, partially offset by proceeds from loan from a related party of $9.8 million.

        Net cash provided by financing activities amounted to $1.7 million in 2010 primarily due to $1.5 million in proceeds from the exercise of options. Net cash provided by financing activities amounted to $224.0 million in 2009 primarily due to the net proceeds from CRIC's initial public offering.

        E-House contributed $8.4 million and $2.5 million to CRIC in 2008 and 2009, respectively, prior to CRIC's initial public offering. In addition, CRIC borrowed $5.7 million from related parties in 2008, primarily from E-House, and repaid $5.6 million in 2009.

Capital Expenditures

        Cash capital expenditures were $14.1 million as of September 30, 2011, while as of September 30, 2010 cash capital expenditures were $5.1 million. The increase in capital expenditures as of September 30, 2011 was primarily due to $9.4 million in payments to Baidu, Inc. for the exclusive right to sell its Brand Link products and to build and operate its web channels during this period.

Research and Development, Patents and Licenses, etc.

Research and Development

        CRIC's information and consulting services are supported and enhanced by a team of experienced and dedicated research staff, including many highly regarded industry experts with in-depth knowledge of the real estate industry, market dynamics and regulatory environment in China. CRIC has one of the largest research and development team in China's real estate information and consulting services sector. As of September 30, 2011, CRIC had 483 employees whose primary responsibilities are to conduct research on the real estate industry in China. Their research activities involve collecting, compiling and analyzing market and project data, and producing research reports for internal use or for CRIC's clients. CRIC also uses the market and project data collected by its research staff to verify and update information in the CRIC system. The periodic and topical reports produced by CRIC's research staff for general use are also included in the CRIC system. In addition, some of CRIC's research professionals also write columns and blogs for dichan.sina.com.cn.

        As of September 30, 2011, CRIC had a staff of 47 information technology employees. CRIC's information technology staff focuses on maintaining and improving the core technologies used in the CRIC system and CRIC's real estate online services to support the delivery of CRIC's existing services and the development of new services. CRIC's information technology staff has developed core software used in the CRIC system, the geographic information system software CRIC uses to add property information onto satellite images and two-dimensional digital maps licensed from third parties and various online products. In addition, they have developed software tools that CRIC uses to automatically collect and update certain real estate transaction data, conducted automated quality assurance tests, detected and prevented unauthorized access to CRIC's system, and maintained CRIC's online servers and websites. Furthermore, they are responsible for developing and maintaining CRIC's CRM, ERP and other internal operating systems. CRIC's Internet technology staff are responsible for maintaining operation of CRIC's real estate websites, developing new online products and functionalities, improving website performance and user experience, as well as developing new online platforms such as mobile applications.

Intellectual Property

        The "CRIC" trademark, CRIC's proprietary CRIC system and other intellectual property contribute to CRIC's competitive advantage in the real estate information and consulting services sector in China. To protect CRIC's brand, the CRIC system and other intellectual property, CRIC relies on a combination of trademark, trade secret and copyright laws in China as well as imposing procedural and contractual confidentiality and invention assignment obligations on CRIC's employees, contractors and others. In addition, CRIC has implemented technological measures aimed at preventing unauthorized access to and downloading of proprietary data from the CRIC system.

        CRIC has also applied to register the trademarks "CRIC" and " " in China. CRIC has registered its domain names, www.cric2009.com, www.dichan.com and www.fangyou.com, with the China Internet Network Information Center. CRIC developed the CRIC system internally and holds copyright registrations in China that cover the CRIC system's core software. CRIC's rights in the CRIC system, including but not limited to rights to publish, amend, issue and license the CRIC system's software, are protected in accordance with the Regulations on the Protection of Computer Software and other relevant laws and regulations of the PRC. CRIC has applied for and obtained a software copyright certificate covering the CRIC system's core software, which provides CRIC with enhanced intellectual property protection under PRC law.

        CRIC has also registered the trademarks "leju" and " " in China. CRIC has registered www.leju.com as a domain name with the China Internet Network Information Center. As part of CRIC's acquisition of COHT in October 2009, an affiliate of SINA granted CRIC an exclusive license to use house.sina.com.cn and jiaju.sina.com.cn in connection with CRIC's real estate online operations in China. In addition, this affiliate of SINA also granted CRIC a non-exclusive license to use three SINA trademarks and an exclusive license to use two SINA Leju trademarks. In addition, as part of CRIC's strategic cooperation with Baidu, Inc., CRIC has obtained the exclusive right to build and operate all of Baidu's web channels related to real estate and home furnishing, including among others, house.baidu.com, leju.baidu.com and jiaju.baidu.com.

        While CRIC cannot assure you that its efforts will prevent others from misappropriating its intellectual property, CRIC will continue to protect the intellectual property it creates in order to maintain its competitive position.

Trend Information

        Other than as disclosed elsewhere in this proxy statement/prospectus, CRIC is not aware of any trends, uncertainties, demands, commitments or events since December 31, 2010 that are reasonably likely to have a material adverse effect on CRIC's net revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Off-Balance Sheet Arrangements

        As of September 30, 2011, CRIC has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. CRIC has not entered into any derivative contracts that are indexed to its shares and classified as shareholder's equity, or that are not reflected in its consolidated financial statements. Furthermore, CRIC does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. CRIC does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to CRIC or engages in leasing, hedging or research and development services with it.

Tabular Disclosure of Contractual Obligations

        The following table sets forth CRIC's contractual obligations as of September 30, 2011:

	Payment Due by Period
	Total	Within 2011	2012-2013	2014-2015	After 2015
	(in thousands of $)
Operating lease obligations	23,705	711	12,009	3,654	7,331
Liability for exclusive rights with Baidu	37,766	—	31,472	6,294	—

Total	61,471	711	43,481	9,948	7,331

        CRIC's operating lease obligations relate to lease agreements with lesssors of its office properties in the PRC. The liability for exclusive rights with Baidu relates to CRIC's exclusive rights to sell Baidu's real estate related Brand Link product and to build and operate Baidu's real estate and home furnishing related channels.

THE EXTRAORDINARY GENERAL MEETING OF CRIC SHAREHOLDERS

Date, Time and Place

        CRIC will hold the EGM on April 19, 2012, beginning at 10:30 a.m., local time, at Room 505, 5/F, Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

Matters to be Considered at the EGM

        The purposes of the EGM of CRIC shareholders are:

  1.
  to authorize, approve and adopt the Merger Agreement, dated December 28, 2011, by and among E-House, Merger Sub and CRIC and the Plan of Merger and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger; and

  2.
  in the event that there are insufficient proxies received at the time of the EGM to approve the Merger Agreement, to approve a proposal that the chairman of the EGM be instructed to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger.

Item 1

        Authorization, approval and adoption of the Merger Agreement, dated December 28, 2011, entered into by and among E-House, Merger Sub and CRIC and the Plan of Merger.

  Proposal

        Based in part on the unanimous recommendation of the Special Committee, the CRIC Board, by actions taken without the participation of four directors who either recused themselves or were not present at the meeting (Mr. Xin Zhou, who recused himself because of his position as the executive chairman of the board of directors for E-House, his status as E-House's largest shareholder and his position as the chief executive officer of CRIC, Mr. Neil Nanpeng Shen, who recused himself because of his position as a director on E-House's board of directors and because he is an E-House shareholder, Mr. Zuyu Ding, who recused himself because he currently holds and had previously held various employment positions with E-House and its affiliates (in addition to his role as a director and the president of CRIC), and Ms. Hong Du, who was unable to attend the meeting), (1) has determined that the Merger is fair (both substantively and procedurally) to, and in the best interests of, CRIC and its unaffiliated shareholders; (2) has approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (3) recommends that CRIC shareholders vote "FOR" the approval of the Merger Agreement and the Plan of Merger.

  Explanations

        For detailed information on the Merger Agreement and the Plan of Merger and the Merger, please see "The Merger Agreement, the Plan of Merger and the Merger" beginning on page 124.

Item 2

        Approval of the proposal to instruct the chairman of the EGM to adjourn the EGM as described above in the event that there are insufficient proxies received at the time of the EGM to approve the Merger Agreement and the Plan of Merger.

  Proposal

        In the event that there are insufficient proxies received at the time of the EGM to approve the Merger Agreement, to approve a proposal that the chairman of the EGM be instructed to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger.

Quorum

        A quorum of CRIC shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the EGM is the presence, in person or by proxy, of one or more shareholders holding not less than an aggregate of one-third of all of the issued and outstanding CRIC shares that are entitled to vote on the CRIC share record date. Abstentions will be included in the calculation of the number of CRIC shares represented at the EGM for purposes of determining whether a quorum has been achieved.

        CRIC expects, as of the CRIC share record date, there will be approximately 140,487,106 CRIC shares entitled to be voted at the EGM. In the event that a quorum is not present at the EGM, CRIC currently expects that it will adjourn the EGM to solicit additional proxies in favor of the adoption of the Merger Agreement.

Vote Required; Ownership of CRIC Shares and ADSs by E-House and Directors and Executive Officers of CRIC

        In order for the Merger to be completed, the Merger Agreement must be approved by (1) a special resolution of CRIC passed by an affirmative vote of shareholders representing two-thirds or more of the CRIC shares present and voting in person or by proxy as a single class at the EGM authorizing the Plan of Merger and approving and adopting the Merger Agreement and (2) an affirmative vote of shareholders holding a majority of the issued and outstanding CRIC shares (other than the Excluded CRIC Shares). If this vote is not obtained, the Merger will not be completed.

        As of March 21, 2012, E-House beneficially owns 75,939,975 CRIC shares (including 1,384,420 CRIC ADSs), representing 54.1% of the issued and outstanding CRIC shares, and has advised the CRIC Board that it intends to vote all of its CRIC shares in favor of the adoption of the Merger Agreement.

        As of March 21, 2012, CRIC directors and executive officers beneficially owned 2.3% of the outstanding CRIC shares, without taking into consideration CRIC share options granted to them. Although none of the directors and executive officers of CRIC has entered into a voting agreement, CRIC currently expects that all directors and executive officers of CRIC who beneficially own CRIC shares will vote all of the CRIC shares they beneficially own in favor of the Merger because they believe that the Merger and the Merger Agreement are in the best interests of CRIC and its unaffiliated shareholders. None of the directors or executive officers of CRIC has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement/prospectus. For information on how the members of the CRIC Board and CRIC's executive officers have agreements and arrangements that provide them with interests in the Merger that may differ from, or be in addition to, the interests of other CRIC shareholders, see "Special Factors—Interests of CRIC's Directors and Executive Officers in the Merger" beginning on page 72.

CRIC Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only CRIC shareholders entered in the register of members of CRIC at the close of business on April 5, 2012 (New York City time), the CRIC share record date, will receive the proxy card directly from CRIC. CRIC shareholders registered in the register of members of CRIC as of the CRIC share record date or their proxy holders are entitled to vote and may participate in the EGM or any adjournment thereof. CRIC shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by CRIC no later than 10:30 a.m. on April 17, 2012 (New York City time).

        Holders of CRIC ADSs as of the close of business on April 5, 2012 (New York City time), cannot attend or vote at the EGM directly, but may instruct the CRIC depositary how to vote the shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the CRIC depositary and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the CRIC depositary no later than 10:30 a.m. on April 16, 2012 (New York City time). The CRIC depositary shall endeavor, insofar as practicable, to vote or cause to be voted the shares represented by CRIC ADSs in accordance with your voting instructions.

        Holders of CRIC ADSs may vote at the EGM if they cancel their ADSs and become a holder of CRIC shares by the close of business on April 5, 2012 (New York City time). CRIC ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the CRIC depositary for cancellation prior to 10:30 a.m. on March 29, 2012 (New York City time) and complete certain other procedures required by the CRIC depositary. Persons who hold CRIC ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Persons holding CRIC ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

        Each CRIC share carries one vote, and each CRIC ADS represents one CRIC share. As of March 21, 2012, there were 140,487,106 CRIC shares issued and outstanding (including CRIC shares represented by ADSs), all of which are entitled to vote on the proposals at the EGM, subject to the procedures described above. As of March 21, 2012, there were 18,025,716 CRIC ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the EGM. As of the CRIC share record date, E-House beneficially owned 75,939,975 CRIC shares (including 1,384,420 CRIC ADSs), approximately 54.1% of the issued and outstanding CRIC shares and approximately 54.1% of the voting power of the issued and outstanding CRIC shares.

        Persons who have acquired CRIC shares and whose names are entered in CRIC's register of members before the close of business on April 5, 2012 (New York City time) will receive the proxy form (including the voting material) before the EGM, and persons who are CRIC ADS holders as of the close of business on March 21, 2012 (New York City time) will receive the ADS voting instruction card from the depositary before the EGM. CRIC shareholders who have acquired CRIC shares after April 5, 2012 may not attend the EGM unless they receive a proxy from the person or entity who had sold them such CRIC shares.

Proxy Holders for Registered CRIC Shareholders

        CRIC shareholders registered in the register of members of CRIC as of the CRIC share record date who are unable to participate in the EGM may appoint as a representative another CRIC shareholder, a third party or CRIC as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, CRIC as proxy holder will vote in favor of the Merger according to the recommendation of the CRIC Board. If new proposals (other than those on the agenda) are put forth before the EGM, CRIC as proxy holder will vote in accordance with the position of the CRIC Board.

 Voting of Proxies and Failure to Vote

        All CRIC shares represented by valid proxies will be voted at the EGM in the manner specified by the holder. If a CRIC shareholder returns a properly signed proxy card but does not indicate how the CRIC shareholder wants to vote, the CRIC shares represented by that proxy card will not be counted, unless (1) such CRIC shareholder appoints the chairman of the EGM as proxy, in which case the CRIC shares represented by that proxy card will be voted FOR the authorization, approval and adoption of the Merger Agreement and the Plan of Merger and the other transactions contemplated thereby, including the Merger, and FOR the approval of the proposal to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and the Plan of Merger, or (2) such CRIC shareholder appoints a person other than the chairman of EGM as proxy, in which case the CRIC shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. CRIC shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        If the CRIC depositary timely receives voting instructions from an ADS holder which fails to specify the manner in which the CRIC depositary is to vote the shares represented by CRIC ADSs held by such ADS holder, no vote with respect to such ADS holder will be counted, unless such ADS holder indicates in their voting instructions that they are appointing a person designated by CRIC as his or her proxy, in which case the CRIC shares underlying the CRIC ADS represented by that ADS voting instruction card will be voted FOR the authorization, approval and adoption of the Merger Agreement and the Plan of Merger and the other transactions contemplated thereby, including the Merger, and FOR the approval of the proposal to adjourn the EGM in order to allow CRIC to solicit additional proxies in favor of the approval of the Merger and the authorization, approval and adoption of the Merger Agreement and the Plan of Merger in the event that there are insufficient proxies received to approve the Merger Agreement and the Plan of Merger. CRIC ADS holders will not have their votes counted if they fail to (1) either indicate on their ADS voting instruction card how they want to vote or indicate that they would like to appoint a person designated by CRIC as their proxy to vote on their behalf, (2) sign and date the ADS voting instruction card, and (3) mail the ADS voting instruction card in the return envelope so that it is received by the date and time set forth in the ADS voting card.

        Under Section 12 of Exhibit A of the CRIC Deposit Agreement, CRIC has the right to request the CRIC depositary to issue a discretionary proxy in favor of a person to be designated by CRIC to vote any CRIC shares represented by ADSs for which the CRIC depositary does not timely receive valid voting instructions from ADS holders as of the CRIC ADS record date, the close of business on March 21, 2012 (New York City time). CRIC does not intend to request the CRIC depositary to issue a discretionary proxy in regards to the voting of shares represented by CRIC ADSs for which the CRIC depositary does not timely receive valid voting instructions from the CRIC ADS holders as of the CRIC ADS record date for the EGM to approve the Merger Agreement and Plan of Merger.

        Banks, brokers and other nominees who hold CRIC ADSs in "street name" for their customers do not have discretionary authority to provide the CRIC depositary with voting instructions on how to vote the CRIC shares underlying the CRIC ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of CRIC ADSs, they may not provide the CRIC depositary with voting instructions on how to vote the CRIC shares underlying the CRIC ADSs with respect to the adoption of the Merger Agreement.

 Revocability of Proxies

        Registered holders of CRIC shares may revoke their proxies in one of three ways:

  •
  first, a registered CRIC shareholder may revoke a proxy by written notice of revocation given to the chairman of the EGM before the EGM commences. Any written notice revoking a proxy should be sent to China Real Estate Information Corporation, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China;

  •
  second, a registered CRIC shareholder may complete, date and submit to CRIC a new proxy card bearing a later date than the proxy card sought to be revoked, provided that such new proxy card is received by CRIC no later than 10:30 a.m. on April 17, 2012 (New York City time); or

  •
  third, a registered CRIC shareholder may attend the EGM and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the EGM.

        Holders of CRIC ADSs who desire to revoke their voting instructions must contact their broker, bank or nominee and must follow the directions of their broker, bank or nominee to change those instructions.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, you can contact CRIC's director of Investor Relations, Michelle Yuan, by calling her at +86 (21) 6086-7369 or mailing her at China Real Estate Information Corporation, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

Solicitation of Proxies

        CRIC will ask banks, brokers and other custodians, nominees and fiduciaries to forward CRIC's proxy solicitation materials to the beneficial owners of CRIC shares or CRIC ADSs held of record by such nominee holders. CRIC will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of CRIC's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. CRIC will pay any and all expenses of filing, printing and mailing the proxy solicitation materials.

Other Business

        CRIC is not currently aware of any business to be acted upon at the EGM other than the matters discussed in the notice convening the meeting.

THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE MERGER

        The following is a summary of the Merger Agreement, the Plan of Merger and of certain other key aspects of the Merger. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement or the Plan of Merger and is qualified in its entirety by reference to the Merger Agreement and the Plan of Merger, copies of which are attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. CRIC shareholders are urged to read the Merger Agreement and the Plan of Merger in their entirety. In the event of any discrepancy between the terms of the Merger Agreement or the Plan of Merger and the following summary, the Merger Agreement and the Plan of Merger will control.

 Structure and Completion of the Merger

        The Merger Agreement and the Plan of Merger provide for the merger of Merger Sub with and into CRIC upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised). If the Merger is completed, CRIC will cease to be a publicly traded company and will continue its operations as a privately held company wholly owned by E-House. The separate corporate existence of Merger Sub will cease following the completion of the Merger.

        The closing will occur within three business days after all of the closing conditions have been satisfied or waived. At the closing, E-House, Merger Sub and CRIC will execute the Plan of Merger and file the Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time as Merger Sub and CRIC may agree and specify in the Plan of Merger in accordance with the Cayman Companies Law.

        E-House and CRIC expect that the Merger will be completed around mid-year 2012, after all conditions to the Merger have been satisfied or waived. E-House and CRIC are not able to specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, E-House and CRIC intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        Upon completion of the Merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time, will be the memorandum and articles of association of the surviving company, except that, at the effective time, Clause 1 of the memorandum of association shall be amended to read as follows: "The name of the Company is China Real Estate Information Corporation ( ),", Clause 2 of the memorandum of association shall be amended to read as follows: "The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide," and the memorandum of association and articles of association of the surviving company shall be amended to refer to the name of the surviving company as "China Real Estate Information Corporation ( )". The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of CRIC immediately prior to the effective time will remain the officers of the surviving company.

 Merger Consideration

        At the effective time, by virtue of the Merger and without any action on the part of E-House, Merger Sub or CRIC or any other shareholders of CRIC:

  (1)
  Other than as provided in paragraph (2) immediately below, each CRIC share issued and outstanding immediately prior to the effective time (other than the Excluded CRIC Shares and Dissenter Shares), shall be cancelled in exchange for the right to receive (a) 0.6 E-House share (such number of E-House shares, the "Per Share Stock Consideration") and (b) $1.75 in cash, without interest (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Per Share Merger Consideration"); and

  (2)
  Each CRIC ADS shall be cancelled in exchange for the right to receive (a) 0.6 E-House ADS (the "Per ADS Stock Consideration") and (b) $1.75 in cash, without interest (less a 5¢ per CRIC ADS cancellation fee payable by holders of CRIC ADSs pursuant to the CRIC Deposit Agreement) (the "Per ADS Cash Consideration" and together with the Per ADS Stock Consideration, the "Per ADS Merger Consideration").

        As used in this proxy statement/prospectus, the term "Merger Consideration" means the Per Share Merger Consideration and the Per ADS Merger Consideration.

        No fractional E-House shares or E-House ADSs will be issued as Merger Consideration. The exchange agent will (1) receive all E-House ADSs not used for share exchange in the Merger because of the existence of fractional E-House shares or E-House ADSs and (2) sell such E-House ADSs on behalf of the holders of fractional E-House shares or E-House ADSs on the NYSE and pass on the proceeds to such holders of the CRIC shares and CRIC ADSs in cash.

        As of the effective time, all of the CRIC shares, including CRIC shares represented by CRIC ADSs, shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist and the register of members of CRIC will be amended accordingly. Each CRIC share (other than the Excluded CRIC Shares and Dissenter Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration (without interest), each CRIC share represented by a CRIC ADS, together with such CRIC ADS, shall thereafter represent only the right to receive the Per ADS Merger Consideration (without interest), and any Dissenter Shares shall thereafter represent only the right to receive any applicable payments resulting from the procedure in Section 238 of the Cayman Companies Law, and which is described in more detail in "Special Factors—Appraisal Rights" and "Annex C: Section 238 of the Cayman Companies Law" in this proxy statement/prospectus.

        Notwithstanding the treatment of CRIC share options and CRIC restricted shares described below in "—Treatment of CRIC Share Options and Restricted Shares," all Excluded CRIC Shares shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        A CRIC shareholder will be deemed to be untraceable if (1) he has no registered address in the register of members (or branch register) maintained by CRIC, or (2) on the last two consecutive occasions on which a dividend has been paid by CRIC a check payable to such CRIC shareholder either (a) has been sent to such shareholder and has been returned undelivered or has not been cashed, or (b) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to CRIC, or (3) notice of the EGM has been sent to such shareholder and has been returned undelivered. In the event that monies due to holders of Dissenter Shares and CRIC shareholders who are untraceable exceed $200,000, such monies and any monies which are returned (without duplication of any amounts held by the exchange agent) shall be held by the surviving company without interest in a separate bank account for the benefit of holders of Dissenter Shares and shareholders of CRIC who are untraceable. Such monies unclaimed after a period of seven years from the date of the notice of the EGM shall be forfeited and shall revert to the surviving company.

        At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and nonassessable ordinary share, par value $0.0002 per share, of the surviving company.

        Please see "Risk Factors—Risks Related to the Merger—The market price of the E-House ADSs may decline following the completion of the Merger or during the period of time between the EGM and the date on which CRIC shareholders and CRIC ADS holders entitled to receive E-House shares and E-House ADSs, respectively, pursuant to the Merger Agreement actually receive such E-House shares and E-House ADSs" beginning on page 24.

Treatment of CRIC Share Options and Restricted Shares

        At the effective time of the Merger, each outstanding CRIC share option granted pursuant to CRIC's share incentive plan, whether vested or unvested, shall be assumed by E-House and be converted into an E-House share option. Each E-House share option as so assumed and converted shall be exercisable for that number of whole E-House shares (rounded down to the nearest whole share) equal to the product of (1) the total number of CRIC shares subject to such CRIC share option and (2) the Stock Award Exchange Ratio (as defined below), at an exercise price per E-House share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of the CRIC share option by (b) the Stock Award Exchange Ratio; provided, however, that the exercise price and the number of E-House shares subject to the E-House share option shall be determined in a manner consistent with the requirements of Section 409A of the United States Internal Revenue Code. Each such E-House share option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC share option immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby). "Stock Award Exchange Ratio" means the sum of (1) 0.6 and (2) the quotient obtained by dividing (a) $1.75 by (b) an amount equal to the average of the closing sale prices of the E-House shares on the NYSE for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the effective time.

        As of the effective time, each unvested CRIC restricted share award (a "CRIC restricted share award") granted pursuant to CRIC's share incentive plan that is outstanding immediately prior to the effective time shall, at the effective time, be assumed by E-House and converted into the number of restricted E-House shares ("E-House restricted shares") equal to (1) the number of CRIC shares underlying the CRIC restricted share award multiplied by (2) the Stock Award Exchange Ratio (rounded up to the nearest whole share). Each such E-House restricted share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the CRIC restricted shares immediately prior to the effective time (but, taking into account any changes thereto provided for in CRIC's share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby).

        Unless otherwise determined by E-House, CRIC's share incentive plan will terminate as of the effective time. CRIC will take all actions necessary to ensure that from the effective time neither E-House nor the surviving company will be required to issue CRIC shares, other share capital of the surviving company or any other consideration (other than as set forth in the two paragraphs immediately above) to any person pursuant to or in settlement of CRIC share options or CRIC restricted shares.

 Exchange Procedures

Holders of CRIC shares

        Within five business days after the effective time, the exchange agent will mail to each registered holder of the CRIC shares (other than the CRIC depositary and holders of the Excluded CRIC Shares and Dissenter Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to registered holders of the CRIC shares will be effected and (2) instructions for effecting the surrender of share certificates in exchange for the applicable Merger Consideration. Upon surrender of a share certificate or a declaration of loss or non-receipt, each registered holder of CRIC shares will receive an amount equal to (1) the number of CRIC shares held by such holder multiplied by (2) the Per Share Merger Consideration.

Holders of CRIC ADSs

        Within five business days after the effective time, the surviving company and the exchange agent will mail to the CRIC depositary (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the CRIC depositary will be effected and (2) instructions for effecting the surrender of all certificates representing CRIC ADSs. The CRIC depositary will be entitled to receive the Per ADS Merger Consideration, without interest, for each CRIC share held by the CRIC depositary in respect of which a CRIC ADS has been issued (other than those CRIC ADSs represented by CRIC shares issued to the CRIC depositary and reserved for future grants under the CRIC share incentive plan) (the "Aggregate ADS Payment"), provided that the CRIC depositary will be required to surrender such certificates it holds to the exchange agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the certificates so surrendered will forthwith be cancelled.

        Within five business days following the payment of the Aggregate ADS Payment, the surviving company and the exchange agent will cause the CRIC depositary to mail to each registered holder of CRIC ADSs (other than holders of Excluded CRIC Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the registered holders of the CRIC ADSs will be effected and (2) instructions for effecting the surrender of ADRs evidencing CRIC ADSs. Each holder registered on CRIC's ADR register shall be entitled to receive the Per ADS Merger Consideration, without interest, for each CRIC ADS cancelled at the effective time multiplied by the number of CRIC ADSs held by such holder, provided that each holder of an ADR shall be required to surrender such ADR to the CRIC depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the ADRs so surrendered shall forthwith be cancelled pursuant to the CRIC Deposit Agreement.

        Each ADR in respect of such cancelled CRIC ADS shall be deemed at any time after the effective time to represent only the right to receive the Per ADS Merger Consideration, without interest. The CRIC Deposit Agreement provides that in the event of the cancellation of the CRIC ADSs the holder thereof will pay to the CRIC depositary a 5¢ cancellation fee, and the registered holders of CRIC ADSs shall pay such 5¢ ADS cancellation fee for each CRIC ADS that E-House acquires from him or her in the Merger.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by CRIC to E-House and Merger Sub and representations and warranties made by E-House and Merger Sub to CRIC, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by CRIC and E-House in connection therewith but not reflected in the

Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

        As used below, "CRIC Subsidiaries" means CRIC's subsidiaries and consolidated affiliated entities and "E-House Subsidiaries" means E-House's subsidiaries and consolidated affiliated entities. Generally, when E-House made representations and warranties as to its subsidiaries and consolidated affiliated entities, it did not make representations and warranties concerning CRIC and the CRIC Subsidiaries, except as specifically stated in the Merger Agreement.

        The representations and warranties made by CRIC to E-House and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing of CRIC and the CRIC subsidiaries and authority to carry on CRIC's businesses;

  •
  CRIC's capitalization, information on CRIC's share incentive plan, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with CRIC's shareholders and the absence of encumbrances on CRIC's ownership of equity interests in the CRIC Subsidiaries;

  •
  CRIC's corporate power and authority to execute and deliver, to perform its obligations and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against CRIC;

  •
  the declaration of advisability of the Merger Agreement and the Merger by the Special Committee and by the CRIC Board, the approval of the Merger Agreement and the Merger by the CRIC Board, and the required vote of CRIC's shareholders to adopt the Merger Agreement;

  •
  CRIC's SEC filings since September 29, 2009 and the financial statements included therein, compliance with the applicable rules and regulations of the NASDAQ, and CRIC's disclosure controls and procedures and internal controls over financial reporting;

  •
  the accuracy of the information provided by CRIC in the registration statement on Form F-4 of which this proxy statement/prospectus is a part and the Schedule 13E-3 filed in connection with the registration statement on form F-4;

  •
  the absence of certain undisclosed liabilities;

  •
  since September 30, 2011, the absence of a "Company Material Adverse Effect" (as defined below) and the absence of certain other changes or events;

  •
  governmental consents and approvals;

  •
  the absence of violations of, default under, or material breach of, the governing documents of CRIC and the CRIC Subsidiaries, applicable law regarding CRIC and the CRIC Subsidiaries and certain agreements of CRIC and the CRIC Subsidiaries as a result of CRIC entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger;

  •
  real property owned or leased by CRIC and the CRIC Subsidiaries and the absence of secured creditors;

  •
  the absence of material legal proceedings and governmental orders against CRIC or the CRIC Subsidiaries;

  •
  compliance with applicable licenses and permits and compliance with applicable law, including but not limited to laws relating to environmental matters, tax matters, insurance matters, intellectual property matters, labor matters and employee benefit plans;

  •
  material contracts and the absence of any default under, or termination of, any material contract;

  •
  CRIC Subsidiaries that are PRC subsidiaries;

  •
  the absence of a shareholder rights agreement;

  •
  the receipt of opinion from Credit Suisse;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  the absence of any other representations and warranties made by CRIC to E-House and Merger Sub (and E-House and Merger Sub acknowledge such absence of any other representations and warranties made by CRIC to E-House and Merger Sub).

        Many of the representations and warranties in the Merger Agreement made by CRIC are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, with all other changes, circumstances, events, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, or consolidated financial condition of CRIC and the CRIC Subsidiaries taken as a whole, provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may, or would occur: change, circumstance, event, effect or occurrence occurring after the date of the Merger Agreement:

  (1)
  generally affecting (a) the industry in which CRIC and the CRIC Subsidiaries operate and (b) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

  (2)
  to the extent arising out of or resulting from (a) changes in law or in generally accepted accounting principles or in accounting standards after December 28, 2011 or prospective changes in law or in generally accepted accounting principles or in accounting standards, or any changes in general regulatory or political conditions, (b) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (c) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (d) any action taken by CRIC or the CRIC Subsidiaries that is required by the Merger Agreement or the failure by CRIC or the CRIC Subsidiaries to take any action that is prohibited by the Merger Agreement, (e) any change or prospective change in CRIC's credit ratings, (f) any decline in the market price, or change in trading volume, of the capital stock of CRIC (g) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (h) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, the Merger Agreement, (i) any matters which E-House or any of its affiliates has actual or constructive knowledge as of December 28, 2011, (j) any change resulting or arising from the identity of, or any facts or circumstances relating to, E-House, Merger Sub or any of their respective affiliates, or (k) any loss of, or change in, the relationship of CRIC or any of the CRIC Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing (it being understood that the exceptions in clauses (e), (f) and (g) above shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Company Material Adverse Effect);

  (3)
  provided, further, however, that any change, circumstance, effect, event or occurrence referred to in clauses (1) or (2)(a), (b) or (c) above shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect CRIC and the CRIC Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which CRIC and the CRIC Subsidiaries operate.

        E-House and Merger Sub made certain representations and warranties to CRIC under the Merger Agreement. Generally, when E-House made representations and warranties as to its subsidiaries and consolidated affiliated entities, it did not make representations and warranties concerning CRIC and the CRIC Subsidiaries, except as specifically stated in the Merger Agreement.

        The representations and warranties E-House and Merger Sub made to CRIC under the Merger Agreement relate to, among other things:

  •
  the due organization, existence and good standing of E-House, Merger Sub and E-House's Subsidiaries, E-House's ownership interest in the E-House Subsidiaries and authority to carry on E-House's businesses;

  •
  capitalization of E-House, E-House ownership of Merger Sub, operations of Merger Sub, share capital of the E-House Subsidiaries and options granted under E-House's share incentive plan;

  •
  their corporate power and authority to execute and deliver the Merger Agreement and consummate the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against them;

  •
  the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the E-House Board, the Merger Sub board of directors and the sole shareholder of Merger Sub;

  •
  E-House will have on the closing date sufficient cash to pay the cash portion of the Merger Consideration;

  •
  the accuracy of the information provided by E-House and Merger Sub for inclusion in the registration statement on Form F-4 of which this proxy statement/prospectus is a part and the Schedule 13E-3 filed in connection with the registration statement on Form F-4;

  •
  governmental consents and approvals;

  •
  the absence of violation of, default under, or material breach of, the governing documents of E-House, Merger Sub or any of the E-House Subsidiaries, applicable law regarding E-House, Merger Sub and the E-House Subsidiaries, and certain agreements of E-House, Merger Sub and the E-House Subsidiaries, as a result of E-House or Merger Sub entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger;

  •
  since September 30, 2011, the absence of a "Parent Material Adverse Effect" (as defined below) and the absence of certain other changes or events;

  •
  E-House's SEC filings since July 10, 2007 and the financial statements included therein, compliance with the applicable rules and regulations of the NYSE, and E-House's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of certain undisclosed liabilities;

  •
  real property owned or leased by E-House and the E-House Subsidiaries and the absence of secured creditors of Merger Sub;

  •
  the absence of material legal proceedings and governmental orders against E-House, Merger Sub and the E-House Subsidiaries;

  •
  compliance with applicable licenses and permits and compliance with applicable law, including but not limited to laws related to environmental matters, tax matters, insurance matters, intellectual property; labor matters and employee benefits plans;

  •
  material contracts and the absence of any default under, or termination of, any material contract;

  •
  E-House Subsidiaries that are PRC subsidiaries;

  •
  the absence of agreements, arrangements or understandings between E-House, Merger Sub or any of their affiliates, on the one hand, and any member of CRIC's management, directors or shareholders, on the other hand, with respect to any securities of CRIC;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  the absence of any other representations and warranties made by E-House and Merger Sub to CRIC (and CRIC acknowledges such absence of any other representations and warranties made by E-House and Merger Sub to CRIC).

        Many of the representations and warranties in the Merger Agreement made by E-House and Merger Sub are qualified as to "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, a "Parent Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, with all other changes, circumstances, events, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, or consolidated financial condition of E-House and the E-House Subsidiaries taken as a whole, provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may, or would occur: any change, circumstance, event, effect or occurrence occurring after the date of the Merger Agreement:

  (1)
  generally affecting (a) the industry in which E-House and the E-House Subsidiaries operate and (b) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

  (2)
  to the extent arising out of or resulting from (a) changes in law or in generally accepted accounting principles or in accounting standards after December 28, 2011 or prospective changes in law or in generally accepted accounting principles or in accounting standards, or any changes in general regulatory or political conditions, (b) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (c) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (d) any action taken by E-House or the E-House Subsidiaries that is required by the Merger Agreement or the failure by E-House or the E-House Subsidiaries to take any action that is prohibited by the Merger Agreement, (e) any change or prospective change in E-House's credit ratings, (f) any decline in the market price, or change in trading volume, of the capital stock of E-House (g) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (h) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, the Merger Agreement, (i) any matters which CRIC or any of its affiliates has actual or constructive knowledge as of December 28, 2011 or, (j) any change resulting or arising from the identity of, or any facts or circumstances relating to, CRIC or any of its affiliates, or (k) any loss of, or change in, the relationship of E-House or any of the E-House Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing (it being understood that the exceptions in clauses (e), (f) and (g) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Parent Material Adverse Effect);

  (3)
  provided, further, however, that any change, circumstance, effect, event or occurrence referred to in clauses (1) or (2)(a), (b) or (c) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect E-House and the E-House Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which E-House and the E-House Subsidiaries operate, or does not arise out of the Company Material Adverse Effect; and

  (4)
  provided, further, that no reference to the E-House Subsidiaries in this definition of "Parent Material Adverse Effect" shall include CRIC or the CRIC Subsidiaries.

Conduct of Business Prior to Closing

        Under the Merger Agreement, each of CRIC and E-House has agreed that, subject to certain exceptions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, CRIC and the CRIC Subsidiaries and E-House and the E-House Subsidiaries will conduct their respective operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their respective current business organizations, keep available the service of their respective current officers and employees and preserve their respective relationships with customers, suppliers and others having business dealings with them.

        Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule CRIC delivered in connection with the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, without the prior written consent of E-House (which shall not be unreasonably withheld), CRIC will not and will not permit the CRIC Subsidiaries to, among other things:

  •
  amend its memorandum and articles of association (or other similar governing instrument);

  •
  authorize for issuance, issue, sell, pledge, transfer or otherwise dispose of any share capital or any securities convertible or exchangeable for any share capital or any equity equivalents, subject to certain exceptions;

  •
  split, combine, subdivide or reclassify any of its share capital;

  •
  declare, set aside, or pay any dividend or other distribution in respect of its share capital;

  •
  enter into any agreement with respect to the voting of its share capital;

  •
  make any other actual, constructive or deemed distribution in respect of its share capital or otherwise make any payments to shareholders in their capacity as such;

  •
  redeem, repurchase or otherwise acquire any of its share capital, subject to certain exceptions, including the share repurchase program to repurchase up to $50.0 million worth of CRIC ADSs which was announced on March 10, 2011;

  •
  place CRIC or any of the CRIC Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

  •
  alter through merger, liquidation, reorganization, restructuring or other fashion the corporate structure or ownership of any of the CRIC Subsidiaries;

  •
  incur, modify, renew or assume any debt or issue any debt securities in an amount exceeding $50.0 million in the aggregate, except for borrowings under existing lines of credit in the ordinary course of business;

  •
  assume, guarantee or otherwise become liable for the obligations of any other person, except in the ordinary course of business;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of CRIC), except in the ordinary course of business;

  •
  pledge or otherwise encumber shares of capital stock of CRIC or the CRIC Subsidiaries;

  •
  mortgage or pledge any of CRIC's material assets or create certain liens thereupon;

  •
  acquire, sell, lease or dispose of any assets for consideration exceeding $50.0 million in the aggregate;

  •
  revalue in any material respect any of its assets, subject to certain exceptions;

  •
  acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to CRIC, except for acquisitions with consideration not exceeding $25.0 million in the aggregate;

  •
  authorize new capital expenditures, except as specifically budgeted in CRIC's current plan, which, in the aggregate, are in excess of $20.0 million;

  •
  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement;

  •
  grant increases in the compensation of CRIC's officers or directors, subject to certain exceptions,

  •
  grant or increase any severance, termination or similar compensation or benefits payable to any director or officer;

  •
  accelerate the time of payment or vesting of any compensation or benefits under any of CRIC's benefit plans;

  •
  enter into, terminate or materially amend any CRIC benefit plan; or

  •
  take, propose to take, or agree in writing or otherwise to take any of the foregoing actions.

        Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule E-House delivered in connection with the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, without the prior written consent of the Special Committee (which shall not be unreasonably withheld), E-House will not and will not permit the E-House Subsidiaries (not including CRIC and the CRIC subsidiaries) to, among other things:

  •
  amend its memorandum and articles of association (or other similar governing instrument);

  •
  authorize for issuance, issue, sell, pledge, transfer or otherwise dispose of any share capital or any securities convertible or exchangeable for any share capital or any equity equivalents, subject to certain exceptions;

  •
  split, combine, subdivide or reclassify any of its share capital;

  •
  declare, set aside, or pay any dividend or other distribution, whether in cash, stock or property or any combination thereof, in respect of its share capital, other than dividends and distributions that do not exceed $25.0 million in the aggregate;

  •
  enter into any agreement with respect to the voting of its share capital;

  •
  make any other actual, constructive or deemed distribution in respect of its share capital or otherwise make any payments to shareholders in their capacity as such;

  •
  redeem, repurchase or otherwise acquire any of its share capital, subject to certain exceptions, including the share repurchase program to repurchase up to $50.0 million worth of E-House ADSs which was announced on March 29, 2011;

  •
  place E-House or any of the E-House Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

  •
  alter through merger, liquidation, reorganization, restructuring or other fashion the corporate structure or ownership of any of the E-House Subsidiaries;

  •
  incur, modify, renew or assume any debt or issue any debt securities in an amount exceeding $50.0 million in the aggregate, except for borrowings under existing lines of credit in the ordinary course of business;

  •
  assume, guarantee or otherwise become liable for the obligations of any other person, except in the ordinary course of business;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of E-House), except in the ordinary course of business, the proposed investment in IFM Investment Limited and investments not exceeding $25.0 million in the aggregate;

  •
  pledge or otherwise encumber shares of capital stock of E-House or the E-House Subsidiaries;

  •
  mortgage or pledge any of E-House's material assets or create certain liens thereupon;

  •
  acquire, sell, lease or dispose of any assets for consideration exceeding $50.0 million in the aggregate;

  •
  revalue in any material respect any of its assets, subject to certain exceptions;

  •
  acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to E-House, except for the proposed investment in IFM Investment Limited and acquisitions with consideration not exceeding $25.0 million in the aggregate;

  •
  authorize new capital expenditures, except as specifically budgeted in E-House's current plan, which, in the aggregate, are in excess of $20.0 million;

  •
  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or

  •
  take, propose to take, or agree in writing or otherwise to take any of the foregoing actions.

Listing of E-House ADSs

        E-House will use its reasonable efforts to cause any E-House ADSs to be issued in connection with the Merger to be approved for listing on the NYSE.

Delisting of CRIC ADSs

        E-House shall use reasonable efforts to cause the CRIC ADSs to be de-listed from the NASDAQ and CRIC to be de-registered under the Exchange Act as promptly as practicable after the effective time.

Acquisition Proposals

        None of CRIC, the CRIC Subsidiaries or any officer, director or employee or other representative of CRIC or any of the CRIC Subsidiaries will, directly or indirectly, (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any acquisition proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to CRIC or any of the CRIC Subsidiaries, or take any other action to facilitate, any acquisition proposal or (3) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal. Under the Merger Agreement, CRIC and the CRIC Subsidiaries and affiliates and their respective representatives must cease and terminate any existing activities, discussions or negotiations with any person with respect to any possible acquisition proposal, promptly cause to be returned or destroyed all confidential information provided by or on behalf of CRIC or any of the CRIC Subsidiaries to such person and notify each such person or its representatives that the CRIC Board no longer seeks or requests the making of any acquisition proposal, and withdraws any consent theretofore given to the making of an acquisition proposal.

        Notwithstanding the paragraph immediately above, if at any time prior to the effective time, CRIC has received an acquisition proposal that did not result from a breach by CRIC of its obligations set forth in the paragraph above and the CRIC Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, then CRIC may:

  (1)
  furnish information with respect to CRIC and the CRIC Subsidiaries to the person making such acquisition proposal pursuant to a confidentiality agreement in form customarily used in similar circumstance; and

  (2)
  engage in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal;

    provided, that:

  (1)
  CRIC shall promptly (and in any event within 24 hours after the receipt of such acquisition proposal) advise E-House of (a) its receipt of any acquisition proposal and the material terms and conditions of such acquisition proposal (including the identity of the person making any such acquisition proposal) and (b) copies of all draft agreements (and any other material written material relating to such acquisition proposal) provided to CRIC in connection with any such acquisition proposal;

  (2)
  CRIC shall promptly (and in any event within 24 hours) provide or make available to E-House any material non-public information concerning CRIC or any of the CRIC Subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously or concurrently provided or made available to E-House; and

  (3)
  CRIC shall keep E-House reasonably apprised of any related material developments, discussions and negotiations related to any such acquisition proposal (including any subsequent material change to the financial terms or other material terms or conditions thereof).

        A "superior proposal" means any bona fide written acquisition proposal involving the acquisition of 50 percent or more of the outstanding CRIC shares not directly or indirectly beneficially owned by E-House, with respect to which the CRIC Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) the transaction described in such acquisition proposal would be more favorable to the holders of the CRIC shares, from a financial point of view, than the Merger.

No Change of Recommendation

        The CRIC Board will not (1) fail to recommend that CRIC shareholders vote in favor of the Merger Agreement and the Merger or fail to include the CRIC Board recommendation in this proxy statement/prospectus or (2) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to E-House or Merger Sub, the CRIC Board's recommendation that CRIC shareholders vote in favor of the Merger Agreement and the Merger.

        However, prior to obtaining the required shareholder approval of the Merger Agreement, the CRIC Board may effect a change of recommendation if the CRIC Board (acting upon recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action, (1) the CRIC Board has given E-House at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, and (2) following the end of such notice period, the CRIC Board (acting upon recommendation of the Special Committee) shall have considered in good faith any revisions to the Merger Agreement proposed in writing by E-House in a manner that would form a binding contract if accepted by CRIC, and shall have determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to effect a change of recommendation could constitute a breach of the directors' fiduciary duties under applicable law.

Shareholders' Meeting

        Except if the CRIC Board has effected a change of recommendation, CRIC will take, in accordance with applicable law and its memorandum and articles of association, all actions necessary to (1) cause the EGM of CRIC shareholders to be duly called and held as soon as practicable after the SEC confirms that it has no further comments on the registration statement on Form F-4 (of which this proxy statement/prospectus is a part) and the Schedule 13E-3 filed in connection with the registration statement on Form F-4 and the Form F-4 has become effective and (2) solicit proxies from its shareholders to obtain the required shareholder approval of the Merger Agreement. Except as provided for under "—No Change of Recommendation" above, the CRIC Board (1) shall recommend approval and authorization of the Merger Agreement, the Plan of Merger and the Merger by CRIC's

shareholders and (2) shall not effect a change of recommendation (or announce publicly its intention to do so).

Directors' and Officers' Insurance; Indemnification

        For a period of six years after the effective time, E-House shall cause the surviving company to maintain CRIC's and the CRIC Subsidiaries' existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the effective time (or E-House may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the effective time), to the extent that such liability insurance can be maintained at a cost to E-House not greater than 300 percent of the annual premium (such 300 percent threshold, the "Maximum Premium") for the current CRIC directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, E-House shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of the Maximum Premium.

        Under the Merger Agreement, each of E-House and the surviving company agree that, from and after the effective time, it will indemnify and hold harmless each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of CRIC or the CRIC Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of CRIC or the CRIC Subsidiaries or services performed by such persons at the request of CRIC or the CRIC Subsidiaries at or prior to the effective time.

        The memorandum and articles of association of the surviving company will contain provisions with respect to rights to indemnification, advancement of expenses and limitation on, or exculpation from, liabilities for acts and omissions that are at least as favorable to the directors, officers or employees of CRIC as those contained in the memorandum and articles of association of CRIC as presently in effect, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights the Indemnified Parties, unless such modification is required by law.

Conditions to the Completion of the Merger

        The completion of the transactions contemplated by the Merger Agreement, including the Merger, is subject to the satisfaction of the following conditions:

  •
  the Merger Agreement and the transactions contemplated thereby, including the Merger and the plan of merger, having been approved by CRIC shareholders at the EGM;

  •
  the registration statement on Form F-4 (of which this proxy statement/prospectus is a part) having become effective under the Securities Act, and no stop order suspending the effectiveness of the Form F-4 having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

  •
  the E-House ADSs to be issued upon consummation of the Merger having been approved for listing on the NYSE, subject to official notice of issuance;

  •
  no law of any governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing completion of the transactions contemplated by the Merger Agreement and no governmental entity having instituted any judicial or administrative proceeding which continues to be pending seeking any such law; and

  •
  all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder having been made or obtained, subject to a material adverse effect exception.

        The obligations of E-House and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by E-House, of the following conditions, among others:

  •
  the representations and warranties of CRIC in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date, with certain representations and warranties subject to a de minimis exception and certain other representations and warranties subject to a Company Material Adverse Effect exception;

  •
  CRIC having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing;

  •
  since the date of the Merger Agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

  •
  CRIC shareholders holding more than 10% of the outstanding CRIC shares not having validly served a written objection under Section 238(2) of the Cayman Companies Law.

        The obligations of CRIC to consummate the Merger are subject to the satisfaction, or waiver by CRIC, of the following conditions, among others:

  •
  the representations and warranties of E-House and Merger Sub in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, with certain representations and warranties subject to a de minimis exception and certain other representations and warranties subject to a Parent Material Adverse Effect exception;

  •
  E-House having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing; and

  •
  since the date of the Merger Agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the effective time, whether before or after approval from the CRIC shareholders has been obtained:

        by mutual written consent of CRIC and E-House;

        by either E-House or CRIC, if:

  •
  the Merger is not completed by nine months from the date of the Merger Agreement, provided that this termination right is not available to a party if the failure of the Merger to have been completed on or before such date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement;

  •
  CRIC's shareholders do not adopt the Merger Agreement at the EGM or any adjournment or postponement thereof; or

  •
  any law or injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the Merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law or injunction is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement.

        by CRIC, if:

  •
  E-House or Merger Sub has breached any of its covenants or agreements under the Merger Agreement, or any representation or warranty made by E-House or Merger Sub under the Merger Agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within 30 days after written notice of such breach; provided that this termination right is not available to CRIC if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, such that the corresponding condition to closing would not be satisfied;

  •
  all of the closing conditions to the completion of the Merger or to the obligations of E-House and Merger Sub to consummate the Merger are otherwise satisfied, CRIC has irrevocably confirmed by notice to E-House that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and the Merger shall not have been completed within three (3) business days after the delivery of such notice; or

  •
  the CRIC Board shall have effected or resolved to effect a change of recommendation, provided that CRIC shall not have a right to terminate the Merger Agreement for this reason unless CRIC has complied in all material respects with the requirements set forth above under "—Acquisition Proposals" and "—No Change of Recommendation."

        by E-House, if:

  •
  the representations and warranties of CRIC shall not be true and correct or CRIC shall have breached or failed to perform any of its covenants or agreements contained in the Merger Agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by CRIC by the termination date, or if curable, is not cured, within thirty business days after written notice of such breach; provided, that this termination right is not available to E-House if it is then in material breach of any of its representations, warranties, covenants or other agreements under the Merger Agreement, such that the corresponding condition to closing would not be satisfied;

  •
  the CRIC Board has changed, withheld, withdrawn, qualified or modified its recommendation to CRIC shareholders in a manner adverse to E-House, or has publicly announced its intention to do so; or

  •
  CRIC has failed to include its recommendation to its shareholders in the registration statement on Form F-4 (of which this proxy statement/prospectus is a part) and in this proxy statement/prospectus, or failed to hold the EGM to approve the Merger Agreement and the transactions contemplated thereby.

Termination Fee

CRIC is required to pay E-House a termination fee of $5.0 million if:

  •
  the Merger Agreement is terminated by E-House due to a material breach of the representations and warranties of CRIC or a failure by CRIC to perform its covenants and agreements contained in the Merger Agreement;

  •
  the CRIC Board shall have changed its recommendation to its shareholders, or CRIC or the CRIC Board shall have publicly announced its intention to change its recommendation to its shareholders; or

  •
  CRIC shall have failed to include the CRIC Board's recommendation to CRIC shareholders in the registration statement on Form F-4 and in this proxy statement/prospectus, or failed to hold the EGM to approve the Merger Agreement and the transactions contemplated thereby.

E-House is required to pay CRIC a termination fee of $5.0 million if:

  •
  the Merger Agreement is terminated by CRIC due to a material breach of the representations and warranties of E-House or a failure by E-House to perform its covenants and agreements contained in the Merger Agreement; or

  •
  the Merger Agreement is terminated by CRIC because (1) all of the closing conditions to the completion of the Merger or to the obligations of E-House and Merger Sub to consummate the merger are otherwise satisfied, (2) CRIC has irrevocably confirmed by notice to E-House that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and (3) the Merger shall not have been completed within three business days after the delivery of such notice.

Fees and Expenses

        Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses except as otherwise provided in the Merger Agreement. See "Special Factors—Fees and Expenses Relating to the Merger" for more information on the fees and expenses incurred or expected to be incurred by CRIC and E-House in connection with the Merger.

Modification or Amendment

        The Merger Agreement may be amended by action taken by CRIC, E-House and Merger Sub at any time before or after approval of the Merger by the shareholders of CRIC but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of CRIC, E-House and Merger Sub.

Extension and Waiver

        At any time prior to the effective time, E-House and Merger Sub (as one party) and CRIC (as one party) may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement, or (3) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

Remedies

        Each of E-House and Merger Sub, on the one hand, and CRIC, on the other hand, may seek payment of their respective $5.0 million termination fee under certain circumstances, as set forth in "The Merger Agreement, the Plan of Merger and the Merger—Termination Fee." The maximum aggregate liability of E-House and Merger Sub for monetary damages in connection with the Merger Agreement is limited to a termination fee of $5.0 million, and the maximum aggregate liability of CRIC for monetary damages in connection with the Merger Agreement is limited to a termination fee of $5.0 million.

        Prior to the termination of the Merger Agreement, E-House, Merger Sub and CRIC are entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of this Merger Agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions in accordance with the Merger Agreement to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement is not required to provide any bond or other security in connection with any such order or injunction. However, while the parties may pursue both a grant of specific performance and the payment of the applicable termination fee, neither E-House and Merger Sub, on the one hand, nor CRIC, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a closing and payment of the applicable termination fee.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Overview

        The following selected unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to E-House's audited consolidated financial statements for the year ended December 31, 2010 and E-House's unaudited condensed consolidated financial statements for the nine months ended September 30, 2011. The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 2011. The accompanying unaudited pro forma condensed consolidated statements of operations present House's results of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, as if the Merger had occurred on January 1, 2010. The unaudited pro forma condensed financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of E-House, which are included in or incorporated by reference into this registration statement. The pro forma adjustments are preliminary and based on E-House management's estimates.

        The unaudited pro forma condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the Merger been in effect as of the dates indicated and should not be construed as being representation of the financial position or future operating results of E-House. In addition to the matters noted above, the unaudited pro forma condensed consolidated balance sheet and statements of operations do not reflect the effect of anticipated synergies and efficiencies associated with the Merger.

        The unaudited pro forma condensed consolidated statements of operations do not reflect the transaction costs related to the Merger.

 Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2011
(In U.S. Dollars)

	E-House	Pro Forma Adjustments	Notes	Pro Forma Results
ASSETS
Current assets:
Cash and cash equivalents	347,703,911	(112,598,364)	[A]	235,105,547
Restricted cash	2,087,319			2,087,319
Marketable securities	6,549,097			6,549,097
Customer deposits	120,876,725			120,876,725
Accounts receivable	218,252,898			218,252,898
Properties held for sale	3,449,682			3,449,682
Deferred tax assets	16,837,002			16,837,002
Prepaid expenses and other current assets	38,607,666			38,607,666
Amounts due from related parties	1,510,547			1,510,547

Total current assets	755,874,847			643,276,483
Property and equipment, net	25,249,449			25,249,449
Intangible assets, net	221,118,779			221,118,779
Investment in affiliates	26,468,086			26,468,086
Goodwill	49,223,863			49,223,863
Other non-current assets	45,114,083			45,114,083

TOTAL ASSETS	1,123,049,107			1,010,450,743

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	6,311,890			6,311,890
Accrued payroll and welfare expenses	36,222,102			36,222,102
Income tax payable	24,760,675			24,760,675
Other tax payable	16,097,534			16,097,534
Amounts due to related parties	1,115,760			1,115,760
Deferred revenue	12,357,331			12,357,331
Liability for exclusive rights with Baidu, current	13,359,983			13,359,983
Other current liabilities	23,306,933			23,306,933

Total current liabilities	133,532,208			133,532,208
Deferred tax liabilities	43,102,276			43,102,276
Liability for exclusive rights with Baidu, non-current	20,679,586			20,679,586
Other non-current liabilities	1,761,628			1,761,628

Total liabilities	199,075,698			199,075,698

Equity:
Ordinary shares	78,703	38,605	[A]	117,308
Additional paid-in capital	682,023,752	144,287,584	[A]	826,311,336
Accumulated deficit	(72,698,628)			(72,698,628)
Accumulated other comprehensive income	42,934,905	5,963,017	[A]	48,897,922

Total E-House equity	652,338,732			802,627,938
Non-controlling interest	271,634,677	(262,887,570)	[A]	8,747,107

Total equity	923,973,409			811,375,045

TOTAL LIABILITIES AND EQUITY	1,123,049,107			1,010,450,743

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For The Nine Months Ended September 30, 2011
(In U.S. Dollars)

	E-House	Pro Forma Adjustments	Notes	Pro Forma Assuming 100% Interest in CRIC
Total revenues	284,226,379			284,226,379
Cost of revenues	(108,603,620)			(108,603,620)
General and administrative expenses	(190,715,629)	(57,941)	[B]	(190,773,570)
Goodwill impairment charge	(417,822,304)			(417,822,304)

Income from operations	(432,915,174)			(432,973,115)
Interest income	1,948,231			1,948,231
Other loss, net	(6,723,440)			(6,723,440)

Income loss before taxes and equity in affiliates	(437,690,383)			(437,748,324)
Income tax benefit	5,119,614			5,119,614

Loss before equity in affiliates	(432,570,769)			(432,628,710)
Loss from equity in affiliates	(495,655)			(495,655)

Net loss	(433,066,424)			(433,124,365)
Less: net loss attributable to non-controlling interest	(190,574,162)	188,666,659	[C]	(1,907,503)

Net loss attributable to E-House shareholders	(242,492,262)			(431,216,862)

Loss per share:
Basic	$(3.02)			$(3.63)
Diluted	$(3.02)			$(3.63)
Shares used in computation:
Basic	80,210,915	38,605,153	[D]	118,816,068
Diluted	80,210,915	38,605,153	[D]	118,816,068

 Unaudited Pro Forma Condensed Consolidated Statement of Operation
For The Year Ended December 31, 2010
(In U.S. Dollars)

	E-House	Pro Forma Adjustments	Notes	Pro Forma Assuming 100% Interest in CRIC
Total revenues	356,525,127			356,525,127
Cost of revenues	(104,846,495)			(104,846,495)
General and administrative expenses	(198,424,922)	(77,752)	[B]	(198,502,674)

Income from operations	53,253,710			53,175,958
Interest income	2,807,831			2,807,831
Other income, net	5,589,169			5,589,169

Income before taxes and equity in affiliates	61,650,710			61,572,958
Income tax expense	(12,696,234)			(12,696,234)

Income before equity in affiliates	48,954,476			48,876,724
Loss from equity in affiliates	(278,662)			(278,662)

Net income	48,675,814			48,598,062
Less: net income attributable to non-controlling interest	12,521,421	(12,323,629)	[C]	197,792

Net income attributable to E-House shareholders	36,154,393			48,400,270

Earnings per share:
Basic	$0.45			$0.41
Diluted	$0.44			$0.39
Shares used in computation:
Basic	80,287,171	38,605,153	[D]	118,892,324
Diluted	81,302,622	42,583,391	[D],[E]*	123,886,013

*
38,605,153 [D] + 3,978,238 [E] = 42,583,391

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

(In U.S. dollar)

1.     Basis of Pro Forma Presentation

        The acquisition of all the outstanding CRIC shares that are not owned by E-House is subject to the closing conditions as described in the Merger Agreement. E-House believes that the Merger represents a probable significant acquisition in accordance with Rule 3-05 of Regulation S-X. As E-House retains the controlling financial interest in CRIC after the acquisition, the Merger will be accounted for as an equity transaction. Therefore, no gain or loss will be recognized in consolidated net income or comprehensive income. The carrying amount of the non-controlling interest in CRIC will be adjusted to reflect the change in the E-House's ownership interest in CRIC. Any difference between the fair value of the consideration paid and the amount by which the non-controlling interest is adjusted will be recognized in equity.

        The total estimated consideration consists of the following:

		Amount
		$
Cash		112,598,364
Estimated fair value of E-House shares issued*		223,523,837
Replacement of CRIC share options (additional paid-in capital)	Note [F]	23,268,043

Total consideration		359,390,244

*
the estimated fair value of E-house shares are based on the closing price of E-House's shares as of September 30, 2011.

        Based on these assumptions, the estimated consideration has been allocated as follows:

Amount
$
Non-controlling interest	262,887,570
Accumulated other comprehensive income	(5,963,017)
Additional paid-in capital	102,465,691

Total consideration	359,390,244

2.     Pro Forma Adjustments

        E-House's unaudited pro forma condensed consolidated financial information give effect to the following pro forma adjustments:

        Note [A]: To record (1) the removal of E-House's non-controlling interest of $262,887,570 as of September 30, 2011 associated with CRIC, (2) the removal of accumulated other comprehensive income of $5,963,017 associated with the CRIC non-controlling interest, (3) a decrease in cash and cash equivalents to reflect cash consideration of $112,598,364, (4) the issuance of 38,605,153 E-House shares, each equivalent to one ADS, par value of 0.001 per share, based on E-House's closing share price of $5.79 as of September 30, 2011 and (5) an increase in additional paid-in capital of $144,287,584, which is the net amount of the aforementioned items (1) through (4).

        Note [B]: To record additional share-based compensation expense for the nine months ended September 30, 2011 and the year ended December 31, 2010 of $57,941 and $77,752, respectively, due to the incremental increase in fair value associated with the issuance of the new E-House replacement share options.

        Note [C]: To record the removal of the net loss attributable to the CRIC non-controlling interest of $188,666,659 for the nine months ended September 30, 2011 and the net income attributable to the CRIC non-controlling interest of $12,323,629 for the year ended December 31, 2010.

        Note [D]: To reflect the issuance of 38,605,153 E-House shares upon closing of the transaction based on the total number of CRIC shares outstanding as of September 30, 2011.

        Note [E]: Represents the dilutive effect of the E-House replacement share options issued in connection with the acquisition.

        Note [F]: As noted in the "Overview," E-House issued the E-House replacement share options. These options had a total fair value of $37,177,649, $23,268,043 of which is attributable to precombination services and included as a component of the consideration transferred in the Merger. The increase in additional paid-in capital was immediately offset by a decrease in additional paid-in capital given the equity, as opposed to business combination, nature of the Merger.

3.     Pro Forma Shares

        The pro forma basic earnings (loss) per share is based on the weighted average number of E-House shares outstanding for the nine months ended September 30, 2011 and the year ended December 31, 2010 plus the E-House shares issued for the Merger as shown in note [D] above.

        For the nine months ended September 30, 2011, the computation of diluted loss per share did not include the potential E-House shares arising from the issuance of the E-House replacement share options, as to do so would result in a decrease in loss per share.

        The pro forma diluted earnings per share for the year ended December 31, 2010 is based on the weighted average number of E-House shares outstanding, the E-House shares issued for the Merger and potential E-House shares associated with the E-House replacement share options as shown in the following table:

Year Ended December 31, 2010
Shares used in calculating diluted earnings per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing diluted income per share for E-House	81,302,622
Issuance of E-House's shares for the Merger	38,605,153
Dilutive effect of E-House replacement share options	3,978,238

123,886,013

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a summary of the material United States federal income tax consequences to CRIC ADS holders and CRIC shareholders of: (1) the exchange of CRIC ADSs for E-House ADSs and cash pursuant to the Merger, and the exchange of CRIC shares for E-House shares and cash pursuant to the Merger; and (2) the subsequent ownership and disposition of the E-House ADSs or E-House shares. This summary applies only to U.S. Holders (as defined below) that hold the CRIC ADSs or CRIC shares as "capital assets" (generally, property held for investment) and will hold the E-House ADSs or E-House shares as capital assets. This summary is based upon existing United States federal tax income law as in effect on the date hereof, which is subject to differing interpretations or change, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described below. No ruling has been sought from the Internal Revenue Service with respect to any United States federal income tax consequences described below, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position. This summary does not describe all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, traders in securities that elect mark-to-market treatment, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of CRIC's voting stock (or will hold 10% or more of E-House's voting stock), holders who exercise their appraisal rights, or investors that hold their CRIC ADSs or CRIC shares (or will hold their E-House ADSs or E-House shares) as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those described below). In addition, except to the extent expressly provided below, this summary does not discuss any non-United States, state or local tax laws. Each U.S. Holder is urged to consult with its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the Merger and the subsequent ownership and disposition of the E-House ADSs or E-House shares.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of CRIC ADSs or CRIC shares that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Internal Revenue Code of 1986, as amended (the "Code").

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of CRIC ADSs or ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership (or other entity treated as a partnership for United States federal income tax purposes) that holds CRIC ADSs or ordinary shares, such U.S. Holder is urged to consult with its tax advisor regarding the tax consequences to it of the Merger and the subsequent ownership and disposition of the E-House ADSs or E-House shares.

        The discussion below is written on the basis that the representations contained in each of the CRIC Deposit Agreement and the E-House Deposit Agreement are true and that the obligations in such deposit agreements and any related agreements have been and will be complied with in accordance with their terms.

        For United States federal income tax purposes, a U.S. Holder of ADSs will be treated as a beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

United States Federal Income Tax Consequences of the Merger

        The receipt of cash and E-House ADSs in exchange for a U.S. Holder's CRIC ADSs and the receipt of cash and E-House shares in exchange for a U.S. Holder's CRIC shares should each be a fully taxable transaction for United States federal income tax purposes and this summary is written on the basis that such exchanges will be fully taxable. If the amount of such U.S. Holder's adjusted tax basis in the CRIC ADSs or CRIC shares exchanged pursuant to the Merger exceeds the amount realized by the U.S. Holder in the exchange, then such U.S. Holder will generally recognize loss in an amount equal to the difference. The amount realized by each U.S. Holder of CRIC ADSs or CRIC shares will equal the amount of cash received plus the fair market value (as determined on the effective date of the Merger) of the E-House ADSs or E-House shares received. Any loss recognized will be long-term capital loss if the CRIC ADSs or CRIC shares exchanged were held for more than one year as of the effective date of the Merger and will generally be United States source loss for United States foreign tax credit purposes. The deductibility of capital loss is subject to certain limitations.

        If, on the other hand, the amount realized by a U.S. Holder in the exchange of its CRIC ADSs for E-House ADSs and cash or the amount realized by a U.S. Holder in the exchange of its CRIC shares for E-House shares and cash exceeds the adjusted tax basis in the CRIC ADSs or CRIC shares exchanged pursuant to the Merger, a U.S. Holder will recognize a gain, and the United States federal income tax treatment of such gain will depend upon whether such U.S. Holder held its CRIC ADSs or CRIC shares during any taxable year in which CRIC was or is treated as a "passive foreign investment company," or a PFIC, for United States federal income tax purposes. As set forth below under "Passive Foreign Investment Company Considerations" and "CRIC's PFIC Status," although E-House and CRIC believe that CRIC was not a PFIC in the past, it is possible that CRIC may become a PFIC for the taxable year in which the Merger is expected to close. If the taxable year in which the Merger closes is the only year in a U.S. Holder's holding period in which CRIC has been a PFIC, and unless the U.S. Holder makes a mark-to-market election with respect to its ADSs, the PFIC rules would treat any gain recognized pursuant to the Merger as ordinary income, rather than capital gain. See the discussion below under "—Subsequent Ownership of the E-House ADSs or E-House Shares—Passive Foreign Investment Company Rules" for a more detailed description of the PFIC rules. Each U.S. Holder is urged to consult with its tax advisor regarding the United States federal income tax consequences of the Merger if CRIC becomes classified as a PFIC for the taxable year in which the Merger is expected to close, including the possibility of making a "mark-to-market" election.

        If a U.S. Holder recognizes gain pursuant to the Merger and CRIC is not classified as a PFIC for the taxable year in which the Merger is expected to close, such gain will be long-term capital gain if the CRIC ADSs or CRIC shares exchanged were held for more than one year as of the effective date of the Merger and will generally be United States source gain for United States foreign tax credit purposes. In the event that gain from the disposition of the CRIC ADSs or CRIC shares is subject to tax in the PRC, however, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. Each U.S. Holder is urged to consult with its tax advisor regarding the tax consequences if a PRC withholding tax is imposed, including the availability of the foreign tax credit under its particular circumstances.

        A U.S. Holder's initial tax basis in the E-House ADSs or E-House shares received pursuant to the Merger should be equal to the fair market value of the E-House ADSs or E-House shares as determined on the effective date of the Merger, and the U.S. Holder's holding period for the E-House ADSs or E-House shares should begin on the date following the effective date of the Merger.

Passive Foreign Investment Company Considerations

        A non-United States corporation, such as E-House and CRIC, will be treated as PFIC for United States federal income tax purposes for any taxable year, if either (1) 75% or more of its gross income for such year consists of certain types of "passive" income, or (2) 50% or more of its average quarterly assets as determined on the basis of fair market value during such year produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's unbooked intangibles associated with active business activities may generally be categorized as active assets. Passive income generally includes, among other things, dividends, interest, certain types of rents and royalties, and net gain from the sale or exchange of property producing such income. A non-United States corporation will be treated as owning its proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between such non-United States corporation and its variable interest entities will be treated as ownership of stock. Although the law in this regard is unclear, CRIC and E-House treat their respective variable interest entities as being owned by them for United States federal income tax purposes, not only because CRIC and E-House exercise effective control over the operation of such entities but also because CRIC and E-House are entitled to substantially all of such variable interest entities' economic benefits, and, as a result, CRIC and E-House consolidate the results of operations of their respective variable interest entities in their respective consolidated financial statements.

CRIC's PFIC Status

        E-House and CRIC believe that CRIC was not a PFIC in the past. With respect to the taxable year in which the Merger is expected to close (2012), however, based on CRIC's current and projected income and assets (as determined, in part, on the basis of the market value of CRIC ADSs and CRIC shares), CRIC may become a PFIC. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to CRIC's PFIC status for any taxable year. See "—Passive Foreign Investment Company Rules" below for a description of the PFIC rules.

Subsequent Ownership of the E-House ADSs or E-House Shares

E-House's PFIC Status

        In light of E-House's significant cash balances and because the value of E-House's assets for purposes of the PFIC test is generally determined by reference to the market price of E-House ADSs and E-House shares, E-House may have been a PFIC for the taxable year ended December 31, 2011, and may be or become a PFIC in future taxable years. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to E-House's PFIC status for any taxable year.

        If E-House is classified as a PFIC on the effective date of the Merger or for any year during which a U.S. Holder holds E-House ADSs or E-House shares, a U.S. Holder will generally, as discussed below under "—Passive Foreign Investment Company Rules," be treated as holding an equity interest in a PFIC in the first taxable year of the U.S. Holder's holding period in which E-House becomes a PFIC and subsequent taxable years ("PFIC-Tainted Shares") even if E-House, in fact, ceases to be a

PFIC in subsequent taxable years. Accordingly, a U.S. Holder should consider making a "mark-to-market" election as discussed below under "—Passive Foreign Investment Company Rules" for the taxable year in which the E-House ADSs are received pursuant to the Merger to avoid owning PFIC-Tainted Shares for the year ending December 31, 2012 and subsequent taxable years. Each U.S. Holder is urged to consult with its tax advisor regarding the United States federal income tax consequences of holding and disposing E-House ADSs or E-House shares if E-House is or becomes classified as a PFIC, including the possibility of making a "mark-to-market" election.

Passive Foreign Investment Company Rules

        If a non-United States corporation, such as CRIC or E-House, is classified as a PFIC for any taxable year during which a U.S. Holder holds ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will be subject to special tax rules that are intended to have a penalizing effect, regardless of whether such non-United States corporation remains a PFIC, on (1) any excess distribution that is made to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares) and (2) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under these PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  amounts allocated to the current taxable year, and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which the non-United States corporation was a PFIC, or a pre-PFIC year, will be taxable as ordinary income;

  •
  amounts allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

  •
  an interest charge applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock. Marketable stock is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange (such as the NASDAQ or the NYSE) or other market, as defined in applicable United States Treasury regulations. E-House and CRIC anticipate that CRIC's ADSs should qualify as being regularly traded (prior to the effective date of the Merger) on the NASDAQ and that E-House's ADSs should qualify as being regularly traded on the NYSE, but no assurances may be given in this regard. Because the CRIC shares and the E-House shares are not traded on the NYSE or the NASDAQ, it is unclear whether a mark-to-market election may be made with respect to such shares.

        If a U.S. Holder makes a mark-to-market election for the ADSs or ordinary shares , the U.S. Holder will (1) include in income for each year that such non-United States corporation is treated as a PFIC with respect to the U.S. Holder the excess, if any, of the fair market value of ADSs or ordinary shares held at the end of the taxable year over the adjusted tax basis of such ADSs or ordinary shares , and (2) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs or ordinary shares over the fair market value of such ADSs or ordinary shares held at the end of the taxable year, but such deduction may be taken only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs or ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation treated as a PFIC and such corporation ceases to be treated as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not treated as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of ADSs or ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary to the extent of the net amount previously included in income as a result of the mark-to-market election. In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which a non-United States corporation is treated as a PFIC and continues to hold such ADSs (or any portion thereof), and who is considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares. If a U.S. Holder makes a mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions, except that the lower capital gains rate applicable to qualified dividend income (as discussed below in "—Subsequent Ownership of the E-House ADSs or E-House Shares—Taxation of Dividends") would not apply.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by the PFIC.

        Alternatively, U.S. Holders can sometimes avoid the rules described above by electing to treat a PFIC as a "qualified electing fund." However, this option will not be available to U.S. Holders because neither CRIC nor E-House intends to provide U.S. Holders with the information necessary to permit U.S. Holders to make this election.

        If a U.S. Holder holds ADSs or ordinary shares in any year in which a non-United States corporation is treated as a PFIC with respect to such U.S. Holder, the U.S. Holder may be required to file Internal Revenue Service Form 8621 and such other form as is required by the U.S. Treasury Department. Each U.S. Holder is urged to consult with its tax advisor regarding the application of the PFIC rules if CRIC or E-House is or becomes a PFIC, including the possibility of making a mark-to-market election.

Taxation of Dividends

        Subject to the PFIC rules discussed above in "—Subsequent Ownership of the E-House ADSs or E-House Shares—Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on ADSs or ordinary shares out of current or accumulated earnings and profits, as determined under United States federal income tax principles, will be includable in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because E-House does not intend to calculate its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect that any distribution paid will generally be reported as a dividend for United States federal income tax purposes. For taxable years beginning before January 1, 2013, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a "qualified foreign corporation" at a reduced rate (rather than the marginal tax rates generally applicable to ordinary income) provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is treated as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Although no assurance may be given, E-House's ADSs are expected to be readily tradable on the NYSE, which is an established securities market in the United States. Accordingly, E-House believes that it should be treated as a qualified foreign corporation in 2012 for purpose of the dividends it pays with respect to its ADSs. Since E-House does not expect to list the E-House shares on an established securities market in the United States, it is unclear whether the dividends paid on the E-House shares that are not represented by ADSs will meet the conditions required for these reduced tax rates. Dividends received on the E-House ADSs or E-House shares will not be eligible for the dividend received deduction allowed to corporations.

        In the event that E-House is deemed to be a PRC resident enterprise under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the E-House ADSs or E-House shares. In the event that that E-House is deemed to be a PRC resident enterprise and is liable to pay tax under the EIT Law, E-House should be eligible for the benefits of the United States-PRC income tax treaty (the "U.S.-PRC treaty"), provided that the Secretary of Treasury of the United States continues to determine that the U.S.-PRC Treaty is satisfactory for purposes of clause (1) above and the U.S.-PRC treaty continues to include an exchange of information program. If E-House is eligible for such benefits, E-House may be considered to be a qualified foreign corporation, as defined above, and therefore, dividends paid on the E-House shares, regardless of whether such E-House shares are represented by ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above. Each U.S. Holder is urged to consult with its tax advisor regarding the availability of the reduced rate for dividends paid with respect to E-House's ADSs or ordinary shares.

        Dividends will generally be treated as foreign source income for United States foreign tax credit purposes and generally will constitute passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credits are complex. Accordingly, each U.S. Holder is urged to consult with its tax advisor regarding the availability of a foreign tax credit under its particular circumstances.

Disposition of E-House ADSs or E-House Shares

        Subject to the PFIC rules discussed above under "—Subsequent Ownership of the E-House ADSs or E-House Shares—Passive Foreign Investment Company Rules," a U.S. Holder will recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. In the event that E-House is deemed to be a PRC resident enterprise under the EIT Law, and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the U.S.-PRC Treaty may elect to treat the gain as PRC source income. The deductibility of capital loss is subject to certain limitations. Each U.S. Holder is urged to consult with its tax advisor regarding the tax consequences if a foreign withholding tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Information Reporting

        An individual U.S. Holder and certain entities will generally be required to submit to the Internal Revenue Service certain information with respect to its beneficial ownership of ADSs or ordinary shares, if such ADSs or ordinary shares are not held on its behalf by a financial institution. In addition, U.S. Holders will generally be subject to rules requiring information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of ADSs or ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to its particular circumstances.

 MATERIAL PRC INCOME TAX CONSEQUENCES OF THE MERGER

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" (1) does not have an establishment or place of business in the PRC or (2) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC.

        The EIT Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although E-House's offshore holding companies are not controlled by any PRC company or company group, E-House cannot assure you that it will not be deemed to be a PRC resident enterprise under the EIT Law and its implementation rules. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698", Guo Shui Han (2009) No. 698), issued by the State Administration of Taxation, which became effective retroactively as of January 1, 2008, and the Bulletin on Certain Issues regarding Administration of Income Tax on Non-resident Enterprises ("Bulletin 24", Bulletin (2011) No. 24 of the State Administration of Taxation), which was issued by the State Administration of Taxation and became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price were determined pursuant to the standard trading rules of a public security market, rather than being determined by the purchaser and the seller by mutual agreement prior to the transaction. According to Circular 698 and Bulletin 24, where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (1) an effective tax rate imposed on the gain from such equity transfer of less than 12.5% or (2) a tax exemption for the foreign-sourced income arising out of such equity transfer, the non-resident enterprise shall be required to file with the relevant PRC taxation authorities certain information about the transfer. If the local PRC taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem the indirect transfer arrangement to be mainly for the purpose of PRC tax avoidance, then they have the power to re-characterize the offshore share transfer transaction, deny the existence of the offshore holding company, and impose a 10% withholding tax on the gain from such offshore share transfer after a review and approval by the State Administration of Taxation.

        E-House does not believe that a gain, if any, recognized on the receipt of the Merger Consideration for CRIC ADSs or CRIC shares pursuant to the Merger by CRIC ADS holders or CRIC shareholders who are not PRC residents should be subject to PRC income tax according to Circular 698. As such, E-House's current understanding is that none of E-House, Merger Sub, or CRIC will be required to deduct or withhold any amount from the Merger Consideration under applicable PRC law. In the event that circumstances change such that E-House reasonably determines a deduction or withholding is required, E-House has agreed in the Merger Agreement to inform the Special Committee in detail of such change in circumstances and to consult with the Special Committee concerning such proposed deduction or withholding. In the event that deduction or withholding in respect of PRC tax is necessary, E-House and CRIC will revise this proxy statement/prospectus to describe the proposed deduction or withholding, and E-House will file with the SEC an amendment to its registration statement on Form F-4, which will include the revised proxy statement/prospectus. If, however, the PRC tax authorities were to determine that CRIC should be considered a resident enterprise or that the receipt of the Merger Consideration for CRIC ADSs or CRIC shares should otherwise be subject to PRC tax, then any gain recognized on the receipt of the Merger Consideration for CRIC ADSs or CRIC shares pursuant to the Merger by CRIC ADS holders or CRIC shareholders, respectively, who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10%.

        You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

 MATERIAL CAYMAN ISLANDS TAX CONSEQUENCES OF THE MERGER

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the Cayman Islands government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of the Merger Consideration by CRIC shareholders or CRIC ADS holders under the terms of the Merger Agreement. This is subject to the qualification that (1) Cayman Islands stamp duty may be payable if any original transaction documents, including the Merger Agreement, are brought to or executed in the Cayman Islands; and (2) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger.

IMPORTANT INFORMATION REGARDING E-HOUSE, MERGER SUB AND MR. XIN ZHOU

Overview

E-House (China) Holdings Limited

        E-House was incorporated on August 27, 2004 under the laws of the Cayman Islands as an exempted company with limited liability. E-House is a holding company which carries out its operations through its subsidiaries and consolidated affiliated entities. E-House offers a wide range of services to the real estate industry in China, including primary real estate agency services, secondary real estate brokerage services, real estate information and consulting services, real estate advertising services, real estate promotional event services, real estate online services and real estate investment fund management services. E-House operates through a network of over 9,000 real estate sales professionals, including primary salespeople, secondary real estate brokers and online salespeople. Its service offerings are enhanced by its real estate research staff and the CRIC real estate information and consulting system.

        E-House provides its real estate information and consulting services, real estate online services, real estate advertising services and promotional event services through CRIC, E-House's majority-owned subsidiary. For a description of E-House's role in establishing CRIC and developing CRIC and CRIC's business up to the time of CRIC's initial public offering in October 2009, please see "Item 4. Information on the Company—A. History and Development of the Company" on pages 32 and 33 of CRIC's annual report on Form 20-F for the year ended December 31, 2010, as filed with the SEC on April 26, 2011.

        E-House's principal executive offices are located at 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China, and its telephone number is +86 21 6133 0808. E-House's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

        E-House's ADSs are listed on the NYSE under the symbol "EJ."

CRIC (China) Holdings Limited

        Merger Sub, a Cayman Islands limited liability company, is a direct and wholly owned subsidiary of E-House that was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. As of the date of this prospectus, Merger Sub does not beneficially own any CRIC shares or CRIC ADSs.

        Merger Sub's business offices are located at 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China, and its telephone number is +86 21 6133 0808. Merger Sub's registered office in the Cayman Islands is located at the offices of Offshore Incorporation Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KYI-1112, Cayman Islands.

Mr. Xin Zhou

        Mr. Xin Zhou is a co-founder of E-House, has served as chairman of the E-House board of directors since 2003 and was chief executive officer of E-House from 2003 to 2009. Mr. Zhou is E-House's largest shareholder, beneficially owning 20,555,433 E-House shares as of March 21, 2012, representing 26.0% of the total outstanding E-House shares. Mr. Zhou has also served as the chairman of CRIC's board of directors from 2006 to October 2009 and the co-chairman since October 2009, and CRIC's chief executive officer since September 2009. As of March 21, 2012, Mr. Zhou beneficially owned 4,562,484 CRIC shares (including 1,362,484 CRIC shares underlying CRIC share options which have vested or will vest within 60 days of March 21, 2012), representing 3.2% of CRIC's outstanding CRIC shares.

        The business address of Mr. Zhou is c/o E-House (China) Holdings Limited, 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China. Mr. Zhou's telephone number is +86 (21) 6133 0888. Mr. Zhou is a PRC citizen.

Recent History of the Share Capital of E-House

Share Repurchase Programs

        E-House began repurchasing its ADSs in 2008. In total, three E-House share repurchase programs have been established, with the repurchase of E-House ADSs valued at $41.0 million in total to date. The first two repurchase programs, both publicly announced in 2008, are no longer active. The first plan was publicly announced on August 22, 2008, provided for the repurchase of up to $20.0 million of E-House's ordinary shares, and expired on December 31, 2008. The second plan was publicly announced on December 29, 2008, provided for the repurchase of up to an additional $20.0 million of E-House's ordinary shares, and expired on December 29, 2009.

        E-House's third share repurchase program, which is currently its only active share repurchase program, was approved by the E-House Board in March 2011 and authorizes (but does not obligate) E-House to repurchase up to $50.0 million worth of its ADSs any time up to March 26, 2012. Such repurchases may be made from time to time on the open market at prevailing market prices, in negotiated transactions off the market, in block trades or otherwise. The E-House Board may authorize adjustment of the share repurchase program's terms and size. As of the date of this proxy statement/prospectus, E-House has repurchased $20.0 million worth of its own ADSs under this plan and may repurchase up to an additional $30.0 million worth of its ADSs prior to the expiration date of the repurchase program.

        The table below is a summary of the E-House ADSs repurchased by E-House during the years indicated and as of the date of this proxy statement/prospectus. No E-House ADSs were repurchased except during the months indicated and all ADSs were purchased in the open market.

Period	Total Number of E-House ADSs Purchased	Average Price Paid Per E-House ADS (in $)	Total Number of E-House ADSs Purchased as Part of Publicly Announced Plans	Value of E-House ADSs Purchased on Such Dates (in $)
2008
November 24-28	524,575	$5.52	524,575	$2,895,654
December 1-31	2,442,603	$7.00	2,442,603	$17,098,221
2009
January 14-21	158,274	$5.97	158,274	$944,896
2011
May 17	21,100	$9.98	21,100	$210,578
June 1-30	728,800	$9.38	728,800	$6,836,144
July 1-27	1,260,000	$8.56	1,260,000	$10,785,600
September 22-30	163,100	$5.85	163,100	$954,135
October 3-5	226,000	$5.36	226,000	$1,211,360

Total	5,524,452	—	5,524,452	$40,936,588

Changes in Share Capital of E-House

        E-House has not increased its share capital during the last three years.

Convertible or Exchangeable Securities

        E-House has not issued convertible or exchangeable bonds, warrants, options or other securities granting rights to E-House shares, other than granting restricted shares and options to purchase E-House shares to certain of E-House's directors, executive officers and employees under E-House's share incentive plan.

Certain Information Regarding E-House

        Set forth below is information about the name and title of each executive officer and director of E-House, his or her business address, present principal employment and citizenship.

Name	Business Address	Present Principal Employment	Citizenship
Xin Zhou	17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China	Executive Chairman	PRC
Jianjun Zang	17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China	Director and Acting Chief Executive Officer	PRC
Neil Nanpeng Shen	Suite 2215, 22/F, Two Pacific Place, 88 Queensway Road, Hong Kong	Director	Hong Kong
Canhao Huang	Room 1706, 17/F, Two Exchange Square, Central, Hong Kong	Director	PRC
Bing Xiang	Cheung Kong Graduate School of Business, 3/F, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Beijing 100738, People's Republic of China	Independent Director	Hong Kong
Hongchao Zhu	Shanghai United Law Firm Suite 1405-1410, China Insurance Building, No. 166 East Lujiazui Road, Pudong District, Shanghai 200120, People's Republic of China	Independent Director	PRC
May Wu	Home Inns & Hotels Management Inc. No. 124 Caobao Road, Xuhui District Shanghai 200235, People's Republic of China	Independent Director	U.S.

Name	Business Address	Present Principal Employment	Citizenship
Jeffrey Zhijie Zeng	c/o Kaixin Investment, Suite 2205, Raffles City Beijing Office Tower, No. 1 Dong Zhi Men South Street, Dong Cheng District, Beijing 100007, People's Republic of China	Independent Director	PRC
Yunchang Gu	China Real Estate Research, Building No. 1, No. 22 Yard, Baiwanzhuang Street, Xicheng District, Beijing 100037, People's Republic of China	Independent Director	PRC
Li-Lan Cheng	17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China	Chief Financial Officer	U.S.

        Additional background information on the directors and executive of E-House is set forth in "Item 6. Directors, Senior Management and Employees" of E-House's annual report on Form 20-F for the fiscal year ended December 31, 2010 as filed with the SEC on April 26, 2011, and is incorporated herein by reference.

        During the last five years, none of E-House or, to its knowledge, any of its directors, executive officers or controlling shareholders, has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Certain Information Regarding Merger Sub

        E-House is the sole director of Merger Sub. The business address of E-House is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China

        During the last five years, neither Merger Sub nor its sole director, E-House, has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Certain Information Regarding Mr. Xin Zhou

        See "Important Information Regarding CRIC—Directors and Executive Officers of CRIC—Biographies of Directors and Executive Officers of CRIC" on page 188 for a summary of the material occupations, positions, offices and employment which Mr. Xin Zhou currently holds and has held for the past five years. Mr. Zhou is a PRC citizen.

        During the last five years, Mr. Zhou has not been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

 IMPORTANT INFORMATION REGARDING CRIC

Description of the Business of CRIC

A.    History and Development of CRIC

        CRIC was incorporated on August 21, 2008 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands.

        CRIC's parent company, E-House, began developing the CRIC system in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC (China) Information Technology Co., Ltd. ("CRIC BVI"), in the British Virgin Islands. In July 2006, E-House, through CRIC BVI, established a new PRC subsidiary, Shanghai CRIC, and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Shanghai CRIC began commercializing the CRIC system and offering real estate information and consulting services in 2006.

        Shanghai CRIC began offering real estate advertising services in 2008 through a newly acquired consolidated affiliated entity in China, Tian Zhuo, and its subsidiaries. Shanghai CRIC gained control and became the primary beneficiary of Tian Zhuo through a series of contractual arrangements with Tian Zhuo and its then sole shareholder, Mr. Xin Zhou, who is also CRIC's co-chairman and chief executive officer and the executive chairman of E-House.

        In April 2008, CRIC BVI, through CRIC's subsidiary E-House (China) Information Technology Service Limited, or EIT, together with SINA formed a joint venture, COHT, to build and operate a leading real estate website in China. EIT held 34% of the equity interest in the joint venture.

        E-House incorporated CRIC in the Cayman Islands in August 2008 and transferred all of the outstanding shares of CRIC BVI to CRIC in October 2008.

        On July 23, 2009, CRIC entered into a share purchase agreement with SINA, as amended on September 29, 2009, pursuant to which CRIC acquired SINA's 66% equity interest in COHT in exchange for issuing to SINA 47,666,667 CRIC shares.

        On October 16, 2009, the CRIC ADSs began trading on the NASDAQ under the ticker symbol "CRIC." Including the exercise of an over-allotment option, CRIC issued a total of 20,700,000 CRIC ADSs, representing 20,700,000 CRIC shares, at an initial offering price of $12.00 per CRIC ADS. Concurrent with completion of the IPO, CRIC also completed the merger with SINA's real estate online business. Following these transactions, E-House remained the majority shareholder of CRIC holding 50.04% of the total outstanding CRIC shares, and SINA became CRIC's second largest shareholder holding, 33.35% of the total outstanding CRIC shares. As of the date of this proxy statement/prospectus, E-House beneficially owned 54.1% of the total outstanding CRIC shares.

        Pursuant to the Merger Agreement, dated December 28, 2011, by and among E-House, Merger Sub and CRIC, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CRIC, with CRIC continuing as the surviving company and a wholly owned subsidiary of E-House. A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus and a summary of the material terms of the Merger Agreement, including the Merger Consideration, is set forth in the section headed "The Merger Agreement, the Plan of Merger and the Merger." The Merger will not be completed unless CRIC shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the EGM and certain other closing conditions are fulfilled.

        CRIC's principal executive offices are located at No. 383 Guangyan Road, Shanghai 200072, People's Republic of China. CRIC's telephone number at this address is (86-21) 6086-7500. In addition, CRIC has offices in 51 other cities in China. CRIC's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. CRIC's agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

B.    Business Overview

Overview

        CRIC is a leading provider of real estate information, consulting, advertising and promotional event services in China. CRIC also operates a leading real estate online business in China, which, prior to CRIC's IPO in October 2009, was majority-owned and operated by SINA, a leading online media company in China. CRIC is a subsidiary of E-House, a leading real estate services company in China listed on the NYSE.

        CRIC operates its proprietary CRIC system, which is an advanced and comprehensive real estate information database and analysis system. Prior to July 2006, the CRIC system had been used as an internal resource to support E-House's real estate agency and brokerage services as well as information and consulting services. E-House began to commercialize the CRIC system in July 2006 by selling subscriptions through Shanghai CRIC, and Shanghai CRIC (and later CRIC) has generated revenues from real estate information services since then. E-House began offering and generating revenues from real estate consulting services through various subsidiaries between 2002 and 2005, and, beginning in 2006, these services have been provided through CRIC's main operating subsidiary, Shanghai CRIC. CRIC began to provide real estate advertising services in 2008. In April 2010, Shanghai CRIC acquired 55% of the equity of Shanghai Dehu, a promotional event provider, and CRIC began offering real estate promotional event services. CRIC's major clients for these services primarily include real estate developers in China.

        In October 2009, CRIC acquired SINA's real estate online business and SINA became a significant shareholder of CRIC. CRIC operates a leading real estate online business in China that provides region-specific real estate news and information, property data and access to online communities via local websites covering 174 cities across China as of September 30, 2011. CRIC's real estate online operations serve multiple participants in the real estate industry value chain, including developers, suppliers, agents, brokers, service providers and individual consumers, allowing CRIC to further capitalize on its CRIC system and the knowledge and experience it and SINA have gained in serving China's real estate industry.

The CRIC System

        CRIC's parent company, E-House, began developing the CRIC system in 2002, initially to support its primary and secondary real estate agency services. Over the years, CRIC has compiled vast amounts of real estate-related information in the CRIC system, including data on specific real estate development projects and parcels of land, real estate-related news, macroeconomic, demographic and real estate industry-specific statistics, and research reports about the real estate industry in China. The CRIC system was built using in-house capabilities and CRIC holds copyright registrations in China that cover the core software developed by CRIC. CRIC believes that its CRIC system is the most comprehensive real estate information database and analysis system in China.

Structure and Functionality

        Information in the CRIC system is organized into four broad categories: data on specific developments, research reports, statistics and news. Each category has its separate searchable database. In addition, CRIC has created sub-databases to cover specific subject matters, such as an enterprise database, a project database and a media database. In the first quarter of 2010, CRIC also developed a derivative product of the CRIC system, the CRIC Investor Edition, which provides information on publicly traded developers, macro real estate data and reports. In addition, CRIC improved the pre-existing CRIC land database in 2010 and separated it into a stand-alone database product, which aims to provide up-to-date information on land transactions nationwide.

        Data on Specific Developments.    For each real estate development covered in the CRIC system, the database contains some or all of the following types of information:

  •
  Detailed information about the development itself.  Depending on the nature of the development as residential, office or commercial, this type of information may cover the development's location, including street address, names of the roads surrounding it, and marking on a two-dimensional digital map, number and type of buildings in the development, total construction area, property developer, sales agents, property manager, monthly management fee, construction start date, sale start date, average selling or rental price per square meter, construction materials, plot ratio, percentage of green space, number of parking spaces, key equipment used in the building, key tenants, and other information.

  •
  Primary sales information.  For residential developments and some office and commercial developments, CRIC's database contains transaction information on the initial sales of the units in a development. Such information generally includes total gross floor area sold, number of units sold, average selling price per square meter, transaction dates and prices of individual units and total transaction value on a monthly basis during the primary sales period.

  •
  Photographs.  Depending on the nature of the development, the database generally contains photographs of the development, model units, public space inside and outside a building, and the surrounding areas. For some residential developments, there are also scanned images of floor plans of the units within the building. In addition, CRIC has satellite images for each city covered by its database.

  •
  Advertising spending.  For many developments, the database includes data on the developers' advertising spending in connection with the marketing of the projects, including statistics on spending on print, television and outdoor media advertising.

  •
  Surrounding areas.  The database also allows users to search for other real estate developments, land for development and certain facilities, such as mass transit stations, retail establishments, hospitals and schools, in the surrounding area of a development.

        Users can search for information on a particular development either through a keyword search or, if the user knows the approximate location of the development, by clicking on the corresponding marking of the development on a satellite image. Once a particular development has been identified, the CRIC system allows users to search for other real estate developments, land for development and certain facilities in the surrounding area of the development. Using the advanced search function, users can also search for and obtain a list of all properties in a particular city that meet various standards set by the user. In addition, users can use an assortment of tools built into the software, and can sort and generate reports based on an array of search fields.

        Research Reports.    There are two principal types of research reports in the CRIC system: (1) topical studies that focus on specific topics in the real estate industry, such as general market conditions, case studies of specific development projects, marketing and advertising analyses, regulatory developments, and consumer studies, and (2) periodic reports that generally focus on market conditions in specific cities during the reporting period and are issued on a daily, weekly, monthly, quarterly or annual basis. The research reports in the CRIC system have been written either by CRIC's own research staff or by researchers at the E-House Research and Training Institute and licensed for use in CRIC's database. Users can conduct keyword searches in the research report database.

        Statistics.    The statistics contained in the CRIC system include various macroeconomic and demographic data at both the national level and the city level, such as population, gross domestic product, per capita disposable income, per capita consumption and savings. The database also contains a wide variety of statistics specifically related to the real estate industry, at both the national level and the city level. The real estate-related statistics include (1) investment data, such as total investment in fixed assets, total amount and average price of land sold through public bidding, auction and listing, and total amount of foreign investments in real estate assets or properties, and (2) transaction data, such as total gross floor area, total transaction value and average selling price per square meter of residential, office and commercial developments. Users can generate statistical reports by selecting various criteria from a menu of options and then download the report directly into a spreadsheet file.

        News.    The news articles in CRIC's database cover a wide range of real estate-related topics from general economic, market and regulatory environments to specific development projects and real estate companies. Users can browse the news by topics or conduct keyword searches in the database.

Data Collection

        CRIC has a team of dedicated data collection employees and has developed standardized data collection procedures to ensure the accuracy, consistency and timeliness of the data entered into the CRIC system. As of September 30, 2011, CRIC had 345 data collection employees. CRIC's data collection employees undergo extensive training so that CRIC can consistently implement standardized methods and processes in its data collection efforts across different developments in different cities.

        CRIC collects data for the CRIC system from multiple sources. Detailed information about specific developments or parcels of land is generally obtained from the developers or through on-site inspections conducted by CRIC's data collection team. CRIC purchases most photographs of the developments and the surrounding areas from third-party providers and, as part of their on-site inspections, CRIC's data collection staff also takes some photographs of the developments and the surrounding areas. CRIC collects primary sales information either from public records, such as publications by local government agencies, or from third-party service providers or other sources. The two-dimensional digital maps used in the CRIC system are licensed from third-party service providers. The licensing agreements grant CRIC a non-exclusive license to use the maps in its database in connection with the provision of its services. The satellite images used in the CRIC system were purchased from third-party service providers. CRIC purchases the statistical data included in its CRIC system from independent service providers, who generally compile the data based on publicly available statistics published by relevant governmental agencies.

        While CRIC strives to obtain the rights to use and reproduce copyrighted materials in its CRIC system from the copyright holders, CRIC cannot assure you that it is always able to do so. See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Copyright infringement and other intellectual property claims against us may adversely affect our business and our ability to operate our CRIC system" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

Quality Controls and Data Updating

        CRIC uses both automated and non-automated quality control procedures to ensure the accuracy of the data entered into its CRIC system. CRIC's proprietary software tools automatically check for outdated information, incomplete data fields or conflicting data entries. CRIC also monitors entries to critical fields of information to ensure that all information is kept in compliance with its standard definitions and methodology. CRIC's non-automated quality control procedures primarily consist of daily audits of a sample of data entered into its system. CRIC provides ongoing training to its data collection team to ensure that they collect and compile data in accordance with its standardized procedures. In addition, one of the most important and effective quality control measures CRIC relies on is feedback provided by its subscriber clients.

        CRIC updates the information in the CRIC system from time to time in order to maintain the accuracy of such information. The frequency of the updates generally varies from daily to quarterly depending on the type of the information, availability of updated information and clients' demands. CRIC has also developed software tools to automate the updating process for primary sales information in certain major cities. These data, which CRIC's software tools can automatically scan and upload into the CRIC system, are usually published online by the local government agencies.

        Shanghai CRIC, CRIC's principal operating subsidiary, was granted ISO 9001:2008 certification for its systems and services in 2011. This certification is valid from 2011 to 2014 and certifies that Shanghai CRIC applies formalized business processes that meet the ISO 9001:2008 standard maintained by the International Organization for Standardization.

System Protection

        CRIC maintains a comprehensive information technology manual that provides for detailed policies and procedures for the protection of CRIC's information technology system, including data backup procedures, anti-virus and anti-hacking procedures, procedures for dealing with emergencies and catastrophes, and network and hardware maintenance policies. CRIC's computer servers perform automatic data backups on a regular basis. In addition, CRIC periodically conducts manual backups of all data onto CDs and store the CDs in a secure off-site location. CRIC continually monitors its CRIC system in an effort to detect and prevent unauthorized access while ensuring fast and reliable access by its clients. CRIC's main servers are located in the Internet data centers of a local telecommunications carrier in Shanghai. In the event of a system breakdown of CRIC's main servers, its backup servers can be operational within 30 minutes.

Services

        CRIC provides the following principal types of services: subscription-based real estate information services, project-based real estate consulting services, real estate advertising services, real estate promotional event services and real estate online services. Over time, CRIC intends to enhance its existing services and offer additional services that further capitalize on the CRIC system to serve the evolving needs of its existing and new clients. As of September 30, 2011, CRIC's network consisted of its headquarters in Shanghai and branch offices in 51 cities. In addition, CRIC collects data in 31 additional cities.

Real Estate Information Services

        CRIC provides two levels of real estate information services relying upon its CRIC system: data subscription services and data integration services.

        Data Subscription Services.    CRIC markets and sells, on a subscription basis, the use of its CRIC system. Because information in its CRIC system is organized by cities, clients can tailor subscriptions to their own needs by subscribing only to information relating to particular cities. Under CRIC's agreements with clients for data subscription services, clients typically agree to pay a fixed annual subscription fee at the beginning of the contract term in exchange for a non-exclusive right to use the CRIC system during the term of the agreement, generally one year. Upon the expiration of an agreement, CRIC negotiates with the client for a new agreement, which may include new pricing terms and different coverage. The amount of the subscription fee under an agreement depends on the number of cities and the number of subscription accounts covered under the agreement. For some valued clients whose subscriptions cover multiple cities, CRIC offers a discount from the amount that it otherwise would charge for similar coverage on an individual city basis.

        Prior to 2009, clients could only access the CRIC system through terminals installed on their premises. At the beginning of 2009, CRIC stopped using terminals and launched an upgraded version of the CRIC system which allows subscribers to access the CRIC system via the Internet from their own computers by installing a logon interface software. Once the installation is completed, the subscriber can access the CRIC system using an assigned user ID and password. Each subscriber account can only be used on one computer. Therefore, clients that want access to CRIC's system from multiple computers need to set up and pay for multiple subscription accounts.

        Data Integration Services.    In addition to basic subscriptions, CRIC also offers data integration services by leveraging the information and data contained in its CRIC system and its flexible design and analytical capabilities. These premium services include, in addition to access to the CRIC system, periodic research reports and analysis that suit the specific needs and requirements of individual clients. These reports are delivered in electronic or paper format on a daily, weekly, monthly, quarterly or annual basis and may include analysis of real estate developments and transactions for a city, a district, or individual developers and projects, or analysis of periodic trends in transaction volume and price.

        CRIC believes that its data integration services create value for its clients by helping them monitor competitors' development projects, gather market intelligence needed for their decision-making process, and otherwise follow the latest developments in the real estate industry. CRIC's agreements with clients for data integration services generally have a minimum term of three months and require the clients to pay a fixed monthly or quarterly subscription fee. The amount of the subscription fee under an agreement depends on the type and frequency of the reports required by the client. CRIC often offers its data integration services together with its solution consulting services described below as a bundled package.

Real Estate Consulting Services

        CRIC provides real estate consulting services tailored to meet the needs of real estate developer clients at various stages of the project development and sales process and other clients with particular requests and needs. CRIC's consulting services include services designed to help real estate developer clients formulate solutions to meet their specific needs and services designed to facilitate large-scale land or development project purchase and sale transactions. In certain instances, CRIC agrees to a consulting arrangement wherein payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. In other instances, CRIC provides services periodically during the development stage of a real estate project, such as monthly market updates. CRIC offers its services for a wide range of developments, including residential, commercial, office, lodging, industrial, tourism, and cultural developments. The following is a description of some principal types of consulting services CRIC provides.

        Land Acquisition Consulting.    Under applicable PRC law, all usage rights for land to be developed for commercial uses must be granted by way of public bidding, auction or listing. Real estate developers retain CRIC in connection with their proposed acquisition of properties that are in the public bidding, auction or listing process or through negotiated transfers. CRIC provides developers with development potential and risk analysis reports for the properties under consideration, including information such as comparable real estate transaction histories, potential target market for the development project or projected price. CRIC also provides consultancy services to land owners to market the land to developers and introduce developers to land owners.

        Real Estate Development Consulting.    CRIC offers a variety of services to developers who have obtained land development rights. CRIC provides project feasibility studies that include general information on market conditions and trends and information concerning the demographics and the existing and projected amenities in the area where the project will be located. CRIC also provides a comprehensive analysis of the real estate transaction history of nearby development projects, including average selling price and sales activities, marketing and advertising campaigns employed, amenities and services offered, and demographics targeted by these projects. CRIC works with developers to define the targeted demographic and determine the floor plan, optimal unit size, price schedule, interior and landscaping design criteria, construction material, and the services and amenities for each development phase.

        Marketing Consulting.    CRIC offers marketing and advertising consulting services, either on a stand-alone basis or as part of a comprehensive consulting services package, to developers. Under these engagements, CRIC analyzes the characteristics of the development project and the target market and prepares a report that describes its advice on both overall marketing and advertising strategy, and specific marketing and advertising plans for various phases of the development. If requested, CRIC can also assist the developer client in selecting and supervising third-party marketing and advertising companies to implement the marketing and advertising plans.

        Comprehensive Solution Consulting.    CRIC offers consulting services that aim to help clients develop comprehensive plans for their development projects. In these engagements, CRIC works closely with designated client staff to prepare a detailed consulting report that sets forth CRIC's advice on the entire development and, if applicable, the post-completion operation process, ranging from overall development strategies and plans to architectural design, marketing and advertising strategies to operating and profit models.

Real Estate Advertising Services

        CRIC began to offer real estate advertising design and sales services primarily to real estate developers in 2008 through its consolidated affiliated entity in China, Tian Zhuo, and Tian Zhuo's subsidiaries. In September 2008, CRIC acquired a 60% interest in Wushi Consolidated (Beijing) Advertising Media Co., Ltd. or Wushi Advertising, which provides real estate advertising design services to developers.

        CRIC currently provides real estate advertising design services in 13 cities in China. In addition, beginning in 2009 in Shanghai, CRIC has been making wholesale purchases of advertising space in print and other media and reselling them to CRIC's developer clients. CRIC plans to offer real estate advertising services in more cities and expand its operations in the cities in which it currently offers such services. CRIC believes that its entry into the real estate advertising market provides it with an additional tool to offer integrated services to its real estate developer clients and enable it to capitalize on a growing demand by real estate developers for advertising services.

Real Estate Promotional Event Services

        In April 2010, CRIC injected $0.8 million in Shanghai Dehu, a public relations consulting company, in exchange for a 55% equity interest. Through Shanghai Dehu, CRIC offers real estate promotional event services to its various clients. CRIC's promotional event services include securing venues, hiring caterers and other service providers, formulation event themes and inviting speakers and guests for real estate promotional events.

Real estate online services

History

        CRIC's real estate online services originated primarily from real estate-focused channels originated under SINA, a leading online media company in China, which is independent from CRIC. On January 1, 2008, SINA started to reorganize its real estate and home furnishing channels and online real estate advertising business into a separate unit with its own legal entities, management team, advertising operations, systems and physical facilities. The reorganization was completed on April 1, 2008 with the formation of a joint venture, COHT, between SINA and CRIC. SINA contributed $2.5 million in cash, certain assets and the rights to operate its real estate and home furnishing channels for a period of ten years. The rights include the licenses granted to COHT to use SINA's trademark, domain name, portal technologies and certain software. CRIC contributed $2.5 million in cash and a ten-year license to use the database in the CRIC system. CRIC and SINA beneficially owned 34% and 66% of COHT, respectively.

        SINA entered into an agency agreement with COHT under which, for three years starting from April 1, 2008, COHT would be the exclusive advertising agent of SINA's channels other than its real estate and home furnishing channels, or SINA's non-real estate channels, for advertising sold to real estate advertisers. Under the agency agreement, COHT provided SINA with a minimum guarantee for advertising sold from SINA's non-real estate channels.

        On July 23, 2009, CRIC and SINA entered into a share purchase agreement, as amended on September 29, 2009, pursuant to which CRIC acquired SINA's 66% equity interest in COHT in exchange for issuing to SINA 47,666,667 CRIC shares. CRIC, E-House and SINA also entered into a shareholders agreement and a registration rights agreement in October 2009. SINA and COHT entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which became effective after the completion of CRIC's acquisition of SINA's equity interests in COHT. For more information, see "Related Party Transactions—CRIC Related Party Transactions—Transactions and Agreements with SINA and COHT" beginning on page 201 in this proxy statement/prospectus.

        Since completion of CRIC's acquisition of SINA's real estate online business in October 2009, CRIC, through COHT, has been operating its real estate online business as described below and SINA has stopped independently operating a real estate online business.

        Apart from the real estate online business acquired from SINA, CRIC also developed its own real estate online business. In 2008, CRIC began assembling an Internet business targeting different participants in the real estate industry in China, through both self development and acquisitions. CRIC believes that its Internet operations will allow it to further capitalize on its CRIC system and the knowledge and expertise it has developed in the real estate services industry to explore new growth opportunities.

        The online real estate channels CRIC acquired from SINA, combined with its previously self-developed real estate online business, comprise a leading real estate online business in China and provide region-specific real estate news and information, property data and access to online communities to real estate consumers and participants via local websites covering 174 cities across China as of September 30, 2011. Leveraging SINA's strong brand recognition and market influence in China's online space and its large user base, CRIC's real estate online business enables real estate advertisers to reach target audiences in most of China's major cities. CRIC's real estate online business derives substantially all of its revenues from sales of online advertising.

        As of September 30, 2011, CRIC's real estate online services business directly operated offices in 34 major cities that have relatively large populations and good potential for real estate advertising. In addition, CRIC cooperates with local hosting partners to operate local real estate websites in 140 other cities across China. CRIC's local presence in each of these cities allows it to tailor its advertising offerings to local conditions and the needs of local real estate developers, agents, brokers, suppliers, service providers and individual consumers. CRIC intends to continue to expand the real estate online advertising business into more cities across China.

Real Estate Websites

        CRIC entered into a domain name and content license agreement with SINA under which house.sina.com.cn and jiaju.sina.com.cn, among others, were licensed to CRIC. CRIC also entered into a trademark license agreement with SINA under which CRIC was granted a non-exclusive license to use three SINA trademarks and an exclusive license to use two SINA Leju trademarks through websites located at www.leju.com and the channels located at house.sina.com.cn and jiaju.sina.com.cn. SINA launched the SINA Leju brand after the formation of the joint venture and www.leju.com is currently a gateway to CRIC's real estate and home furnishing channels, as well as the gateway to

SINA's real estate online communities. Users may also directly access the real estate channel via house.sina.com.cn and the home furnishing channel via jiaju.sina.com.cn. In addition, users may access the real estate and home furnishing channels through SINA's home page at www.sina.com.cn. Users can access the content on these websites using their computers or other Internet-enabled devices.

        The real estate channel licensed to CRIC by SINA provides news, information and property data for the primary, secondary and rental real estate markets covering 174 cities across China as of September 30, 2011. In addition to offering a large portfolio of news content from well-known Chinese media as well as local media, the real estate channel also provides other useful information in the form of published content, such as how-to guides for buyers, sellers and owners of properties, and user-generated contents from online communities such as discussion forums. Leveraging the database from CRIC's proprietary CRIC system, the real estate channel also enables real estate consumers to readily access certain property data and real estate transaction information through a user-friendly search tool. The home furnishing channel licensed to CRIC by SINA contains information on suppliers and providers of home furnishing and improvement products and services as well as do-it-yourself projects related to home furnishing, decoration and remodeling. It also provides search tools that allow users to search for specific businesses by area of expertise or product or service category.

        In addition, CRIC has integrated its previously owned real estate online business, including the following websites, with those licensed from SINA:

        dichan.sina.com.cn.    Previously known as www.dichan.com, this website was launched in January 2009. It leverages the information in the CRIC system and the expertise of CRIC's research staff, and is designed to be an online information center for real estate industry professionals. It provides real estate-related news and statistical data, a real estate knowledge library that contains various research reports, an online community that includes both interest-based forums and blogs, and an online business-to-business marketplace. Much of the information presented on this website, such as real estate-related news, statistical data and research reports, comes from the CRIC system. A number of CRIC's research professionals also write regular columns and blogs for this website.

        fangyou.sina.com.cn and www.fangyou.com.    SINA Fangyou Online, previously known as Fangyou Online, at fangyou.sina.com.cn and www.fangyou.com, is designed specifically for real estate agents and brokers to establish online shop fronts, list secondary properties for sale or for rent, manage their listings and exchange information with each other. The www.fangyou.com website was initially developed by Shenzhen Fangyou Software Technology Co., Ltd., or Fangyou Software, a software company specializing in the development of software management systems for real estate agencies and brokerages. CRIC acquired Fangyou Software in July 2009. Its software management systems are being used by approximately 20,000 real estate agencies and brokerages in China. Leveraging its existing user base, Fangyou Software launched Fangyou Online in 2008. In addition to allowing registered users to list secondary property information, CRIC has also built its own database of secondary properties for sale or for rent and post such information on the website. Since being integrated with the real estate online business CRIC acquired from SINA, CRIC has set up additional functions to allow individual consumers to post their secondary properties for sale on the website, and added Q&A contents relating to real estate purchase, sale and rental to help users understand local real estate rules and regulations, obtain mortgage rate information and provide tools for mortgage and tax calculations.

        business.dichan.com.    This website, previously known as www.winfang.com, is designed to be an online business-to-business marketplace primarily for suppliers and service providers to the real estate industry. Registered users can post information about their products and services, including written descriptions, pictures and photographs. Real estate developers can browse or conduct searches on the website looking for potential suppliers and service providers. This website was previously operated by Guangzhou Integrated, a provider of real estate consulting and training services that CRIC acquired in October 2008, and has now been integrated into dichan.sina.com.cn.

        In May 2010, CRIC entered into a strategic cooperation agreement with Baidu, Inc., or Baidu, pursuant to which CRIC has obtained the exclusive right to build and operate all of Baidu's web channels related to real estate and home furnishing, including among others, house.baidu.com, leju.baidu.com and jiaju.baidu.com, and the right to retain all revenues generated from these channels. The term of the strategic cooperation agreement is four years after the launch of such real estate channels on Baidu in August 2010.

        In June 2011, CRIC and Baidu entered into a new strategic partnership agreement, which took effect in August 2011 and which expands the agreements previously entered into between CRIC and Baidu in 2010. Under the new strategic partnership agreement, CRIC has become Baidu's premier strategic online real estate partner and has the exclusive right to sell Baidu's real estate Brand Link product, which is one form of keyword advertising, for a term of three years. In addition, under the new agreement, the two companies will continue their previous cooperation in several other Baidu products, including Baidu Website Promotion, Baidu Encyclopedia, Baidu Knows and Baidu Map, to further expand the online search-based advertising market for the real estate industry.

Services and Features for Users

News and Media

        CRIC's real estate websites offer an extensive source of news and other content related to China's real estate industry, consolidating news feeds from sources such as China Beijing TV Station, China News, China Daily, Nanfang Daily Group, Xinhua Net and Xinhua News Agency. Through CRIC's real estate websites, users have easy access to regularly updated real estate-related news from a large portfolio of reliable national and local sources and varying points of view. In addition, CRIC produces online shows with industry celebrities, featuring discussions with business leaders, government officials and scholars on trends and current events in China's real estate industry. Internet users can interact with program guests on a real-time basis through CRIC's real estate websites. CRIC believes that these online shows provide an effective way to enhance the SINA Leju brand and leadership in the real estate industry while attracting interested consumers to CRIC's real estate websites.

Real Estate Property Database and Search Tools

        With on-the-ground capabilities across China and database support from the CRIC system, CRIC has developed a comprehensive nationwide database of online real estate property listings covering over 174 cities in China as of September 30, 2011.

        Various query criteria, such as pull-down lists for "city," "district," "price range" and "number of rooms," help users narrow their search to specific types of properties. Upon specifying the query parameters and hitting the search button, users are directed to a webpage listing available properties as well as basic information about each individual property, including the location, average quoted selling prices, number of rooms and source of the listing. Users may also access the detailed information on a particular real estate property by clicking on the location of such development on an electronic map of the relevant city.

        The comprehensive property listing database provides individual consumers a valuable source of real estate information regarding primary, secondary and rental properties by allowing individual consumers interested in a specific real estate property to "self-appraise" the value of such property and retrieve price information of comparable properties located in the same or similar neighborhood in which such property is located. Since most cities in China lack residential appraisal services through which individual consumers can obtain the appraised value of a specific real estate property, CRIC believes that the comprehensive property database it offers contributes to the attractiveness of its real estate websites, which in turn increases website traffic and its ability to sell more online advertising to real estate advertisers. Since the formation of CRIC's alliance with Baidu, CRIC has leveraged Baidu's search technology and large user base to allow individual consumers targeted access to the particular real estate properties that they are searching for, connecting potential buyers or renters with CRIC's developer and broker/agent clients.

Online Interactive Community-Oriented Services

        CRIC's real estate websites offer various online interactive community-oriented services that allow users to share personal, anecdotal and other information regarding different aspects of the real estate industry, specific development projects and residential communities, and other subjects. Such services include, among others, electronic bulletin board service forums, a blog platform for users interested in China's real estate market to read and publish original writings, and a podcasting platform allowing users to upload, publish and manage their audio-visual information. CRIC believes that the online interactive community-oriented services offered by the real estate websites are an effective way to create virtual communities of users with a common interest in real estate-related topics and offer more view points on various residential properties and communities across China, which helps foster user loyalty and increases website page views.

Offline Events, Activities and Leju Elite Club Membership

        CRIC periodically organizes offline events and activities for buyers and potential buyers of real estate properties, furniture and home decoration materials, such as site visits to development projects and bulk purchases of real estate properties, furniture and home decoration materials. Participants often enjoy discounts or other preferential treatment from developers and suppliers. Such interactive activities can effectively enhance CRIC's relationship with the real-estate participants as well as increase the attractiveness of CRIC's websites. In addition, CRIC offers a Leju Elite Club membership, a free registration service that allows members to receive regular newsletters via email or short messages on real estate news and promotional updates. CRIC collaborates with commercial banks in the issuance of credit cards to Leju Elite Club members. CRIC also offers an online user hotline to respond to questions from Leju Elite Club members.

Advertising Offerings for Clients

        Substantially all of the revenues of CRIC's real estate online business are generated from sales of online advertising. CRIC's real estate advertising offerings are targeted at participants in China's real estate industry. Real estate advertisers on CRIC's real estate websites primarily include real estate developers, agents and brokers as well as suppliers and providers of home furnishing and improvement products and services.

        CRIC's real estate advertising offerings include online advertising, sponsorship arrangements and virtual showroom. Online advertising arrangements allow advertisers to place advertisements on particular areas of SINA's websites, in particular formats, such as banners and logos, and over particular periods of time. Sponsorship arrangements allow advertisers to sponsor a particular area on CRIC's websites in exchange for a fixed payment over the contract period. Virtual showroom is a product that allows Internet users to navigate through a virtual version of a property for sale and access live pre-sales support from the developer from CRIC's real estate websites. Online advertising and sponsorship arrangements account for the majority of CRIC's online advertising revenues from its real estate websites. In addition, CRIC's real estate online advertising revenues also include revenue from hosting arrangements, which are derived from outsourcing certain regional sites to local business partners. Revenues from hosting arrangements are on a fixed fee basis and are recognized ratably over the term of the contract. Furthermore, since the establishment of CRIC's Baidu channels through CRIC's cooperation agreement with Baidu, CRIC has started offering search results based advertising to CRIC's developer clients, whereby CRIC's clients pay it based on the number of phone calls generated from CRIC's websites to their sales offices and for setting up relevant website content.

 Clients

        Clients for CRIC's data subscription services primarily consist of real estate developers. In addition, CRIC also serves banks, institutional investors and other financial institutions and appraisers that require real estate market and transaction information to provide their services. Other subscribers include academic and research institutes and national and local governmental agencies that are interested in the macroeconomic implications of CRIC's data, and those in the home design industry or the media industry that are interested in the demographics and real estate statistics and data for a targeted area. Clients for CRIC's data integration services and consulting services are primarily real estate developers.

        For national and regional real estate developers, CRIC has generally maintained business relationships with their local subsidiaries or branches. CRIC enters into different contracts with the local subsidiaries or branches of a developer. The formation or termination of a contract between CRIC and a local subsidiary or branch of a developer generally would have no significant impact on CRIC's business relationships with the other subsidiaries or branches of the same developer. In limited cases, such as CRIC's relationship with Evergrande that is described below, CRIC's business relationships are maintained primarily with the headquarters of the real estate developers.

        CRIC has been working with Evergrande, a large developer in China, since December 2007, when Shanghai CRIC entered into a strategic cooperation agreement with Evergrande with a term of one year. CRIC renewed the agreement for another one year term in December 2008. In December 2009, CRIC was engaged as the exclusive provider of real estate information system and market consulting services to 47 of Evergrande's real estate projects under development and a certain land acquisition project. For each of the projects for which Evergrande has engaged CRIC for information and market consulting services or land acquisition consulting services, CRIC's subsidiary, Shanghai CRIC, entered into a real estate information and market consulting service agreement with a project development company owned by or affiliated with Evergrande. In January 2011, CRIC was again contracted to provide real estate information, consulting and online services for Evergrande's projects throughout China.

        CRIC's top developer client in 2010 was Evergrande, which accounted for 13.6% of CRIC's 2010 total revenues. No other clients accounted for more than 10% of CRIC's total revenues during such period. No clients accounted for more than 10% of CRIC's total revenues for the nine months ended September 30, 2011. See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—To date, a limited number of real estate developers have contributed a substantial portion of our revenues due to the large size of their contracts with us; if we fail to continue to secure large contracts from existing, new or former clients, this could materially and adversely impact our revenues, results of operations and financial condition, or cause fluctuations in our revenues, which may make it difficult to predict our future results of operations" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

        CRIC sells online advertising through both advertising agencies and its direct sales force. A significant majority of CRIC's online advertising revenues have been derived from sales through advertising agencies. In 2010, CRIC's largest advertising agency client contributed approximately 9.1% of CRIC's total revenues. No advertising agency clients accounted for more than 10% of CRIC's total revenues for the nine months ended September 30, 2011.

Sales and Marketing

        As of December 31, 2010, CRIC had 879 sales, marketing and customer support employees located in its head office in Shanghai and branch offices in 40 cities, and as of September 30, 2011, CRIC had 2,002 sales, marketing and customer support employees located in Shanghai and branch offices in 51 cities. The sales staff, which also include customer support employees, are responsible for selling to prospective clients, training new and existing clients, providing ongoing customer support to CRIC database subscribers, renewing existing client contracts, and identifying cross-selling opportunities. In addition, CRIC's sales staff has primary front line responsibility for customer care. CRIC achieves sales primarily through the direct one-on-one sales efforts of its sales employees, who conduct targeted visits to potential clients located in their cities on a daily basis. For large developers, CRIC's sales staff in the head office and in branch offices in cities where a targeted developer has, or is contemplating to start, active projects often make joint efforts to promote CRIC's services. CRIC sets sales targets for the head office and each branch office and set aside a portion of its annual revenue as bonuses to reward its sales staff.

        CRIC's sales strategy is to aggressively attract new clients, while promoting additional, value-added services to existing clients. For example, for those clients that have subscribed only to CRIC's data subscription services, CRIC actively promotes its data integration services and related consulting services. CRIC's online sales strategies include leveraging SINA's strong brand name, CRIC's strength in new and other editorial contents, and its excellent full suite client services. In addition, CRIC also provides intensive training to its sales force so that they can possess and demonstrate the industry expertise necessary to win the confidence of prospective clients.

        As CRIC further expands its operations, CRIC plans to engage in additional marketing and advertising activities to promote its brand recognition and attract new clients, including advertising in real estate industry publications and key word advertising with leading Internet search providers in China.

Seasonality

        CRIC's revenues and net income from its real estate information, consulting, advertising, promotional event and online services have historically been substantially lower during the first quarter than other quarters due to the relatively low level of real estate activity during the winter and the Chinese New Year holiday period.

Competition

        The real estate information and consulting services sector in China is at an early stage of development and is highly fragmented. While CRIC faces competition in each line of real estate information and consulting services it offers, CRIC believes that none of its competitors possesses as comprehensive a real estate information database or as large a team of real estate research professionals as CRIC does.

        In the real estate information services sector, CRIC competes with both national and local real estate information service providers, including soufun.com, an Internet real estate portal that primarily targets consumers but also provides real estate market data as part of its service offerings. In the real estate consulting services market, CRIC competes with international real estate consulting companies, such as DTZ International, CB Richard Ellis, Jones Lang LaSalle and Savills PLC, domestic real estate consulting companies, such as World Union Real Estate Consultancy (China) Ltd., and individual consulting brands. Competition in the real estate information and consulting services sector is primarily based on:

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  quality and depth of the underlying database, including the accuracy and timeliness of the data, breadth of geographic coverage, its ease of use, flexibility and functionality, and services offered;

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  industry expertise and reputation of the research and consulting professionals;

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  quality and breadth of the services offered;

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  client service and support;

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  brand recognition; and

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  overall client experience.

        While some of CRIC's competitors may have more financial and other resources than CRIC does, CRIC believes that the combination of CRIC's proprietary CRIC system and its team of experienced and dedicated research staff distinguishes CRIC from its existing and potential competitors and allows it to compete effectively in the marketplace.

        With regard to CRIC's real estate advertising design business, CRIC competes primarily with local advertising design companies. CRIC's real estate advertising resale business competes primarily with national and local advertising agencies.

        CRIC currently operates one of the largest real estate online businesses in China. The main existing and potential competitors of CRIC's real estate online business include:

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  other general Internet portals, such as sohu.com, that offer competing real estate-related content and that compete for online real estate advertising spending;

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  vertically integrated real estate Internet portals such as soufun.com and anjuke.com;

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  specialized websites focusing on real estate agents, brokers, suppliers and service providers;

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  local websites focusing on the real estate market in single cities;

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  traditional advertising media such as general purpose newspapers, magazines, television and outdoor advertising that compete for overall advertising spending; and

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  specialized media such as real estate magazines and newspapers that focus on, or have sections on, real estate-related products and services.

        CRIC's real estate online business competes with its competitors primarily based on the volume of website traffic, the quality and quantity of real estate listings and other information content, geographic coverage, service offerings and online advertising clients. CRIC also competes for qualified employees with experience in sales, real estate, home products and services, and Internet industries. Some of CRIC's competitors may have a longer operating history, more human and financial resources, and greater access to capital markets. See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—We may face increased competition and, if we are unable to compete successfully, our financial condition and results of operations may be harmed" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

Employees and Training

        CRIC had 947, 1,907 and 3,712 employees as of December 31, 2008, 2009 and 2010, respectively. As of September 30, 2011, CRIC had 5,371 employees, including 2,002 employed in sales and marketing, 2,506 in research and technical services, and 863 in general and administrative services. CRIC considers its relations with its employees to be good.

        CRIC has established policies and procedures for the recruitment, training and evaluation of its employees. CRIC places special emphasis on the training of its employees, whom it considers to be its most valuable assets. All newly hired employees must undergo intensive training during their three-month probation period. CRIC also invites outside experts, including experts from the E-House Research and Training Institute, to provide ongoing classroom training to CRIC's employees. Each department must prepare detailed annual training plans for its employees based on the particular needs of such department. The human resources department is responsible for implementing the training plans, including engaging trainers, preparing training materials, selecting training venues and collecting feedback. CRIC conducts annual performance evaluations for all employees and uses both performance-based bonuses and job promotions as incentives to encourage good performance.

 Facilities

        CRIC's headquarters are located in Shanghai, China, where CRIC leases approximately 9,400 square meters of office space. As of September 30, 2011, CRIC's subsidiaries and branches in 51 cities leased an aggregate of 37,000 square meters of office space.

Legal Proceedings

        CRIC is subject to legal proceedings, investigations and claims incidental to the conduct of its business from time to time. CRIC is not currently a party to, nor is it aware of, any legal proceeding, investigation or claim which, in the opinion of CRIC's management, is likely to have a material adverse effect on CRIC's business, financial condition or results of operations.

Regulation

        CRIC is subject to a number of laws and regulations in China relating to real estate service companies. This section summarizes the principal current PRC laws and regulations relevant to CRIC's business and operations.

Regulation of Real Estate Services Industry

        The principal regulation governing the real estate services industry in China is the Law on Administration of Urban Real Estate issued by the Standing Committee of the National People's Congress in July 1994, as amended. Under this law, real estate services providers include real estate consulting services providers, real estate appraisal services providers and real estate brokerage services providers.

Establishment and Operation of Real Estate Consulting Services Companies

        Under PRC laws, a real estate consulting service company is required to obtain a business license from the State Administration for Industry and Commerce or its competent local branch before it can commence business. In addition, a real estate consulting services company is required to meet certain basic requirements including having fixed premises for providing services, necessary assets and funds and sufficient professional staff.

Foreign Investments in the Real Estate Consulting Business

        Pursuant to the Foreign Investment Industrial Guidance Catalogue, which became effective on December 1, 2007 and its further amended version issued on December 24, 2011 and to be effective on January 30, 2012, the real estate intermediary services industry which includes the real estate consulting business, is among the restricted foreign investment industries. The categorization of a business among the restricted foreign investment industries subjects the business to enhanced regulatory requirements. A real estate consulting business may be 100% foreign-owned.

        CRIC provides real estate consulting services to customers in relation to land acquisition, property development and marketing through its main operating subsidiary, Shanghai CRIC. Shanghai CRIC has obtained its business license and has met the requirements set forth in the aforesaid regulations applicable to companies engaging in real estate consulting services in all material aspects.

Regulations on Internet Information Services

        The provision of content on Internet websites is subject to PRC laws and regulations relating to the telecommunications industry and the Internet, and regulated by various government authorities, including the Ministry of Industry and Information Technology and the State Administration for Industry and Commerce.

        Pursuant to the PRC Regulations on Telecommunication and the Administrative Measures on Operation Licenses for Telecommunication Businesses, which took effect on April 10, 2009, telecommunication services are divided into two categories, namely basic telecommunication services and value-added telecommunication services. Internet information services are classified as value-added telecommunication services and a commercial operator of such services must obtain a value-added telecommunication business operating license from the relevant governmental authorities in order to conduct any commercial Internet content provision operations in China.

        Internet information services are regulated by the Administrative Measures on Internet Information Services, which define "Internet information services" as services that provide information to online users through the Internet. Internet information services are divided into commercial services and non-commercial services. Internet information service providers that provide commercial services are required to obtain an operating license, or ICP license, from the Ministry of Industry and Information Technology or its relevant provincial counterparts. The Administrative Measures on Internet Information Services also provide that anyone who intends to provide Internet information services relating to news, publication, education, medical and health care, pharmaceuticals or medical equipment and certain other matters shall first obtain approval from or make a filing with the competent governmental authorities of the relevant industry as required by relevant laws and regulations.

        Pursuant to the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunication Services issued by the predecessor of the Ministry of Industry and Information Technology, a PRC entity engaged in Internet information services, or its shareholders, must be the owner of the domain names and trademarks it uses for its Internet information services.

        Beijing Leju, COHT's consolidated affiliated entity operating CRIC's online real estate business, has obtained and maintains an ICP license to provide its current internet services. Shanghai Yi Xin, which has not yet commenced its online business operations, is in the process of applying for its ICP license.

        Currently CRIC provides access to its CRIC database through the internet. If the relevant PRC governmental authorities deem this to be a provision of internet information services under applicable PRC laws and regulations, they may require CRIC to obtain an ICP license to continue to providing access to its CRIC database through the internet. CRIC believes, based in part on communications with relevant Shanghai governmental authorities, that its current real estate information services business does not require an ICP license because access to the CRIC database is not offered to the general public. However, if the relevant PRC governmental authorities require CRIC to obtain an ICP license for this business as currently conducted, Shanghai CRIC could be subject to fines and penalties for operating this business without the proper license. Moreover, because wholly foreign-owned enterprises such as Shanghai CRIC are not permitted to hold an ICP license, CRIC would need to restructure its operations to carry out its real estate information services business through the same type of contractual arrangements as CRIC operate its advertising services business. CRIC's real estate information services business would then be subject to the risks associated with this contractual arrangement structure described in "Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements with our consolidated affiliated entities that establish the structure for operating our advertising services business and real estate online business in China do not comply with applicable PRC governmental restrictions on foreign investment, we could be subject to severe penalties" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

Limitations on Foreign Investments in Internet Information Services

        The Rules for the Administration of Foreign Investment in Telecommunication Enterprises set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunications enterprise. Pursuant to these rules, the ultimate capital contribution ratio of the foreign investor or investors in a foreign-invested telecommunications enterprise that provides value-added telecommunications services shall not exceed 50%. In addition, pursuant to the Foreign Investment Industrial Guidance Catalogue, the permitted foreign investment ratio of value-added telecommunications services is no more than 50%. However, for a foreign investor to hold any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating a track record and experience in operating value-added telecommunication business overseas. Moreover, foreign investors that meet these requirements must obtain approval to hold any equity interest in a value-added telecommunication company in China from the Ministry of Industry and Information Technology and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals.

        The Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunication Services reiterates certain provisions under the Rules for the Administration of Foreign Investment in Telecommunications Enterprises. According to the circular, if any foreign investor intends to invest in a PRC telecommunications business, a foreign-invested telecommunications enterprise shall be established and such enterprise shall apply for the relevant telecommunications business licenses. Under the circular, domestic telecommunications enterprises are prohibited from renting, transferring or selling a telecommunications license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct telecommunications business illegally in China.

        CRIC's PRC subsidiaries, which are foreign-invested enterprises under the PRC law, may not carry out commercial operation of Internet information services in China. CRIC currently provides real estate-related internet information services through its contractual arrangements with Beijing Leju and its shareholders and its contractual arrangements with Shanghai Yi Xin and its shareholders. See "Related Party Transactions—CRIC Related Party Transactions—Contractual Arrangements with Beijing Leju" beginning on page 206 in this proxy statement/prospectus.

        In the opinion of Fangda Partners, each of the agreements governed by PRC law among Shanghai SINA Leju, Beijing Leju, Mr. Xudong Zhu and Mr. Zuyu Ding and the agreements among Shanghai Yi Xin, Shanghai Yi Yue Information Technology Co. Ltd. ("Shanghai Yi Yue"), Mr. Zuyu Ding and Mr. Weijie Ma, which establish the structure for operating CRIC's real estate online business, is valid, binding and enforceable in accordance with its terms based on currently effective PRC laws and regulations and will not result in any violation of current PRC laws or regulations.

        Pursuant to applicable PRC laws and regulations, the equity pledges of the shareholders of Beijing Leju and Shanghai Yi Xin under their respective equity pledge agreement must be registered with the relevant government authorities in order for such equity pledges to be enforceable under PRC Law. The registration of the equity pledge of the equity interest in Beijing Leju has been completed and the registration of the equity pledge of the equity interest in Shanghai Yi Xin has not yet been completed. Despite its efforts, CRIC cannot assure you that the shareholders of Shanghai Yi Xin will ever be able to complete such registration. In addition, as advised by Fangda Partners, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities, in particular the Ministry of Industry and Information Technology, will not in the future take a view that is contrary to the opinion of Fangda Partners. As further advised by Fangda Partners, if the PRC government determines that the agreements which establish the structure for operating CRIC's real estate online business do not comply with PRC government restrictions on foreign investment in the Internet information services industry, CRIC could be subject to severe penalties. See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements with our consolidated affiliated entities that establish the structure for operating our advertising services business and real estate online business in China do not comply with applicable PRC governmental restrictions on foreign investment, we could be subject to severe penalties" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

Information Security and Confidentiality of User Information

        Internet activities in China are also regulated and restricted from a state security standpoint. Pursuant to the Decision Regarding the Protection of Internet Security, activities conducted through the Internet are subject to the PRC Criminal Law.

        The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways that, among other things, result in leaks of government secrets or the spread of socially destabilizing content. The Ministry of Public Security and its local counterparts have authority to supervise and inspect domestic websites in this regard. If an Internet information service provider violates these measures, the PRC government may revoke its license and shut down its website.

        The security and confidentiality of Internet users' information are also regulated in China. The Administrative Measures on Internet Information Service require Internet information service providers to maintain an adequate system that protects the security of users' information. The Regulations on Technical Measures of Internet Security Protection require Internet information service providers to utilize certain technical measures for Internet security protection. Moreover, the recent Rules for Regulating the Order in the Market for Internet Information Service issued on December 29, 2011 and to become effective on March 15, 2012 enhance protection of internet users' personal information, which prohibits internet information service providers from unauthorized collection, disclosure or use of personal information of the their users, and requires internet information service providers to take measures to safeguard their users' personal information.

Certain Licenses and Approvals Required for Internet-Based Businesses

        Internet-based businesses in China are highly regulated by the PRC government. Various PRC regulatory authorities, such as the State Council, the Ministry of Industry and Information Technology, the State Administration for Industry and Commerce, the State Press and Publication Administration, the State Administration of Radio, Film and Television and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the Internet-based businesses.

Internet Publishing

        The Provisional Rules for the Administration of Internet Publishing define "Internet publications" as works that are either selected or edited to be published on the Internet or transmitted to end-users through the Internet for the purposes of browsing, reading, using or downloading by the general public. Such works mainly include (1) content or articles formally published by press media such as books, newspapers, periodicals, audio-visual products and electronic publications; and (2) literature, art and articles on natural science, social science, engineering and other topics that have been edited. Under these rules, web portals operators are required to apply to and register with the General Administration for Press and Publication before distributing Internet publications.

Online News Publishing

        The Provisional Regulations for the Administration of Website Operation of News Publication Services and the Provisions for the Administration of Internet News Information Services stipulate that general websites set up by non-news organizations may list news released by certain governmental news agencies if they satisfy the requirements set forth in the foregoing two regulations, but may not publish news items produced by themselves or news sources from elsewhere. The regulations also require the general websites of non-news organizations to be approved by the State Council Information Office before they commence their news-publishing services.

Online Transmission of Audio-Visual Programs

        The Measures for the Administration of Transmission of Audio-Visual Programs through Internet or Other Information Network apply to the opening, broadcasting, integration, transmission or download of audio-visual programs through the Internet. An applicant who is engaged in the business of transmitting audio-visual programs through the Internet shall apply for a license from the State Administration of Radio, Film and Television. Foreign-invested enterprises are not allowed to engage in the above business.

        Pursuant to the Administrative Provisions on Internet Audio-Visual Program Service, which went effective on January 31, 2008, any entity engaged in Internet audio-visual program services must obtain a license from the State Administration of Radio, Film and Television or register with the State Administration of Radio, Film and Television. An applicant for engaging in Internet audio-visual program services must be a state-owned entity or a state-controlled entity with full corporate capacity, and the business to be carried out by the applicant must satisfy the overall planning and guidance catalogue for Internet audio-visual program service determined by the State Administration of Radio, Film and Television. The State Administration of Radio, Film and Television and the Ministry of Industry and Information Technology later clarified in a press conference in February 2008 that privately owned website operators are eligible to apply for Internet audio-visual program service licenses from the State Administration of Radio, Film and Television, if they have been engaged in Internet audio-visual program services since before December 20, 2007, and they had before that date either obtained an operating license for commercial Internet information services or filed for non-commercial Internet information services. The Notice on Relevant Issues Concerning Application and Approval of License for Online Transmission of Audio-visual Programs issued on May 21, 2008 further sets forth detailed provisions concerning the application and approval process regarding Internet audio-visual program service licenses.

Online Cultural Activities

        The Provisional Measures on Administration of Internet Culture promulgated by the Ministry of Culture, as amended on February 27, 2011, classify "online cultural products" as cultural products developed, published and disseminated via the Internet, which mainly include: (1) online cultural products particularly developed for publishing via Internet, such as, among other things, online music and entertainment files, network games, online performing arts and artworks and online animation features and cartoons; and (2) online cultural products converted from music entertainment products, games, performing arts, artworks and animation features and cartoons, and published via the Internet. Entities are required to obtain permits from a provincial counterpart of the Ministry of Culture if they intend to commercially engage in any of the following types of activities: (1) production, duplication, import, sale or broadcasting of online cultural products; (2) publishing of cultural products on the Internet or transmission thereof through information networks such as Internet and mobile network to computers, fixed-line or mobile phones, television sets, gaming consoles or Internet access service sites including Internet cafes for the purpose of browsing, reviewing, using or downloading such products by online users; or (3) exhibitions or contests related to online cultural products.

        Beijing Leju may be required to obtain additional licenses to provide internet information services, such as an internet publication license, an internet news information services license, an internet and network transmission video and audio program license and an internet cultural operating license, if it is deemed by the applicable PRC government authorities to conduct the relevant businesses. If Beijing Leju fails to obtain or maintain any of the required licenses or approvals, its continued business in the internet and advertising industries may subject it to various penalties, including, but not limited to, confiscation of past revenues, fines and the discontinuation or restriction of its operations. Any such disruption in the operations of CRIC's real estate internet business could materially and adversely affect its financial condition and results of operations.

Regulations on Advertising Services

Limitations on Foreign Investments in Advertising

        Under the regulations governing foreign investment in the advertising industry, there is no longer any maximum foreign shareholding percentage restriction applicable to foreign-invested advertising enterprises. However, foreign investors are required to have at least three years prior experience operating an advertising business outside of China as their main business before they may receive approval to directly own a 100% interest in an advertising company in China. Foreign investors with at least two years prior experience operating an advertising business outside China are allowed to establish a joint venture with domestic advertising enterprises to operate an advertising business in China.

        Since CRIC has not been involved in advertising outside of China for the required number of years, CRIC's domestic PRC operating subsidiaries are currently ineligible to apply for the required advertising services licenses in China. CRIC's real estate advertising business is currently mainly provided through its contractual arrangements with its consolidated affiliated entity, Tian Zhuo, and Tian Zhuo's subsidiaries in China. CRIC's subsidiary, Shanghai CRIC, has entered into a series of contractual arrangements with Tian Zhuo and its shareholders. See "Related Party Transactions—CRIC Related Party Transactions—Contractual Arrangements with Tian Zhuo" beginning on page 204 in this proxy statement/prospectus. CRIC also provides real estate advertising business through its contractual arrangements with Beijing Leju and its shareholders. See "Related Party Transactions—CRIC Related Party Transactions—Contractual Arrangements with Beijing Leju" beginning on page 206 in this proxy statement/prospectus.

        In the opinion of Fangda Partners, each of the agreements governed by PRC law between Shanghai CRIC and Tian Zhuo and its shareholders establishing the structure for operating CRIC's PRC advertising services business is valid, binding and enforceable in accordance with its terms based on currently effective PRC laws and regulations, and will not result in any violation of current PRC laws or regulations; and

  •
  Each of the agreements governed by PRC law among Shanghai SINA Leju, Beijing Leju, Mr. Xudong Zhu and Zuyu Ding which establish the structure for operating CRIC's real estate online business, is valid, binding and enforceable in accordance with its terms based on the currently effective PRC laws and regulations, and will not result in any violation of current PRC laws or regulations.

        Pursuant to applicable PRC laws and regulations, the equity pledges of the shareholders of Tian Zhuo and Beijing Leju under their respective equity pledge agreement must be registered with the relevant government authorities in order for such equity pledges to be enforceable under PRC Law. The registration of the equity pledge of the equity interest in Beijing Leju has been completed and the registration of the equity pledge of the equity interest in Tian Zhuo has not yet been completed. Despite its efforts, CRIC cannot assure you that the shareholders of Tian Zhuo will be able to complete such registration procedure.

        In addition, as advised by Fangda Partners, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities, in particular the State Administration for Industry and Commerce (which regulates advertising companies), will not in the future take a view that is contrary to the opinion of Fangda Partners. As further advised by Fangda Partners, if the PRC government determines that the agreements establishing the structure for operating CRIC's PRC advertising business do not comply with PRC government restrictions on foreign investment in the advertising industry, CRIC could be subject to severe penalties. See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements with our consolidated affiliated entities that establish the structure for operating our advertising services business and real estate online business in China do not comply with applicable PRC governmental restrictions on foreign investment, we could be subject to severe penalties" in CRIC's annual report on Form 20-F for the year ended December 31, 2010.

Advertising Services

        The State Administration for Industry and Commerce is responsible for regulating advertising activities in China. The applicable regulations stipulate that companies that engage in advertising activities must obtain from the State Administration for Industry and Commerce or its local branches a business license which specifically includes operating an advertising business within its business scope. As to placing advertisements on the internet, certain local administrations for industry and commerce may require such companies to apply for a license which includes within its business scope placing online advertisements on the internet. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. Each of Tian Zhuo and Beijing Leju, COHT's consolidated affiliated entity operating CRIC's advertising business, has obtained and maintains a business license with advertising business in its business scope to provide its current advertising services.

Advertising Content

        PRC advertising laws, rules and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the State Administration for Industry and Commerce or its local branches may revoke violators' licenses or permits for their advertising business operations. Furthermore, advertisers, advertising agencies or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Operational Matters of the Advertising Business

        Under the PRC Advertising Law entities engaged in the advertising business, must establish and maintain registration, review and filing systems. Advertising fees must be reasonable and rates and fee collection methods must be filed with the PRC Commodity Price Administration and the State Administration for Industry and Commerce for records. Under the Implementation Rules for the Administrative Regulations for Advertising, promulgated by the State Administration for Industry and Commerce, as amended, the advertising agent fee shall not be more than 15% of the advertising fees. The advertising customer must provide relevant documents, including certificates rendered by relevant supervisory administrations before an advertising services provider can deliver or place its advertisements. Based on CRIC's communications with the relevant local counterpart of the PRC Commodity Price Administration and the State Administration for Industry and Commerce, the relevant local government authorities have not yet established a filing procedure to review the advertising fees. If the relevant local government authorities begin to accept filings by companies engaging in an advertising business in the future, Tian Zhuo and Beijing Leju will make the necessary filings with the relevant authorities.

Regulations on Software Development Activities

        The Administrative Measures on Software Products, promulgated by the Ministry of Industry and Information Technology on March 1, 2009, which became effective on April 10, 2009, regulate the development and sale of computer software, software embedded in information systems or equipment provided to users, and computer software in conjunction with computer information systems integration or application services or other technical services in China. The measures prohibit the development, production, sale, export or import of software products that infringe third-party intellectual property rights, contain computer viruses, endanger the safety of computer systems, do not comply with applicable software standards of the PRC, or contain content prohibited by PRC laws and administrative regulations. Software registration institutions entrusted by the local software industry administrative departments are in charge of examining applications for software registration before submitting the application materials to the local software industry administrative department and the Ministry of Industry and Information Technology for filing. The Ministry of Industry and Information Technology will make an announcement regarding software products that have undergone filing and recordation formalities. If no objection is raised during the announcement period, the software product will be registered. The registration is valid for a five-year period and can be renewed.

Regulations on Intellectual Property Rights

Trademarks

        The PRC Trademark Law and its Implementation Regulation give protection to the holders of registered trademarks. The Trademark Office, under the authority of the State Administration for Industry and Commerce, handles trademark registrations and grants rights for a term of ten years for registered trademarks, which may be renewed by the Trademark Office. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use. Trademark license agreements must be filed with the Trademark Office or its regional offices.

        CRIC has applied for trademark registration of "CRIC" and other related trademarks in China. CRIC has successfully registered certain trademarks, such as "Leju" and " " for certain categories. CRIC is currently waiting for registration results from the Trademark Office in regards to the rest of the trademarks it has applied for. However, there is no assurance that CRIC will be able to register such trademarks, or register them with the scope it seeks.

Copyrights

        The PRC Copyright Law extends copyright protection to cover Internet activities and products disseminated over the Internet. Copyrighted software is protected under the Copyright Law and other regulations. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Pursuant to the Regulations on the Protection of Computer Software, anyone who publishes, revises or translates computer software without the owner's approval is subject to civil liability. For the software copyrights of legal persons or other organizations, the term of protection for the software copyright is 50 years, ending on December 31 of the fiftieth year after the first publication of the software. The software copyright owner may follow registration procedures with the software registration institution authorized by the State Bureau of Copyright and obtain a Registration Certificate of Software Copyright, which is prima facie proof of registered copyright ownership.

Trade Secrets

        Under the PRC Anti-Unfair Competition Law, trade secrets refer to technical and business information which are not known to the public, capable of bringing economic benefits to the information proprietor, of utility to the information proprietor, and under confidentiality measures taken by the information proprietor. It will be an infringement on trade secrets if a person: (1) obtains trade secrets by theft, inducement by benefits, duress or other improper means; (2) discloses, uses or permits others to use trade secrets obtained by the means listed in (1); (3) discloses, uses or permits others to use trade secrets in his possession in breach of the agreement with, or the requirements of, the information proprietor for protecting the trade secrets; or (4) obtains, uses or discloses trade secrets if he knows or ought to know such trade secrets were obtained through the illegal activities described above.

Regulations on Foreign Currency Exchange

        The RMB is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, interest and dividend. The conversion of RMB into other currencies and remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by the SAFE or its local office. Unless otherwise approved, domestic enterprises must convert all of their foreign currency proceeds into RMB as required by law.

        Pursuant to the PRC Foreign Exchange Administration Regulations as amended on August 5, 2008 foreign exchange earnings of domestic institutions and individuals may be repatriated into the PRC or deposited overseas. The conditions and time limitations for repatriation into the PRC or deposit overseas shall be specified by the State Council foreign exchange management departments in accordance with the international balance payments situations and the needs of foreign exchange management. Furthermore, foreign exchange earnings under current account items may be retained or sold to financial institutions that conduct the business of settlement, sale and payment of foreign exchange.

        Enterprises in China, including foreign-invested enterprises, that require foreign exchange for transactions relating to current account items, may, without the approval of the SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks, upon presentation of valid receipts and proof. Foreign-invested enterprises that need foreign currencies for the distribution of profits to their shareholders, and Chinese enterprises that, in accordance with regulations, are required to pay dividends to shareholders in foreign currencies, may with the approval of board resolutions on the distribution of profits, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks.

        Convertibility of foreign exchange in respect of capital account items, like direct investment and capital contribution, is still subject to restrictions, including requirements to obtain prior approval from or to complete registration with, SAFE or its competent branch. Restrictions on the convertibility of the RMB for capital account transactions could affect the ability of CRIC's PRC subsidiaries and affiliated PRC operating companies to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from CRIC.

        CRIC's PRC subsidiaries have obtained requisite approvals or performed requisite formalities when processing conversion of foreign exchange under the above regulations.

Regulations on Loans to and Direct Investment in PRC Entities by Offshore Holding Companies

        Pursuant to applicable PRC regulations on foreign debts, loans by foreign companies to their subsidiaries in China, which accordingly are foreign-invested enterprises, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. In addition, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a foreign-invested enterprise is limited to the difference between the total investment and the registered capital of the foreign-invested enterprise. Total investment of a foreign-invested enterprise is the total amount of capital that can be used for the operation of the foreign-invested enterprise, as approved by the Ministry of Commerce or its local counterpart, and may be increased or decreased upon approval by the Ministry of Commerce or its local counterpart. Registered capital of a foreign-invested enterprise is the total amount of capital contributions of the foreign-invested enterprise subscribed to by its shareholders, as approved by the Ministry of Commerce or its local counterpart and registered at the State Administration for Industry and Commerce or its local counterpart.

        Pursuant to applicable PRC regulations on foreign-invested enterprises, capital contributions from a foreign holding company to its PRC subsidiaries, which are considered foreign-invested enterprises, may only be made when approval by the Ministry of Commerce or its local counterpart is obtained. In approving such capital contributions, the Ministry of Commerce or its local counterpart examines the business scope of each foreign-invested enterprise under review to ensure it complies with the Foreign Investment Industrial Guidance Catalogue, which classifies industries in China into three categories: "encouraged foreign investment industries," "restricted foreign investment industries" and "prohibited foreign investment industries."

        CRIC's PRC subsidiaries that are foreign-invested enterprises, such as Shanghai CRIC, are subject to the regulations discussed above. The registered capitals and total investments of CRIC's PRC subsidiaries that are foreign-invested enterprises have been approved by the competent local counterparts of the Ministry of Commerce. None of the CRIC's PRC subsidiaries that are foreign-invested enterprises has borrowed any foreign loan.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

        Pursuant to a SAFE notice that became effective as of November 1, 2005, commonly referred to as Circular No. 75, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch, prior to establishing or assuming control of a special purpose company. A special purpose company refers to an offshore company established or indirectly controlled by PRC residents for the special purpose of carrying out financing of their assets or equity interest in PRC domestic enterprises. The notice applies retroactively. As a result, PRC residents who had established or acquired control of such special purpose companies that previously made onshore investments in China were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. These PRC residents must also amend the registration with the relevant SAFE branch in the following circumstances: (1) the PRC residents have completed the injection of equity investment or assets of a domestic company into the special purpose company; (2) the overseas funding of the special purpose company has been completed; or (3) there is a material change in the capital of the special purpose company. SAFE subsequently issued relevant guidance and rules to its local branches, which standardized more specific and stringent supervision of the SAFE registration under Circular No. 75. Failure to comply with the foreign exchange registration procedures may result in restrictions being imposed on the foreign exchange activities of the violator, including restrictions on the payment of dividends and other distributions to its offshore parent company and the capital inflow from its offshore parent company, and may also subject the violators to penalties under the PRC foreign exchange administration regulations.

        CRIC has requested its beneficial owners who are PRC residents to make the necessary applications, filings and amendments required by the SAFE, in each case before and after the transaction contemplated by the Merger Agreement is consummated. However, CRIC cannot provide any assurance that all of its beneficial owners who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of CRIC's PRC resident beneficial owners to comply with SAFE rules and the registration procedures set forth therein may: subject these beneficial owners or CRIC's PRC subsidiaries to fines and legal sanctions; restrict CRIC's cross-border cash flows; limit the ability of CRIC's PRC subsidiaries' to distribute dividends, repay foreign loans or make other outbound payments; limit CRIC's ability to make capital contributions, or foreign exchange-denominated loans to its PRC subsidiaries or other inbound payments; or otherwise adversely affect CRIC's business. Moreover, failure to comply with SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

        As it is uncertain how the SAFE regulations will be interpreted or implemented, CRIC cannot predict how these regulations will affect its business operations or future strategy. For example, CRIC may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign currency-denominated borrowings, which may adversely affect CRIC's results of operations and financial condition. In addition, if CRIC decides to acquire a PRC domestic company, CRIC cannot assure you that it or the owners of such company will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict CRIC's ability to implement its acquisition strategy and could adversely affect its business and prospects.

Regulations on Employee Share Options

        Under applicable SAFE rules, PRC citizens who are granted shares or share options by an overseas listed company pursuant to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas listed company or any other qualified PRC agent, to register with the SAFE and complete certain other procedures related to the share option or other share incentive plan. For instance, a qualified PRC domestic agent or the PRC subsidiaries of such overseas listed company shall, among other things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the share purchase or share option exercise as PRC domestic individuals may not directly use overseas funds to purchase shares or exercise share options. Such PRC citizen's foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company shall be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC subsidiaries of the overseas listed company or the PRC agent before distribution to such individual. CRIC's PRC citizen employees who have been granted share options, or PRC CRIC share option holders, are subject to the Individual Foreign Exchange Rules. If CRIC or its PRC citizen employees fail to comply with these regulations, CRIC or the PRC CRIC share option holders may be subject to fines and legal sanctions.

        In addition, the State Administration of Taxation has issued certain circulars concerning employee share options. Under these circulars, CRIC's employees working in the PRC who exercise share options will be subject to PRC individual income tax. CRIC's PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If CRIC's employees fail to pay or CRIC fails to withhold their income taxes according to relevant laws and regulations, CRIC may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations on Dividend Distributions

        Under applicable PRC regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Additionally, a wholly foreign-owned enterprise is required, as other enterprises subject to PRC laws, to set aside at least 10% of its after-tax profits each year, if any, to fund statutory reserve funds until the cumulative amount of such funds reaches 50% of its registered capital. For each of CRIC's PRC subsidiaries that has achieved profit under the PRC accounting standards, it has set aside at least 10% of its after-tax profits to meet the statutory reserve requirements. A wholly foreign-owned enterprise may, at its discretion, allocate a portion of its after-tax profits calculated based on the PRC accounting standards to staff welfare and bonus funds. None of CRIC's PRC subsidiaries has set aside its after-tax profits, if any, to fund these discretionary staff welfare and bonus funds. CRIC has not implemented any policy or plan for its PRC subsidiaries to maintain discretionary staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. No dividends have been paid by any of CRIC's PRC subsidiaries that are wholly foreign-owned enterprises. If any of CRIC's PRC subsidiaries distribute dividends in the future, these requirements will apply to each of CRIC's wholly foreign-owned PRC subsidiaries.

C.    Organizational Structure

        The following diagram illustrates CRIC's corporate structure, including its principal operating subsidiaries and consolidated affiliated entities, as of the date of this proxy statement/prospectus:

(1)
Prior to the completion of acquisition of SINA's real estate online business, CRIC and SINA held 34% and 66% equity interests in COHT, respectively. Pursuant to a share purchase agreement CRIC entered into with SINA on July 23, 2009 and amended on September 29, 2009, CRIC acquired SINA's 66% equity interest in COHT and became the 100% shareholder of COHT on October 21, 2009.

(2)
Tian Zhuo is a consolidated affiliated entity established in China in 2008 and is 90% owned by Mr. Xin Zhou, who is also CRIC's co-chairman and chief executive officer and the executive chairman of E-House, and 10% owned by Mr. Xudong Zhu, CRIC's former director and head of CRIC's advertising operations. CRIC effectively controls Tian Zhuo through contractual arrangements. See "Related Party Transactions—CRIC Related Party Transactions—Contractual Arrangements with Tian Zhuo" beginning on page 204 in this proxy statement/prospectus.

(3)
Beijing Leju is a consolidated affiliated entity established in China in 2008 and is 80% owned by Mr. Xudong Zhu, a former director of CRIC and head of CRIC's advertising operations, and 20% owned by Mr. Zuyu Ding, a director of CRIC and CRIC's president. CRIC effectively controls Beijing Leju through contractual arrangements.

D.    Property, Plants and Equipment

        CRIC's headquarters are located in Shanghai, China, where it leases approximately 9,400 square meters of office space. As of September 30, 2011, CRIC's subsidiaries and branches in 51 cities leased an aggregate of 37,000 square meters of office space.

 Directors and Executive Officers of CRIC

Biographies of Directors and Executive Officers of CRIC

        Set forth below is information about the name and title of each executive officer and director of CRIC, a description of their present principal employment, age and citizenship. Except for Mr. Neil Nanpeng Shen and Mr. Xin Zhou, the business address of each of CRIC's executive officers and directors is c/o China Real Estate Information Corporation, Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China. Mr. Shen's business address is Suite 2215, 22/F, Two Pacific Place, 88 Queensway Road, Hong Kong. The business address of Mr. Zhou is c/o E-House (China) Holdings Limited, 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China.

        Mr. Xin Zhou, a 44 year old PRC citizen, has been the chairman of the CRIC board since 2006. He was appointed chief executive officer of CRIC effective September 2009 and has been the co-chairman since October 2009. He is one of the co-founders of CRIC's parent, E-House, and has served as E-House's chairman since 2003 and served as E-House's chief executive officer from 2003 to September 2009. Mr. Zhou has over 19 years of experience in China's real estate industry. From 1997 to 2003, he served as a director and the general manager of Shanghai Real Estate Exchange Co., Ltd., and as the deputy general manager of Shanghai Jinfeng Investments Co., Ltd., a company listed on the Shanghai Stock Exchange. Mr. Zhou also served as the chairman and general manager of Shanghai Wanxin Real Estate Investments Consulting Ltd. from 1994 to 1997. In recognition of his contribution to the development of real estate marketing, brokerage and circulation area in Shanghai and elsewhere in China, Mr. Zhou was awarded the "Special Contribution Award in China's Real Estate Circulation Industry" in 2005, and named one of the "ten most influential people in the real estate services industry in 2005" from China City Property Exposition Commission. Mr. Zhou currently serves as the acting chairman of the Real Estate Broker Professional Committee of the China Real Estate Association. Mr. Zhou received his bachelor's degree from Shanghai Industrial University.

        Mr. Charles Chao, a 46 year old U.S. citizen, has served as the co-chairman of CRIC board since October 2009. Since May 2006, Mr. Chao has served as SINA's director and chief executive officer. Mr. Chao has served as SINA's president since September 2005 and as SINA's chief financial officer from February 2001 to May 2006. He also served as SINA's co-chief operating officer from July 2004 to September 2005, executive vice president from April 2002 to June 2003, and vice president, finance from September 1999 to January 2001. Prior to joining SINA, Mr. Chao served as an experienced audit manager at PricewaterhouseCoopers, LLP in San Jose, California. Mr. Chao is currently a director of Focus Media Holding Limited, an out-of-home media and advertising network company, and an independent director of NetDragon Websoft Inc., a company providing technology for online gaming. Mr. Chao holds a master's degree in professional accounting from the University of Texas at Austin, a master's degree in journalism from the University of Oklahoma and a bachelor's degree in journalism from Fudan University in Shanghai. Mr. Chao is a certified public accountant and a member of the American Institute of Certified Public Accountants.

        Mr. Neil Nanpeng Shen, a 44 year old Hong Kong citizen, has been a director of the CRIC board since October 2009. Mr. Shen is the founding managing partner of Sequoia Capital China and has been with Sequoia Capital China since its inception in October 2005. Mr. Shen co-founded Home Inns & Hotels Management Inc., or Home Inns, a leading economy hotel chain in China, and Ctrip.com International, Ltd., or Ctrip, the largest travel consolidator in China, both listed on NASDAQ. Currently, Mr. Shen is a co-chairman of Home Inns, a director of Ctrip, a director of E-House, the leading real estate service provider in China listed on the NYSE, a director of American Dairy, Inc., an infant milk company listed on the NYSE, a director of Peak Sport Products Co., a sportswear company listed on the Hong Kong Stock Exchange, a director of China Nuokang Bio-Pharmaceutical Inc., a biopharmaceutical company listed on NASDAQ, the chairman of Mecox Lane Limited, an operator of online platform for apparel and accessories listed on NASDAQ, a director of Le Gaga Holdings Limited, a greenhouse vegetable producer listed on NASDAQ, and a director of Qihoo 360 Technology Co. Ltd., an internet company listed on NYSE. Mr. Shen is also an independent director of Focus Media Holding Limited, an out-of-home media and advertising network company listed on NASDAQ, and serves on the boards of a number of private companies based in China. He served as Ctrip's chief financial officer from 2000 to October 2005 and as president from August 2003 to October 2005. Prior to founding Ctrip, Mr. Shen worked for more than eight years in the investment banking industry in New York and Hong Kong. Mr. Shen received a bachelor's degree from Shanghai Jiao Tong University in China and a master's degree from the School of Management at Yale University.

        Ms. Hong Du, a 40 year old PRC citizen, has been a director of the CRIC board since October 2009. Ms. Du has served as SINA's chief operating officer since February 2008. Ms. Du joined SINA in November 1999 and worked in the business development department until April 2004. From May 2004 to January 2005, Ms. Du served as deputy general manager of 1Pai.com, a joint venture between SINA and Yahoo! Ms. Du rejoined SINA in January 2005 and served as its general manager of sales strategy from January 2005 to March 2005, general manager of sales from April 2005 to August 2005, vice president of sales from September 2005 to February 2007 and senior vice president of sales and marketing from February 2007 to February 2008. Ms. Du received a bachelor's degree from Harbin Institute of Technology and a master's degree from San Francisco State University.

        Mr. Zuyu Ding, a 38 year old PRC citizen, has been a director of the CRIC board since March 2011 and the president of CRIC since September 2011, after having served as a co-president of CRIC from September 2009 to September 2011. He was E-House's technology director from 2001 to January 2008. From 2001 to 2005, he served as the vice president of Shanghai Real Estate Sales (Group) Co., Ltd. Prior to that, from 1997 to 2000, he was the manager of the research and development department of Shanghai Real Estate Exchange Co., Ltd., a subsidiary of E-House. Mr. Ding currently also serves as vice principal of the E-House Research and Training Institute, an executive director of the China Real Estate Research Association, secretary-general of the Real Estate Broker Professional Committee Intermediary Committee of China Real Estate Association, and an advisor on the real estate market for the Ministry of Housing and Urban-Rural Development. Mr. Ding received a bachelor's degree from Shanghai East China Normal University and an MBA from Macau University of Science & Technology.

        Mr. Fan Bao, a 41 year old Hong Kong citizen, has been an independent director of CRIC board since October 2009. Mr. Bao is the founder and chief executive officer of China Renaissance Partners, a leading boutique investment bank in China. Prior to founding China Renaissance Partners in 2004, Mr. Bao was the chief strategy officer of AsiaInfo Holdings, Inc., a leading IT service and software company in China. Prior to that, Mr. Bao worked at investment banking divisions with Morgan Stanley and Credit Suisse for seven years. Mr. Bao is an independent director of Sky-mobi Ltd., a wireless internet application and service provider listed on the NASDAQ. Mr. Bao received a bachelor's degree from Fudan University in Shanghai and a master's degree from Norwegian School of Management.

        Mr. David Zhang, a 38 year old U.S. citizen, has been an independent director of CRIC board since October 2009. Since January 2008, Mr. David Zhang has served as the founding managing partner for Matrix Partners China, an early stage technology venture capital firm and oversees all its operations in China. Prior to forming Matrix Partners China, Mr. Zhang served as the managing director and head of the Beijing office for WI Harper Group, where he oversaw all investments, portfolio management and operations in both life sciences and IT in China from January 2004 to January 2008. Mr. Zhang joined WI Harper in late 2001 as an associate in the San Francisco office and moved back to China in 2003. Prior to joining WI Harper, Mr. Zhang worked with ABN AMRO Capital and Salomon Smith Barney (the investment banking arm of Citicorp) successively. Mr. Zhang is an independent director of Focus Media Holding Limited, an out-of-home media and advertising network company, a director of

21 Vianet Group, Inc., a carrier-neutral Internet data center service provider listed on the NASDAQ, and a director of Edan Instruments, Inc., a medical equipment manufacturer listed on the Shenzhen Stock Exchange. Mr. Zhang received his bachelor's degree from California State University, San Francisco and his master's degree from Northwestern University.

        Mr. Ya-Qin Zhang, a 46 year old U.S. citizen, has been an independent director of CRIC board since October 2009. Mr. Zhang serves as corporate vice president of Microsoft Corporation, or Microsoft, leading Microsoft's overall research and development efforts in China. Mr. Zhang joined Microsoft in 1999 and previously served as corporate vice president at Microsoft's Mobile and Embedded Devices Division. Mr. Zhang is one of the founding members of the Microsoft Research Asia lab, where he served as managing director and chief scientist, and he also founded the Advanced Technology Center in 2003. Before joining Microsoft, Mr. Zhang was a director for the Multimedia Technology Laboratory at Sarnoff Corp., and worked as a senior technical staff member for GTE Laboratories Inc. and Contel Corp. Mr. Zhang is an independent director of ChinaCache International Holding Ltd., an Internet content and application delivery service provider which is listed on the NASDAQ. Mr. Zhang received his bachelor's and master's degrees from the University of Science and Technology of China and a Ph.D. from George Washington University.

        Ms. Bin Laurence, a 44 year old U.S. citizen, has served as chief financial officer of CRIC since August 2009. Prior to joining CRIC, Ms. Laurence had been a research analyst at SuttonBrook Capital Management LP, a hedge fund based in New York since 2005. Ms. Laurence served as a director in the distressed assets management division of BMO Financial Group in New York from 2002 to 2004. From 1996 to 2002, she served as an associate and a vice president successively covering the media/communications industry in the leveraged finance division of BMO Financial Group. From 1994 to 1996, Ms. Laurence was an analyst covering the media/communications industry in the investment banking division of Lehman Brothers, Inc. in New York. Ms. Laurence is an independent director of ChinaCache International Holdings Ltd., an Internet content and application delivery service provider which is listed on the NASDAQ. Ms. Laurence received a bachelor's degree from Wellesley College and an MBA from Columbia Business School.

        Ms. Yan Zhang, a 38 year old PRC citizen, has served as a vice president of CRIC since 2006. Prior to joining CRIC, Ms. Zhang had served as the editor-in-chief for the real estate department of Xinmin News 365 since 2005. In 2004, she founded Pioneer House Weekly and served as its deputy editor-in-chief. From 2001 to 2003, she was a director in the real estate department of Chengdu Business Daily. Prior to that and starting in 1999, Ms. Zhang served as a veteran editor in the real estate department of Shenzhen News. Ms. Zhang received a bachelor's degree from Sichuan University and a master's degree from the Social Sciences Academy located in Sichuan Province, China.

        Mr. Zhongmin Jin, a 37 year old PRC citizen, has served as chief operating officer of CRIC's information center since 2006 and a vice president since 2008. Since 2003, Mr. Jin has served as the chief technology officer of Shanghai Real Estate Sales (Group) Co., Ltd. Prior to joining CRIC, Mr. Jin served as the chief technology officer of Shanghai E-House internet Co., Ltd. from 2001 and 2003. From 1999 to 2001, Mr. Jin served as a project manager for Shanghai Meining Computing Co., Ltd. From 1997 to 1999, Mr. Jin was an engineer at the Shanghai branch of Chinese Academy of Sciences. Mr. Jin received a bachelor's degree from Tongji University in Shanghai, China.

        Mr. Yinyu He, a 37 year old PRC citizen, has served as a vice president of CRIC and head of CRIC's online new home division since August 2011. From August 2008 to August 2011, Mr. He served as director of strategic planning for CRIC's online new home division. Prior to joining CRIC, Mr. He was the publisher and chief editor of UBM's InformationWeek China from 2004 to 2008. From 2000 to 2004, Mr. He served as a senior reporter and researcher covering China's information technology, telecommunications, financial and media industries at Interfax China, where he was a founding member. He also worked as a journalist, reporter, commentator and anchor for a number of media outlets, including the China Business Network (CBN), Shanghai Television, Eastern Radio, Securities Herald, Eastday.com and Finance Director magazine (part of The Economist Group). Mr. He received a bachelor's degree in engineering and master's degree in economics from Shanghai University.

        Mr. Xinglong Cui, a 33 year old PRC citizen, has served as a vice president of CRIC since August 2011 and CRIC's director of technology development since July 2008. Mr. Cui has over 10 years of work experience in Internet technology and products. Prior to joining CRIC, Mr. Cui served as chief technology officer for Xplus.com, a digital media and reading platform in China, from 2006 to 2008. From 2004 to 2006, Mr. Cui was responsible for multilingual search, PIM and parallel and utility computing projects at Google Inc. in the United States. Mr. Cui has both a bachelor's degree and master's degree in computer science from Peking University.

        Mr. Xi Yang, a 32 year old PRC citizen, has served as a vice president of CRIC since August 2011 and the chief editor of CRIC's new home online division since March 2008. At present, Mr. Yang is in charge of all of CRIC's online content. Mr. Yang has over ten years of work experience in China's real estate media industry. Prior to joining CRIC, from 2004 to 2008, Mr. Yang was chief editor of Sina Corporation's real estate and home furnishing channels. In 2001, Mr. Yang founded a leading China real estate magazine, New Real Estate, and served as its editorial director until 2004. From 2000 to 2001, Mr. Yang worked as a journalist for a leading Chinese business newspaper, Business Post. Mr. Yang received a bachelor's degree in economic journalism from Beijing Technology and Business University.

        Mr. Dong Wen, a 46 year old PRC citizen, has served as a vice president of CRIC and head of CRIC's online home furnishing division since August 2011. Mr. Wen has over 16 years of work experience in retail and home furnishing and three years of work experience in e-commerce payment industries. Prior to joining CRIC, Mr. Wen served as vice president and head of commercial real estate at Longhu Real Estate Inc. from 2010 to 2011. From 2007 to 2010, Mr. Wen served as president of Lianlian Technology Co., Ltd., a mobile payment services provider in China. From 2002 to 2007, he worked at the home furnishing retailer B&Q Plc (China), where he served as senior vice president, general manager of its southern and northern regions and vice president of purchasing department. Mr. Wen received a degree in economics and business administration from Beijing Technology and Business University.

        Mr. Haiping Ma, a 36 year old PRC citizen, has served as a vice president of CRIC since August 2011. Mr. Ma assists Mr. Xin Zhou in leading CRIC's e-commerce division. Mr. Ma has over 10 years of experience in the information technology and Internet industries. Prior to joining CRIC, Mr. Ma served as director of business development at Shanda Online Holdings Limited, where he was responsible for cooperation strategy, joint game operations, platform operations and key clients support from 2010 to 2011. From 2006 to 2010, Mr. Ma served as senior manager of brand marketing and strategic planning at Baidu Inc. Mr. Ma has a bachelor's degree in international trade from Zhengzhou University.

Additional Information on the Directors and Executive Officers of CRIC

        In considering the recommendation of the CRIC Board that you vote for the approval of the Merger Agreement, you should be aware that members of the CRIC Board and CRIC's executive officers have agreements and arrangements that provide them with interests in the Merger that may differ from, or be in addition to, the interests of other CRIC shareholders. For more information, see "Special Factors—Interests of CRIC's Directors and Executive Officers in the Merger" beginning on page 72.

        During the last five years, none of CRIC or, to its knowledge, any of its directors, executive officers or controlling shareholders has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of the Surviving Company Following the Merger
        The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving company following the Merger, each to hold office in accordance with the articles of association of the surviving company until their respective death, resignation, or removal or until their respective successors are duly elected and qualified. For details of the name, business address, present principal employment and citizenship of each director, please see "Important Information Regarding E-House, Merger Sub and Mr. Xin Zhou—Certain Information Regarding E-House" beginning on page 159.

        E-House plans to appoint executive officers of the surviving company following the completion of the Merger.

Book Value Per Share

        CRIC's book value per share as of December 31, 2010 was $6.88.

Transactions in the CRIC Shares and CRIC ADSs

CRIC's Initial Public Offering and the 2009 Merger

        In October 2009, CRIC completed its initial public offering and listing on the NASDAQ. On October 16, 2009, CRIC's ADSs began trading on the NASDAQ under the ticker symbol "CRIC." Including the exercise of an over-allotment option, CRIC issued a total of 20,700,000 ADSs (representing 20,700,000 ordinary shares) at an initial offering price of $12.00 per ADS, for a total of $248 million in aggregate proceeds from the initial public offering. Concurrent with the completion of CRIC's initial public offering, CRIC also completed a merger with SINA's real estate online business (the "2009 Merger"). Following the initial public offering and the 2009 Merger, E-House remained the majority shareholder of CRIC, holding 50.04% of CRIC's total outstanding shares upon completion of the initial public offering and the 2009 Merger, and SINA became CRIC's second largest shareholder, holding 33.35% of CRIC's total outstanding shares as of the completion of the initial public offering and the 2009 Merger.

        Aside from CRIC's initial public offering in October 2009, none of CRIC, E-House or Merger Sub have made an underwritten public offering of CRIC shares for cash during the past three years that was registered under the Securities Act or exempt from registration under the Securities Act.

CRIC Share Repurchase Program

        CRIC publicly announced a share repurchase plan on March 10, 2011, which provided for (but did not obligate) the repurchase of up to $50.0 million worth of CRIC ADSs. The repurchase plan expired on March 10, 2012. CRIC repurchased $29.9 million worth of its own ADSs under this plan prior to the expiration of the plan. The highest and lowest per ADS price at which CRIC repurchased CRIC ADSs under the share repurchase plan was $8.77 and $5.68, respectively.

        The following table is a summary of the CRIC ADSs repurchased by CRIC pursuant to the share repurchase plan:

Period	Total Number of CRIC ADSs Purchased	Average Price Paid Per CRIC ADS (in $)	The Range of Price Paid Per CRIC ADS (in $)
March 14-31, 2011	643,800	$7.63	$7.26-$7.88
April 1-June 30, 2011	1,707,100	$7.60	$5.68-$8.77
July 1-August 18, 2011	1,855,700	$6.39	$5.72-$6.88

Total:	4,206,600	—	—

Purchases of CRIC ADSs or CRIC Shares by E-House, Mr. Xin Zhou and Merger Sub in the Past Two Years

        The following table sets forth certain information relating to the CRIC ADSs that E-House has purchased within the past two years:

Period	Total Number of CRIC ADSs Purchased	The Average Price Paid Per CRIC ADS (in $)	The Range of Price Paid Per CRIC ADS (in $)
May 19, 2010-June 10, 2010	477,100	$8.05	$7.85-$8.26
September 13, 2010-September 27, 2010	609,000	$9.92	$8.00-$11.51
October 12, 2010-November 12, 2010	298,320	$9.82	$9.50-$10.00

Total:	1,384,420	—	—

        During the past two years, Mr. Xin Zhou purchased a total of 1,600,000 CRIC ADSs. Mr. Zhou purchased all 1,600,000 of these CRIC ADSs in the time period from June 23, 2011 to June 30, 2011. The range of prices paid per CRIC ADS was $5.68 to $7.16, with an average price paid per CRIC ADS of $6.63.

        Merger Sub has not purchased any CRIC shares or CRIC ADSs during the past two years.

Transactions in CRIC Shares or CRIC ADSs in the Past 60 Days

        There have been no transactions in CRIC's shares or ADSs during the past 60 days by CRIC, E-House or Merger Sub, or any of their respective officers or directors, including Mr. Xin Zhou, or any associate or majority-owned subsidiary of the foregoing.

Ownership of CRIC Shares by Certain Beneficial Owners, Directors and Executive Officers

        CRIC's ordinary shares are the only class of its outstanding share capital. The following table sets forth information with respect to the beneficial ownership of CRIC shares as of the date of this proxy statement/prospectus by:

  •
  each of CRIC's directors and executive officers; and

  •
  each person known to CRIC to own beneficially more than 5% of CRIC's outstanding shares.

        The calculations in the table below are based on 140,487,106 CRIC shares outstanding as of March 21, 2012, excluding CRIC shares which have been issued to the CRIC depositary and reserved for future grants under the CRIC share incentive plan. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of CRIC shares beneficially owned by a person and the percentage ownership of that person, we have included (1) CRIC shares that the person has the right to acquire within 60 days after the date of this proxy statement/prospectus, including through the exercise of any CRIC share option, and (2) CRIC restricted shares on which restrictions will be removed within 60 days after the date of this proxy statement/prospectus. For more information on the CRIC shares that CRIC's directors and executive officers have the right to acquire within 60 days after the date of this proxy statement/prospectus and CRIC restricted shares on which restrictions will be removed within 60 days after the date of this proxy statement/prospectus, see "Special Factors—Interests of CRIC's Directors and Executive Officers in the Merger—Treatment of CRIC Share Options" beginning on page 72.

        Unless otherwise indicated, the address for each of the shareholders in the table below is Wenwu Building, No. 383 Guangyan Road, Shanghai 200072, People's Republic of China.

	CRIC Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Xin Zhou	4,562,484	3.20
Charles Chao	283,333	*
Neil Nanpeng Shen(1)	41,664	*
Hong Du	158,317	*
Fan Bao	61,666	*
David Zhang	41,664	*
Ya-Qin Zhang	41,664	*
Zuyu Ding	698,333	*
Bin Laurence	183,333	*
Yan Zhang	192,083	*
Zhongmin Jin	182,083	*
Yinyu He	57,083	*
Xinglong Cui	38,578	*
Xi Yang	48,630	*
Dong Wen	10,000	*
Haiping Ma	—	—
All Directors and Executive Officers as a Group	6,600,915	4.59
Principal Shareholders:
E-House (China) Holdings Limited(2)	75,939,975	54.1
SINA Corporation(3)	48,889,567	34.8

(1)
The business address of Neil Nanpeng Shen is Suite 2215, 22/F, Two Pacific Place, 88 Queensway Road, Hong Kong.

(2)
Includes 74,555,555 CRIC shares and 1,384,420 CRIC ADSs. E-House (China) Holdings Limited is a company incorporated in the Cayman Islands, and its business address is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People's Republic of China.

(3)
Includes 47,666,667 CRIC shares and 1,222,900 CRIC ADSs. SINA Corporation is a company incorporated in Cayman Islands, and its business address is Room 1802, United Plaza, 1468 Nan Jing Road West, Shanghai 200040, People's Republic of China.

 RELATED PARTY TRANSACTIONS

E-House Related Party Transactions

        The summaries of E-House's related party transactions for the preceding three fiscal years are set forth in "Item 7. Major Shareholders and Related Party Transactions" of E-House's annual report on Form 20-F for the fiscal year ended December 31, 2010 as filed with the SEC on April 26, 2011, and is incorporated herein by reference.

Transactions with Management and Affiliates

Transactions with Management

        As of September 30, 2011, E-House had a payable balance of $0.5 million to one member of E-House management. The amount represents consideration paid by the member of management for unvested restricted shares.

Transactions with Affiliates

        Prior to E-House's acquisition of Firmway Assets Limited, a wholly-owned subsidiary of Firmway Assets Limited, Yike Network Technology (Shanghai) Co., Ltd. paid certain deposits on behalf of Shanghai Shangyou Property Management Co., Ltd., or Shangyou. Xin Zhou is the legal representative of Shangyou. As of September 30, 2011, the balance due from Shangyou was $1.2 million, which was unsecured, interest free and had no fixed repayment term.

        As of September 30, 2011, E-House had a receivable balance of $0.3 million from Shanghai Yueshun Real Estate Development Co., Ltd., a developer client partially owned by Xin Zhou, the executive chairman of E-House, representing rental cost paid on behalf of this entity.

        As of September 30, 2011, E-House had a payable balance of $0.2 million to Shangyou, representing a rental prepayment by Shangyou.

        As of September 30, 2011, E-House had a payable balance of $0.4 million to Shanghai Jinyue Real Estate Development Co., Ltd., an entity of which Xin Zhou is a director, representing the rental expenses paid by Shanghai Jinyue Real Estate Development Co., Ltd. on behalf of E-Commercial (Shanghai) Real Estate Advisory Co., Ltd., a subsidiary of E-House.

        In December 2010, E-House received $4.0 million on behalf of E-House China Real Estate Investment Fund I, L.P. (the "Fund"), an entity partially owned by two of E-House directors, Xin Zhou and Neil Nanpeng Shen, representing the proceeds from the disposal of an investment project. The amount was paid to the Fund in January 2011.

        All of the receivable balances and payable balances stated above were unsecured, interest free and had no fixed repayment term.

Real Estate Investment Fund Management

        In January 2008, E-House formed the Fund, which seeks to invest in China's real estate sector through diversified investment strategies at all levels of the real estate value chain. E-House's 51% owned subsidiary, E-House Real Estate Asset Management Limited, acts as the Fund's general partner and receives annual management fees and carried interest on a success basis. Major investors of the Fund include institutions and high net worth individuals. Xin Zhou, the executive chairman of E-House, and Neil Nanpeng Shen, a director of E-House, invested a total of $28.0 million in the Fund. They are also among the non-controlling shareholders of the general partner. E-House has no investment in the Fund. E-House earned $0.19 million in management fees from the Fund during the nine months ended September 30, 2011.

        In January 2010, E-House formed E-House Shengyuan Equity Investment Center, or Shengyuan Center, which seeks equity investment in China's real estate sector. E-House's 51% owned subsidiary, Shanghai Yidezeng Equity Investment Center, acts as Shengyuan Center's general partner. The general partner will receive annual management fees and carried interest on a success basis. E-House had an investment commitment of RMB65.0 million ($9.6 million) to Shengyuan Center, half of which was paid in February 2010 and the other half was paid in December 2011. Xin Zhou, the executive chairman of E-House, had an investment commitment of RMB40.0 million ($5.9 million) to Shengyuan Center, half of which was paid in February 2010 and the other half was paid in December 2011. E-House earned $1.1 million in management fees from Shengyuan Center during the nine months ended September 30, 2011, which were fully collected in the period when such management fees were earned.

        In April 2010, E-House formed E-House Shengquan Equity Investment Center, or Shengquan Center, which seeks to invest in China's real estate sector through diversified investment strategies at all levels of the real estate value chain. E-House's 51% owned subsidiary, Shanghai Yidexin Equity Investment Management Co., Ltd., acts as Shengquan Center's general partner. The general partner will receive annual management fee and carried interest on a success basis. Xin Zhou, the executive chairman of E-House, had an investment commitment of RMB9.0 million ($1.4 million) to Shengquan Center, half of which was paid in May 2010 and the other half was paid in July 2011. E-House earned $0.4 million in management fees from Shengquan Center in the nine months ended September 30, 2011, which were fully collected in the period when such management fees were earned. E-House has no investment in Shengquan Center.

Agreements between E-House and CRIC

        E-House and CRIC have entered into agreements with respect to various ongoing relationships between them. These include a master transaction agreement, an offshore transitional services agreement, an onshore transitional services agreement, a non-competition agreement, an onshore cooperation agreement and a consulting and services agreement relating to certain services to be provided by CRIC to E-House.

Master Transaction Agreement

        The master transaction agreement contains provisions relating to CRIC's carve-out from E-House. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on CRIC for all liabilities associated with the current and historical real estate information, consulting and advertising services business and operations that have been conducted by or transferred to CRIC, and generally will place on E-House the financial responsibility for liabilities associated with all of E-House's other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which CRIC and E-House indemnify each other with respect to breaches of the master transaction agreement or any related inter-company agreement.

        In addition, CRIC has agreed to indemnify E-House against liabilities arising from misstatements or omissions in CRIC's IPO prospectus and registration statement, except for misstatements or omissions relating to information that E-House provided to CRIC specifically for inclusion in the IPO prospectus or registration statement. CRIC also has agreed to indemnify E-House against liabilities arising from any misstatements or omissions in CRIC's SEC filings and from information CRIC provides to E-House specifically for inclusion in E-House's annual or quarterly reports following the completion of CRIC's IPO, but only to the extent that the information pertains to CRIC or CRIC's business or to the extent E-House provides CRIC prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of E-House. Similarly, E-House has agreed to indemnify CRIC against liabilities arising from misstatements or omissions in E-House's subsequent SEC filings or with respect to information that E-House provided to CRIC specifically for inclusion in CRIC's IPO prospectus and registration statement, or CRIC's annual or quarterly reports.

        The master transaction agreement contains a general release, under which the parties will release each other from any liabilities arising from events occurring on or before the initial filing date of the registration statement of CRIC's IPO, including in connection with the activities to implement the IPO. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or the other inter-company agreements.

        Furthermore, under the master transaction agreement, CRIC has agreed to use its reasonable best efforts to use the same independent certified public accounting firm selected by E-House and to maintain the same fiscal year as E-House until the first E-House fiscal year-end occurring after the earlier of (1) the first date when E-House no longer owns at least 20% of the voting power of CRIC's then outstanding securities and (2) the first date when E-House ceases to be the largest beneficial owner of CRIC's then outstanding voting securities (without considering holdings by certain institutional investors). This earlier date is referred as the control ending date in this proxy statement/prospectus. CRIC also has agreed to use its reasonable best efforts to complete its audit and provide E-House with all financial and other information on a timely basis so that E-House may meet its deadlines for its filing of annual and quarterly financial statements.

        Under the master transaction agreement, E-House Research and Training Institute, the research arm of E-House, or other members of the group performing similar functions, will provide CRIC, during the service period until the control ending date and free of charge, with regular macro-economic and real estate industry research and information services and customized real estate industry research and information services from time to time based on CRIC's specific request. E-House Research and Training Institute reserves all intellectual property rights in respect of the services it provides. CRIC may use the service products provided by E-House Research and Training Institute for the operation of its business, including operation of the CRIC system.

        The master transaction agreement will automatically terminate five years after the first date upon which E-House ceases to own in aggregate at least 20% of the voting power of CRIC's then outstanding securities. This agreement can be terminated early by mutual written consent of the parties.

Offshore Transitional Services Agreement

        Under the offshore transitional services agreement, E-House agrees that, during the service period, E-House will provide CRIC with various corporate support services, including:

  •
  general finance and accounting support;

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  human resources management support;

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  administrative support;

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  internal control and internal audit support;

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  operational management support;

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  legal support; and

  •
  information technology support.

        E-House also may provide CRIC with additional services that they may identify from time to time in the future. It may engage third parties to provide services covered by the offshore transitional service agreement.

        The offshore transitional service agreement provides that the performance of a service according to the agreement will not subject the provider of such service to any liability whatsoever except as directly caused by the gross negligence or willful misconduct of the service provider. Liability for gross negligence or willful misconduct is limited to the lower of the price paid for the particular service or the cost of the service's recipient performing the service itself or hiring a third party to perform the service. Under the offshore transitional services agreement, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision of services or the recipient's material breach of a third-party agreement, except where the claim is directly caused by the service provider's gross negligence or willful misconduct.

        The price to be paid for the services provided under the offshore transitional service agreement is the actual direct costs and indirect costs of providing such services. Direct costs include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services as well as materials and supplies consumed in performing the services. Indirect costs include occupancy, information technology supervision and other overhead costs of the department incurring the direct costs of providing the service.

        The offshore transitional services agreement provides for a service period commencing on the date when the registration statement for CRIC's initial public offering was first publicly filed with the SEC, and ending on the date when E-House ceases to own in aggregate at least 20% of the voting power of CRIC's then outstanding securities or ceases to be the largest beneficial owner of CRIC's then outstanding voting securities, without considering holdings of institutional investors that have acquired CRIC's securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing control over CRIC.

        Either party may terminate the offshore transitional services agreement with respect to either all or part of the services by giving a 90-day prior written notice to the other party. The agreement provides for an early termination fee in the case of early termination by E-House, but does not quantify the amount of or specify the calculation method, for such fee.

Onshore Transitional Services Agreement

        The onshore transitional services agreement adopts terms and conditions similar to those of the offshore transitional services agreement. Under the onshore transitional services agreement, Shanghai Real Estate Sales (Group) Co., Limited, an indirectly wholly-owned subsidiary of E-House, or E-House Shanghai, agrees, during the applicable service period, to provide Shanghai CRIC with various corporate support services, including general finance and accounting support, human resources management support, administrative support, internal control and internal audit support, operational management support, legal support and information technology support. E-House Shanghai also may provide Shanghai CRIC with additional services that Shanghai CRIC and E-House Shanghai may identify from time to time in the future. E-House Shanghai may engage third parties to provide services covered by the onshore transitional services agreement.

        The price to be paid for the services provided under the onshore transitional service agreement is the actual direct costs and indirect costs of providing such services. Direct costs include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services as well as materials and supplies consumed in performing the services. Indirect costs include occupancy, information technology supervision and other overhead costs of the department incurring the direct costs of providing the service.

        The onshore transitional services agreement provides for a service period commencing on the date when the registration statement for CRIC's initial public offering was first publicly filed with the SEC, and ending on the date when E-House ceases to own in aggregate at least 20% of the voting power of CRIC's then outstanding securities or ceases to be the largest beneficial owner of CRIC's then outstanding voting securities, without considering holdings of institutional investors that have acquired CRIC's securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing control over CRIC.

        Either party may terminate the onshore transitional services agreement with respect to either all or part of the services by giving a 90-day prior written notice to the other party. The agreement provides for an early termination fee in the case of early termination by E-House Shanghai, but does not quantify the amount of or specify the calculation method, for such fee.

Non-competition Agreement

        The non-competition agreement between E-House and CRIC, dated July 27, 2009, provides for a non-competition period beginning on the date of the agreement and ending on the later of (1) three years after the first date when E-House ceases to own in aggregate at least 20% of the voting power of CRIC's then outstanding securities and (2) five years after the date that the registration statement on Form F-1 is first publicly filed with the SEC. This agreement can be terminated early by mutual written consent of the parties.

        E-House has agreed not to compete with CRIC during the non-competition period in the business of providing real estate information and consulting services, real estate advertising services, and operating business-to-business and business-to-consumer Internet websites targeting participants in the real estate industry as described in this prospectus, anywhere in the world, with the exception of E-House Research and Training Institute as long as its revenues from third parties do not exceed 5% of CRIC's total revenues for the same fiscal year. CRIC has agreed not to compete with E-House during the non-competition period in the business of primary real estate agency services, secondary real estate brokerage services and any other businesses conducted by E-House, as described in its periodic filings with the SEC.

        The non-competition agreement also provides for a mutual non-solicitation obligation that neither E-House nor CRIC may, during the non-competition period, hire, or solicit for hire, any active employees of or individuals providing consulting services to the other party, or any former employees of or individuals providing consulting services to the other party within six months of the termination of their employment or consulting services, without the other party's consent, except for solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in a hiring within the non-competition period.

        In August 2011, E-House and CRIC amended the non-competition agreement dated July 27, 2009. The amendments exempt from E-House's and CRIC's respective non-competition obligations circumstances where they jointly establish any entity to sell or otherwise provide any product or service or otherwise engage in any business that competes in any way with the businesses of E-House or CRIC, regardless of their respective ownership interests in such entity.

Consulting and Services Agreement

        Under the consulting and services agreement, Shanghai CRIC, as the consulting services provider, agrees that within the service period of ten years commencing on April 1, 2009, it will provide E-House Shanghai and/or its designated PRC affiliated entities with (1) regular real estate information and consulting services in respect of certain real estate projects as specified in the agreement or otherwise agreed upon by Shanghai CRIC and E-House Shanghai from time to time, for which E-House Shanghai and/or the affiliated entities provide real estate agency services, and (2) special real estate information and consulting services to be separately agreed upon between Shanghai CRIC and E-House Shanghai. Shanghai CRIC and E-House Shanghai shall consult with each other in respect of extension of the service period at least one month prior to the expiration of the service period. Neither party may unilaterally terminate the agreement early except where the other party is in a material breach of the agreement and fails to rectify the breach as required under the agreement.

        Under the consulting and services agreement, a service fee for the regular real estate information and consulting services shall generally be charged on a quarterly basis at the quarterly rate of RMB70,000 ($10,606) per project for the first year, with annual adjustments according to market rates, and service fees for any special real estate information and consulting services shall be separately reviewed and agreed upon between the parties.

        According to the consulting and services agreement, Shanghai CRIC reserves all intellectual property rights in respect of the service products it provides. E-House Shanghai and/or its affiliated entities shall only use the services provided by Shanghai CRIC in their internal research for the purpose of operation of the business of E-House Shanghai and/or its relevant affiliated entities.

Onshore Cooperation Agreement

        Under this onshore cooperation agreement, E-House Shanghai, Shanghai CRIC and Tian Zhuo agree that they will cooperate with each other in sharing information about potential demands for products and/or services and developing clients. If any party is aware that its customers, suppliers or other business partners may have demands for the products and/or services of any other party, it will share such information with such other party, to the extent not in violation of any applicable law and its confidentiality obligations under any contract. Furthermore, the parties agree to cooperate with each other, to the extent commercially reasonable and in the manner deemed to be appropriate, in referring the principal products and/or services of any other party, joint pitching for and negotiating with clients, and entering into agreements with clients. In the event the parties jointly enter into an agreement with a client, they shall determine their respective rights and obligations in writing through amicable negotiations, and based on the principle of fairness and the fair market values of the products and/or services offered by the parties. The parties agree not to charge any fees for their cooperation and assistance provided under the agreement unless they separately and explicitly agree otherwise.

        The onshore cooperation agreement provides for a term commencing on its date of execution and ending on the control ending date. None of the parties may unilaterally terminate the agreement early except where another party is in a material breach of the agreement and fails to rectify the breach under the agreement.

Joint Venture Between E-House and CRIC

        In April 2011, E-House and CRIC jointly established Evercrest Holdings Limited in the British Virgin Islands. E-House and CRIC hold 49% and 51% equity interest in the joint venture, respectively. Evercrest Holdings Limited, through its indirect wholly-owned subsidiary in Hong Kong, further established a wholly-owned subsidiary in China, Shanghai Yi Yue Information Technology Co. Ltd., or Shanghai Yi Yue. Shanghai Yi Yue operates real estate e-commerce business through its contractual arrangements with Shanghai Yi Xin E-Commerce Co., Ltd., or Shanghai Yi Xin, and its shareholders.

        In connection with the establishment of Evercrest Holdings Limited, E-House provided an interest free loan to CRIC to fund CRIC's capital contribution to Evercrest Holdings Limited. The loan is interest free and payable on demand. As of September 30, 2011, an outstanding balance of $9.8 million in respect of the loan is due from CRIC to E-House.

        In August 2011, E-House and CRIC amended the non-competition agreement dated on July 27, 2009. The amendments exempt from E-House's and CRIC's respective non-competition obligations circumstances where they jointly establish any entity to sell or otherwise provide any product or service or otherwise engage in any business that competes in any way with the E-House or CRIC business, regardless of their respective ownership interests in such entity.

 CRIC Related Party Transactions

        Immediately after CRIC completed its IPO in October 2009, E-House and SINA became its two largest shareholders of its outstanding ordinary shares at the time. As of March 21, 2012, E-House and SINA beneficially owned approximately 54.1% and 34.8%, respectively, of CRIC's outstanding shares.

Transactions with E-House

        Total selling, general and administrative expenses allocated from E-House are $2.5 million for period from January 1, 2009 to the date when CRIC completed its IPO. The amounts of these expenses were based on a variety of factors and dependent on the nature of the expenses being allocated. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including marketing, finance, legal, technology, human resources, administration and internal audit. These allocations were made using a proportional cost allocation method based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to CRIC.

        There was no such selling, general and administrative expenses allocation from date when CRIC completed its IPO until September 30, 2011, as E-House started to charge CRIC a transitional corporate service fee pursuant to the offshore and onshore transitional services agreements entered into on July 29, 2009 in connection with its IPO. Under these transitional services arrangements, E-House is to provide various corporate support services to CRIC, including support in general finance and accounting, human resources management, administrative, internal control and internal audit, operational management, legal and information technology. E-House will charge CRIC corporate service fees on an actual basis. The transitional corporate services fee charged was $0.6 million, $1.5 million and $0.9 million, respectively, for the period from the date when CRIC completed its IPO to December 31, 2009 and for 2010 and the nine months ended September 30, 2011. For the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, CRIC derived revenues in the amounts of $6.3 million, $16.2 million and $12.0 million, respectively, from providing real estate information and consulting services to E-House. For the period from completion of the IPO until December 31, 2009, and for the year ended December 31, 2010 and the nine months ended September 30, 2011, CRIC derived revenues in the amount of nil, $50,457 and $0.4 million, respectively, from providing real estate online advertising services to E-House. For the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, CRIC derived revenues in the amounts of $2.4 million, $1.8 million and $1.2 million, respectively from providing other services to E-House, including advertising and promotional event services. As of September 30, 2011, $16.8 million was due from E-House on account of information and consulting services, real estate online advertising services and other services provided to E-House.

Transactions and Agreements with SINA and COHT

        On January 1, 2008, SINA started to reorganize its real estate and home furnishing channels and online real estate advertising business into a separate unit with its own legal entities, management team, advertising operations, systems and physical facilities. The reorganization was completed on April 1, 2008 with the formation of a joint venture, COHT, between SINA and CRIC. SINA contributed $2.5 million in cash, certain assets and liabilities and the rights to operate its real estate and home furnishing channels for a period of ten years. The rights include the licenses granted to COHT to use SINA's trademark, domain name, portal technologies and certain software. CRIC contributed $2.5 million in cash and a ten-year license to use the database in its CRIC system. CRIC and SINA beneficially owned 34% and 66% of COHT, respectively.

        On July 23, 2009, CRIC and SINA entered into a share purchase agreement, as amended on September 29, 2009, pursuant to which CRIC acquired SINA's 66% equity interest in COHT in exchange for issuing to SINA ordinary shares. CRIC and SINA also entered into a shareholders agreement and a registration rights agreement on October 21, 2009. SINA and COHT entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which became effective immediately upon the closing of CRIC acquisition of SINA's equity interests in COHT. Immediately after CRIC's IPO in October 2009, COHT became a wholly-owned subsidiary of CRIC, while E-House and SINA became CRIC's two largest shareholders of its total outstanding ordinary shares.

        Under the new advertising agency agreement, COHT continues to operate SINA's existing real estate and home furnishing channels and develop a new real estate-related channel on sina.com.cn, and has the exclusive right to sell advertising to real estate, home furnishing and construction materials advertisers on SINA's non-real estate channels, subject to certain limitations on the amount of advertising that may be sold by COHT and fees payable by COHT to SINA based on the amount of advertising sold. For the year ended December 31, 2010 and the nine months ended September 30, 2011, CRIC paid SINA a total amount of $6.8 million and $2.9 million for online advertising agency fee. As of September 30, 2011, $1.5 million was due to SINA, representing online advertising agency fee payable to SINA.

Shareholders Agreement

        Composition of the board.    The shareholders agreement provides that CRIC's board of directors shall consist of a maximum of eleven members, of which two will be designated by E-House and two will be designated by SINA. In the event that SINA or E-House no longer owns at least 20%, but still owns at least 10%, of CRIC's issued and outstanding ordinary shares, SINA or E-House, as the case may be, will have the right to designate only one director to the board. In the event that SINA or E-House no longer owns at least 10% of CRIC's issued and outstanding ordinary shares, SINA or E-House, as the case may be, shall have no right to nominate any director to the board. As long as E-House owns at least 10% of CRIC's issued and outstanding ordinary shares and holds more ordinary shares than are held by SINA, E-House may, in its discretion, select an E-House director to serve as the chairman of the board.

        Restrictions on transfer.    The shareholders agreement provides for certain restrictions on the transfer of ordinary shares. For a 180-day lock up period commencing on the date of the agreement, neither E-House nor SINA could transfer or grant or allow to be encumbered any lien with respect to any of CRIC ordinary shares held by it, except for a transfer to its affiliates or with prior written consent by all other shareholders under the shareholders agreement. Following the lock up period, E-House or SINA may transfer CRIC ordinary shares pursuant to Rule 144 of the Securities Exchange Act or a firm commitment underwritten public offering registered under the Securities Act, in addition to the two types of transfers permitted in the lock up period. Other than these permitted transfers, E-House or SINA must give a right of first offer to each other shareholder under the agreement prior to transferring CRIC ordinary shares to third parties. However, neither party is allowed to, without the prior written consent of the other party, transfer or grant or allow to be encumbered that number of CRIC ordinary shares exceeding in aggregate 10% of CRIC's share capital in a single transaction or series of transactions to any person other than a financial investor, so long as the other party owns at least 20% of CRIC's issued and outstanding ordinary shares.

Registration Rights Agreement

        CRIC entered into a registration rights agreement with SINA and E-House, pursuant to which CRIC has granted E-House and SINA certain registration rights with respect to CRIC's ordinary shares owned by them.

        Demand registration rights.    Following the date that is 180 days after the date of the agreement, both E-House and SINA have the right to demand that CRIC effect a registration covering the offer and sale of their ordinary shares. E-House and SINA are each entitled to an aggregate of three such registrations. CRIC, however, is not required to prepare and file (1) more than one demand registration statements in any 12-month period, or (2) any demand registration statement within 180 days following the date of effectiveness of any other registration statement. If the demand registration relates to an underwritten public offering and the managing underwriter advises in its reasonable opinion that the number of securities requested to be included in the demand registration exceeds the largest number which reasonably can be sold in such offering without having a material adverse effect on such offering, CRIC will include in such demand registration, up to the maximum offering size, following the order of priority: (1) the registrable securities that the requesting party proposes to register; (2) the registrable securities that any non-requesting party proposes to register; and (3) any securities CRIC proposes to register and any securities with respect to which any other security holder has requested registration.

        Piggyback registration rights.    If CRIC proposes to file a registration statement for an offering of its ordinary shares, other than in a transaction of the type referred to in Rule 145 under the Securities Act or to its employees pursuant to any employee benefit plan, then CRIC must offer E-House and SINA an opportunity to include in the registration all or any part of their registrable securities. If the piggyback registration relates to an underwritten public offering and the managing underwriter advises in its reasonable opinion that the number of securities requested to be included in the piggyback registration together with the securities being registered by CRIC or any other security holder exceeds the largest number which reasonably can be sold in such offering without having a material adverse effect on such offering, then (1) if CRIC initiates the piggyback registration, CRIC will include in such registration the securities CRIC proposes to register first, and allocate the remaining part of the maximum offering size to all other selling security holders on a pro rata basis; (2) if any holder of CRIC's securities initiated the piggyback registration, CRIC will include, up to the maximum offering size, first the securities such initiating security holder proposes to register, then the securities of any other selling security holders on a pro rata basis, and lastly the securities CRIC proposes to register.

        Blackout periods.    CRIC is entitled to two blackout periods, aggregating to no more than 120 days in any 12-month period, during which CRIC can defer the filing or effectiveness of a registration statement, if in the good faith judgment of CRIC's board of directors, CRIC would be required to disclose in the annual report information not otherwise then required by law to be publicly disclosed, and there is a likelihood that such disclosure, or any other action to be taken in connection with the annual report, would materially and adversely affect or interfere with any significant financing, acquisition, merger, disposition of assets, corporate reorganization or other material transaction of negotiations involving CRIC.

        Expenses of registration.    CRIC will pay all expenses relating to any demand or piggyback registration, except that either E-House or SINA shall bear and pay all (1) brokerage commissions, (2) commissions, fees, discounts, transfer taxes, stamp duties or expenses of any underwriter or placement agent applicable to registrable securities offered for its account, (3) fees and expenses of its counsel or other advisers, and (4) other out-of-pocket expenses.

Amended and Restated Advertising Agency Agreement

        Under the amended and restated advertising agency agreement, which became effective in October 2009 upon the completion of CRIC's acquisition of SINA's real estate online business, COHT has the exclusive right to sell advertising to real estate, home furnishing and construction materials advertisers on SINA's non-real estate channels. If COHT sells advertising on SINA's non-real estate channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales, subject to certain limitations on the amount of advertising that may be sold by COHT and fees payable by COHT to SINA based on the amount of advertising sold. In addition, COHT authorizes SINA as its exclusive agent to sell non-real estate-related advertising on its directly operated website and channels. COHT is entitled to receive approximately 85% of the revenues generated from these sales. The initial term of this new advertising agency agreement is ten years.

Domain Name and Content License Agreement

        Under the domain name and content license agreement, which became effective in October 2009 upon the completion of CRIC's acquisition of SINA's real estate online business, an affiliate of SINA, or licensor, has granted to CRIC an exclusive license to use house.sina.com.cn and jiaju.sina.com.cn, among others, in connection with CRIC's real estate online operations in China. In addition, the licensor also grants to CRIC an exclusive license to use all contents, whose copyrights are owned by the licensor or owned by a third party provider but is sub-licensable by the licensor without requiring payment of any additional fees and without violating the terms of any agreement with such third party provider, in connection with websites associated with the three domain names licensed to us. For other operating contents, CRIC may enter into an agreement with the owner independently and will be responsible for the costs associated with procuring the contents. The licenses are for an initial term of ten years.

Trademark License Agreement

        Under the trademark license agreement, which became effective in October 2009 upon the completion of CRIC's acquisition of SINA's real estate online business, an affiliate of SINA has granted to CRIC a non-exclusive license to use three SINA trademarks and an exclusive license to use two SINA Leju trademarks in connection with CRIC's real estate online operations in China through websites located at www.leju.com and the channels located at house.sina.com.cn and jiaju.sina.com.cn. The licenses are for an initial term of ten years.

Software License and Support Services Agreement

        Under the software license and support services agreement, which became effective in October 2009 upon the completion of CRIC's acquisition of SINA's real estate online business, a subsidiary of SINA, or the licensor, has granted to CRIC a non-exclusive license to use (1) the proprietary software used for, among other things, internet content publishing, advertising publishing, sales management, procurement reimbursement, financial management and flow statistics, (2) certain current software products and interfaces necessary to facilitate CRIC's use of such current software products, (3) the databases and compilations, (4) certain improvements to the licensed software and (5) related documentation and hardware, in connection with CRIC's real estate online operations in China. The licensor also provides to CRIC infrastructure necessary to operate its websites and facilitate its use of the licensed software. In addition, the licensor also provides CRIC during the term support services, including routine maintenance, technical support and hardware support.

        The licenses are for an initial term of ten years and free of any fees (subject to certain exceptions). However, to the extent that there are any reasonable, incremental costs for use of the licensed software or the infrastructure, or provision of the support services, due to a change in the business needs, CRIC is required to reimburse the licensor for all such costs.

Contractual Arrangements with Tian Zhuo

        In March 2008, Xin Zhou, the co-chairman and chief executive officer of CRIC and the executive chairman of E-House, became the sole shareholder of Tian Zhuo through equity interest transfer from the former shareholder of Tian Zhuo. Subsequently, Tian Zhuo became CRIC's consolidated affiliated entity through a series of contractual arrangements entered into between Shanghai CRIC, Tian Zhuo and Xin Zhou. In July 2009, Xin Zhou transferred 10% equity interest in Tian Zhuo to Xudong Zhu. Upon completion of the foregoing equity interest transfer, Shanghai CRIC entered into a series of new or amended contractual arrangements with Tian Zhuo and its shareholders. Under PRC laws, each of Shanghai CRIC and Tian Zhuo is an independent legal person and is not exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Shanghai CRIC and Tian Zhuo, Tian Zhuo does not transfer any other funds generated from its operations to Shanghai CRIC.

Agreements that Provide Effective Control over Tian Zhuo

        Exclusive Call Option Agreement.    Under the exclusive call option agreement dated July 20, 2009, among Shanghai CRIC, Tian Zhuo, Xin Zhou and Xudong Zhu, each of Xin Zhou and Xudong Zhu granted an irrevocable and unconditional option to Shanghai CRIC, which entitles Shanghai CRIC or its designated entity or individual to acquire all or part of the equity interests held by him in Tian Zhuo at its sole discretion, to the extent as permitted by the then-effective PRC laws and regulations. The consideration for such acquisition of all equity interests in Tian Zhuo will be equal to the registered capital of Tian Zhuo, and if there is any limitation imposed by PRC law, the consideration will be the minimum amount as permitted by PRC law. In addition, Tian Zhuo irrevocably granted Shanghai CRIC an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the assets of Tian Zhuo. The exercise price for purchasing the assets of Tian Zhuo is equal to their respective book values unless otherwise required by the PRC law. The call option may be exercised by Shanghai CRIC or any third party designated by Shanghai CRIC.

        Loan Agreements.    Pursuant to the loan agreement among Shanghai CRIC, Xin Zhou and Xudong Zhu dated July 20, 2009, Shanghai CRIC granted an interest-free loan of RMB0.9 million ($131,851) to Xin Zhou and RMB100,000 ($14,650) to Xudong Zhu, respectively, solely for their investment in the equity interests in Tian Zhuo.

        Pursuant to the loan agreement between Shanghai CRIC and Xin Zhou dated July 20, 2009, Xin Zhou has another outstanding interest-free loan of RMB18 million ($2.6 million) payable to Shanghai CRIC. Such RMB18 million ($2.6 million) was granted by Xin Zhou to Tian Zhuo as an interest-free loan to support its investment in Wushi Advertising.

        Pursuant to the loan agreement among Shanghai CRIC, Tian Zhuo and Xin Zhou dated April 1, 2008, Shanghai CRIC granted an interest-free loan of RMB70 million ($10.3 million) to Xin Zhou solely for his provision of a shareholder loan to Tian Zhuo. Xin Zhou in turn granted an interest-free loan of RMB70 million ($10.3 million) to Tian Zhuo to, among other things, support its purchase of certain advertising spaces.

        Pursuant to the loan agreement among Shanghai CRIC, Tian Zhuo and Xin Zhou dated September 8, 2008, Shanghai CRIC granted another interest-free loan of RMB1 million ($146,501) to Xin Zhou solely for his provision of another shareholder loan to Tian Zhuo. Xin Zhou in turn granted another interest-free loan of RMB1 million ($146,501) to Tian Zhuo to support its acquisition of Guangzhou Integrated.

        Shareholder Voting Rights Proxy Agreement.    Under the shareholder voting rights proxy agreement dated July 20, 2009, among Shanghai CRIC, Tian Zhuo, Xin Zhou and Xudong Zhu, each of Xin Zhou and Xudong Zhu agreed to irrevocably grant any person designated by Shanghai CRIC the power to exercise all voting rights to which he is entitled as shareholder of Tian Zhuo.

        Equity Pledge Agreement.    Pursuant to the equity pledge agreement among Shanghai CRIC, Tian Zhuo, Xin Zhou and Xudong Zhu, dated July 20, 2009, all of the equity interest in Tian Zhuo was pledged to Shanghai CRIC to guarantee the performance of the obligations of Tian Zhuo, Xin Zhou and Xudong Zhu under the exclusive call option agreement, the loan agreements between Shanghai CRIC and Xin Zhou and/or Xudong Zhu, the shareholder voting rights proxy agreement and the consultancy service agreement. If Xin Zhou, Xudong Zhu or Tian Zhuo breaches their respective contractual obligations, Shanghai CRIC, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Xin Zhou and Xudong Zhu agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Tian Zhuo without the prior written consent of Shanghai CRIC. The equity pledge right enjoyed by Shanghai CRIC will expire when Xin Zhou, Xudong Zhu and Tian Zhuo have fully performed their respective obligations under the above agreements.

Agreements that Transfer Economic Benefits of Tian Zhuo to CRIC

        Consultancy Service Agreement.    Pursuant to a consultancy service agreement between Shanghai CRIC and Tian Zhuo dated April 1, 2008, Shanghai CRIC provides Tian Zhuo with consulting and related services and is entitled to receive service fees. The term of this consultancy service agreement is ten years, and can be extended by another ten years upon Shanghai CRIC's request. Without prior written consent of Shanghai CRIC, Tian Zhuo may not enter into any agreement with any third party or otherwise to engage such thirty party to provide services similar to those provided by Shanghai CRIC.

Contractual Arrangements with Beijing Leju

        PRC laws and regulations currently prohibit foreign investors from holding more than 50% of a foreign-invested telecommunications enterprise that provides commercial Internet information services, which are one type of value-added telecommunications services. In addition, PRC laws and regulations currently do not allow foreign entities with less than two years of direct experience operating an advertising business outside of China to invest in an advertising business in China. Because of such restriction, COHT is operating www.leju.com and its real estate online business through a consolidated affiliated entity in China, Beijing Leju. Beijing Leju was originally owned by Xudong Zhu and Jun Luo. In connection with Jun Luo's departure, Jun Luo transferred his equity interest in Beijing Leju to Zuyu Ding in September 2011. COHT's wholly-owned indirect subsidiary, Shanghai SINA Leju, has entered into contractual arrangements with Beijing Leju, pursuant to which, Shanghai SINA Leju provides technical support to Beijing Leju. In addition, Shanghai SINA Leju has entered into agreements with Beijing Leju, Xudong Zhu and Zuyu Ding, which provide Shanghai SINA Leju with the substantial ability to control Beijing Leju and make it a primary beneficiary of Beijing Leju. CRIC operates its real estate online business through its contractual arrangements with Beijing Leju, Xudong Zhu and Zuyu Ding.

Agreements that Provide Effective Control over Beijing Leju

        Exclusive Call Option Agreement.    Under the currently effective exclusive call option agreement dated September 10, 2011 among Shanghai SINA Leju, Beijing Leju, Xudong Zhu and Zuyu Ding, each of Xudong Zhu and Zuyu Ding granted an irrevocable and unconditional option to Shanghai SINA Leju, which entitles Shanghai SINA Leju or its designated entity or individual to acquire all or part of the equity interests held by him in Beijing Leju at its sole discretion, to the extent as permitted by the then-effective PRC laws and regulations. The consideration for such acquisition of all equity interests in Beijing Leju will be equal to the registered capital of Beijing Leju, and if there is any limitation imposed by PRC law that requires the consideration to be greater than the registered capital, the consideration will be the minimum amount as permitted by PRC law. In addition, Beijing Leju irrevocably and unconditionally granted Shanghai SINA Leju an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the assets of Beijing Leju. The exercise price for purchasing the assets of Beijing Leju is equal to their respective book values unless otherwise required by the PRC law. The call option may be exercised by Shanghai SINA Leju or any third party designated by Shanghai SINA Leju.

        Loan Agreement.    Under the loan agreement dated September 10, 2011 among Shanghai SINA Leju, Xudong Zhu and Zuyu Ding, Shanghai SINA Leju granted an interest-free loan of RMB8.0 million ($1.2 million) to Xudong Zhu and RMB2.0 million ($0.3 million) to Zuyu Ding, solely for their capital contribution to or purchase of equity interests in, Beijing Leju.

        Shareholder Voting Right Proxy Agreement.    Under the shareholder voting right proxy agreement dated September 10, 2011 among Shanghai SINA Leju, Beijing Leju, Xudong Zhu and Zuyu Ding, each of Xudong Zhu and Zuyu Ding irrevocably granted any person designated by Shanghai SINA Leju the power to exercise all voting rights to which he is entitled to as shareholder of Beijing Leju at that time.

        Equity Pledge Agreement.    Under the equity pledge agreement dated September 10, 2011 among Shanghai SINA Leju, Beijing Leju, Xudong Zhu and Zuyu Ding, all of the equity interest in Beijing Leju has been pledged to Shanghai SINA Leju to guarantee the performance of the obligations of Beijing Leju, Xudong Zhu and Zuyu Ding under the exclusive call option agreement, the loan agreement, the shareholder voting right proxy agreement and the exclusive technical support agreement. If Xudong Zhu, Zuyu Ding or Beijing Leju breaches their respective contractual obligations, Shanghai SINA Leju, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Pursuant to the equity pledge agreement, Xudong Zhu and Zuyu Ding should not transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Beijing Leju without the prior written consent of Shanghai SINA Leju. The equity pledge right enjoyed by Shanghai SINA Leju will expire when Xudong Zhu, Zuyu Ding and Beijing Leju have fully performed their respective obligations under the above agreements.

Agreement that Transfers Economic Benefits of Beijing Leju to CRIC

        Exclusive Technical Support Agreement.    Pursuant to an exclusive technical support agreement between Shanghai SINA Leju and Beijing Leju dated May 8, 2008, Shanghai SINA Leju provides Beijing Leju with a series of technical support services and is entitled to receive related fees. The term of this exclusive technical support agreement will expire upon dissolution of Beijing Leju. Unless expressly provided by this agreement, without prior written consent of Shanghai SINA Leju, Beijing Leju may not engage any third party to provide the services offered by Shanghai SINA Leju under this agreement.

Contractual Agreements with Shanghai Yi Xin E-Commerce Co., Ltd.

        In December 2011, Zuyu Ding and Weijie Ma became the shareholders of Shanghai Yi Xin, through initial contribution to its registered capital. Shanghai Yi Xin is 70% owned by Zuyu Ding and 30% owned by Weijie Ma. Shanghai Yi Yue has entered into agreements with Shanghai Yi Xin and its shareholders, which provide Shanghai Yi Yue with the substantial ability to control Shanghai Yi Xin and make it a primary beneficiary of Shanghai Yi Xin. Under PRC laws, each of Shanghai Yi Yue and Shanghai Yi Xin is an independent legal person and is not exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Shanghai Yi Yue and Shanghai Yi

Xin, Shanghai Yi Xin does not transfer any other funds generated from its operations to Shanghai Yi Yue.

Agreements that will Provide Effective Control over Shanghai Yi Xin

        Exclusive Call Option Agreement.    Under the exclusive call option agreement among Shanghai Yi Yue, Shanghai Yi Xin, Zuyu Ding and Weijie Ma, dated December 5, 2011, each of Zuyu Ding and Weijie Ma granted an irrevocable and unconditional option to Shanghai Yi Yue, that entitles Shanghai Yi Yue or its designated entity or individual to acquire all or part of the equity interests held by him in Shanghai Yi Xin at its sole discretion, to the extent as permitted by PRC laws and regulations then in effect. The consideration for such acquisition of all equity interests in Shanghai Yi Xin will be equal to the registered capital of Shanghai Yi Xin, and if PRC law requires the consideration to be greater than the registered capital, the consideration will be the minimum amount as permitted by PRC law. In addition, Shanghai Yi Xin irrevocably and unconditionally granted Shanghai Yi Yue an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the assets of Shanghai Yi Xin. The exercise price for purchasing the assets of Shanghai Yi Xin will be equal to their respective book values, and if PRC law requires the price to be greater than the book value, the price will be the minimum amount as permitted by PRC law. The call option may be exercised by Shanghai Yi Yue or any third party designated by Shanghai Yi Yue.

        Loan Agreement.    Under the loan agreement among Shanghai Yi Yue, Zuyu Ding and Weijie Ma dated September 20, 2011, Shanghai Yi Yue granted an interest-free loan of RMB10.5 million ($1.7 million) to Zuyu Ding and RMB4.5 million ($0.7 million) to Weijie Ma, respectively, solely for their purchase of equity interests in Shanghai Yi Xin.

        Shareholder Voting Right Proxy Agreement.    Under the shareholder voting right proxy agreement among Shanghai Yi Yue, Shanghai Yi Xin, Zuyu Ding and Weijie Ma, dated December 5, 2011, each of Zuyu Ding and Weijie Ma will irrevocably grant any person designated by Shanghai Yi Yue the power to exercise all voting rights to which he will be entitled to as shareholder of Shanghai Yi Xin at that time.

        Equity Pledge Agreement.    Under the equity pledge agreement among Shanghai Yi Yue, Shanghai Yi Xin, Zuyu Ding and Weijie Ma, dated December 5, 2011, all of the equity interest in Shanghai Yi Xin was pledged to Shanghai Yi Yue to guarantee the performance of the obligations of Shanghai Yi Xin, Zuyu Ding and Weijie Ma under the exclusive call option agreement, the loan agreement and the shareholder voting right proxy agreement. If Zuyu Ding, Weijie Ma or Shanghai Yi Xin breach their respective contractual obligations, Shanghai Yi Yue, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Pursuant to the equity pledge agreement, Zuyu Ding and Weijie Ma shall not transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Shanghai Yi Xin without the prior written consent of Shanghai Yi Yue. The equity pledge right enjoyed by Shanghai Yi Yue will expire when Zuyu Ding, Weijie Ma and Shanghai Yi Xin have fully performed their respective obligations under the above agreements.

Agreement that Transfers Economic Benefits of Shanghai Yi Xin to CRIC

        Exclusive Technical Support Agreement.    Pursuant to an exclusive technical support agreement between Shanghai Yi Yue and Shanghai Yi Xin dated December 5, 2011, Shanghai Yi Yue provides Shanghai Yi Xin with a series of technical support services and is entitled to receive related fees. The term of this exclusive technical support agreement will expire upon dissolution of Shanghai Yi Xin. Unless expressly provided by this agreement, without prior written consent of Shanghai Yi Yue, Shanghai Yi Xin may not engage any third party to provide the services offered by Shanghai Yi Yue under this agreement.

Transactions with Shareholders, Directors and Affiliates

Transactions with Affiliates

        As of September 30, 2011, CRIC had a receivable balance of $1.2 million from Shangyou representing deposit payment made on behalf of Shangyou.

Transactions with E-House Management

        As of December 31, 2010 and September 30, 2011, $0.8 million and $0.5 million, respectively, were due to E-House management, representing consideration paid by management for unvested restricted shares.

 DESCRIPTION OF THE E-HOUSE SHARES

        E-House is a Cayman Islands company and its affairs are governed by its memorandum and articles of association, as supplemented and amended from time to time, and the Cayman Companies Law.

        As of the date of this proxy statement/prospectus, the authorized share capital of E-House is $1,000,000 divided into 1,000,000,000 ordinary shares of a nominal or par value of $0.001 each, of which 79,111,133 shares are issued and outstanding, excluding E-House shares which have been issued to the E-House depositary and reserved for future grants under the E-House share incentive plan. E-House has sufficient authorized and unissued share capital to meet its obligations under the Merger Agreement to issue and deliver E-House shares and E-House ADSs to holders of CRIC shares and CRIC ADSs as part of the Merger Consideration. There are no preferential voting shares; all shares have equal voting rights. No participation certificates, non-voting equity securities or profit-sharing certificates have been issued. E-House's ADSs are listed and traded on the NYSE (ticker symbol: EJ). For a detailed description of the E-House ADSs, please see "Description of the E-House American Depositary Shares" beginning on page 213.

Summary of Material Terms of the E-House Shares

        Set forth below is a summary of the material terms of the E-House shares as specified in E-House's memorandum and articles of association and the Cayman Companies Law insofar as they relate to the material terms of E-House's shares. This description is not complete and is qualified in its entirety by reference to the Cayman Companies Law and to the E-House's memorandum and articles of association. The memorandum and articles of association of E-House were included as Exhibit 3.1 of E-House's registration statement on Form F-4 of which this proxy statement/prospectus is a part. The memorandum and articles of association of E-House are hereby incorporated by reference into this section, and the descriptions in this section are qualified in their entirety by reference to the full text of the memorandum and articles of association of E-House, which should be carefully reviewed. To find out where copies of these documents can be obtained, please see "Where You Can Find More Information" on page 224.

        General.    All of E-House's outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form. E-House's shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of E-House's ordinary shares are entitled to such dividends as may be declared by its board of directors subject to the Cayman Companies Law.

        Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by E-House's chairman or any shareholder holding at least 10% of the shares given a right to vote at the meeting, present in person or by proxy.

        A quorum required for a meeting of shareholders consists of shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold not less than one-third of E-House's voting share capital. Shareholders' meetings may be held annually and may be convened by E-House's board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of E-House's voting share capital. Advance notice of at least 14 calendar days is required for the convening of E-House's annual general meeting and other shareholders' meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing E-House's authorized share capital, consolidating and dividing all or any part of E-House's share capital into shares of a larger or smaller nominal value than E-House's existing share capital.

        Transfer of Shares.    Subject to the restrictions of E-House's memorandum and articles of association, as applicable, any of E-House's shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by E-House's board.

        E-House's board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which E-House has a lien. E-House's directors may also decline to register any transfer of any ordinary share unless (1) the instrument of transfer is lodged with E-House, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as E-House's board of directors may reasonably require to show the right of the transferor to make the transfer; (2) the instrument of transfer is in respect of only one class of ordinary shares; (3) the instrument of transfer is properly stamped, if required; (4) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or (5) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as E-House's board of directors may from time to time require, is paid to E-House in respect thereof.

        If E-House's directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as E-House's board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

        Calls on Shares and Forfeiture of Shares.    E-House's board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

        Redemption of Shares.    Subject to the provisions of the Cayman Companies Law, E-House may issue shares on terms that are subject to redemption, at E-House's option or at the option of the holders, on such terms and in such manner as may, before the issue of such shares, be determined by special resolution.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Cayman Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Inspection of Books and Records.    Holders of E-House's ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of E-House's list of shareholders or E-House's corporate records. However, E-House will provide its shareholders with annual audited financial statements. See "Where You Can Find More Information" beginning on page 227.

        Election and Term of Office of the Directors.    E-House's directors are not subject to a term of office and hold office until their resignation, death or incapacity or until their respective successors have been elected and qualified in accordance with E-House's articles of association. A director will be removed from office automatically if, among other things, the director (1) becomes bankrupt or makes any arrangement or composition with his creditors or (2) is found to be or becomes of unsound mind.

Comparison of Rights of E-House and CRIC Shareholders

        The rights of CRIC shareholders are governed by Cayman Islands law and the memorandum and articles of association of CRIC. The rights of E-House shareholders are governed by Cayman Islands law and the memorandum and articles of association of E-House. Upon completion of the Merger, the rights of CRIC shareholders who become shareholders of E-House in the Merger will be governed by Cayman Islands law and the memorandum and articles of association of E-House. While both E-House and CRIC are companies organized under the laws of the Cayman Islands, and accordingly, the shareholder rights of both companies are governed by Cayman Islands law, there are certain differences between the rights of CRIC shareholders and the rights of E-House shareholders due to differences between the two companies' respective memorandum and articles of association. The only material difference between the two companies' respective memorandum and articles of association in regards to shareholder rights is that under E-House's memorandum and articles of association, advance notice of at least fourteen (14) calendar days is required for the convening of an annual general meeting or other shareholders' meeting of E-House, whereas under CRIC's memorandum and articles of association, advance notice of at least seven (7) calendar days is required for the convening of an annual general meeting or other shareholders' meeting of CRIC. The statements in this proxy statement/prospectus concerning a comparison of shareholder rights is necessarily a summary and is not intended to identify immaterial differences that may exist between the rights of E-House shareholders and the rights of CRIC shareholders. This comparison is qualified in its entirety by reference to House's and CRIC's respective memorandum and articles of association both of which should be read carefully.

 DESCRIPTION OF THE E-HOUSE AMERICAN DEPOSITARY SHARES

        JPMorgan Chase Bank, N.A., under the deposit agreement, dated as of August 7, 2007 (the "E-House Deposit Agreement"), among E-House, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of E-House ADSs, will issue the E-House ADSs that will be delivered in connection with the Merger. As used in this section headed "Description of the E-House American Depositary Shares," all references to the "depositary" are references to the E-House depositary, i.e. JPMorgan Chase Bank, N.A. in its capacity as depositary under the E-House Deposit Agreement.

        For a description of the E-House shares, please see "Description of the E-House Shares" beginning on page 210. Each ADS will represent an ownership interest in one ordinary share which E-House will deposit with the custodian, as agent of the depositary, under the E-House Deposit Agreement. Each E-House ADS will also represent any securities, cash or other property deposited with the depositary, but which the depositary has not distributed directly to you. Unless specifically requested by you, all E-House ADSs will be issued on the books of the depositary in book entry form and periodic statements will be mailed to you that reflect your ownership interest in such E-House ADSs. In this description, references to ADSs include ADSs the ownership of which will be evidenced by periodic statements you will receive.

        The depositary's office is located at 1 Chase Manhattan Plaza, Floor 21, New York, NY 10005.

        Because the depositary or its nominee will actually be the registered owner of the registered E-House shares underlying the E-House ADSs, you must rely on it to exercise the rights of a shareholder on your behalf, including the attendance of general meetings of shareholders of E-House. If you become an owner of E-House ADSs, you will become a party to the E-House Deposit Agreement and therefore will be bound by its terms and by the terms of the E-House ADSs and the ADRs. The E-House Deposit Agreement and the form of ADR specify the rights of E-House, your rights and obligations as owner of E-House ADSs and the rights and obligations of the depositary. The E-House Deposit Agreement, the E-House ADSs and the ADRs are governed by New York law. As an owner of an E-House ADS, you appoint the depositary as your attorney-in-fact, with full power to delegate, to act on your behalf and to take any and all actions contemplated in the E-House Deposit Agreement, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the E-House Deposit Agreement.

        The following is a summary of the material terms of the E-House Deposit Agreement and the rights pertaining to the E-House ADSs. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire E-House Deposit Agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and the form of ADR that contains the terms of the E-House ADSs. In addition, this summary should be read together with, and is qualified by, the description of E-House shares under "Description of the E-House Shares" beginning on page 210. To find out where copies of these documents can be obtained, please see the sections of this proxy statement/prospectus entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 227 and 228, respectively.

Holding the E-House ADSs

        The E-House ADSs shall be held electronically in book-entry form through The Depository Trust Company in your name or indirectly through your broker or other financial institution. If you hold the E-House ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. This description assumes that you hold your E-House ADSs directly solely for the purposes of summarizing the E-House Deposit Agreement.

        E-House will not treat an ADS holder as one of its shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the E-House shares underlying your E-House ADSs. As a holder of ADSs, you will have ADS holder rights. The E-House Deposit Agreement sets out ADS holder rights, representations and warranties as well as the rights and obligations of the depositary.

        If you become a holder of ADSs, you will become a party to the E-House Deposit Agreement and therefore will be bound by its terms and by the terms of the ADR that represents your ADSs. The E-House Deposit Agreement and the ADR specify E-House's rights and obligations as well as your rights and obligations as a holder of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The E-House Deposit Agreement and the ADRs are governed by New York law. However, E-House's obligations to the holders of ordinary shares will continue to be governed by Cayman Islands law, which may be different from the laws in the U.S.

Deposit, Withdrawal and Cancellation

        The depositary will issue E-House ADSs if you or your broker deposit E-House shares or evidence of rights to receive E-House shares with the custodian. In the case of the E-House ADSs to be issued under this proxy statement/prospectus, E-House will arrange for the deposit of the underlying E-House shares with the depositary.

        E-House shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such E-House shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

        The custodian will hold all deposited E-House shares (including those being deposited by or on E-House's behalf in connection with the offering to which this proxy statement/prospectus relates) for the account of the depositary. ADS holders thus have no direct ownership interest in the E-House shares and only have such rights as are contained in the E-House Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited E-House shares. The deposited shares and any such additional items are referred to as "deposited securities."

        Upon each deposit of E-House shares, receipt of related delivery documentation and compliance with the other provisions of the E-House Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued. At the request, risk and expense of the person depositing E-House shares, the depositary may accept deposits for forwarding to the custodian and may deliver ADRs at a place other than its office.

        When you turn in your E-House ADSs at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration E-House ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying E-House shares at the custodian's office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf.

        Notwithstanding any other provision of the E-House Deposit Agreement to the contrary, the depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing the transfer books of E-House or those of the depositary or the deposit of E-House shares in connection with voting at a general meeting of shareholders of E-House, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the E-House Deposit Agreement.

CRIC ADS Record Dates

        The depositary may, after consultation with E-House, if practical, fix record dates for the determination of the ADS holders who will be entitled (or obligated, as the case may be):

  •
  to receive a dividend, distribution or rights,

  •
  to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities, or

  •
  for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses as provided for in the ADR,

  •
  to receive any notice or to act in respect of other matters

  •
  all subject to the provisions of E-House Deposit Agreement.

Share Dividends and Other Distributions

        E-House may make various types of distributions with respect to its shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on E-House shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the E-House Deposit Agreement. You will receive these distributions in proportion to the number of underlying securities that your E-House ADSs represent. You must hold the E-House ADSs on the record date established by the depositary in order to be eligible for dividends and other distributions. In general, the depositary will attempt to set a record date for the E-House ADSs that is the same record date used by E-House for dividends and other distributions on the E-House shares. It is possible that the record date E-House uses for dividends and other distributions on the E-House shares and the record date used by the depositary may not be the same.

        Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADS holders in proportion to their interests in the following manner:

  •
  Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain registered holders, and (3) deduction of the depositary's expenses in (a) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (d) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution

  •
  E-House Shares.  In the case of a distribution in E-House shares, the depositary will issue additional ADRs to evidence the number of E-House ADSs representing such E-House shares. Only whole E-House ADSs will be issued. Any E-House shares which would result in fractional E-House ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

  •
  Rights to receive additional E-House shares.  In the case of a distribution of rights to subscribe for additional E-House shares or other rights, if E-House provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if E-House does not furnish such evidence, the depositary may: (1) sell such rights if practicable and distribute the net proceeds as cash; or (2) f it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADS holders will receive nothing. E-House has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADS holders.

  •
  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable under the circumstances, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. To the extent a distribution would be required to be registered under the Securities Act prior to distribution in the United States and is not so registered, it would be illegal for the depositary to make such distribution and, as a result, the depositary would endeavor to sell such distribution in accordance with the above provisions. Additionally, an example of circumstances where a distribution would not be practicable would be where E-House distributes to its shareholders an additional security for which no depositary receipt program is established or the distribution ratio is so large or small that it would not be practicable to apportion and distribute to holders of ADSs. Under each of these circumstances, and other circumstances where a distribution would not be practicable, the depositary would comply with the applicable provisions of the E-House Deposit Agreement with respect thereto.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

 Voting Rights

        After receiving voting materials from E-House, the depositary will notify the ADS holders of any shareholder meeting or solicitation of consents or proxies and seek your instructions on the exercise of the voting rights for the shares which underlie your ADSs. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by E-House. You must hold the E-House ADSs on the date established by the depositary in order to be eligible to give instructions for the exercise of voting rights at a meeting of E-House shareholders. It is possible, however, that the record date E-House uses for the exercise of voting rights on the E-House shares and the record date used by the depositary may not be the same.

        For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. Upon receipt of valid instructions from an ADS holder, the depositary will try, as far as practical and subject to applicable law and the provisions of E-House's memorandum and articles of association and the deposited securities, to vote or cause to be voted the E-House shares or other deposited securities in accordance with such instructions. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

        There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

        The depositary will make available for inspection by ADS holders any written communications from E-House which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. E-House will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

        Additionally, if E-House makes any written communications generally available to holders of E-House's shares, including the depositary or the custodian, and E-House requests the depositary to provide them to ADS holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADS holders.

Fees and Expenses

        ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

        The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by E-House or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

  •
  a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

  •
  a fee of up to $0.05 per ADS (or portion thereof) for any cash distribution made pursuant to the E-House Deposit Agreement

  •
  an aggregate fee of up to $0.05 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering the ADSs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of E-House' ADSs as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing these holders or by deducting the charges from one or more cash dividends or other cash distributions);

  •
  any other charge payable by any of the depositary, any of the depositary's agents, including, without limitation, the custodian, or the agents of the depositary's agents in connection with the servicing of E-House's shares or other securities deposited by E-House (which charge shall be assessed against registered holders of E-House's ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

  •
  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex and facsimile transmission and delivery charges incurred at your request;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

  •
  such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable laws, rules or regulations.

        E-House will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between E-House and the depositary. The fees described above may be amended from time to time.

        The depositary has agreed to reimburse E-House for it incurs that are related to establishment and maintenance of the ADS program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse E-House, but the amount of reimbursement available to E-House is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. For the years ended December 31, 2008, 2009 and 2010, E-House received approximately $0.8 million, $0.6 million and $0.3 million, respectively, from the depositary as reimbursement for E-House's expenses incurred in connection with the establishment and maintenance of the ADS program.

        The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services until its fees for those services and any other unpaid fees are paid.

Payment of Taxes

        ADS holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADS holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADS holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADS holders entitled thereto.

        By holding an ADS or an interest therein, you will be agreeing to indemnify E-House, the depositary, its custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes or reduced rate of withholding at source obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

        If E-House takes certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of E-House's assets, then the depositary may choose to:

  (1)
  amend the form of ADR;

  (2)
  distribute additional or amended ADRs;

  (3)
  distribute cash, securities or other property it has received in connection with such actions;

  (4)
  sell any securities or property received and distribute the proceeds as cash; or

  (5)
  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

        E-House may agree with the depositary to amend the E-House Deposit Agreement and the ADSs without your consent for any reason. ADS holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADS holders. If an ADS holder continues to hold an ADS or ADSs after being so notified, such ADS holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the E-House Deposit Agreement or the form of ADR to ensure compliance therewith, E-House and the depositary may amend or supplement the E-House Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your E-House ADSs and receive the underlying securities

        The depositary may terminate the E-House Deposit Agreement by giving the ADS holders at least 30 days prior notice, and it must do so at E-House's request. The E-House Deposit Agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary's only responsibility will be (1) to deliver deposited securities to ADS holders who surrender their ADSs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADS holders who have not yet surrendered their ADSs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limits on the obligations of E-House and the obligations of the depositary; limits on liability to E-House ADS holders

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADSs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

  •
  payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of E-House shares or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the E-House Deposit Agreement;

  •
  the production of proof satisfactory to the depositary and/or its custodian of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the E-House shares on the books maintained by or on E-House's behalf for the transfer and registration of E-House shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the E-House Deposit Agreement and the ADR, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the E-House Deposit Agreement.

        The E-House Deposit Agreement expressly limits the obligations and liability of the depositary, E-House and their respective agents. Neither E-House nor the depositary nor any such agent will be liable if:

  •
  present or future law, rule or regulation of the United States, The Cayman Islands, the People's Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of E-House's charter, any act of God, war, terrorism or other circumstance beyond E-House's, the depositary's or their respective agents' control shall prevent, delay or subject to any civil or criminal penalty any act which the E-House

    Deposit Agreement or the ADRs provide shall be done or performed by E-House, the depositary or E-House's respective agents (including, without limitation, voting);

  •
  the depositary exercises or fails to exercise discretion under the E-House Deposit Agreement or the ADR;

  •
  the depositary performs its obligations without gross negligence or bad faith;

  •
  the depositary takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting E-House shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

  •
  E-House relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs. E-House and its agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in E-House's opinion may involve it in expense or liability, if indemnity satisfactory to E-House against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the E-House Deposit Agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

        The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall E-House, the depositary or any of their respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

        The depositary may own and deal in deposited securities and in ADSs.

Requirements for Depositary Actions

  E-House, the depositary or the custodian may refuse to

  •
  issue, register or transfer an ADR or ADRs;

  •
  effect a split-up or combination of ADRs;

  •
  deliver distributions on any such ADRs; or

  •
  permit the withdrawal of deposited securities (unless the E-House Deposit Agreement provides otherwise), until the following conditions have been met:

  •
  the holder has paid all taxes, governmental charges, and fees and expenses as required in the E-House Deposit Agreement;

  •
  the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

  •
  the holder has complied with such regulations as the depositary may establish under the E-House Deposit Agreement.

        The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the

E-House Deposit Agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Disclosure of Interest in E-House ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions E-House may provide in respect thereof. E-House reserves the right to request you to deliver your E-House ADSs for cancellation and withdrawal of the deposited securities so as to permit E-House to deal with you directly as a holder of deposited securities and, by holding an E-House ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the E-House Deposit Agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

        The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of E-House ADSs

        The depositary may issue E-House ADSs prior to the deposit with the custodian of E-House shares (or rights to receive shares). This is called a pre-release of the E-House ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from E-House or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release E-House ADSs only if:

  •
  the depositary has received collateral for the full market value of the pre-released E-House ADSs (marked to market daily); and

  •
  each recipient of pre-released ADSs agrees in writing that he or she

  •
  owns the underlying shares,

  •
  assigns all rights in such shares to the depositary,

  •
  holds such shares for the account of the depositary and

  •
  will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

        In general, the number of pre-released E-House ADSs will not evidence more than 30% of all E-House ADSs outstanding at any given time (excluding those evidenced by pre-released E-House ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released E-House ADSs and its charges for issuance thereof.

Appointment

        In the E-House Deposit Agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the E-House Deposit Agreement will be deemed for all purposes to:

  •
  be a party to and bound by the terms of the E-House Deposit Agreement and the applicable ADR or ADRs, and

  •
  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the E-House Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the E-House Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Comparison of Rights of E-House and CRIC American Depositary Share Holders

        The rights of CRIC ADS holders are governed by the CRIC Deposit Agreement, and the rights of E-House ADS holders are governed by the E-House Deposit Agreement. Upon completion of the Merger, the rights of CRIC ADS holders who become E-House ADS holders in the Merger will be governed by the E-House Deposit Agreement. While JPMorgan is the depositary under both deposit agreements and there is one material difference concerning the rights of CRIC ADS holders and the rights of E-House ADS holders under the respective deposit agreements, namely the provision concerning a discretionary proxy discussed below. The statements in this proxy statement/prospectus concerning a comparison of ADS holders' rights is necessarily a summary and is not intended to identify immaterial differences that may exist between the rights of E-House ADS holders and the rights of CRIC ADS holders. This comparison is qualified in its entirety by reference to the two deposit agreements.

        CRIC has the right under Section 12 of Exhibit A of the CRIC Deposit Agreement, to request the CRIC depositary to issue a discretionary proxy in favor of a person to be designated by CRIC to vote any shares represented by CRIC ADSs for which the CRIC depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date. Under the terms of the CRIC Deposit Agreement, no discretionary proxy is to be issued in respect of shares represented by unvoted CRIC ADSs with respect to any matter as to which CRIC informs the CRIC depositary that there exists substantial opposition or that would have a material adverse impact on the holders of CRIC ADSs or on CRIC' shareholders. The CRIC depositary will, in accordance with the terms of the CRIC Deposit Agreement, rely on the determination by CRIC. CRIC does not intend to request the CRIC depositary to issue a discretionary proxy in regards to the voting of shares represented by CRIC ADSs for which the CRIC depositary does not timely receive valid voting instructions from the CRIC ADS holders as of the CRIC ADS record date for the EGM to approve the Merger Agreement and Plan of Merger.

        Under the E-House Deposit Agreement, E-House may not request the E-House depositary to issue a discretionary proxy in favor of a person to be designated by E-House to vote the E-House shares represented by E-House ADSs for which the E-House depositary does not timely receive valid voting instructions as of the E-House ADS record date. However, an E-House ADS holder may elect to instruct the E-House depositary to give a person to be designated by E-House a discretionary proxy.

 FUTURE CRIC SHAREHOLDER PROPOSALS

        If the proposed Merger is completed, CRIC will not have public shareholders and there will be no public participants in any future shareholders meeting of CRIC. However, if the proposed Merger is not completed, CRIC plans to hold an annual general meeting towards the end of 2012.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this proxy statement/prospectus, and, if given or made, such information must not be relied upon as having been authorized. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. Neither the mailing of this proxy statement/prospectus nor the issuance by E-House of E-House shares or E-House ADSs in connection with the Merger shall, under any circumstances, create any implication that there has been no change in the affairs of E-House or E-House since the date of this proxy statement/prospectus or that the information contained in this proxy statement/prospectus is correct as of any time subsequent to its date.

        Unless otherwise indicated and except where the context otherwise requires, references in this proxy statement/prospectus to:

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this proxy statement/prospectus only, Taiwan, Hong Kong and Macau;

  •
  "CRIC" refer to China Real Estate Information Corporation, a company organized under the laws of the Cayman Islands, and, unless the context otherwise requires, its affiliates (other than E-House);

  •
  "CRIC ADSs" refer to CRIC's American depositary shares, each of which represents one CRIC share;

  •
  "CRIC shares" refer to CRIC's ordinary shares, par value $0.0002 per share; unless the context indicates otherwise, all share and per share data relating to CRIC in this proxy statement/prospectus give effect to a 1-for-2 reverse share split that became effective on August 29, 2009 and a new share issuance to E-House on September 28, 2009;

  •
  "E-House" refer to E-House (China) Holdings Limited, a company organized under the laws of the Cayman Islands, and, unless the context otherwise requires, its affiliates (other than CRIC);

  •
  "E-House ADSs" refers to E-House's American depositary shares, each of which represents one E-House share;

  •
  "E-House shares" refers to E-House's ordinary shares, par value $0.001 per share;

  •
  "Merger" refers to the proposed merger under the Merger Agreement, whereby Merger Sub would be merged with and into CRIC, with CRIC continuing as the surviving entity and as a direct wholly owned subsidiary of E-House;

  •
  "Merger Agreement" refers to the agreement and plan of merger, dated December 28, 2011, by and among E-House, Merger Sub and CRIC, and which is attached as Annex A to this proxy statement/prospectus;

  •
  "Merger Consideration" refers to the consideration CRIC shareholders and CRIC ADS holders would receive for each CRIC share and CRIC ADS, respectively, in the event that the Merger is completed, and is described in more detail in "The Merger Agreement, the Plan of Merger and the Merger—Merger Consideration";

  •
  "Merger Sub" refers to CRIC (China) Holdings Limited, a company incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of E-House;

  •
  "Plan of Merger" refers to the plan of merger which Merger Sub and CRIC will execute and file with the Registrar of Companies of the Cayman Islands as soon as practicable on or after the closing date of the Merger, and which is attached as Appendix 1 of Annex A to this proxy statement/prospectus;

  •
  "primary real estate market" refers to the market for newly constructed residential and commercial real properties, "primary real estate agency services" refers to agency services provided for the primary real estate market, "secondary real estate market" refers to the market for existing residential and commercial real properties, and "secondary real estate brokerage services" refers to brokerage services provided for the secondary real estate market; and

  •
  all references to "RMB" or "Renminbi" are to the legal currency of China, and all references to "$," "dollars," "US$," "U.S. dollars" and "¢" are to the legal currency of the United States.

        Information contained in this proxy statement/prospectus regarding E-House has been provided by E-House and information contained in this proxy statement/prospectus regarding CRIC has been provided by CRIC.

        The distribution or possession of the proxy statement/prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither E-House nor CRIC accepts any liability in relation to any such restrictions.

 WHERE YOU CAN FIND MORE INFORMATION

        Each of E-House and CRIC file annual reports with and furnish other reports and information to the SEC. You may read and copy any document E-House or CRIC files with or furnishes to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these reports, as well as proxy and information statements and other information that E-House or CRIC file with or furnish to the SEC, at the internet website maintained by the SEC, at www.sec.gov. The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. Reports and other information concerning the business of E-House may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, and reports and other information concerning the business of CRIC may be inspected at the offices of the NASDAQ at One Liberty Plaza, 165 Broadway, New York, New York 10006.

        E-House has filed a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the E-House shares that will underlie the E-House ADSs that CRIC ADS holders will receive in connection with the Merger. This proxy statement/prospectus is a part of that registration statement and is a proxy statement/prospectus of E-House as well as a proxy statement under Cayman Islands law with respect to the EGM of CRIC shareholders. E-House may also file amendments to the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. JPMorgan Chase Bank, N.A., as the E-House depositary, has previously filed a separate registration statement on Form F-6 (Registration No. 333-144450) with the SEC for the registration of the E-House ADSs that CRIC ADS holders will receive in connection with the Merger. You should read the two registration statements on Form F-4 and Form F-6 and the exhibits and schedules filed with those registration statements as they contain important information about E-House and CRIC and the E-House shares and E-House ADSs.

        Because the Merger is a "going private" transaction, CRIC, E-House, Merger Sub and Mr. Xin Zhou have filed with the SEC a transaction statement on schedule 13E-3 with respect to the Merger. The schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Each of E-House and CRIC undertake to provide without charge to each CRIC shareholder and CRIC ADS holder, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of this proxy statement/prospectus and any or all of the documents incorporated by reference into this proxy statement/prospectus, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates.

        Requests for copies of the filings of E-House and CRIC should be directed to CRIC's director of Investor Relations, Michelle Yuan, at +86 (21) 6086-7369.

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR CRIC SHARES AT THE EGM. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

        THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 21, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows E-House to "incorporate by reference" certain information filed with or furnished to the SEC, which means that E-House can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. With respect to this proxy statement/prospectus but not with respect to any corresponding Schedule 13E-3, information that E-House later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this proxy statement/prospectus and information previously incorporated by reference into this proxy statement/prospectus.

        Each document incorporated by reference into this proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of E-House since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below, which E-House has previously filed with or furnished to the SEC. These documents contain important information about E-House and its business, financial condition and results of operation.

  •
  E-House's annual report on Form 20-F for the year ended December 31, 2010, filed with the SEC on April 26, 2011 (SEC file number is 001-33616);

  •
  Amendment No. 1 to E-House's annual report on Form 20-F for the year ended December 31, 2010, filed with the SEC on May 25, 2011 (SEC file number is 001-33616); and

  •
  The description of the E-House shares and E-House ADSs contained in E-House's Form 424(b)(4) final prospectus for its follow-on public offering, filed with the SEC on February 1, 2008 (SEC file number 333-148729).

        In addition, all annual reports on Form 20-F that E-House files with the SEC and all reports on Form 6-K that E-House furnishes to the SEC indicating that they are so incorporated by reference into this proxy statement/prospectus, in each case after the date of this proxy statement/prospectus and prior to the date of the EGM, will also be incorporated by reference into this proxy statement/prospectus, but shall not be incorporated by reference into any corresponding Schedule 13E-3. Any information contained in, or incorporated by reference into, this proxy statement/prospectus prior to the filing with, or furnishing to, the SEC of any such report after the date of this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that the disclosure in such report modifies or supersedes such information.

        You may obtain copies of these documents in the manner described above under "Where You Can Find More Information." You may also request copies of these documents (excluding exhibits) at no cost by contacting E-House, as applicable, as follows:

In China

Kelly Qian
Manager, Investor Relations
E-House (China) Holdings Limited
17/F, Merchandise Harvest Building (East)
No. 333 North Chengdu Road
Shanghai 200041
People's Republic of China
Phone: +86 (21) 6133-0730
E-mail: ir@ehousechina.com

Derek Mitchell
Ogilvy Financial, Beijing
Phone: +86 (10) 8520-6284
E-mail: ej@ogilvy.com

In the U.S. Jessica Barist Cohen Ogilvy Financial, New York Phone: +1 (646) 460-9989 E-mail: ej@ogilvy.com

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

        E-House was incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        E-House's constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between E-House, its officers, directors and shareholders, be arbitrated.

        All of E-House's operations are conducted in China, and substantially all of its assets are located in China. A majority of E-House's officers are nationals or residents of jurisdictions other than the United States and a substantial portion of its assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against E-House or its officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        E-House has appointed Law Debenture Corporate Services Inc. at 400 Madison Avenue, 4th Floor, New York, New York as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

        Conyers Dill and Pearman, E-House's counsel as to Cayman Islands law, and Fangda Partners, E-House's counsel as to PRC law, have advised E-House, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against E-House or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against E-House or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill and Pearman has further advised E-House that a final and conclusive judgment in personam in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of multiple damages, taxes, fines, penalties or similar charges, may be recognized by the courts of the Cayman Islands provided that (1) such courts had proper jurisdiction over the parties subject to such judgment (2) such courts did not contravene the rules of natural justice of the Cayman Islands, (3) such judgment was not obtained by fraud, (4) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (6) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        Fangda Partners has further advised E-House that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. However, China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments.

 LEGAL MATTERS

        E-House is being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the E-House shares represented by the E-House ADSs offered by this proxy statement/prospectus will be passed upon for E-House by Conyers Dill and Pearman, and certain legal matters as to PRC law will be passed upon for E-House by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill and Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPERTS

        The financial statements, incorporated in this proxy statement/prospectus by reference from the E-House (China) Holdings Limited's annual report on Form 20-F for the year ended December 31, 2010, and the effectiveness of E-House (China) Holdings Limited's internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in this proxy statement/prospectus and the effectiveness of China Real Estate Information Corporation's internal control over financial reporting have been audited by Deloitte & Touche Tohmatsu CPA Ltd, an independent registered public accounting firm, as stated in their reports appearing and herein and elsewhere in this proxy statement/prospectus. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 30/F, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.

E-HOUSE (CHINA) HOLDINGS LIMITED

E-HOUSE (CHINA) HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollar except for share data)

	December 31, 2010	September 30, 2011
	$	$
ASSETS
Current assets:
Cash and cash equivalents	543,817,633	347, 703,911
Restricted cash	6,985,409	2,087,319
Marketable securities	16,564,054	6,549,097
Customer deposits, net of allowance for doubtful accounts of $539,433 and $640,845 as of December 31, 2010 and September 30, 2011, respectively	90,616,995	120,876,725
Accounts receivable, net of allowance for doubtful accounts of $18,296,842 and $10,981,086 as of December 31, 2010 and September 30, 2011, respectively	174,114,561	218,252,898
Properties held for sale	4,457,709	3,449,682
Deferred tax assets	17,284,547	16,837,002
Prepaid expenses and other current assets	22,052,561	38,607,666
Amounts due from related parties	19,447	1,510,547

Total current assets	875,912,916	755,874,847
Property and equipment, net	21,302,787	25,249,449
Intangible assets, net	183,911,765	221,118,779
Investment in affiliates	10,161,275	26,468,086
Goodwill	453,139,720	49,223,863
Other non-current assets	13,838,062	45,114,083

TOTAL ASSETS	1,558,266,525	1,123,049,107

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to E-House of $2,777,692 and $2,110,761 as of December 31, 2010 and September 30, 2011, respectively)	8,148,688	6,311,890
Accrued payroll and welfare expenses(including accrued payroll and welfare expenses of the consolidated VIEs without recourse to E-House of $5,998,335 and $11,671,668 as of December 31, 2010 and September 30, 2011, respectively)	37,853,279	36,222,102
Income tax payable (including income tax payable of the consolidated VIEs without recourse to E-House of $3,824,260 and $3,099,422 as of December 31, 2010 and September 30, 2011, respectively)	42,276,115	24,760,675
Other tax payable(including other tax payable of the consolidated VIEs without recourse to E-House of $2,965,717 and $4,290,915 as of December 31, 2010 and September 30, 2011, respectively)	14,765,431	16,097,534
Amounts due to related parties	5,154,657	1,115,760
Deferred revenue	7,973,091	12,357,331
Liability for exclusive rights with Baidu, current (including liability for exclusive rights with Baidu, current of the consolidated VIEs without recourse to E-House of nil and $13,359,983 as of December 31, 2010 and September 30, 2011, respectively)	—	13,359,983
Other current liabilities(including other current liabilities of the consolidated VIEs without recourse to E-House of $6,728,488 and $14,963,468 as of December 31, 2010 and September 30, 2011, respectively)	23,927,768	23,306,933

Total current liabilities	140,099,029	133,532,208
Deferred tax liabilities (including deferred tax liabilities of the consolidated VIEs without recourse to E-House of $424,931 and $1,712,234 as of December 31, 2010 and September 30, 2011, respectively)	40,152,455	43,102,276
Liability for exclusive rights with Baidu, non-current (including liability for exclusive rights with Baidu, non-current of the consolidated VIEs without recourse to E-House of nil and $20,679,586 as of December 31, 2010 and September 30, 2011, respectively)	—	20,679,586
Other non-current liabilities	1,375,469	1,761,628

Total liabilities	181,626,953	199,075,698

Commitments and contingencies (Note 15)
Equity:
Ordinary shares ($0.001 par value): 1,000,000,000 shares authorized, 80,752,526 and 78,703,087 shares issued and outstanding, as of December 31, 2010 and September 30, 2011, respectively	80,752	78,703
Additional paid-in capital	672,621,384	682,023,752
Retained earnings (Accumulated deficit)	200,822,587	(72,698,628)
Accumulated other comprehensive income	27,640,541	42,934,905
Subscription receivables	(65,417)	—

Total E-House equity	901,099,847	652,338,732
Non-controlling interest	475,539,725	271,634,677

Total equity	1,376,639,572	923,973,409

TOTAL LIABILITIES AND EQUITY	1,558,266,525	1,123,049,107

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(In U.S. dollar except for share data)

	Nine Months Ended September 30,
	2010	2011
	$	$
Total revenues	231,306,696	284,226,379
Cost of revenues	(69,581,096)	(108,603,620)
Selling, general and administrative expenses	(133,036,842)	(190,715,629)
Goodwill impairment charge	—	(417,822,304)

Income (loss) from operations	28,688,758	(432,915,174)
Interest income	2,123,246	1,948,231
Other income (loss) , net	6,036,822	(6,723,440)

Income (loss) before taxes and equity in affiliates	36,848,826	(437,690,383)
Income tax expense (benefit)	(5,323,844)	5,119,614

Income (loss) before equity in affiliates	31,524,982	(432,570,769)
Loss from equity in affiliates	(122,566)	(495,655)
Net income (loss)	31,402,416	(433,066,424)

Less: net income (loss) attributable to non-controlling interest	8,171,850	(190,574,162)
Net income (loss) attributable to E-House shareholders	23,230,566	(242,492,262)

Earnings (loss) per share:
Basic	$0.29	$(3.02)
Diluted	$0.28	$(3.02)
Shares used in computation:
Basic	80,224,258	80,210,915
Diluted	81,160,354	80,210,915

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
AND COMPREHENSIVE INCOME (LOSS)
(In U.S. dollar)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Subscription Receivables	Non-controlling Interest	Total Equity	Total Comprehensive Income (Loss)
	Number	$	$	$	$	$	$	$	$
Balance at January 1, 2010	80,145,869	80,146	656,592,898	184,749,251	16,344,294	—	455,553,116	1,313,319,705	—
Net income	—	—	—	23,230,566	—	—	8,171,850	31,402,416	31,402,416
Dividends	—	—	—	(20,081,057)	—		—	(20,081,057)	—
Share-based compensation	—	—	14,429,894	—	—	—	5,627,103	20,056,997	—
Exercise of share options	213,003	213	1,149,589	—	—	—	—	1,149,802	—
Capital injection and non-controlling interest recognized in connection with business acquisition	—	—	—	—	—	—	2,016,025	2,016,025	—
Exercise of CRIC share options	—	—	(1,726,991)	—	—	—	2,589,461	862,470	—
Vesting of CRIC restricted shares	—	—	(116,847)	—	—	—	304,347	187,500	—
Repurchase of CRIC shares	—	—	(2,683,082)	—	42,771	—	(7,286,348)	(9,926,659)	—
Foreign currency translation adjustments	—	—	—	—	6,403,816	—	1,122,178	7,525,994	7,525,994
Distribution to E-house	—	—	28,709	—	—	—	(28,709)	—	—
Balance at September 30, 2010	80,358,872	80,359	667,674,170	187,898,760	22,790,881	—	468,069,023	1,346,513,193	38,928,410

Balance at January 1, 2011	80,752,526	80,752	672,621,384	200,822,587	27,640,541	(65,417)	475,539,725	1,376,639,572	—
Net loss	—	—	—	(242,492,262)	—	—	(190,574,162)	(433,066,424)	(433,066,424)
Dividends	—	—	—	(20,209,842)	—	—	—	(20,209,842)	—
Dividends to non-controlling interest	—	—	—	—	—	—	(783,403)	(783,403)	—
Share-based compensation	—	—	17,504,072	—	—	—	6,140,457	23,644,529	—
Exercise of share options	68,161	68	365,956	—	—	65,417	—	431,441	—
Capital injection and non-controlling interest recognized in connection with business acquisition	—	—	1,808,679	—	—	—	3,700,398	5,509,077	—
Exercise of CRIC share options	—	—	(2,150,982)	—	—	—	2,911,692	760,710	—
Vesting of CRIC restricted shares	—	—	(134,501)	—	—	—	397,001	262,500	—
Disposal of subsidiary	—	—	—	—	—	—	(493,617)	(493,617)	—
Repurchase of CRIC shares	—	—	(120,820)	(166,092)	—	—	(29,575,880)	(29,862,792)	—
Foreign currency translation adjustments	—	—	—	—	15,294,364	—	4,372,466	19,666,830	19,666,830
Repurchase of shares	(2,117,600)	(2,117)	(7,870,036)	(10,653,019)	—	—	—	(18,525,172)	—
Balance at September 30, 2011	78,703,087	78,703	682,023,752	(72,698,628)	42,934,905	—	271,634,677	923,973,409	(413,399,594)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Nine Months Ended September 30,
	2010	2011
	$	$
Operating activities:
Net income (loss)	31,402,416	(433,066,424)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	19,580,800	23,949,778
Allowance for doubtful accounts	1,573,399	4,204,118
Share-based compensation	20,056,997	23,644,529
Goodwill impairment charge	—	417,822,304
Unrealized loss on marketable securities	—	9,999,480
Loss from equity in affiliates	122,566	495,655
Loss on disposal of subsidiaries	—	1,054,348
Others	(174,879)	369,238
Changes in operating assets and liabilities:
Restricted cash	2,611,231	4,101,578
Customer deposits	(54,917,940)	(49,309,627)
Accounts receivable	(19,095,770)	(43,787,073)
Amounts due from related parties	(512,651)	372,551
Property held for sale	3,471,401	(4,490,301)
Prepaid expenses and other current assets	(4,406,448)	(8,528,652)
Other non-current assets	(828,841)	(4,844,960)
Accounts payable	(3,658,955)	(2,406,375)
Accrued payroll and welfare expenses	(5,825,554)	(1,642,516)
Income tax payable	(8,909,826)	(17,547,269)
Other tax payable	(1,091,592)	1,534,012
Amounts due to related parties	—	(3,776,397)
Other current liabilities	6,093,091	1,830,533
Other non-current liabilities	(123,469)	50,637

Net cash used in operating activities	(14,634,024)	(79,970,833)

Investing activities:
Deposit for and purchase of property and equipment and intangible assets	(8,429,988)	(19,343,535)
Purchase of subsidiaries, net of cash acquired	1,222,425	(16,337,455)
Deposit for acquisition	(9,871,838)	(2,335,221)
Investment in affiliates	(9,878,053)	(16,409,049)
Proceeds from disposal of property and equipment	63,973	87,756
Proceeds from disposal of subsidiaries	—	117,457
Restricted cash-deposit	4,229	796,512

Net cash used in investing activities	(26,889,252)	(53,423,535)

Financing activities:
Repurchase of CRIC shares	(9,926,659)	(29,862,792)
Contribution from non-controlling interest	367,689	33,922
Proceeds from exercise of options	2,012,272	1,192,151
Repurchase of shares	—	(18,525,172)
Dividends	(20,081,057)	(20,209,842)
Dividends to non-controlling interest shareholders	—	(783,403)
Loans from non-controlling interest	1,200,000	—

Net cash used in financing activities	(26,427,755)	(68,155,136)

Effect of exchange rate changes on cash and cash equivalents	5,301,068	5,435,782

Net decrease in cash and cash equivalents	(62,649,963)	(196,113,722)
Cash and cash equivalents at the beginning of the year	548,061,884	543,817,633

Cash and cash equivalents at the end of the period	485,411,921	347,703,911

Supplemental disclosure of cash flow information:
Income taxes paid	19,728,461	14,501,591
Non-cash investing and financing activities:
Decrease in amount due to related party due to vesting of restricted shares	187,500	262,500
Additional paid-in capital recognized in connection with business acquisition	—	1,808,679
Non-controlling interest recognized in connection with business acquisition	1,648,336	3,666,476
Consideration payable recognized in connection with business acquisition	—	6,933,493
Consideration payable for recognized in purchase of exclusive rights with Baidu	—	34,039,569

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar)

1. Organization and Principal Activities

        E-House (China) Holdings Limited (the "Company" or "E-House") was incorporated on August 27, 2004 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entities ("VIEs"), offers a wide range of services to the real estate industry, including primary sales agency, secondary brokerage, information and consulting, online advertising, promotional events and investment management services in the People's Republic of China ("PRC"). The Company, its subsidiaries and consolidated VIEs are collectively referred to as the "Group".

2. Summary of Principal Accounting Policies

(a)    Basis of presentation

        The unaudited condensed consolidated financial statements included herein are unaudited and have been prepared and presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP")and applicable rules and regulations of the Securities and Exchange Commission, regarding interim financial reporting, and include all normal and recurring adjustments that management of the Group considers necessary for a fair presentation of its financial position and operating results. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto contained in the Company's consolidated financial statements as of and for the three years ended December 31, 2010.

(b)    Basis of consolidation

        The unaudited condensed consolidated financial statements include the unaudited condensed financial statements of E-House, its majority owned subsidiaries and its consolidated VIEs, Shanghai Tian Zhuo Advertising Co., Ltd. ("Tian Zhuo") and Beijing Yisheng Leju Information Services Co., Ltd. ("Beijing Leju"). All inter-company transactions and balances have been eliminated in consolidation.

        The Group evaluates each of its interests in private companies to determine whether or not the investee is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

        Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The following financial statement amounts and balances of Tian Zhuo were included in the accompanying unaudited condensed consolidated financial statements:

	December 31, 2010	September 30, 2011
	$	$
Cash and cash equivalents	12,133,157	4,497,777
Accounts receivable, net of allowance for doubtful accounts	3,649,591	1,777,105
Prepaid expenses and other current assets	1,511,617	3,335,412

Total current assets	17,294,365	9,610,294
Property and equipment, net	733,383	260,769
Intangible assets, net	913,235	608,867
Goodwill	4,269,149	3,602,892
Other non-current assets	646,419	—
Investment in affiliates	—	7,756,031

Total assets	23,856,551	21,838,853

Accounts payable	319,812	106,930
Accrued payroll and welfare expenses	611,029	30,700
Income tax payable	1,156,467	651,370
Other tax payable	412,247	101,533
Other current liabilities	960,528	80,194

Total current liabilities	3,460,083	970,727
Deferred tax liabilities, non-current	202,955	152,216

Total liabilities	3,663,038	1,122,943

	Nine Months Ended September 30,
	2010	2011
	$	$
Total revenues	5,474,642	3,624,377
Net loss	(1,927,644)	(2,834,248)

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The following financial statement amounts and balances of Beijing Leju were included in the accompanying unaudited condensed consolidated financial statements:

	December 31, 2010	September 30, 2011
	$	$
Cash and cash equivalents	41,914,203	38,617,222
Accounts receivable, net of allowance for doubtful accounts	35,028,633	57,957,535
Prepaid expenses and other current assets	10,192,141	7,557,279

Total current assets	87,134,977	104,132,036
Property and equipment, net	3,166,749	3,892,530
Intangible assets, net	967,240	47,575,735
Goodwill	396,736	13,013,358
Investment in affiliates	71,923	74,853
Other non-current assets	799,913	1,915,689

Total assets	92,537,538	170,604,201

Accounts payable	2,457,880	2,003,831
Accrued payroll and welfare expenses	5,387,306	11,640,968
Income tax payable	2,667,793	2,448,052
Other tax payable	2,553,470	4,189,382
Liability for exclusive rights with Baidu	—	13,359,983
Other current liability	5,767,960	14,883,274

Total current liabilities	18,834,409	48,525,490
Deferred tax liabilities, non-current	221,976	1,560,018
Liability for exclusive rights with Baidu, non-current	—	20,679,586

Total liabilities	19,056,385	70,765,094

	Nine Months Ended September 30,
	2010	2011
	$	$
Total revenues	32,749,589	66,253,848
Net income (loss)	304,901	(4,163,056)

        There are no consolidated VIE's assets that are collateral for the VIE's obligations and are not restricted solely to settle the VIE's obligations.

(c)    Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

Significant accounting estimates reflected in the Group's financial statements include useful lives and valuation of long-lived assets, valuation of goodwill, allowance for doubtful accounts, assumptions related to share-based compensation arrangements, assumptions related to the consolidation of entities in which the Group holds variable interests, and the valuation allowance on deferred tax assets.

(d)    Fair value of financial instruments

        The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        The carrying amount of cash, restricted cash, accounts receivable, current portion of customer deposits, other receivables, accounts payable, other payables and amounts due from/to related parties approximates fair value due to their short-term nature.

        The fair value of the non-current portion of other receivables was nil and $20,763,440 as of December 31, 2010 and September 30, 2011, respectively, based on discounted cash flows. The fair value of the non-current portion of customer deposits was $1,681,695 and $2,917,759 as of December 31, 2010 and September 30, 2011, respectively, based on discounted cash flows.

(e)    Restricted cash

        The Group provides brokerage service for secondary properties. Upon consent of the property buyers and sellers, the sales proceeds can be paid through the Group's accounts, which are put into the custody of the designated bank and can only be used as consideration to the property sellers when the transactions are completed. The Group records the proceeds relating to these transactions as restricted cash and other current liabilities. These restricted cash accounts totaled $5,389,304 and $1,220,466 as of December 31, 2010 and September 30, 2011, respectively. In connection with certain primary real estate agency agreements, the Group is required by the developers to maintain certain bank deposits under both parties' custody through the contract periods or until the presale permits are obtained for the underlying projects. The bank deposits will be paid to the developer and recorded as customer deposits upon obtaining the presale permits. These restricted cash accounts were $1,596,105 and $866,853 as of December 31, 2010 and September 30, 2011, respectively.

(f)    Customer deposits

        The Group provides sales agency services for primary real estate development projects, some of which require the Group to pay an upfront and refundable deposit as demonstration of the Group's financial strength and commitment to provide high quality service. These deposits are refunded to the Group at the end of the contractual sales period or at a date specified in the agency contracts. Certain of the Group's contracts provide that if the group breaches the contract, any corresponding penalties may be deducted from the deposit. Customer deposits are recorded as either current or non-current assets based on the Group's estimate of the date of refund.

        Customer deposits as of December 31, 2010 included $14,344,620 that was secured by the right to purchase 81 units of property in a development project at a prescribed price and a $44,000,000 deposit

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

paid to a third party to assist it with the acquisition of a real estate development project entity, which will ultimately be converted to customer deposits upon the Group obtaining the exclusive sales agent right. Customer deposits as of September 30, 2011 included $14,949,105 that was secured by the right to purchase 81 units of property in a development project at a prescribed price.

(g)    Income taxes

        The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the applicable accounting standard for income taxes in interim periods. As the year progresses, the Group refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

(h)    Revenue recognition

        Effective January 1, 2011, the Group adopted the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Update No. 2009-13 ("ASU 2009-13"), "Multiple-Deliverable Revenue Arrangements", prospectively for all new and materially modified arrangements. ASU 2009-13 requires the Group to allocate revenue to arrangement deliverables using the relative selling price method.

        The Group has multiple element arrangements that may include provision of primary real estate services, online advertising, promotional events services, consulting services and/or subscription for the CRIC system. Consulting services includes periodic consulting services and project-based consulting services. Project-based consulting services involve providing real estate consulting services to customers in relation to land acquisition and property development. In certain instances, payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. Revenue is recognized under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. Periodic consulting services involve providing consulting periodically during the development stage of a real estate project, such as monthly market updates, and/or CRIC system subscription services. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

        The Group has determined that each of the deliverables listed above is considered a separate unit of account as each has value to the customer on a standalone basis and has been sold separately on a standalone basis, there is no general right of return on delivered items and the delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Group.

        The Group allocates arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to all deliverables based on the relative selling price in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence ("VSOE") if

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

available; (ii) third-party evidence ("TPE") if VSOE is not available; and (iii) best estimate of selling price ("BESP") if neither VSOE nor TPE is available.

        VSOE.    The Group determines VSOE based on its historical pricing and discounting practices for the specific service when sold separately. In determining VSOE, the Group requires that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range. The Group has historically priced its commission rate for the primary real estate services, periodic consulting services, subscription for the CRIC system and online advertising within a narrow range. As a result, the Group has used VSOE to allocate the selling price of primary real estate services, periodic consulting services, subscription for the CRIC system and online advertising under these multiple element arrangement. The Group has not historically priced project-based consulting service and promotional event services within a narrow range, therefore, the Group considers TPE and BESP as discussed below.

        TPE.    When VSOE cannot be established for deliverables in multiple element arrangements, the Group applies judgment with respect to whether it can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Group's marketing strategy differs from that of its peers and its offerings contain a significant level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained. Furthermore, the Group is unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, the Group has not been able to establish selling price based on TPE.

        BESP.    When it is unable to establish selling price using VSOE or TPE, the Group uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Group would transact a sale if the service were sold on a stand-alone basis. The Group determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charged for similar offerings, market conditions, specification of the services rendered and pricing practices. The Group has used BESP to allocate the selling price of project-based consulting service and promotional event services under these multiple element arrangement.

        The process for determining BESP for deliverables without VSOE or TPE involves management's judgment. The Group's process considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors that the Group considered in developing its BESPs include prices charge for similar offerings, service scope and historical pricing practices. If the facts and circumstances underlying the factors the Group considered change, or should subsequent facts and circumstances lead the Group to consider additional factors, the Group's BESPs could change in future periods.

        The Group regularly reviews the evidence of selling price for its services and maintains internal controls over the establishment and updates of these estimates. There were no material changes in estimated selling price for its services during the nine month period ended September 30, 2011 and the Group does not expect a material changes in BESP in the foreseeable future.

        Under the previous accounting literature, when an arrangement included project-based consulting services and subscriptions for the CRIC system, the entire arrangement was considered a single unit of

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

account as the Group did not have VSOE for project-based consulting services. Revenue was recognized based on the revenue recognition model for the final deliverable in the arrangement, which was typically the subscription for the CRIC system, which required ratable recognition over the subscription period. The Group had objective and reliable evidence of the fair value of the CRIC subscription service. As such, upon delivery of the consulting product, the Group deferred the fair value of the remaining CRIC subscription and recognized the residual amount, or the difference between the remaining fair value of the CRIC subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria had been met. The residual amount recognized was limited to the cumulative amount due under the terms of the arrangement. Under ASU 2009-13, the Group is required to use BESP when neither VSOE nor TPE is available. As a result, the Group is able to recognize the relative fair value of the elements as they are delivered, assuming other revenue recognition criteria are met.

        If the Group were to apply the new revenue recognition guidance as if it had early adopted the guidance for the year ended December 31, 2010, there would have been no material effect on revenue during that period. Additionally, the adoption of ASU 2009-13 did not have a material impact on revenue for the nine months ended September 30, 2011 when compared to the revenue that would have been recognized under the guidance in effect prior to adoption of ASU 2009-13 as the BESP of project-based consulting and VSOE of the subscription for the CRIC system has historically approximated its respective contract price and the project-based consulting services have generally been delivered at the beginning of the subscription period. The effect of adopting this guidance in future periods will depend on the nature of the Group's customer arrangements in those periods, including the nature of services included in those arrangements, the magnitude of revenue associated with certain deliverables in those arrangements, and the timing of delivery of the related services in those arrangements, among other considerations. While the effect in future periods is dependent on these factors and future go-to-market strategies, the Group does not currently expect the adoption of this guidance to have a material effect on the timing and pattern of revenue recognition in future periods. The Group does not expect this new guidance to affect future pricing practices or go-to-market strategies.

(i)    Cost of revenue

        Cost of revenue for the primary real estate agency services segment includes costs directly related to providing services, which include costs incurred for marketing and sale of primary real estate projects for which the Group acts as the agent and for developing. Cost of revenue for the secondary real estate brokerage services segment includes rental expenses incurred for properties leased by the Group as brokerage stores. Cost of revenue of real estate information and consulting services segment primarily consists of sales commission and costs incurred for developing, maintaining and updating the CRIC database system, which includes cost of data purchased or licensed from third-party sources, personnel related costs and associated equipment depreciation. Cost of revenue for the real estate online services segment consists of costs associated with the production of websites, which includes fees paid to third parties for Internet connection, content and services, personnel related costs, amortization of intangible assets, depreciation associated with website production equipment, fees paid to SINA for advertising inventory on non-real estate channels and amortization of the exclusive right with Baidu.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

Cost of revenue for real estate advertising services also consists of fees paid to third parties for the services directly related to advertising design and the cost incurred to acquire advertising space for resale. Cost of revenue for promotional event services includes salaries of sales and support staff and fees paid to third parties for the services directly related to promotional event services.

(j)    Advertising expenses

        Advertising expenses are charged to the statements of operations in the period incurred. The Group incurred advertising expenses amounting to $11,584,192 and $15,213,654 for the nine months ended September 30, 2010 and 2011, respectively.

(k)    Government subsidies

        Government subsidies include cash subsidies received by the Company's subsidiaries in the PRC from local governments. These subsidies are generally provided as incentives for conducting business in certain local districts. Cash subsidies of $3,812,321 and $5,635,394 were included in other income for the nine months ended September 30, 2010 and 2011, respectively. Cash subsidies are recognized when received and when all the conditions for their receipt have been satisfied. There is no assurance that the Group will receive similar or any subsidiaries in the future.

(l)    Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and customer deposits. The Group places its cash and cash equivalents with reputable financial institutions.

        The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts and customer deposits primarily based upon factors surrounding the credit risk of specific customers.

        Movement of the allowance for doubtful accounts for accounts receivable and customer deposits for the nine months ended September 30 is as follows:

	2010	2011
	$	$
Balance as of January 1	13,799,920	18,836,275
Provisions for doubtful accounts	1,579,920	4,195,051
Write offs	(807,481)	(12,042,492)
Changes due to foreign exchange	265,519	633,097

Balance as of September 30	14,837,878	11,621,931

        The allowance for other receivables was immaterial for all periods presented.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

(m)    Earnings (loss) per share

        The following table sets forth the computation of basic and diluted income per share for the periods indicated:

	Nine Months Ended September 30,
	2010	2011
Net income (loss) attributable to E-House shareholders—basic	$23,230,566	$(242,492,262)
Decrease of income from CRIC*	$(161,118)	$—

Net income (loss) attributable to E-House ordinary shareholders—diluted	$23,069,448	$(242,492,262)

Weighted average ordinary shares outstanding	80,224,258	80,210,915
Share options	936,096	—

Weighted average number of ordinary shares outstanding—diluted	81,160,354	80,210,915

Basic earnings (loss) per share	$0.29	$(3.02)

Diluted earnings (loss) per share	$0.28	$(3.02)

*
In calculating diluted earnings (loss) per share, the amount of CRIC's net income (loss) included in net income (loss) attributable to E-House shareholders is calculated by multiplying CRIC's diluted EPS by the weighted average number of CRIC shares held by E-House's during the period, which may result in net income (loss) attributable to E-House shareholders, for purposes of computing diluted earnings (loss) per share, being different from that actually recorded in the consolidated statements of operations. This difference is presented as decrease of income from CRIC.

        Diluted earnings (loss) per share do not include the following instruments as their inclusion would be anti-dilutive:

	Nine Months Ended September 30,
	2010	2011
Share options	—	572,032

(n)    Non-controlling interest

        As of September 30, 2011, E-House retained a 54.13% equity interest in CRIC. Non-controlling interest in CRIC included in the Company's consolidated balance sheets was $469,328,225 and $267,777,274 as of December 31, 2010 and September 30, 2011, respectively. For the nine months ended September 30, 2010 and 2011, $7,394,078 of Group's consolidated net income and $187,624,159 of the Group's consolidated net loss was allocated to CRIC, respectively.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The following schedule shows the effects of changes in E-House's ownership interest in CRIC on equity attributable to E-House:

	Nine Months Ended September 30,
	2010	2011
	$	$
Net income (loss) attributable to E-House	23,230,566	(242,492,262)
Transfers to the non-controlling interest:
Decrease in E-House's additional paid-in capital for purchase of 1,086,100 and 4,206,600 CRIC common shares for the nine months ended September 30, 2010 and 2011, respectively	(2,683,082)	(120,820)
Decrease in E-House's additional paid-in capital for the exercise of CRIC's options and the vesting of CRIC's restricted shares	(1,843,838)	(2,285,483)

Net transfers to non-controlling interest	(4,526,920)	(2,406,303)

Change from net income attributable to E-House and transfers (to) from non-controlling interest	18,703,646	(244,898,565)

(o)    Recently issued accounting pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs". This ASU is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework. The guidance is largely consistent with existing fair value measurement principles in U.S. GAAP. The guidance expands the existing disclosure requirements for fair value measurements and makes other amendments. The guidance is to be applied prospectively and is effective for interim and annual periods beginning after December 15, 2011, for public entities. Early application by public entities is not permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial statements.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income". This ASU revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, which is consistent with the income statement format used today, and the second statement would include components of other comprehensive income ("OCI"). The ASU does not change the items that must be reported in OCI. For public entities, the ASU's amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For all entities, guidance must be applied retrospectively for all periods presented in the financial statements. Early adoption is permitted. The Group does not expect the adoption of this ASU will have a significant effect on its consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments in this ASU apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial statements.

3. Properties Held for Sale

        During the nine months ended September 30, 2010 and 2011, customers transferred 13 and four properties to the Group to settle the accounts receivable of $2,098,156 and $932,190, respectively. Properties held for sale are stated at the lower of cost or net realizable value. Cost comprises the cost of purchase and direct costs associated with the purchase. The Group recorded realized gain of $952,526 and $415,272 from selling of the properties held for sale during the nine months ended September 30, 2010 and 2011, respectively. As of December 31, 2010, the Group held three residential properties and 18 commercial properties with a total carrying value of $4,457,709. As of September 30, 2011, the Group held seven residential properties and seven commercial properties with a total carrying value of $3,449,682.

4. Investment in Affiliates

        In January 2010, the Group formed a limited partnership, E-House Shengyuan Equity Investment Center ("Shengyuan Center") in Shanghai, for the purpose of making equity investments in areas deemed suitable by the general partner. The Group's 51% owned subsidiary, Shanghai Yidezeng Equity Investment Center, acts as Shengyuan Center's general partner. The general partner will receive annual management fees and carried interest on a success basis. The Group had an investment commitment of RMB65 million (equivalent to $9.6 million) to the Shengyuan Center, half of which, or $4.8 million, was paid in February 2010. The remaining balance has been paid subsequently in December 2011. Mr. Xin Zhou, the Group's executive chairman, had an investment commitment of RMB40 million (equivalent to $5.9 million) to the Shengyuan Center, half of which was paid in February 2010. The remaining balance has been paid subsequently in December 2011. The Shengyuan Center is not consolidated by the Group as the Group does not control the Shengyuan Centre given the limited partners have substantive kick-out rights that allow them to remove the general partner without cause with a vote of 50% of the limited partners, excluding related parties of the general partner. The Group's investments in Shengyuan Center are accounted for using the equity method as its role as a general partner provides it with significant influence over their activities.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

4. Investment in Affiliates (Continued)

        In August 2010, the Group entered into a cooperation agreement with China Real Estate Research Association ("CRERA") and China Real Estate Association ("CREA") to form a joint venture, Beijing China Real Estate Research Association Technology Ltd ("CRERAT"), which has the exclusive rights to host exhibition and activities sponsored by CRERA or CREA. The new entity also provides other real estate related research reports and consulting services. The Group paid $4,669,376 for a 51% equity interests in the joint venture. CRERA and CREA, collectively own the remaining 49%. The Group does not control the board of CRERAT, who has the power to direct the entity's significant operating activities. Therefore, the transaction was accounted for using the equity method. Under the cooperation agreement, the Group has guaranteed profits of up to $18,119,520 to CRERA and CREA over the eight year term of the joint venture. The Group's maximum exposure to loss as a result of its involvement with the joint venture amounted to $22,788,896 which includes the initial investment in the joint venture and the potential future contingency related to the profit guarantee. The Group believes that the likelihood that it will be required to provide payments under the profit guarantee is remote.

        On January 7, April 5, and August 26, 2011, the Group paid RMB25 million, RMB40 million and RMB35 million, respectively (total equivalent to $15.7 million) for a 3.7642% equity interest in Star Capital Real Estate Development Fund Management ("Star Capital") as a limited partner. Mr. Xin Zhou, the Group's executive chairman serves as a director of Star Capital. The Group's interest in Star Capital is more than minor and thus is subject to the equity method.

5. Acquisitions of Subsidiaries and Non-controlling Interest

        In March 2011, the Group acquired Firmway Assets Limited ("Firmway"), a company incorporated in the British Virgin Islands, for $12,000,000. Firmway had acquired a 20-year lease for an office building in Shanghai and was developing such building for subsequent sub-lease. The Group acquired Firmway to obtain the lease of the office building, which the Group intends to use as its corporate office. The purchase price was allocated as follows:

	Allocated Value	Amortization Period
	$
Cash	1,731,778
Amount due from related parties	1,189,679
Prepaid rent	3,815,608	20 years
Liabilities assumed	(1,927)
Favorable lease term	5,264,862	20 years
Goodwill	1,316,215
Deferred tax liabilities	(1,316,215)

Total	12,000,000

        The goodwill was allocated to the real estate information and consulting services segment and is not deductible for tax purposes. In August 2011, the Group acquired Beijing Jiahua Xinlian Media Advertisement Co., Ltd. ("Beijing Jiahua") , which is a real estate advertisement agency in exchange for a 16% equity interest of the Group's subsidiary Beijing Yisheng Leju Advertisement Co., Ltd. ("Beijing Advertisement")having a fair value of $3,398,954, and cash consideration of $9,416,363, to

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

5. Acquisitions of Subsidiaries and Non-controlling Interest (Continued)

further expand its real estate online services. As of September 30, 2011, $4,720,770 of the cash consideration had been paid. The remaining consideration has been paid subsequently in December 2011. Beijing Jiahua has more than 10 years of advertising agency experience. The acquisition was made to expand the Group's online advertising business by leveraging Beijing Jiahua's advertising network. The goodwill mainly reflected the competitive advantages the Company expected to realize from Beijing Jiahua's standing in the online advertising agency industry, including synergies related to sales and distribution, and growth prospects for higher sales volumes and improved market position, which do not qualify for separate recognition of intangible assets.

        The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated Value	Amortization Period
	$
Total tangible assets acquired	78,775
Liabilities assumed	(468)
Customer relationship	3,307,686	7.3 years
Non-compete agreements	953,596	2.6 years
Goodwill	9,541,048
Deferred tax liabilities	(1,065,320)

Total	12,815,317

        The goodwill was allocated to real estate online services segment and is not deductible for tax purposes.

        In August 2011, the Group acquired Beijing Shangtuo Shunze Media Advertisement Co. Ltd ("Beijing Shangtuo"), which is a real estate advertisement agency, in exchange for a 5% equity interest in Beijing Advertisement, having a fair value of $1,062,173, and cash consideration of $3,139,312, to further expand its real estate online services. As of September 30, 2011, $1,573,590 of the cash consideration has been paid. The remaining consideration has been paid subsequently in December 2011. Beijing Shangtuo has more than 10 years of advertising agency experience. The acquisition was made to expand the Group's online advertising business by leveraging Beijing Jiahua's advertising network. The goodwill mainly reflected the competitive advantages the Company expected to realize from Beijing Shangtuo's standing in the online advertising agency industry, including synergies related to sales and distribution, and growth prospects for higher sales volumes and improved market position, which do not qualify for separate recognition of intangible assets.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

5. Acquisitions of Subsidiaries and Non-controlling Interest (Continued)

        The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated Value	Amortization Period
	$
Total tangible assets acquired	78,827
Liabilities assumed	(928)
Customer Relationship	983,494	7.3 years
Non-compete agreements	413,854	2.6 years
Goodwill	3,075,575
Deferred tax liabilities	(349,337)

Total	4,201,485

        The goodwill was allocated to real estate online services segment and is not deductible for tax purposes.

6. Property and Equipment, Net

        Property and equipment, net consists of the following:

	December 31, 2010	September 30, 2011
	$	$
Leasehold improvements	12,164,368	14,740,152
Buildings	3,868,203	5,743,004
Furniture, fixtures and equipment	15,226,064	18,106,646
Motor vehicles	5,162,421	6,500,943

Total	36,421,056	45,090,745
Less: Accumulated depreciation	(15,118,269)	(19,841,296)

Property and equipment, net	21,302,787	25,249,449

        Depreciation expenses were $3,712,545 and $5,055,633 for the nine months ended September 30, 2010 and 2011, respectively.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

7. Intangible Assets, Net

	December 31, 2010	September 30, 2011
	$	$
Intangible assets not subject to amortization are comprised of the following:
Trademark	720,473	750,834
Intangible assets subject to amortization are comprised of the following:
Advertising agency agreement	106,790,000	106,790,000
License agreements with SINA	80,660,000	80,660,000
Exclusive rights with Baidu	—	43,475,563
Customer relationship	7,443,088	11,734,268
Database license	8,300,000	8,300,000
Favorable lease term	2,428,110	7,692,972
Customer contracts	3,343,892	4,110,744
Non-compete agreements	2,074,417	3,428,149
Computer software licenses	2,422,026	3,298,818
Domain name	—	95,590

	213,461,533	269,586,104
Less: Accumulated amortization
Advertising agency agreement	(13,087,010)	(20,939,216)
License agreements with SINA	(10,082,500)	(16,132,000)
Exclusive rights with Baidu	—	(2,223,408)
Customer relationship	(541,014)	(1,480,753)
Database license	(1,220,589)	(1,952,942)
Favorable lease term	(212,459)	(303,513)
Customer contracts	(3,343,892)	(3,598,126)
Non-compete agreements	(768,887)	(1,101,907)
Computer software licenses	(1,013,890)	(1,483,108)
Domain name	—	(3,186)

Intangible assets subject to amortization, net	183,191,292	220,367,945

Total intangible assets, net	183,911,765	221,118,779

        In August 2011, the Group purchased exclusive rights from Baidu which allow it to sell Baidu's real estate related brand link product, which is a form of keyword advertising, and to use and operate the web link of "leju.baidu.com", which is Baidu's exclusive real estate-related web channel for $43,475,563. Such rights have a life of three years.

        Amortization expense was $15,868,255 and $18,894,145 for the nine months ended September 30, 2010 and 2011, respectively. The Group expects to record amortization expense of $9,893,703, $38,046,984, $37,539,212, $30,248,068 and $21,074,741 for the three months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014 and 2015, respectively.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

8. Goodwill

        The changes in the carrying amount of goodwill by segment for the nine months ended September 30, 2010 and 2011 are as follows:

	Primary real estate agency services	Secondary real estate brokerage services	Real estate information and consulting services	Real estate online services	Other services	Total
	$	$	$	$	$	$
Balance as of January 1, 2010	2,683,889	73,092	4,350,789	444,885,665	666,257	452,659,692
Goodwill recognized upon acquisition	—	—	—	396,736	—	396,736
Exchange rate translation	50,910	—	—	—	—	50,910

Gross goodwill	2,734,799	73,092	4,350,789	445,282,401	666,257	453,107,338
Accumulated impairment	—	—	—	—	—	—

Balance as of September 30, 2010	2,734,799	73,092	4,350,789	445,282,401	666,257	453,107,338

Balance as of January 1, 2011	2,764,973	75,300	4,350,789	445,282,401	666,257	453,139,720
Goodwill recognized upon acquisition	523,257	—	1,316,215	12,616,623	—	14,456,095
Disposal of subsidiary	—	—	—	—	(666,257)	(666,257)
Exchange rate translation	118,818	(2,209)	—	—	—	116,609

Gross goodwill	3,407,048	73,091	5,667,004	457,899,024	—	467,046,167
Accumulated impairment	—	—	—	(417,822,304)	—	(417,822,304)
Balance as of September 30, 2011	3,407,048	73,091	5,667,004	40,076,720	—	49,223,863

        Management performs a goodwill impairment test for each of its reporting units as of December 31 of each year or when there is a triggering event causing management to believe it is more likely than not that the carrying amount of goodwill may be impaired.

        A substantial portion of goodwill on the Group's balance sheet relates to the acquisition of the Group's online unit in 2009. Toward the end of the third quarter of 2011, China's real estate market showed signs of further slowdown under the government's continued restrictive policies and further credit tightening. The online unit started to slow down as developers became more pessimistic about increasing sales volume and more cautious with their advertising spending. The Group believes that this will result in slower than previously expected growth for its online business over the next several years. In addition, CRIC experienced a 49% decline in its stock price from December 31, 2010 to September 30, 2011.The Group believed such events represented potential indicators of impairment and accordingly, performed an impairment test for each of its reporting units, which are also the Group's segments, as of September 30, 2011. The Group utilized the income approach valuation method. The key assumptions used in the income approach, which requires significant management judgment, include business assumptions, growth rate, terminal value, and discount rate. As a result of this analysis, the Group concluded that the goodwill associated with its real estate online services reporting unit was impaired and recorded a goodwill impairment charge of $417,822,304 during the nine months ended September 30, 2011.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

9. Repurchase of Shares

        In 2011, the Company's shareholders approved a share repurchase program. Under the program, the Company was authorized, but not obligated, to repurchase within one year its own American Depositary Shares ("ADSs") with an aggregate value of up to $50 million. As of September 30, 2011, the Company has repurchased a total of 2,117,600 ADSs for $18,525,172. The excess of $18,523,055 of purchase price over par value was allocated between additional paid in capital and retained earnings of $7,870,036 and $10,653,019, respectively.

10. Dividends

        In 2010, the Company's board of directors approved the payment of a cash dividend of $0.25 per ordinary share ($0.25 per ADS), for a total of $20,081,057, which was paid in May 2010 to shareholders of record as of the close of business on April 9, 2010.

        In 2011, the Company's board of directors approved the payment of a cash dividend of $0.25 per ordinary share ($0.25 per ADS), for a total of $20,209,842, which was paid in April 2011 to shareholders of record as of the close of business on April 6, 2011.

11. Employee Benefit Plans

        The Group's PRC subsidiaries and VIEs are required by law to contribute a certain percentages of applicable salaries for retirement benefits, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $12,290,297 and $21,802,858 for the nine months ended September 30, 2010 and 2011, respectively, for such benefits.

12. Distribution of Profits

        Relevant PRC statutory laws and regulations permit payment of dividends by the Group's PRC subsidiaries and VIEs only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of the Group's PRC subsidiaries and VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of the Group's subsidiaries with foreign investment is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends, loans or advances except in the event of liquidation of these subsidiaries.

        The amount of the reserve fund for the Group as of December 31, 2010 and September 30, 2011 was $21,938,303 and $26,358,719, respectively.

        As a result of these PRC laws and regulations, the Group's PRC subsidiaries and VIEs are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $149,015,160 as of September 30, 2011.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

13. Segment Information

        The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group's chief operating decision maker for making decisions, allocating resources and assessing performance. The Group's chief operating decision maker has been identified as the executive chairman, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

        The Group has seven operating segments: 1) primary real estate agency services; 2) secondary real estate brokerage services; 3) real estate information and consulting services; 4) real estate online services; 5) real estate advertising services; 6) promotional events service; and 7) real estate fund management services. The real estate advertising services, promotional events services, and real estate fund management services did not meet the significance threshold for separate disclosure and have been combined in other services segment. The Group's chief operating decision maker reviews net revenue, cost of sales, operating expenses, income from operations and net income and does not review balance sheet information. Corporation expenses such as selling, general and administrative expenses and interest income are not allocated among segments and are recorded as non-allocated items.

        The following tables summarize the selected revenue and expense information for each operating segment:

        For the nine months ended September 30, 2010 and 2011, respectively.

Nine Months Ended September 30, 2010	Primary real estate agency services	Secondary real estate brokerage services	Real estate information and consulting services	Real estate online services	Other services	Non-allocated	Total
	$	$	$	$	$	$	$
Revenues	113,451,063	14,068,515	48,450,062	41,657,700	13,679,356	—	231,306,696
Cost of revenues	(41,603,112)	(656,503)	(2,206,329)	(18,053,340)	(7,061,812)	—	(69,581,096)
Selling, general and administrative expenses	(29,239,832)	(20,793,810)	(23,749,285)	(37,499,250)	(5,825,104)	(15,929,561)	(133,036,842)

Income (loss) from operations	42,608,119	(7,381,798)	22,494,448	(13,894,890)	792,440	(15,929,561)	28,688,758
Interest income	856,064	25,749	888,612	128,288	82,300	142,233	2,123,246
Other income (expense), net	1,975,784	201,266	2,151,772	(18,128)	547,524	1,178,604	6,036,822

Income (loss) before taxes and equity in affiliates	45,439,967	(7,154,783)	25,534,832	(13,784,730)	1,422,264	(14,608,724)	36,848,826
Income tax benefit (expense)	(4,701,259)	740,240	(2,641,856)	1,426,180	(147,149)	—	(5,323,844)

Income (loss) before equity in affiliates	40,738,708	(6,414,543)	22,892,976	(12,358,550)	1,275,115	(14,608,724)	31,524,982
Loss from equity in affiliates	(122,566)	—	—	—	—	—	(122,566)

Net income (loss)	40,616,142	(6,414,543)	22,892,976	(12,358,550)	1,275,115	(14,608,724)	31,402,416

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

13. Segment Information (Continued)

Nine Months Ended September 30, 2011	Primary real estate agency services	Secondary real estate brokerage services	Real estate information and consulting services	Real estate online services	Other services	Non-allocated	Total
	$	$	$	$	$	$	$
Revenues	112,757,112	14,817,478	46,604,611	90,697,406	19,349,772	—	284,226,379
Cost of revenues	(63,172,149)	(1,628,247)	(4,008,311)	(25,927,991)	(13,866,922)	—	(108,603,620)
Selling, general and administrative expenses	(44,634,559)	(20,562,252)	(33,119,600)	(67,161,669)	(5,890,208)	(19,347,341)	(190,715,629)
Goodwill impairment charge	—	—	—	(417,822,304)	—	—	(417,822,304)

Income (loss) from operations	4,950,404	(7,373,021)	9,476,700	(420,214,558)	(407,358)	(19,347,341)	(432,915,174)
Interest income	579,305	28,971	621,810	558,215	77,125	82,805	1,948,231
Other income (expense), net	2,545,874	259,650	1,928,992	(431,855)	(642,103)	(10,383,998)	(6,723,440)

Income (loss) before taxes and equity in affiliates	8,075,583	(7,084,400)	12,027,502	(420,088,198)	(972,336)	(29,648,534)	(437,690,383)
Income tax benefit (expense)	4,227,193	(3,708,354)	6,295,837	(1,186,090)	(508,972)	—	5,119,614

Income (loss) before equity in affiliates	12,302,776	(10,792,754)	18,323,339	(421,274,288)	(1,481,308)	(29,648,534)	(432,570,769)
Income (Loss) from equity in affiliates	(283,596)	—	(268,158)	(8,353)	64,452	—	(495,655)

Net income (loss)	12,019,180	(10,792,754)	18,055,181	(421,282,641)	(1,416,856)	(29,648,534)	(433,066,424)

Geographic

        Substantially all of the Group's revenues from external customers and long-lived assets are located in the PRC.

Major customers

        Details of the revenues for customers accounting for 10% or more of total net revenues are as follows:

	Nine Months Ended September 30,
	2010	2011
	$	$
Customer A	37,074,143	43,063,549

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

13. Segment Information (Continued)

        Details of the customer deposits from customers accounting for 10% or more of total net customer deposits are as follows:

	December 31, 2010	September 30, 2011
	$	$
Customer B	*	62,943,600
Customer C	14,344,620	14,949,105
Customer D	44,000,000	*

*
indicates the customer deposits from customers was less than 10% as of the stated period end.

14. Related Party Balances and Transactions

        Amounts due from related parties are comprised of the following:

	December 31, 2010	September 30, 2011
	$	$
Customer and supplier	19,447	20,266
Other	—	1,490,281

Total amounts due from related parties	19,447	1,510,547

        Amounts due to related parties are comprised of the following:

	December 31, 2010	September 30, 2011
	$	$
Management	787,500	525,000
Other	4,367,157	590,760

Total amounts due to related parties	5,154,657	1,115,760

(a)    Customer and supplier

        Transactions with customers who are related parties are as follows:

	Nine Months Ended September 30,
	2010	2011
	$	$
Revenue—Shanghai Yueshun Real Estate Development Co., Ltd.	5,914	—

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

14. Related Party Balances and Transactions (Continued)

	December 31, 2010	September 30, 2011
	$	$
Accounts receivable—Shanghai Yueshun Real Estate Development Co., Ltd.	19,447	20,266

        Shanghai Yueshun Real Estate Development Co., Ltd. is partially owned by Mr. Xin Zhou, the Group's executive chairman.

(b)    Management

        The amount due to management represents consideration paid by management for unvested restricted shares.

(c)    Affiliates

        Amounts due from (to) affiliates are comprised as the following:

	December 31, 2010	September 30, 2011
	$	$
Shanghai Yueshun Real Estate Development Co., Ltd.(1)	(6,077)	256,360
Beijing China Real Estate Research Association Technology Ltd(2)	—	6,521
Shanghai Shangyou Property Management Co. Ltd(3)	—	1,227,400
Shanghai Jin Yue Real Estate Development Co., Ltd.(4)	(361,080)	(376,296)
Shanghai Shangyou Property Management Co. Ltd.(5)	—	(214,464)
E-House China Real Estate Investment Fund I, L.P.(6)	(4,000,000)	—

Notes:

(1)
Xin Zhou is a director of the entity. The amount payable as of December 31, 2010 is the rental income received by the Group on behalf of the entity. The amount receivable as of September 30, 2011 is the rental cost paid by the group on behalf of the entity.

(2)
Entity is a joint venture formed by the Group with "CRERA", the group own 51% equity of the entity. The amount receivable is expense paid by Shanghai CRIC Information Technology Co., Ltd. on behalf of the entity.

(3)
Xin Zhou is legal representative of the entity. The amount is paid by Firmway's wholly subsidiary, Yike Network technology (Shanghai) Co., Ltd, on behalf of the entity which was paid before the acquisition of Firmway. As of September 30, 2011, the balance was unsecured, interest free and had no fixed repayment term.

(4)
Xin Zhou is a director of the entity. The amount payable is rental expense paid by the entity on behalf of E-Commercial (Shanghai) Real Estate Advisory Co, Ltd.

(5)
Xin Zhou is legal representative of the entity. As of September 30, 2011, the balance payable was rental prepayment from the entity.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

14. Related Party Balances and Transactions (Continued)

(6)
Entity is partially owned by Xin Zhou and Neil Nanpeng Shen, directors of the Company (note (d) below). In December 2010, the Group received $4 million on behalf of E-House China Real Estate Investment Fund I, L.P., which was unsecured, interest free and had no fixed repayment term. The amount was repaid in January 2011.

(d)    Real Estate Investment Fund Management

        In January 2008, the Group formed E-House China Real Estate Investment Fund I, L.P. (the "Fund"), which seeks to invest in China's real estate sector through diversified investment strategies at all levels of the real estate value chain. The Group's 51% owned subsidiary, E-House Real Estate Asset Management Limited, acts as the Fund's general partner. The general partner will receive annual management fee and carried interest on a success basis. Major investors of the Fund include institutions and high net worth individuals. Mr. Xin Zhou, the Group's executive chairman, and Mr. Neil Nanpeng Shen, director of the Company, invested a total of $28 million in the Fund. They are also among the minority shareholders of the general partner. The Group has no investment in the Fund. The Group earned $0.75 million and $0.19 million in management fees from the Fund during the nine months ended September 30, 2010 and 2011.

        In January 2010, the Group formed E-House Shengyuan Equity Investment Center ("Shengyuan Center"), which seeks to make equity investments in areas deemed suitable by the general partner. The Group's 51% owned subsidiary, Shanghai Yidezeng Equity Investment Center, acts as Shengyuan Center's general partner. The general partner will receive annual management fees and carried interest on a success basis. Mr. Xin Zhou, the Group's executive chairman, had an investment commitment of RMB40 million (equivalent to $5.9 million) to the Shengyuan Center, half of which was paid in February 2010. The Group earned $1.0 million and $1.1 million in management fees from Shengyuan Center in during the nine months ended September 30, 2010 and 2011 respectively.

        In April 2010, the Group formed E-House Shengquan Equity Investment Center ("Shengquan Center"), which seeks to invest in China's real estate sector through diversified investment strategies at all levels of the real estate value chain. The Group's 51% owned subsidiary, Shanghai Yidezeng Equity Investment Center, acts as Shengquan Center's general partner. The general partner will receive annual management fee and carried interest on a success basis. Mr. Xin Zhou, the Group's executive chairman, had an investment commitment of RMB9 million ($1.4 million) to Shengquan Center, half of which was paid in May 2010. The Group earned $0.2 million and $0.4 million in management fees from Shengquan Center in during the nine months ended September 30, 2010 and 2011 respectively.

15. Commitments and Contingencies

(a)    Operating lease commitments

        The Group has operating lease agreements principally for its office properties in the PRC. Such leases have remaining terms ranging from six to 60 months and are renewable upon negotiation. Rental expenses were $10,821,993 and $15,465,780 for the nine months ended September 30, 2010 and 2011, respectively.

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

15. Commitments and Contingencies (Continued)

        Future minimum lease payments under non-cancelable operating lease agreements at September 30, 2011 were as follows:

$
The remainder of 2011	2,299,270
2012	15,748,732
2013	10,596,850
2014	5,516,353
2015	1,314,435

Total	35,475,640

(b)    Contingencies

        The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse effect on its business, assets or operations.

        The Group has a claw back obligation to the Fund for which the Group acts as the general partner. Carried interest is subject to claw back to the extent that the limited partners have not received a certain level of aggregate distributions or the carried interest exceeds a certain level based on cumulative results. The Group did not recognize any carried interest income for the periods ended September 30, 2010 and 2011; nor did the Group have any claw back obligations for those periods.

16. Subsequent Events

        On October 10, 2011, CRIC granted 5,579,000 options to purchase its ordinary shares to certain of CRIC's employees at an exercise price of $3.75 per share pursuant to CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of three years. CRIC expects to recognize $13.9 million in compensation expense ratably over the three-years following the grant date.

        On October 10, 2011, the Group granted 1,994,000 options to purchase its ordinary shares to certain of the Group's employees at an exercise price of $5.31 per share pursuant to E-House plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of three years. The Group expects to recognize $7.1 million in compensation expense ratably over the three-years following the grant date.

        On October 28, 2011, the Group announced it has submitted a non-binding proposal to the board of directors of CRIC to acquire all the outstanding shares of CRIC that are not owned by the Group. The Group has proposed a fixed consideration consisting of $1.75 cash and 0.6 shares of the Group for each CRIC share. Also, the Group will replace each CRIC stock option for (1) 0.6 of an E-House stock option and (2) a variable E-House stock option, calculated by dividing $1.75 by the average closing price of E-House's public shares for the fifteen consecutive trading days ending with the fourth complete trading day prior to the effective day. Assuming the successful consummation of the

E-HOUSE (CHINA) HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 9 MONTH PERIOD ENDED SEPTEMBER 30, 2010 AND 2011
(In U.S. dollar) (Continued)

16. Subsequent Events (Continued)

transaction, CRIC would become a wholly-owned subsidiary of the Group. The execution of the merger agreement was approved by the Board of the Group and CRIC on December 28, 2011. The completion of the merger is subject to the vote of CRIC shareholders. As the Group retains the controlling financial interest in CRIC after the step acquisition, this transaction will be accounted for as an equity transaction.

        On November 28, 2011, the Group announced it has signed a non-binding term sheet with IFM Investments Limited ("Century 21 China Real Estate") (NYSE: CTC) and its founders. Century 21 China Real Estate is a real estate services provider and the exclusive franchisor for the CENTURY 21® brand in China. Under the proposed transaction, Century 21 China Real Estate will issue approximately 960 million new Class A ordinary shares to E-House and the founders of Century 21 China Real Estate at $0.0267 per share ($0.40 per American depositary share ("ADS")). The total number of new shares issued will represent approximately 57.8% of Century 21 China Real Estate's post-issuance enlarged share capital on a fully diluted basis. Century 21 China Real Estate will receive an aggregate consideration of approximately $25 million. Upon closing of the proposed transaction, E-House will become Century 21 China Real Estate's largest shareholder with a 37.3% ownership stake on a fully diluted basis. Century 21 China Real Estate's founders will have an additional 20.5% equity share on a fully diluted basis, with their purchase of new shares being financed by E-House. The final shareholding split between E-House and Century 21 China Real Estate's founders is subject to minor adjustments prior to the closing of the proposed transaction.

Unaudited Pro Forma Condensed Consolidated Financial Information
(In U.S. dollars)

Overview

        On October 16, 2009, the Company's, or E-House's, consolidated subsidiary, China Real Estate Information Corporation ("CRIC"), listed its ADSs, each representing one ordinary share of CRIC, on the NASDAQ Global Select Market in connection with an initial public offering. CRIC issued a total of 20,700,000 ADSs at $12.00 per ADS in connection with its initial public offering. Concurrent with completion of the initial public offering, CRIC also completed a merger with SINA Corporation's real estate online business. Following these transactions, the Company remained the majority shareholder of CRIC, holding 50.04% of CRIC's total outstanding shares at the time, and SINA Corporation became CRIC's second largest shareholder, holding 33.35% of CRIC's total outstanding shares at the time.

        The Company held 75,939,975 ordinary shares of CRIC and beneficially owned 54.13% of the total outstanding shares of CRIC as of September 30, 2011.

        On December 28, 2011, the Company entered into a merger agreement with CRIC ("Merger Agreement), pursuant to which the Company agreed to acquire all of the outstanding American Depositary Shares of CRIC ("CRIC ADSs") not owned by the Company for (a) 0.6 American Depositary Shares of E-House ("E-House ADSs"), each E-House ADS representing one E-House Share, and (b) an amount in cash equal to $1.75 per CRIC ADS. Assuming the successful consummation of the transaction, CRIC will become a wholly-owned subsidiary of the Company. In addition, the Company will replace each CRIC stock option ("CRIC replaced stock options") with (a) 0.6 of an E-House stock option and (b) a variable number of an E-House stock option, calculated by dividing $1.75 by the average closing price of E-House for the fifteen consecutive trading days ending with the fourth complete trading day prior to the effective date ("E-House replacement stock options"). The required service period will remain the same.

        The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had occurred on September 30, 2011.

        The accompanying unaudited pro forma condensed consolidated statements of operations present the results of operations of the Company for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, as if the transaction had occurred on January 1, 2010. The unaudited pro forma condensed financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of the Company, which are included in or incorporated by reference into this registration statement. The pro forma adjustments are preliminary and based on management's estimates.

        The unaudited pro forma condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being representation of the financial position or future operating results of the Company. In addition to the matters noted above, the unaudited pro forma condensed consolidated balance sheet and statements of operations do not reflect the effect of anticipated synergies and efficiencies associated with the acquisition.

        The unaudited pro forma condensed consolidated statements of operations do not reflect the transaction costs related to the acquisition.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2011
(In U.S. Dollars)

	E-House	Pro Forma Adjustments	Notes	Pro Forma Results
ASSETS
Current assets:
Cash and cash equivalents	347,703,911	(112,598,364)	[A]	235,105,547
Restricted cash	2,087,319			2,087,319
Marketable securities	6,549,097			6,549,097
Customer deposits	120,876,725			120,876,725
Accounts receivable	218,252,898			218,252,898
Properties held for sale	3,449,682			3,449,682
Deferred tax assets	16,837,002			16,837,002
Prepaid expenses and other current assets	38,607,666			38,607,666
Amounts due from related parties	1,510,547			1,510,547

Total current assets	755,874,847			643,276,483
Property and equipment, net	25,249,449			25,249,449
Intangible assets, net	221,118,779			221,118,779
Investment in affiliates	26,468,086			26,468,086
Goodwill	49,223,863			49,223,863
Other non-current assets	45,114,083			45,114,083

TOTAL ASSETS	1,123,049,107			1,010,450,743

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	6,311,890			6,311,890
Accrued payroll and welfare expenses	36,222,102			36,222,102
Income tax payable	24,760,675			24,760,675
Other tax payable	16,097,534			16,097,534
Amounts due to related parties	1,115,760			1,115,760
Deferred revenue	12,357,331			12,357,331
Liability for exclusive rights with Baidu, current	13,359,983			13,359,983
Other current liabilities	23,306,933			23,306,933

Total current liabilities	133,532,208			133,532,208
Deferred tax liabilities	43,102,276			43,102,276
Liability for exclusive rights with Baidu, non-current	20,679,586			20,679,586
Other non-current liabilities	1,761,628			1,761,628

Total liabilities	199,075,698			199,075,698

Equity:
Ordinary shares	78,703	38,605	[A]	117,308
Additional paid-in capital	682,023,752	144,287,584	[A]	826,311,336
Accumulated deficit	(72,698,628)			(72,698,628)
Accumulated other comprehensive income	42,934,905	5,963,017	[A]	48,897,922

Total E-House equity	652,338,732			802,627,938
Non-controlling interest	271,634,677	(262,887,570)	[A]	8,747,107

Total equity	923,973,409			811,375,045

TOTAL LIABILITIES AND EQUITY	1,123,049,107			1,010,450,743

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For The Nine Months Ended September 30, 2011
(In U.S. Dollars)

	E-House	Pro Forma Adjustments	Notes	Pro Forma Assuming 100% Interest in CRIC
Total revenues	284,226,379			284,226,379
Cost of revenues	(108,603,620)			(108,603,620)
General and administrative expenses	(190,715,629)	(57,941)	[B]	(190,773,570)
Goodwill impairment charge	(417,822,304)			(417,822,304)

Income from operations	(432,915,174)			(432,973,115)
Interest income	1,948,231			1,948,231
Other loss, net	(6,723,440)			(6,723,440)

Income loss before taxes and equity in affiliates	(437,690,383)			(437,748,324)
Income tax benefit	5,119,614			5,119,614

Loss before equity in affiliates	(432,570,769)			(432,628,710)
Loss from equity in affiliates	(495,655)			(495,655)

Net loss	(433,066,424)			(433,124,365)
Less: net loss attributable to non-controlling interest	(190,574,162)	188,666,659	[C]	(1,907,503)

Net loss attributable to E-House shareholders	(242,492,262)			(431,216,862)

Loss per share:
Basic	(3.02)			(3.63)
Diluted	(3.02)			(3.63)
Shares used in computation:
Basic	80,210,915	38,605,153	[D]	118,816,068
Diluted	80,210,915	38,605,153	[D]	118,816,068

Unaudited Pro Forma Condensed Consolidated Statement of Operation
For The Year Ended December 31, 2010
(In U.S. Dollars)

	E-House	Pro Forma Adjustments	Notes	Pro Forma Assuming 100% Interest in CRIC
Total revenues	356,525,127			356,525,127
Cost of revenues	(104,846,495)			(104,846,495)
General and administrative expenses	(198,424,922)	(77,752)	[B]	(198,502,674)

Income from operations	53,253,710			53,175,958
Interest income	2,807,831			2,807,831
Other income , net	5,589,169			5,589,169

Income before taxes and equity in affiliates	61,650,710			61,572,958
Income tax expense	(12,696,234)			(12,696,234)

Income before equity in affiliates	48,954,476			48,876,724
Loss from equity in affiliates	(278,662)			(278,662)

Net income	48,675,814			48,598,062
Less: net income attributable to non-controlling interest	12,521,421	(12,323,629)	[C]	197,792

Net income attributable to E-House shareholders	36,154,393			48,400,270

Earnings per share:
Basic	0.45			0.41
Diluted	0.44			0.39
Shares used in computation:
Basic	80,287,171	38,605,153	[D]	118,892,324
Diluted	81,302,622	42,583,391	[D],[E]*	123,886,013

*
38,605,153 [D] + 3,978,238 [E] = 42,583,391

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
(In U.S. dollar)

1. Basis of Pro Forma Presentation

        The acquisition of all the outstanding shares of CRIC that are not owned by the Company is subject to the closing as described in the Merger Agreement. The Company believes that this transaction represents a probable significant acquisition in accordance with Rule 3-05 of Regulation S-X. As the Company retains the controlling financial interest in CRIC after the acquisition, this transaction will be accounted for as an equity transaction. Therefore, no gain or loss will be recognized in consolidated net income or comprehensive income. The carrying amount of the non-controlling interest in CRIC will be adjusted to reflect the change in the Company's ownership interest in CRIC. Any difference between the fair value of the consideration paid and the amount by which the non-controlling interest is adjusted will be recognized in equity.

        The total estimated consideration consists of the following:

		Amount
		$
Cash		112,598,364
Estimated fair value of E-House shares issued*		223,523,837
Replacement of CRIC stock options (additional paid-in capital)	Note [F]	23,268,043

Total consideration		359,390,244

*
the estimated fair value of E-house shares are based on the closing price of the Company's shares as of September 30, 2011.

        Based on these assumptions, the estimated consideration has been allocated as follows:

Amount
$
Non-controlling interest	262,887,570
Accumulated other comprehensive income	(5,963,017)
Additional paid-in capital	102,465,691

Total consideration	359,390,244

2. Pro Forma Adjustments

        The Company's unaudited pro forma condensed consolidated financial information gives effect to the following pro forma adjustments:

        Note [A]:    To record (1) the removal of the Company's non-controlling interest of $262,887,570 as of September 30, 2011 associated with CRIC, (2) the removal of accumulated other comprehensive income of $5,963,017 associated with the CRIC non-controlling interest, (3) a decrease in cash and cash equivalents to reflect cash consideration of $112,598,364, (4) the issuance of 38,605,153 E-House ordinary shares, each equivalent to one ADS, par value of 0.001 per share, based on the Company's closing share price of $5.79 as of September 30, 2011 and (5) an increase in additional paid-in capital of $144,287,584, which is the net amount of the aforementioned items (1) through (4).

        Note [B]:    To record additional share-based compensation expense for the nine months ended September 30, 2011 and the year ended December 31, 2010 of $57,941 and $77,752, respectively, due to

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
(In U.S. dollar) (Continued)

2. Pro Forma Adjustments (Continued)

the incremental increase in fair value associated with the issuance of the E-House replacement stock options.

        Note [C]:    To record the removal of the net loss attributable to the CRIC non-controlling interest of $188,666,659 for the nine months ended September 30, 2011 and the net income attributable to the CRIC non-controlling interest of $12,323,629 for the year ended December 31, 2010.

        Note [D]:    To reflect the issuance of 38,605,153 ordinary shares upon closing of the transaction based on the total number of ordinary shares outstanding as of September 30, 2011.

        Note [E]:    Represents the dilutive effect of the E-House replacement stock options issued in connection with the acquisition.

        Note [F]:    As noted in the "Overview", the Company issued the E-House replacement stock options. These options had a total fair value of $37,177,649, $23,268,043 of which is attributable to precombination services and included as a component of the consideration transferred in the acquisition. The increase in additional paid-in capital was immediately offset by a decrease in additional paid-in capital given the equity, as opposed to business combination, nature of the acquisition.

3. Pro Forma Shares

        The pro forma basic earnings (loss) per share is based on the weighted average number of the Company's ordinary shares outstanding for the nine months ended September 30, 2011 and the year ended December 31, 2010 plus the ordinary shares issued for the acquisition as shown in note [D] above.

        For the nine months ended September 30, 2011, the computation of diluted loss per share did not include the potential ordinary shares arising from the issuance of the E-House replacement stock options, as to do so would result in a decrease in loss per share.

        The pro forma diluted earnings per share for the year ended December 31, 2010 is based on the weighted average number of the Company's ordinary shares outstanding, the ordinary shares issued for the acquisition and potential ordinary shares associated with the E-House replacement stock options as shown in the following table:

Year Ended December 31, 2010
Shares used in calculating diluted earnings per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing diluted income per share for the Company	81,302,622
Issuance of ordinary shares for the acquisition	38,605,153
Dilutive effect of E-House replacement stock options	3,978,238

123,886,013

China Real Estate Information Corporation

China Real Estate Information Corporation
Unaudited Condensed Consolidated Balance Sheets
(In U.S. dollar except for share data)

	December 31, 2010	September 30, 2011
	$	$
Assets
Current assets:
Cash and cash equivalents	340,719,732	295,040,268
Accounts receivable, net of allowance for doubtful accounts of $4,985,475 and $6,899,043 as of December 31, 2010 and September 30, 2011, respectively	60,971,799	90,351,033
Prepaid expenses and other current assets	22,231,239	26,983,796
Amounts due from related parties	5,079,850	17,990,205

Total current assets	429,002,620	430,365,302
Property and equipment, net	11,177,160	12,127,720
Intangible assets, net	182,622,246	219,262,569
Goodwill	450,299,447	45,743,724
Investment in affiliates	4,444,136	12,555,146
Other non-current assets	6,377,153	13,521,081

Total assets	1,083,922,762	733,575,542

Liabilities and Equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to CRIC of $805,772 and $622,306 as of December 31, 2010 and September 30, 2011, respectively)	3,299,986	4,005,823
Advance from customers (including advance from customers of the consolidated VIEs without recourse to CRIC of $3,581,008 and $7,278,738 as of December 31, 2010 and September 30, 2011, respectively)	6,455,298	8,726,172
Accrued payroll and welfare expenses (including accrued payroll and welfare expenses of the consolidated VIEs without recourse to CRIC of $5,998,335 and $11,671,668 as of December 31, 2010 and September 30, 2011, respectively)	9,881,731	14,993,308
Income tax payable (including income tax payable of the consolidated VIEs without recourse to CRIC of $3,824,260 and $3,099,422 as of December 31, 2010 and September 30, 2011, respectively)	16,935,062	17,170,582
Other tax payable (including other tax payable of the consolidated VIEs without recourse to CRIC of $2,965,717 and $4,290,915 as of December 31, 2010 and September 30, 2011, respectively)	5,427,500	7,627,322
Amounts due to related parties (including amounts due to related parties of the consolidated VIEs without recourse to CRIC of $2,029,595 and $1,488,455 as of December 31, 2010 and September 30, 2011, respectively)	2,784,714	11,833,944
Liability for exclusive rights with Baidu, current(including exclusive rights with Baidu, current of the consolidated VIEs without recourse to CRIC of nil and $13,359,983 as of December 31, 2010 and September 30, 2011, respectively)	—	13,359,983
Other current liabilities (including other current liabilities of the consolidated VIEs without recourse to CRIC of $3,147,480 and $7,684,730 as of December 31, 2010 and September 30, 2011, respectively)	7,731,235	14,426,343

Total current liabilities	52,515,526	92,143,477
Deferred tax liabilities, non-current (including deferred tax liabilities, non-current of the consolidated VIEs without recourse to CRIC of $424,931 and $1,712,234 as of December 31, 2010 and September 30, 2011, respectively)	39,969,421	42,700,530
Liability for exclusive rights with Baidu, non-current (including liability for exclusive rights with Baidu, non-current of the consolidated VIEs without recourse to CRIC of nil and $20,679,586 as of December 31, 2010 and September 30, 2011, respectively)	—	20,679,586

Total liabilities	92,484,947	155,523,593

Commitments and contingencies (Note 13)
Equity:
Ordinary shares ($0.0002 par value): 250,000,000 shares authorized, 143,749,405 and 140,281,897 shares issued and outstanding as of December 31, 2010 and September 30, 2011, respectively)	28,750	28,056
Additional paid-in capital	882,428,759	876,652,925
Retained earnings (Accumulated deficit)	97,556,895	(320,414,204)
Accumulated other comprehensive income	8,402,643	16,898,568
Subscription receivables	(97,749)	(3,100)

Total CRIC equity	988,319,298	573,162,245
Non-controlling interest	3,118,517	4,889,704

Total equity	991,437,815	578,051,949

Total liabilities and equity	1,083,922,762	733,575,542

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

China Real Estate Information Corporation
Unaudited Condensed Consolidated Statements of Operations
(In U.S. dollar except for share data)

	Nine Months Ended September 30,
	2010	2011
	$	$
Total revenues	111,765,267	168,421,257
Cost of revenues	(27,321,481)	(43,805,781)
Selling, general and administrative expenses	(74,331,564)	(114,836,376)
Goodwill impairment charge	—	(417,822,304)

Income (loss) from operations	10,112,222	(408,043,204)
Interest income	1,233,026	1,332,294
Other income, net	3,032,006	625,913

Income (loss) before taxes and equity in affiliates	14,377,254	(406,084,997)
Income tax (expense) benefit	1,379,125	(4,016,407)

Income (loss) before equity in affiliates	15,756,379	(410,101,404)
Loss from equity in affiliates	—	(212,059)

Net income (loss)	15,756,379	(410,313,463)
Less: Net income (loss) attributable to non-controlling interest	(234,458)	1,042,500

Net income (loss) attributable to CRIC shareholders	15,990,837	(411,355,963)

Earnings (loss) per share:
Basic	$0.11	$(2.89)
Diluted	$0.11	$(2.89)
Shares used in computation:
Basic	143,170,566	142,185,703
Diluted	145,899,082	142,185,703

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

China Real Estate Information Corporation
Unaudited Condensed Consolidated Statements of Changes in Equity
and Comprehensive Income (Loss)
(In U.S. dollar)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Subscription Receivables	Non-controlling Interest	Total Equity	Total Comprehensive Income (Loss)
	Number	$	$	$	$	$	$	$	$
Balance at January 1, 2010	142,922,222	28,584	863,169,196	74,385,774	3,629,398	—	1,208,080	942,421,032	—
Net income	—	—	—	15,990,837	—	—	(234,458)	15,756,379	15,756,379
Capital contribution and non-controlling interest recognized in connection with business acquisition	—	—	—	—	—	—	1,868,013	1,868,013	—
Distribution to E-House	—	—		(60,044)	—	—	—	(60,044)	—
Share-based compensation	—	—	13,086,459	(1,298,703)	—	—	—	11,787,756	—
Vesting of restricted shares	62,500	12	187,488	—	—	—	—	187,500	—
Exercise of share options	623,828	125	1,137,745	—	—	(275,400)	—	862,470	—
Foreign currency translation adjustments	—	—	—	—	3,102,713	—	33,878	3,136,591	3,136,591

Balance at September 30, 2010	143,608,550	28,721	877,580,888	89,017,864	6,732,111	(275,400)	2,875,513	975,959,697	18,892,970

Balance at January 1, 2011	143,749,405	28,750	882,428,759	97,556,895	8,402,643	(97,749)	3,118,517	991,437,815	—
Net loss	—	—	—	(411,355,963)	—	—	1,042,500	(410,313,463)	(410,313,463)
Capital contribution and non-controlling interest recognized in connection with business acquisition	—	—	3,341,125	—	—	—	1,203,301	4,544,426	—
Share repurchase	(4,206,600)	(841)	(24,635,488)	(5,226,463)	—	—	—	(29,862,792)	—
Share-based compensation	—	—	14,590,115	(1,388,673)	—	—	—	13,201,442	—
Vesting of restricted shares	75,000	15	262,485	—	—	—	—	262,500	—
Exercise of share options	664,092	132	665,929	—	—	94,649	—	760,710	—
Disposal of subsidiary	—	—	—	—	—	—	(493,617)	(493,617)	—
Dividend to non-controlling interest	—	—	—	—	—	—	(27,931)	(27,931)	—
Foreign currency translation adjustments	—	—	—	—	8,495,925	—	46,934	8,542,859	8,542,859

Balance at September 30, 2011	140,281,897	28,056	876,652,925	(320,414,204)	16,898,568	(3,100)	4,889,704	578,051,949	(401,770,604)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

China Real Estate Information Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
(In U.S. dollar)

	Nine Months Ended September 30,
	2010	2011
	$	$
Operating activities:
Net income (loss)	15,756,379	(410,313,463)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,281,992	20,985,485
Allowance for doubtful accounts	(181,573)	3,023,822
Loss from equity in affiliates	—	212,059
Share-based compensation	11,787,756	13,201,442
Goodwill impairment charge	—	417,822,304
Loss on disposal of subsidiaries	—	1,054,348
Others	(266,365)	216,619
Changes in operating assets and liabilities
Accounts receivable	(20,008,504)	(32,509,804)
Amounts due from related parties	(2,272,365)	(12,328,862)
Prepaid expenses and other current assets	(9,233,938)	(6,781,781)
Accounts payable	(45,827)	142,253
Advance from customers	3,788,662	5,113,139
Accrued payroll and welfare expenses	2,352,090	5,322,613
Income tax payable	(992,748)	203,691
Other tax payable	826,019	2,301,065
Amounts due to related parties	(3,458,395)	(488,270)
Other current liabilities	3,048,876	1,802,792

Net cash provided by operating activities	18,382,059	8,979,452

Investing activities:
Deposit for and purchase of property and equipment and intangible assets	(5,107,465)	(14,146,218)
Purchase of subsidiaries, net of cash acquired	659,812	(16,562,484)
Investment in affiliates	(4,669,376)	(8,317,950)
Proceeds from disposal of property and equipment	5,603	55,359
Proceeds from disposal of subsidiaries	—	117,457
Deposit for acquisition	(9,406,707)	(1,764,480)

Net cash used in investing activities	(18,518,133)	(40,618,316)

Financing activities:
Contribution from non-controlling interest	278,335	33,922
Proceeds from exercise of options	862,470	760,710
Share repurchase	—	(29,862,792)
Dividends to non-controlling interest	—	(27,931)
Loan from a related party	—	9,800,000

Net cash provided by (used in) financing activities	1,140,805	(19,296,091)

Effect of exchange rate changes on cash and cash equivalents	903,665	5,255,491

Net increase (decrease) in cash and cash equivalents	1,908,396	(45,679,464)
Cash and cash equivalents at the beginning of the period	311,066,566	340,719,732

Cash and cash equivalents at the end of the period	312,974,962	295,040,268

Supplemental disclosure of cash flow information:
Income taxes paid	4,613,656	4,836,897
Non-cash investing and financing activities:
Related party receivable paid as dividend	60,044	—
Amount due to related party for restricted shares transferred to equity	(187,500)	(262,500)
Additional paid-in capital recognized in connection with business acquisition	—	3,341,125
Non-controlling interest recognized in connection with business acquisition	1,589,678	1,169,379
Consideration payable in connection with business acquisition	—	6,261,315
Consideration payable for recognized in purchase of exclusive rights with Baidu	—	34,039,569

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar)

1. Organization and Principal Activities

        China Real Estate Information Corporation (the "Company" or "CRIC") was incorporated on August 21, 2008 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entities ("VIEs"), is principally engaged in providing real estate information and consulting services, real estate online services, advertising services and promotional event services in the People's Republic of China ("PRC"). The Company, its subsidiaries and consolidated VIEs are collectively referred to as the "Group".

        E-House (China) Holdings Limited ("E-House Holdings") is the Company's parent company. E-House Holdings, its subsidiaries, excluding the Group, are collectively referred to as "E-House".

2. Summary of Principal Accounting Policies

(a)    Basis of presentation

        The unaudited condensed consolidated financial statements included herein are unaudited and have been prepared and presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and applicable rules and regulations of the Securities and Exchange Commission, regarding interim financial reporting, and include all normal and recurring adjustments that management of the Group considers necessary for a fair presentation of its financial position and operating results. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto contained in the Company's consolidated financial statements as of and for the three year ended December 31, 2010.

(b)    Basis of consolidation

        The unaudited condensed consolidated financial statements include the unaudited condensed financial statements of the Company, its majority owned subsidiaries and its consolidated VIEs, Shanghai Tian Zhuo Advertising Co., Ltd. ("Tian Zhuo") and Beijing Yisheng Leju Information Services Co., Ltd. ("Beijing Leju"). All inter-company transactions and balances have been eliminated in consolidation.

        The Group evaluates each of its interests in private companies to determine whether or not the investee is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

        Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The following financial statement amounts and balances of Tian Zhuo were included in the accompanying unaudited condensed consolidated financial statements:

	December 31, 2010	September 30, 2011
	$	$
Cash and cash equivalents	12,133,157	4,497,777
Accounts receivable, net of allowance for doubtful accounts	3,649,591	1,777,105
Prepaid expenses and other current assets	1,511,617	3,335,412
Amounts due from related parties	195,639	865,892

Total current assets	17,490,004	10,476,186
Property and equipment, net	733,383	260,769
Intangible assets, net	913,235	608,867
Goodwill	4,269,149	3,602,892
Investment in affiliates	—	7,756,031
Other non-current assets	646,419	—

Total assets	24,052,190	22,704,745

Accounts payable	319,812	106,930
Advance from customers	—	34,761
Accrued payroll and welfare expenses	611,029	30,700
Income tax payable	1,156,467	651,370
Other tax payable	412,247	101,533
Other current liabilities	960,528	45,433

Total current liabilities	3,460,083	970,727
Deferred tax liabilities, non-current	202,955	152,216

Total liabilities	3,663,038	1,122,943

	Nine Months Ended September 30,
	2010	2011
	$	$
Total revenues	6,596,920	4,166,384
Net loss	(805,366)	(2,292,240)

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The following financial statement amounts and balances of Beijing Leju were included in the accompanying unaudited condensed consolidated financial statements:

	December 31, 2010	September 30, 2011
	$	$
Cash and cash equivalents	41,914,203	38,617,222
Accounts receivable, net of allowance for doubtful accounts	35,028,633	57,957,535
Prepaid expenses and other current assets	10,192,141	7,557,279
Amounts due from related parties	—	83,556

Total current assets	87,134,977	104,215,592
Property and equipment, net	3,166,749	3,892,530
Intangible assets, net	967,240	47,575,735
Goodwill	396,736	13,013,358
Investment in affiliates	71,923	74,853
Other non-current assets	799,913	1,915,689

Total assets	92,537,538	170,687,757

Accounts payable	485,960	515,376
Advance from customers	3,581,008	7,243,977
Accrued payroll and welfare expenses	5,387,306	11,640,968
Income tax payable	2,667,793	2,448,052
Other tax payable	2,553,470	4,189,382
Amounts due to related parties	2,029,595	1,488,455
Liability for exclusive rights with Baidu	—	13,359,983
Other current liability	2,186,952	7,639,297

Total current liabilities	18,892,084	48,525,490
Deferred tax liabilities, non-current	221,976	1,560,018
Liability for exclusive rights with Baidu, non-current	—	20,679,586

Total liabilities	19,114,060	70,765,094

	Nine Months Ended September 30,
	2010	2011
	$	$
Total revenues	32,749,589	66,567,215
Net income (loss)	304,901	(3,849,690)

        There are no consolidated VIE's assets that are collateral for the VIE's obligations and are not restricted solely to settle the VIE's obligations.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

(c)    Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group's financial statements include useful lives and valuation of long-lived assets, valuation of goodwill, allowance for doubtful accounts, assumptions related to share-based compensation arrangements, assumptions related to the consolidation of entities in which the Group holds variable interests, and the valuation allowance on deferred tax assets.

(d)    Fair value of financial instruments

        The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        The carrying amount of cash, accounts receivable, other receivables, accounts payable, other payables and amounts due from/to related party approximate fair value due to their short-term nature. The carry amount of other non-current liabilities approximates fair value due to immaterial change in interest rate from recording such amount at present value and reporting date.

(e)    Income taxes

        The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the applicable accounting standard for income taxes in interim periods. As the year progresses, the Group refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

(f)    Revenue recognition

        Effective January 1, 2011, the Group adopted the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2009-13 ("ASU 2009-13"), "Multiple-Deliverable Revenue Arrangements", prospectively for all new and materially modified arrangements. ASU 2009-13 requires the Group to allocate revenue to arrangement deliverables using the relative selling price method.

        The Group has multiple element arrangements that may include provision of online advertising, promotional events services, consulting services and/or subscription for the CRIC system. Consulting services includes periodic consulting services and project-based consulting services. Project-based consulting services involve providing real estate consulting services to customers in relation to land acquisition and property development. In certain instances, payment is contingent upon the delivery of

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

a final product, such as closing a land acquisition transaction or providing a market study report. Revenue is recognized under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. Periodic consulting services involve providing consulting services periodically during the development stage of a real estate project, such as monthly market updates, and/or CRIC system subscription. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

        The Group has determined that each of the deliverables listed above is considered a separate unit of account as each has value to the customer on a standalone basis and has been sold separately on a standalone basis, there is no general right of return on delivered items and the delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Group.

        The Group allocates arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to all deliverables based on the relative selling price in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence ("VSOE") if available; (ii) third-party evidence ("TPE") if VSOE is not available; and (iii) best estimate of selling price ("BESP") if neither VSOE nor TPE is available.

        VSOE.    The Group determines VSOE based on its historical pricing and discounting practices for the specific service when sold separately. In determining VSOE, the Group requires that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range. The Group has historically priced its periodic consulting services subscription for the CRIC system and online advertising within a narrow range. As a result, the Group has used VSOE to allocate the selling price of periodic consulting services subscription for the CRIC system and online advertising under these multiple element arrangement. The Group has not historically priced project-based consulting service and promotional event services within a narrow range, therefore, the Group considers TPE and BESP as discussed below.

        TPE.    When VSOE cannot be established for deliverables in multiple element arrangements, the Group applies judgment with respect to whether it can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Group's marketing strategy differs from that of its peers and its offerings contain a significant level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained. Furthermore, the Group is unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, the Group has not been able to establish selling price based on TPE.

        BESP.    When it is unable to establish selling price using VSOE or TPE, the Group uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Group would transact a sale if the service were sold on a stand-alone basis. The Group determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charged for similar offerings, market conditions, specification of the services rendered and pricing practices. The Group has used BESP to allocate the selling price of project-based consulting service and promotional event services under these multiple element arrangement.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The process for determining BESP for deliverables without VSOE or TPE involves management's judgment. The Group's process considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors that the Group considered in developing its BESPs include prices charge for similar offerings, service scope and historical pricing practices. If the facts and circumstances underlying the factors the Group considered change, or should subsequent facts and circumstances lead the Group to consider additional factors, the Group's BESPs could change in future periods.

        The Group regularly reviews the evidence of selling price for its services and maintains internal controls over the establishment and updates of these estimates. There were no material changes in estimated selling price for its services during the nine months ended September 30, 2011 and the Group does not expect material changes in BESP in the foreseeable future.

        Under the previous accounting literature, when an arrangement included project-based consulting services and subscriptions for the CRIC system, the entire arrangement was considered a single unit of account as the Group did not have VSOE for project-based consulting services. Revenue was recognized based on the revenue recognition model for the final deliverable in the arrangement, which was typically the subscription for the CRIC system, which required ratable recognition over the subscription period. The Group had objective and reliable evidence of the fair value of the CRIC subscription service. As such, upon delivery of the consulting product, the Group deferred the fair value of the remaining CRIC subscription and recognized the residual amount, or the difference between the remaining fair value of the CRIC subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria had been met. The residual amount recognized was limited to the cumulative amount due under the terms of the arrangement. Under ASU 2009-13, the Group is required to use BESP when neither VSOE nor TPE is available. As a result, the Group is able to recognize the relative fair value of the elements as they are delivered, assuming other revenue recognition criteria are met.

        If the Group were to apply the new revenue recognition guidance as if it had early adopted the guidance for the year ended December 31, 2010, there would have been no material effect on revenue during that period. Additionally, the adoption of ASU 2009-13 did not have a material impact on revenue for the nine months ended September 30, 2011 when compared to the revenue that would have been recognized under the guidance in effect prior to adoption of ASU 2009-13, as the BESP of project-based consulting and VSOE of the subscription for the CRIC system has historically approximated its respective contract price and the project-based consulting services have generally been delivered at the beginning of the subscription period. The effect of adopting this guidance in future periods will depend on the nature of the Group's customer arrangements in those periods, including the nature of services included in those arrangements, the magnitude of revenue associated with certain deliverables in those arrangements, and the timing of delivery of the related services in those arrangements, among other considerations. While the effect in future periods is dependent on these factors and future go-to-market strategies, the Group does not currently expect the adoption of this guidance to have a material effect on the timing and pattern of revenue recognition in future periods. The Group does not expect this new guidance to affect future pricing practices or go-to-market strategies.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

(g)    Cost of revenue

        Cost of revenue for real estate information and consulting services primarily consists of sales commission and costs incurred for developing, maintaining and updating the CRIC system, which includes cost of data purchased or licensed from third-party sources, personnel related costs and associated equipment depreciation. Cost of revenue for online real estate services consists of costs associated with the production of websites, which includes fees paid to third parties for internet connection, content and services, personnel related costs, amortization of intangible assets, depreciation associated with website production equipment and fees paid to SINA for advertising inventory on non-real estate channels and amortization of the exclusive right with Baidu. Cost of revenue also consists of fees paid to third parties for the services directly related to advertising design and promotional event services and the cost incurred to acquire advertising space for resale. Cost of revenue for promotional event services includes salaries of sales and support staff and fees paid to third parties for the services directly related to promotional event services.

(h)    Advertising expenses

        Advertising expenses are charged to the statements of operations in the period incurred and amounted to $8,352,135 and $13,322,166 for the nine months ended September 30, 2010 and 2011, respectively.

(i)    Government subsidies

        Government subsidies include cash subsidies received by the Company's subsidiaries and VIEs in the PRC from local governments. These subsidies are generally provided as incentives for conducting business in certain local districts. Cash subsidies of $1,953,726 and $2,765,924 for the nine months ended September 30, 2010 and 2011 are included in other income in the unaudited condensed consolidated statements of operations. There is no assurance that the Group will receive similar or any subsidies in the future.

(j)    Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.

        The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based on factors surrounding the credit risk of specific customers, including overall relationship with the customer, past and ongoing business relationship, past record and pattern of settling receivables, length of the receivable and other specific information indicating the collectability of the receivables.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        Movement of the allowance for doubtful accounts for accounts receivable, unbilled accounts receivable and other receivables is as follows:

	2010	2011
	$	$
Balance as of January 1,	5,625,089	4,985,475
Provisions for doubtful accounts	(181,573)	3,023,822
Write offs	(548,268)	(1,356,158)
Changes due to foreign exchange	110,099	245,904

Balance as of September 30,	5,005,347	6,899,043

(k)    Earnings (Loss) per share

        The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated:

	Nine Months ended September 30,
	2010	2011
Net income (loss) attributable to CRIC shareholders	$15,990,837	$(411,355,963)

Weighted average ordinary shares outstanding—basic	143,170,566	142,185,703
Share options	2,728,516	—

Weighted average number of ordinary shares outstanding—diluted	145,899,082	142,185,703

Basic earnings (loss) per share	$0.11	$(2.89)

Diluted earnings (loss) per share	$0.11	$(2.89)

        Diluted earnings (loss) per share do not include the following instruments as their inclusion would be antidilutive:

	Nine Months Ended September 30,
	2010	2011
Share options	—	2,337,329

(l)    Recently issued accounting pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs". This ASU is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework. The guidance is largely consistent with existing fair value measurement

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

principles in U.S. GAAP. The guidance expands the existing disclosure requirements for fair value measurements and makes other amendments. The guidance is to be applied prospectively and is effective for interim and annual periods beginning after December 15, 2011, for public entities. Early application by public entities is not permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial statements.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income". This ASU revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, which is consistent with the income statement format used today, and the second statement would include components of other comprehensive income ("OCI"). The ASU does not change the items that must be reported in OCI. For public entities, the ASU's amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For all entities, guidance must be applied retrospectively for all periods presented in the financial statements. Early adoption is permitted. The Group does not expect the adoption of this ASU will have a significant effect on its consolidated financial statements.

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments in this ASU apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial statements.

3. Investment in Affiliates

        In August 2010, the Group entered into a cooperation agreement with China Real Estate Research Association ("CRERA") and China Real Estate Association ("CREA") to form a joint venture, Beijing China Real Estate Research Association Technology Ltd ("CRERAT"), which has the exclusive rights to host exhibition and activities sponsored by CRERA or CREA. The new entity also provides other real estate related research reports and consulting services. The Group paid $4,669,376 for a 51% equity interests in the joint venture. CRERA and CREA, collectively own the remaining 49%. The Group does not control the board of CRERAT, who has the power to direct the entity's significant operating activities. Therefore, the transaction was accounted for using the equity method. Under the

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

3. Investment in Affiliates (Continued)

cooperation agreement, the Group has guaranteed profits of up to $18,119,520 to CRERA and CREA over the eight year term of the joint venture. The Group's maximum exposure to loss as a result of its involvement with the joint venture amounted to $22,788,896 which includes the initial investment in the joint venture and the potential future contingency related to the profit guarantee. The Group believes that the likelihood that it will be required to provide payments under the profit guarantee is remote.

        On January 7, April 5, and August 26, 2011, the Group had paid RMB12.5 million, RMB20 million and RMB17.5 million, respectively (total equivalent to $7.9 million) for 1.8821% equity interest in Star Capital Real Estate Development Fund Management ("Star Capital") as a limited partner. Mr. Xin Zhou, the Group's co-chairman and chief executive officer serves as a director of Star Capital. The Group's interest in Star Capital is more than minor and thus is subject to the equity method.

4. Acquisitions of Subsidiaries

        In March 2011, the Group acquired Firmway Assets Limited ("Firmway"), a company incorporated in the British Virgin Islands, for $12,000,000. Firmway had acquired a 20-year lease for an office building in Shanghai and was developing such building for subsequent sub-lease. The Group acquired Firmway to obtain the lease of the office building, which the Group intends to use as its corporate office. The purchase price was allocated as follows:

	Allocated Value	Amortization Period
	$
Cash	1,731,778
Amount due from related parties	1,189,679
Prepaid rent	3,815,608	20 years
Liabilities assumed	(1,927)
Favorable lease term	5,264,862	20 years
Goodwill	1,316,215
Deferred tax liabilities	(1,316,215)

Total	12,000,000

        The goodwill was allocated to the real estate information and consulting services segment and is not deductible for tax purposes.

        In August 2011, the Group acquired Beijing Jiahua Xinlian Media Advertisement Co., Ltd. ("Beijing Jiahua") , which is a real estate advertisement agency in exchange for a 16% equity interest of the Group's subsidiary Beijing Yisheng Leju Advertisement Co., Ltd. ("Beijing Advertisement"), having a fair value of $3,398,954, and cash consideration of $9,416,363, to further expand its real estate online services. As of September 30, 2011, $4,720,770 of the cash consideration had been paid. The remaining consideration has been paid subsequently in December 2011. Beijing Jiahua has more than 10 years of advertising agency experience. The acquisition was made to expand the Group's online advertising business by leveraging Beijing Jiahua's advertising network. The goodwill mainly reflected

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

4. Acquisitions of Subsidiaries (Continued)

the competitive advantages the Company expected to realize from Beijing Jiahua's standing in the online advertising agency industry, including synergies related to sales and distribution, and growth prospects for higher sales volumes and improved market position, which do not qualify for separate recognition of intangible assets.

        The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated Value	Amortization Period
	$
Total tangible assets acquired	78,775
Liabilities assumed	(468)
Customer Relationship	3,307,686	7.3 years
Non-compete agreements	953,596	2.6 years
Goodwill	9,541,048
Deferred tax liabilities	(1,065,320)

Total	12,815,317

        The goodwill was allocated to real estate online services segment and is not deductible for tax purposes.

        In August 2011, the Group acquired Beijing Shangtuo Shunze Media Advertisement Co. Ltd ("Beijing Shangtuo"), which is a real estate advertisement agency in exchange for a 5% equity interest in Beijing Advertisement, having a fair value of $1,062,173, and cash consideration of $3,139,312, to further expand its real estate online services. As of September 30, 2011, $1,573,590 of the cash consideration has been paid. The remaining consideration has been paid subsequently in December 2011. Beijing Shangtuo has more than 10 years of advertising agency experience. The acquisition was made to expand the Group's online advertising business by leveraging Beijing Jiahua's advertising network. The goodwill mainly reflected the competitive advantages the Company expected to realize from Beijing Shangtuo's standing in the online advertising agency industry, including synergies related to sales and distribution, and growth prospects for higher sales volumes and improved market position, which do not qualify for separate recognition of intangible assets.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

4. Acquisitions of Subsidiaries (Continued)

        The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated Value	Amortization Period
	$
Total tangible assets acquired	78,827
Liabilities assumed	(928)
Customer Relationship	983,494	7.3 years
Non-compete agreements	413,854	2.6 years
Goodwill	3,075,575
Deferred tax liabilities	(349,337)

Total	4,201,485

        The goodwill was allocated to real estate online services segment and is not deductible for tax purposes.

5. Property and Equipment, Net

        Property and equipment, net consists of the following:

	As of December 31, 2010	As of September 30, 2011
	$	$
Leasehold improvements	5,097,636	6,019,823
Furniture, fixtures and equipment	9,868,278	11,848,028
Motor vehicles	997,773	1,192,073

Total	15,963,687	19,059,924
Less: Accumulated depreciation	(4,786,527)	(6,932,204)

Property and equipment, net	11,177,160	12,127,720

        Depreciation expense was $1,713,964 and $2,396,332 for the nine months ended September 30, 2010 and 2011, respectively.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

6. Intangible Assets, Net

        Intangible assets subject to amortization are comprised of the following:

	As of December 31, 2010	As of September 30, 2011
	$	$
Real estate advertising agency agreement with SINA	106,790,000	106,790,000
License agreements with SINA	80,660,000	80,660,000
Exclusive rights with Baidu	—	43,475,563
Customer relationships	7,443,088	11,734,268
CRIC database license agreement	8,300,000	8,300,000
Favorable lease term	2,428,110	7,692,972
Non-compete agreements	2,074,417	3,250,442
Computer software licenses	1,352,461	2,186,000
Domain name	—	95,590

	209,048,076	264,184,835

Less: Accumulated amortization
License agreements with SINA	(10,082,500)	(16,132,000)
Real estate advertising agency agreement with SINA	(13,087,008)	(20,939,214)
CRIC database license agreement	(1,220,589)	(1,952,942)
Favorable lease term	(212,460)	(303,515)
Customer relationship	(541,013)	(1,480,753)
Non-compete agreements	(768,887)	(994,341)
Computer software licenses	(513,373)	(892,907)
Domain name	—	(3,186)
Exclusive rights with Baidu	—	(2,223,408)

	(26,425,830)	(44,922,266)

Intangible assets subject to amortization, net	182,622,246	219,262,569

        In August 2011, the Group purchased exclusive rights from Baidu which allow it to sell Baidu's real estate related brandlink product, which is a form of keyword advertising, and to use and operate the web link of "leju.baidu.com", which is Baidu's exclusive real estate-related web channel for $43,475,563. Such rights have a life of three years.

        Amortization expense was $15,568,028 and $18,589,153 for the nine months ended September 30, 2010 and 2011, respectively. The Group expects to record amortization expense of $9,750,283, $37,547,694, $37,374,409, $30,115,109 and $20,944,142 for the three months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014 and 2015, respectively.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

7. Goodwill

        Changes in the carrying amount of goodwill by segment are as follows:

	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Total
	$	$	$	$
Balance as of January 1, 2010	4,350,789	444,885,665	666,257	449,902,711
Goodwill recognized upon acquisition	—	396,736	—	396,736

Gross goodwill	4,350,789	445,282,401	666,257	450,299,447
Accumulated impairment	—	—	—	—

Balance as of September 30, 2010	4,350,789	445,282,401	666,257	450,299,447

Balance as of January 1, 2011	4,350,789	445,282,401	666,257	450,299,447
Goodwill recognized upon acquisition	1,316,215	12,616,623	—	13,932,838
Disposal of subsidiary	—	—	(666,257)	(666,257)

Gross goodwill	5,667,004	457,899,024	—	463,566,028
Goodwill impairment	—	(417,822,304)	—	(417,822,304)

Balance as of September 30, 2011	5,667,004	40,076,720	—	45,743,724

        Management performs a goodwill impairment test for each of its reporting units as of December 31 of each year or when there is a triggering event causing management to believe it is more likely than not that the carrying amount of goodwill may be impaired.

        A substantial portion of goodwill on the Group's balance sheet relates to the acquisition of the Group's online unit in 2009. Toward the end of the third quarter of 2011, China's real estate market showed signs of further slowdown under the government's continued restrictive policies and further credit tightening. The online unit started to slow down as developers became more pessimistic about increasing sales volume and more cautious with their advertising spending. The Group believes that this will result in slower than previously expected growth for its online business over the next several years. In addition, the Group experienced a 49% decline in its stock price from December 31, 2010 to September 30, 2011. The Group believed such events represented potential indicators of impairment and accordingly, performed an impairment test for each of its reporting units, which are also the Group's segments, as of September 30, 2011. The Group utilized the income approach valuation method. The key assumptions used in the income approach, which requires significant management judgment, include business assumptions, growth rate, terminal value, and discount rate. As a result of this analysis, the Group concluded that the goodwill associated with its real estate online services reporting unit was impaired and recorded a goodwill impairment charge of $417,822,304 during the nine months ended September 30, 2011.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

8. Repurchase of Shares

        In 2011, the Company's shareholders approved one share repurchase program. Under the program, the Company was authorized, but not obligated, to repurchase within one year its own American Depositary Shares ("ADSs") with an aggregate value of up to $50 million. As of September 30, 2011, the Company had repurchased a total of 4,206,600 ADSs for $29,862,792. The excess of $29,861,951 of purchase price over par value was allocated between additional paid-in capital and retained earnings of $24,635,488 and $5,226,463, respectively.

9. Employee Benefit Plans

        The Company's PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $5,106,821 and $9,403,387 for the nine months ended September 30, 2010 and 2011, respectively, for such benefits.

10. Distribution of Profits

        Pursuant to laws applicable to entities incorporated in the PRC, the Company's subsidiaries must make appropriation from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until such cumulative appropriation reaches 50% of the registered capital; the other fund appropriations are at the Group's discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The amount of the reserve fund for the Group as of December 31, 2010 and September 30, 2011 was $10,257,883 and $14,210,497, respectively.

        In addition, the share capital of the Company's PRC subsidiaries of $60,273,186 and $76,573,186 as of December 31, 2010 and September 30, 2011, respectively, was considered restricted due to restrictions on the distribution of share capital.

        As a result of these PRC laws and regulations, the Company's PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $90,783,683 as of September 30, 2011.

11. Segment Information

        The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group's chief operating decision maker ("CODM") for making decisions, allocating resources and assessing performance. The Group's CODM has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

11. Segment Information (Continued)

        The Group has four operating segments: 1) real estate information and consulting services, 2) real estate online services, 3) real estate advertising services and 4) promotional events services. The real estate advertising services segment and promotional event services segment did not meet the significance threshold for separate disclosure and have been combined and classified as "other services". The Group's CODM reviews net revenue, cost of sales, operating expenses, income from operations and net income for each operating segment and does not review balance sheet information. Corporate expenses such as selling, general and administrative expenses and interest income are not allocated among segments and are recorded as non-allocated items.

        The following table summarizes the selected revenue and expense information for each operating segment for the nine months ended September 30, 2010 and 2011:

Nine months ended September 30, 2010	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non-Allocated	Total
	$	$	$	$	$
Revenues from external customers	57,226,494	41,694,678	12,844,095	—	111,765,267
Cost of revenues	(2,206,329)	(18,053,340)	(7,061,812)	—	(27,321,481)
Selling, general and administrative expenses	(23,752,050)	(37,449,250)	(5,319,925)	(7,810,339)	(74,331,564)

Income (loss) from operations	31,268,115	(13,807,912)	462,358	(7,810,339)	10,112,222
Interest income	888,612	128,288	78,935	137,191	1,233,026
Other income (loss), net	2,151,772	(18,128)	554,289	344,073	3,032,006

Income (loss) before taxes and equity in affiliates	34,308,499	(13,697,752)	1,095,582	(7,329,075)	14,377,254
Income tax benefit (expense)	2,145,952	(835,355)	68,528	—	1,379,125

Income (loss) before equity in affiliates	36,454,451	(14,533,107)	1,164,110	(7,329,075)	15,756,379
Net income (loss)	36,454,451	(14,533,107)	1,164,110	(7,329,075)	15,756,379

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

11. Segment Information (Continued)

Nine months ended September 30, 2011	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non-Allocated	Total
	$	$	$	$	$
Revenues from external customers	58,573,444	91,010,774	18,837,039	—	168,421,257
Cost of revenues	(4,008,312)	(25,927,991)	(13,869,478)	—	(43,805,781)
Selling, general and administrative expenses	(33,119,599)	(67,161,669)	(5,217,993)	(9,337,115)	(114,836,376)
Goodwill impairment charge	—	(417,822,304)	—	—	(417,822,304)

Income (loss) from operations	21,445,533	(419,901,190)	(250,432)	(9,337,115)	(408,043,204)
Interest income	621,810	558,215	71,565	80,704	1,332,294
Other income (loss), net	1,928,992	(431,855)	(641,920)	(229,304)	625,913

Income (loss) before taxes and equity in affiliates	23,996,335	(419,774,830)	(820,787)	(9,485,715)	(406,084,997)
Income tax benefit (expense)	(4,541,250)	369,511	155,332	—	(4,016,407)

Income (loss) before equity in affiliates	19,455,085	(419,405,319)	(665,455)	(9,485,715)	(410,101,404)
Income (Loss) from equity in affiliates	(268,158)	(8,353)	64,452	—	(212,059)

Net income (loss)	19,186,927	(419,413,672)	(601,003)	(9,485,715)	(410,313,463)

Geographic

        Substantially all of the Group's revenues from external customers and long-lived assets are located in the PRC.

Major customers

        Details of the accounts receivable from customers accounting for 10% or more of total accounts receivable are as follows:

	December 31, 2010	September 30, 2011
	$	$
Customer A	*	9,970,430
Customer B	12,701,252	*
Customer C	7,337,703	*

*
indicates the accounts receivable from the customer was less than 10% as of the stated period end.

        There were no customers that accounted for more than 10% of total revenue for any of the periods presented.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

12. Related Party Balances and Transactions

        Amounts due from related parties were comprised of the following:

	December 31, 2010	September 30, 2011
	$	$
E-House	5,079,850	16,756,284
Shangyou	—	1,227,400
CRERAT	—	6,521

Total	5,079,850	17,990,205

        The amount due from E-House as of December 31, 2010 and September 30, 2011 represents fees for real estate information and consulting services, online services and other services provided. The amount due from Shangyou represents a deposit payment made on behalf of Shangyou. The amount due from CRERAT represents fees for other services provided.

        Amounts due to related parties were comprised of the following:

	December 31, 2010	September 30, 2011
	$	$
E-House	25,294	9,820,490
SINA	1,971,920	1,488,454
E-House management	787,500	525,000

Total	2,784,714	11,833,944

        The amount due to E-House as of December 31, 2010 reflects the expenses paid on behalf of CRIC by E-House. The balance is interest free and payable on demand. The amount due to E-House as of September 30, 2011 primarily represents an interest free loan made to fund the capital of Evercrest Holdings Limited. (or Evercrest), a wholly-owned foreign enterprise. The Company owns 51% of Evercrest and E-house owns the remaining 49%. The loan is interest free and payable on demand. The amount due to SINA as of December 31, 2010 and September 30, 2011 represents online advertising agency fees payable. The amount due to E-House management represents consideration paid by management for unvested restricted shares.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

12. Related Party Balances and Transactions (Continued)

        The rollforward of the intercompany receivable balance with E-House for the nine months ended September 30, 2010 and 2011 is as follows:

	Nine months ended September 30,
	2010	2011
	$	$
Balance at January 1	1,435,415	5,079,850
Related party balance waivers	60,044	—
Services provided to E-House	10,070,707	13,615,441
Transitional services fee charged from E-House	(1,093,434)	(858,881)
Payments received for services	(7,242,318)	(1,080,126)

Balance at September 30	3,230,414	16,756,284

13. Commitments and contingencies

a) Operating lease commitments

        The Group has operating lease agreements principally for its office properties in the PRC. Such leases have remaining terms ranging from six to 60 months and are renewable upon negotiation. Rental expense was $4,329,126 and $5,596,768 for the nine months ended September 30, 2010 and 2011, respectively.

        Future minimum lease payments under non-cancelable operating lease agreements at September 30, 2011 were as follows:

$
The remainder of 2011	711,136
2012	6,841,509
2013	5,167,914
2014	3,322,225
2015	331,399

Total	16,374,183

b) Contingencies

        The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse effect on its business, assets or operations.

China Real Estate Information Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2011
(In U.S. dollar) (Continued)

14. Subsequent Events

        On October 10, 2011, the Company granted 5,579,000 options to purchase its ordinary shares to certain of Group's employees at an exercise price of $3.75 per share pursuant to CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of three years. The Company expects to recognize $13.9 million in compensation expense ratably over the three-years following the grant date.

        On October 28, 2011, E-House announced it has submitted a non-binding proposal to the board of directors of the Group to acquire all the outstanding shares of the Group that are not owned by E-House. E-House has proposed a fixed consideration consisting of $1.75 cash and 0.6 shares of E-House for each share of the Group. Also E-House will replace each CRIC stock option for (1) 0.6 of an E-House stock option and (2) a variable E-House stock option, calculated by dividing $1.75 by the average closing price of E-House's public shares for the fifteen consecutive trading days ending with the fourth complete trading day prior to the effective day. Assuming the successful consummation of the transaction, the Group would become a wholly-owned subsidiary of E-House. The execution of the merger agreement was approved by the Board of the Group and E-House on December 28, 2011. The completion of the merger is subject to the vote of shareholders of the Group. As E-House retains the controlling financial interest in the Group after the step acquisition, this transaction will be accounted for as an equity transaction.

China Real Estate Information Corporation

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008, 2009 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of China Real Estate Information Corporation

We have audited the accompanying consolidated balance sheets of China Real Estate Information Corporation and subsidiaries (the "Group") as of December 31, 2009 and 2010, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of China Real Estate Information Corporation and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Group's internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 26, 2011 expressed an unqualified opinion on the Group's internal control over financial reporting.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai China
April 26, 2011

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of China Real Estate Information Corporation

We have audited the internal control over financial reporting of China Real Estate Information Corporation and subsidiaries (the "Group") as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Group's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Group's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Group and our report dated April 26, 2011 expressed an unqualified opinion on those financial statements.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai China
April 26, 2011

China Real Estate Information Corporation
Consolidated Balance Sheets
(In U.S. dollar except for share data)

	December 31,
	2009	2010
	$	$
Assets
Current assets:
Cash and cash equivalents	311,066,566	340,719,732
Unbilled accounts receivable, net of allowance for doubtful accounts of $5,625,089 and $4,985,475 at December 31, 2009 and 2010, respectively	22,739,129	51,175,432
Accounts receivable, net of allowance for doubtful accounts of nil and nil at December 31, 2009 and 2010, respectively	5,690,968	9,796,367
Advance payment for properties	8,108,299	—
Prepaid expenses and other current assets	6,990,396	22,231,239
Amounts due from related parties	2,460,572	5,079,850

Total current assets	357,055,930	429,002,620
Property and equipment, net	7,422,583	11,177,160
Intangible assets, net	201,138,891	182,622,246
Goodwill	449,902,711	450,299,447
Investment in affiliates	—	4,444,136
Other non-current assets	4,570,964	6,377,153

Total assets	1,020,091,079	1,083,922,762

Liabilities and Equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to CRIC of $2,005,993 and $805,772 as of December 31, 2009 and 2010, respectively)	2,288,650	3,299,986
Advance from customers (including advance from customers of the consolidated VIEs without recourse to CRIC of $1,069,853 and $3,581,008 as of December 31, 2009 and 2010, respectively)	2,855,165	6,455,298
Accrued payroll and welfare expenses (including accrued payroll and welfare expenses of the consolidated VIEs without recourse to CRIC of $1,535,879 and $5,998,335 as of December 31, 2009 and 2010, respectively)	3,873,160	9,881,731
Income tax payable (including income tax payable of the consolidated VIEs without recourse to CRIC of $1,658,316 and $3,824,260 as of December 31, 2009 and 2010, respectively)	9,270,321	16,935,062
Other tax payable (including other tax payable of the consolidated VIEs without recourse to CRIC of $1,549,522 and $2,965,717 as of December 31, 2009 and 2010, respectively)	3,085,419	5,427,500
Amounts due to related parties (including amounts due to related parties of the consolidated VIEs without recourse to CRIC of $6,112,070 and $2,029,595 as of December 31, 2009 and 2010, respectively)	7,300,568	2,784,714
Other current liabilities (including other current liabilities of the consolidated VIEs without recourse to CRIC of $3,561,007 and $3,147,480 as of December 31, 2009 and 2010, respectively)	6,965,124	7,731,235

Total current liabilities	35,638,407	52,515,526
Deferred tax liabilities, non-current (including deferred tax liabilities, non-current of the consolidated VIEs without recourse to CRIC of $270,607 and $424,931 as of December 31, 2009 and 2010, respectively)	42,031,640	39,969,421

Total liabilities	77,670,047	92,484,947

Commitments and contingencies (Note 15)
Equity:
Ordinary shares ($0.0002 par value): 250,000,000 shares authorized, 142,922,222 and 143,749,405 shares issued and outstanding as of December 31, 2009 and 2010, respectively	28,584	28,750
Additional paid-in capital	863,169,196	882,428,759
Retained earnings	74,385,774	97,556,895
Accumulated other comprehensive income	3,629,398	8,402,643
Subscription receivables	—	(97,749)

Total CRIC equity	941,212,952	988,319,298
Non-controlling interest	1,208,080	3,118,517

Total equity	942,421,032	991,437,815

Total liabilities and equity	1,020,091,079	1,083,922,762

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Consolidated Statements of Operations
(In U.S. dollar except for share data)

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Revenues
Third party revenues	49,887,948	87,384,680	155,309,013
Related party revenues	160,582	8,269,130	18,845,451

Total revenues	50,048,530	95,653,810	174,154,464
Cost of revenues	(2,897,247)	(12,810,162)	(41,009,561)
Selling, general and administrative expenses	(19,819,873)	(48,048,529)	(109,088,983)
Gain from settlement of pre-existing relationship	—	2,100,832	—

Income from operations	27,331,410	36,895,951	24,055,920
Other income (expense):
Interest income	420,517	279,079	1,726,580
Other income (expense), net	(1,341,165)	2,725,032	3,174,113

Income before taxes and equity in affiliates	26,410,762	39,900,062	28,956,613
Income tax expense	(4,721,015)	(6,306,613)	(2,791,497)

Income before equity in affiliates	21,689,747	33,593,449	26,165,116
Income (loss) from equity in affiliates	153,700	22,015,607	(276,385)

Net income	21,843,447	55,609,056	25,888,731
Less: Net income (loss) attributable to non-controlling interest	(318,214)	6,765	(52,109)

Net income attributable to CRIC shareholders	22,161,661	55,602,291	25,940,840

Earnings per share:
Basic	$0.31	$0.64	$0.18
Diluted	$0.31	$0.63	$0.18
Shares used in computation:
Basic	71,522,222	86,610,265	143,288,987
Diluted	71,522,222	88,264,301	146,193,046

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Consolidated Statements of Changes in Equity
and Comprehensive Income
(In U.S. dollar)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Subscription Receivables	Non-controlling Interest	Total Equity	Total Comprehensive Income
	Number	$	$	$	$	$	$	$	$
Balance at January 1, 2008	71,522,222	14,304	30,000,000	(1,205,488)	923,501	(14,304)	—	29,718,013
Net income	—	—	—	22,161,661	—	—	(318,214)	21,843,447	21,843,447
Capital contribution by non-controlling interest	—	—	—	—	—	—	1,173,582	1,173,582	—
Contribution from E-House	—	—	2,591,770	—	—	—	—	2,591,770	—
Cash contribution from E-House	—	—	8,400,000	—	—	—	—	8,400,000	—
Foreign currency translation adjustments	—	—	—	—	2,784,353	—	—	2,784,353	2,784,353

Balance at December 31, 2008	71,522,222	14,304	40,991,770	20,956,173	3,707,854	(14,304)	855,368	66,511,165	24,627,800

Net income	—	—	—	55,602,291	—	—	6,765	55,609,056	55,609,056
Capital contribution and non-controlling interest recognized in connection with business acquisition	—	—	—	—	—	—	1,260,780	1,260,780	—
Collection of subscription receivables	—	—	—	—	—	10,000	—	10,000	—
Distribution to E-House	—	—	—	(1,001,304)	—	4,304	—	(997,000)	—
Cash contribution from E-House	—	—	2,499,977	—	—	—	—	2,499,977	—
Replacement of COHT share options	—	—	14,960,796	—	—	—	—	14,960,796	—
Share-based compensation	—	—	7,123,911	(1,171,386)	—	—	—	5,952,525	—
Issuance of ordinary shares to public, net of issuance cost	20,700,000	4,140	224,700,460	—	—	—	—	224,704,600	—
Issuance of ordinary shares in connection with business acquisition	47,666,667	9,533	571,990,471	—	—	—	—	572,000,004	—
Issuance of ordinary shares in exchange for a non-controlling interest	3,033,333	607	901,811	—	—	—	(902,418)	—	—
Foreign currency translation adjustments	—	—	—	—	(78,456)	—	(12,415)	(90,871)	(90,871)

Balance at December 31, 2009	142,922,222	28,584	863,169,196	74,385,774	3,629,398	—	1,208,080	942,421,032	55,518,185

Net income	—	—	—	25,940,840	—	—	(52,109)	25,888,731	25,888,731
Capital contribution and non-controlling interest recognized in connection with business acquisition	—	—	—	—	—	—	1,897,582	1,897,582	—
Distribution to E-House	—	—	—	(60,044)	—	—	—	(60,044)	—
Share-based compensation	—	—	17,443,841	(2,709,675)	—	—	—	14,734,166	—
Vesting of restricted shares	75,000	15	262,485	—	—	—	—	262,500	—
Exercise of share options	752,183	151	1,553,237	—	—	(97,749)	—	1,455,639	—
Foreign currency translation adjustments	—	—	—	—	4,773,245	—	64,964	4,838,209	4,838,209

Balance at December 31, 2010	143,749,405	28,750	882,428,759	97,556,895	8,402,643	(97,749)	3,118,517	991,437,815	30,726,940

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Consolidated Statements of Cash Flows
(In U.S. dollar)

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Operating activities:
Net income	21,843,447	55,609,056	25,888,731
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	440,613	6,744,120	23,251,643
Allowance for doubtful accounts	—	4,722,707	(71,896)
Gain from settlement of pre-existing relationship	—	(2,100,832)	—
Income (loss) from equity in affiliates	(153,700)	(22,015,607)	276,385
Share-based compensation	—	5,952,525	14,734,166
Gain from sales of properties held for sale	—	(52,303)	(1,063,322)
Others	—	136,145	(262,631)
Changes in operating assets and liabilities
Accounts receivable	(21,746,362)	3,960,246	(30,959,152)
Amounts due from related parties	2,690,338	(2,432,415)	(2,619,278)
Prepaid expenses and other current assets	(11,454,306)	8,488,180	(6,982,124)
Accounts payable	387,544	1,664,048	967,694
Accrued payroll and welfare expenses	718,993	2,629,806	6,125,547
Income tax payable	3,182,709	5,262,213	7,848,071
Other tax payable	642,958	2,309,203	2,421,341
Amounts due to related parties	—	(6,186,987)	(4,399,846)
Other current liabilities	(512,730)	(7,036,553)	2,849,587
Advance from customers	839,354	2,414,276	3,537,472
Deferred tax	(124,654)	(3,054,613)	(5,547,289)

Net cash provided by (used in) operating activities	(3,245,796)	57,013,215	35,995,099

Investing activities:
Deposit for and purchase of property and equipment and intangible assets	(9,478,138)	(2,378,033)	(6,916,843)
Purchase of subsidiaries, net of cash acquired	(2,399,326)	3,243,114	563,211
Investment in affiliates	(2,500,000)	—	(4,669,376)
Proceeds from disposal of property and equipment	18,645	225,444	36,580
Deposit and proceeds for properties held for sale	—	3,042,015	4,719,440
Collection of loans from related parties	2,157,683	—	—
Deposit for acquisition	—	—	(4,529,880)

Net cash provided by (used in) investing activities	(12,201,136)	4,132,540	(10,796,868)

Financing activities:
Contribution from non-controlling interest	270	1,175,244	249,246
Proceeds of loans (repayment of loans) from related parties	5,696,838	(5,616,633)	—
Collection of subscription receivables	—	10,000	—
Advance from a related party	—	1,050,000	—
Proceeds from issuance of ordinary shares, net of paid issuance costs of $23,548,949	—	224,851,051	—
Proceeds from exercise of options	—	—	1,455,639
Contribution from E-House	8,400,000	2,499,977	—

Net cash provided by financing activities	14,097,108	223,969,639	1,704,885

Effect of exchange rate changes on cash and cash equivalents	729,589	159,934	2,750,050

Net increase (decrease) in cash and cash equivalents	(620,235)	285,275,328	29,653,166
Cash and cash equivalents at the beginning of the year	26,411,473	25,791,238	311,066,566

Cash and cash equivalents at the end of the year	25,791,238	311,066,566	340,719,732

China Real Estate Information Corporation
Consolidated Statements of Cash Flows
(In U.S. dollar) (Continued)

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Supplemental disclosure of cash flow information:
Income taxes paid	1,446,702	3,379,554	5,742,205
Non-cash investing and financing activities:
Related party loans converted to equity	8,400,000	2,499,977	—
Amount due to related party for restricted shares transferred to equity	—	—	(262,500)
Related party receivable paid as dividend or (payable recorded as a capital contribution)	(2,591,770)	997,000	60,044
Issuance of ordinary shares in connection with business acquisition	—	572,000,004	—
Ordinary share issuance costs in payables	—	146,451	—
Replacement of share options due to acquisition	—	14,960,796	—
Non-controlling interest recognized in connection with business acquisition	—	85,536	1,648,336

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar)

1. Organization and Principal Activities

        China Real Estate Information Corporation (the "Company" or "CRIC") was incorporated on August 21, 2008 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entities ("VIEs"), is principally engaged in providing real estate information and consulting services, real estate online services, advertising services and promotional event services in the People's Republic of China ("PRC"). The Company, its subsidiaries and consolidated VIEs are collectively referred to as the "Group".

        E-House (China) Holdings Limited ("E-House Holdings") is the Company's parent company. E-House Holdings, its subsidiaries, excluding the Group, are collectively referred to as "E-House". E-House began developing a proprietary real estate database system, or the CRIC system, in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC (China) Information Technology Co., Ltd., in the British Virgin Islands ("CRIC BVI"). In July 2006, E-House, through CRIC BVI, established a new PRC subsidiary, Shanghai CRIC Information Technology Co., Ltd. ("Shanghai CRIC"), and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Prior to the establishment of Shanghai CRIC, the real estate information and consulting services were carried out by various companies owned by E-House Holdings. Shanghai CRIC began commercializing the CRIC system and offering information and related consulting services in 2006.

        Shanghai CRIC began offering real estate advertising services in 2008 through an acquired VIE in China, Shanghai Tian Zhuo Advertising Co., Ltd. and its majority owned subsidiaries ("Tian Zhuo").

        E-House Holdings transferred all of the outstanding shares of CRIC BVI to CRIC in October 2008. The restructuring process has been accounted for as a reorganization of entities under common control.

        In October 2009, the Company completed its initial public offering ("IPO") on the NASDAQ Global Select Market and acquisition of SINA Corporation's ("SINA") (NASDAQ: SINA) 66% equity interest in China Online Housing Technology Corporation ("COHT"), an online real estate media platform in the PRC. COHT provides online advertising, information and updates related to the real estate and home furnishing industries in China through a consolidated VIE, Beijing Yisheng Leju Information Service Co., Ltd. ("Beijing Leju").

        Upon incorporation, the Company had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House Holdings. On January 1, 2009, the Company issued an additional 99,999,000 ordinary shares to E-House Holdings for par value, or $10,000. On August 29, 2009, the Company effected a reverse share split whereby all of 100,000,000 issued and outstanding ordinary shares, having a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares, having a par value of $0.0002 per share, and the number of authorized shares was reduced from 500,000,000 to 250,000,000. On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. Both the reverse share split and the ordinary share issuance to E-House Holdings have been retroactively reflected for all periods presented herein.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

1. Organization and Principal Activities (Continued)

        Upon completion of its IPO and acquisition of COHT in October 2009, the Company issued 20,700,000 additional ordinary shares to the public, 47,666,667 shares in connection with the acquisition of COHT and 3,033,333 shares in exchange for a non-controlling interest.

        In April 2010, Shanghai CRIC acquired 55% of the equity interest in Shanghai Dehu PR Consulting Co., Ltd., ("Shanghai Dehu"). Shanghai Dehu provides promotional events services.

        The following table lists major subsidiaries and the consolidated VIEs of the Company as of December 31, 2010:

	Date of incorporation	Place of incorporation	Percentage of Ownership
Shanghai CRIC Information Technology Co., Ltd.	3-Jul-06	PRC	100%
Shanghai Dehu PR Consulting Co., Ltd.	9-Feb-07	PRC	55%
Shanghai Tian Zhuo Advertising Co., Ltd.	27-Feb-08	PRC	VIE
Beijing Yisheng Leju Information Services Co., Ltd.	13-Feb-08	PRC	VIE

        The Group's consolidated financial statements for periods prior to the Company's IPO in October 2009 have been prepared on a carve-out basis and represent the assets and liabilities and the related results of operations and cash flows of the Group, which represent two operating segments of E-House Holdings. The financial data of previously separate entities have been combined, to the extent included in the aforementioned operating segments of E-House Holdings, for all periods presented up to the IPO date as all such entities were under common control. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a standalone basis during the periods presented. Transactions between the Group and E-House are herein referred to as related party transactions.

        In connection with its IPO, the Company entered into non-competition arrangements with E-House Holdings on July 29, 2009, according to which E-House has agreed not to compete with the Group in the real estate information and consulting services and real estate advertising services business anywhere in the world and the Group has agreed not to compete with E-House in any services then provided or contemplated by E-House. Prior to these non-competition arrangements, both E-House and the Group conducted real estate information and consulting services and primary real estate agency services. Shanghai CRIC began offering real estate advertising services in 2008, and there were no advertising activities prior to the formation of CRIC BVI and Shanghai CRIC.

        The consolidated financial statements for periods prior to CRIC's IPO include the Group's direct expenses as well as allocations for various selling, general and administrative expenses of E-House that are not directly related to real estate information and consulting services or real estate advertising services. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including marketing, finance, legal, technology, human resources, administration and internal audit. These allocations were made using a proportional cost allocation method and were based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total selling, general and administrative expenses allocated from E-House

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

1. Organization and Principal Activities (Continued)

are $3,516,284 and $2,477,446 for the years ended December 31, 2008 and for the period from January 1, 2009 to the IPO date, respectively. Income tax liability is calculated based on a separate return basis as if the Group had filed a separate tax return. Subsequent to the IPO, there have not been any selling, general and administrative expenses allocations as E-House began charging the Group transitional corporate service fees pursuant to agreements entered into on July 29, 2009 in connection with the Company's IPO. Under these transitional services arrangements, E-House provides various corporate support services to the Group, including general finance and accounting, human resource management, administrative, internal control and internal audit, operational management, legal and information technology. E-House charges the Group a fee based on an estimate of the actual cost incurred to provide such services, which amounted to $583,650 and $1,522,497 for the period from the IPO date to December 31, 2009 and the year ended December 31, 2010, respectively.

2. Summary of Principal Accounting Policies

(a)
Basis of presentation

        The consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

(b)
Basis of consolidation

        The consolidated financial statements include the financial statements of CRIC, its majority owned subsidiaries and its VIEs, Tian Zhuo and Beijing Leju. All significant inter-company transactions and balances have been eliminated in consolidation.

        The Group evaluates each of its interests in private companies to determine whether or not the entity is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

        PRC regulations currently prohibit or restrict foreign ownership of companies that provide Internet content and advertising services. To comply with these regulations, the Group provides substantially all of its real estate advertising services through the investments held by Tian Zhuo, a PRC entity controlled by Xin Zhou, the Group's co-chairman and chief executive officer. On April 1, 2008, Tian Zhuo entered into various agreements with Shanghai CRIC, including a Consultancy Service Agreement, Shareholder Voting Rights Proxy Agreement and Exclusive Equity Transfer Call Agreement. Under these agreements, Shanghai CRIC provides Tian Zhuo with consulting and related services and information services and is entitled to receive service fees. In addition, the shareholder of Tian Zhuo irrevocably granted Shanghai CRIC the power to exercise all voting rights to which it was entitled. Finally, Shanghai CRIC has the option to acquire all or part of the equity interests in Tian Zhuo, to the extent permitted by the then-effective PRC laws and regulations, for nominal consideration.

        Through the contractual arrangements described above, Shanghai CRIC is deemed the primary beneficiary of Tian Zhuo. Accordingly, the results of Tian Zhuo and its subsidiaries have been included in the accompanying consolidated financial statements, beginning April 1, 2008.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        During 2008, the Group funded Tian Zhuo's capital requirements of $146,314 and provided an additional $5,120,989 for the purpose of acquisitions and $9,949,353 as prepayment and deposit for a three-year period for real estate advertising placements to certain Shanghai newspapers via a $15,216,656 interest-free loan to Xin Zhou. Tian Zhuo repaid $2,621,870 and nil during the year ended December 31, 2009 and 2010, respectively.

        The following financial statement amounts and balances of Tian Zhuo were included in the accompanying consolidated financial statements:

	As of December 31,
	2009	2010
	$	$
Cash and cash equivalents	9,631,554	12,133,157
Unbilled accounts receivable, net of allowance for doubtful accounts	3,803,925	2,864,778
Accounts receivable, net of allowance for doubtful accounts	2,105,244	784,813
Prepaid expenses and other current assets	2,675,884	1,511,617
Amounts due from related parties	410,401	195,639

Total current assets	18,627,008	17,490,004
Total noncurrent assets	6,450,738	6,562,186

Total assets	25,077,746	24,052,190

Accounts payable	1,887,725	319,812
Accrued payroll and welfare expenses	640,283	611,029
Income tax payable	836,915	1,156,467
Other tax payable	576,058	412,247
Other current liabilities	736,553	960,528

Total current liabilities	4,677,534	3,460,083
Deferred tax liabilities, non-current	270,607	202,955

Total liabilities	4,948,141	3,663,038

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Total revenues	1,659,801	14,428,584	10,394,582
Net income (loss)	(890,998)	620,258	37,030

        To comply with PRC laws and regulations, COHT provides substantially all its Internet content and advertising services in China via its VIE, Beijing Leju. Beijing Leju is an advertising agency that sells the advertisements for its real-estate and home furnishing channels. Beijing Leju is wholly-owned by certain PRC officers of the Group and was funded by COHT through interest-free loans to such officers. These officers are contractually required to transfer their ownership interest in Beijing Leju to COHT when permitted by PRC laws and regulations at any time for the amount of loans outstanding. The shareholders of Beijing Leju irrevocably granted COHT the power to exercise all voting rights to

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

which it was entitled. COHT has also entered into exclusive technical service agreements with Beijing Leju under which COHT provides technical and other services to Beijing Leju in exchange for substantially all of Beijing Leju's net income. In addition, the employee shareholders have pledged their shares in Beijing Leju as collateral for the non-payment of loans and technical and other service fees. As of December 31, 2010, the total amount of interest-free loans extended to Beijing Leju's employee shareholders was $1,509,960 and the accumulated gain of Beijing Leju subsequent to acquisition were $1,173,456 which has been included in the consolidated financial statements.

        The following financial statement amounts and balances of Beijing Leju were included in the accompanying consolidated financial statements:

	As of December 31,
	2009	2010
	$	$
Cash and cash equivalents	2,128,200	41,914,203
Unbilled accounts receivable, net of allowance for doubtful accounts	13,814,540	35,028,633
Prepaid expenses and other current assets	2,661,465	10,192,141
Amounts due from related parties	9,465	—

Total current assets	18,613,670	87,134,977
Total noncurrent assets	1,273,393	5,402,561

Total assets	19,887,063	92,537,538

Accounts payable	118,268	485,960
Advance from customers	1,069,853	3,581,008
Accrued payroll and welfare expenses	895,596	5,387,306
Income tax payable	821,401	2,667,793
Other tax payable	973,464	2,553,470
Amounts due to related parties	6,112,070	2,029,595
Other current liability	2,824,454	2,186,952

Total current liabilities	12,815,106	18,892,084
Deferred tax liabilities, non-current	—	221,976

Total liabilities	12,815,106	19,114,060

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Total revenues	—	13,813,076	66,876,338
Net income	—	147,922	1,025,534

        There are no consolidated VIE's assets that are collateral for the VIE's obligations and are not restricted solely to settle the VIE's obligations.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

(c)
Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group's financial statements include estimated useful lives and valuation of long-lived assets, valuation of goodwill, allowance for doubtful accounts, assumption related to share-based compensation arrangements, assumption related to the consolidation of entities in which the Group holds variable interest, uncertain tax position and the valuation allowance on deferred tax assets.

(d)
Fair value of financial instruments

        The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

        The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows:

        Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

        Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        The carrying amount of cash, accounts receivable, advance payment for properties, other receivables, accounts payable, other payables and amounts due from/to related parties approximates fair value due to their short-term nature.

(e)
Business combinations

        Business combinations are recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair market value at the date of acquisition. Any

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

excess of acquisition cost over the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.

(f)
Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(g)
Unbilled accounts receivable

        Unbilled accounts receivable represents amounts recognized in revenue prior to issuing official tax receipts to customers. The Group regularly reviews the collectability of unbilled accounts receivable in the same method as accounts receivable.

(h)
Advance payment for properties and properties held for sale

        In May 2008, the Group prepaid $7,791,586 for an office building, which the Group intended to use as its corporate office. As of December 31, 2009, the Group had recorded the prepayment as an advance payment for properties. In 2010, the Group obtained legal ownership of the office building, which includes 41 separate units in total. The Group has the ability and intent to sell the properties and has been actively marketing them for that purpose after the Group obtained a 20-year lease of another office building through the acquisition of Portal Overseas Limited in April 2009, and accordingly, has classified the 41 units properties held for sale.

        Properties held for sale are stated at the lower of cost or net realizable value. Cost comprises the cost of purchase and direct costs associated with the purchase. The Group evaluates its properties held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There was no impairment for properties held for sale for the years ended December 31, 2010. The realized gain from selling of the properties was $52,303 and $1,063,322 for the years ended December 31, 2009 and 2010, respectively. As of December 31, 2010, the Group still holds 10 of the 41 units of the above office buildings with a total carrying value of $1,871,062, which is included as a component of prepaid expenses and other current assets.

(i)
Investment in affiliates

        Affiliated companies are entities over which the Group has significant influence, but which it does not control. The Group generally considers an ownership interest of 20% or higher to represent significant influence. Investments in affiliates are accounted for by the equity method of accounting. Under this method, the Group's share of the post-acquisition profits or losses of affiliated companies is recognized in the income statement and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. Unrealized gains on transactions between the Group and its affiliated companies are eliminated to the extent of the Group's interest in the affiliated companies; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group's share of losses in an affiliated company equals or exceeds its interest in the affiliated company, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the affiliated company. An

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

impairment loss is recorded when there has been a loss in value of the investment that is other than temporary. The Group has not recorded any impairment losses in any of the periods reported.

(j)
Property and equipment, net

        Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Over the shorter of the lease term or their estimated useful lives
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

        Gains and losses from the disposal of property and equipment are included in income from operations.

(k)
Intangible assets, net

        Acquired intangible assets mainly consist of license agreements with SINA, a real estate advertising agency agreement with SINA, CRIC database license agreement, favorable lease terms, customer relationships and non-compete agreements from business combinations and are recorded at fair value on the acquisition date. All intangible assets, with the exception of customer relationships, are amortized ratably over the contract period. Intangible assets resulting out of acquired customer relationships are amortized based on the timing of the revenue expected to be derived from the respective customer.

(l)
Internally developed software

        Qualifying costs incurred during the application development stage, which consist primarily of internal labor costs and external cost, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. Historically the costs incurred have been immaterial and, as a result, expensed as incurred.

(m)
Impairment of long-lived assets

        The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(n)
Impairment of goodwill

        The Group performs an annual goodwill impairment test comprised of two steps. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

        Management performs its annual goodwill impairment test on December 31. No goodwill has been impaired during any of the periods presented.

(o)
Income taxes

        Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

        The Group only recognizes tax benefits related to uncertain tax positions when such positions are more likely than not of being sustained upon examination. For such positions, the amount of tax benefit that the Group recognizes is the largest amount of tax benefit that is more than fifty percent likely of being sustained upon the ultimate settlement of such uncertain position. The Group records interest and penalties as a component of income tax expense.

(p)
Share-based compensation

        Share-based compensation cost is measured on the grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. Management has made an estimate of expected forfeitures and recognizes compensation cost only for those equity awards expected to vest.

(q)
Revenue recognition

        The Group recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes.

        The Group provides real estate consulting services to customers in relation to land acquisition and property development. In certain instances, the Group agrees to a consulting arrangement wherein

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The Group recognizes revenue under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. In other instances, the Group provides services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

        The Group sells subscriptions to its proprietary CRIC system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.

        When an arrangement includes periodic consulting services and subscriptions for the CRIC system, revenues are recognized ratably over the longer of the consulting and CRIC system subscription period. When an arrangement includes project-based consulting services and subscriptions for the CRIC system, the entire arrangement is considered a single unit of account as the Group does not have objective and reliable evidence of fair value for each deliverable. Revenue is recognized based on the revenue recognition model for the final deliverable in the arrangement, which is typically the subscription for the CRIC system which requires ratable recognition over the subscription period. The Group has objective and reliable evidence of the fair value for the CRIC system subscription service. As such, upon delivery of the consulting product, the Group defers the fair value of the remaining CRIC system subscription and recognizes the residual amount, or the difference between the remaining fair value of the CRIC system subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria have been met. The residual amount recognized is limited to the cumulative amount due under the terms of the arrangement.

        The Group's parent company, E-House, has multiple element arrangements that have included the provision of primary real estate services, payment of which is based on a commission rate that is contingent upon the sale of real estate, consulting services and/or subscription for the CRIC system. E-House has determined that the commission rate for the primary real estate services under these multiple element arrangements has been at fair value. Fixed arrangement fees associated with the consulting services and/or subscription for the CRIC system under multiple element arrangements have been recognized in accordance with the preceding paragraph.

        The Group generates online real estate revenues principally from online advertising, sponsorship arrangements and, to a lesser extent, hosting arrangements. Online advertising arrangements allow advertisers to place advertisements on particular areas of the Group's websites, in particular formats and over particular periods of time. Advertising revenues from online advertising arrangements are recognized ratably over the contract period of display when collectability is reasonably assured. Sponsorship arrangements allow advertisers to sponsor a particular area on the Group's websites in exchange for a fixed payment over the contract period. Advertising revenues from sponsorship arrangements are recognized ratably over the contract period. Revenues for advertising services are recognized net of agency rebates. The Group also generates advertising revenues from outsourcing certain regional sites for a fixed period of time to local hosting partners, who are responsible for both website operation and related advertising sales. Advertising revenues from hosted websites are recognized ratably over the term of the contract.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        The Group also generates revenues from real estate advertising design services, which are recognized ratably over the specified contract period ranging from three to twelve months. The Group also provides advertising sales services by acquiring advertising space and subsequently reselling such space. Revenues under such arrangements are recognized when the related advertisement is placed. Advertising sales revenues are recognized on a gross basis because the Group acts as the principal and is the primary obligor in the arrangement.

        The Group also provides promotional events services and recognizes revenues when such services are rendered and assuming all other revenue recognition criteria have been met.

        Deferred revenues are recognized when payments are received in advance of revenue recognition.

(r)
Cost of revenue

        Cost of revenue for real estate information and consulting services primarily consists of costs incurred for developing, maintaining and updating the CRIC system, which includes cost of data purchased or licensed from third-party sources, personnel related costs and associated equipment depreciation. Cost of revenue for online real estate services consists of costs associated with the production of websites, which includes fees paid to third parties for internet connection, content and services, personnel related costs, amortization of intangible assets, depreciation associated with website production equipment and fees paid to SINA for advertising inventory on non-real estate channels and fees paid to Baidu, Inc ("Baidu") for the exclusive right to build and operate all of Baidu's web channels related to real estate and home furnishing. Cost of revenue also consists of fees paid to third parties for the services directly related to advertising design and promotional event services and the cost incurred to acquire advertising space for resale. Cost of revenue for promotional event services includes salaries of sales and support staff and fees paid to third parties for the services directly related to promotional event services.

(s)
Advertising expenses

        Advertising expenses are charged to the statements of operations in the period incurred and amounted to $1,424,240, $1,814,442 and $14,276,536 for the years ended December 31, 2008, 2009 and 2010, respectively.

(t)
Foreign currency translation

        The functional currency of the Company is the United States dollar ("U.S. dollar") and is used as the reporting currency of the Company. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statements of shareholder's equity and comprehensive income.

        The financial records of certain of the Company's subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi ("RMB"), which are their functional currencies.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

        The Group recorded an exchange loss of $1,341,165, exchange gain of $159,933 and exchange loss of $641,043 for the years ended December 31, 2008, 2009 and 2010, respectively.

(u)
Government subsidies

        Government subsidies include cash subsidies received by the Company's subsidiaries and VIEs in the PRC from local governments. These subsidies are generally provided as incentives for investing in certain local districts. Cash subsidies of nil, $2,426,546 and $2,143,869 for the years ended December 31, 2008, 2009 and 2010 are included in other income (expense) in the consolidated statements of operations. There is no assurance that the Group will receive similar or any subsidies in the future.

(v)
Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.

        The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based on factors surrounding the credit risk of specific customers, including overall relationship with the customer, past and ongoing business relationship, past record and pattern of settling receivables, length of the receivable and other specific information indicating the collectability of the receivables.

        Movement of the allowance for doubtful accounts for accounts receivable, unbilled accounts receivable and other receivables is as follows:

	2009	2010
	$	$
Balance as of January 1,	—	5,625,089
Provisions for doubtful accounts	4,722,707	656,333
Business acquisition	2,440,358	—
Recovery of provisions for doubtful accounts	—	(728,229)
Write offs	(1,539,914)	(728,707)
Changes due to foreign exchange	1,938	160,989

Balance as of December 31,	5,625,089	4,985,475

(w)
Earnings per share

        Basic earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        Diluted earnings per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

        The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

	Years Ended December 31,
	2008	2009	2010
Net income attributable to CRIC	$22,161,661	$55,602,291	$25,940,840

Weighted average ordinary shares outstanding—basic	71,522,222	86,610,265	143,288,987
Share options	—	1,654,036	2,904,059

Weighted average number of ordinary shares outstanding—diluted	71,522,222	88,264,301	146,193,046

Basic earnings per share	$0.31	$0.64	$0.18

Diluted earnings per share	$0.31	$0.63	$0.18

(x)
Comprehensive income

        Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

(y)
Recently issued accounting pronouncements

        In October 2009, the FASB issued ASU 2009-13, "Revenue Recognition (Topic 605)—Multiple- Deliverable Revenue Arrangements" (previously EITF 08-1, "Revenue Arrangements with Multiple Deliverables"). This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Group does not believe the application of this ASU will have a material effect on its consolidated financial statements.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

2. Summary of Principal Accounting Policies (Continued)

        In December 2010, the FASB issued ASU 2010-28, "Intangibles—Goodwill and Others (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts." This ASU specifies that an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units' goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting unit(s). Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. Any goodwill impairments occurring after the initial adoption of the revised guidance should be included in earnings as required by Section 350-20-35. The revised guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Group does not believe the application of this ASU will have an effect on its consolidated financial statements.

        In December 2010, the FASB issued ASU 2010-29, "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations". This ASU addresses that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The revised guidance also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The revised guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Group will apply the revised disclosure provisions in the notes to its consolidated financial statements prospectively, as applicable. The application of this ASU will not have an effect on the Group's consolidated financial statements.

3. Investment in Affiliates

        On February 24, 2008, the Group entered into a joint venture agreement with SINA to form COHT, which operates a real estate Internet business in China that provides online advertising, information and updates related to the real estate and home furnishing industries in China. The Group contributed $2.5 million in cash and a 10-year license to its proprietary CRIC database and SINA contributed $2.5 million in cash and the right to its real estate and home decoration channel operations for a period of 10 years. Upon COHT's formation, the Group and SINA held a 34% and 66% interest in COHT, respectively. The Group recorded an initial investment cost of $4,908,694, including $2.5 million cash contribution, $2,400,951 in the portion of the fair value of the 10-year license to its proprietary CRIC database ascribed to SINA, proportional to its 66% interest, and $7,743 in transaction cost. The Group recorded deferred revenue of $2,400,951, which was recognized as revenue over the ten-year term of the contributed CRIC database license given the Group's ongoing obligation to continually maintain and update the content contained within the CRIC database. Deferred revenue was classified as current or non-current depending on when the revenue was expected to be recognized.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

3. Investment in Affiliates (Continued)

        This transaction was accounted for using the equity method with the purchase price of COHT allocated as follows:

	Allocated Value	Amortization Period
	$
Cash acquired	1,700,000
Intangible assets
—Advertising rights	2,894,775	10 years
—Customer contract backlog	313,919	6 months

Total	4,908,694

        The initial purchase price resulted in negative goodwill of $325,395, which has been reflected above as a reduction in the recorded amount of intangible assets acquired.

        In October 2009, the Company acquired SINA's 66% equity interest in COHT, increasing its interest from 34% to 100% (Note 4).

        In August 2010, the Group entered into a cooperation agreement with China Real Estate Research Association ("CRERA") and China Real Estate Association ("CREA") to form a joint venture, Beijing China Real Estate Research Association Technology Ltd ("CRERAT"), which has the exclusive rights to host exhibition and activities sponsored by CRERA or CREA. The new entity also provides other real estate related research reports and consulting services. CRIC paid $4,669,376 for a 51% equity interest in the joint venture. CRERA and CREA, collectively own the remaining 49%. The Group does not control the board of CRERAT, who has the power to direct the entity's significant operating activities. Therefore, the transaction was accounted for using the equity method. Under the cooperation agreement, the Group has guaranteed profits of up to $18,119,520 to CRERA and CREA over the eight year term of the joint venture. The Group's maximum exposure to loss as a result of its involvement with the joint venture amounted to $22,788,896, which includes the initial investment in the joint venture and the potential future contingency related to the profit guarantee. The Group believes that the likelihood that it will be required to provide payments under the profit guarantee is remote.

4. Acquisitions of Subsidiaries

        In October 2009, the Company acquired SINA's 66% equity interest in COHT, increasing its interest from 34% to 100%, in exchange for 47,666,667 of the Company's ordinary shares. The Company acquired COHT in an effort to create substantial synergies between its current operations and COHT's real estate business by, among other things, providing its real estate developer clients with access to SINA's large Internet user base and leveraging its established relationships with real estate developers to attract more advertising clients for COHT's real estate websites.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

4. Acquisitions of Subsidiaries (Continued)

        The following table summarizes the purchase consideration to acquire COHT:

Amount
$
Fair value of Company's shares issued *	572,000,004
Replacement of COHT's share options (Note 10)	14,960,796

Consideration	586,960,800
Fair value of the Company's investment in COHT held before the business combination **	27,078,000

Total value to be allocated in purchase accounting	614,038,800

*
The fair value of the 47,666,667 ordinary shares issued by the Company was based on the IPO offering price of the Company's American depositary shares ("ADS").

**
As a result of the Company obtaining control over COHT, the Company's previously held equity interest was remeasured to fair value of $27,078,000, with the excess of fair value over the carrying amount recognized as a gain of $21,453,221.

        The purchase price has been allocated as follows:

	Allocated Value	Amortization Period
	$
Total tangible assets acquired	26,703,269
Liabilities assumed	(17,432,772)
Intangible assets acquired:
—License agreements with SINA	80,660,000	10 years
—Real estate advertising agency agreement with SINA	106,790,000	10 years
—CRIC database license agreement	8,300,000	9 years
—Customer relationship	5,580,000	10 years
—Customer contract backlog	110,000	1 year
Goodwill	444,885,665
Deferred tax liabilities	(41,557,362)

	614,038,800

        The acquisition was accounted for as a purchase transaction, and accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of acquisition. The primary items that generated the goodwill were the value of the synergies between COHT and the Company and the acquired assembled workforce, neither of which qualified as an amortizable intangible asset. The Goodwill was assigned to a new segment created as a result of this acquisition, "online real estate advertising services segment". The goodwill is not deductible for tax purposes.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

4. Acquisitions of Subsidiaries (Continued)

        The fair value of the assets acquired includes accounts receivable of $13,177,212. The gross amount due under contracts is $15,617,292, of which $2,440,080 is expected to be uncollectible. The Company did not acquire any other class of receivable as a result of this acquisition.

        Prior to the acquisition of COHT, CRIC had a pre-existing relationship with COHT in the form of an ongoing obligation to maintain and update the CRIC database, which was contributed to COHT through a 10-year license. CRIC had recorded deferred revenue of $2,400,951 at the date of COHT's inception in 2008. Upon completion of its acquisition of COHT in October 2009, the Company recorded a $2,100,832 gain on settlement of this pre-existing relationship that equals the remaining unamortized deferred revenue.

        In April 2009, the Group acquired Portal Overseas Limited ("Portal Overseas"), a company incorporated in the British Virgin Islands, for $7,193,030. Portal Overseas was a development stage company that had acquired a 20-year lease for an office building in Shanghai and was developing such building for subsequent sub-lease. The Group acquired Portal Overseas to obtain the lease of the office building, which the Group uses as its corporate office. The purchase price was allocated as follows:

	Allocated Value	Amortization Period
	$
Cash	1,265,772
Other current assets	1,463,529)
Liabilities assumed	(4,390,507)
Leasehold improvements	2,077,479	5-20 years
Prepaid rent	4,348,647	20 years
Favorable lease term	2,428,110	20 years

Total	7,193,030

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

4. Acquisitions of Subsidiaries (Continued)

        To expand its real estate consulting and real estate advertising services, the Group completed the following two acquisitions in 2008:

        In September 2008, the Group acquired a 60% equity interest in Wushi Consolidated (Beijing) Advertising Media Co., Ltd. for $2,678,728. The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated Value	Amortization Period
	$
Cash acquired	1,759,969
Intangible assets
Customer advertising designing contracts	81,438	3 months
Non-compete agreements	191,424	5 years
Goodwill	666,257
Deferred tax liabilities	(20,360)

Total	2,678,728

        The goodwill was allocated to other services segment. Goodwill is not deductible for tax purposes.

        In October, 2008, the Group purchased a 100% interest in Guangzhou Integrated Residential Building Industry Facility Co., Ltd. for $4,451,118. The transaction was accounted for using the purchase method, with the purchase price allocated as follows:

	Allocated Value	Amortization Period
	$
Tangible assets acquired	1,217,304
Liabilities assumed	(1,434,594)
Intangible assets—Non-compete agreements	1,420,688	5 years
Goodwill	3,602,892
Deferred tax liabilities	(355,172)

Total	4,451,118

        The goodwill was allocated to the real estate information and consulting services segment. Goodwill is not deductible for tax purposes.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

5. Property and Equipment, Net

        Property and equipment, net consists of the following:

	As of December 31,
	2009	2010
	$	$
Leasehold improvements	4,020,790	5,097,636
Furniture, fixtures and equipment	5,215,145	9,868,278
Motor vehicles	353,492	997,773

Total	9,589,427	15,963,687
Less: Accumulated depreciation	(2,166,844)	(4,786,527)

Property and equipment, net	7,422,583	11,177,160

        Depreciation expense was $274,644, $1,246,567 and $2,473,490 for the years ended December 31, 2008, 2009 and 2010, respectively.

6. Intangible Assets, Net

        Intangible assets subject to amortization are comprised of the following:

	As of December 31,
	2009	2010
	$	$
License agreements with SINA	80,660,000	80,660,000
Real estate advertising agency agreement with SINA	106,790,000	106,790,000
CRIC database license agreement	8,300,000	8,300,000
Favorable lease term	2,428,110	2,428,110
Customer relationship	5,788,603	7,443,088
Customer contract backlog	110,000	—
Non-compete agreements	1,612,112	2,074,417
Computer software licenses	1,207,744	1,352,461

	206,896,569	209,048,076

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

6. Intangible Assets, Net (Continued)

	As of December 31,
	2009	2010
	$	$
Less: Accumulated amortization
License agreements with SINA	(2,016,500)	(10,082,500)
Real estate advertising agency agreement with SINA	(2,617,402)	(13,087,008)
CRIC database license agreement	(244,118)	(1,220,589)
Favorable lease term	(91,054)	(212,460)
Customer relationship	(40,622)	(541,013)
Customer contract backlog	(110,000)	—
Non-compete agreements	(388,634)	(768,887)
Computer software licenses	(249,348)	(513,373)

	(5,757,678)	(26,425,830)

Intangible assets subject to amortization, net	201,138,891	182,622,246

        Amortization expense was $165,969, $5,497,553 and $20,778,153 for the years ended December 31, 2008, 2009 and 2010, respectively. The Group expects to record amortization expense of $21,360,550, $21,008,185, $21,297,246, $20,767,186 and $20,514,450 for the years ending December 31, 2011, 2012, 2013, 2014 and 2015, respectively.

7. Goodwill

        Changes in the carrying amount of goodwill by segment are as follows:

	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Total
	$	$	$	$
Balance as of January 1, 2009	3,602,892	—	666,257	4,269,149
Goodwill recognized upon acquisition	747,897	444,885,665	—	445,633,562

Balance as of December 31, 2009	4,350,789	444,885,665	666,257	449,902,711
Goodwill recognized upon acquisition	—	396,736	—	396,736

Balance as of December 31, 2010	4,350,789	445,282,401	666,257	450,299,447

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

8. Other Income (Expense), net

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Government subsidies	—	2,426,546	2,143,869
Reimbursement income from depository agent	—	86,250	215,441
Gain from sales of properties held for sale	—	52,303	1,063,322
Gain from bargain purchase	—	—	392,524
Foreign exchange gain (loss)	(1,341,165)	159,933	(641,043)

Total other income (expense), net	(1,341,165)	2,725,032	3,174,113

9. Income Tax

        The provision for income taxes is comprised of the following:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Current Tax
PRC	3,976,671	9,172,473	5,879,728
Other	848,852	2,655	2,316,883

	4,825,523	9,175,128	8,196,611

Deferred Tax
PRC	(104,508)	(2,868,515)	(5,405,114)

Income tax expense	4,721,015	6,306,613	2,791,497

Cayman Islands and British Virgin Islands

        Under the current laws of the Cayman Islands and the British Virgin Islands, the Company and CRIC BVI are not subject to tax on their respective income or capital gains. In addition, the Cayman Islands and the British Virgin Islands do not impose withholding tax on dividend payments.

Hong Kong

        The Company's subsidiaries in Hong Kong is subject to a profit tax at the rate of 16.5%, 16.5% and 16.5% on assessable profit determined under relevant Hong Kong tax regulations for 2008, 2009 and 2010, respectively.

PRC

        On January 1, 2008, a new Enterprise Income Tax Law in China took effect. The new law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

9. Income Tax (Continued)

        Shanghai CRIC was approved as a high and new technology enterprise and is therefore subject to a 15% preferential income tax rate for the years from 2008 through 2010. In May 2010, Shanghai CRIC was granted software enterprise status, which exempted it from income taxes for 2009 and provided a 50% reduction in its income tax rate from 2010 through 2012. Shanghai CRIC received a $4,286,591 tax refund in the second quarter of 2010 related to its 2009 tax payment, which was recognized as a component of income tax benefit during 2010.

        In February 2009, Shanghai SINA Leju Information Technology Co., Ltd. ("SHLJ"), COHT's subsidiary in China, was granted software enterprise status, which qualifies the subsidiary to be exempted from income taxes for 2009, followed by a 50% reduction in income tax rate from 2010 through 2012.

        Note: The aggregate amount and per share effect of the tax holiday are as follows:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
The aggregate dollar effect	—	1,433,584	8,006,036
Per share effect—basic	—	0.02	0.06
Per share effect—diluted	—	0.02	0.05

        The Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. The Group had no material uncertain tax positions as of December 31, 2009 or 2010 or material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods. The Group classifies interest and penalties related to income tax matters in income tax expense. As of December 31, 2010, the amount of interest and penalties related to uncertain tax positions was immaterial.

        The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

        According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $15,100 under the current exchange rate) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Group's major operating entity, CRIC Shanghai, is therefore subject to examination by the PRC tax authorities from inception through 2010 on both transfer pricing and non-transfer pricing matters.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

9. Income Tax (Continued)

        The principal components of the deferred income tax asset and liabilities are as follows:

	As of December 31,
	2009	2010
	$	$
Deferred tax assets:
Accrued salary expenses	782,048	2,022,840
Bad debt provision	1,576,713	1,204,525
Net operating loss carryforwards	808,325	2,310,837
Others	44,553	629,309

Gross and net deferred tax assets	3,211,639	6,167,511

Analysis as:
Current	3,046,040	4,738,649
Non-current	165,599	1,428,862
Deferred tax liabilities:
Amortization of intangible and other assets	42,031,640	39,969,421

Total deferred tax liabilities	42,031,640	39,969,421

Analysis as:
Current	—	—
Non-current	42,031,640	39,969,421

        Reconciliation between the provision for income tax computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Years Ended December 31,
	2008	2009	2010
PRC income tax rate	25.00%	25.00%	25.00%
Expenses not deductible for tax purposes	3.40%	4.86%	13.52%
Effect of tax preference	(9.04)%	(12.79)%	(12.84)%
Effect of different tax rate of subsidiary operations in other jurisdiction	(1.59)%	(0.53)%	(1.48)%
Tax refund	—	—	(14.80)%
Other	—	(0.73)%	0.24%

	17.77%	15.81%	9.64%

        As of December 31, 2010, the Group had net operating loss carryforwards of $9,243,347, which will expire if not used between 2013 and 2015.

        Undistributed earnings of the Company's PRC subsidiaries of approximately $97.4 million at December 31, 2010 are considered to be indefinitely reinvested and, accordingly, no provision for PRC dividend withholding tax has been provided thereon. Upon distribution of those earnings generated

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

9. Income Tax (Continued)

after January 1, 2008, in the form of dividends or otherwise, the Group would be subject to the then applicable PRC tax laws and regulations. For distribution of those earnings generated before January 1, 2008, the distributions are exempt from PRC withholding tax.

10. Share-Based Compensation

  E-House Holdings' Share Incentive Plan ("the E-House Plan")

        During the year ended December 31, 2006, E-House Holdings adopted the E-House Plan, which allows E-House Holdings to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to E-House. Under the plan, E-House Holdings authorized 3,636,364 ordinary shares or 5% of the then total shares outstanding of E-House Holdings, to grant as options or restricted shares over a three-year period. In October 2010, E-House Holdings authorized 4,013,619 ordinary shares to be added to the award pool on the third anniversary of July 16, 2007, i.e., July 16, 2010, so that the total number of shares reserved for future issuance under the E-House Plan equal 5% of the total number of outstanding shares of E-house Holdings as of July 16, 2010. Options have a ten-year life. Share options granted under the E-House Plan can be settled by the employee either by cash or net settled by shares. E-House allocated $1,253,890, $1,068,397 and $641,956 of share-based compensation expense under the E-House Plan to CRIC for the three years presented (Note 1).

  The Company's Share Incentive Plan ("the CRIC Plan")

        On September 9, 2008, the Company adopted the CRIC Plan to provide additional incentives to employees, directors and consultants who render services to CRIC. Under the CRIC Plan, the maximum number of shares that may be issued shall be 15% of the total outstanding shares of the Company on an as-converted basis assuming all options outstanding were converted into shares as of the effective date of the CRIC Plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversary of the effective date of the CRIC Plan.

Share Options:

        During 2009, the Company granted 7,591,500 and 1,100,500 options to purchase its ordinary shares to certain of the Group's employees and E-House's employees, respectively, at an exercise price from $3.00 to $8.00 per share pursuant to the CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of one to four years.

        The Company used the binomial model to estimate the fair value of the options granted under the CRIC Plan, using the following assumptions:

2009
Average risk-free rate of return	3.22%
Contractual life of option	10 years
Average estimated volatility rate	71.79%
Average dividend yield	0.00%

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

10. Share-Based Compensation (Continued)

        On July 15, 2009, the Company modified the number and vesting schedule of 756,000 options previously granted on January 1, 2009. The modification decreased the number of options to 251,500 and reduced the vesting period from four years to one to two years. The modification did not result in any incremental compensation expense.

        On July 30, 2009, the Company granted 300,000 restricted shares to an E-House employee to replace the same number of options previously granted under the CRIC Plan. The purchase price of the restricted shares is $3.00 per share for 250,000 shares and $6.00 per share for 50,000 shares, which was the exercise price of the options that were replaced. The vesting and other requirements imposed on the restricted shares were also the same as under the original option grant. The modification did not result in any incremental compensation expense. Cash received from the purchase of the restricted shares that remain unvested are recorded as an amount due to related party as of December 31, 2009 and 2010. During 2010, 75,000 restricted shares were vested.

        The weighted-average grant-date fair value of the options granted in 2009 was $3.72 per share. For the year ended December 31, 2009 and 2010, the Group recorded compensation expense of $3,732,944 and $6,055,002 for the share options granted to the Group's employees and recorded dividends to E-House of $1,023,329 and $2,529,353 for the share options granted to E-House's employees, respectively.

    Replacement of the Company's Option for COHT's Option ("Options Replacement Program")

        Effective upon the Company's IPO and in connection with its acquisition of COHT (Replacement Date), the Company exchanged 3,609,000 of its options ("Replacement Options") under the CRIC Plan for the same number of the options ("Replaced Options") that had been previously granted to certain employees of SINA and COHT under COHT's 2008 Share Incentive Plan ("the 2008 COHT Plan"), with other terms unchanged. The Company capitalized $14,960,796 as part of the cost of acquiring COHT in regard to the Options Replacement Program, which the Company computed as the fair value of the Replaced Options on the Replacement Date multiplied by the ratio of pre-acquisition services to the requisite service period of the Replaced Options, which is the same requisite service period of the Replacement Options. The difference between the fair value of the Replacement Options on the Replacement Date and the amount capitalized as part of the cost of acquiring COHT of $27,720,433 will be recognized over the remaining requisite service period of approximately 3.3 years.

        The Company used the binomial model to estimate the fair value of both the Replaced Options and Replacement Options using the following assumptions:

2009
Average risk-free rate of return	2.47%
Contractual life of option	5.2 years
Average estimated volatility rate	63.18%
Average dividend yield	0.00%

        The Replacement Date fair value of the Replaced Options and Replacement Options was $10.64 and $11.44 per share, respectively. For the year ended December 31, 2009 and 2010, the Company

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

10. Share-Based Compensation (Continued)

recorded compensation expense of $2,219,581 and $8,679,164 associated with the Replacement Options, respectively.

        A summary of option activity under the CRIC Plan during the year ended December 31, 2010 is presented below.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value of Options
		$		$
Outstanding, as of January 1, 2010	11,342,000	3.16
Exercised	(752,183)	2.07
Forfeited	(153,788)	3.06
Modified	—
Cancelled	—
Outstanding, as of December 31, 2010	10,436,029	3.24	6.94 years	66,324,196
Vested and expected to vest as of December 31, 2010	10,170,559	3.24	6.94 years	64,706,092
Exercisable as of December 31, 2010	3,176,323	2.82	6.38 years	21,533,694

        The total intrinsic value of options exercised was nil, nil and $5,167,543 during the year ended December 31, 2008, 2009 and 2010, respectively.

        As of December 31, 2010, there was $32,650,256 of total unrecognized compensation expense related to unvested share options granted under the CRIC Plan. That cost is expected to be recognized over a weighted-average period of 2.06 years.

Restricted Shares:

        A summary of restricted shares activity under the CRIC Plan as of December 31, 2010 and changes for the year then ended is presented below:

	No. of Restricted Shares	Weighted Average Grant-Date Fair Value
Unvested as of January 1, 2010	300,000	2.59
Granted	—
Vested	(75,000)	2.59
Forfeited	—
Unvested as of December 31, 2010	225,000	2.59
        The Company recorded a dividend to E-House of $148,056 and $180,322 for restricted shares granted to the E-House employee for the year ended December 31, 2009 and 2010, respectively.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

10. Share-Based Compensation (Continued)

        The total fair value of restricted shares vested was nil, nil and $194,196 during the year ended December 31, 2008, 2009 and 2010, respectively.

        As of December 31, 2010, there was $392,905 of total unrecognized compensation expense related to restricted shares granted under the CRIC Plan. That cost is expected to be recognized over a weighted-average period of 2.21 years.

11. Employee Benefit Plans

        The Company's PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $1,337,295, $2,779,901 and $7,810,794 for the years ended December 31, 2008, 2009 and 2010, respectively, for such benefits.

12. Distribution of Profits

        Pursuant to laws applicable to entities incorporated in the PRC, the Company's subsidiaries must make appropriation from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until such cumulative appropriation reaches 50% of the registered capital; the other fund appropriations are at the Group's discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The amount of the reserve fund for the Group as of December 31, 2009 and 2010 was $5,960,287 and $10,257,883, respectively.

        In addition, the share capital of the Company's PRC subsidiaries of $43,073,186 and $60,273,186 as of December 31, 2009 and 2010, respectively, was considered restricted due to restrictions on the distribution of share capital.

        As a result of these PRC laws and regulations, the Company's PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $70,531,069 as of December 31, 2010.

13. Segment Information

        The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group's chief operating decision maker ("CODM") for making decisions, allocating resources and assessing performance. The Group's CODM has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

13. Segment Information (Continued)

        The Group has four operating segments: 1) real estate information and consulting services, 2) real estate online services, 3) real estate advertising services and 4) promotional events services. The real estate advertising services segment commenced in 2008. The real estate online services segment started as a result of the acquisition of COHT in October 2009. The promotional events service segment started as a result of the acquisition of a promotional events provider in 2010. In 2010, the real estate advertising services segment and promotional events services segment did not meet the significance threshold for separate disclosure and have been combined in the other services segment. The Group's CODM reviews net revenue, cost of sales, operating expenses, income from operations and net income for each operating segment and does not review balance sheet information. Corporate expenses such as selling, general and administrative expenses and interest income are not allocated among segments and are recorded as non-allocated items.

        The following table summarizes the selected revenue and expense information for each operating segment for the years ended December 31, 2010, 2009 and 2008:

2010	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non-Allocated	Total
	$	$	$	$	$
Revenues from external customers	87,567,438	66,855,128	19,731,898	—	174,154,464
Cost of revenues	(3,016,516)	(26,361,391)	(11,631,654)	—	(41,009,561)
Selling, general and administrative expenses	(35,270,399)	(54,741,152)	(8,218,179)	(10,859,253)	(109,088,983)

Income (loss) from operations	49,280,523	(14,247,415)	(117,935)	(10,859,253)	24,055,920
Interest income	1,156,337	286,154	109,521	174,568	1,726,580
Other income (loss), net	2,360,398	(22,831)	733,717	102,829	3,174,113

Income (loss) before taxes and equity in affiliates	52,797,258	(13,984,092)	725,303	(10,581,856)	28,956,613
Income tax benefit (expense)	(2,911,786)	455,815	(335,526)	—	(2,791,497)

Income (loss) before equity in affiliates	49,885,472	(13,528,277)	389,777	(10,581,856)	26,165,116
Income from equity in affiliates	(271,300)	(5,085)	—	—	(276,385)

Net income (loss)	49,614,172	(13,533,362)	389,777	(10,581,856)	25,888,731

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

13. Segment Information (Continued)

2009	Real Estate Information and Consulting Services	Real Estate Online Services	Other Services	Non-Allocated	Total
	$	$	$	$	$
Revenues from external customers	68,045,340	13,829,937	13,778,533	—	95,653,810
Cost of revenues	(1,865,697)	(4,930,280)	(6,014,185)	—	(12,810,162)
Selling, general and administrative expenses	(22,723,019)	(11,359,944)	(5,690,497)	(8,275,069)	(48,048,529)
Gain from settlement of pre-existing relationship	2,100,832	—	—	—	2,100,832

Income (loss) from operations	45,557,456	(2,460,287)	2,073,851	(8,275,069)	36,895,951
Interest income	166,521	23,722	27,635	61,201	279,079
Other income, net	2,481,451	5,814	—	237,767	2,725,032

Income (loss) before taxes and equity in affiliates	48,205,428	(2,430,751)	2,101,486	(7,976,101)	39,900,062
Income tax benefit (expense)	(6,710,032)	957,085	(553,666)	—	(6,306,613)

Income (loss) before equity in affiliates	41,495,396	(1,473,666)	1,547,820	(7,976,101)	33,593,449
Income from equity in affiliates	—	22,015,607	—	—	22,015,607

Net income (loss)	41,495,396	20,541,941	1,547,820	(7,976,101)	55,609,056

2008	Real Estate Information and Consulting Services	Other Services	Non-Allocated	Total
	$	$	$	$
Revenues from external customers	49,116,061	932,469	—	50,048,530
Cost of revenues	(2,855,398)	(41,849)	—	(2,897,247)
Selling, general and administrative expenses	(13,776,504)	(1,865,669)	(4,177,700)	(19,819,873)

Income (loss) from operations	32,484,159	(975,049)	(4,177,700)	27,331,410
Interest income	415,512	3,779	1,226	420,517
Foreign exchange loss	(1,323,858)	—	(17,307)	(1,341,165)

Income (loss) before taxes and equity in affiliates	31,575,813	(971,270)	(4,193,781)	26,410,762
Income tax benefit (expense)	(4,917,503)	196,488	—	(4,721,015)

Income (loss) before equity in affiliates	26,658,310	(774,782)	(4,193,781)	21,689,747
Income from equity in affiliates	—	—	153,700	153,700

Net income (loss)	26,658,310	(774,782)	(4,040,081)	21,843,447

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

13. Segment Information (Continued)

Geographic

        Substantially all of the Group's revenues from external customers and long-lived assets are located in the PRC.

Major customers

        Details of the revenues for customers accounting for 10% or more of total revenues are as follows:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Customer A	28,321,400	28,374,431	23,715,171
Customer B	*	10,846,980	*
Customer C	7,788,385	*	*
Customer D	5,144,560	*	*

*
indicates the revenue from these customers was less than 10% in the stated periods.

        Details of the accounts receivable from customers accounting for 10% or more of total accounts receivable are as follows:

	As of December 31,
	2009	2010
	$	$
Customer B	6,150,942	*
Customer E	4,210,564	12,701,252
Customer F	5,179,182	*
Customer G	3,368,519	*
Customer I	*	7,337,703

*
indicates the accounts receivable from the customer was less than 10% as of the stated year end.

14. Related Party Balances and Transactions

        The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group
E-House	Under common control of E-House Holdings
E-House China Real Estate Investment Fund I, L.P. ("the Fund")	Partially owned by Mr. Xin Zhou, co-chairman of CRIC and executive chairman of E-House
SINA	Mr. Charles Chao, co-chairman of CRIC and director and chief executive officer of SINA (related party since October 16, 2009)

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

14. Related Party Balances and Transactions (Continued)

        These consolidated financial statements include transactions with E-House and its subsidiaries. Furthermore, E-House provided certain corporate services for the consolidated financial statement periods presented. During the year ended December 31, 2008, E-House waived net receivables from the Group of $2,591,770, which the Group recorded as a capital contribution. During the years ended December 31, 2009 and 2010, the Group waived net receivables from E-House and its consolidated subsidiaries of $997,000 and $60,044, respectively, and recorded such amounts as distributions to E-House in equity.

        During the years ended December 31, 2008 and 2009, E-House loaned $8,400,000 and $2,499,977, respectively, to fund capital injections into CRIC's PRC subsidiaries. Such amounts have been waived by E-House and have been reflected as capital contributions as of the date such loans were originally made.

        During the years ended December 31, 2008, 2009 and 2010, significant related party transactions were as follows:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Corporate selling, general and administrative expenses allocated from E-House (Note 1)	3,516,284	2,477,446	—
Corporate service provided by E-House under onshore/offshore transitional service agreement (Note 1)	—	583,650	1,522,497
Online advertising agency fee paid to SINA	—	852,153	2,545,106
Revenues:
Information and consulting services provided to E-House	—	6,338,045	16,157,318
Online advertising services provided to E-House	—	—	50,457
Advertising and promotional events services provided to E-House	169,928	2,378,823	1,828,127
Other services provided to SINA	—	—	1,824,458

Related party revenues—subtotal*	169,928	8,716,868	19,860,360

*
related party revenues include sales related taxes of $9,346, $447,738 and $1,014,909 for the years ended December 31, 2008, 2009 and 2010, respectively.

        The transactions are measured at the amount of consideration established and agreed to by the related parties, which approximate amounts charged to third parties.

        In connection with the Company's acquisition of SINA's interest in COHT, COHT and SINA have entered into a new advertising agency agreement, which took effect upon the closing of the transaction. Under the new advertising agency agreement, COHT will continue to operate SINA's existing real estate and home furnishing channels and will develop a new real estate-related channel on sina.com.cn, and will have the exclusive right to sell advertising relating to real estate, home furnishing and construction materials on these three channels as well as SINA's other websites. If COHT sells advertising on SINA's websites other than the real estate and home furnishing channels, it pays SINA a fee for the revenues generated from these sales.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

14. Related Party Balances and Transactions (Continued)

        Amounts due from related parties was $2,460,572 as of December 31, 2009, which includes $1,025,157 due from the Fund, representing a deposit payment made on behalf of the Fund, and $1,435,415 due from E-House for real estate information and consulting services and advertising services. Amounts due from related parties was $5,079,850 as of December 31, 2010, which represents amounts due from E-House for real estate information and consulting services, online services and other services provided.

        As of December 31, 2009 and 2010, amounts due to related parties were comprised of the following:

	As of December 31,
	2009	2010
	$	$
E-House	147,962	25,294
SINA	6,102,606	1,971,920
E-House management	1,050,000	787,500

Total	7,300,568	2,784,714

        The amount due to E-House as of December 31, 2009 and 2010 reflects the expenses paid on behalf of CRIC by E-House. The balance is interest free and payable on demand. The amount due to SINA as of December 31, 2009 and 2010 represents online advertising agency fees payable to SINA. The amount due to E-House management represents consideration paid by management for unvested restricted shares.

        The rollforward of the intercompany receivable balance with E-House for the years ended December 31, 2009 and 2010 is as follows:

	Years Ended December 31,
	2009	2010
	$	$
Balance at January 1	—	1,435,415
Collection of loans granted to E-House	—	—
Loans received from E-House	(2,499,977)	—
Corporate expenses allocated from E-House	(2,477,446)	—
Group revenues, net of expenses, collected by E-House	3,474,446	—
Related party balance waivers	1,502,977	60,044
Services provided to E-House	8,716,868	18,035,902
Consulting services fee collected by E-House on behalf of CRIC	1,148,711	—
Transitional services fee charged from E-House	(583,650)	(1,522,497)
Payments received for services	(7,846,514)	(12,929,014)

Balance at December 31	1,435,415	5,079,850

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

15. Commitments and contingencies

a)
Operating lease commitments

        The Group has operating lease agreements principally for its office properties in the PRC. Such leases have remaining terms ranging from six to 60 months and are renewable upon negotiation. Rental expense was $833,976, $3,289,241 and $6,098,060 for the years ended December 31, 2008, 2009 and 2010, respectively.

        Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2010 were as follows:

Year Ending December 31	$
2011	4,689,150
2012	2,626,216
2013	1,579,594
2014	195,593
2015	105,118

Total	9,195,671

b)
Baidu's web channels commitments

        In August 2010, the Group entered into a cooperation agreement with a four-year term with Baidu for the exclusive rights to build and operate Baidu's web channels related to real estate and home furnishing.

        Future minimum payments under the non-cancelable agreements at December 31, 2010 were as follows:

Year Ending December 31	$
2011	7,549,800
2012	7,549,800
2013	7,549,800

Total	22,649,400

c)
Contingencies

        The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse effect on its business, assets or operations.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar) (Continued)

16. Subsequent Events

        In March 2011, the Group acquired Firmway Holdings Limited ("Firmway"), which holds a 20-year lease for a building in Shanghai, which the Group intends to use as its corporate offices upon construction completion. The Group acquired Firmway for $12 million from the Fund.

        In March 2011, the Company granted 2,782,000 options to purchase its ordinary shares to certain of the Group's employees at an exercise price of $7.02 per share pursuant to CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of two to three years. The Company expects to recognize $11.0 million in compensation expense ratably over the vesting period.

        In March 2011, the Company was authorized, but not obligated, by its board of directors to repurchase up to $50 million of the Company's ADSs within one year.

ANNEX A: MERGER AGREEMENT

A-i

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of December 28, 2011
among
E-House (China) Holdings Limited,
CRIC (China) Holdings Limited
and
China Real Estate Information Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

A-iii

A-iv

A-v

A-vi

Glossary of Defined Terms

Defined Terms Defined on Page
Acquisition Proposal	A-50
ADR	A-51
ADR Register	A-51
Affiliate	A-51
Aggregate ADS Payment	A-6
Agreement	A-1
Articles of Association	A-2
Award Agreement	A-51
Bankruptcy and Equity Exception	A-11
beneficially own	A-51
Business Day	A-51
Capitalization Date	A-9
Cash Consideration	A-3
Cash Portion Exchange Ratio	A-51
Cayman Companies Law	A-1
Certificates	A-6
Change of Recommendation	A-37
Claim	A-39
Closing	A-1
Closing Date	A-1
Code	A-51
Company	A-1
Company ADSs	A-3
Company Affiliate	A-15
Company Agreements	A-14
Company Benefit Plans	A-16
Company Board	A-1
Company Board Recommendation	A-37
Company Business	A-51
Company Deposit Agreement	A-5
Company Depositary	A-5
Company Disclosure Schedule	A-9
Company Employees	A-51
Company Financial Advisor	A-21
Company Intellectual Property	A-51
Company IP Agreements	A-51
Company Licensed Intellectual Property	A-51
Company Material Adverse Effect	A-52
Company Option	A-52
Company Owned Intellectual Property	A-52
Company Permits	A-15
Company Products	A-52
Company Related Party	A-53
Company Restricted Share Award	A-4
Company Restricted Shares	A-53
Company SEC Reports	A-11
Company Share	A-2
Company Share Incentive Plan	A-53
Company Shareholders Meeting	A-38
Company Shares	A-2
Company Software	A-53
Contract	A-14
Dispute	A-49
Dissenters Shares	A-7
Effective Time	A-1
Encumbrance	A-53
Environmental Laws	A-17
ERISA	A-53
Exchange Act	A-11
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Excluded Company Shares	A-3
Expenses	A-41
FCPA	A-15
Form F-4	A-12
GAAP	A-12
Government Official	A-15
Governmental Antitrust Entity	A-38
Governmental Entity	A-13
Indemnified Parties	A-39
Independent Committee	A-1
Intellectual Property	A-20
IT Assets	A-53
know	A-53
knowledge	A-53
Law	A-53
Leased Real Property	A-14
Lien	A-10
Material Contracts	A-18
Maximum Premium	A-40
Merger	A-1
Merger Consideration	A-53
Merger Sub	A-1
Merger Sub Board	A-23
Off-the-Shelf Software	A-53
Owned Real Property	A-14
Parent	A-1
Parent ADSs	A-3
Parent Affiliate	A-27
Parent Benefit Plans	A-28
Parent Board	A-23
Parent Business	A-53
Parent Deposit Agreement	A-5
Parent Depositary	A-5
Parent Disclosure Schedule	A-21

A-vii

Defined Terms Defined on Page
Parent Employees	A-53
Parent Intellectual Property	A-53
Parent IP Agreements	A-53
Parent Licensed Intellectual Property	A-53
Parent Material Adverse Effect	A-53
Parent Material Contracts	A-30
Parent Option	A-54
Parent Owned Intellectual Property	A-54
Parent Owned Real Property	A-26
Parent Permits	A-27
Parent PRC Subsidiaries	A-32
Parent Products	A-55
Parent Related Party	A-55
Parent Restricted Shares	A-4
Parent SEC Reports	A-25
Parent Share	A-22
Parent Share Incentive Plan	A-55
Parent Software	A-55
Parent Wholly Owned Subsidiaries	A-23
Parties	A-1
Per ADS Cash Consideration	A-3
Per ADS Merger Consideration	A-55
Per ADS Stock Consideration	A-3
Per Share Cash Consideration	A-3
Per Share Merger Consideration	A-3
Per Share Stock Consideration	A-3
Permitted Liens	A-55
Person	A-55
Plan of Merger	A-1
PRC	A-55
PRC Anti-Bribery Laws	A-15
PRC Anti-Monopoly Law and Regulations	A-16
PRC Subsidiaries	A-20
Prospectus	A-12
Public Software	A-55
Real Property Leases	A-14
Registered	A-56
Representative	A-37
Required Company Vote	A-11
Review Date	A-13
SAFE	A-15
Schedule 13E-3	A-12
SEC	A-9
Securities Act	A-11
SIAC	A-49
SIAC Rules	A-49
Software	A-56
Stock Award Exchange Ratio	A-56
Stock Consideration	A-3
Subsidiary	A-56
Superior Proposal	A-56
Surviving Corporation	A-1
Takeover Statute	A-21
Tax Returns	A-18
Taxes	A-17
Termination Date	A-44
Termination Fee	A-56
Uncertificated Shares	A-6
US$	A-56
VIE	A-56
VIE Contracts	A-56
VIE Controlling Entities	A-57
Wholly Owned Subsidiaries	A-10

A-viii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated December 28, 2011 is by and among E-House (China) Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), CRIC (China) Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Parent ("Merger Sub"), and China Real Estate Information Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company" and, together with Parent and Merger Sub, the "Parties"). Certain capitalized terms used in this Agreement are used as defined in Section 9.11.

        WHEREAS, the respective Boards of Directors of Parent and Merger Sub have (i) approved the merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a direct wholly owned Subsidiary of Parent as a result of the Merger, and (ii) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and

        WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of an independent committee of the Company Board (the "Independent Committee"), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval and authorization of this Agreement and the Plan of Merger (as defined below) by the shareholders of the Company.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Companies Law"), Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

        Section 1.2    Effective Time.    Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") substantially in the form contained in Appendix 1 hereto and the Parties shall file the Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law as soon as practicable on or after the Closing Date. The Merger shall become effective at the time when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time as Merger Sub and the Company may agree and specify in the Plan of Merger in accordance with the Cayman Companies Law (the "Effective Time").

        Section 1.3    Closing of the Merger.    Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Hong Kong time), on a date to be agreed between Parent and the Company (the "Closing

Date"), which shall be no later than the third business day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong or another place agreed in writing by Parent and the Company.

        Section 1.4    Effects of the Merger.    The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.

        Section 1.5    Memorandum and Articles of Association.    At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association ("Articles of Association") of the Surviving Corporation (except that, at the Effective Time, (i) Clause 1 of the memorandum of association shall be amended to be and read as follows: "The name of the Company is China Real Estate Information Corporation ( )", (ii) Clause 2 of the memorandum of association shall be amended to be and read as follows: "The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide", and (iii) the Articles of Association shall be amended to refer to the name of the Surviving Corporation as "China Real Estate Information Corporation ( )", in each case, until thereafter changed or amended as provided therein or by applicable Laws.

        Section 1.6    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

        Section 1.7    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

        Section 2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other shareholders of the Company:

          (a)   Securities of Merger Sub.    Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable ordinary share, par value US$0.0002 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation.

          (b)   Merger Consideration.    (i)    Other than as provided in Section 2.1(b)(ii), each ordinary share, par value US$0.0002 per share, of the Company issued and outstanding immediately prior to the Effective Time (individually, a "Company Share" and collectively, the "Company Shares") (other than the Excluded Company Shares and any Dissenters Shares), shall be cancelled in exchange for the right to receive (A) 0.6 (the "Exchange Ratio") shares of validly issued, fully paid, non-assessable Parent Share (such number of shares, the "Per Share Stock Consideration"); and (B) an amount in cash equal to US$1.75 per Company Share without interest (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Per Share Merger Consideration").

        (ii)   Each Company Share represented by American depositary share of the Company, each of which represents one Company Share (the "Company ADSs"), shall be cancelled in exchange for the right of the holder of the relevant ADS at the direction of the Company Depositary to receive (A) 0.6 American Depositary Shares of Parent (the "Parent ADSs"), each Parent ADS representing one Parent Share (the "Per ADS Stock Consideration" and together with the Per Share Stock Consideration, the "Stock Consideration") and (B) an amount in cash equal to US$1.75 per Company ADS without interest (the "Per ADS Cash Consideration" and together with the Per Share Cash Consideration, the "Cash Consideration").

  As of the Effective Time, all of the Company Shares, including Company Shares represented by Company ADSs, shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Company Share (other than the Excluded Company Shares and any Dissenters Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and each Company Share represented by a Company ADS, together with such Company ADS, shall thereafter represent only the right to receive the Per ADS Merger Consideration, as the case may be, without interest, and any Dissenters Shares shall thereafter represent only the right to receive the applicable payments due and owing as referred to in Section 2.6.

          (c)   Cancellation of Company Shares.    Notwithstanding Section 2.2(c), each Company Share and each Company ADS issued and outstanding immediately prior to the Effective Time that is (i) beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiaries of the Company, (ii) issued to the Company Depositary and reserved for future grants under the Company Share Incentive Plan, or (iii) repurchased and held by the Company in treasury either in the form of ordinary share or ADS (collectively, the "Excluded Company Shares") shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (d)   Untraceable and Dissenting Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Exchange Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (including branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (iii) notice of the Company Shareholders Meeting has been sent to such shareholder and has been returned undelivered. In the event that monies due to holders of Dissenters Shares and shareholders of the Company who are untraceable exceed US$200,000, such monies and any monies which are returned (without duplication of any amounts held by the Exchange Agent) shall be held by the Surviving Corporation without interest in a separate bank account for the benefit of holders of Dissenters Shares and shareholders of the Company who are untraceable. Such monies unclaimed after a period of seven years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving

  Corporation. It is acknowledged that holders of Dissenters Shares and shareholders of the Company, who are untraceable and who, after the Effective Time, wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods, will be advised by the Exchange Agent, Parent or Merger Sub, as applicable, to contact the Surviving Corporation.

          (e)   Certain Adjustments.    Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company Shares or securities convertible into or exchangeable or exercisable for Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Per Share Merger Consideration and Per ADS Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction.

        Section 2.2    Treatment of Company Options and Company Restricted Shares.    (a)    Each Company Option that, as of the Effective Time, is outstanding, whether vested or unvested shall, at the Effective Time, be assumed by Parent and be converted into a Parent Option. Each Parent Option as so assumed and converted shall be exercisable for that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of Company Shares subject to such Company Option and (ii) the Stock Award Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Company Option by (y) the Stock Award Exchange Ratio; provided, however, that the exercise price and the number of Parent Shares subject to the Parent Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each such Parent Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but, taking into account any changes thereto provided for in the Company Share Incentive Plan, any award agreement, or any other contract or agreement, including by reason of this Agreement or the transactions contemplated hereby).

        (b)   As of the Effective Time, each unvested company restricted share award (a "Company Restricted Share Award") granted pursuant to the Company Share Incentive Plan that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by Parent and converted into the number of restricted Parent Shares ("Parent Restricted Shares") equal to (i) the number of Company Shares underlying the Company Restricted Share Award multiplied by (ii) the Stock Award Exchange Ratio (rounded up to the nearest whole share). Each such Parent Restricted Share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Shares immediately prior to the Effective Time (but, taking into account any changes thereto provided for in the Company Share Incentive Plan, any award agreement, or any other contract or agreement, including by reason of this Agreement or the transactions contemplated hereby).

        (c)   Unless otherwise determined by Parent, the Company Share Incentive Plan shall terminate as of the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Company Shares, other share capital of the Surviving Corporation or any other consideration (other than as required by this Section 2.2) to any Person pursuant to or in settlement of Company Options or Company Restricted Shares.

        Section 2.3    Exchange Fund.    (a)    Subject to the conditions and terms of the depositary agreement dated as of October 15, 2009 (the "Company Deposit Agreement"), entered into among the Company, JPMorgan Chase Bank, N.A. (the "Company Depositary"), as depositary and all owners and beneficial owners from time to time of the Company ADSs, prior to the Effective Time, Parent shall, subject to the Company's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), appoint a commercial bank or trust to act as exchange agent hereunder for the purpose of canceling the Company Shares and Company ADSs in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as the case may be (the "Exchange Agent").

        (b)   At or prior to the Effective Time, Parent shall deposit, allot and issue or cause to be deposited, alloted and issued, as the case may be, with the Exchange Agent, for the benefit of the holders of Company Shares, Company ADSs and vested Company Options (other than the Excluded Company Shares):

          (i)    a number of Parent Shares and Parent ADSs sufficient to pay the Stock Consideration provided in Section 2.1(b) and Section 2.2. The Parent ADSs shall be issued in accordance with the depositary agreement dated as of August 7, 2008 (the "Parent Deposit Agreement"), entered into among Parent, JPMorgan Chase Bank, N.A. (the "Parent Depositary"), as depositary and all owners and beneficial owners from time to time of the Parent ADSs, and Parent shall cause the Parent Depositary to issue the Per ADS Stock Consideration to the Exchange Agent; and

          (ii)   cash in amounts, when combined with the amount referred to in Section 2.3(c), sufficient to pay the Cash Consideration provided in Section 2.1(b) and an amount equal to the number of Dissenters Shares multiplied by the Per Share Cash Consideration.

        (c)   Subject to Section 2.3(d), no later than the Second Business Day following the Effective Time, Parent shall cause the Surviving Corporation to deposit to the Exchange Agent, for the benefit of the holders of Company Shares, Company ADSs, Company Options (other than the Excluded Company Shares) and the Dissenters Shares, US$115,000,000 cash.

        (d)   Any Parent Shares and Parent ADSs issued and allotted to and cash deposited with the Exchange Agent pursuant to this Section 2.3 shall hereinafter be referred to as the "Exchange Fund." Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated under Section 2.1(b), Section 2.2 and Section 2.4(c) and an amount equal to the number of Dissenters Shares multiplied by the Per Share Cash Consideration. The Exchange Agent shall invest the Exchange Fund as directed by Parent; or after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-l or P-I or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any Parent Shares, Parent ADSs or cash amounts in the Exchange Fund in excess of the aggregate amounts payable under Article II shall be returned to Parent in accordance with Section 2.7.

        Section 2.4    Exchange Procedures.    (a)    Holders of Company Shares: (i) promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each registered holder of Company Shares (other than the Company Depositary and holders of Excluded Company Shares and Dissenters Shares) (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the registered holders of the Company Shares shall be effected) and (B) instructions for effecting the surrender of any and all share certificates which have been issued representing Company Shares (the "Certificates"). Each registered holder of Company Shares (including Company Shares not represented by a Certificate ("Uncertificated Shares")) shall be entitled to receive the Per Share Merger Consideration, without interest, for each Company Share (including Company Shares formerly represented by a Certificate and Uncertificated Shares) cancelled at the Effective Time multiplied by (x) the number of Company Shares represented by such Certificate (or declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) or (y) the number of Uncertificated Shares, as the case may be, provided that each holder of a Certificate shall be required to surrender such Certificate (or a declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificate so surrendered shall forthwith be cancelled; and (ii) if the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the cancelled Company Share is registered, it shall be a condition of payment that (A) a share transfer form in respect of the Company Shares represented by the Certificate so surrendered (if any) shall be in a proper form to transfer the relevant Company Shares and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such cancelled Company Shares and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Upon the cancellation of any Company Shares at the Effective Time, the registered holder of such cancelled Company Shares shall have no further rights in respect of such cancelled Company Shares, and each Certificate in respect of such cancelled Company Shares shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Article II, without interest.

        (b)   Holders of Company ADSs.    Notwithstanding anything to the contrary set forth in the paragraph above, promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation and the Exchange Agent shall mail to the Company Depositary (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the Company Depositary shall be effected); and (B) instructions for effecting the surrender of any and all Certificates representing Company ADSs. The Company Depositary shall be entitled to receive the Per ADS Merger Consideration, without interest, for each Company Share held by the Company Depositary in respect of which a Company ADS has been issued (other than those Company ADSs represented by Company Shares issued to the Company Depositary and reserved for future grants under the Company Share Incentive Plan) (the "Aggregate ADS Payment"), provided that the Company Depositary shall be required to surrender such Certificates it holds to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificates so surrendered shall forthwith be cancelled. Promptly after the payment of the Aggregate ADS Payment (and in any event within five business days thereafter), and subject to the Company Deposit Agreement, the Surviving Corporation and the Exchange Agent shall cause the Company Depositary to mail to each registered holder of Company ADSs (other than holders of Excluded Company Shares) (X) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the registered holders of the Company ADSs shall be effected); and (Y) instructions for effecting the surrender of any and all ADRs evidencing Company ADSs. Each holder registered on the ADR Register of the Company of such Company ADSs cancelled at the Effective Time shall be entitled to receive the Per ADS Merger Consideration, without interest, for each Company ADS cancelled at the Effective Time multiplied by the number of Company ADSs held by such holder, provided that each holder of an ADR shall be required to surrender such ADR to the Company Depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company Depositary, and the ADRs so surrendered shall forthwith be cancelled pursuant to the Company Deposit Agreement. Each ADR in respect of such cancelled Company ADS shall be deemed at any time after the Effective Time to represent only the right to receive the Per ADS Merger Consideration as contemplated by this Article II, without interest. Notwithstanding anything to the contrary set forth in this paragraph, Parent and each registered holder of Company ADSs shall each pay any applicable fees, charges and expenses provided under the Company Deposit Agreement in connection with distribution of the Per ADS Merger Consideration to Company ADS holders.

        (c)   Settlement of Fractional Securities.    No fractional Parent Shares or Parent ADSs shall be issued to holders of Company Shares and Company ADSs as part of the total Merger Consideration. The Exchange Agent shall (i) receive all Parent ADSs not used for share exchange in the Merger because of the existence of fractional Parent Shares or Parent ADSs and (ii) sell such Parent ADSs on behalf of the holders of fractional Parent Shares or Parent ADSs on the New York Stock Exchange and pass on the proceeds to such holders of the Company Shares and Company ADSs in cash. Each holder of the Company Shares or Company ADSs (except the holders of the Excluded Company Shares and Dissenters Shares) who is to receive a fractional Parent Shares or Parent ADSs but for this Section 2.4(c) shall receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent pursuant to this Section 2.4(c).

        (d)   Arrangements with Depositaries.    Each of Parent and the Company will use reasonable efforts to put into place appropriate arrangements with the Parent Depositary and the Company Depositary to give effect to this Article II.

        Section 2.5    Transfer Books; No Further Ownership Rights.    Subject to Section 2.6, the Merger Consideration paid in respect of the cancellation of the Company Shares and the Company ADSs in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares (including Company Shares previously represented by such Certificates and Uncertificated Shares) or ADRs. At the Effective Time, the register of members of the Company and the ADR Register of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of the Company Shares or on the ADR Register of the Company of the Company ADSs that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, (i) the holders of the Company Shares issued and outstanding immediately prior to the Effective Time and (ii) subject to the Company Deposit Agreement, the holders of Company ADRs that evidenced ownership of the Company ADSs outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Company Shares or Company ADRs, except as otherwise provided for herein or by applicable Laws. Subject to the last sentence of Section 2.6, if, at any time after the Effective Time, Certificates or ADRs are presented to the Surviving Corporation, or the Company Depositary, where applicable, for any reason, they shall be cancelled as provided in this Article II.

        Section 2.6    Dissenting Shares.    No Person who has validly exercised such Person's rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Company Shares owned by such Person ("Dissenters Shares") unless and until such Person shall have effectively withdrawn or lost such Person's rights to dissent from the Merger under the Cayman Companies Law. If a holder of Dissenters Shares effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, such Company Shares shall cease to be Dissenters Shares. Each Dissenters Share shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law. The Company shall promptly give Parent (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to Company shareholders' rights to dissent from the Merger and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        Section 2.7    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Company Shares (other than the Excluded Company Shares and the Dissenters Shares) for nine months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of Company Shares (other than the Excluded Company Shares and the Dissenters Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to this Agreement and abandoned property, escheat and similar laws) for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, exchangeable for such Company Shares to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of Company Shares at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

        Section 2.8    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        Section 2.9    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to the Company Shares formerly represented thereby pursuant to this Agreement.

        Section 2.10    Withholding Rights.    The current understanding of Parent or Merger Sub is that no Party will be required to deduct or withhold any amount from the consideration otherwise payable pursuant to this Agreement under applicable PRC Law, provided that, in the event that the circumstances change such that the Surviving Corporation or Parent reasonably determines a deduction or withholding is required, the Surviving Corporation and Parent shall inform the Independent Committee in detail of such change in circumstances and consult with the Independent Committee concerning such proposed deduction or withholding, and each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold appropriate amounts. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation, Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Company ADSs in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        Section 2.11    Agreement of Fair Value.    Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as (A) disclosed in the Company SEC Reports filed with, or furnished to, the Securities and Exchange Commission (the "SEC") prior to the date hereof (other than disclosures in such Company SEC Reports contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof or any other disclosures of risks or uncertainties in the Company SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Parent by the Company on the date hereof (the "Company Disclosure Schedule") that specifically relates to a specified section or subsection of this Article III or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 3.1    Organization and Qualification; Subsidiaries.    (a)    The Company and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Section 3.1 of the Company Disclosure Schedule sets forth a list of (i) all Subsidiaries of the Company and (ii) the Company's interest in any Person which is not a Subsidiary, including any Person in which the Company has a non-controlling equity interest. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

        (c)   Accurate and complete copies of the memorandum and articles of association of the Company, as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

        Section 3.2    Capitalization of the Company and Its Subsidiaries.    (a)    The authorized share capital of the Company consists of 250,000,000 Company Shares of par value of US$0.0002. As of December 26, 2011 (the "Capitalization Date"), (i) 141,365,622 Company Shares were issued and outstanding (including Company Shares represented by Company ADSs and 1,051,308 Company Shares issued to Company Depositary and reserved for future grants under the Company Share Incentive Plan); (ii) 150,000 Company Shares were reserved for issuance upon vesting of the Company Restricted Shares, and (iii) 17,417,586 Company Shares were reserved for issuance upon exercise of the Company Options. Section 3.2 of the Company Disclosure Schedule sets forth a complete and correct list of (A) all holders of Company Options, including such person's name, the grant or issuance date, the number of Company Options (vested, unvested and total) held by such person as of the Capitalization

Date, the exercise price for each such Company Option and the expiration date and (B) all holders of Company Restricted Shares, including such person's name. The Company has made available to Parent accurate and complete copies of the Company Share Incentive Plan and the form of Award Agreements in respect of the Company Options and Company Restricted Shares granted as of the Capitalization Date.

        (b)   From the Capitalization Date through the date of this Agreement, no options, warrants or other rights to purchase Company Shares have been issued or granted and no Company Shares have been issued other than the transfer of 4,492 Company Shares (represented by Company ADSs) by the Company Depositary to certain holders of Company Options and Company Restricted Shares upon the exercise of such Company Options and vesting of Company Restricted Shares. All the outstanding Company Shares are, and the Company Shares issuable upon the exercise of outstanding Company Options and vesting of Company Restricted Shares will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth (i) above, (ii) in the VIE Contracts, (iii) in the Company Deposit Agreement, and except for the transactions contemplated by this Agreement, (1) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (2) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or other share capital of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of the Company or its Subsidiaries. Other than the Company ADSs and the Company Deposit Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

        (c)   All of the outstanding share capital of the Company's wholly owned Subsidiaries ("Wholly Owned Subsidiaries") has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined). The outstanding share capital of the Company's Subsidiaries that are not Wholly Owned Subsidiaries (other than VIE and its Subsidiaries) has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        (d)   Each Company Option (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company Share Incentive Plan, (ii) granted since September 29, 2009 has an exercise price per Share equal to or greater than the fair market value of a Company Share on the date of such grant, and (ii) has a grant date no earlier than the date on which the Company Board or Compensation Committee of the Company actually approved such Company Option.

        Section 3.3    Authority Relative to This Agreement.    (a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required Company Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The Company Board, acting upon the unanimous recommendation of the Independent

Committee, has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held, (i) approved, and declared advisable, the Merger, this Agreement, the Plan of Merger and the other transactions contemplated hereby; (ii) with respect to and based on the facts and circumstances as of the date hereof, determined that such transactions are advisable and fair to, and in the best interests of, the Company and its shareholders; and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and to authorize and approve the Plan of Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Required Company Vote). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        (b)   Subject to Section 6.2(c), the Company Board, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement and the Plan of Merger be submitted to the shareholders of the Company for their approval and authorization at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of the Company necessary to approve this Agreement and the Plan of Merger and the transactions contemplated hereby, including the Merger, is (i) a special resolution of the Company, meaning the affirmative vote of shareholders representing two-thirds or more of the Company Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting in accordance with Section 233(6) of the Cayman Companies Law authorizing the Plan of Merger and approving and adopting this Agreement and (ii) the affirmative vote of shareholders holding a majority of the outstanding shares of Company Shares other than the Excluded Company Shares (the "Required Company Vote"). No other vote of the shareholders of the Company is required by Law, the memorandum and articles of association of the Company or otherwise in order for the Company to approve this Agreement or the Plan of Merger to consummate the transactions contemplated hereby, including the Merger.

        Section 3.4    SEC Reports; Financial Statements.    (a)    The Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC since September 29, 2009 pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the forms, reports and documents filed or furnished since September 29, 2009 and those filed or furnished subsequent to the date hereof, including any amendments thereto, collectively, the "Company SEC Reports"). Each of the Company SEC Reports, as of its filing date (and as of the date of any amendment), has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of the Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports fairly present, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP"), except as specifically indicated in the notes thereto.

        (c)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market.

        (d)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company's knowledge, the Company's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls and procedures which could reasonably adversely affect the Company's ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

        (e)   None of the information furnished by the Company and its Subsidiaries for the filing of registration statement on Form F-4 including a prospectus (the "Prospectus") by Parent relating to the Company Shareholders Meeting and registration of the Parent Shares (as amended or supplemented from time to time and including any document incorporated by reference therein, the "Form F-4"), on the date it (and any amendment or supplement to it) is filed with the SEC, shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the "Schedule 13E-3") shall not, on the date it (and any amendment or supplement to it) is filed with the SEC by the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the From F-4, Prospectus or the Schedule 13E-3.

        Section 3.5    No Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for (a) liabilities or obligations reflected, accrued or reserved against in the Company's consolidated balance sheets or in the notes thereto included in the Company SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred since the date of the most recent balance sheet included in the Company SEC Reports in the ordinary course of business consistent with past practices that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6    Absence of Changes.    Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since September 30, 2011 (the "Review Date"), the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

          (a)   any change in the financial condition, business or results of their operations or any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b)   (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Wholly Owned Subsidiary of the Company) or (ii) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries, except (A) the withholding of Company's securities to satisfy Tax obligations with respect to Company Options or Company Restricted Shares or (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company Restricted Shares or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Options or Company Restricted Shares in accordance with the terms thereof;

          (c)   (i) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases for employees in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee with the title of vice president or above, except to the extent required by applicable Laws;

          (d)   any amendment to the memorandum and articles of association (or other similar governing instrument) of the Company or any of its Subsidiaries;

          (e)   any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (f)    any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof; or

          (g)   any agreement to do any of the foregoing.

        Section 3.7    Consents and Approvals; No Violations; Secured Creditors.    (a) except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, joining of the Company in the filing of the Schedule 13E-3, the filing of the Form F-4 by Parent, and the filing of one or more amendments to the Schedule 13E-3 and the Form F-4 to respond to comments of the SEC, if any, on such documents, (ii) compliance with the rules and regulations of The NASDAQ Global Select Market, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (i) any breach of any provision of the respective memorandum and articles of association (or similar governing documents) of the Company or any of its Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien (other than any Liens created as a result of any actions taken by Parent)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a "Contract") or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Company Agreements"), or (iii) (assuming receipt of the Required Company Vote and that the matters referred to in Section 3.7(a) are complied with) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.7 of the Company Disclosure Schedule sets forth a list of all material third-party consents and approvals required to be obtained under the Company Agreements in connection with the consummation of the transactions contemplated by this Agreement.

        (c)   The Company does not have any secured creditors.

        Section 3.8    Property.    (a)    Section 3.8(a) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its Subsidiaries ("Owned Real Property"). Each of the Company and its Subsidiaries has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to each parcel of Owned Real Property, free and clear of all Liens (other than Permitted Liens).

        (b)   With respect to the real property leased, subleased or licensed ("Leased Real Property") to the Company or its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the lease, sublease or license for such property (the "Real Property Leases") constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. No termination event or condition or uncured default of a material nature on the part of the Company or any of its Subsidiaries or, to the Company's knowledge, the landlord, exists under any Real Property Lease except for termination events or conditions or uncured defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens (other than Permitted Liens).

        (c)   No party to any such Real Property Leases has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder within the past two years since the date of this Agreement.

        (d)   Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other tangible material properties and assets used or held for use in the Company Business and material to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens (other than Permitted Liens).

        Section 3.9    Legal Proceedings.    There is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets which (a) has, or if decided adversely against the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) challenges or seeks to enjoin, alter, prevent or materially delay the Merger. None of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.10    Company Permits; Compliance with Applicable Laws.    (a)    The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or has been in violation of any Law applicable to the Company or its Subsidiaries (including the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable (collectively, the "PRC Anti-Bribery Laws"), and applicable rules and regulations of relevant PRC government agencies), except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the Company's knowledge, threatened in writing, nor to the Company's knowledge has any Governmental Entity indicated in writing an intention to conduct the same, in each case with respect to a material violation of applicable Law.

        (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Company's knowledge, any agent, or any other person acting for or on behalf of the Company or any Subsidiary has (individually and collectively, a "Company Affiliate"), (i) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (individually and collectively, a "Government Official") for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company, any Subsidiary, or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person; or (ii) accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company has effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar law will be prevented, detected and deterred.

        (c)   The Company is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange ("SAFE") on August 8, 2006 and effective as of September 8, 2006.

        (d)   The Company and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective shareholders to comply with, any applicable rules and regulations of the PRC Tax authority, including taking reasonable steps to require their shareholders to complete any registration and other procedures required under applicable rules and regulations of the PRC Tax authority.

        (e)   To the extent applicable, the Company and its Subsidiaries have taken all reasonable steps to comply with any applicable rules and regulations of SAFE.

        (f)    The Company is aware of and has been advised as to the content of the PRC Anti-monopoly Law, which became effective on August 1, 2008, and the related rules, regulations and guidelines issued by various PRC governmental authorities (the "PRC Anti-Monopoly Law and Regulations"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all acquisitions and other similar transactions conducted by the Company or any of its Subsidiaries have complied with the PRC Anti-Monopoly Law and Regulations.

        Section 3.11    Employee Benefit Plans.    (a)    All material benefit and compensation plans, agreements, programs and arrangements to which the Company is a party or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current Company Employee (the "Company Benefit Plans") are disclosed in the Company's SEC Reports or listed in Section 3.11(a) of the Company Disclosure Schedule.

        (b)   Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any Company Employee under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any benefits under the Company Benefits Plan.

        (c)   Except as disclosed in the Company SEC Reports and severance benefits provided for under applicable Laws, the Company and the Subsidiaries do not maintain any Company Benefit Plan that provides benefits in the nature of severance to any Company Employees.

        (d)   With respect to each Company Benefit Plan, neither the Company nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Government Entity regarding any non-compliance of employee social benefits requirements, except such non-compliance that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

        (e)   There is no outstanding order against the Company Benefit Plans that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws.

        (f)    Neither the Company nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) an employee benefit pension plan subject to Title IV of ERISA.

        (g)   The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Company Shares to any Company Employees after the date hereof.

        Section 3.12    Labor Matters.    (a)    There are no labor or collective bargaining agreements which pertain to the Company Employees.

        (b)   Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, as of the date hereof: (i) to the knowledge of the Company, there are no pending disputes between the Company and the Subsidiaries, on the one hand, and the Company

Employees, on the other hand, (ii) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Company Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for the Company Employees.

        Section 3.13    Environmental Matters.    Except for such matters that, individually or in the aggregate, would not reasonably expected to result in a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iv) has received any written claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws and, to the knowledge of the Company, no such matter has been threatened in writing, and (v) the Company is not aware of any pending investigation which might lead to such a claim, complaint or proceeding.

        Section 3.14    Taxes.    (a)    Each of the Company and its Subsidiaries has prepared (or caused to be prepared) and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or other material Taxes required to be paid by the Company or a Subsidiary, have been timely paid.

        (b)   The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. To the knowledge of the Company, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any Subsidiary. No Liens for Taxes exist with respect to any asset of the Company or any Subsidiary, except for statutory liens for Taxes not yet due and Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c)   All material amounts of Taxes required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Laws, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

        (d)   No audit or other administrative or court proceedings are pending with respect to any Taxes of the Company or any Subsidiary and no written notice thereof has been received. To the knowledge of the Company, no issue has been raised by any taxing authority in any presently pending Tax audit that could be material and adverse to the Company or any Subsidiary for any period after the Effective Time.

        (e)   No written claim has been made by a taxing authority in a jurisdiction where neither the Company nor any Subsidiary files state income or franchise Tax Returns that the Company or any Subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

        (f)    For purposes of this Agreement:

        "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the PRC, the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

        "Tax Returns" means all federal, state, local, provincial and non-United States returns, declarations, statements, claims, reports, schedules, forms and information returns and any amended thereof, with respect to Taxes.

        Section 3.15    Material Contracts.    (a)    Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports or as set forth in Section 3.15 of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to nor are any of the Company's or its Subsidiaries' properties or assets bound by:

          (i)    any Contract that would be required to be filed by the Company pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

          (ii)   any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

          (iii)  any Contract involving the payment or receipt of amounts by the Company or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$10,000,000;

          (iv)  any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

          (v)   any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than US$10,000,000;

          (vi)  any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guaranty by the Company or any of its Subsidiaries;

          (vii) any Company IP Agreements other than agreements for Off-the-Shelf Software; and

          (viii)  any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (all such Contracts described in clauses (i) through (viii) collectively, the "Material Contracts").

        (b)   Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms and is in full force and effect. There is no default under any Material Contract so listed either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, in each case except as would not individually or in the aggregate, have a Company Material Adverse Effect.

        (c)   No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any material breach or default thereunder.

        Section 3.16    Insurance Matters.    The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such policies, programs and arrangements are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the PRC and in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. The Company has no reason to believe that it or any of its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost. Neither the Company nor any of its Subsidiaries knows of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. Neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

        Section 3.17    Intellectual Property.    (a)    Ownership; Sufficiency.    The Company and/or the Subsidiaries have sufficient rights to use the Company Intellectual Property that is necessary for the operation of the Company Business. Except for the Company Intellectual Property, there are no other items of Intellectual Property that are material to or necessary for the operation of the Company Business. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company is the exclusive owner of all right, title and interest in and to each item of the Company Owned Intellectual Property, free and clear of all Encumbrances (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Encumbrance. The Company has a valid license to use the material Company Licensed Intellectual Property in connection with the operation of the Company Business as currently conducted, subject only to the terms of the Company IP Agreements.

        (b)   Validity and Enforceability.    The Company Owned Intellectual Property is (i) valid, subsisting and enforceable (ii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement materially and adversely affecting the Company's use thereof or rights thereto, or that would materially impair the validity or enforceability thereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Intellectual Property owned by the Company or any of its Subsidiaries that is Registered is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company's interest therein and the chain of title thereof.

        (c)   Infringement.    Except as would not have a Company Material Adverse Effect, the Company does not and has not and the operation of the Company Business and the use of the Company Intellectual Property and Company Products in connection therewith do not, and have not in the last two years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no action or claim pending, asserted or, to the knowledge of the Company, threatened in writing against the Company concerning any of the foregoing, nor has the Company received any notification in writing in the last two (2) years that a license under any other Person's Intellectual Property (other than licenses included in the Company IP Agreements) is or may be required to operate the Company Business. To the knowledge of the Company, no Person is engaging, or has engaged in the last two (2) years, in any activity that materially infringes, misappropriates or otherwise violates or conflicts with any Company Intellectual Property, and there is no action or claim pending, asserted or threatened by the Company against any other Person concerning any of the foregoing.

        (d)   Protection Measures.    The Company has taken reasonable measures consistent with industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the Company Business, including the source code for any Company Software or Company Products and all other confidential Company Intellectual Property. To the knowledge of the Company, no material confidential information, trade secrets or other confidential Company

Intellectual Property have been disclosed by the Company to any Person except pursuant to appropriate non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Company Intellectual Property confidential and to the knowledge of the Company, no party thereto is in material default of any such agreement.

        (e)   Public Software.    Except as would not have a Company Material Adverse Effect, no Public Software has been used by the Company or any its Subsidiaries in connection with any Company Software or Company Product in a manner that requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or limits the receipt of consideration in connection with the licensing or distribution of such Company Software or Company Product.

        (f)    IT Assets.    The IT Assets owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries (including the Company Software) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the present operation of the Company Business. The IT Assets owned by or licensed to Company are free from material bugs or other defects and, to the knowledge of the Company, do not contain any viruses. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

        For purposes of this Agreement, "Intellectual Property" means in any and all jurisdictions worldwide, all (i) patents, inventions and discoveries, statutory invention registrations and invention disclosures (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how and invention rights, (v) rights of publicity, privacy and rights to personal information, and (vi) registrations, applications, renewals, continuations, continuations-in-part, substitutions and extensions for any of the foregoing in (i)-(v).

        Section 3.18    PRC Subsidiaries.    (a)    True and complete copies of each of the constitutional documents and certificates and related contracts and agreements of the Company's Subsidiaries formed in the PRC ("PRC Subsidiaries") have been provided or made available to Parent and Merger Sub.

        (b)   Except as would not have a Company Material Adverse Effect, all filings and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations, including, but not limited to, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations.

        (c)   The registered capital of each VIE is fully contributed in accordance with applicable Law.

        (d)   The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not result in any violation of their respective articles of association, their respective business licenses or constitutive documents.

        (e)   The VIE Contracts taken as a whole comprise all of the contracts enabling the Company to effect control over each VIE and consolidate the financial statements of each VIE.

        (f)    As of the date hereof, the Company has control of each VIE. To the Company's knowledge, there have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Entity or any other party, against or affecting any of the Company, VIE Controlling Entities, VIEs or any of VIEs' shareholders or any of their respective shareholders that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole; (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts; (iii) claim any ownership, share, equity or interest in the Company, VIE Controlling Entities, VIEs or any of VIEs' shareholders, or claim any compensation for not being granted any ownership, share, equity or interest in the Company, VIE Controlling Entities, VIEs or any of VIEs' shareholders; or (iv) claim any of the VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Contracts was, is or will be in violation of any PRC Laws, in each case in the preceding clauses (i) through (iv), where such dispute, disagreement, claim or legal proceeding has a materially disproportionate adverse effect on the Company, VIE Controlling Entities, VIEs or any of VIEs' shareholders or any of their respective shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar "variable interest entity" structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the equity interests of the second entity.

        Section 3.19    Takeover Statutes.    The Company is not a party to a shareholder rights agreement, "poison pill" or similar agreement or plan. To the Company's knowledge, no "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company's memorandum and articles of association (each, a "Takeover Statute") is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement.

        Section 3.20    Opinion of Financial Advisor.    Credit Suisse Securities (USA) LLC (the "Company Financial Advisor") has delivered to the Independent Committee its written opinion, dated the date of this Agreement, to the effect that, as of such date, subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of the Company Shares (other than the Excluded Company Shares and Dissenters Shares) is fair, from a financial point of view to such holders (a true and correct copy of which has been furnished to Parent), and such opinion has not been withdrawn or modified.

        Section 3.21    Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor, a true, correct and complete copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Affiliates.

        Section 3.22    No Additional Representations.    Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except as (A) disclosed in the Parent SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosures in such Parent SEC Reports contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof or any other disclosures of risks or uncertainties in the Parent SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to the Company by Parent on the date hereof (the "Parent Disclosure Schedule") that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, the Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows, provided, however, that all references to Subsidiaries of Parent in this Article IV and in the definitions to terms appearing in this Article IV, except for Section 4.2(a) and Section 4.2(b), Section 4.3, Section 4.4, Section 4.5, Section 4.6(a) and Section 4.6(c), Section 4.8, Section 4.13, Section 4.16(b), Section 4.21 and Section 4.22, do not include the Company and the Subsidiaries of the Company, and that Parent and Merger Sub make no representation with respect to the Company and the Subsidiaries of the Company in this Article IV other than Section 4.2(a) and Section 4.2(b), Section 4.3, Section 4.4, Section 4.5, Section 4.6(a) and Section 4.6(c), Section 4.8, Section 4.13, Section 4.16(b), Section 4.21 and Section 4.22.

        Section 4.1    Organization and Qualification; Subsidiaries.    (a)    Parent and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Parent and each of its Subsidiaries are duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be duly organized, existing and in good standing, or to have such power and authority, or to be so licensed and qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Accurate and complete copies of the memorandum and articles of association of Parent, as in effect as of the date of this Agreement, have been publicly filed by Parent as part of the Parent SEC Reports.

        (b)   Section 4.1(b) of the Parent Disclosure Schedule sets forth a list of (i) all Subsidiaries of Parent and (ii) Parent's interest in any Person which is not a Subsidiary, including any Person in which Parent has a non-controlling equity interest. Except as listed in Section 4.1(b) of the Parent Disclosure Schedule and the Company and its Subsidiaries, Parent does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

        Section 4.2    Capitalization.    (a)    As of the date of this Agreement, the authorized share capital of Parent consists solely of 1,000,000,000 ordinary shares, par value US$0.001 per share (the "Parent Share"). As of the Capitalization Date, (i) 81,169,317 ordinary shares of Parent were issued and outstanding (including 2,103,693 Parent Shares issued to the Parent Depositary and reserved for future grants under the Parent Share Incentive Plan) (ii) 930,432 Parent Shares were reserved for issuance upon vesting of the Parent Restricted Shares, and (iii) 3,332,074 Parent Shares were reserved for issuance upon exercise of the Parent Options. Parent has made available to the Company accurate and complete copies of the Parent Share Incentive Plan and the form of Award Agreements in respect of the Parent Options and Parent Restricted Shares granted as of the Capitalization Date.

        (b)   The authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value US$1.00 per share, of which 10,000 share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of any Liens. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        (c)   From the Capitalization Date through the date of this Agreement, no options, warrants or other rights to purchase Parent Shares have been issued or granted and no Parent Shares have been issued. Except as set forth (i) above, (ii) in the VIE Contracts, (iii) in the Parent Deposit Agreement, and except for the transactions contemplated by this Agreement, (1) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (2) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Shares or other share capital of Parent or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Parent or any of its Subsidiaries. Other than the Parent ADSs and the Parent Deposit Agreement, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

        (d)   All of the outstanding share capital of Parent's wholly owned Subsidiaries ("Parent Wholly Owned Subsidiaries") has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined). The outstanding share capital of its Subsidiaries that are not Parent Wholly Owned Subsidiaries has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by Parent, directly or indirectly, free and clear of any Liens other than Permitted Liens).

        (e)   Each Parent Option (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Parent Share Incentive Plan, (ii) granted since August 8, 2007 has an exercise price per Parent Share equal to or greater than the fair market value of a Parent Share on the date of such grant, and (ii) has a grant date no earlier than the date on which the Parent Board or Compensation Committee of Parent actually approved such Parent Option.

        Section 4.3    Authority Relative to this Agreement.    (a)    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   The Board of Directors of Parent (the "Parent Board"), the Board of Directors of Merger Sub (the "Merger Sub Board"), and Parent as the sole shareholder of Merger Sub, have at a meeting duly called and held, duly and validly approved by resolution and authorized the execution, performance and delivery of this Agreement and the consummation of the transactions, including the Merger, contemplated hereby, and taken all corporate actions required to be taken by the Parent Board, the Merger Sub Board and by Parent as the sole shareholder of Merger Sub for the consummation of the transactions.

        Section 4.4    Financing.    (a)    Parent will have, available on the Closing Date, when combined with no more than US$115,000,000 cash and cash equivalent of the Company, sufficient cash and cash equivalent resources to consummate the Merger and the other transactions contemplated by this Agreement, and to pay all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses.

        Section 4.5    Information Supplied.    None of the information furnished by Parent and Merger Sub for the filing of the Form F-4 (as amended or supplemented from time to time and including any document incorporated by reference therein) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein) shall, on the date it (and any amendment or supplement to it) is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form F-4, the Prospectus or the Schedule 13E-3.

        Section 4.6    Consents and Approvals; No Violations; Secured Creditors.    (a)    Except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, filing of the F-4 Registration Statement, joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of Schedule 13E-3, the filing or furnishing of one or more amendments to the Form F-4 and Schedule 13E-3 and the filing of one or more amendments to Schedule 13D, (ii) compliance with the rules and regulations of The New York Stock Exchange and approval of listing of newly issued Parent ADSs to be issued in the Merger on The New York Stock Exchange, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        (b)   The execution, delivery and performance of this Agreement by Parent or Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated hereby will not constitute or result in (i) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Parent or Merger Sub or any of Parent's Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Liens (other than any Liens created as a result of any actions taken by Parent)) under, any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of Parent's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent's Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        (c)   Merger Sub does not have any secured creditors.

        Section 4.7    Absence of Changes.    Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since the Review Date, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

          (a)   any change in the financial condition, business or results of their operations or any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

          (b)   (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of Parent or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to Parent or to any Parent Wholly Owned Subsidiary) or (ii) any redemption, repurchase or other acquisition of any share capital of Parent or any of its Subsidiaries, except (A) the withholding of Company's securities to satisfy Tax obligations with respect to Parent Options or Parent Restricted Shares or (B) the acquisition by Parent of its securities in connection with the forfeiture of Parent Options or Parent Restricted Shares or (C) the acquisition by Parent of its securities in connection with the net exercise of Parent Options or Parent Restricted Shares in accordance with the terms thereof;

          (c)   (i) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases for employees in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee with the title of vice president or above, except to the extent required by applicable Laws;

          (d)   any amendment to the memorandum and articles of association (or other similar governing instrument) of Parent or any of its Subsidiaries;

          (e)   any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

          (f)    any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of Parent or its property or any part thereof; or

          (g)   any agreement to do any of the foregoing.

        Section 4.8    SEC Reports; Financial Statements.    (a)    Parent has timely filed or furnished, as applicable, all required forms, reports and documents required to be filed or furnished by it with the SEC since July 10, 2007 pursuant to the Securities Act or the Exchange Act (the forms, reports and documents filed or furnished since July 10, 2007 and those filed or furnished subsequent to the date hereof, including any amendments thereto, (collectively, the "Parent SEC Reports"). Each of the Parent SEC Reports, as of its filing date (and as of the date of any amendment), has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. Except for the Company, no Subsidiary of Parent is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Parent SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited and unaudited consolidated financial statements of Parent included (or incorporated by reference) in the Parent SEC Reports fairly present, or in the case of Parent SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Such financial statements have been prepared in accordance with GAAP, except as specifically indicated in the notes thereto.

        (c)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

        (d)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be included in reports filed under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of Parent by others within those entities. Neither Parent nor, to Parent's knowledge, Parent's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Parent Accounting Oversight Board) in the design or operation of Parent's internal controls and procedures which could reasonably adversely affect Parent's ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

        Section 4.9    No Undisclosed Liabilities.    Neither Parent nor any of the its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for (a) liabilities or obligations reflected, accrued or reserved against in Parent's consolidated balance sheets or in the notes thereto included in the Parent SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of business consistent with past practices that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.10    Property.    (a)    Section 4.10(a) of the Parent Disclosure Schedule sets forth all of the real property owned in fee by Parent and its Subsidiaries ("Parent Owned Real Property"). Each of Parent and its Subsidiaries has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to each parcel of Parent Owned Real Property, free and clear of all Liens (other than Permitted Liens).

        (b)   Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each Real Property Lease with respect to the Leased Real Property of Parent and its Subsidiaries constitutes a valid and legally binding obligation of Parent or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. No termination event or condition or uncured default of a material nature on the part of Parent or any of its Subsidiaries or, to Parent's knowledge, the landlord, exists under any Real Property Lease except for termination events or conditions or uncured defaults which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens (other than Permitted Liens).

        (c)   No party to any such Real Property Leases has given written notice to Parent or any of its Subsidiaries of or made a written claim against Parent or any of its Subsidiaries with respect to any material breach or default thereunder within the past two years since the date of this Agreement.

        (d)   Except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other tangible material properties and assets used or held for use in the Parent Business and material to the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole (excluding Parent Owned Real Property, Parent Leased Real Property and Parent Intellectual Property), in each case free and clear of all Liens (other than Permitted Liens).

        Section 4.11    Legal Proceedings.    There is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened in writing against Parent or any of its Subsidiaries or any of their respective properties or assets which (a) has, or if decided adversely against Parent would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) challenges or seeks to enjoin, alter, prevent or materially delay the Merger. None of Parent or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.12    Parent Permits; Compliance with Applicable Laws.    (a)    Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is or has been in violation of any Law applicable to Parent or its Subsidiaries (including the FCPA, PRC Anti-Bribery Laws and applicable rules and regulations of relevant PRC government agencies), except for violations which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or, to Parent's knowledge, threatened in writing, nor to Parent's knowledge has any Governmental Entity indicated in writing an intention to conduct the same, in each case with respect to a material violation of applicable Law.

        (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries or any of their respective directors, officers or employees or, to Parent's knowledge, any agent, or any other person acting for or on behalf of Parent or any Subsidiary has (individually and collectively, a "Parent Affiliate"), (i) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any Government Official for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Parent, any Subsidiary, or any Parent Affiliate in obtaining or retaining business for or with, or in directing business to, any Person; or (ii) accepted or received any unlawful contributions, payments, gifts, or expenditures. Parent has effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar law will be prevented, detected and deterred.

        (c)   Parent is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange on August 8, 2006 and effective as of September 8, 2006.

        (d)   Parent and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective shareholders to comply with, any applicable rules and regulations of the PRC Tax authority, including taking reasonable steps to require their shareholders to complete any registration and other procedures required under applicable rules and regulations of the PRC Tax authority.

        (e)   To the extent applicable, Parent and its Subsidiaries have taken all reasonable steps to comply with any applicable rules and regulations of SAFE.

        (f)    Parent is aware of and has been advised as to the content of the PRC Anti-Monopoly Law and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all acquisitions and other similar transactions conducted by Parent or any of its Subsidiaries have complied with the PRC Anti-Monopoly Law and Regulations.

        Section 4.13    Employee Benefit Plans.    (a)    All material benefit and compensation plans, agreements, programs and arrangements to which the Parent is a party or that are maintained, contributed to or sponsored by the Parent or any of its Subsidiaries for the benefit of any Parent Employee (the "Parent Benefit Plans") are disclosed in the Parent SEC Reports. Since the Review Date there has been no material change, amendment, modification to, or adoption of, any Parent Benefit Plan.

        (b)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any Parent Employee under any of the Parent Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Parent Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any benefits under the Parent Benefit Plans.

        (c)   Except as disclosed in the Parent SEC Reports and severance benefits provided for under applicable Laws, Parent and the Subsidiaries do not maintain any Parent Benefit Plan that provides benefits in the nature of severance to any Parent Employee.

        (d)   With respect to each Parent Benefit Plan, neither Parent nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Government Entity regarding any non-compliance of employee social benefits requirements, except such non-compliance that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

        (e)   There is no outstanding order against the Parent Benefit Plans that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws.

        (f)    Neither the Parent nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Parent, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) an employee benefit pension plan subject to Title IV of ERISA.

        (g)   Parent is not obligated, pursuant to any of the Parent Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Parent Shares to any Parent Employees after the date hereof.

        Section 4.14    Labor Matters.    (a)    There are no labor or collective bargaining agreements which pertain to the Parent Employees.

        (b)   Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, as of the date hereof: (i) to the knowledge of Parent, there are no pending disputes between Parent and the Subsidiaries, on the one hand, and the Employees of Parent or any of its Subsidiaries, on the other hand; (ii) each of Parent and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Parent Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither Parent nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Parent Employees.

        Section 4.15    Environmental Matters.    (a)    Except for such matters that, individually or in the aggregate, would not reasonably expected to result in a Parent Material Adverse Effect: (i) neither Parent nor any of its Subsidiaries is in violation of any Environmental Laws, (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iv) has received any written claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws and, to the knowledge of Parent, no such matter has been threatened in writing, and (v) Parent is not aware of any pending investigation which might lead to such a claim, complaint or proceeding.

        Section 4.16    Taxes.    (a)    Each of Parent and its Subsidiaries has prepared (or caused to be prepared) and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or other material Taxes required to be paid by Parent or a Subsidiary, have been timely paid.

        (b)   The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. To the knowledge of Parent, no deficiency with respect to Taxes has been proposed, asserted or assessed against Parent or any Subsidiary. No Liens for Taxes exist with respect to any asset of Parent or any Subsidiary, except for statutory liens for Taxes not yet due and Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (c)   All material amounts of Taxes required to be withheld by Parent and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Laws, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

        (d)   No audit or other administrative or court proceedings are pending with respect to any Taxes of Parent or any Subsidiary and no written notice thereof has been received. To the knowledge of Parent, no issue has been raised by any taxing authority in any presently pending Tax audit that could be material and adverse to Parent or any Subsidiary for any period after the Effective Time.

        (e)   No written claim has been made by a taxing authority in a jurisdiction where neither Parent nor any Subsidiary files state income or franchise Tax Returns that Parent or any Subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

        Section 4.17    Material Contracts.    (a)    Except for this Agreement and except for Contracts filed as exhibits to the Parent SEC Reports or as set forth in Section 4.17 of the Parent Disclosure Schedule, as of the date hereof, none of Parent or its Subsidiaries is a party to nor are any of Parent's or its Subsidiaries' properties or assets bound by:

          (i)    any Contract that would be required to be filed by Parent pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

          (ii)   any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

          (iii)  any Contract involving the payment or receipt of amounts by Parent or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$10,000,000;

          (iv)  any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Parent or any of its Subsidiaries to compete in any geographic area, industry or line of business;

          (v)   any Contract that contains a put, call or similar right pursuant to which Parent or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than US$10,000,000;

          (vi)  any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Parent or any of its Subsidiaries, (B) pledging of share capital of Parent or any of its Subsidiaries or (C) issuance of guaranty by Parent or any of its Subsidiaries;

          (vii) any Parent IP Agreements other than agreements for Off-the-Shelf Software; and

          (viii)  any Contract between Parent or any of its Subsidiaries and any director or executive officer of Parent or any Person beneficially owning five percent or more of the outstanding Parent Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (all such Contracts described in clauses (i) through (viii) collectively, the "Parent Material Contracts").

        (b)   Each of the Parent Material Contracts constitutes the valid and legally binding obligation of Parent or its Subsidiaries, enforceable in accordance with its terms and is in full force and effect. There is no default under any Parent Material Contract so listed either by Parent or, to Parent's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or, to Parent's knowledge, any other party, in each case except as would not individually or in the aggregate, have a Parent Material Adverse Effect.

        (c)   No party to any such Parent Material Contract has given notice to Parent of or made a claim against Parent with respect to any material breach or default thereunder.

        Section 4.18    Insurance Matters.    Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all such policies, programs and arrangements are of the type and in amounts customarily carried by Persons conducting businesses similar to Parent in the PRC and in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Parent has no reason to believe that it or any of its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost. Neither Parent nor any of its Subsidiaries knows of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. Neither Parent nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

        Section 4.19    Intellectual Property.    (a)    Ownership; Sufficiency.    Parent and/or the Subsidiaries have sufficient rights to use the Parent Intellectual Property that is necessary for the operation of the Parent Business. Except for the Parent Intellectual Property, there are no other items of Intellectual Property that are material to or necessary for the operation of the Parent Business. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent is the exclusive owner of all right, title and interest in and to each item of the Parent Owned Intellectual Property, free and clear of all Encumbrances (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Encumbrance. Parent has a valid license to use the material Parent Licensed Intellectual Property in connection with the operation of the Parent Business as currently conducted.

        (b)   Validity and Enforceability.    The Parent Owned Intellectual Property is (i) valid, subsisting and enforceable, (ii) except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement materially and adversely affecting Parent's use thereof or rights thereto, or that would materially impair the validity or enforceability thereof. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Intellectual Property owned by Parent or any of its Subsidiaries that is Registered is currently in compliance with any and all formal legal requirements necessary to record and perfect Parent's interest therein and the chain of title thereof.

        (c)   Infringement.    Except as would not have a Parent Material Adverse Effect, Parent does not and has not and the operation of the Parent Business and the use of the Parent Intellectual Property and Parent Products in connection therewith do not, and have not in the last two years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no action or claim pending, asserted or, to the knowledge of Parent, threatened in writing against Parent concerning any of the foregoing, nor has Parent received any notification in writing in the last two years that a license under any other Person's Intellectual Property (other than licenses included in the Parent IP Agreements) is or may be required to operate the Parent Business. To the knowledge of Parent, no Person is engaging, or has engaged in the last two years, in any activity that materially infringes, misappropriates or otherwise violates or conflicts with any Parent Intellectual Property, and there is no action or claim pending, asserted or threatened by Parent against any other Person concerning any of the foregoing.

        (d)   Protection Measures.    Parent has taken reasonable measures consistent with industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the Parent Business, including the source code for any Parent Software or Parent Products and all other confidential Parent Intellectual Property. To the knowledge of Parent, no material confidential information, trade secrets or other confidential Parent Intellectual Property have been disclosed by Parent to any Person except pursuant to appropriate non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Parent Intellectual Property confidential and to the knowledge of Parent, no party thereto is in material default of any such agreement.

        (e)   Public Software.    Except as would not have a Parent Material Adverse Effect, no Public Software has been used by Parent or any its Subsidiaries in connection with any Parent Software or Parent Product in a manner that requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or limits the receipt of consideration in connection with the licensing or distribution of such Parent Software or Parent Product.

        (f)    IT Assets.    The IT Assets owned by or licensed, pursuant to valid and enforceable license agreements, to Parent and its Subsidiaries (including the Parent Software) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the present operation of the Parent Business. The IT Assets owned by or licensed to Parent are free from material bugs or other defects and, to the knowledge of Parent, do not contain any viruses. Parent and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

        Section 4.20    PRC Subsidiaries.    (a)    True and complete copies of each of the constitutional documents and certificates and related contracts and agreements of the Parent's Subsidiaries formed in the PRC ("Parent PRC Subsidiaries") have been provided or made available to Parent and Merger Sub.

        (b)   Except as would not have a Parent Material Adverse Effect, all filings and registrations with the PRC Governmental Entities required to be made in respect of the Parent PRC Subsidiaries and their operations, including, but not limited to, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations.

        Section 4.21    Certain Arrangement.    As of the date of this Agreement, there are no agreements, arrangements or understandings, whether or not legally enforceable, between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company's management, directors or shareholders, on the other hand, with respect to any securities of the Company.

        Section 4.22    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their Affiliates.

        Section 4.23    No Additional Representations.    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Company acknowledges the foregoing.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

        Section 5.1    Conduct of Business of the Company.    Except as required by applicable Laws or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Laws, as otherwise contemplated in this Agreement or the Company Disclosure Schedule or as required by an existing agreement of the Company or any of its Subsidiaries, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company will not and will not permit its Subsidiaries to, without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned:

          (a)   amend its memorandum and articles of association (or other similar governing instrument);

          (b)   authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents

  (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Company Shares as required to be issued upon exercise or settlement of Company Options and Company Restricted Shares;

          (c)   (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) enter into any agreement with respect to the voting of its share capital; (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital, except (A) the share repurchase program to repurchase up to US$50,000,000 worth of Company ADSs which was announced on March 10, 2011 and furnished to the SEC on Form 6-K on March 11, 2011, (B) the withholding of Company's securities to satisfy Tax obligations with respect to Company Options and Company Restricted Shares or (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options and Company Restricted Shares or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options or Company Restricted Shares in accordance with the terms thereof;

          (d)   place the Company or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (e)   alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company's Subsidiaries, except in the ordinary and usual course of business consistent with past practice;

          (f)    (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding US$50,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice, and except for guarantees of obligations of Wholly Owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Wholly Owned Subsidiaries of the Company), except in the ordinary and usual course of business consistent with past practice; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

          (g)   acquire, sell, lease or dispose of any assets for consideration exceeding US$50,000,000 in the aggregate;

          (h)   revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (i)    (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to the Company, except for acquisitions with consideration not exceeding US$25,000,000 in the aggregate; or (ii) authorize any new capital expenditure or expenditures, except as specifically budgeted in the Company's current plan approved by the Company Board that was made available to Parent, which, in the aggregate, are in excess of US$20,000,000;

          (j)    settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

          (k)   grant any increases in the compensation of the Company's officers or directors, except for increases in the ordinary course of business consistent with past practice, and except as required by this Agreement or applicable Law, (i) grant or increase any severance, termination or similar compensation or benefits payable to any director or officer, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, or (iii) enter into, terminate or materially amend any Company Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof); or

          (l)    take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(k).

        Section 5.2    Conduct of Business of Parent and Merger Sub.    Except (i) as required by applicable Laws or (ii) as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Laws, as otherwise contemplated in this Agreement or the Parent Disclosure Schedule, or as required by an existing agreement of Parent or any of its Subsidiaries, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent will not and will not permit its Subsidiaries to, without the prior written consent of the Independent Committee, which shall not be unreasonably withheld, delayed or conditioned:

          (a)   amend its memorandum and articles of association (or other similar governing instrument);

          (b)   authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Parent Shares as required to be issued upon exercise or settlement of any Parent Options and Parent Restricted Shares;

          (c)   (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution, whether in cash, stock or property or any combination thereof, in respect of its share capital, other than dividends and distributions that do not exceed US$25,000,000 in the aggregate; (iii) enter into any agreement with respect to the voting of its share capital; (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital, except (A) the share repurchase program to repurchase up to US$50,000,000 worth of Parent ADSs which was announced on March 29, 2011 and furnished to the SEC on Form 6-K on March 30, 2011, (B) the withholding of Parent's securities to satisfy Tax obligations with respect to Parent Options and Parent Restricted Shares or (C) the acquisition by Parent of its securities in connection with the forfeiture of Parent Options and Parent Restricted Shares or (D) the acquisition by Parent of its securities in connection with the net exercise of Parent Options or Parent Restricted Shares in accordance with the terms thereof;

          (d)   place Parent or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (e)   alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Parent's Subsidiaries, except in the ordinary and usual course of business consistent with past practice;

          (f)    (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding US$50,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice, and except for guarantees of obligations of wholly owned subsidiaries of Parent; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Parent), except in the ordinary and usual course of business consistent with past practice, the proposed investment in IFM Investment Limited, which was announced on November 28, 2011 and furnished to the SEC on Form 6-K on the same date, and investments not exceeding US$25,000,000 in the aggregate; (iv) pledge or otherwise encumber shares of capital stock of Parent or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

          (g)   acquire, sell, lease or dispose of any assets for consideration exceeding US$50,000,000 in the aggregate;

          (h)   revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (i)    (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein if such acquisition would be material to Parent, except for the proposed investment in IFM Investment Limited, which was announced on November 28, 2011 and furnished to the SEC on Form 6-K on the same date, and acquisitions with consideration not exceeding US$25,000,000 in the aggregate; or (B) authorize any new capital expenditure or expenditures, except as specifically budgeted in Parent's current plan approved by Parent Board that was made available to Company, which, in the aggregate, are in excess of US$20,000,000;

          (j)    settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

          (k)   take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(j).

        Notwithstanding any provisions of this Section 5.2 to the contrary, no reference to Subsidiaries of Parent in this Section 5.2 shall include the Company or the Subsidiaries of the Company.

        Section 5.3    Access to Information.    (a)    Subject to applicable Laws, between the date hereof and the Effective Time, the Parties will use reasonable efforts to give each other and their authorized representatives (including counsel, financial advisors and auditors) access during normal business hours to their employees, officers, agents, contracts and properties and to their books and records and their respective Subsidiaries, permit the other Party to make such inspections as such requesting Party may reasonably require and cause its officers and those of its Subsidiaries to furnish such requesting Party with such financial and operating data and other information with respect to its business, properties and personnel as the requesting Party may from time to time reasonably request; provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by any Party herein. For the avoidance of doubt, none of the Company, Parent, or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries or, (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement, or (iii) breach the terms of a confidentiality agreement with a third party (provided, however, that at the request of the other Party, the Party shall use its reasonable efforts to obtain waivers from such third parties).

        (b)   Between the date hereof and the Effective Time, each of Parent and the Company shall furnish to each other, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to its management and (ii) at the earliest time they are available, such financial statements as are prepared for its SEC filings.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Preparation of Form F-4 and Schedule 13E-3.    (a)    As promptly as practicable after the execution of this Agreement, Parent shall, with the assistance of the Company, prepare and file with the SEC a registration statement on Form F-4 with respect to the Parent Shares to be issued with the Merger. Parent shall promptly respond to any comments made by the SEC regarding the Form F-4 and shall endeavor to have the Form F-4 declared effective under the Securities Act promptly after filing with the SEC and cause the Prospectus to be delivered to the shareholders or holders of Company ADSs. No filing of, or amendment or supplement to, the Form F-4 will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Each Party shall, as promptly as practicable after the receipt thereof, provide to the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Form F-4 received from the staff of the SEC. The Company shall furnish as promptly as practicable such information concerning the Company reasonably requested in connection with the Form F-4 or other filings required under applicable Laws.

        (b)   Parent, Merger Sub and the Company shall prepare and file with the SEC the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC regarding the Schedule 13E-3. Each Party shall, as promptly as practicable after the receipt thereof, provide to the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Schedule 13E-3 received from the staff of the SEC. Each of Parent, Merger Sub and the Company will be provided with a reasonable opportunity to review and comment on the initial Schedule 13E-3 and any amendment or supplement thereto prior to filing with the SEC.

        (c)   If at any time prior to the Effective Time, any information relating to each Party or any of its Affiliates, directors or officers should be discovered by such Party, which should be set forth in an amendment or supplement to the Form F-4 or Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, such Party shall promptly notify the other Party of such information and the other Party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form F-4 or Schedule 13E-3.

        (d)   Parent shall use reasonable efforts to cause any Parent ADSs to be issued in connection with the Merger to be approved for listing on The New York Stock Exchange, such listing to be subject to official notice of issuance.

        Section 6.2    Acquisition Proposals.    (a)    The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative (each, a "Representative") of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal, shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person and shall notify each such Person or its Representatives that the Company Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal.

        (b)   Notwithstanding anything to the contrary contained in Section 6.2(a) or any other provisions of this Agreement, if at any time prior to the Effective Time, (i) the Company has received a bona fide Acquisition Proposal that does not result in the breach of Section 6.2(a) and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a confidentiality agreement in form customarily used in similar circumstance and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal, provided, that (A) the Company shall promptly (and in any event within 24 hours after the receipt of such bona fide Acquisition Proposal by the Company, the Company Board or the Independent Committee) advise Parent of (x) its receipt after the date hereof of any Acquisition Proposal and the material terms and conditions of such Acquisition Proposal (including the identity of the person making any such Acquisition Proposal) and (y) copies of all draft agreements (and any other material written material relating to such Acquisition Proposal) provided to the Company in connection with any such Acquisition Proposal, (B) the Company shall promptly (and in any event within 24 hours) provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Parent, and (C) the Company shall keep Parent reasonably apprised of any related material developments, discussions and negotiations related to any such Acquisition Proposal (including any subsequent material change to the financial terms or other material terms or conditions thereof).

        (c)   The Company Board will not (i) fail to recommend that shareholders of the Company vote in favor of this Agreement and the Merger (the "Company Board Recommendation") or fail to include the Company Board Recommendation in the Prospectus or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (actions described in this clause (ii) referred to as a "Change of Recommendation"). Notwithstanding anything to the contrary set forth in this

Agreement, prior to the time the Required Company Vote is obtained, but not after, the Company Board may effect a Change of Recommendation if the Company Board (acting upon recommendation of the Independent Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable Laws; provided, however, that prior to taking such action, (i) the Company Board shall have given Parent at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, and (ii) following the end of such notice period, the Company Board (acting upon recommendation of the Independent Committee) shall have considered in good faith any revisions to this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Change of Recommendation could constitute a breach of the directors' fiduciary duties under applicable Laws.

        Section 6.3    Shareholders Meeting.    Except if the Company Board has effected a Change of Recommendation, the Company shall take, in accordance with applicable Laws and its memorandum and articles of association, all actions necessary to (a) cause an extraordinary general meeting of its shareholders (the "Company Shareholders Meeting") to be duly called and held as soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Form F-4 has become effective for the purpose of voting on the approval and authorization of this Agreement, the Plan of Merger and the Merger and (b) solicit proxies from its shareholders to obtain the Required Company Vote for such approval and authorization. The Company Board shall, subject to Section 6.2(b), recommend approval and authorization of this Agreement, the Plan of Merger and the Merger by the Company's shareholders and, except as permitted by Section 6.2(c), the Company Board shall not effect a Change of Recommendation (or announce publicly its intention to do so).

        Section 6.4    Reasonable Efforts.    (a)    Subject to the terms and conditions of this Agreement, and subject at all times to each Party and its directors' right and duty to act in a manner consistent with their fiduciary duties, each Party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement, including preparing, executing and filing promptly all documentation to effect all necessary notices, reports and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent applicable, each Party hereto agrees to promptly provide to each relevant Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws ("Governmental Antitrust Entity") non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

        (b)   In furtherance and not in limitation of the covenants of the Parties contained in Section 6.4(a), each of Parent and the Company shall use its reasonable efforts to resolve such objections if any, as may be asserted by any applicable Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any action or proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust Law, each of Parent and the Company shall cooperate with each other to contest and resist any such action or proceeding and to use their reasonable efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, so long as such actions by Parent or the Company do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that the Company may expressly condition any such actions and any agreement to take any such actions upon the consummation of the Merger and the other transactions contemplated hereby.

        Section 6.5    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 6.2, each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the approval of such other Party (such approval not to be unreasonably withheld or delayed), except with respect to a Change of Recommendation, an Acquisition Proposal or any action taken by the Company Board or the Independent Committee pursuant to, and in accordance with, Section 6.2, or as may be required by Law or by any applicable listing agreement with or rules of a securities exchange, as determined by Parent or the Company, as the case may be.

        Section 6.6    Indemnification; Directors' and Officers' Insurance.    (a)    Each of Parent and the Surviving Corporation agrees that, from and after the Effective Time, it will indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or its Subsidiary (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Laws. The Articles of Association will contain provisions with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Laws, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

        (b)   Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions that Parent has acknowledged in writing, and not subject to any reservation of rights, is covered under this Section 6.6 (each, a "Claim") unless there is a conflict of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the transactions contemplated by this Agreement), but in any event, no such Claim shall be settled or compromised without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

        (c)   For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company's and its Subsidiaries' existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Parent not greater than 300 percent of the annual premium (such 300 percent threshold, the "Maximum Premium") for the current Company directors' and officers' liability insurance as set forth in Section 6.6 of the Disclosure Schedule; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of the Maximum Premium.

        (d)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.6.

        (e)   The provisions of this Section 6.6 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.6.

        Section 6.7    Notification of Certain Matters.    The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) (x) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9, Section 3.13, Section 4.11 or Section 4.15, or which relate to the consummation of the Merger, or (y) any disputes, disagreements, claims or any legal proceedings of any nature, which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18 or Section 4.20, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that has, or would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        Section 6.8    Fees and Expenses.    Subject to Section 8.5(b) and Section 8.5(c), whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, "Expenses" includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby; provided, that Expenses incurred in connection with the printing and mailing of the Prospectus and Schedule 13E-3 and, to the extent applicable, filing fees with respect to Governmental Antitrust Entities shall be shared equally by Parent and the Company.

        Section 6.9    Delisting of Stock.    Parent shall use reasonable efforts to cause the Company Shares to be de-listed from the NASDAQ Global Select Market and the Company to be de-registered under the Exchange Act as promptly as practicable after the Effective Time.

        Section 6.10    Anti-Takeover Statutes.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall use their respective reasonable efforts to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or lawfully minimize the effects of any Takeover Statute on the Merger or the other transactions contemplated by this Agreement.

        Section 6.11    Resignations.    To the extent requested by Parent in writing at least three business days prior to Closing, on the Closing Date, the Company shall use reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

        Section 6.12    Participation in Litigation.    Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company's knowledge on the one hand and Parent's knowledge on the other hand, threatened against such Party which relate to this Agreement and the transactions contemplated hereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against itself and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled or compromised without the other Party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

 ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a)   This Agreement and the transactions contemplated hereby, including the Merger and the Plan of Merger, shall have been approved and authorized by the Required Company Vote at the Company Shareholders Meeting in accordance with applicable Laws and the memorandum and articles of association of the Company;

          (b)   The Form F-4 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

          (c)   The Parent ADSs to be issued upon consummation of the Merger shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance;

          (d)   There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such Law; and

          (e)   All authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

        Section 7.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Laws:

          (a)   The representations and warranties of the Company (i) set forth in Section 3.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time, (ii) set forth in Section 3.2(a) and Section 3.21 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (iii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and (ii)), to the extent qualified by materiality or Company Material Adverse Effect, shall be true and correct and, to the extent not so qualified, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

          (b)   The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c)   Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

          (e)   The holders of no more than 10% of the Company Shares shall have validly served a written objection under Section 238(2) of the Cayman Companies Law.

        Section 7.3    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Laws:

          (a)   The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time, (ii) set forth in Section 4.2(a), Section 4.2(b) and Section 4.22 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (iii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and (ii)), to the extent qualified by materiality or Parent Material Adverse Effect, shall be true and correct and, to the extent not so qualified, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

          (b)   Parent shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c)   Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

        Section 8.1    Termination by Mutual Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Independent Committee).

        Section 8.2    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

          (a)   the Merger shall not have been consummated by the date nine months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement;

          (b)   the Company Shareholders Meeting shall have occurred and the Required Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof; or

          (c)   any Law or injunction having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to a Party if the issuance of such final, non-appealable Law or injunction was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement.

        Section 8.3    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if:

          (a)   the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 8.3(a) and the basis for such termination (or, if earlier, the Termination Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.2 not being satisfied;

          (b)   if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) the Merger shall not have been consummated within three business days after the delivery of such notice; or

          (c)   the Company Board or any committee thereof shall have effected or resolved to effect a Change of Recommendation, provided that the Company shall not have a right to terminate this Agreement under this Section 8.3(c) unless the Company has complied in all material respects with the requirements of Section 6.2.

        Section 8.4    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

          (a)   (i)    the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent's intention to terminate this Agreement pursuant to this Section 8.4(a) and the basis for such termination (or, if earlier, the Termination Date); or (ii) the Company shall have breached in any material respect its obligations under Section 6.2, which breach (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within (x) five business days following receipt of written notice of such breach from Parent or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.3 not being satisfied; or

          (b)   (i)    the Company Board, whether or not permitted to do so by this Agreement, shall have effected a Change of Recommendation; (ii) the Company or the Company Board shall have publicly announced its intention to do the foregoing; or (iii) the Company shall have failed to include the Company Board Recommendation in the Form F-4 and Prospectus, or failed to hold the Company Shareholders Meeting pursuant to Section 6.3.

        Section 8.5    Effect of Termination and Abandonment.    (a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any Party hereto (or of any of its Representatives); provided, however, that (i) this Section 8.5, Section 6.8 and Article IX (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, (ii) except as specifically set forth in this Section 8.5 no such termination shall relieve any Party hereto of any liability or damages resulting from (A) any willful breach of any representations or warranties contained in this Agreement prior to such termination or (B) any breach of any covenant or agreement contained in this Agreement prior to such termination, and (iii) nothing shall relieve any Party from liability for fraud.

        (b)   In the event that this Agreement is terminated by Parent pursuant to Section 8.4 or the Company terminates this Agreement pursuant to Section 8.3(c), then the Company shall pay Parent in cash in same-day funds as promptly as possible (but in any event within two business days) after such termination the Termination Fee. For the avoidance of doubt, subject to Section 9.8, the right of Parent to receive payment from the Company of the Termination Fee referred to in this Section 8.5(b) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The Parties acknowledge and agree that in no event shall the Company be required to pay the

Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

        (c)   In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or Section 8.3(b), then Parent shall pay the Company in cash in same-day funds as promptly as possible (but in any event within two business days) after such termination the Termination Fee. For the avoidance of doubt, subject to Section 9.8, the right of the Company to receive payment from Parent of the Termination Fee referred to in this Section 8.5(c) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The Parties acknowledge and agree that in no event shall Parent be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

        (d)   Each of the Parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to promptly pay the amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other Party, with respect to Parent or Merger Sub, or Parties, with respect to the Company for amounts set forth in this Section 8.5, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including attorneys' fees) in connection with such suit.

        Section 8.6    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable Laws without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

        Section 8.7    Extension; Waiver.    At any time prior to the Effective Time, each Party hereto (for these purposes, Parent and Merger Sub shall together be deemed one Party and the Company shall be deemed the other Party) may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this Article IX, the agreements of the Company, Parent and Merger Sub contained in Article II and those other covenants and agreements of the Parties which by their terms apply or contemplate performance after the Effective Time until fully performed.

        Section 9.2    Entire Agreement; Assignment.    (a)    This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and other exhibits and annexes thereto), constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

        (b)   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 9.3    Notices.    All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery) to a Party at the following address for such Party:

        if to Parent or to Merger Sub, to:

    E-House (China) Holdings Limited
    17/F, Merchandise Harvest Building (East)
    No. 333 North Chengdu Road
    Shanghai, PRC 200041
    People's Republic of China
    Phone: +86 21 6133 0808
    Facsimile: +86 21 6133 0707
    Attention: Li-Lan Cheng

    and

    CRIC (China) Holdings Limited
    c/o 17/F, Merchandise Harvest Building (East)
    No. 333 North Chengdu Road
    Shanghai, PRC 200041
    People's Republic of China
    Phone: +86 21 6133 0808
    Facsimile: +86 21 6133 0707
    Attention: Li-Lan Cheng

        with a copy to (which shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom
    42/F, Edinburgh Tower, The Landmark
    15 Queen's Road Central, Hong Kong
    Attention: Z. Julie Gao
    Facsimile: +852 3910 4850

    and

    Conyers Dill & Pearman
    2901 One Exchange Square
    8 Connaught Place
    Central, Hong Kong
    Attention: David Lamb
    Facsimile: +(852) 2845 9268

        if to the Company, to:

    China Real Estate Information Corporation
    No. 383 Guangyan Road
    Shanghai 200072, China
    Attention: Bin Laurence
    Facsimile: +86 21 6086 7111

        with a copy to (which shall not constitute notice):

    Shearman & Sterling LLP
    12/F, East Tower, Twin Towers
    B-12 Jianguomenwai Dajie
    Beijing 100022, China
    Attention: Lee Edwards
    Facsimile: +86 10 6563 6001

    12th Floor, Gloucester Tower
    The Landmark
    15 Queen's Road, Central, Hong Kong
    Attention: Gregory Puff
    Facsimile: +852 2140 0382

    and

    O'Melveny & Myers LLP
    Yin Tai Centre, Office Tower, 37th Floor,
    No. 2 Jianguomenwai Ave.
    Chao Yang District, Beijing 100022, China
    Attention: David Roberts
    Facsimile: +86 10 6563 4201

    and

    Maples and Calder
    53rd Floor, The Center
    99 Queen's Road Central
    Hong Kong
    Attention: Greg Knowles
    Facsimile: +852 2537 2955

        or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices, requests, instructions or other documents shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        Section 9.4    Governing Law and Venue.    (a)    This Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands, without giving effect to the choice of Law principles thereof.

        (b)   Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a "Dispute") shall be finally settled by arbitration.

        (c)   The place of arbitration shall be Singapore, and the arbitration shall be administered by the Singapore International Arbitration Centre (the "SIAC") in accordance with the Arbitration Rules of the SIAC in force at the date of commencement of the arbitration (the "SIAC Rules").

        (d)   The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the SIAC Rules.

        (e)   Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

        (f)    Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

        (g)   The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

        (h)   Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        Section 9.5    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 9.6    No Third Party Beneficiaries.    Except as expressly set forth in Section 6.6, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 9.7    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 9.8    Enforcement; Jurisdiction.    The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company. Subject to the preceding sentence, prior to the termination of this Agreement pursuant to Section 8.1, Section 8.2, Section 8.3 or Section 8.4, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against the breaching Party or Parties, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Any Party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, (i) while the Parties may pursue both a grant of specific performance and the payment of the Termination Fee referred to in Article VIII, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of the Termination Fee referred to in Article VIII.

        Section 9.9    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        Section 9.10    Interpretation.    (a)    The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

        (b)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 9.11    Certain Definitions.    (a)    "Acquisition Proposal" means an inquiry, offer or proposal from any Person regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its Subsidiaries, in a single transaction or series of related transactions: (i) any scheme of arrangement, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction that, if consummated, would result in any Person beneficially owning 10 percent or more of the outstanding Shares not directly or indirectly beneficially owned by Parent; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company and its Subsidiaries equal to 10 percent or more of the Company's consolidated assets; (iii) any tender offer or exchange offer for 10 percent or more of the outstanding Shares not directly or indirectly beneficially owned by Parent; (iv) any acquisition of 10 percent or more of the outstanding Shares not directly or indirectly beneficially owned by Parent; or (iv) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets and Shares involved is 10 percent or more.

        (b)   "ADR" and "ADR Register" shall have the same meaning set forth in the Company Deposit Agreement.

        (c)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

        (d)   "Award Agreement" has the same meaning set forth in the Company Share Incentive Plan.

        (e)   "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

        (f)    "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

        (g)   "Cash Portion Exchange Ratio" means the quotient obtained by dividing (1) the Per Share Cash Consideration by (2) an amount equal to the average of the closing sale prices of the Parent Shares on the New York Stock Exchange for each of the fifteen (15) consecutive trading days ending with the fourth (4th) complete trading day prior to the Effective Time.

        (h)   "Code" means the United States Internal Revenue Code of 1986, as amended.

        (i)    "Company Business" means (i) the provision of real estate information and consulting services and real estate advertising services and (ii) the operation of a business-to-business and business-to-consumer Internet platform targeting participants in the real estate industry, in each case as currently conducted or contemplated to be conducted by the Company or its Subsidiaries anywhere in the world.

        (j)    "Company Employees" means current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company.

        (k)   "Company Intellectual Property" means Company Owned Intellectual Property and Company Licensed Intellectual Property.

        (l)    "Company IP Agreements" means all (i) licenses of Intellectual Property to the Company and its Subsidiaries, and (ii) licenses of Intellectual Property by the Company or any of its Subsidiaries to third parties.

        (m)  "Company Licensed Intellectual Property" means all Intellectual Property owned by third parties (including Parent) and licensed to the Company and any of its Subsidiaries pursuant to the Company IP Agreements.

        (n)   "Company Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, with all other changes, circumstances, events, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, or consolidated financial condition of the Company and its Subsidiaries taken as a whole provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may, or would occur: any change, circumstance, event, effect or occurrence occurring after the date of this Agreement:

          (i)    generally affecting (A) the industry in which the Company and its Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

          (ii)   to the extent arising out of or resulting from (A) changes in Law or in generally accepted accounting principles or in accounting standards after the date of this Agreement or prospective changes in Law or in generally accepted accounting principles or in accounting standards, or any changes in general regulatory or political conditions, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any action taken by the Company or its Subsidiaries that is required by this Agreement or the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement, (E) any change or prospective change in the Company's credit ratings, (F) any decline in the market price, or change in trading volume, of the capital stock of the Company (G) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (H) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (I) any matters which Parent or any of its Affiliates has actual or constructive knowledge as of the date of this Agreement, (J) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, or (K) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing (it being understood that the exceptions in clauses (E), (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Company Material Adverse Effect);

          (iii)  provided, further, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate.

        (o)   "Company Option" means an option to purchase Company Shares granted pursuant to the Company Share Incentive Plan.

        (p)   "Company Owned Intellectual Property" means all Company-Registered Intellectual Property and all material unregistered Intellectual Property, including any source code, owned by the Company or its Subsidiaries.

        (q)   "Company Products" means all products (and for the avoidance of doubt, excludes consulting services) made commercially available or otherwise distributed to third parties by the Company, including, as applicable, any and all Company Software so made available or distributed.

        (r)   "Company Related Party" means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Parent Related Party).

        (s)   "Company Restricted Shares" has the same meaning as set forth in the Company Share Incentive Plan.

        (t)    "Company Share Incentive Plan" means the 2008 Share Incentive Plan of the Company.

        (u)   "Company Software" means all Software owned by, under obligation of assignment to, or purported herein or in the Company Disclosure Schedule to be owned by any of the Company or its Subsidiaries.

        (v)   "Encumbrance" means with respect to any asset (including any security) any security interest, pledge, hypothecation, mortgage, lien, license, claim, charge, title retention, right to acquire, option, levy, proxy, right of first refusal, and any other encumbrance or condition whatsoever.

        (w)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (x)   "IT Assets" means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

        (y)   "know" or "knowledge" means, with respect to any Party, the knowledge of such Party's executive officers after due inquiry, including inquiry of such Party's counsel and other officers or employees of such Party responsible for the relevant matter.

        (z)   "Law" means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity.

        (aa) "Merger Consideration" means the Cash Consideration and the Stock Consideration.

        (bb) "Off-the-Shelf Software" means, with respect to any Person, all Software that is commercially available off-the-shelf Software that (i) has not been modified or customized for such Person, and (ii) is licensed to such Person for a one-time or annual fee of US$10,000 or less.

        (cc) "Parent Business" means primary real estate agency services, secondary real estate brokerage services and real estate investment fund management as currently conducted or contemplated to be conducted by the Parent or its Subsidiaries anywhere in the world.

        (dd) "Parent Employees" means the current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of Parent or any Subsidiary of Parent, excluding the Company Employees.

        (ee) "Parent Intellectual Property" means Parent Owned Intellectual Property and Parent Licensed Intellectual Property.

        (ff)  "Parent IP Agreements" means all (i) licenses of Intellectual Property to the Parent and its Subsidiaries, and (ii) licenses of Intellectual Property by the Parent or any of its Subsidiaries to third parties.

        (gg) "Parent Licensed Intellectual Property" means all Intellectual Property owned by third parties (including Company) and licensed to the Parent and any of its Subsidiaries pursuant to the Parent IP Agreements.

        (hh) "Parent Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, with all other changes, circumstances, events, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, or consolidated financial condition of Parent and its Subsidiaries taken as a whole, provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may, or would occur: any change, circumstance, event, effect or occurrence occurring after the date of this Agreement:

          (i)    generally affecting (A) the industry in which Parent and its Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

          (ii)   to the extent arising out of or resulting from (A) changes in Law or in generally accepted accounting principles or in accounting standards after the date of this Agreement or prospective changes in Law or in generally accepted accounting principles or in accounting standards, or any changes in general regulatory or political conditions, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any action taken by Parent or its Subsidiaries that is required by this Agreement or the failure by Parent or its Subsidiaries to take any action that is prohibited by this Agreement, (E) any change or prospective change in Parent's credit ratings, (F) any decline in the market price, or change in trading volume, of the capital stock of Parent (G) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (H) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (I) any matters which Company or any of its Affiliates has actual or constructive knowledge as of the date of this Agreement, (J) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Company or any of their respective Affiliates, or (K) any loss of, or change in, the relationship of Parent or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing (it being understood that the exceptions in clauses (E), (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Parent Material Adverse Effect);

          (iii)  provided, further, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Parent and its Subsidiaries operate, or does not arise out of the Company Material Adverse Effect; and

          (iv)  provided, further, that no reference to the Subsidiaries of the Parent in this definition shall include the Company or the Subsidiaries of the Company.

        (ii)   "Parent Option" means an option to purchase Parent Shares granted under the Parent Share Incentive Plan.

        (jj)   "Parent Owned Intellectual Property" means all Parent-Registered Intellectual Property and all material unregistered Intellectual Property, including any source code, owned by Parent or its Subsidiaries.

        (kk) "Parent Products" means all products made commercially available or otherwise distributed to third parties by the Parent, including, as applicable, any and all Parent Software so made available or distributed.

        (ll)   "Parent Related Party" means Parent, Merger Sub, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates.

        (mm)  "Parent Share Incentive Plan" means the Share Incentive Plan of Parent amended and restated on October 16, 2008.

        (nn) "Parent Software" means all Software owned by, under obligation of assignment to, or purported herein or in the Parent Disclosure Schedule to be owned by the Parent or any of its Subsidiaries.

        (oo) "Per ADS Merger Consideration" means the Per ADS Stock Consideration and the Per ADS Cash Consideration.

        (pp) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        (qq) "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or Parent or any of their respective Subsidiaries; (viii) Liens securing indebtedness or liabilities that are reflected in the forms, reports and documents required to be filed or furnished by the Company SEC Reports or the Parent SEC Reports filed or furnished prior to the date hereof; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business; and (xi) any other Liens that have been incurred or suffered in the ordinary course of business and that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

        (rr)  "PRC" means the People's Republic of China.

        (ss)  "Public Software" means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or under similar licensing or distribution models that (i) require the licensing or distribution of source code of such Software to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any such Software, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) require the licensing of any such Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, "Public Software" includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; (vi) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative in its Open Source Definition as set forth on www.opensource.org.

        (tt)  "Registered" means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Entities or Internet domain name registrar.

        (uu) "Software" means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

        (vv) "Stock Award Exchange Ratio" means the sum of the Exchange Ratio and the Cash Portion Exchange Ratio.

        (ww)  "Subsidiary" means, when used with reference to any Person, (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or (iii) of which such person controls through VIE Contracts. For the avoidance of doubt, Subsidiaries of Parent and the Company shall include VIEs and the Subsidiaries of VIEs.

        (xx) "Superior Proposal" means any bona fide written Acquisition Proposal involving the acquisition of 50 percent or more of the outstanding Company Shares not directly or indirectly beneficially owned by Parent, with respect to which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) the transaction described in such Acquisition Proposal would be more favorable to the holders of the Company Shares, from a financial point of view, than the Merger.

        (yy) "Termination Fee" means US$5,000,000.

        (zz) "US$" means the legal currency of the United States of America.

        (aaa)  "VIEs" means Shanghai Tian Zhuo Advertising Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd. and Shanghai Yi Xin E-Commerce Co., Ltd.

        (bbb)  "VIE Contracts" means the following agreements:

          (i)    Equity Pledge Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.

          (ii)   Exclusive Call Option Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.

          (iii)  Loan Agreement, dated April 1, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.

          (iv)  Loan Agreement, dated September 8, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.

          (v)   Amended and Restated Loan Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.

          (vi)  Loan Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Xin Zhou and Xudong Zhu.

          (vii) Loan Agreement, dated April 1, 2008, between Shanghai Tian Zhuo Advertising Co., Ltd. and Xin Zhou.

          (viii)  Loan Agreement, dated September 8, 2008, between Shanghai Tian Zhuo Advertising Co., Ltd. and Xin Zhou.

          (ix)  Shareholder Voting Rights Proxy Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.

          (x)   Consulting and Service Agreement, dated April 1, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Tian Zhuo Advertising Co., Ltd.

          (xi)  Exclusive Call Option Agreement dated, September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.

          (xii) Loan Agreement, dated September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Xudong Zhu and Jun Luo.

          (xiii)  Shareholder Voting Rights Proxy Agreement, dated September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.

          (xiv)  Equity Pledge Agreement, dated September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.

          (xv) Exclusive Technical Support Agreement, dated May 8, 2008, between Shanghai SINA Leju Information Technology Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.

          (xvi)  Exclusive Call Option Agreement dated, December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Shanghai Yi Xin E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma.

          (xvii)  Loan Agreement, dated September 20, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Zuyu Ding and Weijie Ma.

          (xviii)  Shareholder Voting Rights Proxy Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Shanghai Yi Xin E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma.

          (xix)  Equity Pledge Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Shanghai Yi Xin E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma.

          (xx) Exclusive Technical Support Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd. and Shanghai Yi Xin E-Commerce Co., Ltd.

          (ccc)  "VIE Controlling Entities" means Shanghai CRIC Information Technology Co., Ltd., Shanghai SINA Leju Information Technology Co., Ltd. and Shanghai Yi Yue Information Technology Co. Ltd.

        [signature page follows]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

E-House (China) Holdings Limited
By:	/s/ XIN ZHOU Name: Xin Zhou Title: Executive Chairman of the Board
CRIC (China) Holdings Limited
By:	/s/ XIN ZHOU for and on behalf of E-House (China) Holdings Limited in the capacity of sole director Name: Xin Zhou Title: Director
China Real Estate Information Corporation
By:	/s/ FAN BAO Name: Fan Bao Title: Director

Appendix 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [    •    ] 2012.

BETWEEN

(1)
CRIC (CHINA) HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands on 4 November 2011, with its registered office situate at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands ("Merger Sub"); and

(2)
CHINA REAL ESTATE INFORMATION CORPORATION, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 21 August 2008, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("CRIC" or "Surviving Corporation" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and CRIC have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated 28 December 2011 made between E-House (China) Holdings Limited, Merger Sub and CRIC, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.
The Constituent Companies to the Merger are CRIC (China) Holdings Limited and China Real Estate Information Corporation.

NAME OF THE SURVIVING CORPORATION

2.
The name of the Surviving Corporation shall be China Real Estate Information Corporation.

REGISTERED OFFICE

3.
The Surviving Corporation shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share all of which have been issued.

5.
Immediately prior to the Effective Date (as defined below) the authorised share capital of CRIC was US$50,000 divided into 250,000,000 ordinary shares of US$0.0002 par value per share of which [    •    ] ordinary shares had been issued fully paid.

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6.
The authorized share capital of the Surviving Corporation shall be US$[    •    ] divided into [    •    ] ordinary shares of US$[    •    ] par value per share.

7.
On the Effective Date (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)
Each ordinary share, par value US$0.0002 per share, of CRIC, other than (i) any Dissenters Shares (as defined in the Agreement); and (ii) Excluded Company Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)
Excluded Company Shares shall be cancelled for no consideration.

(c)
Dissenters Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenters Shares fail to exercise or withdraw their rights to dissent from the Merger section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.

(d)
Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Corporation.

8.
On the Effective Date, the ordinary shares of the Surviving Corporation shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares;

  in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Annex B to this Plan of Merger.

EFFECTIVE DATE

9.
The Merger shall take effect on [SPECIFY DATE] (the "Effective Date").

PROPERTY

10.
On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Annex B to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

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DIRECTORS OF THE SURVIVING CORPORATION

13.
The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[ • ]	[ • ]
[ • ]	[ • ]

SECURED CREDITORS

14.   (a)   Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

  (b)
  CRIC has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.
This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of CRIC (CHINA) HOLDINGS LIMITED:

[Name] Director

For and on behalf of CHINA REAL ESTATE INFORMATION CORPORATION:

[Name] Director

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ANNEX B: OPINION OF CREDIT SUISSE

Annex B

December 26, 2011

Special Committee of the Board of Directors
China Real Estate Information Corporation
No 383 Guangyan Road
Shanghai 200072
People's Republic of China

Members of Special Committee:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.0002 per share ("Company Shares"), and American Depositary Shares, each representing one Company Share ("Company ADSs"), of China Real Estate Information Corporation (the "Company"), other than E-House (China) Holdings Limited (the "Acquiror"), Xin Zhou, Neil Nanpeng Shen, Zuyu Ding, and their respective affiliates (collectively, the "Excluded Persons"), of the Consideration (as defined below) to be received by the holders of Company Shares and Company ADSs pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among the Company, the Acquiror and CRIC (China) Holdings Limited, a wholly owned subsidiary of the Acquiror ("Merger Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror; each outstanding Company Share, other than (a) Company Shares (i) beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Acquiror, Merger Sub, or any direct or indirect wholly owned subsidiaries of the Company, (ii) issued by JPMorgan Chase Bank, N.A. and reserved for future grants under the 2008 Share Incentive Plan of the Company, or (iii) repurchased and held by the Company in treasury either in the form of Company Shares or Company ADSs and (b) any Dissenters Shares (as that term is defined in the Merger Agreement), shall be cancelled in exchange for the right to receive 0.6 ordinary shares, par value $0.001 per share ("Acquiror Shares"), of the Acquiror (the "Per Share Stock Consideration") and US$1.75 without interest (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Per Share Merger Consideration"); and each outstanding Company ADS shall be cancelled in exchange for the right to receive 0.6 American Depositary Shares of Acquiror (the "Acquiror ADSs"), each Acquiror ADS representing one Acquiror Share (the "Per ADS Stock Consideration" and, together with the Per Share Stock Consideration, the "Stock Consideration") and US$1.75 without interest (the "Per ADS Cash Consideration" and, together with the Per Share Cash Consideration, the "Cash Consideration") (the Cash Consideration together with the Stock Consideration, the "Consideration").

In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated December 15, 2011 and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that you have directed us to use in our analyses, the managements of the Company and the Acquiror have advised us, and we have assumed with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have also assumed, with your consent, that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses, other than the Cash Consideration. With respect to the Cash Consideration, we have been advised that the executed Merger Agreement will reflect, and at your direction we have assumed for purposes of our opinion, Per Share Cash Consideration of US$1.75 per Company Share and Per ADS Cash Consideration of US$1.75 per Company ADS. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that each Company ADS is convertible into, and equivalent for purposes of our analysis to, one Company Share and each Acquiror ADS is convertible into, and equivalent for purposes of our analysis to, one Acquiror Share.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Shares and Company ADSs, other than the Excluded Persons, of the Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market, currency exchange rates and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market, currency exchange rates and other conditions, which are currently subject to heightened volatility and which, if different than assumed, could have a material impact on our analyses. We are not expressing any opinion as to what the value of Acquiror Shares or Acquiror ADSs actually will be when issued to the holders of Company Shares and Company ADSs pursuant to the Merger or the prices at which Acquiror Shares or Acquiror ADSs will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Special Committee in connection with the Merger and became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company and its affiliates for which we and our affiliates have received and would expect to receive compensation, including having acted as an underwriter in the Company's initial public offering in 2009. We and our affiliates also have in the past provided investment banking and other financial services to the Acquiror and its affiliates, including having acted as financial advisor to the Acquiror in its acquisition of a 66% stake in China Online Housing Technology from SINA Corporation in 2009 and as underwriter in the Acquiror's initial public offering in 2007 and follow-on equity offering in 2008. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Shares and Company ADSs is fair, from a financial point of view, to such holders of Company Shares and Company ADSs, other than the Excluded Persons.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ ETHAN ZWEIG Name: Ethan Zweig Title: Managing Director

ANNEX C: SECTION 238 OF THE CAYMAN COMPANIES LAW

Annex C

Cayman Companies Law Cap. 22

(Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.